                                                              EXHIBIT 99.T3E.1

                              [EAGLE-PICHER LOGO]

To Parties in Interest:

         We are transmitting to you with this letter the Debtors' Joint Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code with Respect to the Third Amended Consolidated Plan of Reorganization, dated August 28, 1996 (the "Disclosure Statement"), of Eagle-Picher Industries, Inc. and certain of its affiliates (collectively, the "Debtors"). The Disclosure Statement describes the provisions of the Third Amended Consolidated Plan of Reorganization under Chapter 11 for the Debtors (the "Plan"), which has been proposed jointly by the Debtors, the Official Injury Claimants' Committee (the "Injury Claimants' Committee") and the Legal Representative for Future Personal Injury Claimants (the "Future Claimants' Representative") (collectively, the "Plan Proponents"). The Disclosure Statement has been approved for dissemination to parties in interest. You should read the Disclosure Statement carefully. A summary of the distributions that will be made under the Plan is included in Sections II and V.A of the Disclosure Statement. If you are entitled to vote on the Plan, a ballot is enclosed for you. WE URGE YOU TO VOTE TO ACCEPT THE PLAN.

         THE PLAN PROPONENTS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF ALL CREDITORS AND WILL ALLOW THE DEBTORS TO EMERGE FROM CHAPTER 11 AS VIABLE ONGOING BUSINESS ENTERPRISES. THE PLAN HAS THE SUPPORT OF THE INJURY CLAIMANTS' COMMITTEE AND THE FUTURE CLAIMANTS' REPRESENTATIVE, WHICH COLLECTIVELY REPRESENT ALL OF THE HOLDERS OF PRESENT AND FUTURE ASBESTOS-RELATED AND LEAD-RELATED PERSONAL INJURY CLAIMS AGAINST THE DEBTORS.

         AS A RESULT OF A SETTLEMENT REACHED BETWEEN THE PLAN PROPONENTS AND THE OFFICIAL UNSECURED CREDITORS' COMMITTEE, THE OFFICIAL UNSECURED CREDITORS' COMMITTEE ALSO SUPPORTS THE PLAN.

         The Plan is attached to the Disclosure Statement as Exhibit "A." In order for a class to accept the Plan, the holders of at least two-thirds in dollar amount and more than one-half in number of claims voting must accept the Plan. Moreover, the Plan requires that at least 75% of the holders of asbestos-related and lead-related personal injury claims who vote on the Plan vote in favor of the Plan. Your acceptance will facilitate and expedite the emergence of the Debtors from chapter 11.

         If you did not receive a ballot with the Disclosure Statement, please see the summary of who may not vote on the Plan, on page of the Disclosure Statement. STOCKHOLDERS ARE NOT ENTITLED TO VOTE ON THE PLAN AND ARE NOT RECEIVING BALLOTS. If you believe that you are entitled to vote on the Plan, but did not receive a ballot, received a damaged ballot, lost your ballot, or if you have any other questions about the Plan or this Disclosure Statement, please call Hill and Knowlton, Inc. at (212) 885-0555.

         Please note that BALLOTS MUST BE RECEIVED NO LATER THAN 5:00 P.M., CINCINNATI, OHIO, TIME, ON NOVEMBER 4, 1996. If you are entitled to vote on the Plan, a ballot and return envelope are enclosed for your convenience. IT IS OF THE UTMOST IMPORTANCE TO THE DEBTORS, THE INJURY CLAIMANTS' COMMITTEE, THE

FUTURE CLAIMANTS' REPRESENTATIVE, AND THE OFFICIAL UNSECURED CREDITORS' COMMITTEE THAT YOU VOTE PROMPTLY TO ACCEPT THE PLAN.


                              Sincerely,


                              /s/ Thomas E. Petry
                              --------------------------------------
                              Thomas E. Petry
                              Chairman of the Board of Directors and Chief
                              Executive Officer of Eagle-Picher Industries, Inc.


                              /s/ James J.G. McMonagle
                              --------------------------------------
                              James J.G. McMonagle
                              Future Claimants' Representative


                              /s/ Robert E. Sweeney
                              --------------------------------------
                              Robert E. Sweeney
                              Chairperson of the Injury Claimants' Committee


                              /s/ Edward F. Crawford
                              --------------------------------------
                              Edward F. Crawford
                              Chairperson of the Official Unsecured Creditors' Committee

                  THE OFFICIAL UNSECURED CREDITORS' COMMITTEE
                    OF EAGLE-PICHER INDUSTRIES, INC. ET AL.

                                August 28, 1996

To:    The General Unsecured Creditors
       of Eagle-Picher Industries, Inc.
       and affiliated Chapter 11 Debtors

            Re: The Eagle-Picher Third Amended Consolidated Plan of Reorganization

Dear Creditor:

            I am writing this letter to you in my capacity as Chairman of the Official Unsecured Creditors' Committee (the "Committee") of Eagle-Picher Industries, Inc. and its affiliated debtors in Consolidated Bankruptcy Case No. 1-91-00100 pending in the United States Bankruptcy Court for the Southern District of Ohio, Western Division (the "Bankruptcy Court").

            At the beginning of the Eagle-Picher Chapter 11 cases, the Committee was appointed to represent the interests of general unsecured creditors. A separate committee was appointed to represent the interests of creditors asserting claims for personal injury or property damage allegedly caused by asbestos-containing and related products produced by Eagle-Picher (the "Asbestos Creditors' Committee"). During the Eagle-Picher Chapter 11 cases, the Committee has retained legal and financial advisors and has taken an active role in seeking to maximize the recovery for general unsecured creditors of Eagle-Picher.

            The Eagle-Picher Chapter 11 cases have now reached the culminating phase of the bankruptcy reorganization process: the consideration of a proposed plan of reorganization for the debtors. This letter accompanies materials pertaining to the Eagle-Picher Third Amended Consolidated Plan of
Reorganization (the "Eagle-Picher Plan"). Included in these materials are the Eagle-Picher Plan and the Disclosure Statement prepared by Eagle-Picher. The Disclosure Statement summarizes the Eagle-Picher Plan and the treatment your claim will receive, as well as providing background information on Eagle-Picher and the Chapter 11 case. These are important documents, intended to assist you in reaching a decision on how you will vote on the Eagle-Picher Plan. You should consider them carefully in reaching your conclusion.

            The Eagle-Picher Plan involves distributions of cash, debt securities and equity securities in satisfaction of the various categories of claims. The precise amounts and value of the consideration to be received will be affected by the aggregate amount of general unsecured claims allowed and by the subjective valuation of non-cash distributions. With respect to the value of the debt securities to be provided to holders of general unsecured claims, the Eagle-Picher Plan provides that the terms of the debt securities are to be established in order to have the value of such securities equal their face amount. Based on the information available to it, the Committee estimates that allowed general unsecured claims will receive cash and securities

General Unsecured Creditors
August 28, 1996
Page 2

having a value of approximately 33% of their respective allowed claims. This amount compares to a projected distribution of approximately 27% under the previous version of the Eagle-Picher plan.

        Probably the most significant single feature in the Eagle-Picher Plan is the valuation of present and future asbestos claims. This valuation determines the proportionate share of plan value to be received by all general unsecured creditors. The valuation of aggregate asbestos claims incorporated in the Eagle-Picher Plan is $2 billion.

        While the $2 billion total valuation of asbestos claims is an extremely large amount, it represents only a fraction of the amount initially sought by representatives of the asbestos creditors. The ultimate number arrived at is a product of negotiations among Eagle-Picher, the Committee and the Asbestos Creditors' Committee. Initial negotiations between Eagle-Picher and the Asbestos Creditors' Committee resulted in a proposed value of $1.5 billion. This amount was rejected by the Committee, resulting an a lengthy valuation trial before the Bankruptcy Court. Although the Committee's experts presented evidence to support a valuation less than $1.5 billion, the Bankruptcy Court ultimately accepted higher values presented by experts for Eagle-Picher and the Asbestos Creditors' Committee. As a result, the Bankruptcy Court's ruling found the total value of asbestos claims to be slightly more than $2.5 billion. The Committee appealed that decision, an appeal which is pending in the United States District Court.

        During the pendency of the Committee's appeal, settlement discussions have resulted in the proposed $2 billion valuation reflected in the Eagle-Picher Plan. AFTER LENGTHY AND THOROUGH DISCUSSION, THE COMMITTEE HAS DECIDED TO RECOMMEND TO GENERAL UNSECURED CREDITORS THAT YOU VOTE TO ACCEPT THE EAGLE-PICHER PLAN IN THE FORM CURRENTLY PRESENTED FOR YOUR APPROVAL.

        This conclusion is a function of two primary factors. First, although the views of the Committee's experts continue to support an aggregate asbestos claim value less than the $2 billion value in the Eagle-Picher Plan, these views were not accepted by the Bankruptcy Court, as the initial forum where such value was determined. To pursue a value of less than $2.5 billion, the Committee would have to overcome legal presumptions in favor of the Bankruptcy Court's factual findings. There is no assurance that such appellate efforts by the Committee would be successful.

        Second, even if the Committee was successful in reversing the valuation decision made by the Bankruptcy Court, the outcome of such a success is almost surely to be further appeals and other litigation by the Asbestos Creditors' Committee. Whatever the final result, such litigation would further extend a bankruptcy case which has already lasted more than five years. Such delays would likely reduce the real value of whatever distributions are ultimately made to general unsecured creditors.

        IT IS THE INTENTION OF EACH OFFICIAL MEMBER OF THE COMMITTEE (OTHER THAN THE BAUPOST GROUP) WHICH IS ELIGIBLE TO VOTE ON THE EAGLE-PICHER PLAN TO VOTE THEIR RESPECTIVE CLAIMS FOR ACCEPTANCE OF THE EAGLE-PICHER PLAN. IT IS ALSO THE INTENTION OF THE COMMITTEE, SUBJECT TO ITS FIDUCIARY DUTIES TO GENERAL UNSECURED CREDITORS, TO SUPPORT CONFIRMATION OF THE EAGLE-PICHER PLAN AND, FOLLOWING CONFIRMATION OF THE EAGLE-PICHER PLAN, TO DISMISS THE VALUATION APPEALS WHICH ARE CURRENTLY PENDING.

General Unsecured Creditors
August 28, 1996
Page  3


            Although the Committee believes in the factual and legal positions taken in its pending appeal, the compromise reflected in the Eagle-Picher Plan represents a settlement outcome which the Committee has concluded is a reasonable result for general unsecured creditors. It avoids the risk of further litigation and the considerable time and expense that such further proceedings would entail. If you have any questions regarding the Committee's recommendations, please address you inquiry to the Committee's legal counsel:
Squire, Sanders & Dempsey, 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114. Attention: Carolyn J. Buller.


                                Sincerely yours,



                                /s/ EDWARD F. CRAWFORD
                                ----------------------
                                    Edward F. Crawford
                                    Chairman of the Committee

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                       )   Consolidated Case No. 1-91-00100
                                            )
                                            )
EAGLE-PICHER INDUSTRIES,                    )   Chapter 11
INC., et al.,                               )
                                            )   JUDGE PERLMAN
                     Debtors.               )
                                            )
                                   )
-----------------------------------

                  DEBTORS' JOINT DISCLOSURE STATEMENT PURSUANT
               TO SECTION 1125 OF THE BANKRUPTCY CODE WITH RESPECT
              TO THIRD AMENDED CONSOLIDATED PLAN OF REORGANIZATION


Dated:  August 28, 1996          WEIL, GOTSHAL & MANGES LLP
                                 Co-Attorneys for Eagle-Picher Industries, Inc., et al.
                                 Chapter 11 Debtors in Possession
                                 767 Fifth Avenue
                                 New York, New York 10153
                                 (212) 310-8000

                                           and

                                 FROST & JACOBS
                                 Co-Attorneys for Eagle-Picher Industries, Inc., et al.
                                 Chapter 11 Debtors in Possession
                                 2500 PNC Center
                                 201 East Fifth Street
                                 Cincinnati, Ohio 45202-4182
                                 (513) 651-6800

                                TABLE OF CONTENTS

I.  INTRODUCTION.................................................................................... 1

II.  OVERVIEW OF THE PLAN........................................................................... 6

III.  GENERAL INFORMATION...........................................................................13
           A.        Description and History of Business............................................13
           B.        Description of Business Segments...............................................13
                     1.        The Industrial Group.................................................13
                     2.        The Machinery Group..................................................13
                     3.        The Automotive Group.................................................14
           C.        General Business Conditions....................................................14
           D.        Events Leading to the Commencement of the Chapter 11 Cases.....................15

IV.  THE CHAPTER 11 CASES...........................................................................18
           A.        The Debtors' Attorneys and Advisers............................................18
           B.        Committees.....................................................................19
                     1.        Unsecured Creditors' Committee.......................................19
                     2.        Injury Claimants' Committee..........................................20
                     3.        Equity Committee.....................................................21
                     4.        Future Claimants' Representative.....................................22
                     5.        Coordination Between the Debtors, the Committees and the Future
                               Claimants' Representative............................................23
           C.        Significant Events During the Chapter 11 Cases.................................23
                     1.        Employee Related Matters.............................................23
                     2.        Vendor and Customer Issues...........................................23
                     3.        DIP Credit Facility..................................................24
                     4.        The Bar Dates........................................................25
                     5.        The Debtors' Exclusive Right to File and Confirm a Plan..............26
                     6.        Sale of EDI, Inc. Assets.............................................27
                     7.        Multidistrict Litigation.............................................27
                     8.        Insurance Coverage Issues............................................28
                     9.        Mediation............................................................31
                     10.       The Agreement in Principle and the Original Plan.....................31
                     11.       The Offsite Negotiations.............................................31
                     12.       The Estimation Proceedings...........................................32
                     13.       Resolution of Other Significant Claims...............................33
                               a.         Lead-Related Property Damage Claims.......................33
                               b.         Lead Personal Injury Claims...............................34
                               c.         Asbestos Related Property Damage Claims...................35
                               d.         The American Imaging Litigation...........................37
                               e.         The Gates Energy Products Litigation......................38
                               f.         The Blue Dove Litigation..................................39
                               g.         Environmental Claims......................................39
                               h.         Asbestos-Related Contribution Claims......................43
                               i.         IBM Credit Corporation Adversary Proceeding...............43
                               j.         The U.S. Department of Justice Claim......................44
                               k.         A.D. Weiss/St. Ives Claims Objection......................45

                               l.         Controlled Power Company Claims............................. 45
                               m.         Tallman Pools Claims........................................ 46
                     14.       Trading in Eagle-Picher's Existing Common Stock........................ 46
                     15.       The Unsecured Creditors' Committee's Objections to Certain
                               Asbestos Personal Injury Claims........................................ 47
                     16.       The 2004 Motions....................................................... 47
                     17.       The Unsecured Creditors' Committee's Data Gathering
                               Motion................................................................. 48
                     18.       The Hillsdale Substantive Consolidation Proceeding..................... 48
                     19.       The Restructuring of Eagle-Picher's European Operations................ 48

V.  THE PLAN OF REORGANIZATION........................................................................ 50
           A.        Classification and Treatment of Claims and Equity Interests...................... 50
                     1.        Administrative Expenses................................................ 50
                     2.        Tax Claims............................................................. 52
                     3.        Class 1:   Priority Claims............................................. 52
                     4.        Class 2:   Amplicon Lease Secured Claim................................ 53
                     5.        Class 3:   Connecticut Mutual Note Secured Claim....................... 54
                     6.        Class 4:   Designated Real Property Tax Claim.......................... 54
                     7.        Class 5:   First Fidelity Lease Secured Claim.......................... 55
                     8.        Class 6:   Fleet Credit Secured Claim.................................. 55
                     9.        Class 7:   GE Capital Secured Claim.................................... 56
                     10.       Class 8:   Grove IRB Claim............................................. 56
                     11.       Class 9:   IBM Credit Corporation Secured Claim........................ 56
                     12.       Class 10:  Inter-Market Note Secured Claim............................. 57
                     13.       Class 11:  Leesburg Secured Claim...................................... 58
                     14.       Class 12:  Northwestern Group Secured Claims........................... 58
                     15.       Class 13:  Vale EDBs Claims............................................ 59
                     16.       Class 14:  Other Secured Claims........................................ 59
                     17.       Class 15:  Convenience Claims.......................................... 59
                     18.       Class 16:  Asbestos Property Damage Claims............................. 60
                               a.     Effect of Acceptance of the Plan by Class 16.................... 61
                               b.     Effect of Rejection of the Plan by Class 16..................... 61
                               c.     Voting on Plan by Holders of Asbestos Property
                                      Damage Claims................................................... 62
                     19.       Class 17:  Asbestos Personal Injury Claims and Lead
                                          Personal Injury Claims...................................... 62
                     20.       Class 18:  Other Product Liability Tort Claims......................... 64
                     21.       Class 19:  Environmental Claims........................................ 64
                     22.       Class 20:  Unsecured Claims other than Convenience
                                          Claims and the Specified Treatment Claims................... 65
                     23.       Class 21:  Specified Treatment Claims.................................. 67
                     24.       Class 22:  Affiliate Claims and Interests.............................. 68
                     25.       Class 23:  Penalty Claims.............................................. 68
                     26.       Class 24:  Equity Interests............................................ 68
           B.        Conditions to Confirmation....................................................... 69
           C.        Conditions Precedent to the Effective Date under the Plan........................ 71
           D.        Description of the Plan Consideration............................................ 72
           E.        Executory Contracts and Unexpired Leases......................................... 74

           F.        Fractional Shares or Other Distributions......................................... 75
           G.        Provisions for Treatment of Disputed Claims...................................... 75
           H.        Amendment and Restatement of the Debtors' Articles of Incorporation
                     and Code of Regulations.......................................................... 76
           I.        Discharge of the Debtors and the Asbestos and Lead PI Permanent
                     Channeling Injunction............................................................ 76
           J.        Amendment of the Plan............................................................ 78
           K.        Revocation of the Plan........................................................... 79
           L.        Indemnification.................................................................. 79
           M.        Vesting of Rights of Action...................................................... 79
           N.        Dissolution of the Committees.................................................... 80
           O.        Exculpation...................................................................... 80
           P.        Supplemental Documents........................................................... 80

VI.  THE PI TRUST..................................................................................... 81
           A.        General Description of the PI Trust.............................................. 81
                     1.        Purposes of the PI Trust............................................... 81
                     2.        The Trustees........................................................... 81
                     3.        The Trustees' Advisory Committee....................................... 82
                     4.        Transfer of Certain Property to the PI Trust........................... 83
                     5.        Ownership and Transfer of New Eagle-Picher Common Stock
                               by the PI Trust........................................................ 84
                     6.        PI Trust Termination Provisions........................................ 84
                     7.        Ability to Amend PI Trust Documents.................................... 85
           B.        Asbestos Personal Injury Claims Resolution Procedures............................ 85
                     1.        Payment Percentage..................................................... 85
                     2.        Claims Materials, Claims Evaluation, and Payment Procedures............ 86
                               a.         Prepetition Liquidated Claims............................... 86
                               b.         Discounted Election Claims.................................. 87
                               c.         Individually Reviewed Claims................................ 87
                               d.         Other Settlement Options.................................... 88
                     3.        Alternative Procedures................................................. 88
                               a.         Binding or Non-Binding Arbitration Procedures............... 88
                               b.         Trial....................................................... 89
           C.        Separate Reserve for Future Claims............................................... 89
           D.        Lead Personal Injury Claims...................................................... 89
           E.        Co-Defendants' Procedures........................................................ 90

VII.  THE ASBESTOS PD TRUST........................................................................... 91
           A.        The Purposes of the Asbestos PD Trust............................................ 91
           B.        The Trustees..................................................................... 91
           C.        Transfer of Certain Property to the Asbestos PD Trust............................ 91
           D.        Claims Resolution Procedures..................................................... 92
           E.        Asbestos PD Trust Termination Provisions......................................... 92

VIII.  CONFIRMATION AND CONSUMMATION PROCEDURE........................................................ 93
           A.        Solicitation of Votes............................................................ 93
           B.        The Confirmation Hearing......................................................... 95
           C.        Confirmation..................................................................... 96

                     1.        Acceptance............................................................. 96
                     2.        Unfair Discrimination and Fair and Equitable Tests..................... 96
                     3.        Feasibility............................................................ 97
                     4.        Best Interests Test.................................................... 98
           D.        Consummation..................................................................... 99

IX.  MANAGEMENT OF THE REORGANIZED DEBTORS............................................................100
           A.        Board of Directors and Management................................................100
                     1.        Composition of the Board of Directors..................................100
                     2.        Identity of Officers...................................................102
           B.        Compensation of Executive Officers...............................................103
           C.        Incentive Compensation Plans.....................................................103
           D.        Continuation of Existing Severance Plans.........................................103
           E.        Management Contracts.............................................................104

X.  EXEMPTIONS FROM SECURITIES ACT REGISTRATION.......................................................107

XI.  REORGANIZATION VALUE.............................................................................110

XII.  RESTRICTIONS ON TRANSFERS OF CORPORATE SECURITIES AND
           CERTAIN CLAIMS.............................................................................112
           A.        Restrictions on Corporate Securities.............................................112
                     1.        Charter Restrictions...................................................112
                     2.        Certain Transfers Void.................................................112
                     3.        Recovery of Prohibited Transfers.......................................112
                     4.        Treatment of Prohibited Transfers......................................113
                     5.        Proceeds of Sale of Prohibited Securities..............................113
                     6.        Legended Certificates..................................................113
                     7.        Necessity of Restrictions..............................................113
           B.        Restrictions on Trading of Asbestos Personal Injury Claims, Lead
                     Personal Injury Claims...........................................................114

XIII.  CERTAIN RISK FACTORS TO BE CONSIDERED..........................................................115
           A.        Overall Risks to Recovery by Holders of Claims...................................115
                     1.        Ability to Refinance Certain Indebtedness..............................115
                     2.        Ownership by the PI Trust..............................................115
                     3.        Dividend Policies......................................................115
                     4.        Projected Financial Information........................................116
                     5.        Value of Consideration to Be Distributed under the Plan................116
                     6.        Value of Asbestos Property Damage Claims...............................116
           B.        The Asbestos and Lead PI Permanent Channeling Injunction.........................116
           C.        Other Product Liability Tort Claims..............................................117

XIV.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.............................................118
           A.        Consequences to Holders of Claims and Equity Interests...........................118
                     1.        Realization and Recognition of Gain or Loss in General.................118
                     2.        Holders of Allowed Priority Claims (Class 1)...........................119
                     3.        Holders of Secured Claims (Classes 2, 3 and 5 through 14,
                               Inclusive).............................................................119

                               a.         Secured Claims that Will Be Reinstated or Paid in Full......119
                               b.         Secured Claims that Will Be Satisfied by Cash, Notes,
                                          or the Surrender of Collateral..............................120
                     4.        Asbestos Personal Injury Claims and Lead Personal Injury
                               Claims (Class 17)......................................................121
                     5.        Asbestos Property Damage Claims and Other Product Liability
                               Tort Claims (Classes 16 and 18)........................................121
                     6.        Unsecured Claims (Classes 15, 20, and 21)..............................121
                     7.        Equity Interests (Class 24)............................................122
                     8.        Allocation of Consideration to Interest................................122
                     9.        Market Discount........................................................122
           B.        Information Reporting and Backup Withholding.....................................123
           C.        Consequences to Debtors..........................................................123
                     1.        Discharge-of-Indebtedness Income Generally.............................123
                     2.        Attribute Reduction....................................................123
                     3.        Stock-for-Debt Exception...............................................124
                     4.        Deduction of Amounts Transferred to Satisfy Claims.....................125
                               a.         Cash and New Eagle-Picher Common Stock......................125
                               b.         Divestiture Notes, Senior Unsecured Sinking Fund
                                          Debentures, and Tax Refund Notes............................125
                     5.        Utilization of Net Operating Loss Carryovers...........................126
                     6.        Consolidated Return Items..............................................127
                     7.        Alternative Minimum Tax................................................127
           D.        Taxation of the PI Trust and the Asbestos PD Trust...............................127

XV.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE
           PLAN.......................................................................................128
           A.        Liquidation under Chapter 7......................................................128
           B.        Alternative Plan of Reorganization...............................................128

XVI.  CONCLUSION AND RECOMMENDATION...................................................................129

INDEX OF PERTINENT DEFINITIONS..........................................................................I

EXHIBIT A:           Third Amended Consolidated Plan of Reorganization

EXHIBIT B:           Order of the Bankruptcy Court, dated August 28, 1996, approving this
                     Disclosure

EXHIBIT C:           Financial Appendix

EXHIBIT D:           Ballot Tabulation and Solicitation Procedures, as approved by the order of the Bankruptcy Court, dated July 23, 1996

EXHIBIT E:           The Debtors' Liquidation Analysis

EXHIBIT F:           The Debtors' Subsidiaries and Divisions

EXHIBIT G:           The Directors and Officers of the Debtors (other than Eagle-Picher)

                                 I. INTRODUCTION


         Eagle-Picher Industries, Inc. ("Eagle-Picher"), Daisy Parts, Inc., Transicoil Inc. ("Transicoil"), Michigan Automotive Research Corporation ("MARCO"), EDI, Inc., Eagle-Picher Minerals, Inc. ("Minerals"), and Hillsdale Tool & Manufacturing Co. ("Hillsdale") (collectively, the "Debtors") submit this Joint Disclosure Statement pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code"), to the holders of Claims (each, a "Claimant" and all or some of them, "Claimants") and holders of the common stock of Eagle-Picher (collectively, the "Stockholders") in connection with (i) the solicitation of acceptances or rejections of the Third Amended Consolidated Plan of Reorganization proposed by the Debtors, the Injury Claimants' Committee (as defined on page hereof), and the Future Claimants' Representative (as defined on page hereof) (the Debtors, the Injury Claimants' Committee, and the Future Claimants' Representative being collectively referred to herein as the "Plan Proponents"), dated August 28, 1996 (the "Plan"), and filed by the Plan Proponents with the United States Bankruptcy Court for the Southern District of Ohio, Western Division (the "Bankruptcy Court") and (ii) the hearing on confirmation of the Plan (the "Confirmation Hearing") scheduled for November 13, 1996. Unless otherwise defined herein, all capitalized terms contained in this Disclosure Statement shall have the meanings ascribed to them in the Plan.

                     Attached as Exhibits to this Disclosure Statement are the following documents:

                     The Plan (Exhibit "A").

                     Order of the Bankruptcy Court, dated August 28, 1996, approving this Disclosure Statement (Exhibit "B").

                     Financial Appendix (Exhibit "C").

                     Ballot Tabulation and Solicitation Procedures, as approved by the order of the Bankruptcy Court, dated July 23, 1996 (the "Voting Procedures") (Exhibit "D").

                     The Debtors' Liquidation Analysis (Exhibit "E").

                     The Debtors' Subsidiaries and Divisions (Exhibit "F").

                     The Directors and Officers of the Debtors (other than Eagle-Picher) (Exhibit "G").

In addition, the Ballot for acceptance or rejection of the Plan is enclosed with this Disclosure Statement if you are entitled to vote to accept or reject the Plan.

         PLEASE BE ADVISED THAT ALL EXHIBITS TO THE PLAN WILL BE CONTAINED IN A SEPARATE EXHIBIT VOLUME, WHICH WILL BE FILED WITH THE CLERK OF THE BANKRUPTCY COURT NOT LESS THAN TWENTY (20) DAYS PRIOR TO THE HEARING ON CONFIRMATION OF THE PLAN. SUCH EXHIBITS MAY BE INSPECTED IN THE OFFICE OF THE CLERK OF THE BANKRUPTCY COURT DURING NORMAL COURT HOURS. CLAIMANTS AND STOCKHOLDERS MAY OBTAIN A COPY

OF THE EXHIBITS, ONCE FILED, UPON WRITTEN REQUEST AT THE FOLLOWING
ADDRESS:

         Eagle-Picher Industries, Inc.
         P.O. Box 1847
         Cincinnati, Ohio  45201

         On August 28, 1996, after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient detail, adequate to enable hypothetical, reasonable investors typical of the Claimants to make an informed judgment as to whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR THE MERITS OF THE PLAN.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         On July 23, 1996, after notice and a hearing, the Bankruptcy Court entered an order approving the Voting Procedures, which, inter alia, (i) designate which Claimants are entitled to vote on the Plan and (ii) establish other procedures governing the solicitation and tabulation of Ballots. A copy of the Voting Procedures is attached to this Disclosure Statement as Exhibit "D."

         Each Claimant entitled to vote to accept or reject the Plan should read this Disclosure Statement and the Plan in their entirety before voting on the Plan.

         Pursuant to the provisions of the Bankruptcy Code, only classes of claims or equity interests that are "impaired" are entitled to vote to accept or reject the Plan. The claims in each of Classes 3, 4, 10, 12, 16, 17, 18, 19, 20, and 21 of the Plan (see Section V.A, entitled, "THE PLAN OF REORGANIZATION - Classification and Treatment of Claims and Equity Interests" for a description of these classes) are impaired, and Claimants in such classes who, pursuant to the Voting Procedures, are entitled to vote on the Plan may do so by completing and mailing the enclosed Ballot to the address set forth on the Ballot so that it is received by 5:00 p.m. Cincinnati, Ohio, time on November 4, 1996 (the "Voting Deadline"). BENEFICIAL OWNERS OF DEBT SECURITIES OF THE DEBTORS THAT ARE REGISTERED EITHER FULLY OR AS TO PRINCIPAL ONLY, BUT NOT REGISTERED TO "BEARER" ("REGISTERED DEBT SECURITIES") WHO HOLD SUCH SECURITIES THROUGH NOMINEES SHOULD RETURN THEIR INDIVIDUAL BALLOTS TO THEIR NOMINEES IN SUFFICIENT TIME TO ALLOW THEIR NOMINEES TO COMPLETE AND RETURN A MASTER BALLOT PRIOR TO THE VOTING DEADLINE UNLESS SUCH BENEFICIAL OWNERS RECEIVE "PREVALIDATED" BALLOTS. "PREVALIDATED" BALLOTS MAY BE SENT DIRECTLY TO THE ADDRESS SET FORTH ON THE BALLOT. See the Voting Procedures, a copy of which is annexed hereto as Exhibit "D," and Section VIII.A, entitled, "CONFIRMATION AND CONSUMMATION PROCEDURE - Solicitation of Votes," for a more detailed description of the voting procedures.

         If you did not receive a Ballot, it is because the Plan Proponents believe that, in accordance with the Voting Procedures, you are not entitled to vote on the Plan.

================================================================================
The following are NOT entitled to vote on the Plan and, therefore, have not received Ballots with this Disclosure Statement:

         -     ADMINISTRATIVE EXPENSE CLAIMANTS

         -     HOLDERS OF TAX CLAIMS

         - HOLDERS OF UNIMPAIRED CLAIMS: the Amplicon Lease Secured Claim, the First Fidelity Lease Secured Claim, the Fleet Credit Secured Claim, the GE Capital Secured Claim, the Grove IRB Secured Claim, the IBM Credit Corporation Secured Claim, the Leesburg Secured Claim, the Vale EDBs Claims, Other Secured Claims, Convenience Claims, and the Affiliate Claims and Interests

         -     HOLDERS OF PENALTY CLAIMS

         -     STOCKHOLDERS

         -     CLAIMANTS WHOSE CLAIMS HAVE BEEN FULLY DISALLOWED

         - CLAIMANTS WHOSE CLAIMS ARE THE SUBJECT OF PENDING OBJECTIONS AND HAVE NOT BEEN ALLOWED FOR VOTING PURPOSES

================================================================================

If you are not listed above and you did not receive a Ballot, received a damaged Ballot, or lost your Ballot, please call Hill and Knowlton, Inc. at (212) 885-0555.

         If you are not entitled to vote solely because your Claim is the subject of a pending objection, you may apply to the Bankruptcy Court for an order allowing your Claim for voting purposes only.

         The Claims in Class 23 (Penalty Claims) and the Equity Interests in Class 24 of the Plan are impaired, but, under the Bankruptcy Code, are deemed to have rejected the Plan because they are not receiving or retaining any property under the Plan. Therefore, holders of Penalty Claims and Stockholders are not receiving Ballots with this Disclosure Statement.

         The Bankruptcy Code defines "acceptance" of a plan by a class of claimants as acceptance by holders of two-thirds in dollar amount and more than one-half in number of the claims of that class that cast ballots for acceptance or rejection of the plan. The Debtors are seeking acceptance of the Plan by Claimants in Classes 3, 4, 10, 12, 16, 17, 18, 19, 20, and 21. For a complete description of the requirements for acceptance of the Plan, see Section VIII, entitled, "CONFIRMATION AND CONSUMMATION PROCEDURE." Moreover, the Plan requires that at least 75% of the holders of Asbestos Personal Injury Claims and Lead Personal Injury Claims who vote on the Plan vote to accept the Plan.

         Because the holders of Claims in Class 23 and the Stockholders in Class 24 are deemed to have rejected the Plan, the Plan Proponents intend to request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code. Section 1129(b) permits the confirmation of the Plan notwithstanding the nonacceptance of the Plan by one or more impaired classes of claims or interests. Under that section, the Plan may be confirmed by the Bankruptcy Court if it does not

"discriminate unfairly" and is "fair and equitable" with respect to the nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section VIII.C, entitled, "CONFIRMATION AND CONSUMMATION PROCEDURE - Confirmation."

         The record date for determining which holders of Registered Debt Securities in impaired classes under the Plan are entitled to vote on the Plan is September 5, 1996. With respect to debt securities of the Debtors that are not Registered Debt Securities or are registered to "bearer" ("Bearer Debt Securities"), the Ballot should be cast by the holder of such Bearer Debt Securities as of the Voting Deadline. THE TRUSTEES FOR THE REGISTERED DEBT SECURITIES AND THE BEARER DEBT SECURITIES ARE NOT ENTITLED TO VOTE ON BEHALF OF THE HOLDERS OF SUCH SECURITIES, AND, CONSEQUENTLY, SUCH HOLDERS MUST SUBMIT THEIR OWN BALLOTS. Please see the Voting Procedures, a copy of which is annexed to this Disclosure Statement as Exhibit "D," for further information regarding voting procedures that have been established for holders of Registered Debt Securities and Bearer Debt Securities.

         After carefully reviewing this Disclosure Statement, including the Exhibits, each Claimant in an impaired class that is entitled to vote should vote on the enclosed Ballot and return the Ballot in the envelope provided so that it is received by the Voting Deadline - 5:00 p.m. Cincinnati, Ohio, time on November 4, 1996. If you have a Claim in more than one class and you are entitled to vote Claims in more than one class, you will receive separate Ballots for each Claim.

         All creditors other than holders of Registered Debt Securities or Bearer Debt Securities should vote and return their Ballot(s) to the following address:

                      EAGLE-PICHER BALLOT TABULATION CENTER
                       C/O FEDERATED CLAIMS SERVICES GROUP
                                  P.O. BOX 8041
                                 9111 DUKE BLVD.
                                MASON, OHIO 45040


                      Holders of Registered Debt Securities
                      and Bearer Debt Securities should not
                 return their ballots to the Eagle-Picher Ballot
                    Tabulation Center, but should follow the
                   instructions for returning ballots that are
                          included with their ballots.

                          DO NOT RETURN YOUR SECURITIES
                                WITH YOUR BALLOT.


IF YOU HAVE ANY QUESTIONS ABOUT THE PLAN, THIS DISCLOSURE STATEMENT, OR THE PROCEDURES FOR VOTING, PLEASE CALL HILL AND KNOWLTON, INC. AT (212) 885-0555.

         TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED AT THE APPROPRIATE ADDRESS BY THE VOTING DEADLINE - 5:00 P.M. CINCINNATI, OHIO, TIME ON NOVEMBER 4, 1996. BALLOTS MUST BE DELIVERED BY MAIL, COURIER, OR DELIVERY SERVICE. FACSIMILE BALLOTS WILL NOT BE ACCEPTED. ANY COMPLETED BALLOTS RECEIVED THAT DO NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

         Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on November 13, 1996, at 9:30 a.m., before the Honorable Burton J. Perlman, United States Bankruptcy Judge, Room 817, 221 East 4th Street, Atrium Two, Cincinnati, Ohio 45202. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed on or before November 4, 1996, at 4:00 p.m., in the manner described under Section , entitled, "CONFIRMATION AND CONSUMMATION PROCEDURE - Confirmation Hearing." The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned date of the Confirmation Hearing.

         THE PLAN PROPONENTS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RECOVERIES TO THE CLAIMANTS. THE PLAN PROPONENTS, THEREFORE, BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF EACH AND EVERY CLASS OF CLAIMANTS AND RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

                     AS A RESULT OF A SETTLEMENT BETWEEN THE PLAN PROPONENTS AND THE UNSECURED CREDITORS' COMMITTEE, THE UNSECURED CREDITORS' COMMITTEE SUPPORTS THE PLAN AND RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

                            II. OVERVIEW OF THE PLAN

         The following is a brief overview of the provisions of the Plan. This overview is qualified in its entirety by reference to the provisions of the Plan, a copy of which is annexed hereto as Exhibit "A." In addition, for a more detailed description of the terms and provisions of the Plan, see Section V, entitled, "THE PLAN OF REORGANIZATION."

         The Plan accomplishes the three primary objectives of the Plan Proponents, which they believe are essential components of a successful reorganization:

         1. The Plan treats all liabilities of the Debtors relating to the operations and other actions of the Debtors in the period preceding the Petition Date.

         2. The Plan permits Eagle-Picher to emerge from chapter 11 with a capital structure appropriate for an industrial products company and which will allow it access to financial markets.

         3. The Plan provides the Debtors with an equity ownership composition that will allow them to serve appropriately the needs of their customers, suppliers, employees, and the communities in which they operate.

         The Plan designates twenty-four classes - twenty-two classes of Claims, one combined class of Affiliate Claims and Interests, and one class of Equity Interests. These classes take into account the differing nature and priority under the Bankruptcy Code of the various Claims and Equity Interests.

         The Plan accomplishes, and is premised on, a resolution of the Debtors' liability for all Asbestos Personal Injury Claims (as defined on page ) and Lead Personal Injury Claims (as defined on page ) by channeling them to a trust (the "PI Trust"). By an order dated December 4, 1995 (as amended by order dated December 14, 1995, the "Estimation Order"), the Bankruptcy Court estimated the aggregate value of all Asbestos Personal Injury Claims to be $2,502,511,000. The Second Amended Consolidated Plan of Reorganization proposed by the Plan Proponents, dated July 15, 1996 (the "Second Amended Plan"), used the amount of $2,502,511,000 to determine the PI Trust's share of the value of the consideration to be distributed under the Second Amended Plan. The Unsecured Creditors' Committee, two holders of Unsecured Claims, and the Equity Committee appealed from the Estimation Order, arguing, inter alia, that the Bankruptcy Court's estimate of the aggregate value of all Asbestos Personal Injury Claims in the Estimation Order is too high. Subsequent to the filing of the Second Amended Plan, the Plan Proponents and the Unsecured Creditors' Committee agreed to resolve the issues raised in the appeal of the Estimation Order by agreeing to use the amount of $2,000,000,000 (the "PI Trust Share") to determine the PI Trust's share of the value of the consideration to be distributed under a plan. The Plan reflects such compromise and settlement.

         Based upon the PI Trust Share, the PI Trust and the holders of Allowed Environmental Claims and Allowed Unsecured Claims will receive their Pro Rata Share of the aggregate value of the following (the "Distribution Value"): (i) Available Cash (estimated to equal $89.0 million as of the Effective Date); (ii) the Tax Refund Notes (estimated to have an aggregate principal amount of $71.0 million); (iii) the Divestiture Notes (in the aggregate principal amount of $50 million); (iv) the Senior Unsecured Sinking Fund Debentures (in the aggregate principal amount of $250 million); and (v) the residual equity value of Reorganized Eagle-Picher (estimated to be $254.8 million). For a more thorough description of the consideration to be distributed under the Plan, see Section V,D, entitled, "THE PLAN OF REORGANIZATION - Description of the Plan Consideration." ALTHOUGH THE

VARIOUS CLASSES OF CLAIMS UNDER THE PLAN MAY RECEIVE DIFFERENT TYPES OF CONSIDERATION UNDER THE PLAN, THE DEBTORS ESTIMATE THAT EACH HOLDER OF AN ALLOWED ENVIRONMENTAL CLAIM AND ALLOWED UNSECURED CLAIM ULTIMATELY WILL RECEIVE CONSIDERATION HAVING A VALUE EQUAL TO APPROXIMATELY 33% OF ITS ALLOWED CLAIM. This value is based upon, among other things, the Debtors' estimate of the ultimate amount of Allowed Claims and New Eagle-Picher Common Stock having a value equal to its projected book value as of the Effective Date. For a more complete discussion of the factors that may affect a Claimant's recovery, see
Section XIII, entitled, "CERTAIN RISK FACTORS TO BE CONSIDERED."

         In exchange for the Pro Rata Share of the Distribution Value being distributed to the PI Trust, the PI Trust will assume and be responsible for all liability for Asbestos Personal Injury Claims and Lead Personal Injury Claims. In addition to the procedures and guidelines contained in the Asbestos and Lead PI Trust Agreement, the Trustees of the PI Trust will develop procedures designed to assure that the holders of all such Claims, whether presently known or unknown, are treated in substantially the same manner. Moreover, as fully described in Section V.I, entitled, "THE PLAN OF REORGANIZATION - Discharge of the Debtors and the Asbestos and Lead PI Permanent Channeling Injunction," such Claimants will be permanently enjoined from pursuing their claims against the Reorganized Debtors and certain other parties.

         Under the Plan, all Asbestos Property Damage Claims will be channeled to a separate trust established for the purpose of administering such claims (the "Asbestos PD Trust"). The funding of the Asbestos PD Trust will depend upon whether the class of Asbestos Property Damage Claims (Class 16) votes to accept or reject the Plan. If Class 16 votes to accept the Plan, then, on the Effective Date, the Asbestos PD Trust will be funded with $3 million cash. If Class 16 votes to reject the Plan, however, then the Reorganized Debtors will request the Bankruptcy Court to estimate the aggregate value of Asbestos Property Damage Claims (such estimated value being the "Asbestos PD Trust Share"), and the Asbestos PD Trust will be funded with its Pro Rata Share of the Distribution Value, based upon such estimated value. BECAUSE THE DEBTORS BELIEVE THEY HAVE NO MATERIAL LIABILITY ON ACCOUNT OF ASBESTOS PROPERTY DAMAGE CLAIMS, THE DEBTORS BELIEVE THAT HOLDERS OF ASBESTOS PROPERTY DAMAGE CLAIMS WILL RECEIVE A GREATER RECOVERY IF THEY VOTE TO ACCEPT THE PLAN. Moreover, it is a condition to the occurrence of the Effective Date that the Asbestos PD Trust Share be no greater than $15 million.

         Under the Plan, each "Convenience Claim" (i.e., a general Unsecured Claim held by one holder in an amount of $500.00 or less or, if higher, whose holder elects to receive $500.00 in full satisfaction of such Unsecured Claim) will be paid in full, in cash. In addition, the Debtors have entered into an agreement relating to environmental-related liabilities with the United States Environmental Protection Agency (the "EPA"), the United States Department of the Interior, and certain state environmental regulatory agencies. Under this agreement, any future liabilities of the Debtors with respect to prepetition environmental contamination, which may not yet be apparent, will be satisfied by paying the holder of such claim at such future date on which liability is established against any of the Debtors substantially the same consideration that such holder would have received if such claim constituted an Allowed Unsecured Claim as of the Effective Date. The Debtors also may enter into agreements with other parties pursuant to which the Debtors agree to treat certain environmental liabilities in a similar manner. If so, such claims will be considered "Environmental Claims" under the Plan. "Other Product Liability Tort Claims" (i.e., latent or other "future" personal injury claims relating to certain prepetition activities of the Debtors, other than Asbestos Personal Injury Claims and Lead Personal Injury Claims) will be treated in a manner similar to that provided for unknown Environmental Claims, as and when any such Other Product Liability Claims arise.

         No distributions will be made to the holders of Penalty Claims or to Stockholders under the Plan, and the Existing Eagle-Picher Common Stock will be canceled and extinguished.






         The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan:

                          SUMMARY OF CLASSIFICATION AND
                           TREATMENT UNDER THE PLAN(1)

      CLASS        CLASSIFICATION AND TREATMENT
      -----        ----------------------------

       --          ADMINISTRATIVE EXPENSES
                   - Paid in full in cash on the Effective Date or on such other terms to which the parties agree.

       --          TAX CLAIMS
                   - Paid in full in cash on the Effective Date or on such other terms to which the parties agree.

      1            PRIORITY CLAIMS
                   -         Paid in full in cash on the Effective Date.
                   -         Unimpaired - not entitled to vote.

      2            AMPLICON LEASE SECURED CLAIM
                   - Treated as unimpaired under section 1124 of the Bankruptcy Code.
                   -         Unimpaired - not entitled to vote.

      3            CONNECTICUT MUTUAL NOTE SECURED CLAIM
                   - Issued secured note on the Effective Date in principal amount equal to Connecticut Mutual Note Secured Claim, with interest at 10.0% and maturity date of June 1, 2001.
                   -         Impaired - entitled to vote.

      4            DESIGNATED REAL PROPERTY TAX CLAIM
                   - Satisfied by the transfer of the property securing such Claim to the holder of such Claim.
                   -         Impaired - entitled to vote.

      5            FIRST FIDELITY LEASE SECURED CLAIM
                   -         Paid in full in cash on the Effective Date.
                   -         Unimpaired - not entitled to vote.


--------
(1)This table is only a summary of the classification and treatment of Claims and Equity Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of such classification and treatment.

      6            FLEET CREDIT SECURED CLAIM
                   -         Paid in full in cash on the Effective Date.
                   -         Unimpaired - not entitled to vote.

      7            GE CAPITAL SECURED CLAIM
                   -         Paid in full in cash on the Effective Date.
                   -         Unimpaired - not entitled to vote.

      8            GROVE IRB SECURED CLAIM
                   -         Paid in full in cash on the Effective Date.
                   -         Unimpaired - not entitled to vote.

      9            IBM CREDIT CORPORATION SECURED CLAIM
                   -         Paid in full in cash on the Effective Date.
                   -         Unimpaired - not entitled to vote.

      10           INTER-MARKET NOTE SECURED CLAIM
                   - Issued secured note on the Effective Date in principal amount equal to Inter-Market Note Secured Claim, with interest at 10.0% and maturity date of June 1, 2001.
                   -         Impaired - entitled to vote.

      11           LEESBURG SECURED CLAIM
                   -         Paid in full in cash on the Effective Date.
                   -         Unimpaired - not entitled to vote.

      12           NORTHWESTERN GROUP SECURED CLAIMS
                   - Issued secured notes on the Effective Date in aggregate principal amount equal to Northwestern Group Secured Claims, with interest at 10.0% and maturity date of May 1, 2001.
                   -         Impaired - entitled to vote.

      13           VALE EDBS CLAIMS
                   - Reinstated on the Effective Date pursuant to Bankruptcy Code section 1124(2).
                   -         Unimpaired - not entitled to vote.

      14           OTHER SECURED CLAIMS
                   - Treated as unimpaired under section 1124 of the Bankruptcy Code.
                   -         Unimpaired - not entitled to vote.

      15           CONVENIENCE CLAIMS
                   -         Paid in full in cash on the Effective Date.
                   -         Unimpaired - not entitled to vote.

     16           ASBESTOS PROPERTY DAMAGE CLAIMS
                   - Asbestos PD Trust funded with either $3 million in cash (if Class 16 votes to ACCEPT the Plan) or Senior Unsecured Sinking Fund Debentures equal to its Pro Rata Share of Distribution Value based upon the Bankruptcy Court's estimate of the aggregate value of Asbestos Property Damage Claims (if Class 16 votes to REJECT the Plan); Asbestos Property Damage Claims are channeled to the Asbestos PD Trust and paid pursuant to the procedures of the Asbestos PD Trust. - Impaired - entitled to vote.

      17           ASBESTOS PERSONAL INJURY CLAIMS AND LEAD PERSONAL INJURY
                   CLAIMS
                   - PI Trust paid Pro Rata Share of Distribution Value, with consideration consisting of (i) the Tax Refund Notes and the New Eagle-Picher Common Stock, (ii) that portion of the Available Cash and Divestiture Notes not distributed to Claimants in Classes 19, 20, and 21, and (iii) that portion of Senior Unsecured Sinking Fund Debentures not distributed to the Asbestos PD Trust; Asbestos Personal Injury Claims and Lead Personal Injury Claims are channeled to the PI Trust and paid pursuant to the procedures of the PI Trust. - Impaired - entitled to vote.

      18           OTHER PRODUCT LIABILITY TORT CLAIMS
                   - Paid consideration of a value equal to value of Pro Rata Share of Distribution Value on Final Distribution Date.
                   -      Impaired - entitled to vote.

      19           ENVIRONMENTAL CLAIMS
                   - Paid in accordance with the settlement agreement applicable to each Environmental Claim.
                   -      Impaired - entitled to vote.

      20           UNSECURED CLAIMS
                   -      Paid Pro Rata Share of Distribution Value.
                   -      Impaired - entitled to vote.

      21           SPECIFIED TREATMENT CLAIMS
                   - Paid Pro Rata Share of Distribution Value, but not less than the minimum distribution and not greater than the maximum distribution set forth in settlement agreement applicable to each Specified Treatment Claim.
                   -      Impaired - entitled to vote.

      22           AFFILIATE CLAIMS AND INTERESTS
                   - Treated as unimpaired under section 1124 of the Bankruptcy Code.
                   -      Unimpaired - not entitled to vote.

      23           PENALTY CLAIMS
                   -      No distributions under the Plan.
                   -      Impaired - deemed to have rejected the Plan.

      24           EQUITY INTERESTS
                   - No distributions under the Plan; Equity Interests are canceled.
                   -      Impaired - deemed to have rejected the Plan.

         The "Pro Rata Share" is the proportionate share of the Distribution Value allocated based upon the PI Trust Share, the Asbestos PD Trust Share, and the amount of each Allowed Claim in Classes 19, 20, and 21. The "Asbestos PD Trust Share" will either be $0.00 (if Class 16 votes to accept the Plan, and the Asbestos PD Trust is funded solely with cash) or the estimated aggregate value of Asbestos Property Damage Claims determined by the Bankruptcy Court (if Class 16 votes to reject the Plan, and the Asbestos PD Trust is funded solely with Senior Unsecured Sinking Fund Debentures). On the Initial Distribution Date, the Pro Rata Share will be the amount obtained by dividing the Allowed Amount of an Allowed Claim by the sum of (a) the PI Trust Share (i.e., $2,000,000,000), the Asbestos PD Trust Share, and all Allowed Unsecured Claims (other than Allowed Convenience Claims) and Allowed Environmental Claims and (b) the Disputed Amount (either the Estimated Amount established by Bankruptcy Court order or, otherwise, the liquidated amount set forth in the proof of claim for a Disputed Claim) of all Disputed Unsecured Claims (other than Disputed Convenience Claims). On the Final Distribution Date, the Pro Rata Share will be determined by dividing the Allowed Amount of an Allowed Claim by the sum of the PI Trust Share, the Asbestos PD Trust Share, and all Allowed Unsecured Claims (other than Allowed Convenience Claims) and Allowed Environmental Claims.

         As a separate condition to confirmation of the Plan, at least 75% of the holders of Asbestos Personal Injury Claims and Lead Personal Injury Claims, collectively, who vote on the Plan must vote to ACCEPT the Plan. Moreover, in order for confirmation of the Plan to occur, the Plan specifies that the Confirmation Order must contain findings that are consistent with or required by section 524(g) of the Bankruptcy Code in order to satisfy the requirements for a "channeling injunction" of the type that is provided under the Plan (see Section V.B, entitled, "THE PLAN OF REORGANIZATION - Conditions to Confirmation" and
Section V.I, entitled, "THE PLAN OF REORGANIZATION - Discharge of the Debtors and the Asbestos and Lead PI Permanent Channeling Injunction"). Only the Plan Proponents may waive the satisfaction of these conditions to confirmation of the Plan.

         Following confirmation of the Plan, the Plan will not become effective (as such term is used in section 1129 of the Bankruptcy Code) until the first Business Day after which certain other conditions have been satisfied or waived or, if a stay of the Confirmation Order is in effect on such date, the first Business Day after the dissolution, lifting, or expiration of such stay. These conditions are described in Section V.C, entitled, "THE PLAN OF REORGANIZATION - Conditions Precedent to the Effective Date under the Plan." For purposes of this Disclosure Statement, the Debtors have assumed that the Effective Date will be December 1, 1996. Of course, there can be no certainty that the Effective Date will occur by such date, and the satisfaction of many of the conditions to the occurrence of the Effective Date is beyond the control of the Plan Proponents.

         Distributions on account of Allowed Claims other than Asbestos Property Damage Claims, Asbestos Personal Injury Claims, Lead Personal Injury Claims, Other Product Liability Tort Claims, Environmental Claims, and Unsecured Claims (other than Convenience Claims) will be made on the Effective Date or as soon as practicable thereafter, but in no event more than ten (10) days after the Effective Date.

         If Class 16 (Asbestos Property Damage Claims) votes to ACCEPT the Plan, distribution of the Asbestos PD Trust Funding Obligation (i.e., $3 million in cash) also will be made on the Effective Date, or as soon thereafter as is practicable. Distributions with respect to Environmental Claims and Unsecured Claims (other than Convenience Claims), as well as the distribution to the PI Trust, will be made on two dates: the Initial Distribution Date (a date selected by Reorganized Eagle-Picher that is within thirty (30) days after the Effective
Date) and the Final Distribution Date (a date selected by Reorganized Eagle-Picher after all Disputed Claims (other than Asbestos Personal Injury Claims, Lead Personal Injury Claims, and Asbestos Property Damage Claims) have become either Allowed Claims or Disallowed Claims). The Reorganized Debtors may request the Bankruptcy Court to extend the Initial Distribution Date or the Final Distribution Date for "cause."


         If Class 16 (Asbestos Property Damage Claims) votes to REJECT the Plan, distribution of the Asbestos PD Trust Funding Obligation (i.e., Senior Unsecured Sinking Fund Debentures in an aggregate amount equal to the Asbestos PD Trust's Pro Rata Share of the Distribution Value) will not be made until the Asbestos PD Trust Share is determined by the Bankruptcy Court. The timing of distributions to holders of Allowed Asbestos Property Damage Claims will be established by the trustees of the Asbestos PD Trust in accordance with the claims resolution procedures made applicable to the Asbestos PD Trust. BECAUSE ACCEPTANCE OF THE PLAN BY CLASS 16 (ASBESTOS PROPERTY DAMAGE CLAIMS) WILL RESULT IN AN EARLIER FUNDING OF THE ASBESTOS PD TRUST ENTIRELY IN CASH, THE DEBTORS BELIEVE THAT HOLDERS OF ASBESTOS PROPERTY DAMAGE CLAIMS ARE LIKELY TO RECEIVE DISTRIBUTIONS SOONER IF THEY VOTE TO ACCEPT THE PLAN.

         The timing of distributions to holders of Allowed Asbestos Personal Injury Claims and Allowed Lead Personal Injury Claims will be established by the Trustees pursuant to the Asbestos and Lead PI Trust Agreement and the claims resolution procedures adopted in connection with such agreement. It is not expected that any Other Product Liability Tort Claims will arise prior to the Final Distribution Date. If they do, they will be treated as Unsecured Claims.

         Notwithstanding the foregoing, a payment will only be made on account of a Disputed Claim when, and to the extent that, such Disputed Claim becomes Allowed. All payments to be made in cash under the Plan will be made by check or wire transfer. No fractional shares of New Eagle-Picher Common Stock will be issued. No notes in fractions of cents will be issued, and no cash in fractions of cents will be paid. All such fractions will be rounded to the nearest share or cent, as applicable (with .5 or less being rounded down).

                            III. GENERAL INFORMATION

A. DESCRIPTION AND HISTORY OF BUSINESS.

         Eagle-Picher was incorporated in 1867 under the laws of the State of Ohio as an outgrowth of a business enterprise founded in Cincinnati in 1843. Eagle-Picher has three major industry segments: (1) Industrial; (2) Machinery; and (3) Automotive.

B. DESCRIPTION OF BUSINESS SEGMENTS.

         1.       THE INDUSTRIAL GROUP.

                  The Industrial Group, which is composed of two divisions, produces a variety of products for industrial markets, principally manufacturers of consumer products. Minerals mines and refines diatomaceous earth products used for high purity filtration primarily by the food and beverage industry and also for general industrial applications. The Fabricon Products Division produces printed packaging materials for the dairy and confectionery industries. The Industrial Group also includes a large portion of the Technologies Division, which refines rare metals, such as high purity germanium and gallium compounds, and is a major source of boron isotopes for nuclear applications. The Technologies Division also produces a wide range of super-clean containers, which meet strict EPA protocols, for environmental sampling. Other products manufactured in the Industrial Group segment include custom designed cast plastic parts and injection molded rubber parts, and industrial chemicals.

                  The methods of distribution and competitive positions of the Industrial Group's divisions vary widely. For example, Minerals is second to the Alleghany Corporation in the sale of certain filter aid products, which are sold both directly and through distributors to many large and small customers. By contrast, the Fabricon Products Division conducts its sales through sales personnel and competes against many other firms in a highly price-sensitive market. Other products are sold under competitive conditions that vary widely from plant to plant.

         2.       THE MACHINERY GROUP.

                  The Machinery Group consists of five divisions, which are involved in manufacturing products for various industrial markets. The Construction Equipment Division produces earthmoving equipment for Caterpillar Inc. and a line of heavy-duty industrial forklift trucks. The Technologies Division is a leading supplier of sophisticated special purpose batteries for aerospace and defense applications. The Cincinnati Industrial Machinery Division produces specialized high-volume metal cleaning and finishing systems. The Ross Aluminum Foundries Division manufactures complex aluminum castings in sand and plaster. Transicoil manufactures sophisticated electronic components for aerospace, shipboard, ground-based, and industrial applications.

                  The principal products manufactured by the Machinery Group are distributed through various methods and in a variety of competitive environments. The Technologies Division bids competitively for numerous fixed price government contracts for special purpose batteries. The Technologies Division is a recognized leader in this business and has a few competitors for some highly technological products, but many large and small competitors for other products. The Construction Equipment Division is the sole supplier of its earthmoving equipment products to its longstanding largest customer, Caterpillar Inc. The forklifts are distributed through a dealer network.

         3.       THE AUTOMOTIVE GROUP.

                  The Automotive Group consists of nine divisions, which are involved largely in the production and sale of mechanical, structural, and trim parts for passenger cars, trucks, vans, and recreational and utility vehicles. Hillsdale specializes in the manufacture of precision-machined aluminum and steel parts. Typical machined products include torsional vibration dampers and a variety of castings and forgings. Hillsdale also produces the entire front pump assembly for the Ford Motor Co.'s electronic four-speed overdrive transmission, which is primarily used on one-half and three-quarter ton pick-up trucks, vans, and sport utility vehicles. The Plastics Division is a major supplier of fiberglass reinforced molded plastic parts to automotive and other customers. The Wolverine Gasket Division coats steel and aluminum with elastomeric compounds and produces materials that are particularly suitable for high compression applications. Eagle-Picher's international operations include Eagle-Picher Industries Europe GmbH, with responsibility over three plants in Europe, which manufacture sealing and insulating products, elastomeric extrusions, and injection molded parts for the European automotive market. The international operations also include a sales and engineering office in Japan that serves the Asian market. The Trim Division manufactures automotive interior trim, including headliners, rear package trays, spare tire covers, and door panels. MARCO offers vehicle and vehicle system manufacturers a comprehensive range of testing programs for engines, powertrains, and powertrain components. The Rubber Molding Division manufactures small precision-molded parts. The Suspension Systems Division, which formerly was part of the Rubber Molding Division, manufactures engineered rubber and rubber-to-metal products. The Orthane Division formerly produced injection-molded plastic parts for automotive and industrial applications. On January 31, 1996, Eagle-Picher sold the molding business of the Orthane Division. Certain assets of the Orthane Division related to the elastomeric extrusion process were transferred into a new subsidiary, Eagle-Picher Fluid Systems, Inc.

                  The Automotive Group distributes its products primarily to the "Big Three" automotive manufacturers, or to other suppliers to those manufacturers, directly through internal sales personnel. With respect to the hundreds of products manufactured by the Automotive Group, competition varies widely as to the number and type of competitors, the methods of competition, and the Automotive Group's competitive positions. Divisions producing precision-machined parts, such as Hillsdale, tend to have a few strong competitors (including, among others, the automotive manufacturers themselves) and compete on the basis of quality and price. Divisions such as the Trim and Wolverine Gasket Divisions tend to have many competitors of varying sizes and compete primarily on the basis of price. Generally, competitive conditions for the Automotive Group are characterized by a decreasing number of competitors, an increasing amount of foreign competition (particularly from the Far East), an increased emphasis on quality, and intense pricing pressures from major customers.

C. GENERAL BUSINESS CONDITIONS.

                  Due to its diversification, Eagle-Picher is not dependent upon any particular product or customer. No product accounted for more than 7%, and no customer accounted for more than 10%, of total sales of Eagle-Picher for fiscal 1993 through fiscal 1995, except the Ford Motor Co., for which sales were $166.8 million in 1995, $165.3 million in 1994, and $148.0 million in 1993, and General Motors Corporation in 1994 and 1993, when sales were $81.4 million and $73.1 million, respectively. In addition, due to its diversification, Eagle-Picher is not dependent upon any individual raw material source for a substantial part of its business and believes that its sources of raw materials are adequate.

                  In the Machinery Group, order backlog was approximately $182.5 million as of November 30, 1995, $190.1 million as of November 30, 1994, and $148.1 million as of November 30, 1993. A substantial portion of the order backlog outstanding at November 30, 1995, is expected to be filled within the current fiscal year. In no other segment is order backlog of significance, except in the Specialty Materials Division, which had order backlogs of $34.4 million as of November 30, 1995, and $25.1 million and $19.9 million as of November 30, 1994 and 1993, respectively.

                  In fiscal 1995, Eagle-Picher spent approximately $19.9 million for research and development and related activities, primarily for the development of new products or the improvement of existing products. Comparable costs were $21.1 million and $17.1 million for 1994 and 1993, respectively.

                  Eagle-Picher owns or is licensed under patents relating to methods and products in several areas of its business. Although these have been of value and are expected to be of value in the future, the loss of any individual patent or group of patents would not materially affect the conduct of Eagle-Picher's business.

                  In the fiscal years 1995, 1994, and 1993, for current operations Eagle-Picher spent approximately $10.9 million, $9.6 million, and $8.6 million, respectively, to comply with federal, state, and local regulatory provisions relating to the protection of the environment. This level of expenditures has had no material effect on the earnings or competitive position of Eagle-Picher or its operations during the period described. Eagle-Picher expects these expenditures to be approximately $12.3 million in fiscal 1996.

                  As of November 30, 1995, Eagle-Picher employed approximately 7,500 persons in its operations, of whom approximately 1,900 were salaried employees and approximately 5,600 were hourly employees. Approximately 20% of Eagle-Picher's hourly employees are represented by eight labor organizations under thirteen separate contracts. Eagle-Picher believes that its relations with its employees generally are good.

                  Export sales totaled approximately $92.5 million, $76.9 million, and $73.2 million in fiscal 1995, 1994, and 1993, respectively. The revenues generated by foreign operations do not exceed 10% of consolidated revenues, nor do their identifiable assets exceed 10% of consolidated total assets.

D. EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES.

                  Prior to its chapter 11 filing, Eagle-Picher had been named as a co-defendant in a substantial number of lawsuits alleging personal injury and wrongful death from exposure to asbestos-containing insulation products. The lawsuits, which were pending in 48 states, British Columbia, Guam, the Virgin Islands, and the District of Columbia, alleged, in general, that Eagle-Picher and other defendant manufacturers of asbestos and asbestos-containing products failed to warn of the potential hazard to health from the inhalation of asbestos fibers contained in their products. From 1966 (the date the first asbestos case was filed) until its chapter 11 filing, Eagle-Picher disposed of approximately 73,500 claims through trial, dismissal, or settlement. On average, Eagle-Picher spent approximately $7,800 per claim, including attorneys' fees and defense costs, to dispose of these claims.

                  Eagle-Picher and numerous other companies also were sued in both state and federal courts by various entities that own or operate commercial properties and public buildings, such as school districts, counties, cities, states, libraries, and hospitals, based on allegations that asbestos or asbestos-containing products are or may be in the buildings. The typical demand in these suits is that the defendants compensate the plaintiffs for any costs incurred in identifying, repairing, encapsulating, or removing the asbestos-containing products, or that the defendants perform such remedial action. Many suits seek an injunction requiring abatement and punitive damages on the basis that the defendants allegedly knew of the hazards and, in concert with one another, concealed and misrepresented the dangers of asbestos. Many such suits also seek indemnification from the defendants for all claims for personal injury brought against plaintiffs resulting from the presence of asbestos-containing products in plaintiffs' buildings. One hundred forty-nine such lawsuits were instituted against Eagle-Picher prior to the filing of its chapter 11 petition, including two of which had been certified as class actions prior to the filing. One hundred lawsuits were disposed of through dismissals by the court following rulings on pre-trial motions, or voluntarily by the plaintiffs. Eagle-Picher settled seven of these cases for less than $22,000 in the aggregate prior to filing its chapter 11 petition.

                  On July 23, 1990, Eagle-Picher moved in the United States District Court for the Eastern and Southern Districts of New York (the "New York District Court") by order to show cause for certification of a class (the "23(b)(1)(B) Class") pursuant to Rule 23(b)(1)(B) of the Federal Rules of Civil Procedure, of all persons who presently, or will in the future, assert asbestos-related personal injury and wrongful death claims against Eagle-Picher. Eagle-Picher sought certification because of the substantial risk that adjudications with respect to individual members of the 23(b)(1)(B) Class would substantially impair or impede other 23(b)(1)(B) Class members' ability to protect their interests. Eagle-Picher believed that resolving in one forum the present and future asbestos-related personal injury claims against Eagle-Picher would significantly reduce the transaction costs associated with the individual adjudication of such claims, thereby maximizing the funds available for compensation of deserving claimants and eliminating unnecessary expenditures by Eagle-Picher.

                  In response to Eagle-Picher's motion, in August 1990 the New York District Court appointed Special Masters to examine Eagle-Picher's asbestos-related liability, insurance coverage, and finances. After extensive proceedings, including evidentiary hearings, and the issuance of the Special Masters' Reports, the New York District Court appointed class representative counsel and a Special Settlement Master to facilitate settlement negotiations with Eagle-Picher, which negotiations ensued during the Fall of 1990. The New York District Court held hearings and heard argument on certification and related matters on December 7 and 10, 1990, during which the New York District Court was presented with a proposed settlement reached between certain class representative counsel and Eagle-Picher, the terms of which included Eagle-Picher's payment of certain moneys to a claimants' trust over a 20-year period and the commencement of a class action lawsuit by plaintiffs seeking certification of the 23(b)(1)(B) Class.

                  On December 10, 1990, various attorneys representing plaintiffs in asbestos-related personal injury and wrongful death actions against Eagle-Picher caused an involuntary bankruptcy case to be commenced against Eagle-Picher, which would have terminated the jurisdiction of the New York District Court over the 23(b)(1)(B) proceeding. The involuntary case was dismissed the next day, after Eagle-Picher demonstrated the falsity of the allegations underlying the involuntary petition commencing the case.

                  On December 11, 1990, the New York District Court issued three orders which, inter alia, (i) conditionally certified the 23(b)(1)(B) Class for settlement purposes, subject to a final memorandum and order following the conclusion of fairness hearings on the adequacy of the proposed settlement and the propriety of class certification (the "Certification Order"); (ii) stayed all asbestos-related personal injury and wrongful death litigation against Eagle-Picher pending a decision on final certification (the "Stay Order"); and
(iii) appointed a Special Master to determine whether the amount that members of the 23(b)(1)(B) Class would receive under the proposed settlement would be greater than what they would receive in a bankruptcy case involving Eagle-Picher. On December 17 and 19, 1990, respectively, two petitions seeking writs of mandamus directing the New York District Court to vacate the Certification Order and the Stay Order were filed in the United States Court of Appeals for the Second Circuit on behalf of certain members of the 23(b)(1)(B) Class who objected to the proposed settlement. The petitioners essentially argued that the New York District Court exceeded its authority in issuing the Certification Order and the Stay Order.

                            IV. THE CHAPTER 11 CASES

                  On January 7, 1991 (the "Petition Date"), while the 23(b)(1)(B) proceeding was pending, the Debtors each filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court. The very large costs of the asbestos-related personal injury litigation, not any fundamental problems with Eagle-Picher's operations, precipitated the Debtors' chapter 11 filing. Given the mounting asbestos litigation costs, Eagle-Picher could only satisfy such costs through the sale of operating assets. When the buyers that had agreed to purchase Eagle-Picher's Mat Division failed to fulfill the contract, a cash shortfall ensued, which necessitated the commencement of the Debtors' chapter 11 cases.

                  As of the Petition Date, approximately 67,800 asbestos-related personal injury and wrongful death lawsuits and approximately 41 asbestos-related property damage lawsuits (two of which had been certified as class actions, and four others of which had applications for class certification pending) were outstanding against Eagle-Picher. By order dated January 7, 1991, the Debtors' chapter 11 cases (the "Chapter 11 Cases") were consolidated for procedural purposes only. Throughout their pendency, the Chapter 11 Cases have been jointly administered pursuant to Bankruptcy Rule 1015(b). Since the Petition Date, each of the Debtors has continued to operate its businesses and manage its properties as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

A. THE DEBTORS' ATTORNEYS AND ADVISERS:

                  The attorneys and advisers that have been retained by the Debtors to assist them in the conduct of their Chapter 11 Cases are set forth below:

                                    ATTORNEYS

                           WEIL, GOTSHAL & MANGES LLP
                                767 Fifth Avenue
                            New York, New York 10153

                                 FROST & JACOBS
                                 2500 PNC Center
                              201 East Fifth Street
                           Cincinnati, Ohio 45202-4183

                                   ACCOUNTANTS

                              KPMG PEAT MARWICK LLP
                                 1600 PNC Center
                              201 East Fifth Street
                             Cincinnati, Ohio 45202

                               FINANCIAL ADVISERS

                       MCDONALD & COMPANY SECURITIES, INC.
                                   Suite 2100
                               800 Superior Avenue
                           Cleveland, Ohio 44114-2603

                           ASBESTOS CLAIMS CONSULTANT

                          RESOURCE PLANNING CONSULTANTS
                      (A Division of KPMG Peat Marwick LLP)
                                  2001 M Street
                             Washington, D.C. 20037

B. COMMITTEES.

         1.       UNSECURED CREDITORS' COMMITTEE.

                  On January 14, 1991, the United States Trustee filed with the Bankruptcy Court a Notice of Appointment of Unsecured Creditors' Committee (as thereafter amended or reconstituted, the "Unsecured Creditors' Committee"). The Unsecured Creditors' Committee represents general unsecured creditors of the Debtors, primarily trade creditors, bondholders, and holders of environmental claims. The current members of, and attorneys and advisers retained by, the Unsecured Creditors' Committee are set forth below:

                     UNSECURED CREDITORS' COMMITTEE MEMBERS

Edward F. Crawford,
   Chairperson
PARK-OHIO INDUSTRIES, INC.
600 Tower East
20600 Chagrin Boulevard
Cleveland, Ohio  44122

Robert Johnson
PROVIDENT MUTUAL LIFE
  INSURANCE COMPANY
1600 Market Street
Philadelphia, Pennsylvania  19103

Charles S. Hodges
TRUST COMPANY BANK
P.O. Box 4625
58 Edgewood Avenue, Room 235
Atlanta, Georgia  30302

Helmut Brandt
LUNT MANUFACTURING CO., INC.
601-605 Lunt Avenue
Schaumburg, Illinois 60193

David C. Abrams
THE BAUPOST GROUP, INC.
44 Brattle Street
P.O. Box 389125
Cambridge, Massachusetts 02238-9125

Sharon F. Manewitz
TEACHERS INSURANCE AND
  ANNUITY ASSOCIATION OF
  AMERICA
730 Third Avenue, 2nd Floor
New York, New York  10017

John T. Neiger
AUBURN FOUNDRY, INC.
635 W. Eleventh Street
Auburn, Indiana 46706

Robert O'Malley
MAGNESIUM ALUMINUM
  CORPORATION
3425 Service Road
Cleveland, Ohio 44111

Gerald Hellerman
U.S. DEPARTMENT OF JUSTICE
Environment and Natural Resource
  Division
Environmental Enforcement Section
Benjamin Franklin Station
P.O. Box 7611
Washington, D.C. 20044-7611

                                    ATTORNEYS

                            SQUIRE, SANDERS & DEMPSEY
                               4900 Society Center
                                127 Public Square
                           Cleveland, Ohio 44114-1304

                               FINANCIAL ADVISERS

                     HOULIHAN, LOKEY, HOWARD & ZUKIN CAPITAL
                               787 Seventh Avenue
                                   30th Floor
                            New York, New York 10019



         2.       INJURY CLAIMANTS' COMMITTEE.

                  On January 14, 1991, the United States Trustee also filed with the Bankruptcy Court a Notice of Appointment of Injury Claimants' Committee (as thereafter amended or reconstituted, the "Injury Claimants' Committee"). The Injury Claimants' Committee represents persons alleging injury due to exposure to products manufactured by the Debtors prior to the Petition Date. The single largest class of persons represented by the Injury Claimants' Committee consists of those persons alleging asbestos-related personal injuries due to exposure to products manufactured by Eagle-Picher from 1934 to 1971. The current members of, and attorneys and advisers retained by, the Injury Claimants' Committee are set forth below:

                           INJURY CLAIMANTS' COMMITTEE

ROBERT E. SWEENEY, ESQ.,                PAUL T. GILLENWATER, ESQ.
Chairperson                             Gillenwater, Nichol & Ames
Robert E. Sweeney Co., L.P.A.           Bearden Commercial Park
Suite 1500, Illuminating Building       6401 Baum Drive
55 Public Square                        Knoxville, Tennessee  37919
Cleveland, Ohio  44113
                                        ROBERT B. STEINBERG, ESQ.
LEONARD C. JACQUES, ESQ.                Rose, Klein & Marias
The Maritime Asbestos Legal Clinic      801 South Grand Avenue
1570 Penobscot Building                 18th Floor
Detroit, Michigan  48226                Los Angeles, California  90017-4645

GENE LOCKS, ESQ.                        CHARLES F. VIHON, ESQ.
Greitzer & Locks                        Much, Shelist, Freed, Denenberg &
1500 Walnut Street                      Ament, P.C.
Philadelphia, Pennsylvania  19102       200 North LaSalle Street
                                        Suite 2100
RICHARD S. GLASSER, ESQ.                Chicago, Illinois  60601-1095

                                        HARRY F. WARTNICK, ESQ.
                                        Wartnick, Chaber, Harowitz,
                                        Smith & Tigerman
                                        101 California Street, 26th Floor
                                        San Francisco, California 94111

Glasser & Glasser
600 Dominion Tower
999 Waterside Drive
Norfolk, Virginia  23510-3300

MICHAEL P. THORNTON, ESQ.
Thornton, Early & Naumes
60 State Street, 6th Floor
Boston, Massachusetts  02109




                                    ATTORNEYS

                           KEATING, MUETHING & KLEKAMP
                              1800 Provident Tower
                             One East Fourth Street
                             Cincinnati, Ohio 45202

                                   ACCOUNTANTS

                          ALTSCHULER, MELVOIN & GLASSER
                              30 South Wacker Drive
                             Chicago, Illinois 60606

                               FINANCIAL ADVISERS

                             MEADOWCROFT ASSOCIATES
                                   9 Burr Road
                        Westport, Connecticut 06880-4220

                           ASBESTOS CLAIMS CONSULTANT

                          LEGAL ANALYSIS SYSTEMS, INC.
                                970 Calle Arroyo
                         Thousand Oaks, California 91360

         3.       EQUITY COMMITTEE.

                  In late April, 1991, certain shareholders of Eagle-Picher filed a motion seeking the appointment of a Committee of Equity Security Holders. By order entered on or about June 24, 1991, the Bankruptcy Court directed the United States Trustee to appoint an equity committee. On July 26, 1991, the United States Trustee filed a Notice of Appointment of Equity Security Holders' Committee (as thereafter amended or reconstituted, the "Equity Committee"). On December 15, 1995, following the entry of the Estimation Order and the estimation of the aggregate value of the Asbestos Personal Injury Claims at over $2.5 billion, Eagle-Picher filed a motion with the Bankruptcy Court requesting that the Bankruptcy Court direct the United States Trustee to disband the Equity Committee. After a hearing held on January 24, 1996, the Bankruptcy Court ordered that the Equity Committee would remain in place only for the purpose of pursuing the Equity Committee's appeal of the Estimation Order to the District Court. See Section IV.C.12, entitled, "THE CHAPTER 11 CASES - Significant Events During the Chapter 11 Cases - The Estimation Proceeding." Moreover, the Bankruptcy Court revoked the Equity Committee's authority to retain Pacholder Associates as the financial adviser for the Equity Committee. The current members of, and attorneys and advisers retained by, the Equity Committee are set forth below:

                                EQUITY COMMITTEE

THOMAS G. GLASER
2150 Gilbert Avenue
Cincinnati, Ohio  45206

LLOYD I. MILLER, III
4550 Gordon Drive
Naples, Florida 33940

RICHARD H. STEINER
4044 Rose Hill Avenue
Cincinnati, Ohio

                                    ATTORNEYS

                             MARCUS MONTGOMERY P.C.
                                 53 Wall Street
                          New York, New York 10005-2815

                             HARRIS, HARRIS & FIELD
                                2211 Carew Tower
                                 441 Vine Street
                           Cincinnati, Ohio 45202-2912

                            FORMER FINANCIAL ADVISERS

                           PACHOLDER ASSOCIATES, INC.
                                Towers of Kenwood
                              8044 Montgomery Road
                                    Suite 382
                             Cincinnati, Ohio 45236

         4.       FUTURE CLAIMANTS' REPRESENTATIVE.

                  On or about May 3, 1991, John A. Lloyd, Jr., filed a motion with the Bankruptcy Court seeking the appointment of himself as the "Special Representative for yet to be identified future claimants." The Debtors and other parties objected to the appointment of John A. Lloyd, Jr., to such position. Thereafter, on or about October 1, 1991, the United States Trustee filed a motion with the Bankruptcy Court requesting that the Bankruptcy Court appoint James J.G. McMonagle "as legal representative for future personal injury and property damage claimants" (the "Future Claimants' Representative"). On or about October 31, 1991, the Bankruptcy Court entered an order approving such appointment, which order was modified by the Bankruptcy Court by order entered on or about March 17, 1992. The name and address of the Future Claimants' Representative and the advisers retained by him are set forth below:

                        FUTURE CLAIMANTS' REPRESENTATIVE

                           JAMES J.G. MCMONAGLE, ESQ.
                                    24 Walnut
                            Chagrin Falls, Ohio 44022

                                    ATTORNEYS

                 MCCARTHY, LEBIT, CRYSTAL & HAIMAN, CO., L.P.A.
                              1800 Midland Building
                            101 Prospect Avenue,West
                              Cleveland, Ohio 44115

                               FINANCIAL ADVISERS

                            BURKE ROSEN & ASSOCIATES
                          2800 Euclid Avenue, Suite 300
                              Cleveland, Ohio 44115

                           ASBESTOS CLAIMS CONSULTANT

                           WILLIAM J. NICHOLSON, PH.D.
                               4-02 Kenneth Avenue
                           Fairlawn, New Jersey 07410

         5. COORDINATION BETWEEN THE DEBTORS, THE COMMITTEES AND THE FUTURE CLAIMANTS' REPRESENTATIVE.

                  Since their formation, the Committees and the Future Claimants' Representative have consulted with the Debtors concerning the administration of the Chapter 11 Cases. The Debtors have kept the Committees and the Future Claimants' Representative informed concerning their operations and have sought the concurrence of the Committees and the Future Claimants' Representative for transactions outside the ordinary course of business. The Future Claimants' Representative, the Injury Claimants' Committee, and the Unsecured Creditors' Committee have participated actively, together with the Debtors' management, in the negotiation and formulation of the Plan.

C. SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES.

         1.       EMPLOYEE RELATED MATTERS.

                  The Debtors consider their approximately 7,500 employees to be among their most valuable assets. To maintain the continued support, cooperation, and morale of the Debtors' employees and to minimize any salary, wage, and employee benefit disruptions that might have been occasioned by the commencement of the Chapter 11 Cases, the Debtors took certain actions in the Bankruptcy Court. These actions included obtaining orders of the Bankruptcy Court that authorized the Debtors to (i) pay employees for prepetition wages, salaries, and other compensation, (ii) continue their employee benefit programs, including maintenance of self-insured workers' compensation programs, (iii) adopt a key employee retention program and a supplemental severance program, and
(iv) modify certain of their employee retirement benefits programs to provide limited enhancement to those programs as well as bring them into compliance with certain provisions of the Tax Reform Act of 1986.

         2.       VENDOR AND CUSTOMER ISSUES.

                  Immediately following the commencement of the Chapter 11 Cases, the Debtors were deluged with inquiries from their vendors, customers, and other parties providing services to the Debtors regarding issues such as the Debtors' ability to satisfy prepetition debts and continuing commitments. The maintenance of relationships and goodwill with the Debtors' major business partners has been a critical factor in the continued viability of the Debtors' ongoing business operations and the ultimate success of their rehabilitation effort. To alleviate certain complications that developed between the Debtors and certain of their vendors and customers as a result of the commencement of the Chapter 11 Cases, the Debtors took certain actions in the Bankruptcy Court, including obtaining orders of the Bankruptcy Court that authorized the Debtors to (i) pay all costs associated with specialized tooling and machinery that the Debtors use to meet the product specifications of certain of their customers, (ii) establish an inventory return policy for defective inventory and raw materials received by the Debtors prepetition but not returned prior to the Petition Date, (iii) honor certain warranty claims and claims for credit on returned goods in connection with goods sold prior to the Petition Date, and (iv) treat valid reclamation claims as Administrative Expenses.

         3.       DIP CREDIT FACILITY.

                  In order to fund their ongoing business operations during the pendency of the Chapter 11 Cases, the Debtors negotiated a debtor in possession financing facility (as subsequently amended and restated, the "DIP Credit Facility") with their prepetition bank lenders: NBD Bank, N.A. (for itself and as agent, "NBD"); The Bank of Nova Scotia ("BNS"); The Fifth Third Bank; Pittsburgh National Bank; PNC Bank, Ohio, N.A. f/k/a The Central Trust Company, N.A. ("PNC"); National City Bank; and Star Bank, N.A. Cincinnati ("Star Bank") (collectively, the "Prepetition Banks"). Under the Debtors' prepetition financing arrangements with the Prepetition Banks, the Prepetition Banks had been granted liens on and security interests in substantially all of the Debtors' accounts receivable and inventory. As of the Petition Date, the value of this collateral substantially exceeded the amount of the Prepetition Banks' claims.

                  As of the Petition Date, the Prepetition Banks were owed approximately $40.9 million in principal (exclusive of outstanding letters of credit) on account of loans made to the Debtors, and approximately $38.0 million in face amount of letters of credit were issued by the Prepetition Banks and outstanding on behalf of the Debtors. In addition, as of the Petition Date, MARCO and EDI, Inc. were parties to various agreements with First American Bank
- Ann Arbor ("FAB") pursuant to which FAB made loans and advances to MARCO (the "FAB Loans"). As of the Petition Date, the outstanding principal amount of the FAB Loans aggregated approximately $2.25 million. The FAB Loans were secured by liens on and security interests in all or substantially all of the assets of MARCO and EDI, Inc., including all of their respective accounts receivable, inventory, machinery, and equipment.

                  The following are the major elements of the original DIP Credit Facility:

                  - The DIP Credit Facility, subject to various limitations and conditions, originally provided for a total "Commitment" of $42 million for all "Revolving Credit Loans" and "Letters of Credit," with a sublimit of $25 million for Letters of Credit.

                  - Obligations under the DIP Credit Facility are secured by the Debtors' prepetition and postpetition accounts receivable, instruments, general intangibles, inventory, and funds in a certain cash collateral account, together with the books and records relating to, substitutions and replacements for, and proceeds and products of such collateral. Additionally, the DIP Credit Facility contemplates that the "Obligations" (defined to include obligations arising under the DIP Credit Facility and all prepetition credit obligations) will constitute superpriority obligations with priority over any and all administrative expenses of the kind specified in section 503(b) or 507(b) of the Bankruptcy Code, except with respect to an aggregate of $4 million of the unpaid fees and expenses of professionals engaged pursuant to sections 327 and 1103 of the Bankruptcy Code and except as otherwise provided in the DIP Credit Facility.

                  - The Available Borrowing Base is based upon a Borrowing Base equal to 80% of the value of the applicable Debtors' Eligible Accounts Receivable, plus the lesser of 40% of the value of the applicable Debtors' Eligible Inventory or 50% of the Commitment, minus $2 million, minus the principal amount of certain loans and reimbursement obligations outstanding under and the face amount of the letters of credit issued pursuant to certain other credit facilities.

                  - On the effective date of the DIP Credit Facility, Eagle-Picher delivered to NBD approximately $34.9 million in cash, which represented the proceeds of the prepetition collateral and of the collateral granted to the Banks as adequate protection pursuant to orders of the Bankruptcy Court. This cash was applied to reduce the prepetition obligations owed to the Prepetition Lenders and certain other items. The FAB Loans also were repaid at such time.

                  In 1992, the Debtors negotiated certain amendments to the existing DIP Credit Facility, primarily to enable the Debtors to renew existing letters of credit. Under the DIP Credit Facility, as amended and restated in 1992, only four of the Prepetition Banks remain lenders: NBD, BNS, Star Bank, and PNC (the "DIP Lenders"). The Commitment under the DIP Credit Facility was reduced from $42 million to $40 million, but the original $25 million sublimit for letters of credit was eliminated. Additionally, at that time, the Debtors repaid the remaining prepetition obligations owed to the Prepetition Lenders. In 1994, the Debtors negotiated another amendment to the DIP Credit Facility, which extends the automatic termination date under the DIP Credit Facility (i.e., the outside date by which the DIP Credit Facility automatically terminates unless an earlier event giving rise to termination occurs) to December 31, 1996. Over the objection of the Unsecured Creditors' Committee, at the conclusion of a hearing held on August 26, 1994, the Bankruptcy Court authorized the Debtors to enter into such amendment.

                  The Debtors have negotiated a further amendment to the DIP Credit Facility, which extends the automatic termination date to December 31, 1998, and which reduces NBD's agent fee from $12,500 a month to $8,500 a month. On or about August 21, 1996, the Bankruptcy Court entered an order approving and authorizing the Debtors to enter into such amendment.

                  4.       THE BAR DATES.

                  On June 17, 1991, the Debtors filed a motion seeking an order fixing a bar date for the filing of proofs of claims against the Debtors' respective estates. The Injury Claimants' Committee objected to the establishment of a bar date for asbestos-related claims, and, by order dated July 19, 1991, the Bankruptcy Court established October 31, 1991, as the bar date for filing all claims except asbestos-related claims (the "General Bar Date"). Asbestos-related claims for contribution, indemnity, reimbursement, or subrogation, however, were subject to the General Bar Date.

                  By the General Bar Date, approximately 5,600 claims were filed against the Debtors' estates. Of these, approximately 2,675 represented general claims (e.g., vendor, noteholder, and other miscellaneous claims), 1,325 represented litigation-related and environmental claims, and 1,600 were asbestos-related claims. Substantially all of the general claims have been reconciled by the Debtors. The principal disputed claims remaining concern litigation matters that were pending as of the Petition Date, environmental claims, and certain tax claims.

                  On January 14, 1992, the Bankruptcy Court directed that a bar date for the filing of all asbestos-related claims be established. The Bankruptcy Court, however, deferred setting such a bar date until such time as the Bankruptcy Court conducted a hearing on the Debtors' proposal to obtain information on asbestos-related personal injury claims. The Debtors had requested that they be permitted to conduct a sampling and analysis of a specified number of asbestos-related claims in order to evaluate the Debtors' aggregate liability for both present and future asbestos-related personal injury claims. Both the Injury Claimants' Committee and the Future Claimants' Representative objected to such request. After substantial litigation and several hearings before the Bankruptcy Court, on June 11, 1992, the Bankruptcy Court (i) established September 30, 1992, as the bar date for the filing of asbestos-related proofs of claims (the "Asbestos Bar Date"), (ii) approved a notice program designed by the Debtors to inform all potential claimants of the Asbestos Bar Date, and (iii) defined those claimants who were subject to the Asbestos Bar Date. At that time, the Bankruptcy Court, in light of its appointment of the Mediator, also deferred rendering any decision with respect to the Debtors' request to conduct a sampling of asbestos-related personal injury claims. See Section IV.C.9, entitled, "THE CHAPTER 11 CASES - Significant Events During Reorganization Mediation."

                  Pursuant to the Court-approved notice plan, Eagle-Picher sent out approximately 187,000 proof of claim forms to known claimants and their attorneys, published notice of the Asbestos Bar Date twice in approximately 88 newspapers and other periodicals, and provided visual and/or audio messages concerning the Asbestos Bar Date to approximately 400 radio and 300 television stations to be used in public service announcements. Approximately 161,000 asbestos-related claims were filed pursuant to the Asbestos Bar Date, approximately 1,000 of which sought recovery on account of alleged asbestos-related property damage. Under the Plan, the 1,600 asbestos-related claims that were filed by the General Bar Date will be treated the same as those filed by the Asbestos Bar Date.

         5.       THE DEBTORS' EXCLUSIVE RIGHT TO FILE AND CONFIRM A PLAN.

                  The Bankruptcy Court has approved five extensions of the periods during which the Debtors have the exclusive right to file and confirm a chapter 11 plan under section 1121(a) of the Bankruptcy Code (the "Exclusive Periods"). The most recent order of the Bankruptcy Court, entered on May 23, 1995, provides that the Exclusive Periods are extended until further order of the Bankruptcy Court.

                  Prior to the entry of the Bankruptcy Court's most recent order relating to the Exclusive Periods, the Bankruptcy Court had extended the Exclusive Periods until sixty days after notification by the Mediator that mediation had reached an impasse. See Section IV.C.9, entitled, "THE CHAPTER 11 CASES - Significant Events During Reorganization - Mediation." On or about June 1, 1994, the Unsecured Creditors' Committee filed with the Bankruptcy Court a motion for an order terminating or modifying the Exclusive Periods so as to permit the filing of an alternative reorganization plan on the basis, inter alia, that the mediation had reached an impasse. Alternatively, even if mediation had not reached an impasse, the Unsecured Creditors' Committee requested that the Bankruptcy Court nevertheless modify the Exclusive Periods to permit the filing of a plan proposed by the Unsecured Creditors' Committee, either alone or jointly with the Equity Committee. On or about June 6, 1994, the Equity Committee also filed with the Bankruptcy Court a motion to declare a mediation impasse and terminate the Exclusive Periods. The Debtors, the Injury Claimants' Committee, and the Future Claimants' Representative each filed an objection to the motions of the Unsecured Creditors' Committee and the Equity Committee. On July 27, 1994, after a hearing held before the Bankruptcy Court, the Bankruptcy Court denied such motions in their entirety.

                  By motion dated October 18, 1994, Smith Factors, Inc., BDS Special Opportunities Fund, L.P., and Ross Investment Partners, entities that had purchased prepetition claims against Hillsdale during the Chapter 11 Cases, filed a motion for an order terminating the Exclusive Periods of Hillsdale or, in the alternative, dismissing Hillsdale's chapter 11 case (the "Hillsdale Exclusivity Motion"). The Debtors, the Injury Claimants' Committee, and the Future Claimants' Representative each filed a response in opposition to the Hillsdale Exclusivity Motion. The Unsecured Creditors' Committee filed a combined response and motion, which renewed the Unsecured Creditors' Committee's request to terminate the Exclusive Periods as to all the Debtors (the "Renewed UCC Exclusivity Motion"). After a hearing held on December 7, 1994, by order entered on December 21, 1994, the Bankruptcy Court denied the Hillsdale Exclusivity Motion and deferred consideration of the Renewed UCC Exclusivity Motion.

                  A hearing on the Renewed UCC Exclusivity Motion was held by the Bankruptcy Court on January 18, 1995, at which time the Bankruptcy Court denied the Renewed UCC Exclusivity Motion, but indicated that it was likely to terminate the Exclusive Periods if a plan and disclosure statement were not filed on or before March 1, 1995. On February 28, 1995, the Debtors filed with the Bankruptcy Court a Consolidated Plan of Reorganization (the "Original Plan"), which also was proposed jointly with the Future Claimants' Representative and the Injury Claimants' Committee.

                  Although the Injury Claimants' Committee and the Future Claimants' Representative are also proponents of the Plan, both the Injury Claimants' Committee and the Future Claimants' Representative have explicitly agreed that the Debtors' consent to their participation in proposing and confirming a plan in no way waives the Debtors' exclusive right to file and confirm a chapter 11 plan. All parties, however, have reserved their other rights and arguments with respect to the Exclusive Periods and the support of, or opposition to, the termination thereof.

         6.       SALE OF EDI, INC. ASSETS.

                  On November 30, 1991, substantially all of the assets of EDI, Inc. were sold pursuant to an order of the Bankruptcy Court. Pursuant to the Plan, EDI, Inc. will be dissolved.

         7.       MULTIDISTRICT LITIGATION.

                  Shortly after the Petition Date, Eagle-Picher was served with an Order to Show Cause by the Judicial Panel on Multidistrict Litigation (the "MDL Panel"), in an action styled In re Asbestos Product Liability Litigation (No. VI). The order directed Eagle-Picher and other parties involved in asbestos-related personal injury litigation to show cause before the MDL Panel why all asbestos-related personal injury suits should not be consolidated before a single court. In response, Eagle-Picher took the position that the MDL Panel lacked the authority to transfer the Chapter 11 Cases. In July, 1991, the MDL Panel ordered a transfer of approximately 26,000 asbestos-related personal injury actions pending in federal courts to the United States District Court for the Eastern District of Pennsylvania (the "Pennsylvania District Court") and assigned those actions to United States District Judge Charles R. Weiner for coordinated or consolidated pretrial proceedings. The MDL Panel, however, excluded debtors that had sought relief under the Bankruptcy Code from the purview of such consolidation.

                  On August 21, 1992, the MDL Panel, at the request of Judge Weiner, issued another order to show cause with respect to certain debtors that were the subject of cases pending under the Bankruptcy Code. Pursuant to this second Order to Show Cause, Eagle-Picher and twelve other chapter 11 debtors were directed to show cause before the MDL Panel why all the bankruptcy cases of manufacturers of asbestos-containing products, including that of Eagle-Picher, should not be transferred to the Pennsylvania District Court. Eagle-Picher filed a response in opposition to such proposed transfer, and, by a decision entered on December 9, 1992, the MDL Panel declined to transfer the Chapter 11 Cases and the other asbestos-related cases currently pending under the Bankruptcy Code.

         8.       INSURANCE COVERAGE ISSUES.

                  Throughout the Chapter 11 Cases, the Debtors have been involved in litigation and negotiations addressing the scope of liability insurance coverage available to satisfy the various claims against the Debtors. In 1991, Eagle-Picher commenced an action against A.I.G. Insurance and Lexington Insurance Companies (the "Insurance Companies") seeking the recovery of amounts due Eagle-Picher for reimbursement of Eagle-Picher's damages and expenses incurred with respect to certain asbestos-related personal injury claims. The Insurance Companies agreed to pay Eagle-Picher $4,600,933.00, which they paid pursuant to an order of the Bankruptcy Court dated on or about August 21, 1991, but they refused to pay (i) claims totalling $853,074.00 that Eagle-Picher submitted to the Insurance Companies based upon a complaint diagnosis date, (ii) service fees paid by Eagle- Picher to Liberty Mutual Insurance Company ("Liberty Mutual") in the amount of $1,937,206.00, and (iii) surcharges imposed against Eagle-Picher by the Asbestos Claims Facility (the "ACF") for Eagle-Picher's share of costs incurred by the ACF in administering, defending, and diagnosing asbestos-related claims. By order entered on or about November 25, 1991, the Bankruptcy Court ordered the Insurance Companies to pay to Eagle-Picher the Liberty Mutual service fees and the ACF surcharges, with interest on both amounts from April 16, 1991, at 10% per annum. The Bankruptcy Court, however, refused to order the Insurance Companies to pay to Eagle-Picher the $853,074.00 relating to the complaint diagnosis date issue. Subsequent to the Bankruptcy Court's decision, Eagle-Picher was able to provide the Insurance Companies with sufficient information to permit the payment by the Insurance Companies of $539,074.00 of such amount.

                  The Debtors essentially have exhausted all of their liability insurance coverage for asbestos-related personal injury claims. Eagle-Picher believes, however, that certain of the policies of general liability insurance that it purchased from time to time prior to the Petition Date may provide coverage to reimburse the Debtors for payments with respect to certain claims filed against them in the Chapter 11 Cases. Eagle-Picher purchased such coverage from at least 1931 through the Petition Date and continued to purchase insurance coverage thereafter. While these policies share a broad common scope of coverage, the amounts of coverage vary from year to year, and they include various exclusions and exceptions that may be material to the Debtors' ability to collect on claims, depending upon the year of coverage.

                  Eagle-Picher has maintained primary coverage with General Accident Insurance Company of America or Liberty Mutual throughout the relevant period. In general, the primary insurer is the first required to respond to claims. Eagle-Picher's primary coverage policies typically have limits on the amount that may be paid with respect to any one claim or in the aggregate for numerous claims. They also frequently provide separate limits of coverage for separate types of claims such as bodily injury, property damage, and others. If the losses suffered by the insured exceed any of these limits, excess policies are usually required to respond if the insured has obtained them. Eagle-Picher has contracted for excess coverage continuously since 1964 to the present in amounts that vary from year to year.

                  Some of the excess policies purchased by Eagle-Picher and certain of the specific types of primary coverage may have been exhausted due to payment by the insurer of the full policy limits for certain policies or types of claims over the relevant period of years. Eagle-Picher, however, purchased tens of millions of dollars of coverage, and certain of those policies have remaining insurance coverage. Certain of the primary policies have associated with them contracts requiring Eagle-Picher to pay additional premium amounts if the policy is required to pay losses or losses above a certain threshold amount ("retrospective premium adjustments"). Certain of the primary policies also have deductible amounts or self-insured retentions, which require Eagle-Picher to pay certain amounts of each loss insured under the policy before the insurer has a duty to pay anything.

                  Eagle-Picher has notified its insurers of the claims asserted against the Debtors as to which Eagle-Picher believes it has coverage under any of the policies of insurance (including asbestos property damage claims, lead claims, and environmental claims). Eagle-Picher has been negotiating for the acceptance of coverage with certain of its insurers, and it intends at the appropriate time to make demand on and negotiate for payments with certain others that it believes should reimburse it for certain claims.

                  Eagle-Picher believes that it purchased primary liability insurance coverage from General Accident Insurance Company of America ("General Accident") from 1931 to 1964. General Accident, however, has denied that such coverage existed for that entire period. Eagle-Picher's investigation has thus far produced circumstantial evidence of this coverage, but copies of insurance policies have been recovered only for a six-year period (1952 to 1958). The indemnity limits for the available policies are, for bodily injury, $50,000 each person/$500,000 each occurrence and aggregate products and, for property damage, $5,000 each accident/$25,000 aggregate. These policies covered only certain operations and units of Eagle-Picher, however, and are subject to significant exclusions, such as an exclusion limiting products-completed operations coverage, and full utilization of such policies will require proof that insurance triggering events occurred while these policies were in effect. Eagle-Picher is not able to determine at this time how much coverage to which it is entitled from General Accident.

                  Liberty Mutual has provided Eagle-Picher with primary level liability insurance coverage continuously since 1964. Before 1968, the Liberty Mutual policies contained endorsements limiting coverage of the products-completed operations hazard. All of the Liberty Mutual policies insuring for Asbestos Personal Injury Claims have been exhausted. If Asbestos Property Damage Claims are found to trigger Liberty Mutual's policies, there is potential asbestos property damage indemnity coverage of $100,000 per occurrence/$300,000 aggregate from 1968 through 1975, $500,000/$500,000 from
1976 through 1979, and $1,000,000/$1,000,000 from 1979 through 1981.

                  Liberty Mutual's coverage is also applicable to environmental property damage claims. Such coverages have been available from 1964 to the present. After 1970, however, the Liberty Mutual policies contained various pollution exclusions. Eagle-Picher does not concede the efficacy of these exclusions. The cumulative aggregate indemnity limit of such coverage without such exclusions is approximately $4,900,000. Further, after 1990, the Liberty Mutual policies featured $500,000 self-insured retentions for each loss, which are Eagle-Picher's responsibility.

                  All of Liberty Mutual's liability coverage is subject to various exclusions, and some policies were subject to retrospective premium adjustments. Further, Liberty Mutual has reserved all of its defenses with respect to its policies. Eagle-Picher is not able to determine at this time how much coverage to which it is entitled from Liberty Mutual.

                  Eagle-Picher also has maintained excess liability coverage, in varying amounts, since 1967. Substantially all such coverage from 1967 to 1979 has been exhausted or otherwise is unavailable with respect to Asbestos Personal Injury Claims, and all such coverage has contained an asbestos bodily injury exclusion from 1979 to date. With respect to Asbestos Property Damage Claims, substantially all excess coverage from 1967 to 1979 has been exhausted (due to payments on Asbestos Personal Injury Claims), and all such coverage has contained an asbestos property damage exclusion from 1982 to date. With the exception of a policy issued by American Employers' Insurance Company ("American Employers") for the period 1967 to 1970, all excess coverage also contains some form of pollution exclusion. Eagle-Picher does not concede the efficacy of these exclusions. The indemnity limits of the referenced American Employers policy are $5,000,000 per occurrence and $5,000,000 aggregate products and occupational disease. Eagle-Picher is not able to determine at this time how much coverage to which it is entitled from American Employers or other excess insurers.

                  The Debtors have reached a tentative agreement with Liberty Mutual to resolve the coverage disputes between Liberty Mutual and the Debtors (the "Liberty Mutual Settlement"). The Liberty Mutual Settlement, however, remains subject to the completion of final documentation, and several issues have arisen during the course of such documentation on which the parties, to date, have failed to reach agreement. Moreover, the Liberty Mutual Settlement requires the approval by the Bankruptcy Court. If the Liberty Mutual Settlement is completed, the Debtors would expect the basic terms of the Liberty Mutual Settlement to be as follows:

                  - Liberty Mutual will release all claims against the Debtors, other than certain claims relating to workers' compensation coverages provided by Liberty Mutual to the Debtors, which coverages will continue and will withdraw all proofs of claim filed in the Chapter 11 Cases.

                  - By the later of (i) ten business days after the Bankruptcy Court's order approving the Liberty Mutual Settlement has become a final order or (ii) February 28, 1997, Liberty Mutual shall remit to Eagle-Picher the sum of $13.8 million. It is a condition to the effectiveness of the Liberty Mutual Settlement that the Bankruptcy Court's order approving the Liberty Mutual Settlement becomes a final order on or before the date on which the Confirmation Order becomes a final order.

                  - After Eagle-Picher's receipt of the $13.8 million from Liberty Mutual, the Debtors shall be deemed to have released Liberty Mutual from all claims under certain listed policies (essentially, all policies issued by Liberty Mutual in favor of one or more of the Debtors prior to the Petition Date), other than claims relating to the continued workers' compensation plans.

                  - Liberty Mutual will be permitted to retain the amounts paid by Eagle-Picher to Liberty Mutual under the Interim Agreement, dated as of January 15, 1988, between Eagle-Picher and Liberty Mutual.

                  If other insurers that Eagle-Picher believes are responsible do not agree to pay Eagle-Picher, Eagle-Picher may elect to initiate litigation against such insurers to compel payment. Any such litigation, of course, will be very complex. The court must determine which, if any, claims are covered, and from which policy or policies the covered claims will be paid. Eagle-Picher also expects that the insurers would assert defenses to any coverage action relating to, inter alia, the terms and conditions of the policies, specific and general policy exclusions, and exhaustion of certain policies through other payments. Certain of the claims may be resolved within the deductible amount so that no coverage is available. In addition, certain of Eagle-Picher's excess insurers have become insolvent and are being reorganized pursuant to applicable law. Therefore, some of Eagle-Picher's apparent insurance may not be available due to such defenses or insolvencies.

         9.       MEDIATION.

                  On June 5, 1992, the Bankruptcy Court appointed Jerry Lawson (the "Mediator") as a mediator to assist in the negotiation of a consensual plan of reorganization in the Chapter 11 Cases. Early in 1993, the Mediator focused the discussions among the Debtors, the Injury Claimants' Committee, and the Future Claimants' Representative because, in the aggregate, the Injury Claimants' Committee and the Future Claimants' Representative represent the holders of the most significant claims that must be addressed in the Chapter 11 Cases. On November 10, 1993, the Debtors announced that, under the auspices of the Mediator, the Debtors, the Injury Claimants' Committee, and the Future Claimants' Representative reached an agreement on the principal elements of a plan of reorganization (the "Agreement in Principle"). See Section IV.C.10, entitled, "THE CHAPTER 11 CASES - Significant Events During the Chapter 11 Cases - The Agreement in Principle and the Original Plan."

         10.      THE AGREEMENT IN PRINCIPLE AND THE ORIGINAL PLAN.

                  As a result of the Agreement in Principle, Eagle-Picher recorded a provision in the fourth quarter of 1993 of $1.135 billion to increase the asbestos liability subject to compromise on its books to $1.5 billion. Eagle-Picher viewed the $1.5 billion value as a compromise and settlement of its liability on account of Asbestos Personal Injury Claims and Lead Personal Injury Claims.

                  The Original Plan was modeled on the essential elements of the Agreement in Principle. As with this Plan, the Original Plan proposed to channel all Asbestos Personal Injury Claims and Lead Personal Injury Claims to the PI Trust for allowance and distribution. Under the Original Plan, the Plan Proponents proposed to use the $1.5 billion value assigned to Eagle-Picher's aggregate liability on account of Asbestos Personal Injury Claims and Lead Personal Injury Claims to determine the extent to which the PI Trust would share in the Distribution Value. The Debtors estimated that holders of Unsecured Claims and Environmental Claims would have received a recovery under the Original Plan equal to approximately 42.56% of their Allowed Claims.

                  Both the Unsecured Creditors' Committee and the Equity Committee objected to the use of the $1.5 billion value in the Original Plan on the ground that such figure placed too high an estimate on the value of Asbestos Personal Injury Claims.

         11.      THE OFFSITE NEGOTIATIONS.

                  In June of 1995, the Mediator convened a two-day offsite mediation (the "Offsite Negotiations") with representatives of the Debtors, the Unsecured Creditors' Committee, the Injury Claimants' Committee, the Future Claimants' Representative, the Equity Committee, and their respective attorneys in an effort to reach a consensual resolution of the outstanding issues relating to the Original Plan and the Agreement in Principle. The focus of the discussions during the Offsite Negotiations was on reaching a consensus among the Injury Claimants' Committee, the Future Claimants' Representative, and the Unsecured Creditors' Committee. Despite the extensive negotiations between the parties, the parties were unable to reach agreement regarding the respective treatment of Unsecured Claims and Asbestos Personal Injury Claims under a plan of reorganization. Following the Offsite Negotiations, the Bankruptcy Court presided over a status conference involving all parties in interest to discuss, inter alia, how to resolve the dispute among the parties over the value of Asbestos Personal Injury Claims.

         12.      THE ESTIMATION PROCEEDINGS.

                  To resolve such dispute, on July 12, 1995, the Debtors filed with the Bankruptcy Court a motion requesting that the Bankruptcy Court estimate the value of the Asbestos Personal Injury Claims, in the aggregate, for purposes of determining the relative distributions of value under the Original Plan, as it may be modified (the "Estimation Motion"). Subsequent to the filing of the Estimation Motion, various discovery took place among the parties. This discovery primarily consisted of the production of certain documents as well as depositions of the various experts retained by the Debtors, the Official Committees and the Future Claimants' Representative who intended to testify at the hearing on the Estimation Motion.

                  In response to the Estimation Motion, the Unsecured Creditors' Committee filed a motion to withdraw the reference so that the District Court, not the Bankruptcy Court, would preside over the proceeding relating to the Estimation Motion (the "Estimation Proceeding"). The Unsecured Creditors' Committee argued, inter alia, that the Bankruptcy Court should not preside over the Estimation Proceeding because the Estimation Proceeding was not a "core" proceeding within the meaning of 28 U.S.C. Section 157(b). In addition, the Unsecured Creditors' Committee requested the Bankruptcy Court to adjourn the Estimation Proceeding until the District Court ruled on the Unsecured Creditors' Committee's request to withdraw the reference. The Debtors objected to the proposal to delay the Estimation Proceeding and further requested that the Bankruptcy Court rule that the Estimation Proceeding was, in fact, a core proceeding. By order dated September 13, 1995, the Bankruptcy Court denied the Unsecured Creditors' Committee's request to delay the Estimation Proceeding and ruled that the Estimation Proceeding constituted a core proceeding within the meaning of 28 U.S.C.Section 157(b).

                  In September and October of 1995, the Bankruptcy Court held hearings on the Estimation Proceeding. At the Estimation Proceeding, the Court heard testimony from Dr. John F. Burke, Jr. (the expert witness for the Future Claimants' Representative), Dr. B. Thomas Florence (the expert witness for the Debtors), Dr. Mark A. Peterson (the expert witness for the Injury Claimants' Committee), Scott Beiser (the expert witness for the Unsecured Creditors' Committee), and Dr. Roman L. Weil (the expert witness for the Equity Committee).

                  On December 4, 1995, the Bankruptcy Court entered the Estimation Order. In estimating the aggregate value of Asbestos Personal Injury Claims as of the Petition Date, the Bankruptcy Court accepted the testimony of Dr. Peterson with respect to the value of unliquidated claims lodged against Eagle-Picher prior to the Petition Date ("open claims"), who placed a value of $492 million on the open claims as of mid-1991. The Bankruptcy Court then, using a present value formula, calculated the value of open claims as of the Petition Date to be $478 million. In calculating the value of "future claims" (defined by the Bankruptcy Court, for the purposes of the Estimation Proceeding, as all claims filed and expected to be filed against Eagle-Picher after the Petition
Date), the Bankruptcy Court accepted the testimony of Dr. Florence, who placed a value of $2,631,458,688 on such claims as of 1995. The Bankruptcy Court also "present valued" such figure to arrive at a value of $2,024,511,000 for future claims as of the Petition Date. Accordingly, the Bankruptcy Court estimated the aggregate value of all Asbestos Personal Injury Claims as of the Petition Date to be $2,502,511,000.

                  Following the entry of the Estimation Order, notices of appeal from the Estimation Order were filed by the Unsecured Creditors' Committee, the Equity Committee, and Teachers Insurance and Annuity Association and The Baupost Group, Inc. (two members of the Unsecured Creditors' Committee that had filed an objection to the estimation proceeding with the Bankruptcy Court).

                  In such appeals, the appellants argue, inter alia, that (i) the Bankruptcy Court made a mistake in present valuing future claims by only discounting such claims back four and one-half years, and (ii) the Bankruptcy Court used the incorrect discount rate in calculating the present values of claims. If the appellants are correct under the first claim of error, then the aggregate value of Asbestos Personal Injury Claims as of the Petition Date would be reduced by approximately $500 million. The Unsecured Creditors' Committee has alleged that, if the appellants are correct under the second claim of error, then the aggregate value of all Asbestos Personal Injury Claims as of the Petition Date also would be reduced by approximately $500 million. The Plan Proponents believe that the Bankruptcy Court acted correctly in valuing the Asbestos Personal Injury Claims at approximately $2.5 billion and believe that the Estimation Order will be affirmed on appeal.

                  On June 14, 1996, the District Court heard oral argument with respect to the appeals of the Estimation Order. At the conclusion of such hearing, the District Court reserved decision. To date, no decision has been rendered by the District Court in such appeals.

                  As a result of the Estimation Order, the Plan Proponents revised the Original Plan to take into account the Bankruptcy Court's estimate of the aggregate value of Asbestos Personal Injury Claims. The Second Amended Plan used the value of $2,502,511,000, not the $1.5 billion used in the Original Plan, to determine the PI Trust's allocable share of the Distribution Value.

                  Subsequent to the filing of the Second Amended Plan, the Plan Proponents and the Unsecured Creditors' Committee engaged in further negotiations in an effort to resolve the issues raised by the appeals of the Estimation Order. As a result of these negotiations, the parties have reached a compromise and settlement with respect to the issues raised in such appeals. Pursuant to such compromise and settlement, the parties have agreed to (i) fix the PI Trust Share at $2,000,000,000, (ii) deem the appeal of the Estimation Order by the Unsecured Creditors' Committee dismissed with prejudice upon the Effective Date, and (iii) allow the financial advisers to the Unsecured Creditors' Committee to consult with the Debtors' financial advisers in determining the interest rate on the Divestiture Notes.

         13.      RESOLUTION OF OTHER SIGNIFICANT CLAIMS.

                  a.       LEAD-RELATED PROPERTY DAMAGE CLAIMS.

                  In November, 1990, Eagle-Picher was served with a suit by the City of Philadelphia (the "Philadelphia Action"), which sought certification of a class action on behalf of all cities in the United States with a population over 100,000 and their affiliated housing authorities. The Philadelphia Action sought monetary damages for inspection, testing, monitoring, or abatement costs related to the presence of lead paint in buildings located in the cities. It also sought to recover costs incurred to screen, test, diagnose, and treat residents in connection with the alleged hazards of lead paint. Eagle-Picher was alleged to be liable because it manufactured lead chemicals used as pigment by the manufacturers of the paint. This suit and an amended complaint filed by the same plaintiffs were dismissed in their entirety, and the dismissal was affirmed by the United States Court of Appeals for the Third Circuit. A proof of claim filed in the Chapter 11 Cases asserting a claim with respect to the Philadelphia Action by the City of Philadelphia, and similar proofs of claim filed on behalf of the Philadelphia Housing Authority and the City of Dallas, Texas, were withdrawn in their entirety.

                  The Philadelphia Action is similar to one served on Eagle-Picher and other manufacturers of lead chemicals used as pigment by paint manufacturers in June, 1989 by the City of New York, which sought indemnity for costs that New York had incurred and would incur because residents of housing owned by the City of New York were allegedly injured by ingesting paint in that housing. Counts in this suit alleging negligence and strict product liability have been dismissed. Certain other counts are still pending. The City of New York did not file a claim in the Chapter 11 Cases by the General Bar Date, but, in November, 1993, it filed three proofs of claim with respect to the litigation, each seeking $50 million in damages. Eagle-Picher filed an objection in the Bankruptcy Court seeking to have such claims disallowed on the basis that they were filed after the General Bar Date. The City of New York responded that it had not received notice of the General Bar Date, and therefore, should be permitted to file late-filed claims. By a decision and judgment entered on November 22, 1994, the Bankruptcy Court accepted Eagle-Picher's argument and refused to permit the City of New York to file its three late-filed proofs of claim.

                  As a result of these actions in the Bankruptcy Court, no lead-related property damage claims currently exist against the Debtors' estates.

                  b.       LEAD PERSONAL INJURY CLAIMS.

                  In late 1987, litigation was initiated in Massachusetts against Eagle-Picher and numerous other defendants, in which the plaintiffs alleged personal injuries resulting from ingestion of lead-containing paint. In these cases, the plaintiffs sued Eagle-Picher, four other manufacturers of lead paint, and a trade association, The Lead Industries Association. By virtue of the commencement of the Chapter 11 Cases, these actions were stayed against Eagle-Picher.

                  In one of the cases, however, the remaining defendants moved for summary judgment in their favor. On July 2, 1992, the United States District Court for the District of Massachusetts (the "Massachusetts District Court") granted summary judgment in favor of such defendants because the plaintiff could not identify which defendant had supplied the lead pigment for the allegedly injury- causing paint. The Massachusetts District Court refused to apply collective liability theories to allow the plaintiff to assert a claim against all of the lead chemical manufacturers and the trade association to which they belonged. On September 10, 1993, the United States Court of Appeals for the First Circuit affirmed the granting of summary judgment in favor of defendants. Santiago v. Sherwin Williams Company, 782 F. Supp. 186 (D. Mass. 1992), aff'd, 3 F.3d 546 (1st Cir. 1993).

                  In its affirmance of the Massachusetts District Court's opinion, the First Circuit held that Massachusetts courts have not accepted, and would not accept, as a matter of law, the collective liability theories, including market share liability, pursued in Santiago. Even accepting the plaintiff's assertions, for the sake of argument, that the Massachusetts Supreme Judicial Court (the "SJC") would in some circumstances allow a plaintiff to recover under a market share theory, the First Circuit found that those circumstances were not present in the Santiago case:

                  Simply put, allowing plaintiff's market share claim to proceed despite plaintiff's inability to pinpoint with any degree of precision the time the injury-causing paint was applied to the house on Leston Street would significantly undermine both of the articulated reasons for the identification requirement. The record before us reflects that the layers of lead paint were applied to the house's walls at various indeterminable points in time between 1917 and 1970. It also indicates that defendants' contributions to the lead paint market varied significantly during the time period. Given these facts, it is difficult to discern the basis upon which any market share determination would be premised. At any rate, it is evident that the adoption of plaintiff's theory would not be consistent with the SJC's admonition that wrongdoers be held liable only for the harm they have caused.

3 F.3d at 550.

                  More recently, the trial court in Alvin Wright, et al. v. Lead Industries Association, Inc., et al., Case No. 94363042/CL190487, pending in the Circuit Court for Baltimore City, dismissed certain claims against certain manufacturers of lead chemicals and lead paint on the ground that the plaintiffs had failed to produce any evidence linking such manufacturers to their injuries. The court also dismissed the plaintiffs' conspiracy claims as to all defendants on the ground that there were no facts that indicated that the defendants had conspired with each other to conceal the knowledge of the dangers of lead paint.

                  As of the General Bar Date, 128 non-duplicative proofs of claim were filed in the Chapter 11 Cases asserting liability for personal injuries against Eagle-Picher on account of lead chemicals allegedly manufactured and sold by Eagle-Picher. Four of such claims have been withdrawn voluntarily at Eagle-Picher's request. In the wake of the Santiago decision, Eagle-Picher objected to the claims of eight plaintiffs in the Massachusetts actions in their entirety on the ground that the Santiago decision and the resolutions of the other actions were dispositive of such claims. One of these claims was disallowed after the plaintiff failed to file a response. By order dated June 9, 1995, the Bankruptcy Court granted Eagle-Picher's motion for summary judgment with respect to the remaining seven claims and disallowed such claims in their entirety.

                  In December 1994, the Eighth District Court of Appeals, Cleveland, Ohio, ruled that a plaintiff in a lawsuit alleging personal injuries resulting from ingestion of lead-containing paint, pending as Renita Jackson, et al. v. The Glidden Co., et al., in state court in Cuyahoga County, Ohio, may pursue claims against defendants who manufactured lead pigment. The trial court had dismissed the plaintiff's enterprise liability, market share, and alternative liability theories pursuant to a defense motion to dismiss. The Ohio Appeals Court, however, upheld the dismissal of the enterprise liability count, but reversed as to the market share and alternative liability counts.

                  In light of the Santiago and Wright decisions and notwithstanding the Ohio Appeals Court decision, the Debtors believe that, under current law, holders of Lead Personal Injury Claims do not have any theory of law on which they can prevail in obtaining a recovery on such Claims. The Plan defines a "Lead Personal Injury Claim" as, generally speaking, any right, claim, remedy, Demand, or liability, whether known or unknown, for death, bodily injury, or other personal damages (whether physical, emotional, or otherwise) to the extent caused or allegedly caused, directly or indirectly, by exposure to products that contained lead chemicals that were manufactured, sold, supplied, produced, distributed, or in any way marketed by any of the Debtors prior to the Petition Date. The term "Lead Personal Injury Claim" includes presently known Claims as well as Claims and Demands that become known after the Confirmation Date. Such term also includes any right, claim, remedy, Demand, or liability for contribution, reimbursement, or indemnification on account of a Lead Personal Injury Claim.

                  Under the Plan, the Lead Personal Injury Claims are being channeled to the PI Trust. If, when, and to the extent that the Lead Personal Injury Claims constitute cognizable claims, the sole recourse for the holders of Lead Personal Injury Claims will be the PI Trust, in accordance with the procedures developed by the Trustees of the PI Trust and consistent with the terms of the Asbestos and Lead PI Trust Agreement. The holders of such Claims will not be permitted to assert their Claims against the Reorganized Debtors. For a description of the PI Trust and the Asbestos and Lead PI Trust Agreement, see Section , entitled, "THE PI TRUST."

                  c.       ASBESTOS RELATED PROPERTY DAMAGE CLAIMS.

                  As discussed above, prior to the Petition Date, Eagle-Picher and numerous other companies also were sued in both state and federal courts by various entities that own or operate commercial properties and public buildings, such as school districts, counties, cities, states, libraries, and hospitals, based on allegations that asbestos or asbestos-containing products are or may be in the buildings. One hundred forty-nine such lawsuits were instituted against Eagle-Picher prior to the filing of its chapter 11 petition, including two that had been certified as class actions prior to the filing. One hundred lawsuits were disposed of through dismissals by the court following rulings on pre-trial motions, or voluntarily by the plaintiffs. Eagle-Picher settled seven of these cases for less than $22,000 in the aggregate prior to filing its chapter 11 petition.

                  "Asbestos Property Damage Claims" are those Claims against any of the Debtors for damages arising from the presence in buildings or other structures of asbestos or asbestos-containing products that was or were manufactured, sold, supplied, produced, distributed, or in any way marketed by any of the Debtors. The term, however, does not include Claims for reimbursement, contribution, indemnification, or subrogation on account of Asbestos Property Damage Claims, which Claims are treated as Unsecured Claims in Class 20.

                  Asbestos Property Damage Claims in the aggregate amount of approximately $11.5 billion were filed against the Debtors by the Asbestos Bar Date. The Debtors do not believe, however, that they have any material liability on account of Asbestos Property Damage Claims, and their estimates of Distributions to Claimants under the Plan have assumed that the Asbestos PD Trust, which the Debtors propose to establish pursuant to the Plan, will be funded with consideration (whether cash or Senior Unsecured Sinking Fund Debentures) having a value of no more than $3 million.

                  Of the proofs of claim still pending against the Debtors that assert Asbestos Property Damage Claims, five purport to be class proofs of claims. Four of the purported class proofs of claims were filed on behalf of classes that have been certified or conditionally certified in lawsuits that were pending against Eagle-Picher as of the Petition Date: (i) the National School Class Action, which was commenced in the United States District Court for the Eastern District of Pennsylvania in 1983, on behalf of all elementary and secondary public school districts and private schools in the United States; (ii) the Michigan School Class Action, which was commenced in Michigan state court in October of 1984 by the Detroit Board of Education on behalf of itself and the several hundred other public school districts and private schools located in Michigan; (iii) the University Class Action, which was commenced in the United States District Court for the District of South Carolina in 1987 by Central Wesleyan College on behalf of itself and all public or private colleges and universities in the United States, and (iv) the Prince George Class Action, which was commenced in Pennsylvania state court in 1990 on behalf of all private owners of buildings within the United States that were leased or subleased to the federal government or any agency, department, or unit thereof, on or after May 30, 1986, in which buildings asbestos-containing materials were or are present. The other purported class proof of claim purports to have been filed on behalf of the "American Hospital Association Class," a group of hospitals that did not have any action pending against any of the Debtors prior to the Petition Date and that has not been certified (conditionally or otherwise) in any existing action.

                  On or about February 7, 1996, the American Hospital Association filed a motion with the Bankruptcy Court, in which it requested the Bankruptcy Court to estimate Asbestos Property Damage Claims and/or temporarily allow Asbestos Property Damage Claims for voting purposes. Both the Debtors and the Future Claimants' Representative filed objections to such motion on the grounds that it is premature because the Bankruptcy Court will not have to estimate Asbestos Property Damage Claims if Class 16 votes to accept the Plan and unnecessary because the Debtors intend to provide procedures by which holders of Asbestos Property Damage Claims can vote on the Plan. After a hearing on such motion, the Bankruptcy Court denied such motion.

                  On or about February 15, 1996, the Debtors filed with the Bankruptcy Court an objection to certain Asbestos Property Damage Claims (the "First Omnibus PD Claims Objection"). The First Omnibus PD Claims Objection related only to Asbestos Property Damage Claims that were not the subject of a pending lawsuit against Eagle-Picher as of the Petition Date and asserted that the claims objected to are barred (i) by virtue of the applicable state statute of repose or statute of limitations and/or (ii) because the claimant failed to identify adequately on its proof of claim any information on which Eagle-Picher could determine when such claim arose. Responses to the First Omnibus PD Claims Objection were filed by certain holders of Asbestos Property Damage Claims, including Concordia College, the members of the American Hospital Association, and the states of Kansas, Wyoming, Illinois, Tennessee, Delaware, Texas, Pennsylvania, Colorado, and Virginia. On or about April 25, 1996, the Bankruptcy Court entered an order disallowing 123 Asbestos Property Damage Claims that had been the subject of the First Omnibus PD Claims Objection, but as to which a timely response or request for an extension of time within which to file a response was not filed.

                  On or about May 15, 1996, the Debtors filed with the Bankruptcy Court their Second Omnibus PD Claims Objection. Although certain holders of Asbestos Property Damage Claims (including all the states whose claims were the subject of the Second Omnibus PD Claims Objection) filed responses to the Second Omnibus PD Claims Objection, the holders of approximately 216 Asbestos Property Damage Claims failed to file timely responses to the Second Omnibus PD Claims Objection or seek an extension of time within which to answer. On or about July 12, 1996, the Bankruptcy Court entered an order disallowing such claims.

                  d.       THE AMERICAN IMAGING LITIGATION.

                  Since the beginning of the Chapter 11 Cases, American Imaging Services, Inc. and William J. Opincar (collectively, the "American Imaging Litigants") attempted to pursue a lawsuit against Eagle-Picher and certain of its key officers that was commenced prior to the Petition Date in the United States District Court for the Northern District of Texas (the "Texas District Court"). Shortly after the Petition Date, the Bankruptcy Court denied a motion by the American Imaging Litigants to modify the automatic stay to continue the litigation in the Texas District Court. In response to an action brought by Eagle-Picher, the Bankruptcy Court also enjoined the American Imaging Litigants from continuing their litigation against the key officers. This order was appealed by the American Imaging Litigants and ultimately was affirmed by the United States Court of Appeals for the Sixth Circuit.

                  Although the complaint filed with the Texas District Court alleged that the American Imaging Litigants were seeking approximately $185 million in damages against the defendants, on or before the General Bar Date each of the American Imaging Litigants filed a proof of claim in the Chapter 11 Cases for damages of $500 million.

                  The claims that were asserted in the American Imaging Litigants' proofs of claim were based upon those asserted in the litigation before the Texas District Court. The claims in such litigation rested on a theory that Eagle-Picher, which was the majority shareholder of American Imaging Services, Inc., and certain of Eagle-Picher's officers engaged in a complex conspiracy and committed numerous breaches of their so-called fiduciary duty to the American Imaging Litigants in order "to misappropriate the assets, and the proprietary software and technology of American Imaging for the private gain of" Eagle-Picher and certain American Imaging employees who are unrelated to Eagle-Picher and the officer defendants.

                  Given the magnitude of the American Imaging Litigants' asserted claims, in August 1993, Eagle-Picher concluded that an effective reorganization plan could not be confirmed until the claims of the American Imaging Litigants were resolved. At that time, Eagle-Picher filed with the Bankruptcy Court an objection to the American Imaging Litigants' claims and requested that the Bankruptcy Court consolidate the claims against the officers in the Texas District Court with resolution of the objection in the Bankruptcy Court.

                  By order entered on or about January 24, 1994, the Bankruptcy Court denied Eagle- Picher's motion and ordered that all claims asserted by the parties be resolved in the Texas District Court. The Bankruptcy Court further lifted the automatic stay as against Eagle-Picher and vacated the injunction with respect to the officers so as to permit the litigation to proceed. The Bankruptcy Court, however, left open the possibility of a transfer of venue to the United States District Court for the Southern District of Ohio (the "District Court") if Eagle-Picher could satisfy the venue transfer requirements under general federal law. On or about May 3, 1994, Eagle-Picher filed with the Texas

District Court a motion to transfer venue to the District Court, which motion was denied by the Texas District Court on or about June 30, 1994.

                  In November of 1994, after engaging in extensive discovery and filing cross-motions for summary judgment, both Eagle-Picher and the American Imaging Litigants had sufficient knowledge of the underlying facts and applicable law such that they either needed to try to reach a settlement or fully prepare the case for a jury trial. Therefore, the parties agreed to participate in nonbinding mediation to determine whether a settlement could be reached.

                  As a result of these mediation efforts, on or about December 9, 1994, the parties agreed to a settlement, pursuant to which the American Imaging Litigants agreed to release all claims against Eagle-Picher and the officer defendants in exchange for Eagle-Picher's cash payment to William J. Opincar in the amount of $525,000.00 and the assignment of all Eagle-Picher's claims under a certain promissory note previously issued by American Imaging to Eagle-Picher, as well as all Eagle-Picher's shares in American Imaging. The underwriters of Eagle-Picher's Directors and Officers Liability Insurance agreed to fund 50% of the settlement payment, making the actual out-of-pocket cost to Eagle-Picher of the settlement $262,500.00.

                  On or about December 19, 1994, Eagle-Picher filed with the Bankruptcy Court a motion seeking approval of its settlement with the American Imaging Litigants. No objections to such motion were filed, and on January 20, 1995, the Bankruptcy Court entered an order approving such settlement.

                  e.       THE GATES ENERGY PRODUCTS LITIGATION.

                  On or about January 6, 1992, Gates Energy Products, Inc. ("Gates") commenced an action against Eagle-Picher in the Bankruptcy Court. In such action, Gates alleged that, both before and after the Petition Date, Eagle-Picher "willfully and deliberately" infringed patents owned by Gates by making, using, offering to sell, and selling the patented inventions without authority.

                  By motion filed on May 8, 1992, Gates requested that the reference from the District Court to the Bankruptcy Court be withdrawn so that the litigation could be heard by the District Court. By order entered on February 26, 1993, the District Court granted such motion and presided over the litigation.

                  After a jury trial conducted before the District Court, on or about March 15, 1994, the jury returned a verdict in favor of Eagle-Picher, and the District Court entered an amended final judgment (the "Gates Judgment") on or about March 18, 1994. On or about March 29, 1994, Gates filed a motion with the District Court for judgment as a matter of law or, in the alternative, for a new trial pursuant to Fed R. Civ. P. 50(b) and 59. By order dated June 20, 1994, such motion was denied by the District Court (the "JNOV Order"). On or about July 20, 1994, Gates appealed the Gates Judgment and the JNOV Order to the United States Court of Appeals for the Federal Circuit.

                  Eagle-Picher filed a cross-appeal with respect to the District Court's denial of Eagle- Picher's request that Gates be ordered to pay Eagle-Picher's fees in such action. In June of 1995, after oral argument before the Federal Circuit, the Federal Circuit denied both appeals. The deadline for seeking further review of such appeals expired in November of 1995 without either party having sought further review of the Federal Circuit's decision.

                  f.       THE BLUE DOVE LITIGATION.

                  Pursuant to a complaint dated June 18, 1993, Eagle-Picher and Transicoil commenced a multi-count adversary proceeding against Blue Dove Development Associates Limited Partnership ("Blue Dove") and K-JEM, Inc., Blue Dove's general partner, relating to the lease (the "Blue Dove Lease") governing Transicoil's office and manufacturing facility (the "Transicoil Leased Premises"). Eagle-Picher is the guarantor of Transicoil's obligations under the Blue Dove Lease, and Blue Dove is the landlord thereunder. It is the position of Eagle-Picher and Transicoil that Blue Dove, as a result of its failure to obtain permanent financing for the Transicoil Leased Premises, has overcharged Transicoil several hundreds of thousands of dollars in base rent and advance rent. Additionally, Transicoil and Eagle-Picher have contended that Blue Dove fraudulently compelled Transicoil to assume the Blue Dove Lease in the Chapter 11 Cases based upon Blue Dove's representation that it was actively seeking permanent financing for the Transicoil Leased Premises, but that it could not obtain such financing unless the Blue Dove Lease was assumed. In a letter to the Bankruptcy Court dated November 15, 1994, Transicoil and Eagle-Picher advised the Bankruptcy Court that they were prepared to withdraw the claims that are based upon this theory.

                  Subsequent to the filing of the complaint, Blue Dove alleged that Transicoil was in default under the Blue Dove Lease by failing to pay certain rents under the Blue Dove Lease. As a result, Blue Dove filed a counterclaim against Transicoil and Eagle-Picher alleging that Transicoil has breached the Blue Dove Lease and therefore is liable for damages in the form of past due base rent, past due advance rent, interest, and accelerated rents through June 30, 2005 in the total amount of approximately $12 million.

                  Transicoil and Eagle-Picher filed two joint motions for partial summary judgment on November 15, 1994. Blue Dove responded and filed a cross-motion for summary judgment. On or about December 21, 1995, the Bankruptcy Court entered decisions denying all three summary judgment motions. Eagle-Picher and Transicoil are seeking leave of the District Court to appeal the Bankruptcy Court's denial of their motion for summary judgment with respect to the original relief sought in the adversary proceeding, based upon the assertion that the Bankruptcy Court misread the Blue Dove Lease in denying the summary judgment motion of Eagle-Picher and Transicoil. The motion for leave to appeal is sub judice.

                  g.       ENVIRONMENTAL CLAIMS.

                  In view of the Debtors' 152-year history as industrial and manufacturing companies, a significant number of environmental issues and claims have had to be addressed in the Chapter 11 Cases. To address the broadest possible range of claims in the Chapter 11 Cases, the Debtors sent special notices of the General Bar Date to entities associated with facilities that any of the Debtors or their predecessors in interest formerly owned or operated, federal and state regulatory agencies, and to entities that were identified as potentially responsible parties ("PRPs") at Superfund sites as to which any of the Debtors also was identified as a PRP.

                  Among the most significant claims asserted against the Debtors' estates were the claims of the EPA and the Department of the Interior ("DOI") and certain state regulatory agencies with respect to alleged liability of the Debtors for environmental cleanup costs. On March 23, 1995, the Debtors lodged with the Bankruptcy Court a settlement agreement with the EPA, DOI, and certain state regulatory agencies (the "Environmental Settlement Agreement"). Pursuant to the Environmental Settlement Agreement, the Debtors have agreed to resolve the environmental-related claims of the EPA, DOI, and the states of Arizona, Michigan, and Oklahoma (the "State Parties") in the following manner:

                  - For cleanup of 23 specified Superfund sites to which the Debtors allegedly sent waste prior to the Petition Date and which are not owned by the Debtors and one site resolved with respect to a state (the "Liquidated Sites"), the EPA, DOI, and the State Parties collectively will have an allowed, general unsecured claim in the Chapter 11 Cases in the aggregate amount of $42,572,500. In addition, the EPA will have an Allowed Administrative Expense in the amount of $150,000 for certain expenses incurred in connection with the Superfund site commonly referred to as the Cherokee County Site, in Cherokee County, Kansas. The EPA also will have an allowed, general unsecured claim in the amount of $1,126,500 (75% of which is to be subordinated) relating to certain prepetition civil penalties for alleged violations of the Clean Water Act at Eagle-Picher's Joplin, Missouri, facility.

                  - Certain liabilities that arose after the Petition Date or with respect to "Debtor-Owned Sites" (defined to mean properties or sites owned by any of the Debtors at or at any time after the Effective Date of the Plan) will not be discharged in the Chapter 11 Cases.

                  - Claims with respect to "Additional Sites" (i.e., sites other than the Liquidated Sites and the Debtor-Owned Sites) will not be discharged, but will be satisfied as and when they arise; however, they will be satisfied in substantially the same manner and with the same value as such claims would have been satisfied if they had been Unsecured Claims under Class 20 of the Plan as of the Effective Date of the Plan. The Debtors have reserved all of their arguments and defenses under applicable environmental laws with respect to any claims that may be asserted against them at any of the Additional Sites. The Environmental Settlement Agreement, thus, would allow the Debtors to deal with as yet unknown claims under the Plan substantially on the same terms with which they would have been treated if they were currently known and liquidated, thereby permitting the Debtors to avoid potentially costly litigation over whether such claims constitute dischargeable "claims" in the Chapter 11 Cases.

                  - Upon approval by the Bankruptcy Court of the Environmental Settlement Agreement, contribution claims relating to the Liquidated Sites, which were filed by over 96 co-liable PRPs in an aggregate amount of $1.754 billion, would be barred by operation of section 113(f) of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9613(f).

                  On April 17, 1995, the Debtors filed a motion with the Bankruptcy Court requesting approval of the Environmental Settlement Agreement. Objections to the Environmental Settlement Agreement were filed by the following parties:

                  - Unsecured Creditors' Committee, which objected on the ground that the Environmental Settlement Agreement does not take into account the possibility that CERCLA's liability scheme may, at some time in the future, be changed to be more favorable to potentially responsible parties such as the Debtors;

                  - HON Industries, Inc., which objected to the allocation of a $45,000 claim in favor of the EPA with respect to the Cedartown Municipal Landfill Site;

                  - Morfontaine Properties, which objected to the disallowance of claims sought by the Debtors in connection with the Environmental Settlement Agreement on the basis that the contribution protection provided by CERCLA allegedly does not bar contractual indemnification claims; and

                  - Certain potentially responsible parties at the Jasper County and Cherokee County Superfund sites (collectively, the "Jasper and Cherokee PRPs"), which argued that the claim in favor of the EPA with respect to such sites did not reflect Eagle-Picher's allocable share of the present and future cleanup costs relating to such sites, that the Jasper and Cherokee PRPs' contribution claims against Eagle-Picher were not barred by CERCLA's contribution protections, and that the Jasper and Cherokee PRPs' contingent contribution claims should not be disallowed under section 502(e)(1)(B) of the Bankruptcy Code.

                  On September 11, 1995, the United States formally requested that the Bankruptcy Court enter and approve the Environmental Settlement Agreement.

                  On or about November 8, 1995, the Jasper and Cherokee PRPs filed a motion to withdraw the reference of the hearing on the approval of the Environmental Settlement Agreement from the Bankruptcy Court to the District Court. The Jasper and Cherokee PRPs further requested that the Bankruptcy Court stay the hearing on the approval of the Environmental Settlement Agreement, which request was denied by the Bankruptcy Court.

                  The Bankruptcy Court conducted a hearing on the approval of the Environmental Settlement Agreement on November 15, 1995. Prior to such hearing, Morfontaine Properties and HON Industries, Inc. withdrew their objections to the Environmental Settlement Agreement. At the conclusion of such hearing, the Bankruptcy Court reserved ruling. On or about June 6, 1996, the Bankruptcy Court issued a decision and order in which it approved the Environmental Settlement Agreement. The Jasper and Cherokee PRPs have appealed from such decision, however. The District Court has not yet established a briefing schedule for such appeal.

                  It is a condition to confirmation of the plan that the Environmental Settlement Agreement be approved by a Final Order of the Bankruptcy Court. See Section , entitled, "THE PLAN OF REORGANIZATION - Conditions to Confirmation."

                  On or about March 14, 1992, the Debtors filed two motions, pursuant to section 502(e)(1)(B) of the Bankruptcy Code, seeking the disallowance of certain contingent contribution claims that relate to alleged environmental liabilities. The claims were filed against the Debtors by several PRPs in connection with the Springfield Township Superfund Site in Oakland County, Michigan, and the Rasmussen Dump Superfund Site in Livingston County, Michigan (the "Springfield and Rasmussen Claims"). By decision and order entered on or about September 16, 1992 (the "502(e)(1)(B) Decision"), the Bankruptcy Court approved the Debtors' motions and disallowed the Springfield and Rasmussen Claims. The holders of the Springfield and Rasmussen Claims appealed the 502(e)(1)(B) Decision to the District Court, which affirmed the 502(e)(1)(B) Decision in its entirety on or about February 28, 1994.

                  On or about March 18, 1994, the holders of the Springfield and Rasmussen Claims appealed the affirmance of the 502(e)(1)(B) Decision to the United States Court of Appeals for the Sixth

Circuit. In light of the pendency of the Environmental Settlement Agreement, which, if it becomes effective, will act as a bar to contribution claims such as the Springfield and Rasmussen Claims, such appeal has been adjourned indefinitely.

                  On or about March 17, 1993, Eagle-Picher filed another motion, pursuant to section 502(e)(1)(B) of the Bankruptcy Code, seeking the disallowance of certain other contingent environmental Claims. An order disallowing some of such Claims was entered on or about May 3, 1993, after the holders of such Claims failed to respond to the motion. The Bankruptcy Court, by order dated January 9, 1995, disallowed the claim of the Norpak Corporation ("Norpak"), which is the current owner of property located in Newark, New Jersey that was previously owned and operated by Eagle-Picher. Norpak appealed such decision to the District Court, which, on September 13, 1995, entered a decision that affirmed the Bankruptcy Court's order. Norpak has further appealed to the United States Court of Appeals for the Sixth Circuit. Settlement discussions are pending between Eagle-Picher and Norpak with respect to this matter. The prosecution of the appeals is being held in abeyance pending the outcome of these discussions. As to other Claimants who filed responses, Eagle-Picher has been attempting to resolve their Claims through settlement. If acceptable settlements cannot be negotiated, however, Eagle-Picher intends to continue to seek disallowance of such Claims pursuant to section 502(e)(1)(B) or otherwise.

                  Other environmental claims resolved during the Chapter 11 Cases included certain administrative claims filed against Eagle-Picher's estate by the Natural Resources and Environmental Protection Cabinet of the Commonwealth of Kentucky regarding alleged contamination at a former Eagle-Picher site. Eagle-Picher also settled a prepetition lawsuit commenced by the EPA pursuant to which the EPA alleged that the Technologies Division at its Colorado Springs plant committed violations of the Clean Water Act. In exchange for Eagle-Picher granting the EPA an allowed unsecured claim of $150,000.00 against Eagle-Picher's estate and agreeing to implement certain corrective measures involving the monitoring and discharge of certain hazardous substances, the EPA released potential penalty claims of up to $40 million against Eagle-Picher.

                  In December 1993, Eagle-Picher was advised by the United States Attorney's Office in Denver, Colorado, that an ongoing investigation was being conducted by the United States Attorney's Office concerning the allegedly unlawful treatment, storage, or disposal of hazardous wastes and allegedly false statements relating to such activities by personnel at Eagle-Picher's plant in Colorado Springs, Colorado. In March 1994, Eagle-Picher was served with an Administrative Complaint by EPA Region VIII in Denver based on some, but not all, of the same allegations.

                  After the commencement of such investigation, Eagle-Picher engaged in negotiations with the United States Attorney and officials from Region VIII of the EPA in an effort to resolve the criminal and civil claims asserted with respect to the Colorado Springs Plant, which eventually led to a settlement (the "Colorado Springs Settlement"). Pursuant to the Colorado Springs Settlement, Eagle-Picher agreed with the United States Attorney to plead guilty to two criminal misdemeanors for its alleged failure to report discharges of hazardous substances to a navigable waterway. Eagle- Picher also agreed to the allowance of a prepetition general unsecured claim in the amount of $300,000 in favor of the United States and a $200,000 prepetition general unsecured claim in favor of the EPA's Region VIII. Eagle-Picher also agreed with the EPA that it would implement certain programs, including, among others, publication of environmental ethics and non-reprisal policies and adoption of pollution prevention, environmental training, and compliance reporting programs.

                  Eagle-Picher also requested, in its motion seeking approval of the Environmental Settlement Agreement, that the Bankruptcy Court approve the Colorado Springs Settlement. No objections to the Colorado Springs Settlement were filed, and on or about June 21, 1995, the Bankruptcy Court entered an order approving the Colorado Springs Settlement.

                  On or about October 18, 1994, Dow Corning Corporation and the steering committee for the clean-up of the Hawkins Drive Landfill, located in Elizabethtown, Kentucky, filed motions with the Bankruptcy Court seeking (i) leave to file late proofs of claim against Eagle-Picher (as another PRP) and
(ii) to file a late surrogate proof of claim against Eagle-Picher on behalf of the Natural Resources and Environmental Protection Cabinet of the Commonwealth of Kentucky. Eagle-Picher filed pleadings in opposition to the motions. After an evidentiary hearing, the Bankruptcy Court, on or about May 9, 1996, issued a decision in which it permitted the steering committee to file a late proof of claim against Eagle-Picher on its own behalf, but not on behalf of the Natural Resources and Environmental Protection Cabinet of the Commonwealth of Kentucky. Eagle-Picher has appealed from such decision to the extent that it permits the filing of a late proof of claim against Eagle-Picher. The District Court has not scheduled briefing on such appeal yet.

                  h.       ASBESTOS-RELATED CONTRIBUTION CLAIMS.

                  By the General Bar Date, over 400 proofs of claim were filed against the Debtors by parties seeking contribution or indemnification for payments made or to be made in the future by such parties to plaintiffs in asbestos-related personal injury and property damage actions (collectively, the "Asbestos-Related Contribution Claims"). On or about August 19, 1994, the Debtors filed a motion with the Bankruptcy Court that sought to disallow the Asbestos-Related Contribution Claims on the grounds that (i) such claims are subject to disallowance pursuant to section 502(e)(1)(B) of the Bankruptcy Code as contingent contribution claims, and (ii) the holders of such claims have failed to allege with the requisite amount of specificity the facts and law relating to the Claimants' asserted amount for which the Debtors are liable.

                  Extensions of time within which to respond were granted to those holders of Asbestos-Related Contribution Claims that requested such extensions. A significant number of such holders neither responded nor requested an extension, and, on or about October 27, 1994, the Bankruptcy Court entered an order disallowing such Claims. On or about July 15, 1996, the Debtors filed with the Bankruptcy Court a Withdrawal of Objection Without Prejudice, pursuant to which the Debtors withdrew their objection to the remaining Asbestos-Related Contribution Claims, without prejudice to the Debtors' right to assert such objection in the future.

                  i.       IBM CREDIT CORPORATION ADVERSARY PROCEEDING.

                  On or about April 29, 1994, Eagle-Picher filed with the Bankruptcy Court a first amended complaint against IBM Credit Corporation ("IBM Credit"), which sought to avoid, pursuant to section 549 of the Bankruptcy Code, certain transfers of property of Eagle-Picher's estate made after the Petition Date (the "IBM Credit Adversary Proceeding").

                  The IBM Credit Adversary Proceeding related to a series of transactions occurring prior to the Petition Date between IBM Credit and two divisions of Eagle-Picher - the Plastics Division and the Technologies Division (formerly known as the Electronics Division). In the IBM Credit Adversary Proceeding, Eagle-Picher contended that these transactions, as a whole and as to each item of equipment and software, constituted financing arrangements pursuant to which IBM Credit financed Eagle-Picher's purchase of computer equipment manufactured by IBM Corporation, together with certain add-ons, accessories, and software relating thereto (the "Computer Equipment"). Eagle-Picher further contended that, given the nature of the transactions, IBM Credit's interest in the Computer Equipment was limited to, at best, a security interest. IBM Credit, however, did not file appropriate financing statements with respect to many items of the Computer Equipment and, therefore, Eagle-Picher asserted, IBM Credit had, at most, an Unsecured Claim against Eagle-Picher with respect to such Computer Equipment.

                  Subsequent to the Petition Date, IBM Credit continued to bill the Plastics and the Technologies Divisions for monthly amounts due with respect to such transactions. The Plastics Division continued to pay such bills until February 19, 1993, by which time it had already made an aggregate of $491,959.23 in postpetition payments to IBM Credit. The Technologies Division continued to pay such bills until March 21, 1994, by which time it had already made an aggregate of $225,620.71 in postpetition payments to IBM Credit. Eagle-Picher, in the IBM Credit Adversary Proceeding, sought to recover such payments from IBM Credit on the grounds that such payments were not authorized by the Bankruptcy Code or by the Bankruptcy Court.

                  In its Answer in the Adversary Proceeding, which was filed on or about May 24, 1994, IBM Credit contended that the transactions that were the subject of the IBM Credit Adversary Proceeding constitute true leases under section 365 of the Bankruptcy Code. Consequently, IBM Credit contended (i) that Eagle-Picher was authorized to continue making payments from and after the Petition Date in the ordinary course of Eagle-Picher's business, (ii) that Eagle-Picher was liable for all amounts due under such leases for the postpetition period in which Eagle-Picher had been using the Computer Equipment, and (iii) that if Eagle-Picher wished to retain the Computer Equipment, it would have to assume the leases under section 365(a) of the Bankruptcy Code and pay all prepetition and remaining postpetition amounts due thereunder.

                  After conducting certain discovery and engaging in extensive negotiations, Eagle-Picher and IBM Credit agreed to resolve the IBM Credit Adversary Proceeding. Pursuant to the settlement agreement into which Eagle-Picher and IBM Credit entered, in full and complete satisfaction of the agreements between Plastics and Technologies and IBM Credit (including any buyout obligations owed by Eagle-Picher as to any "true" leases and satisfaction of any secured claims relating to properly perfected financing leases), IBM Credit agreed to pay Eagle-Picher the amount of $200,000, and IBM Credit was permitted to have an Allowed Unsecured Claim with respect to such agreements in the amount of $470,000. By order entered on or about December 21, 1994, the Bankruptcy Court authorized Eagle-Picher to enter into such agreement. IBM Credit has made the required $200,000 payment to Eagle-Picher.

                  j.       THE U.S. DEPARTMENT OF JUSTICE CLAIM.

                  On or about July 20, 1988, the United States Department of Justice filed a complaint against Eagle-Picher in the United States District Court for the District of New Jersey. In its suit, the United States alleged that Eagle-Picher overstated the amount of silver required to manufacture certain silver-zinc batteries and requested money damages in the amount of $28 million. Subsequent to the Petition Date, the Government filed a proof of claim with the Bankruptcy Court in the amount of $28.7 million. On April 16, 1992, Eagle-Picher moved for an order approving a settlement reached between the parties. Pursuant to that settlement, the parties agreed that the government's claim would be reduced to $4 million as a general unsecured claim. An order approving that settlement was entered on or about May 21, 1992. Pursuant to the terms of such settlement, the United States Department of Justice filed an amended proof of claim on July 13, 1992, in the amount of $4 million.

                  k.       A.D. WEISS/ST. IVES CLAIMS OBJECTION.

                  By the General Bar Date, St. Ives, Inc. (now known as St. Ives
(USA), Inc.; hereinafter, "St. Ives") and A.D. Weiss Lithograph Company, Inc. ("A.D. Weiss") each filed proofs of claim against Eagle-Picher and certain other of the Debtors (collectively, the "A.D. Weiss Proofs of Claim"). The A.D. Weiss Proofs of Claim sought recovery for certain amounts alleged to be due and owing as a result of Eagle-Picher's sale of the capital stock of A.D. Weiss to St. Ives on October 2, 1989. Among the various claims asserted was a claim in the amount of $628,384.00 for reimbursement for amounts incurred in connection with the installation of a new roof on A.D. Weiss's facility in the spring of 1991. A.D. Weiss and St. Ives each claimed that Eagle-Picher was liable for the full cost of the new roof because Eagle-Picher allegedly had breached certain representations contained in its purchase agreement with St. Ives. Moreover, St. Ives and A.D. Weiss asserted that their claims were secured by a General Escrow Account that was established in connection with such sale, in the original amount of $4 million.

                  On or about December 16, 1992, Eagle-Picher and certain other of the Debtors filed with the Bankruptcy Court an objection to the A.D. Weiss Proofs of Claim. While discovery was proceeding and certain motions concerning disputes between the parties regarding the conduct of the litigation were pending, the parties engaged in extensive negotiations in an attempt to resolve all the claims of A.D. Weiss and St. Ives in the Chapter 11 Cases. This led to a compromise and settlement, which was approved by the Bankruptcy Court on or about July 30, 1993, pursuant to which A.D. Weiss and St. Ives agreed to release all claims against the Debtors and the General Escrow Account for a payment from the General Escrow Account in the amount of $250,000 and the continuation of a certain Environmental Stipulation into which the parties had entered after the commencement of the Chapter 11 Cases.

                  l.       CONTROLLED POWER COMPANY CLAIMS.

                  On November 15, 1990, Controlled Power Company ("CPC") filed a complaint in the United States District Court for the Eastern District of Michigan alleging that certain batteries that Eagle-Picher provided to it for use in its uninterrupted power supply systems were defective. The complaint purported to state causes of action for breach of warranty, breach of contract, and misrepresentation and sought recovery of alleged damages in the amount of $7 million. Eagle-Picher had not answered the complaint prior to the Petition Date. Subsequently, on September 30, 1991, CPC filed its proof of claim with the Bankruptcy Court, asserting a general unsecured claim in the amount of $7 million and attaching a copy of the previously-filed complaint. On June 22, 1993, Eagle-Picher objected to such claim on the grounds that Eagle-Picher's Limited Warranty governed; that Eagle-Picher had complied in all respects with the Limited Warranty; that any problems CPC may have experienced with the batteries were a result of its own misuse and abuse of the batteries; that CPC had failed to provide Eagle-Picher with a reasonable opportunity to cure any alleged defects; that CPC's alleged damages were grossly inflated, and that any claim CPC might have must be offset by the amount owed by it to Eagle-Picher. At the same time, Eagle-Picher filed a Complaint to Compel Turnover seeking recovery of $87,556.50 due from CPC.

                  On August 11, 1993, CPC filed what was styled a "Motion to Withdraw Reference; to Transfer to the United States District for the Eastern District of Michigan, Southern Division; and for Relief from Stay." Following briefing and oral argument, the District Court denied CPC's motion.

                  The parties agreed to bifurcate the issue of the applicability and effect of Eagle-Picher's Limited Warranty. Following a period of discovery limited to this issue, Eagle-Picher filed with the Bankruptcy Court a motion for summary judgment on the Limited Warranty issue on September 8, 1994. By a decision and order dated April 27, 1995, the Bankruptcy Court denied such motion.

                  In March of 1996, Eagle-Picher and CPC agreed to resolve their respective claims against each other in exchange for Eagle-Picher granting CPC an Allowed Unsecured Claim in the Chapter 11 Cases in the amount of $275,000. By order entered on or about July 30, 1996, such proposed settlement was approved by the Bankruptcy Court.

                  m.       TALLMAN POOLS CLAIMS.

                  The claim of Tallman Pools of Georgia, Inc. ("Tallman Pools") represented one of the oldest claims outstanding as of the Petition Date. In September 1978, Eagle-Picher filed a complaint in the Superior Court of Clayton County, Georgia, against Tallman Pools seeking judgment in the amount of $36,877.75 for failure to pay for certain materials delivered by Eagle-Picher to Tallman Pools. On August 26, 1980, Tallman Pools amended its previously-filed answer and counterclaim, setting forth seven separate causes of action against Eagle-Picher, ranging from failure of consideration to conspiracy to commit fraud and seeking judgment against Eagle-Picher in the amount of $7.6 million. Tallman Pools filed an original claim on October 25, 1991, prior to the General Claims Bar Date. Tallman Pools again filed a claim on July 10, 1992, more than eight months after the General Claims Bar Date, increasing the amount of the claim to the $7.6 million previously sought in the Georgia state litigation. The debtors initially objected to this subsequent claim as being untimely filed. The Bankruptcy Court denied the Debtors' motion for summary judgment with respect to this objection, finding that the July 1992 claim was, in fact, a proper amendment of the previously-filed timely claim.

                  On June 24, 1993, Eagle-Picher filed a second objection to Tallman Pools' claim on the basis that Eagle-Picher had no liability to Tallman Pools. At the same time it filed this objection, Eagle-Picher commenced an adversary proceeding against Tallman Pools, seeking recovery of the $36,877.75 due and owing from Tallman Pools for the products purchased by it, which were never paid for. On August 27, 1993, Tallman Pools filed its response to the objection and at the same time filed a motion for relief from the automatic stay. Following extensive motion practice and negotiations between the parties, Tallman Pools ultimately agreed to withdraw with prejudice its $7.6 million claim and dismiss the underlying Georgia state court litigation, in consideration for Eagle-Picher's agreement to dismiss its adversary proceeding and withdraw its objection to the claim.

         14.      TRADING IN EAGLE-PICHER'S EXISTING COMMON STOCK.

                  After Eagle-Picher's announcement on November 10, 1993, of the Agreement in Principle, the New York Stock Exchange (the "NYSE") suspended trading in Eagle-Picher's common stock. On November 15, 1993, the NYSE announced that it would make application to the Securities and Exchange Commission (the "SEC") to delist the issue. The NYSE indicated that the action was taken because Eagle-Picher does not meet the NYSE's listing criteria. Since November 30, 1993, Eagle-Picher's Existing Common Stock has been traded on the Over-the-Counter market under the symbol "EPIH.U" On June 9, 1994, the NYSE's application to delist Eagle-Picher's common stock became effective.

         15. THE UNSECURED CREDITORS' COMMITTEE'S OBJECTIONS TO CERTAIN ASBESTOS PERSONAL INJURY CLAIMS.

                  On or about May 4, 1994, the Unsecured Creditors' Committee filed objections to approximately 100 asbestos-related personal injury claims filed against Eagle-Picher (the "UCC's 100 Claims Objections"). In connection with the UCC's 100 Claims Objections, the Unsecured Creditors' Committee also sought discovery regarding such claims.

                  On or about May 13, 1994, the Injury Claimants' Committee filed a motion with the Bankruptcy Court seeking a stay of the UCC's 100 Claims Objections (the "Stay Motion"). In the Stay Motion, the Injury Claimants' Committee requested that the Bankruptcy Court, pursuant to its inherent powers to control the disposition of cases on its docket and, alternatively, pursuant to the equitable powers granted it under section 105(a) of the Bankruptcy Code, stay any and all proceedings on the UCC's 100 Claims Objections and any related discovery. The Debtors filed a response in support of the Stay Motion, and each of the Equity Committee and the Unsecured Creditors' Committee filed a response in opposition to the Stay Motion.

                  The Bankruptcy Court conducted a hearing on the Stay Motion on June 10, 1994. By order dated June 22, 1994, the Bankruptcy Court granted the Stay Motion (the "Bankruptcy Court Stay Order"). On or about June 30, 1994, the Unsecured Creditors' Committee filed a Notice of Appeal of the Bankruptcy Court Stay Order. On or about August 10, 1995, the District Court dismissed the appeal.

                  On or about September 19, 1994, the Unsecured Creditors' Committee filed a motion with the Bankruptcy Court seeking authorization to object to certain Asbestos Personal Injury Claims on the ground that such Claims were filed after the Asbestos Bar Date (the "UCC's Late Claims Motion"). The Equity Committee filed a response in support of the UCC's Late Claims Motion, while the Debtors, the Injury Claimants' Committee, and the Future Claimants' Representative each filed a response in opposition thereto. After a hearing on November 16, 1994, the Bankruptcy Court, by order entered on or about December 21, 1994, denied the UCC's Late Claims Motion.

         16.      THE 2004 MOTIONS.

                  On or about May 6, 1994, the Unsecured Creditors' Committee filed a motion with the Bankruptcy Court seeking permission to conduct certain examinations under Bankruptcy Rule 2004 (the "UCC's 2004 Motion"). On or about May 27, 1994, the Equity Committee filed a motion with the Bankruptcy Court seeking relief similar to that requested in the UCC's 2004 Motion (together with the UCC's 2004 Motion, collectively referred to as the "Committees' 2004 Motions"). In the Committees' 2004 Motions, the Unsecured Creditors' Committee and the Equity Committee requested that they be permitted to examine (i.e., depose and obtain documents from) every member of Eagle-Picher's board of directors, certain top officers of Eagle-Picher, and B. Thomas Florence, Ph.D. (Eagle-Picher's asbestos claims expert) on a wide range of topics, including all information relating to Asbestos Personal Injury Claims, the Agreement in Principle, the financial condition of Eagle-Picher, and the Environmental Settlement Agreement.

                  On or about June 1, 1994, Eagle-Picher filed a response in opposition to the Committees' 2004 Motions, in which Eagle-Picher argued that the Committees' 2004 Motions merely constituted an attempt to harass and intimidate Eagle-Picher and its officers and directors in an effort to extract more favorable treatment under a plan of reorganization. On or about June 2, 1994, and June 6, 1994, respectively, the Injury Claimants' Committee and the Future Claimants' Representative also filed responses in opposition to the Committees' 2004 Motions.

                  The Bankruptcy Court conducted a hearing on the Committees' 2004 Motions on June 10, 1994. By order dated June 22, 1994, the Bankruptcy Court denied the Committees' 2004 Motions (the "Committees' 2004 Order"). Both the Unsecured Creditors' Committee and the Equity Committee appealed the Committees' 2004 Order to the District Court, which, at the oral argument on May 25, 1995, issued a ruling from the bench that affirmed the Committees' 2004 Order.

         17.      THE UNSECURED CREDITORS' COMMITTEE'S DATA GATHERING MOTION.

                  On or about September 19, 1994, the Unsecured Creditors' Committee filed a motion with the Bankruptcy Court seeking authorization from the Bankruptcy Court to initiate data gathering procedures in order to estimate the Debtors' liability on account of Asbestos Personal Injury Claims (the "UCC's Data Gathering Motion"). The Equity Committee supported the UCC's Data Gathering Motion, and the Debtors, the Injury Claimants' Committee, and the Future Claimants' Representative each filed papers in opposition to the UCC's Data Gathering Motion. After a hearing before the Bankruptcy Court on November 16, 1994, the Bankruptcy Court, by a decision entered on or about December 1, 1994, deferred the UCC's Data Gathering Motion and continued the UCC's Data Gathering Motion to the January 18, 1995, hearing before the Bankruptcy Court, at which time the Bankruptcy Court further deferred consideration of the UCC's Data Gathering Motion.

                  In the Estimation Order, the Bankruptcy Court ruled that, because of the depth of information provided by the Debtors' database on Asbestos Personal Injury Claims that had been liquidated prior to the Petition Date, reliable information for the valuation of Asbestos Personal Injury Claims is available without the need for further information. Accordingly, the Bankruptcy Court denied the UCC's Data Gathering Motion.

         18.      THE HILLSDALE SUBSTANTIVE CONSOLIDATION PROCEEDING.

                  On or about August 23, 1995, Smith Factors, Inc., BDS Special Opportunities Fund, L.P., and Ross Investment Partners, entities that had, during the Chapter 11 Cases, purchased claims held by certain trade creditors of Hillsdale, filed with the Bankruptcy Court a complaint seeking declaratory or injunctive relief that would preclude the use of substantive consolidation as an element of any plan of reorganization of the Debtors (the "Substantive Consolidation Complaint"). Under the principles of substantive consolidation, the assets of all the Debtors are used to satisfy the claims against all the Debtors. The Plan, in essence, effects a substantive consolidation of the Debtors' estates.

                  In their answer to the Substantive Consolidation Complaint, the Debtors denied the essential allegations of the Substantive Consolidation Complaint. The Debtors believe that, given the manner in which the Debtors have conducted their business and in light of the equities, substantive consolidation is warranted in the Chapter 11 Cases.

                  The Bankruptcy Court conducted a trial on the Substantive Consolidation Complaint on March 4, 1996, at the conclusion of which the Bankruptcy Court reserved ruling. On or about March 15, 1996, the Bankruptcy Court issued an order and decision, in which the Bankruptcy Court ruled that the Debtors had met their burden of proving that the substantive consolidation of Hillsdale and Eagle-Picher was appropriate.

         19.      THE RESTRUCTURING OF EAGLE-PICHER'S EUROPEAN OPERATIONS.

                  After extensive consultation with experts in the field of European taxation issues, in 1996, Eagle-Picher concluded that it could achieve overall tax savings and could facilitate the efficient movement of capital among Eagle-Picher's European affiliates by consolidating Eagle-Picher's European operations (with the exception of Minerals' European operations) under a single holding company organized under the laws of the Netherlands and 100% owned directly by Eagle-Picher. As part of such restructuring, Eagle-Picher would dissolve Eagle-Picher Europe, Inc. (a debtor in the Chapter 11 Cases), transfer the sole asset of Eagle-Picher Europe, Inc. (its stock in a British company, Eagle-Picher Fluid Systems Ltd) to Eagle-Picher, and transfer any claims against Eagle-Picher Europe, Inc. to Eagle-Picher to be satisfied under the Plan. On or about April 15, 1996, Eagle-Picher filed a motion with the Bankruptcy Court seeking approval of such restructuring. No objections to such motion were filed, and, on or about May 14, 1996, the Bankruptcy Court entered an order approving and authorizing the proposed restructuring. Once the dissolution of Eagle-Picher Europe, Inc. is effected, Eagle-Picher intends to file a motion with the Bankruptcy Court seeking the dismissal of the chapter 11 case of Eagle-Picher Europe, Inc.

                          V. THE PLAN OF REORGANIZATION

                  The Plan Proponents believe that (i) through the Plan, Claimants will obtain a substantially greater recovery from the estates of the Debtors than the recovery that would be available if the assets of the Debtors were liquidated under chapter 7 of the Bankruptcy Code, and (ii) the Plan will afford the Debtors the opportunity and ability to continue in business as viable going concerns and thereby preserve ongoing employment for the Debtors' employees.

                  The Plan is annexed hereto as Exhibit "A" and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by the more detailed provisions set forth in the Plan.

A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS.

                  The Plan classifies Claims and Equity Interests separately and provides different treatment for different classes of Claims and Equity Interests in accordance with the Bankruptcy Code. As described more fully below, the Plan provides, separately for each class, either that Claims are unimpaired or that holders of Claims and Equity Interests will receive various types of consideration (e.g., cash, recourse to the PI Trust or the Asbestos PD Trust, notes, and/or New Eagle-Picher Common Stock) or no distribution, thereby giving effect to the different rights of the holders of Claims and Equity Interests of each class.

         1.       ADMINISTRATIVE EXPENSES.

                  "Administrative Expenses" are Claims constituting a cost or expense of administration of the Chapter 11 Cases allowed under section 503(b) of the Bankruptcy Code. Such Claims include any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the businesses of the Debtors in Possession, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, the acquisition or lease of property, or the rendition of services, any allowance of compensation and reimbursement of expenses to the extent allowed by a Final Order under section 330 of the Bankruptcy Code, and fees or charges assessed against the estates of the Debtors under section 1930 of title 28 of the United States Code.

                  Pursuant to the Plan, an Administrative Expense will be paid in full, in cash, on the later of the Effective Date and the date such Administrative Expense becomes Allowed, or as soon thereafter as is practicable. Allowed Administrative Expenses representing obligations incurred in the ordinary course of business by the Debtors in Possession (including amounts owed to vendors and suppliers that have sold goods or furnished services to the Debtors in Possession since the Petition Date) will be assumed and paid by the Reorganized Debtors in accordance with the terms and conditions of the particular transactions and any agreements relating thereto.

                  Aside from those Administrative Expenses that will be paid in the ordinary course of business, the Debtors estimate that, on the Effective Date, they will have Allowed Administrative Expenses in the following approximate amounts:

                  NATURE OF CLAIMS                           ESTIMATED AMOUNT
                  ----------------                           ----------------
                  Reclamation claims of
                  prepetition vendors                         $  252,000.00

                  Unpaid fees and expenses
                  of professionals retained
                  in the Chapter 11 Cases                     $3,000,000.00

                  Costs relating to
                  post-reorganization
                  financing                                   $  200,000.00

                  DIP Credit Facility Claim(2)
                           Loan Principal                     $        0.00
                           Cash posted to
                           secure repayment of
                           letters of credit                  $        0.00

                  Miscellaneous Administrative
                  Expenses                                    $  200,000.00
                                                              =============
                           TOTAL                              $3,652,000.00

                  All payments to professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Committees and the Future Claimants' Representative will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court relating to the payment of interim and final compensation and expenses. The Bankruptcy Court will review and determine all requests for compensation and reimbursement of expenses.

                  In addition to the foregoing, section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees, and other persons making a "substantial contribution" to a reorganization case and to attorneys for and other professional advisers to such persons. The amounts, if any, that may be sought by entities for such compensation are not known by the Plan Proponents at this time. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses.

         2.       TAX CLAIMS.

--------

      (2) Under the terms of the DIP Credit Facility, the DIP Credit Facility terminates upon the earlier to occur of (i) an event of termination and (ii) December 31, 1998. The occurrence of the Effective Date of the Plan will give rise to an event of termination. Upon termination, the DIP Credit Facility Claim must be paid in full, in cash. As of the date hereof, no loans have been advanced to the Debtors under the DIP Credit Facility. In addition, upon termination, the Debtors are required to pay to NBD, as the agent bank, cash in an amount equal to the face amount of any letters of credit issued pursuant to the DIP Credit Facility and outstanding as of such date, which cash will be held by NBD for the repayment of all amounts that may become due in respect of such letters of credit. As of May 31, 1996, letters of credit in the aggregate face amount of approximately $31.1 million are issued and outstanding. It is a condition to the occurrence of the Effective Date, however, that the Reorganized Debtors shall have entered into a reorganized credit facility to provide the Reorganized Debtors with working capital (including letters of credit) in an amount sufficient to meet the needs of the Reorganized Debtors, as determined by the Reorganized Debtors. Whether such reorganized credit facility is with the DIP Lenders or other lenders, the Reorganized Debtors intend to have the letters of credit issued under the DIP Credit Facility replaced so that the Debtors will not have to post any cash with NBD.

                  "Tax Claims" are those Claims for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code. The Debtors estimate that the amount of Allowed Tax Claims is approximately $2,944,700.00. The following summarizes the types of Allowed Tax Claims that comprise the Debtors' estimate:

                                                                  ESTIMATED
                                    TYPE                            AMOUNT
                                    ----                          ---------
                           Income taxes                        $   71,900.00

                           Real and personal property taxes    $2,394,800.00

                           Employment and other taxes          $  478,000.00
                                                                ============
                                    TOTAL                      $2,944,700.00

                  Under the Plan, each holder of an Allowed Tax Claim will be paid (a) the Allowed Amount of its Allowed Tax Claim in full, in cash, on the later of the Effective Date and the date such Tax Claim becomes an Allowed Claim, or as soon thereafter as is practicable, or (b) upon such other terms as may be mutually agreed upon between each holder of a Tax Claim and the Reorganized Debtor.

         3.       CLASS 1: PRIORITY CLAIMS.

                  The "Priority Claims" consist of those Claims that are entitled to priority in accordance with section 507(a) of the Bankruptcy Code, other than Administrative Expenses and Tax Claims. Such Claims include (i) unsecured claims for accrued employee compensation earned within ninety (90) days prior to the Petition Date to the extent of $2,000 for each employee and
(ii) contributions to employee benefit plans arising from services rendered within one hundred eighty (180) days prior to the Petition Date, but only for each such plan to the extent of (x) the number of employees covered by such plan multiplied by $2,000, less (y) the aggregate amount paid to such employees from the estates for wages, salaries, or commissions.(3) On or before the General Bar Date, Metropolitan Life Insurance Company filed a proof of claim based upon its provision of employee benefits to the Debtors' employees. Such proof of claim, as amended, sought treatment as a Priority Claim for $61,438.00 of the total of $523,240.00 claimed therein. The Debtors have agreed to treat such portion of the Claim as an Allowed Priority Claim. Other than such Claim, because the Debtors obtained orders from the Bankruptcy Court that allowed the Debtors to satisfy their employee benefit obligations during the pendency of the Chapter 11 Cases, the Debtors believe that no unpaid Priority Claims exist.

                  Pursuant to the Plan, the holder of an Allowed Priority Claim will be paid in full, in cash, on the later of the Effective Date and the date such Priority Claim becomes an Allowed Claim, or as soon thereafter as is practicable. Priority Claims are unimpaired under the Plan.

         4.       CLASS 2: AMPLICON LEASE SECURED CLAIM.

                  The "Amplicon Lease Secured Claim" is the Claim under (a) a Lease Agreement, dated February 2, 1990, between Transicoil and Amplicon, Inc. ("Amplicon") and Schedule No. 1

--------

      (3) Amendments to the Bankruptcy Code in 1994, inter alia, increased this amount to $4,000; because the Chapter 11 Cases already were pending at the time of such amendments, the increased amount does not apply in the Chapter 11 Cases.

thereto and (b) a Lease Guaranty, dated February 2, 1990, by Eagle-Picher, as guarantor, in the original principal amount of $239,087.00. On or about April 9, 1990, Amplicon assigned all of its rights under such transaction to Societe Generale Financial Corporation ("Societe Generale").

                  The Amplicon Lease Secured Claim is secured by certain assets of Transicoil. On or about October 21, 1992, the Bankruptcy Court approved a Stipulation and Order for Adequate Protection between Transicoil, Eagle-Picher, and Societe Generale (the "Societe Generale Stipulation"). Pursuant to the Societe Generale Stipulation, the value of the Amplicon Lease Secured Claim was fixed at $200,633.51 (which was the balance owed on the Amplicon Lease Secured Claim as of the Petition Date) for all purposes in the Chapter 11 Cases. Effective June 1, 1992, Eagle-Picher has been making quarterly adequate protection payments to Societe Generale on account of the Amplicon Lease Secured Claim in the amount of $5,015.00, which payments have been applied, dollar for dollar, to reduce the Amplicon Lease Secured Claim. As of May 31, 1996, the Amplicon Lease Secured Claim totalled $115,378.51, and no Unsecured Claim was owing with respect to any deficiency thereunder.

                  Under the Plan, the Amplicon Lease Secured Claim will be unimpaired in accordance with the provisions of section 1124 of the Bankruptcy Code. Under that provision, a Claim is unimpaired if the Plan provides for one of the following three treatments:(4)

                           (1) The legal, equitable, and contractual rights to
                  which the holder of a Claim is entitled are unaltered.

                                       or

                           (2) Notwithstanding any contractual provision or
                  applicable law that entitles the holder of a Claim to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default under the agreements governing or instruments evidencing the Claim, the Claim is reinstated, and (i) all defaults that occurred before or from and after the Petition Date (other than defaults of a kind specified in section 365(b)(2) of the Bankruptcy Code) are cured, (ii) the maturity of the Claim is reinstated as such maturity existed prior to the occurrence of such default, (iii) the holder of such Claim is compensated for any damages incurred as a consequence of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) the legal, equitable, or contractual rights to which the holder of the Claim is entitled are unaltered.

                                       or

                           (3) On the Effective Date of the Plan, the holder of
                  the Claim is paid the Allowed Amount of the Claim, in full, in cash.

The Debtors may, in their sole discretion, elect one of the foregoing methods of treatment for the Amplicon Lease Secured Claim. As of the date hereof, they intend to elect the third option and pay the Amplicon Lease Secured Claim in full, in cash, on the Effective Date. Based upon an assumed

--------

      (4) Amendments to the Bankruptcy Code in 1994, inter alia, eliminated the third method as a means of leaving a Claim unimpaired; because the Chapter 11 Cases already were pending at the time of such amendments, this amendment does not apply to the Chapter 11 Cases.

Effective Date of December 1, 1996, the Debtors estimate that the Amplicon Lease Secured Claim will equal $105,348.51 as of the Effective Date.

         5.       CLASS 3: CONNECTICUT MUTUAL NOTE SECURED CLAIM.

                  The "Connecticut Mutual Note Secured Claim" is the Claim under
(a) a Note in the original principal amount of $6,114,559.00 issued by Hillsdale to Connecticut Mutual Life Insurance Company ("Connecticut Mutual") on or about July 29, 1988, (b) an Agreement, dated July 29, 1988, between Hillsdale and Connecticut Mutual, and (c) a Security Agreement, dated July 29, 1988, made by Hillsdale in favor of Connecticut Mutual.

                  The Connecticut Mutual Note Secured Claim is secured by certain assets of Hillsdale. On or about November 25, 1991, the Bankruptcy Court approved a Stipulation and Order for Adequate Protection between Hillsdale and Connecticut Mutual (the "Connecticut Mutual Stipulation"). Pursuant to the Connecticut Mutual Stipulation, the Connecticut Mutual Note Secured Claim was fixed at $4,200,000.00 for all purposes in the Chapter 11 Cases. The Connecticut Mutual Note Secured Claim, however, has been reduced by monthly adequate protection payments made by Eagle-Picher under the Connecticut Mutual Stipulation, commencing as of July 1, 1991, in the amount of $35,000.00 each. As of May 31, 1996, the Connecticut Mutual Note Secured Claim totalled $2,135,000.00, and Connecticut Mutual held an Unsecured Claim against Hillsdale on account of its deficiency claim in the amount of $927,100.60.

                  Under the Plan, the holder of the Connecticut Mutual Note Secured Claim will retain the liens securing the Connecticut Mutual Note Secured Claim and, on the Effective Date, will receive a note, with a maturity date of June 1, 2001, that will bear interest at the rate of 10.0% per annum, will have a principal amount equal to the full amount of the Connecticut Mutual Note Secured Claim as of the Effective Date, and that will provide for equal monthly payments of principal and interest in an amount sufficient to fully amortize the principal amount of the note over the term of such note. Based upon an assumed Effective Date of December 1, 1996, the Debtors estimate that the Connecticut Mutual Note Secured Claim will equal $1,925,000.00 as of the Effective Date. The Connecticut Mutual Note Secured Claim is impaired under the Plan. The Unsecured Claim for the deficiency amount will be treated under Class 20.

         6.       CLASS 4: DESIGNATED REAL PROPERTY TAX CLAIM.

                  The "Designated Real Property Tax Claim" consists of the in rem tax obligations to the county taxing authorities in connection with the parcel of property located in Lake County, Ohio, and referred to as Parcel No. 27-B-040-0-00-001-0. All prepetition real estate taxes were satisfied in connection with Eagle-Picher's sale of certain assets of its now-defunct Mat Division, but additional obligations may remain as a result of postpetition taxes accruing.

                  Under the Plan, the Designated Real Property Tax Claim will be satisfied by giving the holder of such Claim the collateral securing such Claim. If, however, Eagle-Picher sells the collateral securing the Designated Real Property Tax Claim prior to the Effective Date, the Designated Real Property Tax Claim will be paid in full, in cash, on the date of such sale. Such collateral - the real property parcel as to which the taxes are owed - is contaminated with hazardous substances. As a result, Eagle-Picher believes that such property has no value to Eagle-Picher's estate.

                  The Designated Real Property Tax Claim is impaired under the Plan.

         7.       CLASS 5: FIRST FIDELITY LEASE SECURED CLAIM.

                  The "First Fidelity Lease Secured Claim" is the secured portion of the Claim under a certain Master Lease Finance Agreement, dated October 31, 1990, between Eagle-Picher and the First Fidelity Leasing Group, Inc. (the "First Fidelity Group") in the original principal amount of $156,869.86.

                  The First Fidelity Lease Secured Claim is secured by certain equipment owned by Transicoil. On or about March 16, 1992, the Bankruptcy Court approved a Stipulation and Order Settling Motions of First Fidelity Group (the "First Fidelity Stipulation"). In the First Fidelity Stipulation, Eagle-Picher and the First Fidelity Group agreed that the value of the collateral securing the First Fidelity Lease Secured Claim, solely for the purposes of determining adequate protection payments, was $80,000.00 as of November 1, 1991. Commencing as of November 1, 1991, Eagle-Picher has been making adequate protection payments of $1,333.33 a month with respect to the First Fidelity Lease Secured Claim. As of May 31, 1996, after deducting such adequate protection payments, the aggregate Claim of the First Fidelity Group was $77,599.82, of which, in Eagle-Picher's view, $6,666.83 constitutes the First Fidelity Lease Secured Claim, and $70,932.99 constitutes an Unsecured Claim with respect to the deficiency thereon.

                  Based upon an assumed Effective Date of December 1, 1996, the Debtors estimate that the First Fidelity Lease Secured Claim will have been repaid in full as of the Effective Date. Therefore, the First Fidelity Lease Secured Claim is not impaired under the Plan. The Unsecured Claim for the deficiency amount will be treated under Class 20.

         8.       CLASS 6: FLEET CREDIT SECURED CLAIM.

                  The "Fleet Credit Secured Claim" is the secured portion of the Claim under certain equipment schedules, dated January 25, 1988, May 19, 1988, and May 24, 1988, respectively, between MARCO and Fleet Credit Corporation ("Fleet") in the original principal amount of $707,877.00.

                  On or about July 20, 1992, the Bankruptcy Court approved a Stipulation and Order between MARCO and Fleet (the "Fleet Stipulation"). In the Fleet Stipulation, MARCO and Fleet agreed to fix the Fleet Credit Secured Claim at $225,000.00 for all purposes in the Chapter 11 Cases. The Fleet Credit Secured Claim, however, is reduced by monthly adequate protection payments in the amount of $4,687.50 made by Eagle-Picher to Fleet under the Fleet Stipulation, effective as of September 1, 1991. As of May 31, 1996, the Fleet Credit Secured Claim had been repaid in full, and an Unsecured Claim in the amount of $152,280.03 existed with respect to the deficiency.

                  Because the Fleet Credit Secured Claim had been repaid in full, the Fleet Credit Secured Claim is not impaired under the Plan. The Unsecured Claim for the deficiency amount will be treated under Class 20.

         9.       CLASS 7: GE CAPITAL SECURED CLAIM.

                  The "GE Capital Secured Claim" is equal to $22,454.89. The claim arises from the secured financing by General Electric Capital Corporation ("GECC") of a forklift acquired by Eagle-Picher's Plastics Division. As of the Petition Date, the balance owed by Eagle-Picher to GECC on account of such financing was approximately $85,000. Subsequent to the Petition Date, Eagle-Picher continued to make payments to GECC on account of such financing, with such payments totalling $52,545.11.

                  On or about March 22, 1993, Eagle-Picher commenced an action against GECC to recover, inter alia, the payments made to GECC subsequent to the Petition Date pursuant to section

549 of the Bankruptcy Code. On or about January 18, 1994, the Bankruptcy Court approved a Stipulation and Order of Dismissal between Eagle-Picher and GECC, pursuant to which (i) the parties agreed that the fair market value of the equipment securing the GE Capital Secured Claim was $75,000 on the Petition Date and represented the entire amount of the GE Capital Secured Claim, (ii) the aggregate postpetition payments made by Eagle-Picher to GECC were credited dollar for dollar against the GE Capital Secured Claim, and (iii) GECC waived any right to seek any fees, interests, or other charges under section 506(b) of the Bankruptcy Code.

                  Under the Plan, the GE Capital Secured Claim will be paid in full, in cash, on the Effective Date. The GE Capital Secured Claim, therefore, is unimpaired.

         10.      CLASS 8: GROVE IRB CLAIM.

                  The "Grove IRB Claim" is the Claim under a Note, dated August 8, 1989, from Eagle-Picher to the Industrial Development Authority of Grove, Oklahoma (the "Grove IDA"), in the original principal amount of $450,000.00, which relates to the financing by the Grove IDA of the acquisition of a manufacturing facility for the Commercial Products Department of the Technologies Division in Grove, Oklahoma (the "Grove Plant"). The repayment of the Grove IRB Claim is secured by the Grove Plant, pursuant to a Mortgage, dated August 3, 1989, from Eagle-Picher to the Grove IDA.

                  As of May 31, 1996, the Grove IRB Claim totalled $408,612.80, plus accrued interest. Under the Plan, the Grove IRB Claim will be paid in full, in cash, on the Effective Date. Therefore, the Grove IRB Claim is unimpaired under section 1124 of the Bankruptcy Code.

         11.      CLASS 9: IBM CREDIT CORPORATION SECURED CLAIM.

                  The "IBM Credit Corporation Secured Claim" represents the secured portion of the Claim under that certain Term Lease Master Agreement No. 2HOAO43 between The Ohio Rubber Co., a former division of Eagle-Picher, and IBM Credit, dated May 16, 1989, and the related Term Lease Supplements thereto (the "Mat Leases").

                  On or about January 15, 1992, the Bankruptcy Court approved a Stipulation and Order between Eagle-Picher and IBM Credit with respect to the Mat Leases (the "Mat Stipulation"), pursuant to which Eagle-Picher, commencing November 1, 1991, has been making monthly adequate protection payments of $1,545.45. Eagle-Picher and IBM Credit agreed in the Mat Stipulation that the value of the collateral under the Mat Leases, as of November 1, 1991, was $68,000.00, but solely for the purposes of the Mat Stipulation. As of May 31, 1996, after deducting the adequate protection payments made by Eagle-Picher to IBM Credit, the aggregate Claim with respect to the Mat Leases was $446,230.87, of which, for purposes of the Plan, the Plan Proponents are treating the IBM Credit Secured Claim as having been fully repaid, and $446,230.87 as an Unsecured Claim for the deficiency amount.

                  Because the IBM Credit Corporation Secured Claim has been repaid in full, the IBM Credit Corporation Secured Claim is not impaired under the Plan. The Unsecured Claim for the deficiency amount will be treated under Class 20.

         12.      CLASS 10:         INTER-MARKET NOTE SECURED CLAIM.

                  The "Inter-Market Note Secured Claim" represents the secured portion of the claim under that certain (a) Note Agreement, dated July 7, 1988, between Inter-Market Capital Corporation and Eagle-Picher, (b) 9.8820% Promissory Note issued by Eagle-Picher to New England Mutual Life

Insurance Company ("New England Mutual") on or about July 7, 1988, in the original principal amount of $4,050,018.26, and (c) Security Agreement, dated September 14, 1989, between Hillsdale, as grantor and guarantor, and New England Mutual, as lender and secured party.

                  The Inter-Market Note Secured Claim is secured by certain assets of Hillsdale. On or about April 7, 1992, the Bankruptcy Court approved a Stipulation and Order with respect to the foregoing agreements and instruments (the "New England Mutual Stipulation"), pursuant to which the parties agreed to fix the Inter-Market Note Secured Claim at $2,286,500.00 for all purposes in the Chapter 11 Cases. The Inter-Market Note Secured Claim, however, is reduced by monthly adequate protection payments in the amount of $19,054.17 made by Eagle-Picher under the New England Mutual Stipulation, effective as of July 1, 1991. Pursuant to the New England Mutual Stipulation, such adequate protection payments terminated as of April 1, 1994.

                  Pursuant to an Assignment Agreement dated as of January 31, 1994, New England Mutual assigned to B.R. Stickle & Co. all of its rights with respect to the Inter-Market Note Secured Claim and the Unsecured Claim relating to the deficiency. Pursuant to a second Assignment Agreement dated as of January 31, 1994, these Claims were assigned to certain affiliates of Morgens, Waterfall, Vintiadis & Company, Inc. (the "MWV Affiliates").

                  By letter dated October 31, 1994, the MWV Affiliates sought from Hillsdale and Eagle-Picher additional adequate protection payments. Pursuant to a Stipulation Providing Adequate Protection of Interests of Certain Affiliates of Morgens, Waterfall, Vintiadis & Company, Inc., which was approved by the Bankruptcy Court by order entered on or about February 14, 1995 (the "MWV Affiliates Stipulation"), Hillsdale and Eagle-Picher are required to make monthly adequate protection payments to the MWV Affiliates in the amount of $20,230.35, retroactive to October 1, 1994. As of May 31, 1996 (and after taking into account the retroactive payments under the MWV Affiliates' Stipulation), the Inter-Market Note Secured Claim was equal to $1,234,051.22, and the deficiency claim constituted an Unsecured Claim in the amount of $891,723.30.

                  Under the Plan, the holder of the Inter-Market Note Secured Claim will retain the liens securing the Inter-Market Note Secured Claim and, on the Effective Date, will receive a note, with a maturity date of June 1, 2001, that will have a principal amount equal to the full amount of the Inter-Market Note Secured Claim as of the Effective Date, will bear interest at the rate of 10.0% per annum, and will provide for equal monthly payments of principal and interest in an amount sufficient to fully amortize the principal amount of the note over the term of such note. Based upon an assumed Effective Date of December 1, 1996, the Debtors estimate that the Inter-Market Note Secured Claim will equal $1,112,669.12 as of the Effective Date. The Inter-Market Note Secured Claim is impaired under the Plan. The Unsecured Claim for the deficiency amount will be treated under Class 20.

         13.      CLASS 11:         LEESBURG SECURED CLAIM.

                  The "Leesburg Secured Claim" represents the claim under (a) that certain note, dated as of October 4, 1977, from William Robert Jacobsen to Sun First National Bank of Leesburg, as Trustee of the J.D. Manly Construction Company, and (b) mortgage, dated October 4, 1977 (as amended), which note and mortgage were assumed by Eagle-Picher pursuant to a certain Real Estate Agreement, dated as of May 18, 1979, between Eagle-Picher and William R. Jacobsen. The manufacturing facility for the Wolverine Gasket Division's plant in Leesburg, Florida (to the extent it constitutes real property) is the collateral for the Leesburg Secured Claim.

                  As of May 31, 1996, the Leesburg Secured Claim totalled $98,382.90 plus accrued interest. Under the Plan, the Leesburg Secured Claim will be paid in full, in cash, on the Effective Date. Therefore, the Leesburg Secured Claim is unimpaired under the Plan.

         14.      CLASS 12:         NORTHWESTERN GROUP SECURED CLAIMS.

                  The "Northwestern Group Secured Claims" represent the secured portion of the claims under that certain (a) Note Purchase Agreement, dated April 21, 1989, between Eagle-Picher and the Northwestern Group and (b) Security Agreement, dated April 21, 1989, executed by Eagle-Picher in favor of the Northwestern Group.

                  The Northwestern Group Secured Claims are secured by certain assets of the Plastics Division and the Wolverine Gasket Division. On or about May 9, 1991, the Bankruptcy Court approved a Stipulation and Order (the "Northwestern Stipulation"), pursuant to which the value of the collateral securing the Northwestern Group Secured Claims, as of March 12, 1991, was set at $7,411,088, but solely for the purposes of the Northwestern Stipulation. Pursuant to the Northwestern Stipulation, Eagle-Picher agreed to make monthly adequate protection payments over a period of 120 months based upon a formula set forth in the Northwestern Stipulation. As of May 31, 1996, after deducting the adequate protection payments made by Eagle-Picher under the Northwestern Stipulation, the Northwestern Group Secured Claims, in Eagle-Picher's view, totalled $3,378,290.00, and deficiency claims on account thereof in the aggregate amount of $1,546,907.11 constituted Unsecured Claims.

                  The current holders of the Northwestern Group Secured Claims have advised Eagle-Picher that they dispute Eagle-Picher's view of the value of the collateral securing the Northwestern Group Secured Claims. In the view of the current holders, the value of the collateral exceeds the total outstanding amount of debt owed to such holders on account of such claims. In their view, the Northwestern Group Secured Claims are fully secured and there is no deficiency claim. The current holders of the Northwestern Group Secured Claims and Eagle-Picher are currently engaged in discussions to attempt to resolve the valuation dispute as well as the treatment of the Northwestern Group Secured Claims under the Plan. While the parties hope to resolve these disputes without resort to the Bankruptcy Court, in the event that the parties are unable to reach a resolution, the Bankruptcy Court will be required to determine the value of the Northwestern Group Secured Claims.

                  Under the Plan, the holders of the Northwestern Group Secured Claims will retain the liens securing the Northwestern Group Secured Claims and will receive notes, with a maturity date of May 1, 2001, that will have an aggregate principal amount equal to the full amount of the Northwestern Group Secured Claims as of the Effective Date, will bear interest at the rate of 10.0% per annum, and will provide for equal monthly payments of principal and interest in an amount sufficient to fully amortize the principal amount of the notes over the term of such notes. Based upon an assumed Effective Date of December 1, 1996, the Debtors estimate that the Northwestern Group Secured Claims will equal $3,006,722.00, in the aggregate, as of the Effective Date. The Northwestern Group Secured Claims are impaired under the Plan. The Unsecured Claims for the deficiency amounts will be treated under Class 20.

         15.      CLASS 13:         VALE EDBS CLAIMS.

                  The "Vale EDBs Claims" represent the Secured Claims arising under those certain $10,000,000 in original principal amount of Economic Development Bonds, Series XCVI, issued by the State of Oregon Economic Development Commission to finance the construction in Harney and Malheur Counties of Oregon of certain Minerals facilities (the "Vale EDBs").

                  The Vale EDBs Claims are secured, inter alia, by a letter of credit in the amount of $11,166,666.67. On or about February 26, 1991, the Bankruptcy Court entered an order authorizing Eagle-Picher to continue making payments on the Vale EDBs in order to prevent a draw on such letter of credit. As of the date hereof, the aggregate principal amount of the Vale EDBs Claims totalled $10,000,000.

                  Under the Plan, the Vale EDBs will be reinstated under section 1124(2) of the Bankruptcy Code. Therefore, the Vale EDBs Claims are unimpaired under the Plan. Moreover, because Eagle-Picher has remained current on its obligations under the Vale EDBs, no amounts are payable by Eagle-Picher to cure any defaults under the Vale EDBs.

         16.      CLASS 14:         OTHER SECURED CLAIMS.

                  "Other Secured Claims" are the Claims against any of the Debtors to the extent of the value of any interest in property of the estate of such Debtor securing such Claim, except for the DIP Credit Facility Claim and the Claims treated in Classes 3 through 13, inclusive. The class of Other Secured Claims includes the Secured Claims of governmental taxing authorities for real and personal property taxes, the aggregate amount of which totalled $983,000.00 as of the Petition Date. It also includes certain miscellaneous Secured Claims for items such as utilities and mechanic's liens, the aggregate amount of which totalled $83,586.00 as of the Petition Date. The Debtors intend to pay these Other Secured Claims, in full, in cash, on the Effective Date, with any interest accruing after the Petition Date accruing at the rate of 8% per annum.

                  As of the date hereof, the Debtors are not aware of any additional Other Secured Claims. Therefore, if any additional Other Secured Claims are determined to exist, the Debtors believe that the value of such Other Secured Claims will be de minimis.

                  The Other Secured Claims will be rendered unimpaired under the Plan pursuant to section 1124 of the Bankruptcy Code.

                  Although the Other Secured Claims are placed in one category for purposes of convenience, each Other Secured Claim shall be treated as though in a separate class for purposes of voting and receiving distributions under a Plan.

         17.      CLASS 15:         CONVENIENCE CLAIMS.

                  "Convenience Claims" are those Unsecured Claims that otherwise would be classified in Class 20, but which are either (i) in an amount less than or equal to $500.00 or (ii) on the Ballot, have been reduced to $500.00 by the holders of such Claims.

                  The Debtors estimate that the Allowed Convenience Claims will aggregate $980,083.00. The Debtors estimate that Allowed Unsecured Claims of $500.00 or less total $402,083.00. Moreover, the Debtors estimate that 739 Claimants hold Allowed Unsecured Claims between $501.00 to $1,000.00, and 417 Claimants hold Allowed Unsecured Claims between $1,001.00 to $1,500.00. In their estimate, the Debtors have assumed that all such Claimants will elect to have their Unsecured Claims treated as Convenience Claims. Moreover, Claimants holding Allowed Unsecured Claims in excess of $1,500.00 may elect to have their Allowed Unsecured Claims treated as Convenience Claims. The Debtors cannot estimate how many of these Claimants will elect to have their Allowed Unsecured Claims treated as Convenience Claims and have not included any of such Claims in their estimate.

                  Pursuant to the Plan, each holder of an Allowed Convenience Claim shall be paid the Allowed Amount of its Allowed Convenience Claim in cash on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon thereafter as is practicable.

         18.      CLASS 16:         ASBESTOS PROPERTY DAMAGE CLAIMS.

                  "Asbestos Property Damage Claims" are those Claims against any of the Debtors for damages arising from the presence in buildings or other structures of asbestos or asbestos-containing products that was or were manufactured, sold, supplied, produced, distributed, or in any way marketed by any of the Debtors. The term, however, does not include Claims for reimbursement, contribution, indemnification, or subrogation on account of Asbestos Property Damage Claims, which Claims are treated as Unsecured Claims in Class 20.

                  Under the Plan, all Asbestos Property Damage Claims will be channeled to the Asbestos PD Trust, which will be established pursuant to the Asbestos PD Trust Agreement. The allowance and payment of individual Asbestos Property Damage Claims will be handled by the Asbestos PD Trust, subject to the terms and conditions imposed on the Asbestos PD Trust by the Plan. The time and manner of funding the Asbestos PD Trust, the means by which trustees for the Asbestos PD Trust will be selected, and the procedures that will determine the allowance of individual Asbestos Property Damage Claims will depend upon whether Class 16 votes to accept the Plan or whether Class 16 votes to reject the Plan.

                  The sole recourse of the holder of an Asbestos Property Damage Claim shall be the Asbestos PD Trust, and, as a result of the general discharge provided for the Debtors under section 524 of the Bankruptcy Code, all entities shall be permanently and forever enjoined from taking any actions for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any Asbestos Property Damage Claims from the Reorganized Debtors (or their assets and properties), other than actions brought to enforce any right or obligation under the Plan, any Exhibits to the Plan, or any other agreement or instrument between any of the Debtors or the Reorganized Debtors and the Asbestos PD Trust.

                  Moreover, the Confirmation Order will contain the Claims Trading Injunction, which will prohibit the trading (and any other form of assignment, pledge, or transfer) of, inter alia, Asbestos Property Damage Claims after the Effective Date. Any action taken in violation of the Claims Trading Injunction will be void ab initio. The Claims Trading Injunction will not, however, prohibit the transfer of an Asbestos Property Damage Claim (i) to the holder of an Asbestos Property Damage Contribution Claim solely as a result of such holder's satisfaction of such Asbestos Property Damage Claim or (ii) by will or under the laws of descent and distribution.

                  a.       EFFECT OF ACCEPTANCE OF THE PLAN BY CLASS 16.

                  If Class 16 votes to accept the Plan, then, on the Effective Date, the Reorganized Debtors will satisfy the Asbestos PD Trust Funding Obligation by distributing $3 million in cash to the Asbestos PD Trust. Moreover, if Class 16 votes to accept the Plan, the trustees of the Asbestos PD Trust will be selected by the representatives of the largest groups of holders of Asbestos Property Damage Claims themselves - the class representative for each group that purported to file a class proof of claim with respect to Asbestos Property Damage Claims so long as such class claim is still outstanding as of the Effective Date. Each of these class representatives will select one trustee for the Asbestos PD Trust. These trustees, in turn, will devise claims resolution procedures to determine the allowance and payment of Asbestos Property Damage Claims.

                  b.       EFFECT OF REJECTION OF THE PLAN BY CLASS 16.

                  If, on the other hand, Class 16 votes to reject the Plan, then the Asbestos PD Trust Funding Obligation will consist of Senior Unsecured Sinking Fund Debentures in an aggregate amount equal to the Asbestos PD Trust's Pro Rata Share of the Distribution Value, based upon the estimation by the Bankruptcy Court of the aggregate value of Asbestos Property Damage Claims against the Debtors as of the Petition Date. THE DEBTORS BELIEVE THEY HAVE NO MATERIAL LIABILITY FOR ASBESTOS PROPERTY DAMAGE CLAIMS AND INTEND TO REQUEST THE BANKRUPTCY COURT TO ESTIMATE THE AGGREGATE VALUE OF ASBESTOS PROPERTY DAMAGE CLAIMS AT $0 IF CLASS 16 VOTES TO REJECT THE PLAN. It is a condition to the occurrence of the Effective Date, however, that the Bankruptcy Court determines the aggregate value of Asbestos Property Damage Claims to be no greater than $15 million. If a greater value is determined, then, unless such condition is waived or modified by the unanimous consent of the Plan Proponents and the Unsecured Creditors' Committee, the Plan Proponents may declare the Plan to be null and void. After the determination by the Bankruptcy Court of the Asbestos PD Trust Share and assuming the occurrence of the Effective Date, the Asbestos PD Trust Funding Obligation will be distributed to the Asbestos PD Trust on the Initial Distribution Date and, to the extent not distributed on the Initial Distribution Date, the Final Distribution Date.

                  Moreover, if Class 16 votes to reject the Plan, then Eagle-Picher will select one or more trustees for the Asbestos PD Trust, which may be Reorganized Eagle-Picher, by notice filed with the Bankruptcy Court on or before ten (10) days before the Confirmation Hearing.

                  If Class 16 votes to reject the Plan, then the trustees for the Asbestos PD Trust will be bound to use the claims resolution procedures set forth in Exhibit "1.1.6.5" to the Plan (the "Asbestos PD Claims Procedures"). The Asbestos PD Claims Procedures are designed to compensate the holders of Asbestos Property Damage Claims for the costs of removing asbestos or asbestos-containing products manufactured or marketed by Eagle-Picher from the buildings or other structures containing such products so long as such holders can meet certain proof requirements designed to ensure that the asbestos or asbestos-containing product was, in fact, manufactured or marketed by Eagle-Picher. To ensure fair treatment of the holders of all Asbestos Property Damage Claims, such procedures establish objective criteria by which to liquidate Asbestos Property Damage Claims and do not allow recovery for alleged damages such as punitive damages and consequential damages.

                  Pursuant to the Asbestos PD Claims Procedures, each holder of an Asbestos Property Damage Claim, including each individual member of a class that has filed a class proof of claim, must complete and return to the Asbestos PD Trust within the time provided a "Claim Information Form," which will require information relating to, inter alia, the building in which asbestos-containing building materials ("ACBM") are alleged to be present, the condition of the ACBM, and the quantity of the ACBM. Each Claimant also will be required to return with its Claim Information Form, inter alia, an Approved Laboratory Report and an Accredited Inspector Report, which will assist in determining whether an Eagle-Picher product is the ACBM that forms the basis of the asserted Asbestos Property Damage Claim.

                  Depending upon the weight and sufficiency of the evidence provided by the Claimant showing that an Eagle-Picher product was installed and not previously removed or replaced otherwise than pursuant to an Asbestos Abatement Program (as defined in the Asbestos PD Claims Procedures), an Asbestos Property Damage Claim will be awarded "proof points," and the value of such Asbestos Property Damage Claim adjusted accordingly. Moreover, if the evidence demonstrates that the ACBM is not in a position in which it is likely to be disturbed (and, therefore, no present need to remove it exists), the value of such Asbestos Property Damage Claim will be adjusted further downward by 75%.

Claimants that dispute Eagle-Picher's determination of the value of their Asbestos Property Damage Claims may request binding arbitration of such dispute.

                  C.       VOTING ON PLAN BY HOLDERS OF ASBESTOS PROPERTY DAMAGE
                           CLAIMS.

                  Asbestos Property Damage Claims are impaired under the Plan. Pursuant to the Voting Procedures, each holder of an Asbestos Property Damage Claim as to which an objection is not pending (or, if pending, is allowed for voting purposes only) shall vote such Claim in the amount of $1.00. If a class proof of claim was filed by the representative of a class that has been certified or conditionally certified in a pending federal or state court action, 100 randomly selected members of each class will be entitled to cast votes on behalf of their respective class equal to the number of class members divided by
100. The votes of individual class members shall not be solicited (except to the extent that such members filed individual proofs of claim).

         19.      CLASS 17:         ASBESTOS PERSONAL INJURY CLAIMS AND LEAD
                                    PERSONAL INJURY CLAIMS.

                  "Asbestos Personal Injury Claims" are any present or future right to payment, claim, remedy, Demand, or liability for death, bodily injury, or other personal damages (whether physical, emotional, or otherwise) to the extent caused or allegedly caused, directly or indirectly, by exposure to asbestos or asbestos-containing products that were manufactured, sold, supplied, produced, distributed, released, or in any way marketed by any of the Debtors prior to the Petition Date. Claims for contribution, reimbursement, indemnification, or subrogation are also included in Asbestos Personal Injury Claims.

                  "Lead Personal Injury Claims" are any present or future right to payment, claim, remedy, Demand, or liability for death, bodily injury, or other personal damages (whether physical, emotional, or otherwise) to the extent caused or allegedly caused, directly or indirectly, by exposure to products that contained lead chemicals that were manufactured, sold, supplied, produced, distributed, or in any way marketed by any of the Debtors prior to the Petition Date. Claims for contribution, reimbursement, indemnification, or subrogation are also included in Lead Personal Injury Claims.

                  As of the Petition Date, approximately 67,800 lawsuits on account of Asbestos Personal Injury Claims were outstanding against Eagle-Picher, and, prior to the Petition Date, Eagle- Picher had disposed of approximately 73,500 through trial, dismissal, or settlement at an average cost (including attorneys' fees and defense costs) of $7,800 per claim. By the Asbestos Bar Date, approximately 162,000 Asbestos Personal Injury Claims were filed in the Chapter 11 Cases. By the General Bar Date, 128 non-duplicative Lead Personal Injury Claims were filed in the Chapter 11 Cases, four of which subsequently were withdrawn and one of which was dismissed. Except for defense costs, Eagle-Picher has never incurred any liability, whether pursuant to settlement or a judgment, on account of any Lead Personal Injury Claims.

                  Under the Plan, all Asbestos Personal Injury Claims and Lead Personal Injury Claims will be channeled to the PI Trust established pursuant to the Asbestos and Lead PI Trust Agreement and paid pursuant to the terms, provisions, and procedures of the PI Trust and the Asbestos and Lead PI Trust Agreement. The sole recourse of the holder of an Asbestos Personal Injury Claim or Lead Personal Injury Claim shall be the PI Trust, and, pursuant to the Asbestos and Lead PI Permanent Channeling Injunction, all entities shall be permanently and forever enjoined from taking any actions for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any Asbestos Personal Injury Claims or Lead Personal Injury Claims from, among others, the Reorganized Debtors (or their assets and properties), other than actions brought to enforce any right or obligation under the Plan, any Exhibits to the Plan, or any other agreement or instrument between any of the Debtors or the Reorganized Debtors and the PI Trust. For a description of the Asbestos and Lead PI Permanent Channeling Injunction, see Section , entitled, "THE PLAN OF REORGANIZATION - Discharge of the Debtors and the Asbestos and Lead PI Permanent Channeling Injunction." For a more detailed explanation of the PI Trust, the Asbestos and Lead PI Trust Agreement, and the claims resolution and payment procedures provided for therein, see Section , entitled, "THE PI TRUST."

                  Moreover, the Confirmation Order will contain the Claims Trading Injunction, which will prohibit the trading (and any other form of assignment, pledge, or transfer) of, inter alia, Asbestos Personal Injury Claims and Lead Personal Injury Claims after the Effective Date. Any action taken in violation of the Claims Trading Injunction will be void ab initio. It will not, however, prohibit the holder of an Asbestos or Lead Contribution Claim from being subrogated to an Asbestos Personal Injury Claim or Lead Personal Injury Claim as a result of satisfaction of such underlying Asbestos Personal Injury Claim or Lead Personal Injury Claim. The Claims Trading Injunction also will not prohibit the transfer of an Asbestos Personal Injury Claim or Lead Personal Injury Claim by will or under the laws of descent and distribution.

                  Under the Plan, the PI Trust will be funded, on the Initial Distribution Date and the Final Distribution Date, with the PI Trust's Pro Rata Share of the Distribution Value. This Pro Rata Share will be determined based upon the PI Trust Share in the amount of $2,000,000,000 and will be funded with consideration consisting of (i) all the Tax Refund Notes, (ii) all the New Eagle-Picher Common Stock, (iii) the portion of the Senior Unsecured Sinking Fund Debentures remaining after the funding of the Asbestos PD Trust, and (iv) the portion of the Available Cash and Divestiture Notes remaining after making Distributions (or, in the case of the Initial Distribution Date, making allowance for potential Distributions) to the holders of Claims in Classes 19, 20, and 21.

                  Based upon the Debtors' best estimate of the ultimate amount of Allowed Claims, if Class 16 (Asbestos Property Damage Claims) votes to accept the Plan, then the Debtors estimate that the PI Trust ultimately will receive 100% of the Tax Refund Notes, 100% of the Senior Unsecured Sinking Fund Debentures, 100% of the New Eagle-Picher Common Stock, 50% of the Divestiture Notes, and 72% of the Available Cash. See Section , entitled, "THE PLAN OF REORGANIZATION - Plan Consideration," for a description of the different types of consideration being distributed under the Plan.

                  Asbestos Personal Injury Claims and Lead Personal Injury Claims are impaired under the Plan. Pursuant to the Voting Procedures, each holder of an Asbestos Personal Injury Claim or a Lead Personal Injury Claim that filed a proof of claim by the Asbestos Bar Date shall vote such Claim in the amount of $1.00. In addition to the conditions to confirmation that are required by the Bankruptcy Code, the Plan imposes other conditions to confirmation that are required to preserve the effectiveness of the Asbestos and Lead PI Permanent Channeling Injunction. See Section , entitled, "THE PLAN OF REORGANIZATION - Discharge of the Debtors and the Asbestos and Lead PI Permanent Channeling Injunction." Among those Plan-imposed conditions to confirmation is the requirement that at least 75% of the Class 17 Claimants that vote on the Plan vote in favor of the Plan.

         20.      CLASS 18:         OTHER PRODUCT LIABILITY TORT CLAIMS.

                  "Other Product Liability Tort Claims" are any future right to payment, claim, remedy, or liability for death, bodily injury, or other personal damages (whether physical, emotional, or otherwise) to the extent caused or allegedly caused, directly or indirectly, by exposure to or injuries caused by any products or byproducts that were manufactured, sold, supplied, produced, distributed, released, or in any way marketed by any of the Debtors prior to the Confirmation Date, other than Asbestos Personal Injury Claims and Lead Personal Injury Claims. This definition is only intended to include Product Liability Tort Claims (other than Asbestos Personal Injury Claims and Lead Personal Injury Claims) that have not manifested themselves prior to the Confirmation Date.

                  At present, the Debtors know of no Other Product Liability Tort Claims. If any of such Claims are asserted, they will either (i) be treated as Unsecured Claims in Class 20 if they are asserted prior to the Final Distribution Date or (ii) otherwise, be paid consideration having a value equal to the value such Claimant would have received if it were holding an Allowed Unsecured Claim in such amount as of the Effective Date. The Debtors believe that this treatment may avoid potentially expensive litigation over whether the holders of Other Product Liability Tort Claims had Claims that were discharged by the confirmation of the Plan, while providing such Claimants with the same treatment they would have received (or its equivalent value) if their Claims had been known during the pendency of the Chapter 11 Cases.

         21.      CLASS 19:         ENVIRONMENTAL CLAIMS.

                  "Environmental Claims" consist of (i) Claims against the Debtors by the state and federal governmental agencies that are parties to the Environmental Settlement Agreement as to which the treatment thereof is specified in the Environmental Settlement Agreement and (ii) Claims by other parties asserting liability for environmental damages, e.g., potentially responsible parties or present owners of sites formerly owned or operated by one of the Debtors) if such Claims are the subject of a settlement agreement with one or more of the Debtors.

                  Pursuant to the Environmental Settlement Agreement, the Debtors have agreed to give (i) the EPA and the DOI an Allowed Claim in the amount of $41,026,000 with respect to the Liquidated Sites, (ii) the EPA an Allowed Claim in the amount of $1,126,500 with respect to certain civil penalties (75% of which is to be subordinated), (iii) the EPA an Allowed Administrative Expense in the amount of $150,000, and (iv) the State Parties Allowed Claims with respect to the Liquidated Sites in the aggregate amount of $1,546,500. With the exception of the subordinated portion of the civil penalties claim (which will be treated as a Class 23 Penalty Claim) and the EPA's Administrative Expense, these Allowed Claims will receive the same treatment provided for Allowed Unsecured Claims in Class 20 of the Plan, viz. payment of their Pro Rata Share of the Distribution Value (the "Distribution Amount") on the Initial Distribution Date and the Final Distribution Date.

                  The holders of the Environmental Claims will receive the Distribution Amount in consideration consisting of Available Cash in an amount equal to one-half (1/2) of the Distribution Amount and Divestiture Notes in an aggregate principal amount equal to one-half (1/2) of the Distribution Amount.

                  In addition, pursuant to the Environmental Settlement Agreement, the Debtors have agreed to satisfy any claim asserted after the Effective Date by the state and federal agencies that are parties to the Environmental Settlement Agreement so long as the claim arises from the prepetition activities of the Debtors and relates to the cleanup of a site that is not owned by the Debtors (other than a Liquidated Site or property owned by the Debtors within the boundaries of a Liquidated Site). If and to the extent that any of the Debtors is determined to have liability in the future on account of any such activities, a claim of the state or federal agency will receive substantially the same treatment that an Allowed Environmental Claim would have received if it had been an Allowed Unsecured Claim in Class 20 on the Effective Date.

                  By order and decision dated June 6, 1996, the Bankruptcy Court approved the Environmental Settlement Agreement. Certain PRPs, however, have appealed such decision to the

District Court, which has not established a briefing schedule for such appeal yet. For a more detailed discussion of the Environmental Settlement Agreement, see Section , entitled, "THE CHAPTER 11 CASES - Significant Events During the Chapter 11 Cases - Resolution of Other Significant Claims - Environmental Claims."

                  On or about January 15, 1996, Eagle-Picher filed with the Bankruptcy Court a motion for approval of a settlement agreement with 715 Spencer Corp., an entity that had purchased a facility from Eagle-Picher prior to the Petition Date. In the Chapter 11 Cases, 715 Spencer Corp. asserted claims against Eagle-Picher for environmental cleanup costs that might be incurred in the future by 715 Spencer Corp. with respect to such facility. Pursuant to such settlement agreement, Eagle-Picher agreed to allow 715 Spencer Corp. to assert claims for environmental cleanup against Eagle-Picher for up to five years from the entry of the Bankruptcy Court order approving such settlement, up to an aggregate claim of $500,000, with such claims, if Eagle-Picher ultimately is determined to have liability thereon, to be paid as if they had been an Allowed Unsecured Claim in Class 20 on the Effective Date. The Bankruptcy Court's order approving the settlement was entered on March 1, 1996.

                  The claims of 715 Spencer Corp. under such settlement agreement will constitute "Environmental Claims." The Debtors may enter into other settlement agreements relating to alleged environmental liability of the Debtors pursuant to which the Debtors agree to pay claims that are liquidated in the future in "plan dollars," i.e., substantially the same consideration that such claims would have been paid if they had been Allowed Unsecured Claims in Class 20 on the Effective Date. Any claims governed by such settlement agreements are considered "Environmental Claims" under the Plan.

                  Under the Plan, the treatment of the Environmental Claims is the treatment as it is set forth in the Environmental Settlement Agreement or other settlement agreement relating to the Environmental Claims. The Environmental Claims are impaired under the Plan and are entitled to vote on the Plan.

         22.      CLASS 20:         UNSECURED CLAIMS OTHER THAN CONVENIENCE
                                    CLAIMS AND THE SPECIFIED TREATMENT CLAIMS.

                  "Unsecured Claims" are any Claims that are not Administrative Expenses, Tax Claims, Priority Claims, Asbestos Property Damage Claims, Environmental Claims, Product Liability Tort Claims, the Designated Real Property Tax Claim, Affiliate Claims, Penalty Claims, or Secured Claims. Class 20 consists of all Unsecured Claims other than Convenience Claims and the Specified Treatment Claims. After taking into account Unsecured Claims that may elect to be treated as Convenience Claims, the Debtors estimate that the total amount of Allowed Unsecured Claims in Class 20 will be approximately $107,654,342.00.(5) The following summarizes the types of Unsecured Claims that comprise the Debtors' estimate:

-----------

(5) As discussed in Section , entitled, "THE PLAN OF REORGANIZATION - Classification and Treatment of Claims and Equity Interests - Class 15:
Convenience Claims," the Debtors estimate that the Allowed Convenience Claims will aggregate approximately $980,083.00.

                                                            DEBTORS'          CLAIMANTS'
                                                           ESTIMATED           ASSERTED
                                                            VALUE(6)           VALUE(7)
                                                       ---------------    ---------------
         Debt Securities                               $ 57,703,331.00    $ 57,703,331.00
         Undersecured Debt Related to Equipment           4,300,007.00       4,300,007.00
         Miscellaneous Environmental Claims               1,825,151.00       2,709,408.00
         Trade Payables                                  29,726,355.00      30,010,076.00
         Prepetition Professional Fees and Expenses       5,780,623.00       5,780,623.00
         Utilities                                        2,231,688.00       2,231,688.00
         Litigation                                       6,087,187.00       6,079,687.00
         Insurance                                                0.00      19,261,692.00
                                                       ===============    ===============
                                            TOTAL      $107,654,342.00    $128,076,512.00

                   Pursuant to the Plan, each holder of an Allowed Unsecured Claim in Class 20 will receive on the Initial Distribution Date and the Final Distribution Date consideration equal to its Pro Rata Share of the Distribution Value (less, in the case of the Final Distribution Date, the value of consideration distributed on the Initial Distribution Date) (the "Distribution Amount"). Based upon the Debtor's existing estimate of the aggregate amount of Claims against their estates and assuming the aggregate Distribution Value is $714.8 million(8) and either that Class 16 (Asbestos Property Damage Claims) votes to accept the Plan or that the Bankruptcy Court estimates the aggregate amount of Asbestos Property Damage Claims to be no greater than approximately $9 million, the Debtors expect that each holder of an Allowed Unsecured Claim in Class 20 should ultimately receive consideration under the Plan having a value equal to approximately 33% of its Allowed Claim.

                  The Distribution Amount will be payable in consideration consisting of Available Cash in an amount equal to one-half (1/2) of the Distribution Amount and Divestiture Notes having an aggregate principal amount equal to one-half (1/2) of the Distribution Amount.

                  The Unsecured Claims are impaired under the Plan.

                  The Plan provides certain provisions relating to the treatment of existing debt securities. Specifically, as of the Effective Date, all notes, agreements, and other securities evidencing Unsecured Claims will be canceled, and the rights of the holders of Allowed Unsecured Claims will be governed by the Plan. Holders of Bearer Unsecured Debt Securities will be required to surrender their Bearer Unsecured Debt Securities to their respective Unsecured Debt Securities Trustee in order

--------

      (6) This column takes into account the Allowed Amount of Unsecured Claims that have become Allowed during the Chapter 11 Cases, the disallowance of certain Unsecured Claims during the Chapter 11 Cases, and the Debtors' estimate of the ultimate Allowed Amount of certain unresolved Unsecured Claims.

      (7) This column takes into account the Allowed Amount of Unsecured Claims that have become Allowed during the Chapter 11 Cases, elimination of duplicative Claims, the disallowance of certain Unsecured Claims during the Chapter 11 Cases, and the amount claimed as liquidated in proofs of claim filed by the holders of certain unresolved Unsecured Claims. Moreover, the Debtors have assumed that the lenders under equipment financing transactions, if they have not already done so, will agree to use the unsecured deficiency claim set forth in such lenders' adequate protection stipulation as the lenders' Allowed Unsecured Claims in the Chapter 11 Cases.

      (8) This assumes the cash and New Debt Securities to be issued as part of the Plan Consideration have a value equal to their face amount and that the New Eagle-Picher Common Stock will have an aggregate value of $254.8 million. Of course, there is no assurance that such assumed values can be obtained.

to receive any Distribution. Such Unsecured Debt Securities Trustee will thereafter maintain a register in order to make the appropriate Distributions under the Plan.

                  The Record Date for Registered Unsecured Debt Securities will be the first Business Day that is five (5) days from and after the Confirmation Date. As at the close of business on the Record Date, the transfer ledgers will be closed, and no further changes in the record holders of any Registered Unsecured Debt Securities will be made. Although holders of Registered Unsecured Debt Securities are not required to surrender their Registered Unsecured Debt Securities in order to receive any Distributions, the Plan does permit the Debtors to impose such a requirement.

         23.      CLASS 21:         SPECIFIED TREATMENT CLAIMS.

                  Class 21 consists of Allowed Specified Treatment Claims, which are comprised of the Kalkaska Claim, the TLG Associates Claim, and any other Unsecured Claim that is (a) Allowed in connection with a settlement with one or more of the Debtors and (b) for which a minimum and maximum distribution under the Plan are specified as part of such settlement.

                  The "Kalkaska Claim" is the Unsecured Claim of Kalkaska Industries, Inc. ("Kalkaska") (or any successor in interest thereto) in the amount of $2,000,000.00. Kalkaska had filed a timely proof of claim against Eagle-Picher's estate in the amount of $16,492,301.00, but, pursuant to a settlement that was approved by the Bankruptcy Court by order entered on or about November 24, 1993, Kalkaska agreed to a reduced Allowed Unsecured Claim in the amount of $2,000,000.00. Kalkaska and Eagle-Picher further agreed, however, that the holder of the Kalkaska Claim would receive no less than a "guaranteed minimum distribution" having a value equal to $100,000.00, but no more than a "maximum distribution" having a value equal to $250,000.00.

                  The "TLG Associates Claim" is the Allowed Unsecured Claim of TLG Associates, Inc. ("TLG Associates") (or any successor in interest thereto) in the amount of $215,835.00. The Longwood Group, Inc., the predecessor in interest to TLG Associates, had filed a timely proof of claim against Eagle-Picher's estate in the amount of $215,835.00, and Eagle-Picher had objected to such claim. Pursuant to a settlement that was approved by the Bankruptcy Court by order entered on or about January 4, 1996, Eagle-Picher agreed to give TLG Associates an Allowed Unsecured Claim in the amount of $215,835.00. TLG Associates and Eagle-Picher further agreed, however, that the holder of the TLG Associates Claim would receive no less than a "guaranteed minimum distribution" having a value equal to $30,000, but no more than a "maximum distribution" having a value equal to $60,000.

                  If other Unsecured Claims are settled in the same manner as the Kalkaska Claim and the TLG Associates Claim, they will be considered "Specified Treatment Claims" and will be classified in Class 21.

                  Subject to the restrictions imposed by its particular settlement agreement, each holder of a Specified Treatment Claim will receive on the Initial Distribution Date and the Final Distribution Date under the Plan its Pro Rata Share of the Distribution Value (less, in the case of the Final Distribution Date, the value of consideration distributed on the Initial Distribution Date) (the "Distribution Amount").

                  The Distribution Amount will be payable in consideration consisting of Available Cash in an amount equal to one-half (1/2) of the Distribution Amount and Divestiture Notes having an aggregate principal amount equal to one-half (1/2) of the Distribution Amount.

                  The Specified Treatment Claims are impaired under the Plan, and the holders thereof are entitled to vote to accept or reject the Plan.

         24.      CLASS 22:         AFFILIATE CLAIMS AND INTERESTS.

                  Class 22 consists of all "Affiliate Claims and Interests," viz. Claims and interests held among Eagle-Picher and its subsidiaries (excluding (i) American Imaging, which, pursuant to the settlement of the American Imaging Litigants' action against Eagle-Picher, is no longer a subsidiary of Eagle-Picher and (ii) Tri-Sigma Corporation, a now-defunct, partially-owned subsidiary of Eagle-Picher). The Affiliate Claims and Interests consist principally of intercompany book entries and the equity interests in the Debtors other than Eagle-Picher, all of which are preserved by the Plan. Accordingly, the Affiliate Claims and Interests are unimpaired under the Plan.

         25.      CLASS 23:         PENALTY CLAIMS.

                  "Penalty Claims" consist of any Claims (i) for any fine, penalty, collection fee, or forfeiture, or for multiple, exemplary, or punitive damages to the extent that they are not compensation for actual pecuniary loss suffered by such Claimant, or (ii) that, pursuant to an order of the Bankruptcy Court, are subordinated for purposes of distribution to all Allowed Unsecured Claims. In some instances, the Debtors have agreed to treat certain Claims that otherwise would be considered Penalty Claims as Unsecured Claims, and such Claims are excluded from the definition of Penalty Claims.

                  On or about December 9, 1992, the Bankruptcy Court entered an Order Subordinating Claim No. 000850, which subordinated the claim of certain securities class action claimants to the claims of all unsecured creditors and which ordered that such claim would have the same priority as Stockholders. Moreover, pursuant to the Environmental Settlement Agreement, the EPA, inter alia, will have an allowed, general unsecured claim in the amount of $1,126,500 on account of certain prepetition civil penalties for alleged violations of the Clean Water Act at Eagle-Picher's Joplin, Missouri, facility, of which 75% is to be subordinated. Certain taxing authorities also have asserted Penalty Claims against the Debtors, most of which have been resolved without the imposition of any penalties pursuant to settlements with such authorities. Other than all such Claims, the Debtors currently are not aware of any Penalty Claims. Penalty Claims will receive no Distribution under the Plan. Thus, Class 23 is impaired, and the holders of Penalty Claims are deemed to have rejected the Plan.

         26.      CLASS 24:         EQUITY INTERESTS.

                  Class 24 consists of the Equity Interests of the Stockholders, who will receive no Distribution under the Plan. On the Effective Date, all certificates that evidence the ownership of Existing Eagle-Picher Common Stock will be canceled and, thereafter, shall be null and void. The Equity Interests are impaired, and the Stockholders are deemed to have rejected the Plan.

B.       CONDITIONS TO CONFIRMATION.

                  The Plan shall not be confirmed, and the Confirmation Order shall not be entered until and unless certain specified "Confirmation Conditions" have been satisfied or waived by the Plan Proponents. These Confirmation Conditions, which are designed inter alia, to ensure that the Asbestos and Lead PI Permanent Channeling Injunction will be effective, binding, and enforceable, are as follows:

                  1. The Bankruptcy Court makes the following findings, each of which shall be contained in the Confirmation Order:


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
                           -        The Asbestos and Lead PI Permanent
                                    Channeling Injunction is to be implemented in connection with the PI Trust.

                           - At the time of the order for relief with respect to Eagle-Picher, Eagle-Picher had been named as a defendant in personal injury, wrongful death, and property damage actions seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products.

                           - At the time of the order for relief with respect to Eagle-Picher, Eagle-Picher had been named as a defendant in personal injury, wrongful death, and property damage actions seeking recovery for damages allegedly caused by the presence of, or exposure to, lead-containing chemicals.

                           - The PI Trust, as of the Effective Date, will assume the liabilities of the Debtors with respect to Asbestos Personal Injury Claims and Lead Personal Injury Claims.

                           - The PI Trust is to be funded in whole or in part by securities of one or more of the Debtors and by the obligations of such of the Debtors to make future payments, including dividends.

                           - The PI Trust is to own, or by the exercise of rights granted under the Plan would be entitled to own if specified contingencies occur, a majority of the voting shares of Eagle-Picher, the direct or indirect parent corporation of each of the Debtors.

                           - The Debtors are likely to be subject to substantial future Demands for payment arising out of the same or similar conduct or events that gave rise to the Claims that are addressed by the Asbestos and Lead PI Permanent Channeling Injunction.

                           - The actual amounts, numbers, and timing of such future Demands cannot be determined.

                           -        Pursuit of such Demands outside the
                                    procedures prescribed by the Plan is likely to threaten the Plan's purpose to deal equitably with Claims and future Demands.

                           - The terms of the Asbestos and Lead PI Permanent Channeling Injunction, including any provisions barring actions against third parties pursuant to section 524(g)(4)(A), are set out in the Plan and in any disclosure statement supporting the Plan.

                           - The Plan establishes, in Class 17 (Asbestos Personal Injury Claims and Lead Personal Injury Claims), a separate class of the claimants whose Claims are to be addressed by the PI Trust.

                           - Class 17 (Asbestos Personal Injury Claims and Lead Personal Injury Claims) has voted, by at least 75 percent (75%) of those voting, in favor of the Plan.


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
                           - Pursuant to court orders or otherwise, the PI Trust will operate through mechanisms such as structured, periodic, or supplemental payments, pro rata distributions, matrices, or periodic review of estimates of the numbers and values of present Claims and future Demands, or other comparable mechanisms, that provide reasonable assurance that the PI Trust will value, and be in a financial position to pay, present Claims and future Demands that involve similar Claims in the same manner.

                           - The Future Claimants' Representative was appointed as part of the proceedings leading to the issuance of the Asbestos and Lead PI Permanent Channeling Injunction for the purpose of protecting the rights of persons that might subsequently assert Demands of the kind that are addressed in the Asbestos and Lead PI Permanent Channeling Injunction and transferred to the PI Trust.

                           - Identifying each PI Protected Party in the Asbestos and Lead PI Permanent Channeling Injunction is fair and equitable with respect to persons that might subsequently assert Demands against each such PI Protected Party, in light of the benefits provided, or to be provided, to the PI Trust by or on behalf of any such PI Protected Party.

                  2. Class 17 (Asbestos Personal Injury Claims and Lead Personal Injury Claims) votes, by at least 75 percent (75%) of those voting, in favor of the Plan.

                  3. The Bankruptcy Court has entered an order approving the Environmental Settlement Agreement, which shall be reasonably acceptable to the Plan Proponents, and such order has become a Final Order.

                  4. The Confirmation Order shall be, in form and substance, acceptable to the Plan Proponents.

                  The Plan Proponents may seek to have the Confirmation Order and the Asbestos and Lead PI Permanent Channeling Injunction either entered or affirmed by the District Court. In addition, if the Confirmation Date does not occur within one hundred fifty (150) days after the filing of the Plan, any of the Plan Proponents may revoke the Plan in its entirety. In such an event, the Debtors may, in the exercise of their continuing exclusive rights to file and confirm a chapter 11 plan, re-file the Plan and request confirmation thereof. The Debtors shall have no obligation to do so, however. Moreover, the Injury Claimants' Committee and the Future Claimants' Representative have reserved their right to seek a termination of the Exclusive Periods under such circumstances, and the Debtors have reserved their rights to oppose any such attempt to terminate the Exclusive Periods.

C.       CONDITIONS PRECEDENT TO THE EFFECTIVE DATE UNDER THE PLAN.

                  The "effective date of the plan," as used in section 1129 of the Bankruptcy Code, will not occur, and the Plan will be of no force and effect, until the Effective Date. The "Effective Date" will occur on the first Business Day after the following conditions precedent are satisfied or waived:

                  - The Confirmation Order has become a Final Order, or, if not, then at least thirty (30) days have elapsed since the Confirmation Date.

                  - The Bankruptcy Court and/or the District Court, as required, shall have entered the Asbestos and Lead PI Permanent Channeling Injunction, which shall contain terms satisfactory to the Plan Proponents.

                  - The Confirmation Order and the Asbestos and Lead PI Permanent Channeling Injunction shall be in full force and effect.

                  -        No proceedings to estimate any Claims are pending.

                  - If Class 16 votes to accept the Plan, the trustees for the Asbestos PD Trust have been selected and have executed the Asbestos PD Trust Agreement.

                  - All Trustees have been selected in accordance with that certain letter, dated November 9, 1993, from Eagle-Picher to the Injury Claimants' Committee and the Future Claimants' Representative.

                  - All Trustees have executed the Asbestos and Lead PI Trust Agreement.

                  - Certain favorable rulings have been obtained from the IRS with respect to the qualification of the PI Trust as a "qualified settlement fund" within the meaning of Treasury Regulation section 1.468B-1. By letter dated September 25, 1995, the IRS issued such rulings. Thus, this condition has been satisfied.

                  - Certain favorable rulings have been obtained from the IRS with respect to the application of section 382 of the Internal Revenue Code. By letter dated February 8, 1996, the IRS issued such rulings. Thus, this condition has been satisfied.

                  - The Reorganized Debtors shall have entered into and shall have credit availability under a credit facility to provide the Reorganized Debtors with working capital (including letters of credit) in an amount sufficient to meet the needs of the Reorganized Debtors, as determined by the Reorganized Debtors.

                  - The Asbestos PD Trust Share has been determined to be no greater than $15 million.

The unanimous written consent of the Plan Proponents is needed to waive the occurrence of any of these conditions precedent or to modify any of such conditions precedent, other than the condition precedent relating to the determination of the Asbestos PD Trust Share. Any modification or waiver of the condition precedent relating to the determination of the Asbestos PD Trust Share will require the unanimous consent of the Plan Proponents and the Unsecured Creditors' Committee. If a stay of the Confirmation Order is in effect on the date on which the Effective Date otherwise would occur, the Effective Date will be the first Business Day after the expiration, dissolution, or lifting of such stay. The Debtors, for purposes of the analyses contained in this Disclosure Statement, have assumed that the Effective Date will occur on December 1, 1996. If the Plan Proponents unanimously decide that one of the foregoing conditions cannot be satisfied and the occurrence of such condition is not waived by the Plan Proponents, then the Plan Proponents shall file a notice of failure of effective date with the Bankruptcy Court, at which time the Plan and the Confirmation Order shall be deemed null and void.


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
D.       DESCRIPTION OF THE PLAN CONSIDERATION.

                  The consideration to be distributed in connection with Classes 16 through 21 of the Plan consists of (i) the Available Cash, (ii) the Tax Refund Notes, (iii) the Divestiture Notes, (iv) the Senior Unsecured Sinking Fund Debentures, and (v) 10,000,000 shares of New Eagle-Picher Common Stock.

                  Available Cash will be calculated on the last day of the month in which the Effective Date occurs. Based upon the assumption that the Effective Date will occur on December 1, 1996, the Debtors, after retaining $15 million for operating purposes, expect to have approximately $102.0 million in cash on such date. Of this, the Debtors estimate that $13.0 million will be used to pay Allowed Administrative Expenses, Allowed Tax Claims, the Amplicon Lease Secured Claim, the First Fidelity Lease Secured Claim, the GE Capital Secured Claim, the Grove IRB Secured Claim, the Leesburg Secured Claim, Other Secured Claims, Convenience Claims, any cure amounts payable with respect to assumed executory contracts and unexpired leases, and the $3 million Asbestos PD Trust Funding Obligation (if Class 16 votes to accept the Plan). The estimated balance of $89.0 million will constitute the Available Cash.

                  The Tax Refund Notes will bear interest at a rate that is determined by the Debtors' financial advisers, McDonald & Company Securities, Inc. ("McDonald & Co."), on the Effective Date as the rate the Tax Refund Notes should bear in order to have a market value of one hundred percent (100%) of their principal amount on the Effective Date. The Debtors have conferred with McDonald & Co. and, based upon the advice of McDonald & Co., the Debtors have assumed that such interest rate will be 8% per annum. The Tax Refund Notes will be in an aggregate principal amount equal to the Debtors' expected federal income tax refund, which Eagle-Picher will estimate as of the Effective Date. The Tax Refund Notes will mature on the 1st day of June following the end of the Eagle-Picher fiscal year in which the Final Distribution Date occurs. Based upon the assumption that the Final Distribution Date will occur no later than November 30, 1997, Eagle-Picher currently estimates that the Tax Refund Notes will be in the aggregate principal amount of $71.0 million. Based upon the same assumption, Eagle-Picher expects that the Tax Refund Notes will have a maturity date of June 1, 1998, even though a later Final Distribution Date will result in a later maturity date. Eagle-Picher may prepay the Tax Refund Notes at any time, without premium, and will redeem the Tax Refund Notes as soon as practicable after Eagle-Picher's receipt of its federal income tax refunds (in the aggregate principal amount of such tax refunds). Other than such mandatory redemption, no principal is required to be paid prior to maturity. The Tax Refund Notes will not contain any significant affirmative or negative covenants, other than any covenants relating to the mandatory redemption rights.

                  The Divestiture Notes will be in an aggregate principal amount of $50 million and will bear interest at a rate that is determined by McDonald & Co. on the Effective Date as the rate the Divestiture Notes should bear in order to have a market value of one hundred percent (100%) of their principal amount on the Effective Date. In determining the interest rate, McDonald & Co. is required to consult with Houlihan, Lokey, Howard & Zukin Capital, the financial advisers to the Unsecured Creditors' Committee. The Debtors have conferred with McDonald & Co. and, based upon the advice of McDonald & Co., the Debtors have assumed that such interest rate will be 9.5% per annum. The Divestiture Notes will mature on the third anniversary of the Effective Date and may be prepaid at any time, without premium. If divisions, subsidiaries, plants, or other significant operating assets of the Debtors are sold, the net proceeds will be placed in a separate account. In connection with the sale of the molding business of the Orthane Division, Eagle-Picher established an account in which it deposited the net proceeds received from such sale, in the approximate amount of $4.047 million. When Eagle-Picher completes the sale of the real estate of the Orthane Division, it will deposit such proceeds in such account as well. Whenever funds in such account equal or exceed $10 million, an equivalent amount of Divestiture Notes will be called for redemption at one hundred percent (100%) of their


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
principal amount plus accrued interest to the redemption date, which will occur as soon as practicable after funds in the account equal or exceed $10 million. Other than such mandatory redemption, no principal is required to be paid prior to maturity. The Divestiture Notes will not contain any significant covenants, other than any covenants relating to the mandatory redemption rights.

                  The Senior Unsecured Sinking Fund Debentures will be in an aggregate principal amount of $250 million and will bear interest at a rate that is determined by McDonald & Co. on the Effective Date as the rate the Senior Unsecured Sinking Fund Debentures should bear in order to have a market value of one hundred percent (100%) of their principal amount on the Effective Date. The Debtors have conferred with McDonald & Co. and, based upon the advice of McDonald & Co., the Debtors have assumed that such interest rate will be 10.5% per annum. The Senior Unsecured Sinking Fund Debentures will mature on the tenth anniversary of the Effective Date. The Senior Unsecured Sinking Fund Debentures will have a mandatory sinking fund of $20 million a year on each of the third through the ninth anniversaries of the Effective Date, with a final payment at maturity of $110 million. Eagle-Picher will have the right in any year in which it is required to make a payment to retire up to an additional $20 million in principal amount of the Senior Unsecured Sinking Fund Debentures at the sinking fund redemption price of 100% of principal amount plus accrued interest. With the exception of Eagle-Picher's option to retire an additional $20 million in principal amount of Senior Unsecured Sinking Fund Debentures each year, beginning on the third anniversary of the Effective Date Eagle-Picher may prepay the Senior Unsecured Sinking Fund Debentures at a premium equal to one-half of the interest rate payable on the Senior Unsecured Sinking Fund Debentures, such premium declining by 1% a year each year thereafter. Any Senior Unsecured Sinking Fund Debentures retired through optional sinking fund redemptions will be applied to subsequent mandatory sinking fund obligations in reverse chronological order. The Senior Unsecured Sinking Fund Debentures will not contain any significant affirmative or negative covenants, other than any covenants relating to the sinking fund requirements.

                  The Divestiture Notes will be in registered form and will be issued pursuant to an indenture. Interest on the Tax Refund Notes, the Divestiture Notes, and the Senior Unsecured Sinking Fund Debentures (collectively, the "New Debt Securities") will be paid in arrears semiannually, commencing on the date that is six (6) months after the Effective Date, and continuing every six (6) months thereafter.

                  Eagle-Picher believes that the residual value of the equity of Reorganized Eagle-Picher (i.e., the value of Reorganized Eagle-Picher exclusive of cash and debt to be distributed under the Plan) will be $254.8 (the "Equity Value"). Thus, it expects that the 10 million shares of New Eagle-Picher Common Stock that will be issued under the Plan will have a value of $25.48 a share. See Section , entitled, "REORGANIZATION VALUE." The Equity Value will be determined by McDonald & Co. after consultation with the Unsecured Creditors' Committee's financial advisers.

E.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

                  The Bankruptcy Code gives the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code. Exhibit "8.1" to the Plan sets forth a list of executory contracts and unexpired leases to be assumed under the Plan pursuant to the Confirmation Order, together with the amount, if any, required to cure any defaults under each such executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

                  In the beginning of the Chapter 11 Cases, the Debtors were required to file the Schedules, which, among other things, purported to list the Debtors' executory contracts and unexpired leases. In the interest of making the most complete disclosure possible, the Debtors listed certain agreements, without making final determinations regarding whether such agreements were, in fact, executory contracts. Exhibit "8.4" to the Plan sets forth a list of agreements that were included on the Schedules, but which the Debtors now do not believe constituted executory contracts as of the Petition Date. Under the Plan, the Debtors have reserved their right to seek assumption or rejection of such agreements if such agreements ultimately are determined, by a Final Order, to be executory contracts, and the time within which the Debtors or the Reorganized Debtors, as the case may be, must seek assumption or rejection of any such agreements that are determined to be executory contracts is tolled until ten
(10) business days after an order making such determination becomes a Final Order. The Debtors have listed, next to each agreement on Exhibit "8.4," the amount that the Debtors intend to treat as an Allowed Unsecured Claim. Such amount and the treatment of each such agreement shall be binding unless, on or before ten (10) days after the Confirmation Date, the other party to any such agreement either (i) files a proof of claim (which proof of claim shall be deemed timely filed) or (ii) files a motion seeking to compel assumption or rejection of such agreement.

                  Any other executory contracts or unexpired leases of any of the Debtors are rejected pursuant to the Plan unless they previously were assumed by any of the Debtors by order of the Bankruptcy Court or are the subject of pending motions to assume at the Confirmation Date. Claims created by the rejection, expiration, or termination of executory contracts and unexpired leases prior to the Confirmation Date must be filed and served no later than thirty (30) days after (i) in the case of an executory contract or unexpired lease that was terminated or expired by its terms prior to the Confirmation Date or that is deemed rejected pursuant to the Plan, the Confirmation Date, or (ii) in the case of an executory contract or unexpired lease that was rejected by the Debtors prior to the Confirmation Date, the date on which the order authorizing such rejection was entered.

                  The Plan provides specified treatment concerning the Debtors' prepetition insurance policies and related agreements. Although the Debtors do not believe that these insurance policies and agreements constitute executory contracts (either because, in the case of the insurance policies themselves, the Debtors have fully performed their obligations or, in the case of any retrospective premium adjustment agreements, the Debtors' only obligation is the payment of money), the Debtors have provided treatment for these insurance agreements in the event it is determined that they do constitute executory contracts. Specifically, the Debtors have provided that they will assume the insurance agreements listed on Exhibit "8.5.1" to the Plan (the underlying policies) and will reject the insurance agreements listed on Exhibit "8.5.2" to the Plan (the retrospective premium adjustment agreements). If the proposed settlement between the Debtors and Liberty Mutual is finalized and approved by the Bankruptcy Court, however, the Debtors' agreements with Liberty Mutual will be treated in accordance with the terms of the Liberty Mutual Settlement.

                  The Plan also provides that all employment and severance practices and policies, and all compensation and benefit plans, policies, and programs of the Debtors for their present and former employees, officers, or directors, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, and life, workers' compensation, disability, and other insurance plans, will be deemed to be, and will be treated as, executory contracts assumed under the Plan. The Debtors' obligations under such agreements, plans, policies, and programs will be assumed pursuant to section 365(a) of the Bankruptcy Code, survive confirmation of the Plan, remain unaffected thereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code. Notwithstanding the foregoing, as of the Effective Date, the Eagle-Picher Industries, Inc. Stock Option Plan of 1983, as amended, and the Eagle-Picher Industries, Inc. Stock Option Plan of 1990 will be deemed terminated, canceled, and of no further force and effect, and the participants thereunder shall have no further rights thereunder.


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
F.       FRACTIONAL SHARES OR OTHER DISTRIBUTIONS.

                  No fractional shares of New Eagle-Picher Common Stock will be issued. No notes in fractions of cents will be issued, and no cash in fractions of cents will be paid. All such fractions will be rounded to the nearest share or cent, as applicable (with .5 and below to be rounded down).

G.       PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS.

                  Unless otherwise ordered by the Bankruptcy Court, the Debtors will have the exclusive right, except with respect to the applications for the allowance of compensation and reimbursement of expenses of professionals under section 330 of the Bankruptcy Code and except with respect to Asbestos Personal Injury Claims, Lead Personal Injury Claims, and Asbestos Property Damage Claims (other than Lead Personal Injury Claims and Asbestos Property Damage Claims as to which objections by the Debtors were pending as of the Effective Date and which the Debtors elect to continue to prosecute), to object to the allowance of Claims filed with the Bankruptcy Court with respect to which the liability is disputed in whole or in part.

                  The Debtors may compromise and settle any objections to Claims in accordance with the Claims Settlement Guidelines approved by the Bankruptcy Court on December 1, 1991. These Claims Settlement Guidelines provide a graduated scale of review by the Bankruptcy Court, the Future Claimants' Representative, and the Committees of proposed settlements, depending upon the size of the Allowed Claim or the difference between the scheduled amount of the Claim and the Allowed Amount of the Claim:

                           - $150,000 or less, no review or approval is required.

                           - Between $150,000 and $1 million, review by the Committees and the Future Claimants' Representative is required, but no Bankruptcy Court approval is required unless the Debtors receive a timely written objection from any of the Committees or the Future Claimants' Representative.

                           - Over $1 million, settlements are submitted to the Bankruptcy Court for approval.

Under the Plan, the Claims Settlement Guidelines will be modified to eliminate the need for review by the Committees or the Future Claimants' Representative of settlements where the Allowed Amount of the Claim, or the difference between the scheduled amount of the Claim and the Allowed Amount of the Claim, is $1 million or less. All other settlements, including settlements with any "insiders," will be subject to Bankruptcy Court approval.

                  In the event that a Disputed Claim becomes Allowed, whether by a Final Order or by a compromise and settlement, the holder of such Disputed Claim will receive the distributions to which such holder is then entitled under the Plan. No interest shall be paid on account of Disputed Claims that later become Allowed, except to the extent that payment of interest is required under section 506(b) of the Bankruptcy Code, and no Distribution shall be made with respect to all or any portion of any Disputed Claim pending the entire resolution of such Claim.


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
H. AMENDMENT AND RESTATEMENT OF THE DEBTORS' ARTICLES OF INCORPORATION AND CODE OF REGULATIONS.

                  The Articles of Incorporation and Code of Regulations of Eagle-Picher will be amended and restated as of the Effective Date substantially in the forms attached as Exhibits "1.1.8" and "1.1.9" to the Plan, respectively.

                  The Amended and Restated Articles of Incorporation will (a) prohibit the issuance of nonvoting equity securities in accordance with section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such Amended and Restated Articles of Incorporation as permitted by applicable law, (b) authorize the cancellation of the Existing Eagle-Picher Common Stock and the creation of 20,000,000 shares of New Eagle-Picher Common Stock, (i) of which 10,000,000 shares shall be issued as the Stock Distribution Pool and (ii) of which 10,000,000 shares shall be reserved for future issuance, (c) provide certain restrictions on the transfer of New Eagle-Picher Common Stock, as more fully described in Section , entitled, "RESTRICTIONS ON TRADING OF NEW EAGLE-PICHER COMMON STOCK," and (d) effectuate the provisions of the Plan.

I. DISCHARGE OF THE DEBTORS AND THE ASBESTOS AND LEAD PI PERMANENT CHANNELING INJUNCTION.

                  The rights afforded in the Plan and the treatment of the Claims and Equity Interests therein will be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued thereon from and after the Petition Date, against the Debtors, or their estates, properties, or interests in property. Except as otherwise provided in the Plan, upon the Effective Date, all such Claims and Equity Interests in the Debtors will be deemed satisfied, discharged, and released in full. Pursuant to the Plan and the Confirmation Order, all parties will be precluded from asserting against the Reorganized Debtors, their successors, or their assets, properties, or interests in property any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

                  In addition, the Confirmation Order will contain, inter alia, the Asbestos and Lead PI Permanent Channeling Injunction. Pursuant to the Asbestos and Lead PI Permanent Channeling Injunction, any Entity will be forever stayed, restrained, and enjoined from taking certain actions for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any Asbestos Personal Injury Claims or Lead Personal Injury Claims (other than pursuant to the provisions of the Asbestos and Lead PI Trust Agreement or to enforce the provisions of the Plan) against any "PI Protected Party" or his, her, or its property.

                  A "PI Protected Party" is any of the following: the Debtors; the Reorganized Debtors; any Affiliates; any Entity that, pursuant to the Plan or after the Effective Date becomes a direct or indirect transferee of, or successor to, any assets of any of the Debtors, the Reorganized Debtors, or the PI Trust (but only to the extent that liability is asserted to exist by reason of its becoming or being such a transferee or successor); any Entity that, pursuant to the Plan or after the Effective Date, makes a loan to any of the Reorganized Debtors or the PI Trust or to a successor to, or transferee of, any assets of any of the Debtors, the Reorganized Debtors, or the PI Trust (but only to the extent that liability is asserted to exist by reason of its becoming or being such a lender or to the extent any pledge of assets made in connection with such a loan is sought to be upset or impaired); any Entity to the extent he, she, or it is alleged to be directly or indirectly liable for the conduct of, Claims against, or Demands on any of the Debtors, the Reorganized Debtors, or the PI Trust on account of Asbestos

Personal Injury Claims or Lead Personal Injury Claims by reason of one or more of the following: (i) such Entity's ownership of a financial interest in any of the Debtors or the Reorganized Debtors, a past or present affiliate of any of the Debtors or the Reorganized Debtors, or predecessor in interest of any of the Debtors or the Reorganized Debtors, (ii) such Entity's involvement in the management of any of the Debtors or the Reorganized Debtors or any predecessor in interest of any of the Debtors or the Reorganized Debtors, (iii) such Entity's service as an officer, director, or employee of any of the Debtors or the Reorganized Debtors, any past or present affiliate of any of the Debtors or the Reorganized Debtors, any predecessor in interest of any of the Debtors or the Reorganized Debtors, or any Entity that owned a financial interest in any of the Debtors or the Reorganized Debtors, any past or present affiliate of any of the Debtors or the Reorganized Debtors, or any predecessor in interest of any of the Debtors or the Reorganized Debtors (the "Related Parties"), (iv) such Entity's provision of insurance to any of the Debtors, the Reorganized Debtors, or the Related Parties, or (v) such Entity's involvement in a transaction changing the corporate structure, or in a loan or other financial transaction affecting the financial condition, of any of the Debtors, the Reorganized Debtors, or any of the Related Parties.

                  The following actions, if taken for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any Asbestos Personal Injury Claim or Lead Personal Injury Claim (other than pursuant to the provisions of the Asbestos and Lead PI Trust Agreement or to enforce the provisions of the Plan) are enjoined pursuant to the Asbestos and Lead PI Permanent Channeling Injunction:

                  - commencing, conducting, or continuing in any manner, directly or indirectly, any action or proceeding against or affecting any PI Protected Party, or any property or interests in property of any PI Protected Party;

                  - enforcing or in any way seeking to recover any judgment, award, decree, or other order against any PI Protected Party or any property or interests in property of any PI Protected Party;

                  - creating, perfecting, or in any way enforcing any Encumbrance against any PI Protected Party or any property or interests in property of any PI Protected Party;

                  - in any way seeking to offset, recoup, or recover any amount against any liability owed to any PI Protected Party; and

                  - proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the PI Trust, except in conformity and compliance therewith.

Nothing contained in the Asbestos and Lead PI Permanent Channeling Injunction shall be deemed a waiver of any claim, right, or cause of action that the Debtors, the Reorganized Debtors, or the PI Trust may have against any Entity in connection with or arising out of an Asbestos Personal Injury Claim or Lead Personal Injury Claim.

                  In 1994, the Bankruptcy Code was amended to add, inter alia, new subsections (g) and (h) to section 524, which validate existing injunctions similar to the Asbestos and Lead PI Permanent Channeling Injunction (such as those used in the chapter 11 cases of Johns-Manville Corporation and UNR Corporation) and codify a court's authority to issue a permanent injunction to supplement the existing injunctive relief afforded by section 524 of the Bankruptcy Code in asbestos-related reorganizations under chapter 11. The section provides that, if certain defined conditions are


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
satisfied, a court may issue a supplemental permanent injunction, such as the Asbestos and Lead PI Permanent Channeling Injunction, barring claims and demands against the reorganized company and channeling those claims and demands to an independent trust. To qualify under the statute, a trust must have certain characteristics, which are specified in section 524(g). The Debtors will seek the issuance of the Asbestos and Lead PI Permanent Channeling Injunction pursuant to section 524(g) and any other applicable provision of the Bankruptcy Code.

                  To ensure that the PI Trust meets the standards of section 524(g) of the Bankruptcy Code, the Debtors have made compliance with these conditions a condition precedent to confirmation of the Plan. See Section V.B, entitled, "THE PLAN OF REORGANIZATION - Conditions to Confirmation." For a description of the PI Trust, the Asbestos and Lead PI Trust Agreement, and the claims resolution and payment procedures provided therein, see Section VI, entitled, "THE PI TRUST." Although section 524(g) of the Bankruptcy Code only addresses asbestos-related claims, the Debtors believe that the Asbestos and Lead PI Permanent Channeling Injunction may be extended to cover Lead Personal Injury Claims so long as they are part of the PI Trust and the requirements of section 524(g) are met. Notably, section 524(g)(2)(B)(ii) only requires that a trust such as the PI Trust "assume the liabilities of a debtor which at the time of entry of the order for relief has been named as a defendant in personal injury, wrongful death, or property damage actions seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products." Such condition is undeniably satisfied under the Plan, and nowhere in section 524(g) is there a requirement that a trust established under section 524(g) deal exclusively with asbestos-related claims.

                  The Debtors are not seeking an injunction under section 524(g) of the Bankruptcy Code with respect to Asbestos Property Damage Claims. Instead, the Debtors will rely upon the general discharge and injunction against the assertion of preconfirmation claims that the Bankruptcy Code makes applicable to all Claims, whatever their nature.

J.       AMENDMENT OF THE PLAN.

                  Upon unanimous written consent of the Plan Proponents, the Plan Proponents may alter, amend, or modify the Plan under section 1127(a) of the Bankruptcy Code, which requires that the Plan, as modified, comply with sections 1122 and 1123 of the Bankruptcy Code (governing classification of claims and interests and the contents of a plan, respectively). After the Confirmation Date and prior to the Effective Date, the Plan Proponents may, upon their unanimous consent, modify the Plan so long as (i) the Plan, as modified, complies with sections 1122 and 1123 of the Bankruptcy Code, (ii) circumstances warrant such modification, and (iii) the Bankruptcy Court, after notice and a hearing, confirms the modified Plan under section 1129 of the Bankruptcy Code. For all modifications, the Plan Proponents must comply with the disclosure and solicitation requirements of section 1125 of the Bankruptcy Code.

K.       REVOCATION OF THE PLAN.

                  Upon unanimous written consent of the Plan Proponents, the Plan Proponents may revoke or withdraw the Plan at any time prior to the Confirmation Date. If the Confirmation Date does not occur within one hundred fifty (150) days after the Plan is filed with the Bankruptcy Court, then any Plan Proponent may revoke or withdraw the Plan in its entirety. In such event, the Debtors have reserved the right, in the exercise of their exclusive rights under section 1121(a) of the Bankruptcy Code, to file and confirm a different plan or to re-file the Plan. The Injury Claimants' Committee and the Future Claimants' Representative have reserved their rights to seek the termination of the Exclusive Periods, and the Debtors have reserved their rights to oppose any such attempt to terminate the Exclusive Periods or to limit the Debtors' exclusive rights in any way.


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
L.       INDEMNIFICATION.

                  The Plan provides that the obligations of the Debtors to indemnify, reimburse, or limit the liability of certain officers and directors of the Debtors will remain unaffected by the Plan and will not be discharged. Specifically, the indemnification, reimbursement, and limitation of liability obligations of the Debtors will continue as to any officer, director, or employee who was an officer, director, or employee of the Debtors on the Petition Date or who became an officer, director, or employee of the Debtors after the Petition Date. Under applicable law, the Debtors' ability to indemnify their officers, directors, and employees typically is limited to situations that do not involve gross negligence or willful misconduct. The officers, directors, and employees of the Debtors who continued or commenced their service with the Debtors after the Petition Date have contributed to the successful reorganization of the Debtors. Because the Debtors have limited the continuation of such benefits to officers, directors, and employees of the Debtors that either continued or commenced their employment after the Petition Date, the Debtors believe that the continuation of such benefits is consistent with applicable legal precedent. The continuation of such obligations as to such persons applies to any event occurring before or after the Petition Date.

M.       VESTING OF RIGHTS OF ACTION.

                  Under sections 544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code, a debtor in possession has certain powers to recover money or other assets for the benefit of the debtor's estate, eliminate security interests in estate property, or eliminate debt incurred by the estate. Under the Plan, all claims, rights, causes of action, avoiding powers, suits (including any rights to, claims, or causes of action for recovery under any policies of insurance issued to or on behalf of any of the Debtors or Debtors in Possession), and proceedings under the avoiding power provisions shall remain assets of the Debtors' estates and, on the Effective Date, shall be transferred to the Reorganized Debtors.

                  On or about April 24, 1992, Eagle-Picher commenced an action against Stanley Levy, trustee beneficiary under irrevocable letters of credit nos. S113864 and S113868 established by NBD (the "Appeal Letters of Credit"); Martha DeChiaro, individually, and as executrix of the Estate of Joseph DeChiaro; and Rosario DiNardo and Vincent DiNardo (collectively, the "DeChiaro/DiNardo Defendants"), which action currently is pending in the Bankruptcy Court as Adversary Proceeding No. 1-92-0131 (the "DeChiaro/DiNardo Adversary Proceeding"). In the DeChiaro/DiNardo Adversary Proceeding, Eagle-Picher is seeking to recover from the DeChiaro/DiNardo Defendants the value of the Appeal Letters of Credit (in excess of $650,000.00), which were issued within the 90-day period before the Petition Date. The basis of Eagle-Picher's claim is, in essence, that the net result of the transfers made in connection with the issuance of the Appeal Letters of Credit was to "secure" the claims of the DeChiaro/DiNardo Defendants, to the detriment of Eagle-Picher's estate.

                  After the DeChiaro/DiNardo Defendants filed their Answer, on or about June 12, 1992, the Bankruptcy Court indefinitely adjourned the DeChiaro/DiNardo Adversary Proceeding pending resolution of certain issues that have importance in the overall context of the Chapter 11 Cases, such as whether Eagle-Picher was insolvent prior to the Petition Date. Eagle-Picher believes that such issues have now been resolved, and therefore, Eagle-Picher intends to request the Bankruptcy Court to proceed with a determination of the issues raised in the DeChiaro/DiNardo Adversary Proceeding. To the extent that a determination is not reached prior to the Effective Date, Eagle-Picher intends to prosecute the DeChiaro/DiNardo Adversary Proceeding thereafter.


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
N.       DISSOLUTION OF THE COMMITTEES.

                  On the Effective Date, all the Committees and the Future Claimants' Representative shall be released and discharged of and from all further duties and authority relating to the Chapter 11 Cases, all Committees shall be deemed dissolved, and the Future Claimants' Representative's appointment shall be terminated. If, however, the Effective Date occurs prior to the Confirmation Order becoming a Final Order, then the Unsecured Creditors' Committee, Future Claimants' Representative, and the Injury Claimants' Committee may, at their option, continue to serve and function for the sole purpose of participating in any appeal of the Confirmation Order until such time as the Confirmation Order becomes a Final Order.

O.       EXCULPATION.

                  In accordance with the Plan, neither the Plan Proponents nor any of their respective members, officers, directors, employees, advisers, or agents will have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Reorganized Debtors, the other Plan Proponents, and each of their respective members, officers, directors, employees, advisers, and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

P.       SUPPLEMENTAL DOCUMENTS.

                  Forms of the documents relating to the PI Trust, the Asbestos PD Trust, and other exhibits to the Plan will be contained in a separate exhibit volume and will be filed with the Clerk of the Bankruptcy Court at least twenty
(20) days prior to the Confirmation Hearing. Such exhibit volume may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. In addition, holders of Claims and Equity Interests may obtain a copy of the exhibit volume, once filed, from the Debtors upon written request to the following address:

                                    Eagle-Picher Industries, Inc.
                                    P.O. Box 1847
                                    Cincinnati, Ohio 45202


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
                                VI. THE PI TRUST

                  The following summarizes the terms of the Asbestos and Lead PI Trust Agreement and the Asbestos PI Claims Procedures (as hereinafter defined). It is intended only to be a summary, and interested parties should review the Asbestos and Lead PI Trust Agreement and the Asbestos PI Claims Procedures. The following summary is qualified in its entirety by such documents.

A.       GENERAL DESCRIPTION OF THE PI TRUST.

         1.       PURPOSES OF THE PI TRUST.

                  The PI Trust will be established pursuant to the Eagle-Picher Industries, Inc. Personal Injury Settlement Trust Agreement (the "Asbestos and Lead PI Trust Agreement"), a copy of which is attached to the Plan as Exhibit "1.1.12." The purposes of the PI Trust are (a) to assume any and all liabilities of the Debtors, their successors in interest, or their affiliates with respect to Asbestos Personal Injury Claims and Lead Personal Injury Claims (collectively, "Toxic Personal Injury Claims"); (b) to use its assets and income to promptly pay holders of valid Toxic Personal Injury Claims in substantially the same manner; and (c) to comply in all respects with the requirements for the PI Trust that are described in section 524(g)(2)(B)(i) of the Bankruptcy Code.

         2.       THE TRUSTEES.

                  The following five individuals will serve as the initial Trustees under the Asbestos and Lead PI Trust Agreement (the "Trustees"): Darius
W. Gaskins, Jr., Kevin O'Donnell, Daniel M. Phillips, William J. Williams, and Marshall Wright. Two of the Trustees, Messrs. Phillips and Wright, shall serve for three years from the effective date of the Trust Agreement (the "Three Year Service Period"). At the end of the Three Year Service Period, these two positions will automatically terminate, and the PI Trust will operate with only three Trustees until the PI Trust terminates.

                  Mr. Gaskins has been a partner in the firm of High Street Associates, Inc., in Boston, Massachusetts, since 1991. From 1989 to 1991, he was a Visiting Professor at the Center for Business and Government at Harvard University's John F. Kennedy School of Government. From 1982 to 1989, Mr. Gaskins was employed by Burlington Northern Railroad, where he was the Senior Vice President of Marketing and Sales from 1982 to 1985 and the President and Chief Executive Officer from 1985 to 1989. Mr. Gaskins is a member of the Board of Directors of UNR Industries, Inc. He attended the United States Military Academy, where he received his B.S. in 1961. In 1963, he received an M.S.E. in Astronautical Engineering and an M.S.E. in Instrumentation Engineering from the University of Michigan. In 1970, Mr. Gaskins receive a Ph.D. in Economics from the University of Michigan.

                  Mr. O'Donnell currently is a member of the Board of Directors of SIFCO Industries, Inc. and has served as the Chairman of the Executive Committee since July of 1990. Prior to that time, Mr. O'Donnell was the Chief Executive Officer (October, 1989-June, 1990), President and Chief Executive Officer (February 1983-September, 1989), President and Chief Operating Officer (January 1976-January 1983), and Executive Vice President (July, 1972-December,
1975) of such company. Mr. O'Donnell received his A.B. in 1947 from Kenyon College, an M.B.A. from the Harvard Business School in 1947, and honorary degrees from Pusan National University, Korea (Economics, 1970), and Ohio Wesleyan University (Humanities, 1972).

                  Mr. Phillips has been a consultant to the UNR Asbestos-Disease Trust since 1990. Mr. Phillips also has worked with the Asbestos Claims Facility, in Princeton, New Jersey, where he


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
has served as a Consultant to the Board in 1986, Director of Administration from 1987 to 1988, and President from 1989 to the present. Mr. Phillips received his B.S. in Accounting from Ohio State University in 1958 and his J.D. from Ohio State University in 1961.

                  Mr. Williams is the former Chairman and Chief Executive Officer of Huntington National Bank, in Cleveland, Ohio. He currently is a member of the Board of Directors of UNR Industries, Inc. He received his J.D. from the University of Richmond in 1955.

                  Mr. Wright has been the Vice-President-Corporate Affairs for the Eaton Corporation in Cleveland, Ohio, since 1980. Prior to that time, he served as the Vice President-Government Affairs for Eaton Corporation from 1974 to 1976 and the Vice President-Public Affairs for Eaton Corporation from 1976 to 1980. Mr. Wright has received degrees from Georgetown University's Foreign Service School, the University of Arkansas, and Cornell University, and was a Senior Fellow at the National War College.

                  Each Trustee shall serve until the Trustee's death, resignation, removal, or the termination of the PI Trust. Any Trustee may be removed for cause, including certain conflicts of interest, with the unanimous consent of the other Trustees. In the event of a vacancy in a Trustee position, the vacancy will be filled by a majority vote of the remaining Trustees. If the vacancy occurs during the Three Year Service Period, the Trustees have the discretion not to appoint a successor trustee as long as the remaining Trustees number no less than three.

                  Each Trustee will be entitled to receive initial compensation of $35,000.00 per annum plus a per diem allowance for meetings attended of $1,000.00, as well as out-of-pocket costs and expenses. The Trustees' per annum compensation may only be increased annually at the rate of the Consumer Price Index - All Cities. Any increase in excess of such an adjustment based on the Consumer Price Index may be made only with the Bankruptcy Court's approval.

                  The Trustees may sit on the Board of Directors of Reorganized Eagle-Picher, but they will not receive additional compensation for their service on such board over and above the compensation received as Trustees. The Trustees shall receive from the PI Trust, however, the same per diem allowance as Reorganized Eagle-Picher pays its directors for attendance at meetings. Subject to a number of limitations set forth in the Asbestos and Lead PI Trust Agreement, the Trustees have the power to take any and all actions that are necessary to fulfill the purposes of the PI Trust and need not obtain Bankruptcy Court approval to do so.

         3.       THE TRUSTEES' ADVISORY COMMITTEE.

                  The Asbestos and Lead PI Trust Agreement provides for the establishment of a Trustees' Advisory Committee (the "TAC"). Robert E. Sweeney, Robert B. Steinberg, and James J.G. McMonagle (the Future Claimants' Representative) will be the initial TAC members. The Future Claimants' Representative shall serve as Chairperson of the TAC for as long as he is a member.

                  Mr. McMonagle, 52, is the Future Claimants' Representative in the Chapter 11 Cases. Mr. McMonagle is currently general counsel for University Hospital in Cleveland, Ohio, and is a Trustee of the UNR Industries, Inc. Injury Claimants' Trust. Prior to holding these positions, Mr. McMonagle was a Judge of the Ohio Common Pleas Court for Cuyahoga County.

                  Mr. Sweeney, 72, is a member of the law firm of Robert E. Sweeney Co., L.P.A., in Cleveland, Ohio. Mr. Sweeney is the Chairperson of the Injury Claimants' Committee and is a nationally prominent asbestos personal injury attorney.


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

                  Mr. Steinberg, 68, is a member of the law firm of Rose, Klein & Marias in Los Angeles, California, and is a member of the Injury Claimants' Committee. Mr. Steinberg is a nationally prominent asbestos personal injury attorney.

                  Each member of the TAC shall serve for the duration of the PI Trust or until death, resignation, or removal. Removal of a TAC member requires the unanimous consent of the remaining TAC members. In the event of a vacancy caused by resignation, the vacancy will be filled by an individual nominated by the resigning TAC member and approved by the unanimous vote of all TAC members. In the event of a vacancy other than one caused by resignation, the vacancy shall be filled by the unanimous vote of the remaining TAC members. The Future Claimants' Representative shall have the exclusive right to pre-designate his successor following the termination of his service for any reason, subject to unanimous approval of the remaining members.

                  The Trustees are required to consult with the TAC on the appointment of successor Trustees, the expenditure of PI Trust funds on lead-related research (see section , entitled, "THE PI TRUST - Lead Personal Injury Claims"), the implementation and administration of the Asbestos PI Claims Procedures (as hereinafter defined), and the adoption and administration of the EPI Lead Claims Procedures (as defined in the Asbestos and Lead PI Trust Agreement). The Trustees must obtain the consent of a majority of TAC members to make material amendments to the Asbestos PI Claims Procedures, to merge or participate with other claims resolution facilities, to amend the PI Trust's TAC provisions, and to terminate the PI Trust under certain conditions specified in the Asbestos and Lead PI Trust Agreement.

                  Each TAC member will be entitled to receive as initial compensation $2,500.00 per meeting plus out-of-pocket costs and expenses. The Chairperson, however, may receive compensation in addition to the per diem meeting allowance if the Trustees deem it appropriate. Such additional compensation will be paid at the hourly rate previously approved for the Future Claimants' Representative by the Bankruptcy Court.

         4.       TRANSFER OF CERTAIN PROPERTY TO THE PI TRUST.

                  On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors will transfer and assign, or cause to be transferred and assigned, to the PI Trust all books and records of the Debtors that pertain directly to Asbestos Personal Injury Claims or Lead Personal Injury Claims that have been asserted against the Debtors (except, in the case of Lead Personal Injury Claims, to the extent that any such Lead Personal Injury Claims are the subject of an objection brought by any of the Debtors and which the Debtors prosecute in accordance with section 5.1 of the Plan, in which case the books and records pertaining to such Lead Personal Injury Claims will be transferred to the PI Trust as soon as practicable after such objection has been resolved by a Final Order or the Reorganized Debtors elect not to pursue such objection). The Plan Proponents will request that the Bankruptcy Court, in the Confirmation Order, rule that such transfer does not result in the destruction or waiver of any applicable privileges pertaining to such books and records. If the Bankruptcy Court does not so rule, at the option of the Plan Proponents, the Reorganized Debtors will retain the books and records and enter into arrangements to permit the PI Trust to have access to such books and records. Certain rights to insurance, to be agreed upon by the Plan Proponents (each in its sole discretion), also will be transferred to the PI Trust on the Effective Date. On the Initial Distribution Date and the Final Distribution Date, the Reorganized Debtors shall transfer and assign to the PI Trust its Pro Rata Share of the Distribution Value (less, in the case of the Final Distribution Date, the value of the consideration transferred to the PI Trust on the Initial Distribution Date). Such Pro Rata Share will be funded with consideration consisting of (i) all the Tax Refund Notes, (ii) all the New Eagle-Picher Common Stock, (iii) the portion of the Senior Unsecured Sinking Fund Debentures remaining after the funding of the Asbestos PD Trust, and (iv) the portion of the Available Cash and Divestiture Notes remaining after


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making Distributions (and, in the case of the Initial Distribution Date, making allowance for potential Distributions) to the holders of Claims in Classes 19, 20, and 21.

                  Based upon the Debtors' best estimate of the ultimate amount of Allowed Claims, if Class 16 (Asbestos Property Damage Claims) votes to accept the Plan, then the Debtors estimate that the PI Trust ultimately will receive 100% of the Tax Refund Notes, 100% of the Senior Unsecured Sinking Fund Debentures, 100% of the New Eagle-Picher Common Stock, 50% of the Divestiture Notes, and 72% of the Available Cash.

         5. OWNERSHIP AND TRANSFER OF NEW EAGLE-PICHER COMMON STOCK BY THE PI TRUST.

                  The PI Trust is to own all the outstanding voting shares of Reorganized Eagle-Picher. In exercising their duty to fulfill the purpose of the PI Trust, the Trustees may, without limitation, vote the New Eagle-Picher Common Stock, exercise all rights with respect thereto, and sell any securities issued by Reorganized Eagle-Picher that are included in the Trust Assets (as defined in the Asbestos and Lead PI Trust Agreement). Pursuant to the Amended and Restated Articles of Incorporation, however, the Trustees shall not be permitted to sell, exchange, transfer, distribute in satisfaction of Allowed Toxic Personal Injury Claims, or otherwise dispose of any New Eagle-Picher Common Stock, or any other interest in Reorganized Eagle-Picher that is treated as "stock" for purposes of section 382 of the Internal Revenue Code, for a period of at least twenty-five
(25) months from the Effective Date. See Section , entitled, "RESTRICTIONS ON TRANSFERS OF CORPORATE SECURITIES AND CERTAIN CLAIMS."

         6.       PI TRUST TERMINATION PROVISIONS.

                  The PI Trust is irrevocable, but will terminate ninety (90) days after the first of any of the following events occurs:

                  - the Trustees, in their sole discretion, decide to terminate the PI Trust because (i) all duly filed Toxic Personal Injury Claims have been liquidated and satisfied, (ii) twelve (12) consecutive months have elapsed during which no such claims have been filed with the PI Trust, (iii) the Trustees determine that it is unlikely that any new claims will be filed against the PI Trust;

                  - a final order of the Bankruptcy Court is obtained approving the Trustees' procurement of irrevocable insurance policies and establishment of claim handling agreements with suitable third parties adequate to discharge all expected remaining PI Trust obligations;

                  - in the judgment of two-thirds of the Trustees, with the consent of the TAC, the continued administration of the PI Trust is uneconomic or inimical to the best interests of the persons holding Toxic Personal Injury Claims, and the termination will not expose Reorganized Eagle-Picher or any successor to any increased or undue risk of having claims asserted against it or them or in any way jeopardize the validity or the enforceability of the Asbestos and Lead PI Permanent Channeling Injunction; or

                  - 21 years less 91 days pass after the death of the last survivor of all of the descendants of Joseph P. Kennedy, Sr., of Massachusetts, living on the date of the establishment of the PI Trust.


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
                  After payment of all the PI Trust's liabilities have been provided for, and after the PI Trust terminates, all monies remaining in the PI Trust shall be transferred to charitable organizations exempt from federal income tax under section 501(c)(3) of the Internal Revenue Code. These tax-exempt organizations shall be selected by the Trustees, but shall be unrelated to Reorganized Eagle-Picher and, if practicable, shall be related to the treatment of asbestos- or lead-caused disorders. The Plan Proponents believe that the likelihood of any monies remaining in the PI Trust after the PI Trust terminates is extremely remote.

         7.       ABILITY TO AMEND PI TRUST DOCUMENTS.

                  The Trustees, subject to the TAC's consent, may modify or amend certain provisions of the Asbestos and Lead PI Trust Agreement or any document annexed thereto. Certain PI Trust provisions, however, are not subject to amendment under any conditions.

B.       ASBESTOS PERSONAL INJURY CLAIMS RESOLUTION PROCEDURES.

                  The Trustees will implement and administer the Eagle-Picher Industries, Inc. Asbestos Personal Injury Claims Resolution Procedures (the "Asbestos PI Claims Procedures"), which are attached to the Asbestos and Lead PI Trust Agreement as Annex "B." The Asbestos PI Claims Procedures are designed to provide prompt payment to similar Asbestos Personal Injury Claims in substantially the same manner. Claims will be processed and paid in an order that the Trustees will devise based on a first-in, first-out ("FIFO") principle. In order to reduce transaction costs, however, the Trustees may process, liquidate, and pay valid Asbestos Personal Injury Claims in groups of claims or otherwise, provided that such payment is consistent with section 524(g)(2)(B)(ii)(V) of the Bankruptcy Code.

         1.       PAYMENT PERCENTAGE.

                  There is inherent uncertainty regarding the Debtors' total liability to holders of Asbestos Personal Injury Claims as well as the total value of the assets available to pay valid Asbestos Personal Injury Claims. Consequently, there is inherent uncertainty regarding the amounts that holders of valid Asbestos Personal Injury Claims will receive. To ensure substantially equivalent treatment of all present and future valid Asbestos Personal Injury Claims, prior to making distributions to claimants, other than those who have elected the discounted cash payments (discussed below), the Trustees must determine the percentage of full liquidated value that valid Asbestos Personal Injury Claims would likely receive (the "Payment Percentage"). The Trustees must base this determination, on the one hand, on estimates of the number, types, and values of present and future Asbestos Personal Injury Claims and, on the other hand, on the value of the PI Trust's assets, the liquidity of those assets, the PI Trust's expected future expenses for administration and legal defense, and other material matters that are reasonable and likely to affect the sufficiency of funds to pay a comparable percentage of full value to all holders of Asbestos Personal Injury Claims. At present, based upon the facts known to date, the Plan Proponents believe that it is likely that the Payment Percentage will be less than the estimated 33% distribution that holders of Allowed Claims in Classes 19, 20, and 21 are expected to receive under the Plan. Periodically, but no less frequently than once every two (2) years, the Trustees must reconsider their determination of the Payment Percentage to assure that it is based on accurate, current information, and the Trustees may change the Payment Percentage after such reconsideration.

                  In light of the present absence of any court judgment imposing personal injury liability upon any lead pigment manufacturer such as Eagle-Picher and the difficult, expensive, and inherently uncertain task of estimating the amount of valid Lead Personal Injury Claims, if any, that the PI Trust may be required to pay some time in the future, the Trustees shall not be required to estimate the PI


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
Trust's possible liability for, or decide whether to reserve funds or otherwise maintain sufficient resources for the payment of, Lead Personal Injury Claims until the latest of the following events:

                           -        four (4) years have passed after the
                                    Effective Date;

                           - the PI Trust has paid $1,000,000.00 in indemnity costs, as opposed to claim defense costs, for Lead Personal Injury Claims in one calendar year; and

                           - holders of Lead Personal Injury Claims have obtained final, nonappealable liability judgments against lead pigment manufacturers in more than one state.

         2.       CLAIMS MATERIALS, CLAIMS EVALUATION, AND PAYMENT PROCEDURES.

                  As soon as reasonably practical, but not later than six (6) months following the Effective Date, the PI Trust will mail Claims Materials (as such term is defined in the Asbestos PI Claims Procedures) to each person who has filed a proof of claim with the Bankruptcy Court, or who has a pending lawsuit against Eagle-Picher, or who otherwise has been identified to the Trustees, except that the PI Trust need not provide Claims Materials to holders of Prepetition Liquidated Claims or Discounted Election Claims (as those terms are defined in the Asbestos PI Claims Procedures). Each Claimant must return completed Claims Materials within six (6) months after receipt. Failure to return completed Claims Materials will result in automatic disallowance of an Asbestos Personal Injury Claim unless the Claimant can show that failure to complete the materials should be excused.

                  To establish a valid Asbestos Personal Injury Claim, a Claimant must make a conclusive demonstration of exposure to an Eagle-Picher asbestos-containing product and submit a medical report from a qualified physician containing a diagnosis of an asbestos-related injury. The medical report must result from a physical examination of the Claimant. Also, the Claimant must have complied with the Asbestos Bar Date to receive compensation unless the non-complying claimant can show the Trustees that failure to comply resulted from excusable neglect, or that the Asbestos Personal Injury Claim first manifested itself after the Asbestos Bar Date.

                  The Procedures establish four claims categories:

                  a.       PREPETITION LIQUIDATED CLAIMS.

                           "Prepetition Liquidated Claims" are Asbestos Personal
Injury Claims that were liquidated either by settlement agreement entered into prior to January 7, 1991, or by judgment that became final and non-appealable prior to January 7, 1991. The Debtors estimate that Prepetition Liquidated Claims total approximately $40 million. Unless not feasible after every reasonable effort, these claims will be paid no later than 60 days after the Effective Date. These Claims will be paid based on FIFO principles and should not require any processing other than verification of the holder's identity, payment of the Claim, and release of the PI Trust. The liquidated value of such Claims, subject to adjustment by the Payment Percentage, is the amount awarded in the prepetition settlement or judgment. If, however, the Prepetition Liquidated Claim is secured by letters of credit, appeal bonds, or other security, the holder must first exhaust his or her rights against the security for full payment. Any deficiency will be paid as a Prepetition Liquidated Claim.

                  b.       DISCOUNTED ELECTION CLAIMS.

                  At the time the holders of Asbestos Personal Injury Claims vote on the Plan, they may elect to receive a discounted cash payment. The holder of a valid Asbestos Personal Injury Claim can elect to make a full and final settlement with the PI Trust in exchange for a single cash payment. However, holders of valid Asbestos Personal Injury Claims based on a non-malignant injury who elect this payment option may file a new Asbestos Personal Injury Claim for a subsequently diagnosed asbestos-related malignancy, and any additional payments to which such claimant may be entitled shall not be reduced by the amount of the discounted cash payment received.

                  Holders of Asbestos Personal Injury Claims choosing a discounted cash payment will receive compensation in the following amounts:

                           Mesothelioma                          $6,500.00
                           Lung Cancer                            2,000.00
                           Other Cancers                          1,000.00
                           Non-Malignancy                           400.00

The Trustees will use their best efforts to pay holders of Asbestos Personal Injury Claims who elect to receive a discounted cash payment no later than 60 days after the Effective Date, based upon FIFO principles.

                  It is impossible to determine at this date how many holders of Asbestos Personal Injury Claims will elect to treat their claims as discounted election claims.

                  c.       INDIVIDUALLY REVIEWED CLAIMS.

                  A Claimant who does not choose to receive a discounted cash payment or whose Asbestos Personal Injury Claim was rejected by the Trustees for discounted cash payment and who elects individualized review shall have his or her Claim reviewed by the Trustees based upon an evaluation of exposure, loss, damages, injury and other factors determinative of claim value according to applicable tort law. The PI Trust will categorize Asbestos Personal Injury Claims by injury, may further subcategorize Asbestos Personal Injury Claims by occupation, medical criteria, or other factors, and shall determine a limited range of liquidated values for each category and subcategory. Offers of payments to Claimants shall be determined by assigning to their Asbestos Personal Injury Claims an appropriate value within the applicable range and multiplying that value by the Payment Percentage. The PI Trust, however, will reduce the value of less serious, non-fatal Asbestos Personal Injury Claims that did not elect to receive discounted cash payments to reflect the PI Trust's increased costs of individualized review. The values chosen shall represent Eagle-Picher's average historical payments for similar Asbestos Personal Injury Claims but shall not include punitive damages or any type of interest.

                  Individually reviewed claims will be processed and liquidated in the following order:

                           (i) substantially all Asbestos Personal Injury Claims filed in lawsuits against Eagle-Picher prior to January 7, 1991, shall be processed and liquidated no later than eighteen (18) months after the Effective Date;

                           (ii) substantially all Asbestos Personal Injury Claims not filed in lawsuits against Eagle-Picher prior to January 7, 1991, but whose holders filed timely proofs of claim in the Chapter 11 Cases, shall be processed and liquidated no later than thirty-six (36) months after the Effective Date;

                           (iii) substantially all Asbestos Personal Injury Claims not filed in lawsuits against Eagle-Picher prior to January 7, 1991, and whose holders did not file timely proofs of claim in the Chapter 11 Cases, but whose holders at any time prior to the Confirmation Date (A) had filed lawsuits in the tort system against asbestos manufacturers other than Eagle-Picher, (B) had filed a proof of claim with any other asbestos victims' trust or claims processing facility, or (C) had filed a registration of any asbestos claims on any inactive docket or similar asbestos claims registry; and

                           (iv) Asbestos Personal Injury Claims not described in subsections (i) through (iii) above, shall be processed and liquidated as soon as possible but not before the Claims described in subsections
         (i) through (iii) above.

                  The Trustees, however, retain discretion to determine the timing and appropriate payment method for making individual payments to Claimants holding valid Asbestos Personal Injury Claims under the individualized review process. Nothing contained in the Asbestos PI Claims Procedures regarding the processing and payment of Asbestos Personal Injury Claims will affect the PI Trust's right to enforce the Asbestos Bar Date.

                  d.       OTHER SETTLEMENT OPTIONS.

                  At any time the Trustees may individually evaluate and pay Exigent Health Claims and Extreme Hardship Claims outside the established order. An "Exigent Health Claim" is an Asbestos Personal Injury Claim as to which the Claimant provides a medical opinion that there is substantial medical doubt that the Claimant will survive beyond six (6) months. An "Extreme Hardship Claim" is an Asbestos Personal Injury Claim as to which the Claimant needs immediate financial assistance.

                  An "Extraordinary Asbestos Personal Injury Claim," one where a Claimant's economic damages are exceptionally larger than the normal range, may be paid in excess of the range of values for the specific disease.

         3.       ALTERNATIVE PROCEDURES.

                  A Claimant may elect binding or non-binding arbitration, and then resort to the tort system, for all claims not resolved by the discounted cash payment procedure or the individualized review procedure described above.

                  A.       BINDING OR NON-BINDING ARBITRATION PROCEDURES.

                           Holders of Asbestos Personal Injury Claims may elect
to submit their Claims to binding or non-binding arbitration only after other alternative dispute resolution procedures established by the Trustees have failed. If arbitration becomes necessary, the arbitrator must return an award within the range of the Trustees' injury category value limits for the injury category in which the Asbestos Personal Injury Claim properly falls. In cases involving Extraordinary Asbestos Personal Injury Claims, the arbitrator may return awards in excess of the category limits. An award from binding arbitration, and a non-binding arbitration award accepted by the Claimant, will be multiplied by the Payment Percentage to determine the Claimants' payment amount.

                  B.       TRIAL.

                           Only Claimants who opt for non-binding arbitration
and then reject their awards retain the right to a jury trial. The statute of limitations will be tolled as of the earlier of the date the Claim was filed with the PI Trust or the date the Claimant filed a complaint against Eagle-Picher. If a Claimant obtains a final judgment in excess of the highest amount in the range of values for his or her injury category, he or she will be paid when funds are available the appropriate Payment Percentage of the highest amount in such range. The appropriate Payment Percentage for the excess of the judgment above the foregoing amount will be paid by the PI Trust no later than five (5) years after the date the final judgment is entered, or in five (5) annual installments beginning five (5) years after the date of the final judgment, if the Trustees determine that immediate payment will adversely affect payments to other Claimants.

C.       SEPARATE RESERVE FOR FUTURE CLAIMS.

                  The first $50 million of all payments received by the PI Trust with respect to the Divestiture Notes and the Senior Unsecured Sinking Fund Debentures will be segregated and held in a separate account as a reserve for the payment of Toxic Personal Injury Claims whose holders first manifest a disease after the Effective Date. The segregation and holding of such funds, however, shall not in any way alter the duties of the Trustees to pay similar present and future Toxic Personal Injury Claims in substantially the same manner.

D.       LEAD PERSONAL INJURY CLAIMS.

                  The Trustees shall administer the processing and payment of Lead Personal Injury Claims pursuant to EPI Lead Claims Procedures to be adopted by the Trustees. These procedures shall be similar to the Asbestos PI Claims Procedures, except that the PI Trust shall not process a Lead Personal Injury Claim unless the holder can demonstrate that either the holder or a similarly situated Claimant has obtained a final, nonappealable judgment against a lead pigment manufacturer under the state law applicable to the holder's claim. Due to the absence of any court judgment imposing liability on a lead pigment manufacturer and the difficulty in estimating the value of Lead Personal Injury Claims, the Trustees are not required to set aside a reserve for these claims unless certain events occur which are specified in the Trust Agreement. See Section , entitled, "THE PI TRUST - Asbestos Personal Injury Claims Resolution Procedures - Payment Percentage."

                  Pursuant to the Asbestos and Lead PI Trust Agreement, the Trustees are required to promptly educate and inform themselves as to the Lead Personal Injury Claims that may be asserted against the PI Trust. To do so, the Trustees shall expend no more than $2.5 million of PI Trust funds, in total, for medical, scientific, and other research into diseases and conditions allegedly caused by exposure to lead pigment-containing products. The Trustees shall be required to consult with the TAC regarding the expenditure of such funds for research.

E.       CO-DEFENDANTS' PROCEDURES.

                  Asbestos or Lead Contribution Claims that have not been disallowed, discharged, or otherwise resolved by prior order of the Bankruptcy Court shall be processed, allowed or disallowed, liquidated, paid, and satisfied in accordance with procedures to be developed and implemented by the Trustees consistent with the standards established by section 502(e) of the Bankruptcy Code. These procedures shall determine the validity of the Claims and require binding arbitration for the resolution of all disputes, thereby foreclosing resort to the tort system. Also, these procedures must provide the same processing and payment to holders of such Asbestos or Lead Contribution Claims that are allowed as the PI Trust would have afforded the underlying Claimant.

                           VII. THE ASBESTOS PD TRUST

                  The following summarizes the terms of the Asbestos PD Trust Agreement (as hereinafter defined). It is intended only to be a summary, and interested parties should review the Asbestos PD Trust Agreement. The following summary is qualified in its entirety by such document.

A.       THE PURPOSES OF THE ASBESTOS PD TRUST.

                  The Asbestos PD Trust will be established pursuant to the Eagle-Picher Industries, Inc. Asbestos Property Damage Settlement Trust Agreement (the "Asbestos PD Trust Agreement"), a copy of which is attached to the Plan as Exhibit "1.1.16." The purposes of the Asbestos PD Trust are (a) to assume any and all liabilities of the Debtors, their successors in interest, or their affiliates with respect to Asbestos Property Damage Claims and (b) to use its assets and income to satisfy valid Asbestos Property Damage Claims in substantially the same manner.

B.       THE TRUSTEES.

                  If Class 16 votes to accept the Plan, then the number of trustees under the Asbestos PD Trust Agreement will be equal to the number of purported class proofs of claim relating to Asbestos Property Damage Claims that are outstanding as of the Effective Date. These trustees will be selected by the class representative for each of the classes that purported to file, and has outstanding as of the Effective Date, a class proof of claim with respect to Asbestos Property Damage Claims, with each of such class representatives selecting one trustee. The terms of the trustees' compensation and service will be determined at the time of their selection pursuant to an amendment to the Asbestos PD Trust Agreement.

                  If Class 16 votes to reject the Plan, then Eagle-Picher will select one or more trustees for the Asbestos PD Trust, which may be Reorganized Eagle-Picher, by notice filed with the Bankruptcy Court on or before ten (10) days before the Confirmation Hearing.

C.       TRANSFER OF CERTAIN PROPERTY TO THE ASBESTOS PD TRUST.

                  On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors will transfer and assign, or cause to be transferred and assigned, to the Asbestos PD Trust all books and records of the Debtors that pertain directly to Asbestos Property Damage Claims (except to the extent that any such Asbestos Property Damage Claims are the subject of an objection brought by any of the Debtors and which the Debtors prosecute in accordance with section
5.1 of the Plan, in which case the books and records pertaining to such Asbestos Property Damage Claims will be transferred to the Asbestos PD Trust as soon as practicable after such objection has been resolved by a Final Order or the Reorganized Debtors elect not to pursue such objection). The Plan Proponents will request that the Bankruptcy Court, in the Confirmation Order, rule that such transfer does not result in the destruction or waiver of any applicable privileges pertaining to such books and records. If the Bankruptcy Court does not so rule, at the option of the Plan Proponents, the Reorganized Debtors will retain the books and records and enter into arrangements to permit the Asbestos PD Trust to have access to such books and records.

                  If Class 16 votes to accept the Plan, on the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors shall transfer and assign to the Asbestos PD Trust $3 million in cash.

                  If, on the other hand, Class 16 votes to reject the Plan, then the Reorganized Debtors will seek in the Bankruptcy Court an estimation of the aggregate value of the Asbestos Property Damage Claims. This estimated value, which the Debtors believe is $0, will be the Asbestos PD Trust Share and will be used to determine the Asbestos PD Trust's Pro Rata Share of the Distribution Value, and the Asbestos PD Trust will be funded with Senior Unsecured Sinking Fund Debentures in an aggregate principal amount equal to such Pro Rata Share.

D.       CLAIMS RESOLUTION PROCEDURES.

                  If Class 16 votes to accept the Plan, the trustees of the Asbestos PD Trust will develop procedures governing the allowance and payment of Asbestos Property Damage Claims. If Class 16 votes to reject the Plan, then the claims resolution procedures that are attached as Exhibit "1.1.6.5" to the Plan will govern the allowance and payment of Asbestos Property Damage Claims. For a more detailed discussion of such claims resolution procedures, see Section , entitled, "THE PLAN OF REORGANIZATION - Classification and Treatment of Claims and Equity Interests - Class 16: Asbestos Property Damage Claims."

E.       ASBESTOS PD TRUST TERMINATION PROVISIONS.

                  The Asbestos PD Trust is irrevocable, but will terminate ninety (90) days after the first of any of the following event occurs:

                  - the trustees of the Asbestos PD Trust, in their sole discretion, decide to terminate the Asbestos PD Trust because all duly filed Asbestos Property Damage Claims have been liquidated and satisfied;

                  - a final order of the Bankruptcy Court is obtained approving the procurement of irrevocable insurance policies and establishment of claim handling agreements with suitable third parties adequate to discharge all expected remaining obligations of the Asbestos PD Trust;

                  - 21 years less 91 days pass after the death of the last survivor of all of the descendants of Joseph P. Kennedy Sr., of Massachusetts, living on the date of the establishment of the Asbestos PD Trust.

                  After payment of all the Asbestos PD Trust's liabilities have been provided for, and after the Asbestos PD Trust terminates, all monies remaining in the Asbestos PD Trust shall be transferred to charitable organizations exempt from federal income tax under section 501(c)(3) of the Internal Revenue Code. These tax-exempt organizations shall be selected by the trustees of the Asbestos PD Trust, but shall be unrelated to Reorganized Eagle-Picher.

                  VIII. CONFIRMATION AND CONSUMMATION PROCEDURE

                  Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A.       SOLICITATION OF VOTES.

                  In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims in each of Classes 3, 4, 10, 12, 16, 17, 18, 19, 20, and 21 of the Plan are impaired, and the holders of Claims in each of such Classes are entitled to vote to accept or reject the Plan in the manner and to the extent set forth in the Voting Procedures. Pursuant to the Voting Procedures, any Claimant holding a Claim in an impaired class under the Plan may vote on the Plan so long as such Claim has not been disallowed and is not the subject of an objection pending as of the Voting Record Date (the date that is five business days after the entry of the order approving this Disclosure Statement by the Bankruptcy Court - September 5, 1996). Nevertheless, if a Claim is the subject of such an objection, the holder thereof may vote if, prior to the Voting Deadline (November 4, 1996), such holder obtains an order of the Bankruptcy Court, or the Bankruptcy Court approves a stipulation between the Debtors and such holder fully or partially allowing such Claim, whether for all purposes or for voting purposes only.

                  Claims and interests in each of Classes 1, 2, 5, 6, 7, 8, 9, 11, 13, 14, 15, and 22 are unimpaired. The holders of Allowed Claims and interests in each of such classes are conclusively presumed to have accepted the Plan, and the solicitation of acceptances with respect to each such Class is not required under section 1126(f) of the Bankruptcy Code. The Plan provides that the holders of Penalty Claims in Class 23 and Equity Interests in Class 24 will not receive any distributions of property or retain any interest in the Debtors. In accordance with section 1126(g) of the Bankruptcy Code, such classes of Penalty Claims and Equity Interests are conclusively presumed to have rejected the Plan.

                  As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan. The Voting Procedures provide certain special rules concerning the calculation of the amount of Claims voting in a Class of Claims:

                  - BEARER DEBT SECURITIES. The amount that will be used to tabulate acceptance or rejection of the Plan by the holders of Bearer Debt Securities will be the amount shown on the ballot, except as follows: (i) to the extent that the aggregate amount of Bearer Debt Securities voted exceeds the amount outstanding, Hill & Knowlton will attempt to resolve such overvote;
                           (ii) in the event that blocked Bearer Debt Securities are "unblocked" (i.e., withdrawn, moved, or otherwise transferred) prior to the Voting Deadline, the Depositary with which such Bearer Debt Securities were deposited shall not include any ballots received with respect to such Bearer Debt Securities prior to the date such Bearer Debt Securities became unblocked; (iii) each holder of Bearer Debt Securities will be deemed to have voted the full amount of its holdings of Bearer Debt Securities, and
                           (iv) to the extent that ballots are received from different holders of Bearer Debt Securities with respect to Bearer Debt Securities having the same certificate numbers, Hill & Knowlton shall attempt to determine which holder held such Bearer Debt Securities as of the Voting Deadline, and, in the absence of contrary information, the latest dated ballot shall be deemed to have been cast by the holder of such Bearer Debt Securities as of the Voting Deadline.

                  - REGISTERED DEBT SECURITIES. The amount that will be used to tabulate acceptance or rejection of the Plan by the holders of Registered Debt Securities will be the amount shown on the records of the Registered Debt Securities Trustees and the Debt Nominees (as confirmed by record and depositary listings) as of the Voting Record Date. Certain additional rules will apply to the tabulation of ballots cast by record holders and beneficial owners of Registered Debt Securities to prevent or resolve "overvotes" and to reconcile multiple, inconsistent ballots.

                  - CLAIMS OTHER THAN DEBT SECURITIES, ASBESTOS PROPERTY DAMAGE CLAIMS, ASBESTOS PERSONAL INJURY CLAIMS, ENVIRONMENTAL CLAIMS, AND LEAD PERSONAL INJURY CLAIMS. With respect to the tabulation of ballots for all Claims other than Registered Debt Securities, Bearer Debt Securities, Asbestos Property Damage Claims, Asbestos Personal Injury Claims, and Lead Personal Injury Claims, for purposes of voting, the amount to be used to tabulate acceptance or rejection of the Plan is as follows (in order of priority): (i) if prior to the Voting Deadline, the Bankruptcy Court enters an order or approves a stipulation between the Debtors and the Claimant fully or partially allowing a Claim, whether for all purposes or for voting purposes only, the amount allowed thereunder; (ii) the liquidated amount specified in a proof of claim filed on or before the General Bar Date so long as such proof of claim has not been disallowed by the Bankruptcy Court and is not the subject of an objection pending as of the Voting Record Date; (iii) the Claim amount listed in the Schedules as liquidated, undisputed, and not contingent; and (iv) if a proof of claim has been filed on or before the General Bar Date, and such Claim is wholly contingent or unliquidated, the Claim amount, for voting purposes only, shall be $1.00 so long as such proof of claim has not been disallowed by the Bankruptcy Court and is not the subject of an objection pending as of the Voting Record Date.

                  - ASBESTOS PROPERTY DAMAGE CLAIMS, ASBESTOS PERSONAL INJURY CLAIMS, AND LEAD PERSONAL INJURY CLAIMS. For voting purposes only, the amount to be used to tabulate acceptance or rejection of the Plan by the holders of Asbestos Property Damage Claims, Asbestos Personal Injury Claims, and Lead Personal Injury Claims will be $1.00 for each Asbestos Property Damage Claim, Asbestos Personal Injury Claim, and Lead Personal Injury Claim proof of which was timely filed. If a class proof of claim was filed by the representative of a class of Asbestos Property Damage Claims that has been certified or conditionally certified in a pending federal or state court action, 100 randomly selected members of each class will be entitled to cast votes on the Plan, with the number of votes to be determined by the number of members of such class divided by 100. Each of such votes will be in the amount of $1.00.

                  - ENVIRONMENTAL CLAIMS. For voting purposes only, the amount to be used to tabulate acceptance or rejection of the Plan by the holders of Environmental Claims will be (i) with respect to the parties to the Environmental Settlement Agreement, the amount allowed to the EPA and each of the State Parties on account of the Liquidated Sites and (ii) with respect to the other holders of Environmental Claims, the amount of any liquidated claim allowed to such holder under its applicable settlement agreement plus the maximum amount of future claims such holder is entitled to assert against any of the Debtors pursuant to such settlement agreement.

                  A ballot will not be counted if a Claim has been disallowed or an objection is pending to the Claim as of the Voting Record Date, and the Claimant has not obtained, on or before the Voting Deadline, a Bankruptcy Court order allowing such Claim, either in whole or in part, for all purposes or for voting purposes only. A BALLOT WILL NOT BE COUNTED IF IT IS NOT RECEIVED AT THE APPROPRIATE ADDRESS BY THE VOTING DEADLINE - 5:00 P.M. CINCINNATI, OHIO, TIME ON NOVEMBER 4, 1996. PLEASE FOLLOW THE INSTRUCTIONS ON YOUR BALLOT FOR RETURNING THE BALLOT. In addition, a vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

                  All creditors other than holders of Registered Debt Securities or Bearer Debt Securities should vote and return their Ballot(s) to the following address:

                      EAGLE-PICHER BALLOT TABULATION CENTER
                       C/O FEDERATED CLAIMS SERVICES GROUP
                                  P.O. BOX 8041
                                 9111 DUKE BLVD.
                                MASON, OHIO 45040

                      Holders of Registered Debt Securities
                      and Bearer Debt Securities should not
                    return their ballots to the Eagle-Picher
                      Ballot Tabulation Center, but should
                      follow the instructions for returning
                      ballots that are included with their
                                    ballots.

                               DO NOT RETURN YOUR
                          SECURITIES WITH YOUR BALLOT.


                  IF YOU HAVE ANY QUESTIONS ABOUT THESE INSTRUCTIONS, PLEASE CALL HILL AND KNOWLTON, INC. AT (212) 885-0555.

B.       THE CONFIRMATION HEARING.

                  The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for November 13, 1996, at 9:30 a.m., before the Honorable Burton J. Perlman, United States Bankruptcy Judge, at Room 817, 221 East 4th Street, Atrium Two, Cincinnati, Ohio 45202. The Confirmation
Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing.

                  Any objection to confirmation must be made in writing and must specify in detail the name and address of the objector, all grounds of the objection, and the amount and class of the Claim or number of shares of Existing Eagle-Picher Common Stock held by the objector. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the Bankruptcy Court and the persons on the Primary Recipients' List on or before November 4, 1996, at 4:00 p.m., Cincinnati, Ohio time. Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

C.       CONFIRMATION.

                  At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of the Plan are that the Plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the Plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible, and (iii) in the "best interests" of creditors and stockholders that are impaired under the Plan.

         1.       ACCEPTANCE.

                  Classes 3, 4, 10, 12, 16, 17, 18, 19, 20, and 21 of the Plan
are impaired under the Plan and are entitled to vote to accept or reject the Plan. Classes 1, 2, 5, 6, 7, 8, 9, 11, 13, 14, 15, and 22 are unimpaired and are conclusively deemed to have voted to accept the Plan. Classes 23 and 24 are conclusively deemed to have voted to reject the Plan. As to Classes 23 and 24, the Plan Proponents intend to seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code. In addition, the Plan Proponents reserve the right to seek nonconsensual confirmation of the Plan with respect to any class of Claims that is entitled to vote to accept or reject the Plan if such class rejects the Plan.

         2.       UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS.

                  To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides the following non- exclusive definition of the phrase "fair and equitable," as it applies to secured creditors, unsecured creditors, and equity holders:

                           (a) Secured Creditors. Either (i) each impaired
                  secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds is provided in clause (i) or (ii) of this subparagraph.

                           (b) Unsecured Creditors. Either (i) each impaired
                  unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and interests that are junior to the claims of the rejecting class of unsecured creditors will not receive or retain any property under the plan.

                           (c) Equity Interests. Either (i) each holder of an
                  equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled, or the value of the interest, or (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

                  The Plan Proponents believe that the Plan and the treatment of all Classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan. Specifically, no class that is junior to Class 23 (Penalty Claims) or Class 24 (Equity Interests) is receiving or retaining any property under the Plan.

         3.       FEASIBILITY.

                  The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections of their financial performance for each of the five fiscal years subsequent to the fiscal year ending November 30, 1995 (the "Projection Period"). These projections, and the assumptions on which they are based, are included in the Eagle-Picher Industries, Inc., et al. Projected Financial Information included in the Financial Appendix annexed hereto as Exhibit "C" (the "Projected Financial Information"). Based upon the Projected Financial Information, the Debtors believe that the Reorganized Debtors will be able to make all payments required pursuant to the Plan, and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. The Debtors further believe that the Reorganized Debtors will be able to repay or refinance any and all of the then- outstanding secured indebtedness under the Plan at or prior to the maturity of such indebtedness.

                  The Projected Financial Information consists of the following:

         - Pro Forma Consolidated Balance Sheet of Reorganized Eagle-Picher as of December 1, 1996;

         - Projected Consolidated Balance Sheets of Reorganized Eagle-Picher as of December 1, 1996, and November 30 of each of the years from 1997 through 2001;

         - Projected Consolidated Statements of Income of Reorganized Eagle-Picher for each of the six fiscal years in the period ended November 20, 2001;

         - Projected Consolidated Statements of Cash Flow of Reorganized Eagle-Picher for each of the six fiscal years in the period ended November 30, 2001; and

         - Projected Capital Structure of Reorganized Eagle-Picher as of December 1, 1996.

                  The Projected Financial Information is based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date and the initial distributions take place as of December 1, 1996. Although the Projected Financial Information is based upon a December 1, 1996, Effective Date, the Debtors believe that an actual Effective Date as late as November 30, 1997, would not have any material adverse effect on the projections.

                  The Debtors have prepared the Projected Financial Information based upon certain assumptions that they believe to be reasonable under the circumstances. Those assumptions considered to be significant are described in the Projected Financial Information. The Projected Financial Information has not been examined or compiled by independent accountants. The Plan Proponents make no representations as to the accuracy of the projections or the ability of the Reorganized Debtors to achieve the projected results. Many of the assumptions on which the Projected Financial Information is based are subject to significant uncertainties. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results, and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Projected Financial Information is based in evaluating the Plan.

         4.       BEST INTERESTS TEST.

                  With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the "best interests test." To determine what holders of Claims and Equity Interests of each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of chapter 7 liquidation cases. The cash amount that would be available for satisfaction of Claims (other than Secured Claims) and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation cases. Such cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that may result from the termination of the Debtors' businesses and the use of chapter 7 for the purposes of liquidation.

                  The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those that might be payable to attorneys and other professionals that such a trustee may engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors in Possession during the pendency of the Chapter 11 Cases. The foregoing types of claims and other claims that may arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors in Possession during the Chapter 11 Cases, such as compensation for attorneys, financial advisers, and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

                  To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing Claims, are then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plan.

                  After considering the effects that chapter 7 liquidations would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of liquidations under chapter 7 arising from fees payable to trustees in bankruptcy and professional advisers to such trustees, (ii) the erosion in value of assets in chapter 7 cases in the context of the expeditious liquidation required under a chapter 7 case and the "forced sale" atmosphere that would prevail, and (iii) the substantial increases in claims that would be satisfied on a priority basis or on a parity with creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidations of the Debtors under chapter 7 of the Bankruptcy Code.

                  The Debtors also believe that the value of any distributions to each class of Allowed Claims in chapter 7 cases, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in chapter 7 cases would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidations could be delayed a number of years after the completion of such liquidations in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 cases, the delay could be prolonged.

                  The Debtors' Liquidation Analysis is attached hereto as Exhibit "E" (the "Liquidation Analysis"). The information set forth in Exhibit "E" provides a summary of the liquidation values of the Debtors' assets assuming chapter 7 liquidations in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis.

                  Underlying the Liquidation Analysis are a number of estimates and assumptions that, although considered reasonable by the Debtors' management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Plan Proponents and management of the Debtors. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were, in fact, to undergo such a liquidation.

D.       CONSUMMATION.

                  The Plan will be consummated on the Effective Date. For a more detailed discussion of the conditions precedent to the Plan and the impact of the failure to meet such conditions, see Section V.C, "THE PLAN OF REORGANIZATION - Conditions Precedent to the Effective Date under the Plan."

                  The Plan is to be implemented pursuant to the provisions of the Bankruptcy Code.

                    IX. MANAGEMENT OF THE REORGANIZED DEBTORS

                  As of the Effective Date, the management, control, and operation of the Reorganized Debtors will become the general responsibility of their respective Boards of Directors.

A.       BOARD OF DIRECTORS AND MANAGEMENT.

         1.       COMPOSITION OF THE BOARD OF DIRECTORS.

                  The initial Board of Directors of Reorganized Eagle-Picher will consist of Thomas E. Petry, the Chairman of the Board and Chief Executive Officer of Eagle-Picher, and the seven other individuals who currently serve on Eagle-Picher's Board of Directors (or their duly elected successors, if any). These directors, including all positions and offices held with Eagle-Picher, their principal occupation during the past five years and present employer; other boards of directors on which they serve, and the year in which they first became a director of Eagle-Picher are as follows:

                                                                        First
                                                                        Became
                                                                        Director
                                                                        --------
PAUL W. CHRISTENSEN, JR., 71                                              1969
Retired, 1987; Chairman of the Board, 1978-
1987, and President prior thereto, of The
Cincinnati Gear Company, Cincinnati, Ohio, a manufacturer of custom gears and enclosed drives.
Member of Audit, Executive, and
Stock Option/Compensation
Committees and Chairman of Audit Committee.

V. ANDERSON COOMBE, 70                                                    1974
Chairman of the Board since March 1991, and President prior thereto (through April 1991), of The Wm. Powell Company, Cincinnati, Ohio, a valve manufacturer.
           Director of Star Banc Corp., The Starflo
           Corp., Union Central Life Insurance Co., and The Wm. Powell Company
Member of Audit, Executive, and Stock Option/
Compensation Committees.

ROGER L. HOWE, 61                                                         1986
Chairman of the Board of U.S. Precision Lens, Inc.,
Cincinnati, Ohio, a manufacturer of optics for video projection, instrumentation, and photographic applications.
           Director of Cintas Corporation, Star Banc
           Corp., and Baldwin Piano & Organ Co.
Member of Executive and Stock Option/Compensation
Committees.

DANIEL W. LeBLOND, 69                                                     1965
Chairman of the Board of LeBlond Makino Machine
Tool Company, Cincinnati, Ohio, a manufacturer of machine tools.
           Director of The Ingersoll Milling Machine
           Company, LeBlond Makino Machine Tool Company, and The Ohio National Life Insurance Co.
Member of Executive and Stock Option/Compensation
Committees and Chairman of Stock
Option/Compensation Committee.

POWELL McHENRY, 70                                                        1991
Of Counsel to Dinsmore & Shohl, a law firm,
Cincinnati, Ohio, since October 1, 1991; Senior
Vice President and General Counsel of The
Procter & Gamble Company, Cincinnati, Ohio, a manufacturer of consumer and industrial products, 1983-1991.
Member of Audit Committee.

THOMAS E. PETRY, 56                                                       1981
Chairman of the Board and Chief Executive
Officer, 1994; Chairman of the Board, President and Chief Executive Officer, 1992; Chairman of the Board and Chief Executive Officer, 1989;
President and Chief Executive Officer, 1982;
President and Chief Operating Officer, 1981;
Group Vice President, 1978; President, the Akron
Standard Division, 1977; Vice President
and Treasurer, 1974;
           Director of Cinergy Corp., Star Banc
           Corp., Union Central Life Insurance
           Co., and Insilco Corp.
Member and Chairman of Executive Committee.


EUGENE P. RUEHLMANN, 71                                                   1991
Of Counsel to Vorys, Sater, Seymour & Pease, a law firm, since January 1, 1996; Partner of that firm 1989-1996; Chairman, Hamilton County
(Ohio) Republican Central Committee, 1991.
           Director of Western-Southern Life
           Insurance Company
Member of Audit Committee.


ANDRIES RUIJSSENAARS, 54                                                  1994
President and Chief Operating Officer as of December
1, 1994; Senior Vice President, 1989-1994;
President, the Ohio Rubber Company Division,
1987-1989; Executive Vice President, the Ohio
Rubber Company Division, 1986-1987; General
Manager of Eagle-Picher Industries GmbH in
Ohringen, Germany, 1980-1986.

                  The composition of the Board of Directors of each of the other Reorganized Debtors also will remain unchanged, subject to the rights of Reorganized Eagle-Picher and the other shareholders of any such Reorganized Debtor to elect directors in accordance with the articles of incorporation or bylaws of such Reorganized Debtor.


         2.       IDENTITY OF OFFICERS.


                  The executive officers of each of the Debtors immediately prior to the Effective Date will continue in their then current positions as the officers of the Reorganized Debtors. Set forth below is the name, age, and position with Eagle-Picher of each of the top executive officers of Eagle-Picher (collectively, the "Executive Officers") together with a description of each officer's employment history:

   =========================================================================
          NAME                   POSITION                                AGE
   -------------------------------------------------------------------------
   Thomas E. Petry            Director; Chairman of the                  56
                              Board of Directors and Chief
                              Executive Officer(9)
   -------------------------------------------------------------------------
   Andries Ruijssenaars       Director; President and Chief              54
                              Operating Officer(10)
   -------------------------------------------------------------------------
   David N. Hall              Senior Vice President -                    57
                              Finance(11)
   -------------------------------------------------------------------------
   Wayne R. Wickens           Senior Vice President(12)                    50
   -------------------------------------------------------------------------
   Carroll D. Curless         Vice President and                         57
                              Controller(13)
   -------------------------------------------------------------------------
   James A. Ralston           Vice President, General                    49
                              Counsel and Secretary(14)
   =========================================================================

--------

     (9) Mr. Thomas E. Petry was first employed by Eagle-Picher in 1968. He was elected Assistant Treasurer in 1971, Treasurer in 1973, and Vice President and Treasurer in 1974. He served as President of the Akron Standard Division from 1977 to 1978. He was elected Group Vice President in 1978, a Director, President and Chief Operating Officer in 1981, and President and Chief Executive Officer in 1982. He served as President from 1981-89 and from 1992-94. He has been serving as Chairman of the Board since 1989.

     (10) Mr. Andries Ruijssenaars was first employed by Eagle-Picher in 1980 as General Manager of Eagle-Picher Industries GmbH in Ohringen, Germany. He served as Executive Vice President of the Ohio Rubber Company Division from 1986 to 1987 and as President of the Ohio Rubber Company Division from 1987 to 1989. He was elected Senior Vice President in 1989 and was appointed a Director in November 1994. He was elected President and Chief Operating Officer effective December 1, 1994, and has been serving in those capacities since December 1, 1994.

     (11) Mr. David N. Hall was first employed by Eagle-Picher and elected Treasurer in 1977. He was elected Vice President and Treasurer in 1979, and he was elected and has been serving as Senior Vice President-Finance since 1987.


     (12) Mr. Wayne R. Wickens was first employed by Eagle-Picher in 1976 as a management trainee with the former Fabricon Automotive Division, was promoted to Plant Manager in 1979, Vice President in 1981, and then President of Fabricon Automotive in 1986. He was named President of the Wolverine Gasket Division in 1988, Vice President of the Eagle-Picher Automotive Group in 1989, and Division President of Hillsdale in 1990. He was elected Senior Vice President of Eagle-Picher effective December 1, 1994.

     (13) Mr. Carroll D. Curless was first employed by Eagle-Picher in 1964. He was elected Assistant Controller in 1978 and Controller in 1984. He was elected and has been serving as Vice President and Controller since 1986.

     (14) Mr. James A. Ralston was first employed by Eagle-Picher as an attorney in the Legal Department in 1979. He was elected Assistant Secretary in 1982, General Counsel in 1982, Vice President and General Counsel in 1984, and Secretary in 1994. He has been serving as Vice President, General Counsel and Secretary since 1994.

A list of the officers and directors of each of the other Reorganized Debtors is annexed hereto as Exhibit "G."

B.       COMPENSATION OF EXECUTIVE OFFICERS.

                  The following table sets forth all cash compensation paid by Eagle-Picher to the Chief Executive Officer and each of the other Executive Officers for the fiscal year ending November 30, 1995:

                                                                     Other Annual     All Other
                            Fiscal Year      Salary       Bonus      Compensation     Compensation
Name                        Ended             ($)          ($)       ($)(15)          ($)(16)
Thomas E. Petry             11/30/95         575,000     244,000      255,296         285,611

Andries Ruijssenaars        11/30/95         390,000     145,000       87,298         102,571

David N. Hall               11/30/95         345,000     110,000      120,284         136,415

Wayne R. Wickens            11/30/95         280,000      85,000       24,377          31,109

Carroll D. Curless          11/30/95         215,000      56,000       50,616          60,304

James A. Ralston            11/30/95         215,000      58,000       11,475          18,292

C.       INCENTIVE COMPENSATION PLANS.

                  The Reorganized Debtors will implement incentive compensation plans in the ordinary course of business.

D.       CONTINUATION OF EXISTING SEVERANCE PLANS.

                  On or about May 13, 1991, the Bankruptcy Court entered an "Order on Motion Re Key Employee Retention, Etc.," pursuant to which the Debtors adopted a Supplemental Severance Program (the "Supplemental Severance Program"). Under the Supplemental Severance Program, a participant whose employment is terminated by Eagle-Picher, without just cause, receives (i) a base severance benefit of one week's pay for each year of service with Eagle-Picher, payable under general payroll pay practices, but reduced dollar for dollar by any compensation earned from a subsequent employer during the period such benefits are paid; (ii) a supplemental severance benefit ranging from three months' salary up to one year's salary, payable in a lump sum upon termination; and
(iii) continuation of certain insurance benefits for up to one week for each year of service. Payments under the Supplemental Severance Program cannot exceed twice the terminated employee's annual compensation, and all payments cease upon the terminated employee's death.

                  Currently, the Supplemental Severance Program provides that an employee who is terminated after the confirmation of a plan of reorganization will not be eligible for a supplemental severance benefit. Pursuant to the Plan and the Confirmation Order, however, the Supplemental Severance Program (including the supplemental severance benefit) shall remain in effect subsequent to the Confirmation Date and for at least one (1) year subsequent to the Effective Date. The

-----------------
     (15) "Other Annual Compensation" represents Eagle-Picher's payment of taxes on the purchase of annuities under the SERP (as hereinafter defined).

     (16) "All Other Annual Compensation" represents the cost of Eagle-Picher's purchase of annuities under the SERP (as hereinafter defined) and Eagle-Picher's contributions to the Eagle-Picher Salaried 401(k) Plan.

Supplemental Severance Program will also be modified to provide that, from and after the Confirmation Date, those persons in the Cincinnati, Ohio, general office covered by such program who are 50 years or older at the time of any termination shall receive twice the supplemental severance benefit payment provided thereunder. To the extent that the benefit payment, so calculated, would exceed the limit imposed by section 4.6 of Eagle-Picher's existing severance plan, the excess will be payable under a qualified or non-qualified pension plan. The Supplemental Severance Program shall continue to cover the Executive Officers until such time as their management contracts with the Reorganized Debtors (discussed below) become effective.

E.       MANAGEMENT CONTRACTS.

                  On the Effective Date, certain management contracts substantially in the form annexed as Exhibit "7.12" to the Plan (the "Management Contracts") automatically will become effective with respect to the Executive Officers. The purpose of the Management Contracts is to provide Reorganized Eagle-Picher with continuity of management by providing its officers with appropriate assurances of employment security sufficient to allow them to concentrate on their duties to Reorganized Eagle-Picher without distraction. The following is a summary of the material terms of the Management Contracts.

                  Each of the Management Contracts will have a term of thirty
(30) months, with such 30-month period commencing on the Confirmation Date. Pursuant to the Management Contracts, each of the Executive Officers will maintain his current position with his current duties and responsibilities and shall maintain his current geographic place of work. Each of the Executive Officers shall work full time and shall be subject to an appropriate covenant not to compete.

                  The minimum annual salary for each of the Executive Officers shall be the greater of (a) his salary in effect when the Management Contract first becomes effective or (b) his salary as increased from time to time. There shall be an annual December 1 review, but no guaranteed increases in compensation.

                  Each of the Executive Officers will participate fully in all short-term and long-term incentive plans as in effect from time to time. As soon as practicable after the Effective Date, the Reorganized Debtors shall implement a competitive long-term incentive plan ("LTIP") in which each of the Executives shall participate. Even though New Eagle-Picher Common Stock may not be available for the LTIP, the incentive plan must provide opportunities and incentives reasonably economically equivalent to those provided by other similar companies, many of which do provide stock options and/or restricted stock grants as components of their LTIP.

                  Each of the Executive Officers shall be entitled to all employee benefits as in effect from time to time and applicable to all salaried employees. Each of the Executive Officers also shall be entitled to all executive benefits consisting of, at a minimum, a supplemental executive retirement plan ("SERP") on substantially the same terms and conditions that currently exist. Each of the Executives shall be entitled to four weeks of paid vacation and shall be entitled to company-paid automobile and business-related club memberships (no country clubs) substantially in accordance with current practice.

                  The following summarizes the pay and benefit provisions that will be contained in the Management Contracts in the event that an Executive Officer's employment is terminated:

-------------------------------------------------------------------------------
       EVENT                                      PAY AND BENEFIT PROVISIONS
By Death                                          According to terms of relevant
                                                  plans; plus 30 months of
                                                  continuing health care
                                                  benefits to surviving covered
                                                  dependents, as if the
                                                  Executive Officer were still
                                                  an active employee.

By Long-Term Disability                           According to terms of relevant
                                                  plans; plus 30 months of
                                                  continuing health care
                                                  benefits to surviving covered
                                                  dependents, as if the
                                                  Executive Officer were still
                                                  an active employee.

By Reorganized Eagle-Picher, without              A lump sum cash severance
the "cause" (i.e., "cause" would encompass        payment equal to greater of
employee misconduct)                              (i) the base salary remaining
                                                  to be paid for the term of the
                                                  Management Contract, or (ii)
                                                  the base salary under the
                                                  contract for a period of two
                                                  years. This amount shall not
                                                  be present-valued, there shall
                                                  be no duty on the part of the
                                                  Executive Officer to mitigate,
                                                  and there shall be no offset
                                                  as a result of subsequent
                                                  employment. This lump sum
                                                  severance payment will be
                                                  included in the calculation of
                                                  benefits due a terminated
                                                  Executive Officer under the
                                                  SERP.

By Executive Officer, for "good reason"           A lump sum cash severance
                                                  payment equal to the greater
                                                  of (i) the base salary
                                                  remaining to be paid for the
                                                  term of the Management
                                                  Contract, or (ii) the base
                                                  salary under the contract for
                                                  a period of two years. This
                                                  amount shall not be
                                                  present-valued, there shall be
                                                  no duty on the part of the
                                                  Executive Officer to mitigate,
                                                  and there shall be no offset
                                                  as a result of subsequent
                                                  employment. This lump sum
                                                  severance payment will be
                                                  included in the calculation of
                                                  benefits due a terminated
                                                  Executive Officer under the
                                                  SERP.

By Executive Officer, without "good               Accrued but unpaid salary, pay
reason"                                           in lieu of unused vacation,
                                                  and accrued benefits only.

By Reorganized Eagle-Picher, for "cause"          Accrued but unpaid salary, pay
                                                  in lieu of unused vacation,
                                                  and accrued benefits only.

By Reorganized Eagle-Picher, upon                 According to terms of relevant
expiration of term of Management Contract         plans; no special provisions.

--------------------------------------------------------------------------------

                  "Good reason," or constructive termination of employment, would include circumstances such as the following:

         -        Diminution of duties.

         -        Decrease in salary, other than an across-the-board decrease.

         - Material diminution in benefits, other than an across-the-board material diminution.

         -        Cessation of participation in executive pay or benefit plans.

         - Relocation or substantial additional travel - without Executive Officer's consent.

         -        Breach of the Management Contract.

Good reason or a constructive termination shall not occur in the event of a sale or disposition of a subsidiary or division if the Executive Officer either (a) voluntarily elects to be employed by such subsidiary or division or (b) is offered a comparable position with the Reorganized Debtors. "Comparable" shall encompass such items as salary, benefits, duties, and geographic location.

                  Nothing contained in the Management Contracts will in any way prohibit or preclude the Board of Directors of Reorganized Eagle-Picher, after the Effective Date, with the consent of the particular Executive Officer, from amending, extending, or otherwise modifying the Management Contract or otherwise entering into other agreements with any Executive Officer.

                 X. EXEMPTIONS FROM SECURITIES ACT REGISTRATION

                  With respect to the Divestiture Notes, the Senior Unsecured Sinking Fund Debentures, the Tax Refund Notes, and the New Eagle-Picher Common Stock to be issued under the Plan, Reorganized Eagle-Picher intends to rely upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and of equivalent state securities or "blue sky" laws that is provided by section 1145(a)(1) of the Bankruptcy Code. Generally, section 1145(a)(1) of the Bankruptcy Code exempts the issuance of securities from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws if the following conditions are satisfied: (i) the securities are issued by a debtor (or its successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly" for cash or property. Eagle-Picher believes that the issuance of the Divestiture Notes, the Senior Unsecured Sinking Fund Debentures, the Tax Refund Notes, and the New Eagle-Picher Common Stock will satisfy these requirements.

                  The Divestiture Notes, the Senior Unsecured Sinking Fund Debentures, the Tax Refund Notes, and the New Eagle-Picher Common Stock may be resold by the holders thereof without restriction (other than the transfer restrictions described in Section , entitled, "RESTRICTIONS ON TRANSFERS OF CORPORATE SECURITIES AND CERTAIN CLAIMS") unless, as more fully described below, any such holder is deemed to be an "underwriter" with respect to such securities, as defined in section 1145(b)(1) the Bankruptcy Code. Generally, section 1145(b)(1) of the Bankruptcy Code defines an "underwriter" as any person who (A) purchases a claim against, or interest in, a debtor in a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or interest, (B) offers to sell securities issued under a plan of reorganization on behalf of the holders of such securities, (C) offers to buy securities issued under a plan of reorganization from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities, or (D) is an issuer as contemplated by section 2(11) of the Securities Act.

                  Although the definition of the term "issuer" appears in
section 2(4) of the Securities Act, the reference (contained in section 1145(b)(1)(D) of the Bankruptcy Code) to section 2(11) of the Securities Act purports to include as "underwriters" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed to be a "control person," particularly if such management position is coupled with the ownership of a significant percentage of the debtor's (or successor's) voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least 10% of the securities of a reorganized debtor may be presumed to be a "control person."

                  Rule 144A provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities that are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased his, her, or its securities under the provisions of Rule 144A. Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons (e.g., "dealers" registered as such pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and "banks," as defined in Section 3(a)(2) of the Securities Act), any entity that purchases securities for its own account or for the account of another qualified institutional buyer and that (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities that, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such under Section 6 of the Exchange Act) or quoted in a U.S. automated inter-dealer quotation system (e.g., NASDAQ). Given that none of the securities to be issued under the Plan will be securities of a class then listed or quoted as described above, holders of Divestiture Notes, Senior Unsecured Sinking Fund Debentures, Tax Refund Notes, and New Eagle-Picher Common Stock who, in each case, are deemed to be "underwriters" within the meaning of section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "affiliates" or "control persons" of Reorganized Eagle-Picher within the meaning of Rule 405 of Regulation C under the Securities Act, and holders of securities whose securities will be "restricted securities" within the meaning of the Securities Act should, assuming that all other conditions of Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof.

                  To the extent that Rule 144A is unavailable, such holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (e.g. volume limitations, manner of sale, availability of current information about the issuer, etc.), specified persons who resell "restricted securities" or who resell securities that are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of Reorganized Eagle-Picher at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least three years has elapsed since the later of (i) the date of issuance of such securities and (ii) the date on which such holder acquired his, her, or its securities from an affiliate of Reorganized Eagle-Picher.

                  All certificates and instruments evidencing New Eagle-Picher Common Stock and New Debt Securities, as the case may be, will bear a legend substantially in the form below:

                           THE SECURITIES REPRESENTED BY THIS [CERTIFICATE]
                  [INSTRUMENT] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

                  THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE ANY OPINION OR ADVICE WITH RESPECT TO, THE SECURITIES LAW AND BANKRUPTCY LAW MATTERS DESCRIBED ABOVE. IN LIGHT OF THE COMPLEX AND SUBJECTIVE INTERPRETIVE NATURE OF WHETHER A PARTICULAR RECIPIENT OF NEW DEBT SECURITIES OR NEW EAGLE-PICHER
COMMON STOCK MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF SECTION 1145(B)(1) OF THE BANKRUPTCY CODE AND/OR AN "AFFILIATE" OR "CONTROL PERSON" UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND, CONSEQUENTLY, THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES

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
ACT AND EQUIVALENT STATE SECURITIES AND "BLUE SKY" LAWS, EAGLE-PICHER ENCOURAGES EACH CLAIMANT TO CONSIDER CAREFULLY AND CONSULT WITH HIS, HER, OR ITS OWN LEGAL ADVISERS WITH RESPECT TO SUCH (AND ANY RELATED) MATTERS.


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
                            XI. REORGANIZATION VALUE

                  The Debtors have been advised by McDonald & Co. with respect to the value of the Reorganized Debtors. The value (which includes the value of the Debtors' businesses and the value of certain other assets) of the Reorganized Debtors prior to any distributions pursuant to the Plan was assumed for purposes of the Plan by the Debtors to be approximately $734 million as of an assumed Effective Date of December 1, 1996. Based upon the assumed reorganization value of the Reorganized Debtors, the estimated amount of cash to be distributed under the Plan, and an assumed total debt (including capital lease obligations) under the Plan of approximately $390.2 million, the Debtors have employed an assumed Equity Value of approximately $254.8 million, or approximately $25.48 per share of New Eagle-Picher Common Stock based upon a distribution of 10,000,000 shares of New Eagle-Picher Common Stock under the Plan.

                  The foregoing valuations are based upon a number of assumptions, including a successful reorganization of the Debtors' businesses and finances in a timely manner, the achievement of the forecasts reflected in the Projected Financial Information, the amount of available cash, the availability of certain tax attributes, the continuation of current market conditions through the Effective Date, and the Plan becoming effective in accordance with its terms.

                  Estimates of value do not purport to be appraisals or necessarily reflect the values that may be realized if assets are sold. The estimates of value represent hypothetical reorganization values of the Reorganized Debtors as the continuing owners and operators of their businesses and assets. Such estimates reflect computations of the estimated reorganization value of the Reorganized Debtors through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values, or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of operating businesses such as the Debtors' is subject to uncertainties and contingencies, which are difficult to predict and which will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. AS A RESULT, THE ESTIMATE OF THE REORGANIZATION VALUE SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATE IS INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE PLAN PROPONENTS, MCDONALD & CO., NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR ITS ACCURACY. IN ADDITION, THE VALUATION OF NEWLY- ISSUED SECURITIES SUCH AS THE NEW EAGLE-PICHER COMMON STOCK IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, and other factors that generally influence the prices of securities.

                  McDonald & Co. has undertaken its valuation analysis for purposes of determining the value available to distribute to creditors pursuant to the Plan and analyzing relative recoveries to creditors thereunder. The analysis is based on the Projected Financial Information as well as current market conditions and statistics. The values are as of December 1, 1996. McDonald & Co. used the discounted cash flow and comparable company multiple methodologies to value the Debtors' businesses. These valuation techniques reflect both the market's current view of the Debtors' value as well as a longer-term focus on the intrinsic value of the cash flow projections in the Debtors' business plan. McDonald & Co. arrived at an estimated reorganization valuation of the Reorganized Debtors of $734 million. This figure includes a value of $618.0 million for the present value of Reorganized Eagle-Picher's operating cash flow and excess cash after payment of Priority Claims and Administrative Expenses, the present value of tax refunds of $56 million, and the present value of deferred tax benefits of $60 million.


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
                  In preparing the estimated reorganization value of the Reorganized Debtors, McDonald & Co. did the following: (i) reviewed certain historical financial information of the Debtors for recent years and interim periods, (ii) reviewed certain internal financial and operating data of the Debtors, including financial projections provided by management relating to their businesses and prospects, (iii) met with certain members of senior management of the Debtors to discuss operations and future prospects, (iv) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating businesses of the Debtors, (v) reviewed the capital structures of public companies with capital structures similar to that contemplated for Reorganized Eagle-Picher, (vi) reviewed the prices at which companies comparable to various divisions and subsidiaries of Eagle-Picher have been sold in negotiated private sales, (vii) reviewed the macro-economic and competitive forces affecting Eagle-Picher's divisions and subsidiaries serving customers in the automotive, specialty chemical, and defense markets, (viii) reviewed the capital structure contemplated for Eagle-Picher upon the Effective Date, and (ix) made such other investigations and conducted such other analyses as McDonald & Co. deemed appropriate. Although McDonald & Co. conducted a review and analysis of the Debtors' businesses, operating assets, and liabilities and business plans, McDonald & Co. assumed and relied on the accuracy and completeness of all (i) financial and other information furnished to it by the Debtors and by other firms retained by the Debtors and (ii) publicly available information. In addition, McDonald & Co. did not independently verify management's projections in connection with such valuation, and no independent evaluations or appraisals of the Debtors' assets were sought or were obtained in connection therewith.

                  THE VALUATIONS REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE REALIZED IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE UTILIZED IN THE VALUATION ANALYSIS.

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
                   XII. RESTRICTIONS ON TRANSFERS OF CORPORATE
                          SECURITIES AND CERTAIN CLAIMS

A.       RESTRICTIONS ON CORPORATE SECURITIES.

         1.       CHARTER RESTRICTIONS.

                  After the Effective Date, the Amended and Restated Articles of Incorporation shall contain restrictions on the transfer of (i) shares of New Eagle-Picher Common Stock, (ii) other rights or options to purchase stock of Reorganized Eagle-Picher, and (iii) any other interests that would be treated as "stock" of Reorganized Eagle-Picher under Section 382 of the Internal Revenue Code ("Corporate Securities"). The restrictions are being implemented to permit the continued utilization of the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax carryovers, foreign tax credit carryovers and any net unrealized built-in losses (collectively, "Tax Benefits") to which Reorganized Eagle-Picher, or any other member of the consolidated group of which Reorganized Eagle-Picher is the common parent, is or may be entitled.

         2.       CERTAIN TRANSFERS VOID.

                  The Amended and Restated Articles of Incorporation shall provide that, at any time during the twenty-five (25) month period after the Effective Date, any attempted sale, purchase, transfer, assignment, conveyance, pledge or other disposition (including, without limitation, distributions from the PI Trust to holders of Allowed Toxic Personal Injury Claims) of any share or shares of Corporate Securities ("Transfer") to any person or entity or group of persons or entities acting in concert ("Transferee") who directly or indirectly owns or is treated as owning (within the meaning of the attribution rules applicable under Section 382 of the Internal Revenue Code) ("Own") four and three-fourths percent (4.75%) or more of any class of Corporate Securities or, after giving effect to the Transfer, would directly or indirectly Own more than four and three-fourths percent (4.75%) of the outstanding shares of any class of Corporate Securities, shall be void ab initio and shall not be effective to Transfer any of such shares to the extent the Transfer increases the Transferee's direct or indirect ownership of the Corporate Securities above four and three-fourths percent (4.75%) of the total outstanding shares of such class of Corporate Securities. Similarly, any Transfer by a transferor who directly or indirectly Owns five percent (5%) or more of the outstanding shares of any class of Corporate Securities shall be void ab initio and shall not be effective to Transfer any of such shares to the purported Transferee.

         3.       RECOVERY OF PROHIBITED TRANSFERS.

                  If the Board of Directors determines that a Transfer of Corporate Securities constitutes a Transfer prohibited by the foregoing rules ("Prohibited Transfer") then, upon written demand by Reorganized Eagle-Picher, the purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of Corporate Securities that are the subject of the Prohibited Transfer ("Prohibited Securities"), together with any dividends or other distributions that were received by the Transferee from Reorganized Eagle-Picher with respect to such Prohibited Securities ("Prohibited Distributions"), to an agent designated by the Board of Directors (the "Agent"). The Agent shall thereupon sell to a buyer or buyers the Prohibited Securities transferred to it. If the purported Transferee has resold the Prohibited Securities before receiving Reorganized Eagle-Picher's demand to surrender the Prohibited Securities to the Agent, the purported Transferee shall be deemed to have sold the Prohibited Securities for the Agent and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale. If the purported Transferee fails to surrender the Prohibited Securities, or the proceeds of a sale thereof, and any Prohibited Distributions to the


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
Agent within thirty (30) business days from the date on which Reorganized Eagle-Picher makes a demand for such surrender, then Reorganized Eagle-Picher shall institute legal proceedings to compel surrender.

         4.       TREATMENT OF PROHIBITED TRANSFERS.

                  No employee or agent of Reorganized Eagle-Picher shall record any Prohibited Transfer, and the purported Transferee shall not be recognized as a shareholder of Reorganized Eagle-Picher for any purpose whatsoever in respect of the Prohibited Securities. Until the Prohibited Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the purported Transferee shall not be entitled with respect to such Prohibited Securities to any rights of shareholders of Reorganized Eagle-Picher, including, without limitation, the right to vote such Prohibited Securities and to receive dividend distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Prohibited Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporate Securities shall cease to be Prohibited Securities.

         5.       PROCEEDS OF SALE OF PROHIBITED SECURITIES.

                  The Agent shall apply any proceeds of a sale by it of Prohibited Securities and, if the purported Transferee had previously resold the Prohibited Securities, any amounts received by it from a purported Transferee, as follows: (a) first, such amount shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the purported Transferee, up to the amount paid by the purported Transferee for the Prohibited Securities, which amount shall be determined in the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations selected by the Board of Directors qualifying under Section 501(c)(3) of the Internal Revenue Code.

         6.       LEGENDED CERTIFICATES.

                  In addition to the legend referred to in Section , entitled, "EXEMPTIONS FROM SECURITIES ACT REGISTRATION," all certificates reflecting Corporate Securities issued by Reorganized Eagle-Picher on or after the Effective Date shall bear a conspicuous legend in substantially the following form:

                  THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF REORGANIZED EAGLE-PICHER REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.

         7.       NECESSITY OF RESTRICTIONS.

                  As indicated above, the stock transfer restrictions apply to Transfers to a 4.75% or more Transferee and to Transfers by a 5% or more transferor. With respect to the 4.75% limit, the Plan Proponents recognize that, under Section 382 of the Internal Revenue Code, an ownership change is measured by increases in ownership of 5% shareholders. See Section XIV.C.5, entitled, "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN - Consequences to Debtors - Utilization of Net Operating Loss Carryovers." However, complex attribution of ownership rules may treat an individual as owning stock actually owned by others. Therefore, in order to ensure that Transfers to a 5% shareholder do not occur, a .25% safety margin was built into the stock transfer


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
restrictions to allow Reorganized Eagle-Picher to monitor transfers that might jeopardize its Tax Benefits with greater precision. Moreover, an absolute prohibition on Transfers by 5% shareholders is necessary to ensure that such a Transfer to a disparate group of individuals, each of whom is less than a 5% shareholder, will not be treated under the Section 382 aggregation/segregation rules as a Transfer to a public group, which group in the aggregate will be treated as a 5% shareholder for purposes of Section 382.

                  The twenty-five (25) month restriction on stock transfers is needed for purposes of avoiding a reduction in Reorganized Eagle-Picher's Tax Benefits to zero under Section 382(l)(5)(D) of the Internal Revenue Code. Such a restriction, however, is insufficient to prevent a significant limitation on the Tax Benefits as a result of an ownership change that may occur more than twenty-five (25) months after the Effective Date.

B. RESTRICTIONS ON TRADING OF ASBESTOS PERSONAL INJURY CLAIMS, LEAD PERSONAL INJURY CLAIMS, AND ASBESTOS PROPERTY DAMAGE CLAIMS.

                  Moreover, the Confirmation Order will contain the Claims Trading Injunction, which will prohibit the trading of Asbestos Personal Injury, Lead Personal Injury Claims, and Asbestos Property Damage Claims after the Effective Date. Any action taken in violation of the Claims Trading Injunction will be void ab initio. It will not, however, prohibit the holder of an Asbestos or Lead Contribution Claim or an Asbestos Property Damage Contribution Claim from being subrogated to an Asbestos Personal Injury Claim, Lead Personal Injury Claim, or Asbestos Property Damage Claim as a result of satisfaction of such underlying Asbestos Personal Injury Claim, Lead Personal Injury Claim, or Asbestos Property Damage Claim. Moreover, it will not prohibit the transfer of an Asbestos Personal Injury Claim, Lead Personal Injury Claim, or Asbestos Property Damage Claim by will or under the laws of descent and distribution. The Claims Trading Injunction and certain other restrictions imposed in the Asbestos and Lead PI Trust Agreement and the Asbestos PD Trust Agreement are being imposed so that the claims against the PI Trust and the Asbestos PD Trust will not be characterized as "securities" under applicable state and federal securities laws.

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
                   XIII. CERTAIN RISK FACTORS TO BE CONSIDERED

                  HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.       OVERALL RISKS TO RECOVERY BY HOLDERS OF CLAIMS.

                  The ultimate recoveries under the Plan to holders of Claims (other than holders whose entire Distribution is paid in cash or who receive secured notes under the Plan) depend upon the realizable value of the Tax Refund Notes, the Divestiture Notes, the Senior Unsecured Sinking Fund Debentures, and the New Eagle-Picher Common Stock, which are subject to a number of material risks, including, but not limited to, those specified below. The factors below assume that the Plan is confirmed by the Bankruptcy Court and that the Effective Date occurs on or about December 1, 1996. Prior to voting on the Plan, each holder of a Claim should consider carefully the risk factors specified or referred to below, including the Exhibits annexed hereto, as well as all of the information contained in the Plan.

         1.       ABILITY TO REFINANCE CERTAIN INDEBTEDNESS.

                  Following the Effective Date of the Plan, the Debtors' working capital borrowings and letters of credit requirements are anticipated to be funded under a new credit facility. Obtaining such a credit facility is a condition precedent to the Effective Date. There can be no assurance, however, that the Reorganized Debtors will be able to obtain replacement financing for such facility to fund future working capital borrowings and letters of credit, or that replacement financing, if obtained, would be on terms equally as favorable to the Reorganized Debtors. Furthermore, there can be no assurance that the Reorganized Debtors will be able to refinance the Tax Refund Notes, the Divestiture Notes, or the Senior Unsecured Sinking Fund Debentures upon their maturity should such a need arise.

         2.       OWNERSHIP BY THE PI TRUST.

                  The PI Trust will beneficially own all the shares of the New Eagle-Picher Common Stock to be issued pursuant to the Plan. Accordingly, the PI Trust will be in a position to control the outcome of actions requiring stockholder approval, including the election of directors. This concentration of ownership could also facilitate or hinder a negotiated change of control of Reorganized Eagle-Picher, and, consequently, impact upon the value of the New Eagle-Picher Common Stock.

         3.       DIVIDEND POLICIES.

                  The Debtors cannot anticipate whether Reorganized Eagle-Picher will pay any dividends on the New Eagle-Picher Common Stock in the foreseeable future. In addition, the covenants in certain debt instruments to which Reorganized Eagle-Picher will be a party may limit the ability of Reorganized Eagle-Picher to pay dividends.


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

         4.       PROJECTED FINANCIAL INFORMATION.

                  The Projected Financial Information is dependent upon numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, conditions in the automotive industry and the other industries in which the Reorganized Debtors operate, certain assumptions with respect to competitors of the Reorganized Debtors, general business and economic conditions, and other matters, many of which are beyond the control of the Debtors. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the Projected Financial Information may affect the actual financial results of the Reorganized Debtors. Although the Debtors believe that the projections are reasonable and attainable, some or all of the estimates will vary, and variations between the actual financial results and those projected may be material.

         5.       VALUE OF CONSIDERATION TO BE DISTRIBUTED UNDER THE PLAN.

                  In estimating the Distribution Value, the Debtors have assumed that (i) cash has a value equal to its face amount, (ii) the Divestiture Notes, Senior Unsecured Sinking Fund Debentures, and Tax Refund Notes have a value equal to their face amount, and (iii) the New Eagle-Picher Common Stock will have an aggregate value of $254.8 million, or $25.48 a share. There is no assurance that such assumed values can be obtained.

         6.       VALUE OF ASBESTOS PROPERTY DAMAGE CLAIMS.

                  Asbestos Property Damage Claims in the aggregate amount of approximately $11.5 billion were filed against the Debtors by the Asbestos Bar Date, approximately $9 billion of which the Debtors remain outstanding after disallowance of the Asbestos Property Damage Claims as to which timely responses to the Second Omnibus PD Claims Objection were not filed. Because, however, prior to the Petition Date Eagle-Picher spent an aggregate of less than $22,000 to resolve Asbestos Property Damage Claims and because Eagle-Picher has not had any adverse judgments rendered against it on account of Asbestos Property Damage Claims, the Debtors have assumed, for the purposes of calculating potential Distributions, that Class 16 will either vote to accept the Plan or that the Asbestos PD Trust Share will be determined to be less than approximately $9 million. If this assumption proves to be incorrect in any material respect, Distributions to the PI Trust and the holders of Allowed Environmental Claims and Allowed Unsecured Claims (other than Convenience Claims) could be diminished significantly. In any event, the Plan cannot become effective if Class 16 votes to reject the Plan, and the Asbestos PD Trust Share is determined by the Bankruptcy Court to be greater than $15 million.

B.       THE ASBESTOS AND LEAD PI PERMANENT CHANNELING INJUNCTION.

                  The Asbestos and Lead PI Permanent Channeling Injunction, which, inter alia, bars the assertion of "future" Asbestos Personal Injury Claims and Lead Personal Injury Claims against the Debtors, is the cornerstone of the Plan. In 1994, the United States Congress added subsections (g) and (h) to section 524 of the Bankruptcy Code in order to confirm the authority of the Bankruptcy Court, subject to the conditions specified therein, to issue injunctions such as the Asbestos and Lead PI Permanent Channeling Injunction with respect to present and future asbestos-related personal injury Claims and Demands. Although the Plan, the Asbestos and Lead PI Trust Agreement, and the Asbestos PI Claims Procedures all have been drafted with the intention of complying with section 524(g)-(h) of the Bankruptcy Code, and satisfaction of the conditions imposed by section 524(g)-(h) is a condition precedent to confirmation of the Plan, there is no guarantee that the validity and enforceability of the Asbestos and Lead PI Permanent Channeling Injunction or
section 524(g)-(h) or

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
the application of the Asbestos and Lead PI Permanent Channeling Injunction to Asbestos Personal Injury Claims and Lead Personal Injury Claims will not be challenged, either before or after confirmation of the Plan. Although the Debtors believe adequate bases exist for the courts to uphold section 524(g)-(h) and the Asbestos and Lead PI Permanent Channeling Injunction (as it applies to both Asbestos Personal Injury Claims and Lead Personal Injury Claims), there can be no assurance that, in the future, courts might not invalidate all or a portion of section 524(g)-(h) or the Asbestos and Lead PI Permanent Channeling Injunction.

C.       OTHER PRODUCT LIABILITY TORT CLAIMS.

                  The Debtors have assumed that the fairness of the treatment provided to the holders of Other Product Liability Tort Claims will be sufficient to bind such holders as and when their Other Product Liability Tort Claims are asserted, even though the identity of any such holders is unknown and, consequently, such holders are unable to vote on the Plan. Thus, there is no guarantee that a court will enforce the Debtors' discharge as a result of confirmation of the Plan against the holders of Other Product Liability Tort Claims if such Claims become manifest after the Effective Date.


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
            XIV. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                  THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN OF THE SIGNIFICANT FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS AND TO HOLDERS OF CLAIMS AND EQUITY INTERESTS. EXCEPT AS OTHERWISE SET FORTH BELOW, NO RULINGS HAVE BEEN REQUESTED FROM THE IRS. MOREOVER, NO LEGAL OPINIONS HAVE BEEN REQUESTED FROM COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN. HOLDERS OF A CLAIM OR EQUITY INTEREST ARE URGED TO CONSULT THEIR OWN TAX ADVISERS FOR THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES PECULIAR TO THEM UNDER THE PLAN.

                  THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE PLAN TO THE HOLDERS OF CLAIMS AND EQUITY INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. IN ADDITION, THIS DISCUSSION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS, NOR DOES THE DISCUSSION DEAL WITH TAX ISSUES PECULIAR TO CERTAIN TYPES OF TAXPAYERS (SUCH AS DEALERS IN SECURITIES, S CORPORATIONS, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX EXEMPT ORGANIZATIONS, AND FOREIGN TAXPAYERS). NO ASPECT OF FOREIGN, STATE, LOCAL, OR ESTATE AND GIFT TAXATION IS ADDRESSED. THEREFORE, THE FOLLOWING SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR EQUITY INTEREST.

                  THIS SUMMARY IS BASED ON THE INTERNAL REVENUE CODE, TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER, JUDICIAL DECISIONS AND PUBLISHED ADMINISTRATIVE RULES, AND PRONOUNCEMENTS OF THE IRS AS IN EFFECT ON THE DATE HEREOF. CHANGES IN SUCH RULES OR NEW INTERPRETATIONS THEREOF MAY HAVE RETROACTIVE EFFECT AND COULD, THEREFORE, SIGNIFICANTLY AFFECT THE TAX CONSEQUENCES DESCRIBED BELOW.

A.       CONSEQUENCES TO HOLDERS OF CLAIMS AND EQUITY INTERESTS.

                  The federal income tax consequences of the implementation of the Plan to a holder of a Claim will depend, among other things, upon the origin of the holder's Claim, when the holder's Claim becomes an Allowed Claim, when the holder receives payment in respect of such Claim, whether the holder reports income using the accrual or cash method of accounting, whether the holder has taken a bad debt deduction or worthless security deduction with respect to such Claim, and whether the holder's Claim constitutes a "security" for federal income tax purposes.

         1.       REALIZATION AND RECOGNITION OF GAIN OR LOSS IN GENERAL.

                  Generally, a holder of an Allowed Claim will realize gain or loss on the exchange under the Plan of its Allowed Claim for stock and other property (such as cash, New Debt Securities, or other notes) in an amount equal to the difference between (i) the sum of the amount of any cash, the issue price of any New Debt Securities or other notes, and the fair market value on the date of the exchange of any New Eagle-Picher Common Stock received by the holder (other than any consideration attributable to a Claim for accrued but unpaid interest) and (ii) the adjusted basis of the Allowed Claim


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exchanged therefor (other than basis attributable to accrued but unpaid interest previously included in the holder's taxable income). With respect to the treatment of accrued but unpaid interest and amounts allocable thereto, see
Section XIV.A.8, entitled, "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
- Consequences to Holders of Claims and Equity Interests - Allocation of Consideration to Interest." Whether or not such realized gain or loss will be recognized (i.e., taken into account) for federal income tax purposes will depend in part upon whether such exchange qualifies as a recapitalization or other "reorganization" as defined in the Internal Revenue Code, which may in turn depend upon whether the Claim exchanged is classified as a "security" for federal income tax purposes. Any gain recognized generally will be capital gain if the Claim was a capital asset in the hands of the exchanging holder, and such gain would be long-term capital gain if the holder's holding period for the Claim surrendered exceeded one (1) year at the time of the exchange.

                  The term "security" is not defined in the Internal Revenue Code or the regulations thereunder. One of the most significant factors considered in determining whether a particular debt instrument is a security is the original term thereof. In general, the longer the term of an instrument, the greater the likelihood that it will be considered a security. As a general rule, a debt instrument having an original term of more than ten (10) years will be classified as a security, and an instrument having an original term of fewer than five (5) years will not. Debt instruments having a term of at least five
(5) years but not more than ten (10) years are likely to be treated as securities, but may not be, depending upon their resemblance to ordinary promissory notes, whether they are publicly traded, whether the instruments are secured, the financial condition of the debtor at the time the debt instruments are issued, and other factors.

                  Although other Claims dealt with under the Plan may constitute securities (for example, see Section XIV.A.3, entitled, "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN - Consequences to Holders of Claims and Equity Interests - Holders of Secured Claims (Classes 2, 3 and 5 through 14, Inclusive)"), the Debtors believe that the following debt issues will constitute securities: the Henry County IRBs, the Houston IRBs, the Mansfield IRBs, the Vale EDBs, and the 9.5% Sinking Fund Debentures due March 1, 2017.

                  THE CONCLUSION THAT SOME OR ALL OF THE FOREGOING CLAIMS CONSTITUTE SECURITIES IS NOT FREE FROM DOUBT. IN THIS REGARD, HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS.

         2.       HOLDERS OF ALLOWED PRIORITY CLAIMS (CLASS 1)

                  Holders of Allowed Priority Claims generally will be paid in full in cash on the Effective Date. Such holders must include such amounts in their gross income in the taxable year in which such amounts are actually or constructively received by them. Amounts of income tax and employment tax will be withheld from such payments as required by law.

         3.       HOLDERS OF SECURED CLAIMS (CLASSES 2, 3 AND 5 THROUGH 14,
                  INCLUSIVE).

                  a.       SECURED CLAIMS THAT WILL BE REINSTATED OR PAID IN
                           FULL.

                  Holders of Allowed Secured Claims that are to be paid in full will receive a one-time cash payment in an amount equal to their Allowed Secured Claims. Conversely, holders of Allowed Secured Claims that are to be reinstated will receive a one-time cash payment to cure prepetition and postpetition defaults, and their Claims otherwise will be paid in accordance with their original contractual terms. Holders of such Allowed Secured Claims generally will recognize ordinary income


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to the extent that the cash payment is allocated to accrued but unpaid interest that has not theretofore been included in the holder's taxable income (see
Section XIV.A.8, entitled, "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
- Consequences to Holders of Claims and Equity Interests - Allocation of Consideration to Interest"). Unless the installment method of reporting income applies, payments allocated to the principal amount of the Allowed Secured Claim will reduce the holder's basis in the Claim, and, in general, a holder will not recognize gain for tax purposes. To the extent that the remainder of the Claim is reinstated without any reduction in amount or material modification, there should be no federal income tax consequence to the holder of such Claim.

                  The foregoing analysis may be different for any holder who (i) holds such a Claim that constitutes a lease, rather than debt, for federal income tax purposes, (ii) holds such Claim for accrued but unpaid interest that is not subject to federal income tax under section 103 of the Internal Revenue Code, or (iii) holds such Claim other than as a result of lending the principal amount thereof to the Debtors. Consequently, holders should consult their own tax advisers as to their proper tax treatment.

         b. SECURED CLAIMS THAT WILL BE SATISFIED BY CASH, NOTES, OR THE SURRENDER OF COLLATERAL.

                  The holder of an Allowed Secured Claim as to which the value of the collateral securing such Claim is established may (i) have the collateral securing such Claim returned in satisfaction of the secured portion of the Claim, (ii) receive cash in payment of the secured portion of the Claim in an amount not to exceed the value of such collateral, or (iii) receive a note in the amount of the Claim. If the value of the collateral is less than the amount of the Allowed Claim, the deficiency amount will be treated as an Unsecured Claim, unless the holder of such Claim has elected treatment pursuant to section 1111(b) of the Bankruptcy Code.

                  Each holder of such an Allowed Secured Claim who receives cash, a note, or collateral will recognize ordinary income to the extent (if any) that such consideration is allocated to accrued but unpaid interest that has not theretofore been included in the holder's taxable income (see Section XIV.A.8, entitled, "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN - Consequences to Holders of Claims and Equity Interests - Allocation of Consideration to Interest"). Gain or loss will be realized to the extent that the amount of any cash, the fair market value of any collateral, or the issue price of any note received in excess of that allocable to interest exceeds (or is less than) the adjusted tax basis of the Allowed Secured Claim. If the holder's Allowed Secured Claim and the note received by such holder (if any) do not constitute "securities" for federal income tax purposes (see Section XIV.A.1, entitled, "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN - Consequences to Holders of Claims and Equity Interests Realization and Recognition of Gain or Loss in General"), the entire amount of such realized gain or loss will be recognized (i.e., taken into account) for federal income tax purposes. If the holder's Allowed Secured Claim and the note received by such holder constitute "securities" for federal income tax purposes, (i) any realized loss will not be recognized for federal income tax purposes, and (ii) any realized gain will be recognized in an amount equal to the lesser of (a) the gain realized or (b) the amount of cash and the fair market value of the collateral received in excess of the amount allocated to accrued but unpaid interest.

                  The foregoing analysis may be different for any holder who (i) holds such a Claim that constitutes a lease, rather than debt, for federal income tax purposes, (ii) holds such Claim for accrued but unpaid interest that is not subject to federal income tax under section 103 of the Internal Revenue Code, or (iii) holds such Claim other than as a result of lending the principal amount thereof to the Debtors. Consequently, holders should consult their own tax advisers as to their proper tax treatment.


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         4.       ASBESTOS PERSONAL INJURY CLAIMS AND LEAD PERSONAL INJURY
                  CLAIMS (CLASS 17).

                  Each Allowed Asbestos Personal Injury Claim and Allowed Lead Personal Injury Claim will be liquidated and satisfied by distributions from the PI Trust. The tax treatment of the receipt of payments by a holder of such a Claim generally will depend upon the nature of the Claim. Because the amounts received by a holder of an Allowed Asbestos Personal Injury Claim or an Allowed Lead Personal Injury Claim will be attributable to, and compensation for, such holder's personal injuries or sickness, within the meaning of Section 104 of the Internal Revenue Code, any such amounts received should be nontaxable to the recipient.

         5. ASBESTOS PROPERTY DAMAGE CLAIMS AND OTHER PRODUCT LIABILITY TORT CLAIMS (CLASSES 16 AND 18).

                  Each Allowed Asbestos Property Damage Claim will be liquidated and satisfied by distributions from the Asbestos PD Trust. The tax treatment of the receipt of payments by a holder of such a Claim generally will depend upon the nature of the Claim. If any Distribution received by a holder of such a Claim is used to restore damaged property to its original condition, such Distribution generally should be nontaxable to the recipient. However, any Distribution made in respect of property that has been destroyed and which will not be replaced by the holder of the Claim generally should be treated like a sale or exchange of such property and may give rise to gain or loss equal to the difference between (i) the amount realized by the holder of the Claim, and (ii) the adjusted tax basis of the holder in the destroyed property. To the extent that a Distribution received by a holder of a Claim is used to replace destroyed property, or a part thereof, with similar property, the holder may avoid recognizing gain under Section 1033 of the Internal Revenue Code. Because the tax treatment of any such Distribution under the Plan will depend on facts peculiar to each holder of a Claim, holders should consult their own tax advisers as to the proper tax treatment of the receipt of such a distribution.

                  The tax treatment of the receipt of payments by a holder of an Allowed Other Product Liability Tort Claim also will depend upon the nature of the Claim. Amounts attributable to, and constituting compensation for, personal injuries or sickness should be nontaxable to the recipient under Section 104 of the Internal Revenue Code. Amounts attributable to the damage of property will be treated for federal income tax purposes in a manner similar to the Asbestos Property Damage Claims discussed above.

         6.       UNSECURED CLAIMS (CLASSES 15, 20, AND 21).

                  The Debtors believe that, except with respect to certain industrial development revenue bonds and debentures, the Unsecured Claims generally do not constitute "securities" for federal income tax purposes (see
Section XIV.A.1, entitled, "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
- Consequences to Holders of Claims and Equity Interests - Realization and Recognition of Gain or Loss in General"). The tax treatment of the receipt of consideration by holders of such Claims will depend, among other things, on the nature of the Claims. For example, payment in respect of property sold to the Debtors may give rise to gain or loss realized by the holder; payments consisting of compensation for services rendered may be taxable as ordinary income; payments allocated to accrued but unpaid interest on a debt obligation that the holder of such obligation has not theretofore included in taxable income may give rise to ordinary income; repayment of monies borrowed or payment of Claims as to which the holder has a basis greater than zero because of amounts previously included in income will give rise to gain or loss in an amount equal to the difference between the basis of the Claim and the amount received in respect thereof. Because the tax


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treatment of any such payments will depend on facts peculiar to each holder, holders should consult their own tax advisers as to the proper tax treatment of the receipt of such payments.

         7.       EQUITY INTERESTS (CLASS 24).

                  All Equity Interests will be canceled on the Effective Date for no consideration. Holders of such Equity Interests generally will be entitled to claim a capital loss, equal to their adjusted basis in their Equity Interests, as of the last day of the taxable year in which an event occurs indicating that the Equity Interests are worthless.

         8.       ALLOCATION OF CONSIDERATION TO INTEREST.

                  Holders of Claims will recognize ordinary income to the extent that any consideration received under the Plan in exchange therefor is allocable to accrued but unpaid interest that has not already been included in the holder's taxable income. If, on the other hand, amounts of accrued but unpaid interest previously included in the holder's taxable income exceed the amount of consideration allocable to such interest, the holder generally should be treated as recognizing an ordinary loss.

                  The proper allocation between principal and interest of amounts received in exchange for the discharge of a Claim at a discount is unclear and may be affected by, among other things, the rules in the Internal Revenue Code relating to imputed interest, original issue discount, market discount, and bond issuance premium. However, the Plan provides that, for federal income tax purposes, consideration to be distributed pursuant to the Plan will be allocated to the principal amount of a Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest. Nevertheless, it is possible that the IRS may take the position that a pro rata portion of the consideration received by each holder of an interest-bearing obligation must be allocated to interest, or that consideration must be allocated first to accrued but unpaid interest and then to principal. In this regard, holders of Claims should consult their own tax advisers.

         9.       MARKET DISCOUNT.

                  "Market discount" is defined generally in the Internal Revenue Code as the excess, if any, of (i) the "stated redemption price at maturity" of a debt obligation over (ii) the adjusted basis of the debt obligation in the hands of a holder immediately after its acquisition. For any bond having original issue discount, the stated redemption price at maturity shall be treated as equal to the sum of the issue price of the bond and the aggregate amount of original issue discount includible in the gross income of all holders for periods before the acquisition of the bond by the taxpayer or, in the case of a tax-exempt obligation, the aggregate amount of the original issue discount that accrued during the periods before the acquisition of the bond by the taxpayer. A "market discount bond" is defined as any bond having market discount. Debt instruments in the hands of original holders are not market discount bonds. Moreover, under a de minimis exception, there is no market discount if the excess of the stated redemption price at maturity of a debt instrument over the holder's adjusted basis in the debt instrument is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years after the acquisition date to the date of maturity. Unless the holder elects otherwise, the accrued market discount for an old debt instrument generally is the amount calculated by multiplying the market discount for such debt instrument by a factor, the numerator of which is the number of days an old debt instrument has been held by the holder and the denominator of which is the number of days after the acquisition of the old debt instrument up to and including its maturity date.

                  Holders of old debt instruments in whose hands such instruments are market discount bonds will be required to treat as ordinary income any gain recognized on the exchange of such


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instruments pursuant to the Plan to the extent of the market discount accrued during the holder's period of ownership, unless the holder has elected to include the market discount in income as it accrued. Any additional gain would be characterized as discussed above.

B.       INFORMATION REPORTING AND BACKUP WITHHOLDING.

                  Under the backup withholding rules of the Internal Revenue Code, a holder of a Claim may be subject to backup withholding at a rate of 31% with respect to Distributions or payments made pursuant to the Plan, including payments by the PI Trust and the Asbestos PD Trust, unless such holder (i) comes within certain exempt categories (generally including corporations) and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax, but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Holders of Claims may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

C.       CONSEQUENCES TO DEBTORS.

         1.       DISCHARGE-OF-INDEBTEDNESS INCOME GENERALLY.

                  In general, the discharge of a debt obligation by the obligor for an amount less than the adjusted issue price (generally, the amount received upon incurring the obligation plus the amount of any previously amortized original issue discount and less the amount of any previously amortized bond issue premium) gives rise to cancellation-of-indebtedness ("COD") income, which must be included in the obligor's income for federal income tax purposes, unless, in accordance with Section 108(e)(2) of the Internal Revenue Code, payment of the liability would have given rise to a deduction. A corporate debtor that issues its own stock in satisfaction of its debt is treated as realizing COD income to the extent the fair market value of the stock issued is less than the adjusted issue price of the debt. COD income is not recognized by a taxpayer that is a debtor in a title 11 case if a discharge is granted by the court or pursuant to a plan approved by the court (the "bankruptcy exclusion rules").

                  Pursuant to the Plan, Administrative Expenses and Priority Tax Claims generally will be paid in full and, therefore, treatment of such Claims should not give rise to COD income. With respect the Unsecured Claims, however, the satisfaction of such Claims in accordance with the terms of the Plan should give rise to approximately $66.8 million of COD income. With respect to all other Claims, the Debtors anticipate that, as a result of the application of the stock-for-debt exception (discussed below) and Section 108(e)(2) of the Internal Revenue Code, the satisfaction of such Claims under the Plan should not give rise to a significant amount of COD income.

         2.       ATTRIBUTE REDUCTION.

                  The relief accorded to COD income by the bankruptcy exclusion rules is not without cost. If a taxpayer excludes COD income because of the bankruptcy exclusion rules, it is required to reduce prescribed tax attributes in the following order: (1) net operating losses ("NOLs") for the taxable year of the discharge and NOL carryovers to such taxable year, dollar for dollar; (2) general business credit carryovers, 33-1/3 cents for each dollar of excluded income; (3) the minimum tax credit available under Section 53(b) of the Internal Revenue Code as of the beginning of the taxable year immediately following the taxable year of the discharge, 33-1/3 cents for each dollar of excluded income;
(4) capital losses for the taxable year of the discharge and any capital loss carryover to such taxable year, dollar for dollar; (5) the basis of the taxpayer's assets, dollar for dollar, but the basis


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cannot be reduced below an amount based on the taxpayer's aggregate liabilities immediately after the discharge; (6) passive activity loss or credit carryovers of the taxpayer under Section 469(b) of the Internal Revenue Code from the taxable year of the discharge, dollar for dollar in the case of loss carryovers and 33-1/3 cents for each dollar of excludible income in the case of credit carryovers; and (7) foreign tax credit carryovers, 33-1/3 cents for each dollar of excluded income. However, the taxpayer may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of depreciable property first, without regard to the "aggregate liabilities" limitation. This election extends to stock of a subsidiary if the subsidiary consents to reduce the basis of its depreciable property.

                  The Debtors anticipate that the amount of attribute reduction required under the Plan will be approximately $66.8 million.

         3.       STOCK-FOR-DEBT EXCEPTION.

                  A major exception to the attribute reduction rules provides that certain stock issued by a corporate debtor in a title 11 case is deemed to satisfy fully any indebtedness for which it is issued, even if the stock has a value less than the amount of the indebtedness (the "stock-for-debt exception"). If the stock-for-debt exception applies, a corporate debtor is not required to reduce its tax attributes in accordance with Section 108(b) of the Internal Revenue Code. Although the stock-for-debt exception was repealed by the Revenue Reconciliation Act of 1993, the exception is still applicable to the Debtors because their chapter 11 petitions were filed before January 1, 1994.

                  To satisfy the stock-for-debt exception, (i) the stock issued to creditors must not be "disqualified stock" (stock with a stated redemption price that may be called by the issuer or put to the issuer by the holder, or which has a fixed redemption date), (ii) the stock issued to creditors must not be "nominal or token," and (iii) with respect to an unsecured creditor, the ratio of the value of the stock received by such unsecured creditor to the amount of its indebtedness that is canceled or exchanged for stock in the workout must not be less than 50% of a similar ratio computed for all unsecured creditors participating in the workout.

                  The Debtors believe that the New Eagle-Picher Common Stock issued under the Plan will satisfy these three tests. Consequently, as a result of the application of either the stock-for-debt exception or Section 108(e)(2) of the Internal Revenue Code, there should not be a significant amount of attribute reduction (if any) under Section 108(b) of the Internal Revenue Code as a result of the transfer of the New Eagle-Picher Common Stock to the PI Trust in satisfaction of the Asbestos Personal Injury Claims and Lead Personal Injury Claims.

         4.       DEDUCTION OF AMOUNTS TRANSFERRED TO SATISFY CLAIMS.

                  a.       CASH AND NEW EAGLE-PICHER COMMON STOCK.

                  To the extent Distributions under the Plan of cash and New Eagle-Picher Common Stock satisfy Claims with respect to which the Debtors otherwise would be entitled to a federal income tax deduction for the payment thereof, the Reorganized Debtors should be entitled to a current federal income tax deduction for such Distributions. Moreover, the Debtors have obtained from the IRS a ruling, which provides that the Reorganized Debtors will be entitled to a current federal income tax deduction for all transfers of cash and New Eagle-Picher Common Stock to the PI Trust. Although the Debtors have not requested any such ruling from the IRS with respect to the Asbestos PD Trust, the Debtors believe that the Reorganized Debtors also will be entitled to a current federal income tax deduction for all transfers of cash to the Asbestos PD Trust. The amount of the aggregate deduction to which the Reorganized Debtors will be entitled shall equal the sum of the amount of cash and the


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fair market value of the New Eagle-Picher Common Stock transferred to the PI
Trust and transferred to satisfy Claims the payment of which would otherwise give rise to a deduction and the amount of cash transferred to the Asbestos PD Trust.

                  It should be noted, however, that the current deduction for transfers to the PI Trust and the Asbestos PD Trust will only be allowed to the extent that the transferred amounts do not represent amounts received from the settlement of an insurance claim and are excludable from gross income. If the settlement of an insurance claim of the Debtors, if any, occurs after the transfer of assets to the PI Trust or the Asbestos PD Trust and after the Reorganized Debtors have taken a deduction with respect to such transfer, the Reorganized Debtors must include in income the amounts received from the settlement of the insurance claim to the extent of the deduction.

                  Although subject to a final determination of the fair market value of the New Eagle-Picher Common Stock on the date of transfer, the Debtors anticipate that the amount of such a deduction should be approximately $330.3 million.

                  The Debtors currently do not have any NOL carryovers. However, after applying the foregoing deduction against the income or gain of the Debtors recognized during the taxable year including the Effective Date, and after the attribute reduction required in accordance with Section 108(b) of the Internal Revenue Code of approximately $66.8 million, the Debtors anticipate that the Debtors should have a NOL carryover of approximately $226.0 million. The Debtors believe that this NOL will not be materially limited by Section 382 of the Internal Revenue Code because of the Debtors' reliance on the bankruptcy exception contained in Section 382(l)(5) (see Section XIV.C.5, entitled, "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN - Consequences to Debtor - Utilization of Net Operating Loss Carryovers").

                  b. DIVESTITURE NOTES, SENIOR UNSECURED SINKING FUND DEBENTURES, AND TAX REFUND NOTES.

                  Contrary to the treatment of the New Eagle-Picher Common Stock and cash, the Reorganized Debtors will not be allowed a current federal income tax deduction for the transfer of the Divestiture Notes, Senior Unsecured Sinking Fund Debentures, and Tax Refund Notes to the PI Trust, the Asbestos PD Trust, or to satisfy Claims the payment of which otherwise would give rise to a deduction. Instead, the Reorganized Debtors will only be allowed a deduction as principal and interest payments are made on such debt obligations. Therefore, over the term of the Divestiture Notes, Senior Unsecured Sinking Fund Debentures, and Tax Refund Notes the Reorganized Debtors should be entitled to an aggregate deduction of approximately $581.0 million, which includes interest payable on such notes. The Debtors believe that the amount of these deductions will not be materially limited by Section 382 of the Internal Revenue Code because of the Debtors' reliance on the bankruptcy exception contained in
Section 382(l)(5) (see Section XIV.C.5, entitled, "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN - Consequences to Debtors - Utilization of Net Operating Loss Carryovers").

         5.       UTILIZATION OF NET OPERATING LOSS CARRYOVERS.

                  In general, whenever there is a 50% ownership change of a debtor corporation during a three-year period, the ownership change rules in
Section 382 of the Internal Revenue Code limit the utility of NOLs on an annual basis to the product of the fair market value of the corporate equity immediately before the ownership change, multiplied by a hypothetical interest rate published monthly by the IRS called the "long-term tax-exempt rate." In any given year, this limitation may be increased by certain built-in gains realized after, but accruing economically before, the ownership change and


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the carryover of unused Section 382 limitations from prior years. The long-term tax-exempt rate as of the date of this Disclosure Statement is 5.80%.

                  The harsh effects of the ownership change rules can be ameliorated by an exception that applies in the case of federal bankruptcy reorganizations. Under the so-called "Section 382(l)(5) bankruptcy exception" to
Section 382 of the Internal Revenue Code, if the reorganization results in an exchange by qualifying creditors and stockholders of their claims and interests for at least 50% of the debtor's stock (in vote and value), then the general ownership change rules will not apply. Instead, the debtor will be subject to a different tax regime under which the NOLs are not limited on an annual basis but are reduced by (i) the amount of interest deductions claimed during the three
(3) taxable years preceding the date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of debt converted into stock in the reorganization, and (ii) 50% of the excess of the amount of the debt (other than indebtedness for interest included in clause
(i)) satisfied with stock in an exchange to which the stock-for-debt exception applies over the value of the stock so issued. Moreover, if the Section 382(l)(5) bankruptcy exception applies, any further ownership change of the debtor within a two-year period will result in forfeiture of all of the debtor's NOLs incurred prior to the date of the second ownership change.

                  If the debtor otherwise would qualify for the Section 382(l)(5) bankruptcy exception, but the NOL reduction rules mandated thereby would seriously reduce the NOL, the debtor may elect instead to be subject to the annual limitation rules of Section 382 of the Internal Revenue Code, but is permitted to value the equity of the corporation for purposes of applying the formula by using the value immediately after the ownership change (by adding the value of the old loss corporation resulting from any surrender or cancellation of creditors' claims) instead of immediately before the ownership change (the "Section 382(l)(6) limitation").

                  Because the Debtors have obtained from the IRS a ruling that provides that, for purposes of determining whether the Plan qualifies under
Section 382(l)(5)(A), the beneficiaries of the PI Trust, rather than the PI Trust itself, will be considered to own the New Eagle-Picher Common Stock actually owned by the PI Trust, the Debtors intend to rely upon the Section 382(l)(5) bankruptcy exception. As indicated above, by relying on the Section 382(l)(5) bankruptcy exception, the Debtors' NOLs will have to be reduced by an amount equal to (i) the amount of interest deductions claimed by the Debtors for the three (3) taxable years preceding the date of the ownership change and for the part of the taxable year prior to and including the date of the ownership change, which the Debtors estimate to be approximately zero, and (ii) 50% of the COD income that was not applied to reduce the Debtors' NOLs as a result of the application of the stock-for-debt exception (other than COD income attributable to interest included in clause (i) above), which the Debtors estimate to be approximately zero as a result of the Debtors' anticipated reliance on Section 108(e)(2), and not the stock-for-debt exception. Holders of Claims should note, however, that the amount of NOLs available to the Reorganized Debtors is based on factual and legal issues with respect to which there can be no certainty. The amount of NOL carryovers is subject to audit and adjustments by the IRS, and it is entirely possible that the NOLs could be significantly less than $226.0 million.

         6.       CONSOLIDATED RETURN ITEMS.

                  The confirmation of the Plan may result in the recognition of income or loss attributable to the existence of deferred intercompany transactions, excess loss accounts, or similar items. The Debtors, however, do not believe that the consequence of such items (if any) would have a material effect on the Reorganized Debtors.


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         7.       ALTERNATIVE MINIMUM TAX.

                  A corporation is required to pay alternative minimum tax to the extent that 20% of "alternative minimum taxable income" ("AMTI") exceeds the corporation's regular tax liability for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, a corporation is entitled to offset no more than 90% of its AMTI with NOLs (as computed for alternative minimum tax purposes). Thus, if the Reorganized Debtors' consolidated group is subject to the alternative minimum tax in future years, a federal tax of 2% (20% of the 10% of AMTI not offset by NOLs) will apply to any net taxable income earned by the Reorganized Debtors' consolidated group in future years that is otherwise offset by NOLs.

D.       TAXATION OF THE PI TRUST AND THE ASBESTOS PD TRUST.

                  The Debtors have obtained a ruling from the IRS that provides that the PI Trust will constitute a "qualified settlement fund" under section 1.468B-1 of the Treasury Regulations. As a qualified settlement fund, the PI Trust generally will be subject to federal income taxation as a corporation, except that its taxable income will be taxed at the maximum rate applicable to trusts and estates (currently 39.6%). In determining the taxable income of the PI Trust, (i) amounts transferred by the Debtors to the PI Trust should be excluded from its income; (ii) the adjusted tax basis in the hands of the PI Trust of New Eagle-Picher Common Stock, Divestiture Notes, Senior Unsecured Sinking Fund Debentures, and Tax Refund Notes transferred thereto should be equal to the fair market value of such stock and debt instruments on the date of transfer; (iii) any distribution of property from the PI Trust will result in the realization of gain or loss by the PI Trust in an amount equal to the difference between the fair market value of the property on the date of distribution and the PI Trust's adjusted tax basis in such property; and (iv) administrative costs (including state and local taxes) incurred by the PI Trust should be deductible.

                  Although the Debtors have not requested a ruling from the IRS with respect to the Asbestos PD Trust's qualification as a qualified settlement fund under section 1.468B-1 of the Treasury Regulations, the Debtors believe that the Asbestos PD Trust will be subject to federal income taxation in the same manner as the PI Trust, discussed above.

                                      * * *

                  THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX ASPECTS OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST.

                        XV. ALTERNATIVES TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

                  If the Plan is not confirmed and consummated, the Debtors' alternatives include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan of reorganization.

A.       LIQUIDATION UNDER CHAPTER 7.

                  If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a chapter 7 liquidation would have on the recovery of holders of Claims is set forth in Section VIII.C.4, "CONFIRMATION AND CONSUMMATION PROCEDURE - Confirmation - Best Interests Test." In performing the liquidation analysis, the Debtors have assumed that all holders of Asbestos Personal Injury Claims (whether presently known or unknown) will be determined to have "claims" that are entitled to share in the proceeds from any such liquidation. The Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of unexpired leases and executory contracts in connection with the cessation of the Debtors' operations, and (iii) the failure to realize the greater, going concern value of all of the Debtors' assets.

B.       ALTERNATIVE PLAN OF REORGANIZATION.

                  If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of their assets. During the mediation process and the negotiations subsequent to the Agreement in Principle, the Debtors explored various alternatives to the Plan.

                  The Debtors believe that the Plan enables the Debtors to emerge from chapter 11 successfully and expeditiously, preserves their businesses, and allows Claimants to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to Claimants because a greater return is provided for in the Plan to Claimants. In any liquidation, Claimants will be paid their Distribution in cash, whereas, under the Plan, some Claimants will receive a part of their Distribution in notes or New Eagle-Picher Common Stock.

                       XVI. CONCLUSION AND RECOMMENDATION

                  The Plan Proponents believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims. In addition, other alternatives would involve significant delay, uncertainty, and substantial additional administrative costs. THE PLAN PROPONENTS URGE HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN AND TO EVIDENCE SUCH ACCEPTANCE BY RETURNING THEIR BALLOTS SO THAT THEY WILL BE RECEIVED BY THE EAGLE-PICHER BALLOT TABULATION CENTER NO LATER THAN 5:00 P.M., CINCINNATI, OHIO, TIME, ON NOVEMBER 4, 1996.

Dated:     August 28, 1996

                                     Respectfully submitted,

                                     EAGLE-PICHER INDUSTRIES, INC.


                                     By:     /s/ THOMAS E. PETRY
                                         ---------------------------------------
                                     Name:     Thomas E. Petry
                                     Title:    Chairman of the Board and Chief
                                               Executive Officer


                                     DAISY PARTS, INC.


                                     By:     /s/ JAMES A. RALSTON
                                         ---------------------------------------
                                     Name:     James A. Ralston
                                     Title:    Secretary


                                     TRANSICOIL INC.


                                     By:     /s/ JAMES A. RALSTON
                                         ---------------------------------------
                                     Name:     James A. Ralston
                                     Title:    Assistant Secretary


                                     MICHIGAN AUTOMOTIVE RESEARCH
                                     CORPORATION


                                     By:     /s/ JAMES A. RALSTON
                                         ---------------------------------------
                                     Name:     James A. Ralston
                                     Title:    Assistant Secretary

                                     EDI, INC.


                                     By:     /s/ JAMES A. RALSTON
                                         ---------------------------------------
                                     Name:     James A. Ralston
                                     Title:    Assistant Secretary


                                     EAGLE-PICHER MINERALS, INC.


                                     By:     /s/ JAMES A. RALSTON
                                         ---------------------------------------
                                     Name:     James A. Ralston
                                     Title:    Secretary


                                     HILLSDALE TOOL & MANUFACTURING
                                     CO.


                                     By:     /s/ JAMES A. RALSTON
                                         ---------------------------------------
                                     Name:     James A. Ralston
                                     Title:    Secretary

                         INDEX OF PERTINENT DEFINITIONS

23(b)(1)(B) Class    ..................................................16
Additional Sites     ..................................................40
Administrative Expenses................................................50
Affiliate Claims and Interests.........................................68
Agreement in Principle.................................................31
Amplicon Lease Secured Claim...........................................53
Asbestos and Lead PI Trust Agreement...................................81
Asbestos Bar Date    ..................................................26
Asbestos PD Trust    ...................................................7
Asbestos PD Trust Agreement............................................91
Asbestos PD Trust Share................................................10
Asbestos Personal Injury Claims........................................62
Asbestos PI Claims Procedures..........................................85
Asbestos Property Damage Claims....................................36, 60
Asbestos Property Damage Claims Resolution Procedures..................61
Asbestos-Related Contribution Claims...................................43
Available Cash       ..................................................72
Ballots              ...................................................1
Bankruptcy Code      ...................................................1
Bankruptcy Court     ...................................................1
Bankruptcy Court Stay Order............................................47
Bearer Debt Securities..................................................4
Certification Order  ..................................................16
Chapter 11 Cases     ..................................................18
Claimant             ...................................................1
Colorado Springs Settlement............................................42
Committees' 2004 Motions...............................................47
Committees' 2004 Order.................................................48
Confirmation Conditions................................................69
Confirmation Hearing ...................................................1
Connecticut Mutual Note Secured Claim..................................54
Convenience Claim    ...................................................7
Convenience Claims   ..................................................59
Corporate Securities .................................................112
Daisy Parts, Inc.    ...................................................1
Debtor-Owned Sites   ..................................................40
Debtors              ...................................................1
Designated Real Property Tax Claims....................................54
DIP Credit Facility  ..................................................24
DIP Lenders          ..................................................25
Distribution Amount  ..................................................64
Distribution Value   ...................................................6
District Court       ..................................................38
Divestiture Notes    ..................................................73
DOI                  ..................................................40
Eagle-Picher Industries, Inc............................................1
Effective Date       ..................................................71


                                        I

Environmental Claims ...............................................7, 64
Environmental Settlement Agreement.....................................40
EPA                  ...................................................7
Equity Value         ..................................................74
Estimation Motion    ..................................................32
Estimation Order     ...................................................6
Estimation Proceeding..................................................32
Exchange Act         .................................................107
Exclusive Periods    ..................................................26
Executive Officers   .................................................102
Exigent Health Claim ..................................................88
Extraordinary Asbestos Personal Injury Claim...........................88
Extreme Hardship Claim.................................................88
FAB Loans            ..................................................24
Final Distribution Date................................................11
First Fidelity Lease Secured Claim ....................................55
Fleet Credit Secured Claim.............................................55
Future Claimants' Representative.......................................22
GE Capital Secured Claim...............................................56
General Bar Date     ..................................................25
Grove IRB Claim      ..................................................56
Hillsdale            ...................................................1
Hillsdale Exclusivity Motion...........................................27
IBM Credit Corporation Secured Claim...................................56
Initial Distribution Date..............................................11
Injury Claimants' Committee............................................20
Inter-Market Note Secured Claim........................................57
Kalkaska Claim       ..................................................67
Lead Personal Injury Claim.............................................35
Leesburg Secured Claim.................................................58
Liquidated Sites     ..................................................40
Liquidation Analysis ..................................................99
Management Contracts .................................................104
MARCO                ...................................................1
MDL Panel            ..................................................27
Mediator             ..................................................31
Minerals             ...................................................1
New York District Court................................................16
Northwestern Group Secured Claims......................................58
Offsite Negotiations ..................................................31
Original Plan        ..................................................27
Other Product Liability Tort Claims.................................7, 64
Other Secured Claims"..................................................59
Payment Percentage   ..................................................85
Penalty Claims       ..................................................68
Pennsylvania District Court............................................27
Petition Date        ..................................................18
PI Protected Party   ..................................................77
PI Trust             ...................................................6


                                       II

PI Trust Share       ...................................................6
Plan                 ...................................................1
Plan Proponents      ...................................................1
Prepetition Banks    ..................................................24
Prepetition Liquidated Claims..........................................86
Priority Claims      ..................................................52
Pro Rata Share       ..................................................10
Prohibited Transfer  .................................................112
Projected Financial Information........................................97
Projection Period    ..................................................97
Protected Party      ..................................................77
PRPs                 ..................................................39
Record Date          ...................................................4
Registered Debt Securities..............................................2
Related Parties      ..................................................77
Renewed UCC Exclusivity Motion.........................................27
Second Amended Plan  ...................................................6
Securities Act       .................................................107
Senior Unsecured Sinking Fund Debentures...............................73
Specified Treatment Claims.............................................67
State Parties        ..................................................40
Stay Motion          ..................................................47
Stay Order           ..................................................16
Stockholders         ...................................................1
Substantive Consolidation Complaint....................................48
Supplemental Severance Program........................................103
TAC                  ..................................................82
Tax Benefits         .................................................112
Tax Claims           ..................................................52
Tax Refund Notes     ..................................................72
Three Year Service Period..............................................81
Toxic Personal Injury Claims...........................................81
Trustees             ..................................................81
UCC Claims Objections..................................................47
UCC's 2004 Motion    ..................................................47
UCC's Data Gathering Motion............................................48
UCC's Late Claims Motion...............................................47
Unsecured Claims     ..................................................65
Unsecured Creditors' Committee.........................................19
Vale EDBs Claims     ..................................................59
Voting Deadline      ...................................................2
Voting Procedures    ...................................................1
Voting Record Date   ..................................................93


                                       III

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                  )      Consolidated Case No. 1-91-00100
                                       )
                                       )
EAGLE-PICHER INDUSTRIES,               )      Chapter 11
INC., et al.,                          )
                                       )      JUDGE PERLMAN
               Debtors.                )
                                       )
                               )
-------------------------------


                                   EXHIBIT "A"

                THIRD AMENDED CONSOLIDATED PLAN OF REORGANIZATION

ARTICLE 1

DEFINITIONS ...............................................................    1
      1.1 Defined Terms ...................................................    1
          1.1.1 Administrative Expense ....................................    1
          1.1.2 Administrative Expense Creditor ...........................    1
          1.1.3 Affiliate .................................................    1
          1.1.4 Affiliate Claims and Interests ............................    1
          1.1.5 Agent Bank ................................................    2
          1.1.6 Allowed ...................................................    2
          1.1.7 Allowed Amount ............................................    3
          1.1.8 Amended and Restated Articles of Incorporation ............    3
          1.1.9 Amended and Restated Code of Regulations ..................    3
          1.1.10 Amplicon Lease Secured Claim .............................    3
          1.1.11 Articles of Incorporation ................................    3
          1.1.12 Asbestos and Lead PI Permanent Channeling Injunction .....    3
          1.1.13 Asbestos and Lead PI Trust Agreement .....................    4
          1.1.14 Asbestos or Lead Contribution Claim ......................    4
          1.1.15 Asbestos PD Trust ........................................    4
          1.1.16 Asbestos PD Trust Agreement ..............................    4
          1.1.17 Asbestos PD Trust Funding Obligation .....................    4
          1.1.18 Asbestos PD Trust Share ..................................    4
          1.1.19 Asbestos Personal Injury Claim ...........................    4
          1.1.20 Asbestos Property Damage Claim ...........................    5
          1.1.21 Asbestos Property Damage Contribution Claims .............    5
          1.1.22 Available Cash ...........................................    5
          1.1.23 Ballot ...................................................    6
          1.1.24 Ballot Date ..............................................    6
          1.1.25 Bankruptcy Code ..........................................    6
          1.1.26 Bankruptcy Court .........................................    6
          1.1.27 Bankruptcy Rules .........................................    6
          1.1.28 Bearer Unsecured Debt Securities .........................    6
          1.1.29 Board of Directors .......................................    6
          1.1.30 Business Day .............................................    6
          1.1.31 Chapter 11 Cases .........................................    6
          1.1.32 Claim ....................................................    6
          1.1.33 Claims Settlement Guidelines .............................    6
          1.1.34 Claims Trading Injunction ................................    6
          1.1.35 Confirmation Date ........................................    7
          1.1.36 Confirmation Deadline ....................................    7
          1.1.37 Confirmation Order .......................................    7
          1.1.38 Connecticut Mutual Note Secured Claim ....................    7
          1.1.39 Contingent Claim .........................................    7
          1.1.40 Convenience Claim ........................................    7
          1.1.41 Creditor .................................................    7
          1.1.42 Debtors ..................................................    7
          1.1.43 Debtors in Possession ....................................    7
          1.1.44 Demand ...................................................    8
          1.1.45 Designated Real Property Tax Claim ......................     8
          1.1.46 DIP Credit Facility .....................................     8
          1.1.47 DIP Credit Facility Claim ...............................     8
          1.1.48 DIP Lenders .............................................     8
          1.1.49 Disallowed Claim ........................................     8
          1.1.50 Disputed Claim ..........................................     8
          1.1.51 Disputed Claim Amount ...................................     8
          1.1.52 Distribution ............................................     8
          1.1.53 Distribution Amount .....................................     8
          1.1.54 Distribution Value ......................................     8
          1.1.55 District Court ..........................................     8
          1.1.56 Divestiture Notes .......................................     9
          1.1.57 Eagle-Picher ............................................     9
          1.1.58 Effective Date ..........................................     9
          1.1.59 Encumbrance .............................................     9
          1.1.60 Entity ..................................................     9
          1.1.61 Environmental Claim .....................................     9
          1.1.62 Environmental Settlement Agreement ......................     9
          1.1.63 Equity Interest .........................................     9
          1.1.64 Equity Security Holders' Committee ......................     9
          1.1.65 Equity Value: ...........................................     9
          1.1.66 Estimated Amount ........................................    10
          1.1.67 Existing Eagle-Picher Common Stock ......................    10
          1.1.68 Final Distribution Date .................................    10
          1.1.69 Final Order .............................................    10
          1.1.70 First Fidelity Group ....................................    10
          1.1.71 First Fidelity Lease Secured Claim ......................    10
          1.1.72 Fleet Credit Secured Claim ..............................    10
          1.1.73 Future Claimants' Representative ........................    10
          1.1.74 GE Capital Secured Claim ................................    10
          1.1.75 Grove IRB Secured Claim .................................    11
          1.1.76 Henry County IRBs .......................................    11
          1.1.77 Hillsdale ...............................................    11
          1.1.78 Houston IRBs ............................................    11
          1.1.79 IBM Credit Corporation Secured Claim ....................    11
          1.1.80 Initial Distribution Date ...............................    11
          1.1.81 Injury Claimants' Committee .............................    11
          1.1.82 Inter-Market Note Secured Claim .........................    11
          1.1.83 Internal Revenue Code ...................................    11
          1.1.84 IRS .....................................................    12
          1.1.85 Kalkaska Claim ..........................................    12
          1.1.86 Lead Personal Injury Claim ..............................    12
          1.1.87 Leesburg Note ...........................................    12
          1.1.88 Leesburg Secured Claim ..................................    12
          1.1.89 Mansfield IRBs ..........................................    12
          1.1.90 MARCO ...................................................    12
          1.1.91 New Debt Securities .....................................    12
          1.1.92 New Eagle-Picher Common Stock ...........................    12
          1.1.93 Northwestern Group ......................................    12

          1.1.94 Northwestern Group Secured Claims .......................    13
          1.1.95 Other Product Liability Tort Claim ......................    13
          1.1.96 Other Secured Claim .....................................    13
          1.1.97 Penalty Claim ...........................................    13
          1.1.99 Petition Date ...........................................    13
          1.1.100 PI Protected Party .....................................    13
          1.1.101 PI Trust ...............................................    14
          1.1.102 PI Trust Share .........................................    14
          1.1.103 Plan ...................................................    14
          1.1.104 Priority Claim .........................................    14
          1.1.105 Pro Rata Share .........................................    14
          1.1.106 Product Liability Tort Claim ...........................    14
          1.1.107 Record Date ............................................    15
          1.1.108 Registered Unsecured Debt Securities ...................    15
          1.1.109 Related Parties ........................................    15
          1.1.110 Reorganized Debtors ....................................    15
          1.1.111 Reorganized Eagle-Picher ...............................    15
          1.1.112 Retention Period .......................................    15
          1.1.113 Schedules ..............................................    15
          1.1.114 Senior Unsecured Sinking Fund Debentures.. 15
          1.1.115 Secured Claim ..........................................    15
          1.1.117 Supplemental Severance Program .........................    16
          1.1.118 Tax Claim ..............................................    16
          1.1.119 Tax Refund Notes .......................................    16
          1.1.121 Trustees ...............................................    16
          1.1.122 Unliquidated Claim .....................................    16
          1.1.123 Unsecured Claim ........................................    16
          1.1.124 Unsecured Creditors' Committee .........................    16
          1.1.125 Unsecured Debt Securities ..............................    16
          1.1.126 Unsecured Debt Securities Indenture ....................    16
          1.1.127 Unsecured Debt Securities Trustee ......................    16
          1.1.128 Vale EDBs ..............................................    16
          1.1.129 Vale EDBs Claims .......................................    17
          1.1.130 Voting Procedures Order ................................    17
      1.2 Other Terms.....................................................    17
      1.3 Exhibits........................................................    17

ARTICLE 2

PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSES AND TAX CLAIMS .........    18
      2.1 Payment of Allowed Administrative Expenses .....................    18
      2.2 Compensation and Reimbursement .................................    18
      2.3 DIP Credit Facility Claim ......................................    18
      2.4 Tax Claims .....................................................    18

ARTICLE 3

CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS ..............    19
      3.1 Summary ........................................................    19
      3.2 Classification and Treatment ...................................    20

      3.3 Compromise and Settlement Relating to the Amount of the PI Trust
          Share...........................................................    32
      3.4 Controversy Concerning Impairment...............................    33

ARTICLE 4

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN ......................    34
      4.1 Modification of the Plan .......................................    34
      4.2 Revocation or Withdrawal .......................................    34
          4.2.1  Right to Revoke .........................................    34
          4.2.2  Effect of Withdrawal or Revocation ......................    34
      4.3 Amendment of Plan Documents ....................................    34

ARTICLE 5

PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS ..............................    35
      5.1 Objections to Claims; Prosecution of Disputed Claims 35
      5.2 Amendment of Claims Settlement Guidelines ......................    35
      5.3 Distributions on Account of Disputed Claims ....................    35

ARTICLE 6

ACCEPTANCE OR REJECTION OF THE PLAN ......................................    36
      6.1 Impaired Classes to Vote .......................................    36
      6.2 Acceptance by Class of Claims ..................................    36
      6.3 Nonconsensual Confirmation .....................................    36

ARTICLE 7

IMPLEMENTATION OF THE PLAN ...............................................    37
      7.1 Amendment of Articles of Incorporation .........................    37
      7.2 Amendment of Code of Regulations ...............................    37
      7.3 Distributions under the Plan ...................................    37
      7.4 Timing of Distributions under the Plan .........................    37
      7.5 Manner of Payment under the Plan ...............................    37
      7.6 Hart-Scott-Rodino Compliance ...................................    38
      7.7 Fractional Shares or Other Distributions .......................    38
      7.8 Occurrence of the Confirmation Date ............................    38
      7.9 Occurrence of the Effective Date ...............................    40
      7.10 Distribution of Unclaimed Property ............................    41
      7.11 Management of the Reorganized Debtors .........................    41
      7.12 Supplemental Severance Program ................................    41
      7.13 Corporate Action ..............................................    41
      7.14 Effectuating Documents and Further Transactions ...............    42
      7.15 Dissolution of EDI, Inc. ......................................    42
      7.16 Allocation of Plan Distributions Between Principal and Interest    42
      7.17 District Court Approval of the Confirmation Order..............    42

ARTICLE 8

EXECUTORY CONTRACTS AND UNEXPIRED LEASES .................................    43

      8.1 Assumption of Executory Contracts and Unexpired Leases .........    43
      8.2 Rejection of Executory Contracts and Unexpired Leases ..........    43
      8.3 Claims Arising from Rejection or Termination ...................    43
      8.4 Previously Scheduled Contracts .................................    44
      8.5 Insurance Policies .............................................    44
          8.5.1 Assumed Insurance Policies ...............................    44
          8.5.2 Rejected Insurance Agreements ............................    44
          8.5.3 Reservation of Rights ....................................    44
      8.6 Indemnification and Reimbursement Obligations ..................    44
      8.7 Compensation and Benefit Programs ..............................    45

ARTICLE 9

RETENTION OF JURISDICTION ................................................    46

ARTICLE 10

TRANSFERS OF PROPERTY TO AND ASSUMPTION OF CERTAIN LIABILITIES BY
THE PI TRUST .............................................................    48
      10.1 Transfer of Certain Property to the PI Trust ..................    48
           10.1.1 Transfer of Books and Records ..........................    48
           10.1.2 Transfer of Certain Insurance Rights ...................    48
           10.1.3 Transfer of Plan Consideration .........................    48
      10.2 Assumption of Certain Liabilities by the PI Trust.. 49
      10.3 Certain Property Held in Trust by the Reorganized Debtors 49
      10.4 Authority of the Debtors ......................................    49

ARTICLE 11

TRANSFERS OF PROPERTY TO AND ASSUMPTION OF CERTAIN LIABILITIES BY
THE ASBESTOS PD TRUST ....................................................    50
      11.1 Transfer of Certain Property to the Asbestos PD Trust 50
      11.2 Assumption of Certain Liabilities by the Asbestos PD Trust 50
      11.3 Certain Property Held in Trust by the Reorganized Debtors 50
      11.4 Authority of the Debtors ......................................    51

ARTICLE 12

MISCELLANEOUS PROVISIONS .................................................    52
      12.1 Payment of Statutory Fees .....................................    52
      12.2 Discharge of the Debtors ......................................    52
      12.3 Rights of Action ..............................................    52
      12.4 Third Party Agreements ........................................    52
      12.5 Dissolution of Committees .....................................    52
      12.6 Exculpation ...................................................    53
      12.7 Title to Assets; Discharge of Liabilities .....................    53
      12.8 Surrender and Cancellation of Instruments .....................    53
      12.9 Notices .......................................................    53
      12.10 Headings .....................................................    55
      12.11 Severability .................................................    55

      12.12 Governing Law ................................................    55
      12.13 Filing of Additional Documents ...............................    55
      12.14 Compliance with Tax Requirements .............................    55
      12.15 Exemption from Transfer Taxes ................................    56

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                               )     Consolidated Case No. 1-91-00100
                                    )
                                    )
EAGLE-PICHER INDUSTRIES,            )     Chapter 11
INC., et al.,                       )
                                    )     JUDGE PERLMAN
            Debtors.                )
                                    )
----------------------------------  )


                THIRD AMENDED CONSOLIDATED PLAN OF REORGANIZATION

            The Debtors, Future Claimants' Representative, and Injury Claimants' Committee (collectively, the "Plan Proponents") hereby collectively propose the following third amended consolidated plan of reorganization:


                                     ARTICLE
                                        1

                                   DEFINITIONS

            1.1 DEFINED TERMS. As used herein, the following terms shall have the respective meanings specified below, unless the context otherwise requires:

                  1.1.1 Administrative Expense: Any Claim constituting a cost or expense of administration in the Chapter 11 Cases under section 503 of the Bankruptcy Code, including, without express or implied limitation, any actual and necessary costs and expenses of preserving the estate of the Debtors, any actual and necessary costs and expenses of operating the businesses of the Debtors, any indebtedness or obligations incurred or assumed by any of the Debtors in Possession in connection with the conduct of its or their business or for the acquisition or lease of property or the rendition of services, any allowed compensation or reimbursement of expenses under section 503(b)(2)-(5) of the Bankruptcy Code, and any fees or charges assessed against the estate of any of the Debtors under section 1930, chapter 123, title 28, United States Code.

                  1.1.2 Administrative Expense Creditor: Any Creditor entitled to payment of an Administrative Expense.

                  1.1.3 Affiliate: Any Entity that is an "affiliate" of any of the Debtors within the meaning of section 101(2) of the Bankruptcy Code except
(i) American Imaging Services, Inc., (ii) Tri Sigma Corporation, and (iii) the PI Trust.

                  1.1.4 Affiliate Claims and Interests: All Claims against any of the Debtors held by an Affiliate or any interest in any of the Debtors other than in Eagle-Picher.

                  1.1.5 Agent Bank: NBD Bank, N.A., as agent under the DIP Credit Facility.

                  1.1.6  Allowed:

                        1.1.6.1 With respect to any Claim other than an Administrative Expense, Asbestos Property Damage Claim, or Product Liability Tort Claim, proof of which was filed within the applicable period of limitation fixed in accordance with Bankruptcy Rule 3003(c)(3) by the Bankruptcy Court, (i) as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or a Final Order of the Bankruptcy Court, such Claim to the extent asserted in the proof of such Claim, or (ii) as to which an objection has been interposed, such Claim to the extent that it has been allowed in whole or in part by a Final Order of the Bankruptcy Court.

                        1.1.6.2 With respect to any Claim other than an Administrative Expense or Product Liability Tort Claim, as to which no proof of claim was filed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or a Final Order of the Bankruptcy Court, such Claim to the extent that it has been listed by one of the Debtors in its Schedules as liquidated in amount and not disputed or contingent.

                        1.1.6.3 With respect to any Claim that is asserted to constitute an Administrative Expense (i) that represents an actual or necessary expense of preserving the estate or operating the business of the Debtors, any such Claim to the extent that the Debtors determine it to constitute an Administrative Expense, (ii) other than with respect to a Claim of a professional person employed under section 327 or 1103 of the Bankruptcy Code that is required to apply to the Bankruptcy Court for the allowance of compensation and reimbursement of expenses pursuant to section 330 of the Bankruptcy Code, that the Debtors do not believe constitutes an Administrative Expense, any such Claim to the extent it is allowed in whole or in part by a Final Order of the Bankruptcy Court and only to the extent that such allowed portion is deemed, pursuant to a Final Order of the Bankruptcy Court, to constitute a cost or expense of administration under sections 503(b) and 507(a)(1) of the Bankruptcy Code, or (iii) that represents a Claim of a professional person employed under section 327 or 1103 of the Bankruptcy Code that is required to apply to the Bankruptcy Court for the allowance of compensation and reimbursement of expenses pursuant to section 330 of the Bankruptcy Code, such Claim to the extent it is allowed by a Final Order of the Bankruptcy Court under section 330 of the Bankruptcy Code.

                        1.1.6.4 With respect to any Asbestos Personal Injury Claim or Lead Personal Injury Claim, such Claim to the extent that it is allowed in accordance with the procedures established pursuant to the Asbestos and Lead PI Trust Agreement and the claims resolution procedures implemented in accordance therewith.

                        1.1.6.5 With respect to any Asbestos Property Damage Claim, proof of which was filed within the applicable period of limitation fixed in accordance with Bankruptcy Rule 3003(c)(3) by the Bankruptcy Court, such Claim to the extent that it is allowed in accordance with the claims resolution procedures established for Class 16 of the Plan and such other procedures as may be established in connection with the Asbestos PD Trust.


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                        1.1.6.6 With respect to any Other Product Liability Tort
      Claim, such Claim to the extent (i) it is timely asserted against the Debtors or the Reorganized Debtors, as the case may be, and (ii) it is litigated to judgment in a liquidated amount by a Final Order of a court of competent jurisdiction or is liquidated by the agreement of the respective Reorganized Debtor and the holder of such Other Product Liability Tort Claim.

                  1.1.7 Allowed Amount: The lesser of (a) the dollar amount of an Allowed Claim or (b) the Estimated Amount of such Claim. Unless otherwise specified herein or by Final Order of the Bankruptcy Court, the Allowed Amount of an Allowed Claim shall not include interest accruing on such Allowed Claim from and after the Petition Date.

                  1.1.8 Amended and Restated Articles of Incorporation: The Articles of Incorporation, to be amended and restated in accordance with section
7.1 hereof, in substantially the form of Exhibit "1.1.8" to the Plan.

                  1.1.9 Amended and Restated Code of Regulations: The Code of Regulations of Eagle-Picher, to be amended and restated in accordance with section hereof, in substantially the form of Exhibit "1.1.9" to the Plan.

                  1.1.10 Amplicon Lease Secured Claim: All Claims under or relating to that certain (a) Lease Agreement, dated February 2, 1990, between Transicoil Inc. and Amplicon, Inc. and Schedule No. 1 thereto and (b) Lease Guaranty, dated February 2, 1990, by Eagle-Picher, as guarantor, to the extent that such Claims constitute Secured Claims under that certain Stipulation and Order for Adequate Protection, which was "so ordered" by the Bankruptcy Court on or about October 21, 1992.

                  1.1.11 Articles of Incorporation: The Articles of Incorporation of Eagle-Picher, as such Articles of Incorporation may be amended by the Amended and Restated Articles of Incorporation or otherwise.

                  1.1.12 Asbestos and Lead PI Permanent Channeling Injunction:
An order or orders of the Bankruptcy Court or the District Court permanently and forever staying, restraining, and enjoining any Entity from taking any of the following actions for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any Asbestos Personal Injury Claims or Lead Personal Injury Claims (other than actions brought to enforce any right or obligation under the Plan, any Exhibits to the Plan, or any other agreement or instrument between any of the Debtors or the Reorganized Debtors and the PI Trust, which actions shall be in conformity and compliance with the provisions hereof):

                        a. commencing, conducting, or continuing in any manner,
            directly or indirectly, any suit, action, or other proceeding (including, without express or implied limitation, a judicial, arbitral, administrative, or other proceeding) in any forum against or affecting any PI Protected Party or any property or interests in property of any PI Protected Party;

                        b. enforcing, levying, attaching (including, without
            express or implied limitation, any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any PI Protected Party or any property or interests in property of any PI Protected Party;


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
                        c. creating, perfecting, or otherwise enforcing in any
            manner, directly or indirectly, any Encumbrance against any PI Protected Party or any property or interests in property of any PI Protected Party;

                        d. setting off, seeking reimbursement of, contribution
            from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any PI Protected Party or any property or interests in property of any PI Protected Party; and

                        e. proceeding in any manner in any place with regard to
            any matter that is subject to resolution pursuant to the PI Trust, except in conformity and compliance therewith.

                  1.1.13 Asbestos and Lead PI Trust Agreement: That certain Eagle-Picher Industries, Inc. Personal Injury Settlement Trust Agreement, substantially in the form of Exhibit "1.1.13" to the Plan.

                  1.1.14 Asbestos or Lead Contribution Claim: Any right to payment, claim, remedy, liability, or Demand now existing or hereafter arising, whether or not such right, claim, remedy, liability, or Demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal bases for such right, claim, remedy, liability, or Demand are known or unknown, that is (i) held by (A) any Entity (other than a director or officer entitled to indemnification pursuant to section of the Plan) who has been, is, or may be a defendant in an action seeking damages for death, bodily injury, or other personal damages (whether physical, emotional, or otherwise) to the extent caused or allegedly caused, directly or indirectly, by exposure to
(x) asbestos or asbestos-containing products or (y) products that contain lead chemicals, or (B) any assignee or transferee of such Entity, and (ii) on account of alleged liability of any of the Debtors for reimbursement or contribution of any portion of any damages such Entity has paid or may pay to the plaintiff in such action.

                  1.1.15 Asbestos PD Trust: The trust established in accordance with the Asbestos PD Trust Agreement.

                  1.1.16 Asbestos PD Trust Agreement: That certain Eagle-Picher Industries, Inc. Asbestos Property Damage Settlement Trust Agreement, substantially in the form of Exhibit "1.1.16" to the Plan.

                  1.1.17 Asbestos PD Trust Funding Obligation: Either (a) if Class 16 votes to accept the Plan, cash in the amount of Three Million and 00/100 Dollars ($3,000,000.00) or (b) if Class 16 votes to reject the Plan, the Pro Rata Share with respect to the Asbestos PD Trust Share of the Distribution Value, payable in an amount of the Senior Unsecured Sinking Fund Debentures equal to such Pro Rata Share.

                  1.1.18 Asbestos PD Trust Share: Either (a) if Class 16 votes to reject the Plan, a value to be established by the Bankruptcy Court as the estimated aggregate value of Asbestos Property Damage Claims as of the Petition Date or (b) if Class 16 votes to accept the Plan, $0.00.

                  1.1.19 Asbestos Personal Injury Claim: Any right to payment, claim, remedy, liability, or Demand now existing or hereafter arising, whether or not such right, claim, remedy, liability, or Demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal bases for such right, claim, remedy, liability, or Demand are known or unknown, for, under any theory of law, equity, admiralty, or otherwise, death, bodily injury, or other personal damages (whether physical, emotional, or otherwise) to the extent caused or allegedly caused, directly or indirectly, by exposure to asbestos or asbestos-containing products that were manufactured, sold, supplied, produced, distributed, released, or in any way marketed by any of the Debtors prior to the Petition Date, including, without express or implied limitation, any right, claim, remedy, liability, or Demand for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general, and special damages) and including punitive damages and any Asbestos or Lead Contribution Claim.

                  1.1.20 Asbestos Property Damage Claim: Any Claim against any of the Debtors, under any theory of law, equity, admiralty, or otherwise, for damages arising from the presence in buildings or other structures of asbestos or asbestos-containing products that was or were manufactured, sold, supplied, produced, distributed, or in any way marketed by any of the Debtors prior to the Petition Date, or for which any of the Debtors is otherwise liable due to the acts or omissions of any of the Debtors, including, without express or implied limitation, all such Claims for compensatory damages (such as proximate, consequential, general, and special damages) and punitive damages, but excluding Asbestos Property Damage Contribution Claims.

                  1.1.21 Asbestos Property Damage Contribution Claims: Any Claim against any of the Debtors that is (i) held by (A) any Entity (other than a director or officer entitled to indemnification pursuant to section of the Plan) who has been, is, or may be a defendant in an action seeking damages arising from the presence in buildings or other structures of asbestos or asbestos-containing products that was or were manufactured, sold, supplied, produced, distributed, or in any way marketed by any of the Debtors prior to the Petition Date, or for which any of the Debtors is otherwise liable due to the acts or omissions of any of the Debtors or (B) any assignee or transferee of such Entity, and (ii) on account of alleged liability by any of the Debtors for reimbursement or contribution of any portion of any damages such Entity has paid or may pay to the plaintiff in such action.

                  1.1.22 Available Cash: All cash (other than restricted cash, including, without express or implied limitation, any cash held in escrow by or on behalf of the Debtors and cash held in the "Divestiture Account" maintained at Star Bank, N.A., Cincinnati) that would be shown on a balance sheet of Eagle-Picher and its consolidated subsidiaries as of the last day of the month in which the Effective Date occurs, prepared in accordance with generally accepted accounting principles, less the sum of the following as of such date:
(i) Fifteen Million and 00/100 Dollars ($15,000,000.00), (ii) the Allowed Amount of Allowed Administrative Expenses, (iii) a reasonable estimate by the Debtors of additional Administrative Expenses (such as professional fees and expenses) that may become Allowed thereafter, (iv) the Allowed Amount of Allowed Tax Claims, (v) a reasonable estimate by the Debtors of additional Tax Claims that may become Allowed thereafter, (vi) the DIP Credit Facility Claim, (vii) the Amplicon Lease Secured Claim, (viii) the First Fidelity Lease Secured Claim,
(ix) the Fleet Credit Secured Claim, (x) the GE Capital Secured Claim, (xi) the Grove IRB Secured Claim, (xii) the IBM Credit Corporation Secured Claim, (xiii) the Leesburg Secured Claim, (xiv) the Allowed Amount of Other Secured Claims,
(xv) a reasonable estimate by the Debtors of additional Other Secured Claims that may become Allowed thereafter, (xvi) the Allowed Amount of Allowed Convenience Claims, (xvii) a reasonable estimate by the Debtors of additional Convenience Claims that may become Allowed thereafter, (xviii) if Class 16 votes to accept the Plan, the Asbestos PD Trust Funding Obligation, and (xix) the amount reasonably estimated by the Debtors to be the cost of curing any defaults under the executory contracts and unexpired leases to be assumed by the Debtors under the Plan.

                  1.1.23 Ballot: The form or forms distributed to holders of impaired Claims on which is to be indicated the acceptance or rejection of the Plan.

                  1.1.24 Ballot Date: The date set by the Bankruptcy Court by which all completed ballots must be received.

                  1.1.25 Bankruptcy Code: The Bankruptcy Reform Act of 1978, as amended, and as codified in title 11 of the United States Code, as applicable to the Chapter 11 Cases.

                  1.1.26 Bankruptcy Court: The United States District Court for the Southern District of Ohio, Western Division, having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code, the unit of such District Court constituted pursuant to section 151 of title 28 of the United States Code.

                  1.1.27 Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, as amended, as applicable to the Chapter 11 Cases, including the Local Rules of the Bankruptcy Court.

                  1.1.28 Bearer Unsecured Debt Securities: Such of the Henry County IRBs, Houston IRBs, and the Mansfield IRBs that are not registered in the name of the holder (whether fully registered or as to principal only), including such of the Henry County IRBs, Houston IRBs, and the Mansfield IRBs as are registered to "bearer."

                  1.1.29 Board of Directors: The Board of Directors of Eagle-Picher, as it may exist from time to time.

                  1.1.30 Business Day: Any day on which commercial banks are required to be open for business in Cincinnati, Ohio.

                  1.1.31 Chapter 11 Cases: The cases of the Debtors commenced by the filing by each of the Debtors of a voluntary petition for relief under chapter 11 of the Bankruptcy Code on the Petition Date and procedurally consolidated as Case No. 1-91-00100.

                  1.1.32 Claim: (a) A "claim," as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors or Debtors in Possession, whether or not asserted, whether or not the facts of or legal bases therefor are known or unknown, and specifically including, without express or implied limitation, any rights under sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, any claim of a derivative nature, any potential or unmatured contract claims, and any other Contingent Claim, and (b) any Environmental Claim or Product Liability Tort Claim, whether or not it constitutes a "claim," as defined in section 101(5) of the Bankruptcy Code.

                  1.1.33 Claims Settlement Guidelines: The settlement guidelines and authority contained in that certain Order Authorizing Debtors to Compromise or Settle Claims and Controversies, entered by the Clerk of the Bankruptcy Court on December 1, 1991, as amended in accordance with section of the Plan.

                  1.1.34 Claims Trading Injunction: An order or orders of the Bankruptcy Court or the District Court permanently and forever staying, restraining, and enjoining any Entity from, directly or indirectly, purchasing, selling, transferring, assigning, conveying, pledging, or otherwise acquiring or disposing of any Asbestos Personal Injury Claim, Lead Personal Injury Claim, or Asbestos Property Damage Claim; provided, however, that the foregoing shall not apply to (i) the transfer of an Asbestos Personal Injury Claim, Lead Personal Injury Claim, or Asbestos Property

Damage Claim to the holder of an Asbestos or Lead Contribution Claim or Asbestos Property Damage Contribution Claim, as the case may be, solely as a result of such holder's satisfaction of such Asbestos Personal Injury Claim, Lead Personal Injury Claim, or Asbestos Property Damage Contribution Claim, as the case may be, or (ii) the transfer of an Asbestos Personal Injury Claim, Lead Personal Injury Claim, or Asbestos Property Damage Claim by will or under the laws of descent and distribution. Any such order or orders will also provide that any action taken in violation thereof will be void ab initio.

                  1.1.35 Confirmation Date: The date on which the Confirmation Order is entered by the Clerk of the Bankruptcy Court.

                  1.1.36 Confirmation Deadline: The date that is one hundred fifty (150) days after the filing of the Plan with the Bankruptcy Court.

                  1.1.37 Confirmation Order: The order or orders of the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code, which will contain, inter alia, the Asbestos and Lead PI Permanent Channeling Injunction and the Claims Trading Injunction.

                  1.1.38 Connecticut Mutual Note Secured Claim: All Claims under that certain (a) Note in the original principal amount of Six Million One Hundred Fourteen Thousand Six Hundred Fifty-Nine and 00/100 Dollars ($6,114,659.00) issued by Hillsdale to Connecticut Mutual Life Insurance Company on or about July 29, 1988, (b) Agreement, dated July 29, 1988, between Hillsdale and Connecticut Mutual Life Insurance Company, and (c) Security Agreement, dated July 29, 1988, between Hillsdale, as grantor, and Connecticut Mutual Life Insurance Company, as lender and secured party, to the extent that such Claims constitute "Secured Claims" under that certain Stipulation and Order for Adequate Protection, which was "so ordered" by the Bankruptcy Court on November 25, 1991.

                  1.1.39 Contingent Claim: Any Claim, the liability for which attaches or is dependent upon the occurrence or happening, or is triggered by, an event, which event has not yet occurred, happened, or been triggered, as of the date on which such Claim is sought to be estimated or an objection to such Claim is filed, whether or not such event is within the actual or presumed contemplation of the holder of such Claim and whether or not a relationship between the holder of such Claim and any of the Debtors now or hereafter exists or previously existed.

                  1.1.40 Convenience Claim: As to each holder of an Unsecured Claim, (a) an Unsecured Claim held by such holder in an Allowed Amount of Five Hundred and 00/100 Dollars ($500.00) or less, or (b) an Unsecured Claim of such holder the Allowed Amount of which has been reduced to Five Hundred and 00/100 Dollars ($500.00) by the election of the holder thereof, as provided on the Ballot.

                  1.1.41 Creditor: Any Entity that holds a Claim against any of the Debtors or Debtors in Possession.

                  1.1.42 Debtors: Collectively, Eagle-Picher, Daisy Parts, Inc., Transicoil Inc., MARCO, EDI, Inc., Eagle-Picher Minerals, Inc., and Hillsdale.

                  1.1.43 Debtors in Possession: The Debtors, each in its respective capacity as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

                  1.1.44 Demand: A demand for payment, present or future, that
(i) was not a Claim during the Chapter 11 Cases; (ii) arises out of the same or similar conduct or events that gave rise to the Claims addressed by the Asbestos and Lead PI Permanent Channeling Injunction; and (iii) pursuant to the Plan, is to be paid by the PI Trust.

                  1.1.45 Designated Real Property Tax Claim: Any Claim for taxes assessed against Parcel No. 27-B-040-0-00-001-0 in Lake County, Ohio.

                  1.1.46 DIP Credit Facility: The postpetition credit facility furnished to the Debtors in Possession by the DIP Lenders, the specific terms of which are set forth in that certain Credit and Agency Agreement, dated May 29, 1991, as extended by that certain First Amendment to Credit Agreement, dated as of February 26, 1992, and as amended and restated by that certain Credit and Agency Agreement, dated November 5, 1992, as amended by that certain First Amendment to Credit Agreement, dated as of August 29, 1994.

                  1.1.47 DIP Credit Facility Claim: Collectively, all Claims of the DIP Lenders arising under the DIP Credit Facility.

                  1.1.48 DIP Lenders: NBD Bank, N.A., for itself and as agent, and Star Bank, N.A., Cincinnati, PNC Bank, Ohio, N.A., f/k/a The Central Trust Company, N.A., and The Bank of Nova Scotia.

                  1.1.49 Disallowed Claim: A Claim that is disallowed in its entirety by a Final Order of the Bankruptcy Court or such other court of competent jurisdiction.

                  1.1.50 Disputed Claim: A Claim that is neither an Allowed Claim nor a Disallowed Claim; provided, however, that no Environmental Claim shall be considered a Disputed Claim for the purposes of the Plan.

                  1.1.51 Disputed Claim Amount: The Estimated Amount of a Disputed Claim, or, if no Estimated Amount exists, the amount set forth in the proof of claim relating to such Disputed Claim as the liquidated amount of such Disputed Claim.

                  1.1.52 Distribution: The payment or distribution under the Plan of property or interests in property to the holders of Allowed Claims (other than Asbestos Personal Injury Claims, Lead Personal Injury Claims, and Asbestos Property Damage Claims) and to the PI Trust and the Asbestos PD Trust.

                  1.1.53 Distribution Amount: The amount of Distribution Value payable to a holder of an Allowed Environmental Claim pursuant to section of the Plan, an Allowed Unsecured Claim in accordance with section , or a Specified Treatment Claim in accordance with section of the Plan on the Initial Distribution Date or the Final Distribution Date, as the case may be.

                  1.1.54 Distribution Value: The sum of the Equity Value plus Available Cash plus the aggregate face amount of the New Debt Securities.

                  1.1.55 District Court: The United States District Court for the Southern District of Ohio, Western Division, having jurisdiction over the Chapter 11 Cases.

                  1.1.56 Divestiture Notes: Those certain Senior Unsecured Notes in the aggregate principal amount of Fifty Million and 00/100 Dollars ($50,000,000.00), bearing interest at a rate determined by McDonald & Company Securities, Inc., after consultation with the financial advisers to the Unsecured Creditors' Committee, on the Effective Date as the rate such Senior Unsecured Notes should bear in order to have a market value of one hundred percent (100%) of their principal amount on the Effective Date, and substantially in the form of Exhibit "1.1.56" to the Plan.

                  1.1.57 Eagle-Picher: Eagle-Picher Industries, Inc., an Ohio corporation.

                  1.1.58 Effective Date: The first Business Day after the date on which all of the conditions precedent to the effectiveness of the Plan specified in Section have been satisfied or waived or, if a stay of the Confirmation Order is in effect on such date, the first Business Day after the expiration, dissolution, or lifting of such stay.

                  1.1.59 Encumbrance: With respect to any asset, any mortgage, lien, pledge, charge, security interest, assignment, or encumbrance of any kind or nature in respect of such asset (including, without express or implied limitation, any conditional sale or other title retention agreement, any security agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

                  1.1.60 Entity: An individual, corporation, partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, or government or any political subdivision thereof, or other person or entity.

                  1.1.61 Environmental Claim: Any Claim as to which the treatment thereof is set forth in (a) the Environmental Settlement Agreement or
(b) an agreement by and between any of the Debtors and any party asserting a Claim against any of the Debtors relating to alleged contamination under the federal or state environmental laws or regulations, pursuant to which agreement all or a portion of such Claim (to the extent and subject to the limitations imposed by such agreement) may be asserted by the holder thereof after the Effective Date, to the extent that such agreement is approved and authorized by a Final Order of the Bankruptcy Court or otherwise in accordance with the Claims Settlement Guidelines.

                  1.1.62 Environmental Settlement Agreement: That certain Settlement Agreement, lodged with the Bankruptcy Court on March 23, 1995, by and between the Debtors and the parties listed on the signatory pages thereof, to the extent that such Settlement Agreement is approved and authorized by the Bankruptcy Court by a Final Order of the Bankruptcy Court.

                  1.1.63 Equity Interest: Any interest in Eagle-Picher represented by shares of Existing Eagle-Picher Common Stock.

                  1.1.64 Equity Security Holders' Committee: The Official Committee of Equity Security Holders consisting of Entities appointed as members in the Chapter 11 Cases in accordance with section 1102(a) of the Bankruptcy Code and their duly appointed successors, if any, as the same may be reconstituted from time to time.

                  1.1.65 Equity Value: The residual value of the equity of Reorganized Eagle-Picher (i.e., after excluding the amount of cash to be distributed under the Plan and debt of the Reorganized Debtors), as determined by McDonald & Company Securities, Inc., after consultation with the financial advisers to the Unsecured Creditors' Committee, as of the date of the commencement of the hearing on confirmation of the Plan, or as otherwise determined in a factual finding contained in the Confirmation Order.

                  1.1.66 Estimated Amount: The estimated dollar value of an Unliquidated Claim, Disputed Claim, or Contingent Claim pursuant to section 502(c) of the Bankruptcy Code.

                  1.1.67 Existing Eagle-Picher Common Stock: Voting common stock of Eagle-Picher, with a par value of $1.25 for each share, authorized pursuant to the Articles of Incorporation as in effect immediately prior to the Effective Date.

                  1.1.68 Final Distribution Date: A date on or after the Initial Distribution Date and after all Disputed Claims (other than Asbestos Personal Injury Claims, Lead Personal Injury Claims, and Asbestos Property Damage Claims) have become either Allowed Claims or Disallowed Claims that is selected by Reorganized Eagle-Picher in its discretion but, in any event, is no later than thirty (30) days thereafter, or such later date as the Bankruptcy Court may establish, upon request by Reorganized Eagle-Picher, for cause shown.

                  1.1.69 Final Order: An order as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors, as the case may be, and their counsel or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired.

                  1.1.70 First Fidelity Group: First Fidelity Leasing Group,
Inc.

                  1.1.71 First Fidelity Lease Secured Claim: All Claims under that certain Master Lease Finance Agreement, dated October 31, 1990, between Eagle-Picher and First Fidelity Group, to the extent that such Claims constituted Secured Claims as of November 1, 1991, less the aggregate amount of payments made by Eagle-Picher to First Fidelity Group pursuant to that certain Stipulation and Order Setting Motions of First Fidelity Group, which was "so ordered" by the Bankruptcy Court and entered by the Bankruptcy Court on March 17, 1992.

                  1.1.72 Fleet Credit Secured Claim: All Claims under certain equipment schedules, dated January 25, 1988, March 24, 1988, May 19, 1988, and May 24, 1988, respectively, between MARCO and Fleet Credit Corporation, to the extent that such Claims constitute Secured Claims under that certain Stipulation and Order Settling Motions of Fleet Credit Corporation, which was "so ordered" by the Bankruptcy Court on July 20, 1992.

                  1.1.73 Future Claimants' Representative: The Legal Representative for Future Claimants appointed pursuant to the order of the Bankruptcy Court dated October 31, 1991.

                  1.1.74 GE Capital Secured Claim: The Secured Claim of General Electric Capital Corporation in the amount of Twenty-Two Thousand Four Hundred Fifty-Four and 89/100 Dollars ($22,454.89), pursuant to that certain Stipulation and Order of Dismissal between Eagle-Picher and General Electric Capital Corporation, which was "so ordered" by the Bankruptcy Court on January 18, 1994.

                  1.1.75 Grove IRB Secured Claim: Claims under that certain (a) Note, dated August 9, 1989, from Eagle-Picher to the Grove Industrial Development Authority of Grove, Oklahoma, in the original principal amount of $450,000.00 and (b) Mortgage, filed on August 9, 1989, in the State of Oklahoma, Delaware County, to the extent that such Claims constitute Secured Claims.

                  1.1.76 Henry County IRBs: The Henry County Development Authority Industrial Development Revenue Bonds (Eagle-Picher Industries, Inc. Project), Series 1981, in the original principal amount of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00).

                  1.1.77 Hillsdale: Hillsdale Tool & Manufacturing Co., a Michigan corporation.

                  1.1.78 Houston IRBs: The Port Development Corporation Industrial Development Revenue Bonds, Series 1980 (Eagle-Picher Industries, Inc., Project), in the original principal amount of Three Million and 00/100 Dollars ($3,000,000.00).

                  1.1.79 IBM Credit Corporation Secured Claim: All Claims of IBM Credit Corporation under that certain Term Lease Master Agreement No. ZHOAO43 between The Ohio Rubber Co., a former division of Eagle-Picher, and IBM Credit Corporation, dated May 16, 1989, and the related Term Lease Supplements thereto, to the extent that such Claims constituted Secured Claims as of November 1, 1991, less the aggregate amount of payments made by Eagle-Picher to IBM Credit Corporation pursuant to that certain Stipulation and Order Settling Motion of IBM Credit Corporation, which was "so ordered" by the Bankruptcy Court on January 15, 1992.

                  1.1.80 Initial Distribution Date: A date on or after the Effective Date that is selected by Reorganized Eagle-Picher in its discretion but, in any event, is within thirty (30) days after the Effective Date, or such later date as the Bankruptcy Court may establish, upon request by Reorganized Eagle-Picher, for cause shown.

                  1.1.81 Injury Claimants' Committee: The Official Committee of Injury Claimants, consisting of Entities appointed as members in the Chapter 11 Cases in accordance with section 1102(a) of the Bankruptcy Code and their duly appointed successors, if any, as the same may be reconstituted from time to time.

                  1.1.82 Inter-Market Note Secured Claim: All Claims under that certain (a) Note Agreement, dated July 7, 1988, between Inter-Market Capital Corporation and Eagle-Picher, (b) 9.8820% Promissory Note issued by Eagle-Picher to New England Mutual Life Insurance Company on or about July 7, 1988, and (c) Security Agreement, dated September 14, 1989, between Hillsdale, as grantor and guarantor, and New England Mutual Life Insurance Company, as lender and secured party, to the extent that such Claims constitute "Secured Claims" under that certain Stipulation and Order Providing Adequate Protection of Interests of New England Mutual Life Insurance Company, which was "so ordered" by the Bankruptcy Court on April 7, 1992, as modified and extended by that certain Stipulation Providing Adequate Protection of Interests of Certain Affiliates of Morgens, Waterfall, Vintiadis & Company, Inc., which was approved by the Bankruptcy Court by an order entered on February 14, 1995.

                  1.1.83 Internal Revenue Code: The Internal Revenue Code of 1986, as amended, and any applicable rulings, regulations (including temporary and proposed regulations) promulgated thereunder, judicial decisions, and notices, announcements, and other releases of the United States Treasury Department or the IRS.

                  1.1.84 IRS: The United States Internal Revenue Service.

                  1.1.85 Kalkaska Claim: Allowed Unsecured Claim in the amount of Two Million and 00/100 Dollars ($2,000,000.00) pursuant to a settlement approved by an order of the Bankruptcy Court entered on or about November 24, 1993.

                  1.1.86 Lead Personal Injury Claim: Any right to payment, claim, remedy, liability, or Demand, now existing or hereafter arising, whether or not such right, claim, remedy, liability, or Demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal bases for such right, claim, remedy, liability, or Demand are known or unknown, for, under any theory of law, equity, admiralty, or otherwise, death, bodily injury, or other personal damages (whether physical, emotional, or otherwise) to the extent caused or allegedly caused, directly or indirectly, by exposure to products that contained lead chemicals that were manufactured, sold, supplied, produced, distributed, or in any way marketed by any of the Debtors prior to the Petition Date, including, without express or implied limitation, any right, claim, remedy, liability, or Demand for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general, and special damages) and including punitive damages and any Asbestos or Lead Contribution Claim.

                  1.1.87 Leesburg Note: That certain note, dated as of October 4, 1977, from William Robert Jacobsen to Sun First National Bank of Leesburg, as Trustee of the J.D. Manly Construction Company Living Trust.

                  1.1.88 Leesburg Secured Claim: All Claims under (a) the Leesburg Note and (b) that certain mortgage, dated October 4, 1977, recorded at O.R. 638, pages 1587 through 1591, inclusive, of the Public Records of Lake County, Florida, as amended by a mortgage amendment, recorded at O.R. 691, page 55, of the Public Records of the Lake County, Florida, which note and mortgage were assumed by Eagle-Picher pursuant to a certain Real Estate Agreement, dated as of May 18, 1979, between Eagle-Picher and William R. Jacobsen.

                  1.1.89 Mansfield IRBs: The Industrial Development Revenue Bonds (Eagle- Picher Industries, Inc. Project) issued by the City of Mansfield, Ohio, in the original principal amount of Two Million and 00/100 Dollars ($2,000,000.00).

                  1.1.90 MARCO: Michigan Automotive Research Corporation, a Michigan corporation.

                  1.1.91 New Debt Securities: Collectively, the Divestiture Notes, the Senior Unsecured Sinking Fund Debentures, and the Tax Refund Notes.

                  1.1.92 New Eagle-Picher Common Stock: Voting common stock, with no par value, of Reorganized Eagle-Picher from and after the Effective Date after giving effect to the Amended and Restated Articles of Incorporation.

                  1.1.93 Northwestern Group: Northwestern National Life Insurance Company, Northern Life Insurance Company, The North Atlantic Life Insurance Company of America, and American Investors Life Insurance Company.

                  1.1.94 Northwestern Group Secured Claims: All Claims under that certain (a) Note Purchase Agreement, dated April 21, 1989, between Eagle-Picher and the Northwestern

Group and (b) Security Agreement, dated April 21, 1989, executed by Eagle-Picher in favor of the Northwestern Group, to the extent that such Claims constituted Secured Claims as of March 12, 1991, less the aggregate amount of payments made by Eagle-Picher to the Northwestern Group or any successor in interest to the Northwestern Group pursuant to that certain Stipulation and Order for Adequate Protection Payments to Northwestern Group, which was entered by the Bankruptcy Court on May 9, 1991.

                  1.1.95 Other Product Liability Tort Claim: Any Product Liability Tort Claim as to which the facts or existence of first become apparent to the holder of such Claim after the Effective Date other than Asbestos Personal Injury Claims and Lead Personal Injury Claims.

                  1.1.96 Other Secured Claim: Any Secured Claim other than the Amplicon Lease Secured Claim, the Connecticut Mutual Note Secured Claim, the Designated Real Property Tax Claim, the Grove IRB Secured Claim, the First Fidelity Lease Secured Claim, the Fleet Credit Secured Claim, the IBM Credit Corporation Secured Claim, the Inter-Market Note Secured Claim, the Leesburg Secured Claim, the Northwestern Group Secured Claim, and the Vale EDBs.

                  1.1.97 Penalty Claim: Any Claim (i) for any fine, penalty, collection fee, or forfeiture, or for multiple, exemplary, or punitive damages to the extent that such fine, penalty, forfeiture, or damages are not compensation for actual pecuniary loss suffered by the holder of such Claim, but not any such Claim to the extent that any of the Debtors has agreed to treat such Claim under the Plan as an Unsecured Claim, or (ii) that, pursuant to an order of the Bankruptcy Court, is subordinated for purposes of distribution to all Allowed Unsecured Claims.

                  1.1.98 Per Share Value: An amount equal to the Equity Value divided by ten million (10,000,000).

                  1.1.99  Petition Date:  January 7, 1991.

                  1.1.100  PI Protected Party:  Any of the following parties:

                        1.1.100.1  the Debtors;

                        1.1.100.2  the Reorganized Debtors;

                        1.1.100.3  an Affiliate;

                        1.1.100.4 any Entity that, pursuant to the Plan or after the Effective Date, becomes a direct or indirect transferee of, or successor to, any assets of any of the Debtors, the Reorganized Debtors, or the PI Trust (but only to the extent that liability is asserted to exist by reason of it becoming such a transferee or successor);

                        1.1.100.5 any Entity that, pursuant to the Plan or after the Effective Date, makes a loan to any of the Reorganized Debtors or the PI Trust or to a successor to, or transferee of, any assets of any of the Debtors, the Reorganized Debtors, or the PI Trust (but only to the extent that liability is asserted to exist by reason of such Entity becoming such a lender or to the extent any pledge of assets made in connection with such a loan is sought to be upset or impaired); or

                        1.1.100.6 any Entity to the extent he, she, or it is alleged to be directly or indirectly liable for the conduct of, Claims against, or Demands on any of the

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      Debtors, the Reorganized Debtors, or the PI Trust on account of Asbestos
      Personal Injury Claims or Lead Personal Injury Claims by reason of one or more of the following:

                              1.1.100.6.1 such Entity's ownership of a financial
            interest in any of the Debtors or the Reorganized Debtors, a past or present affiliate of any of the Debtors or the Reorganized Debtors, or predecessor in interest of any of the Debtors or the Reorganized Debtors;

                              1.1.100.6.2 such Entity's involvement in the
            management of any of the Debtors or the Reorganized Debtors or any predecessor in interest of any of the Debtors or the Reorganized Debtors;

                              1.1.100.6.3 such Entity's service as an officer,
            director, or employee of any of the Debtors, the Reorganized Debtors, or Related Parties;

                              1.1.100.6.4 such Entity's provision of insurance
            to any of the Debtors, the Reorganized Debtors, or Related Parties;
            or

                              1.1.100.6.5 such Entity's involvement in a
            transaction changing the corporate structure, or in a loan or other financial transaction affecting the financial condition, of any of the Debtors, the Reorganized Debtors, or any of the Related Parties.

                  1.1.101 PI Trust: The trust established in accordance with the Asbestos and Lead PI Trust Agreement.

                  1.1.102 PI Trust Share: Two Billion and 00/100 Dollars ($2,000,000,000).

                  1.1.103 Plan: This plan of reorganization, either in its present form or as it may be amended, supplemented, or otherwise modified from time to time, and the exhibits and schedules to the foregoing, as the same may be in effect at the time such reference becomes operative.


                  1.1.104 Priority Claim: Any Claim to the extent such claim is entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Expense, DIP Credit Facility Claim, or Tax Claim.

                  1.1.105 Pro Rata Share: Amount obtained by dividing the Allowed Amount of an Allowed Claim, or, in the case of the Distribution to the PI Trust or the Asbestos PD Trust, the PI Trust Share or the Asbestos PD Trust Share, respectively, by the sum of (a) the PI Trust Share, the Asbestos PD Trust Share, and all Allowed Unsecured Claims (other than Allowed Convenience Claims), and Allowed Environmental Claims, and (b) the Disputed Claim Amount of all Disputed Unsecured Claims (other than Disputed Convenience Claims).

                  1.1.106 Product Liability Tort Claim: Any right to payment, claim, remedy, liability, or Demand, now existing or hereafter arising, whether or not such right, claim, remedy, liability, or Demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal bases for such right, claim, remedy, liability, or Demand are known or unknown, for, under any theory of law, equity, admiralty, or otherwise, death, bodily injury, or other personal damages (whether physical, emotional, or otherwise) to the extent caused or allegedly caused, directly or indirectly, by exposure to any products or byproducts that were manufactured, sold, supplied, produced, released, distributed, or in any way marketed by any of the Debtors prior to the Petition Date, including, without express or implied limitation, any right, claim, remedy, liability, or Demand for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general, and special damages), including punitive damages, and including, without express or implied limitation, any Asbestos Personal Injury Claim or Lead Personal Injury Claim.

                  1.1.107 Record Date: The first Business Day that is five (5) days from and after the Confirmation Date.

                  1.1.108 Registered Unsecured Debt Securities: (a) The 9.5% Sinking Fund Debentures Due March 1, 2017, issued by Eagle-Picher, and (b) such of the Henry County IRBs, Mansfield IRBs, and the Houston IRBs that are not Bearer Unsecured Debt Securities.

                  1.1.109 Related Parties: (a) Any past or present affiliate of any of the Debtors or the Reorganized Debtors, (b) any predecessor in interest of any of the Debtors or the Reorganized Debtors, or (c) any Entity that owned a financial interest in any of the Debtors or the Reorganized Debtors, any past or present affiliate of any of the Debtors or the Reorganized Debtors, or any predecessor in interest of any of the Debtors or the Reorganized Debtors.

                  1.1.110 Reorganized Debtors: The Debtors, or any successors in interest thereto, from and after the Effective Date.

                  1.1.111 Reorganized Eagle-Picher: Eagle-Picher, or any successor in interest thereto, from and after the Effective Date.

                  1.1.112 Retention Period: Five (5) years from and after the Effective Date, or such shorter period as the Bankruptcy Court may set.

                  1.1.113 Schedules: The schedules of assets and liabilities and the statements of financial affairs filed by the Debtors in Possession with the Bankruptcy Court, as required by section 521 of the Bankruptcy Code and the Official Bankruptcy Forms of the Bankruptcy Rules, as such schedules and statements may be amended by the Debtors in Possession from time to time in accordance with Bankruptcy Rule 1009.

                  1.1.114 Senior Unsecured Sinking Fund Debentures: Those certain Senior Unsecured Sinking Fund Debentures in the aggregate principal amount of Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00), bearing interest at a rate determined by McDonald & Company Securities, Inc. on the Effective Date as the rate such Senior Unsecured Sinking Fund Debentures should bear in order to have a market value of one hundred percent (100%) of their principal amount on the Effective Date, and substantially in the form set forth in Exhibit "1.1.114" to the Plan.

                  1.1.115 Secured Claim: Any Claim against any of the Debtors to the extent of the value of any interest in property of the estate of such Debtor securing such Claim, except for the DIP Credit Facility Claim.

                  1.1.116 Specified Treatment Claims: The Kalkaska Claim, the TLG Associates Claim, and any other Unsecured Claim that is (a) Allowed in connection with a settlement with one or more of the Debtors and (b) for which a minimum and maximum distribution under the Plan are specified.

                  1.1.117 Supplemental Severance Program: The Supplemental Severance Program approved by the Bankruptcy Court pursuant to its "Order on Motion Re Key Employee Retention, Etc.," entered on May 13, 1991.

                  1.1.118 Tax Claim: A Claim against any of the Debtors that is of a kind specified in section 507(a)(8) of the Bankruptcy Code.

                  1.1.119 Tax Refund Notes: Those certain Senior Unsecured Notes in an aggregate principal amount equal to the federal income tax refund estimated by Eagle-Picher to be due and owing to the Debtors as of the Effective Date, bearing interest at a rate determined by McDonald & Company Securities, Inc. on the Effective Date as the rate such Senior Unsecured Notes should bear in order to have a market value of one hundred percent (100%) of their principal amount on the Effective Date, and in substantially the form of Exhibit "1.1.119" to the Plan.

                  1.1.120 TLG Associates Claim: Allowed Unsecured Claim in the amount of Two Hundred Fifteen Thousand Eight Hundred Thirty-Five and 00/100 ($215,835.00) pursuant to a settlement approved by an order of the Bankruptcy Court dated December 29, 1995.

                  1.1.121 Trustees: Collectively, the persons serving as trustees of the PI Trust, pursuant to the terms of the Asbestos and Lead PI Trust Agreement.

                  1.1.122 Unliquidated Claim: Any Claim, the amount of liability for which has not been fixed, whether pursuant to agreement, applicable law, or otherwise, as of the date on which such Claim is sought to be estimated.

                  1.1.123 Unsecured Claim: Any Claim that is not an Administrative Expense, Tax Claim, Priority Claim, Asbestos Personal Injury Claim, Asbestos Property Damage Claim, Lead Personal Injury Claim, Environmental Claim, Other Product Liability Tort Claim, Designated Real Property Tax Claim, Affiliate Claims and Interests, Penalty Claim, or Secured Claim.

                  1.1.124 Unsecured Creditors' Committee: The Official Unsecured Creditors' Committee, consisting of Entities appointed as members in the Chapter 11 Cases in accordance with section 1102(a) of the Bankruptcy Code and their duly appointed successors, if any, as the same may be reconstituted from time to time.

                  1.1.125 Unsecured Debt Securities: Collectively, the Bearer Unsecured Debt Securities and the Registered Unsecured Debt Securities.

                  1.1.126 Unsecured Debt Securities Indenture: The respective indenture and any other agreements, documents, and instruments governing an issue of Unsecured Debt Securities, as amended, supplemented, or modified as of the date hereof.

                  1.1.127 Unsecured Debt Securities Trustee: The respective trustee acting pursuant to an Unsecured Debt Securities Indenture.

                  1.1.128 Vale EDBs: Those certain Ten Million and 00/100 Dollars ($10,000,000.00) in original principal amount of Economic Development Bonds, Series XCVI, issued by the State of Oregon Economic Development Commission to finance the construction in the Harney and Malheur Counties of Oregon of certain facilities of Eagle-Picher Minerals, Inc.

                  1.1.129 Vale EDBs Claims: Claims with respect to the Vale
EDBs.

                  1.1.130 Voting Procedures Order: An order of the Bankruptcy Court approving procedures relating to the solicitation and tabulation of votes with respect to the Plan.

            1.2 OTHER TERMS. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, the feminine, and the neuter. The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. An initially capitalized term used herein that is not defined herein shall have the meaning ascribed to such term, if any, in the Bankruptcy Code, unless the context shall otherwise require.

            1.3 EXHIBITS. All Exhibits to the Plan shall be contained in a separate Exhibit Volume, which shall be filed with the Clerk of the Bankruptcy Court not less than twenty (20) days prior to the commencement of the hearing on confirmation of the Plan. Such Exhibits may be inspected in the office of the Clerk of the Bankruptcy Court during normal hours of operation of the Bankruptcy Court. Holders of Claims and Equity Interests may obtain a copy of such Exhibit Volume, once filed, from Eagle-Picher by a written request sent to the following address:

                              Eagle-Picher Industries, Inc.
                              P.O. Box 1847
                              Cincinnati, OH 45202

                                    ARTICLE 2

                            PROVISIONS FOR PAYMENT OF
                     ADMINISTRATIVE EXPENSES AND TAX CLAIMS

            2.1 PAYMENT OF ALLOWED ADMINISTRATIVE EXPENSES. The Allowed Amount of each Allowed Administrative Expense shall be paid in full, in cash, on the Effective Date; provided, however, that (i) Administrative Expenses representing
(a) liabilities incurred in the ordinary course of business by any of the Debtors in Possession or (b) liabilities arising under loans or advances to the Debtors in Possession, whether or not incurred in the ordinary course of business, shall be assumed and paid by the respective Reorganized Debtors in accordance with the terms and conditions of the particular transactions and any agreements relating thereto, (ii) the Bankruptcy Court shall fix in the Confirmation Order a date for the filing of and a date to hear and determine all applications for final allowances of compensation or reimbursement of expenses under section 330 of the Bankruptcy Code, and (iii) if an Administrative Expense, other than a trade payable incurred in the ordinary course of business by any of the Debtors in Possession and other than a DIP Credit Facility Claim, is a Contingent Claim or Unliquidated Claim as of the Effective Date, the Debtors may request the Bankruptcy Court to estimate such Administrative Expense pursuant to section 502(c) of the Bankruptcy Code, in which case the Allowed Amount of such Administrative Expense shall be paid in full, in cash, on the date that an order estimating such Administrative Expense becomes a Final Order.

            2.2 COMPENSATION AND REIMBURSEMENT. The Allowed Amount of all Administrative Expenses arising under section 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall be paid in full, in cash, (a) upon the later of (i) the Effective Date and (ii) the date upon which the order with respect to the allowance or disallowance of any such Administrative Expense becomes a Final Order, or (b) upon such other terms as may be mutually agreed upon between each Administrative Expense Creditor and the Reorganized Debtors.

            2.3 DIP CREDIT FACILITY CLAIM. On the Effective Date, the DIP Credit Facility Claim shall be paid, in full, in cash. Unless otherwise agreed by the DIP Lenders, to the extent that any letters of credit issued pursuant to the DIP Credit Facility remain outstanding on the Effective Date, the Debtors will pay to the Agent Bank, for the ratable benefit of the DIP Lenders, cash in an amount equal to the face amount of such letters of credit, which shall be held by the Agent Bank for the repayment of all amounts due in respect of such letters of credit.

            2.4 TAX CLAIMS. Each holder of an Allowed Tax Claim shall be paid the Allowed Amount of its Allowed Tax Claim, at the option of the Reorganized Debtors, either (a) in full, in cash, on the Effective Date or (b) upon such other terms as may be mutually agreed upon between each holder of a Tax Claim and the Reorganized Debtors.

                                    ARTICLE 3

                     CLASSIFICATION AND TREATMENT OF CLAIMS
                              AND EQUITY INTERESTS

            3.1 SUMMARY. Claims and Equity Interests are classified for all purposes, including, without express or implied limitation, voting, confirmation, and distribution pursuant to the Plan, as follows:

CLASS                                     STATUS

Class 1:    Priority Claims               Unimpaired - not entitled to vote.

Class 2:    Amplicon Lease Secured        Unimpaired - not entitled to vote.
            Claim

Class 3:    Connecticut Mutual Note       Impaired - entitled to vote
            Secured Claim

Class 4:    Designated Real Property      Impaired - entitled to vote.
            Tax Claims

Class 5:    First Fidelity Lease          Unimpaired - not entitled to vote.
            Secured Claim

Class 6:    Fleet Credit Secured Claim    Unimpaired - not entitled to vote.

Class 7:    GE Capital Secured Claim      Unimpaired - not entitled to vote.

Class 8:    Grove IRB Secured Claim       Unimpaired - not entitled to vote.

Class 9:    IBM Credit Corporation        Unimpaired - not entitled to vote.
            Secured Claim

Class 10:   Inter-Market Note             Impaired - entitled to vote.
            Secured Claim

Class 11:   Leesburg Secured Claim        Unimpaired - not entitled to vote.

Class 12:   Northwestern Group Secured    Impaired - entitled to vote.
            Claims

Class 13:   Vale EDBs Claims              Unimpaired - not entitled to vote.

Class 14:   Other Secured Claims          Unimpaired - not entitled to vote.

Class 15:   Convenience Claims            Unimpaired - not entitled to vote.

Class 16:   Asbestos Property Damage      Impaired - entitled to vote.
            Claims

Class 17:   Asbestos Personal Injury      Impaired - entitled to vote.
            Claims and Lead Personal
            Injury Claims

Class 18:   Other Product Liability       Impaired - entitled to vote.
            Tort Claims

Class 19:   Environmental Claims          Impaired - entitled to vote.

Class 20:   Unsecured Claims              Impaired - entitled to vote.
            other than Convenience
            Claims and Specified
            Treatment Claims

Class 21:   Specified Treatment Claims    Impaired - entitled to vote.

Class 22:   Affiliate Claims and          Unimpaired - not entitled to vote.
            Interests

Class 23:   Penalty Claims                Impaired - deemed to reject the Plan.

Class 24:   Equity Interests              Impaired - deemed to reject the Plan.

            3.2   CLASSIFICATION AND TREATMENT.

                  3.2.1       CLASS 1.  PRIORITY CLAIMS.

                        1. Classification: Class 1 consists of all Allowed Priority Claims.

                        2. Treatment: Each holder of an Allowed Priority Claim shall be paid the Allowed Amount of its Allowed Priority Claim, in full, in cash, on the Effective Date.

                        3. Status: Class 1 is not impaired. The holders of the Claims in Class 1 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

                  3.2.2       CLASS 2.  AMPLICON LEASE SECURED CLAIM.

                        1. Classification: Class 2 consists of the Amplicon Lease Secured Claim.

                        2. Treatment: At the option of the Debtors and in accordance with section 1124 of the Bankruptcy Code, the Amplicon Lease Secured Claim shall be treated in one of the following ways:

                              a. The legal, equitable and contractual rights to
            which the Amplicon Lease Secured Claim entitles the holder thereof shall be unaltered.

                                       or

                              b. Notwithstanding any contractual provision or
            applicable law that entitles the holder of the Amplicon Lease Secured Claim to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default under the agreements governing or instruments evidencing the Amplicon Lease Secured Claim, the Amplicon Lease Secured Claim shall be reinstated, and the Debtors shall (i) cure all defaults that occurred before or from and after the Petition Date (other than defaults of a kind specified in section 365(b)(2) of the Bankruptcy
            Code), (ii) reinstate the maturity of the Amplicon Lease Secured Claim as such maturity existed prior to the occurrence of such default, (iii) compensate the holder of such Claim for any damages incurred as a consequence of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) not otherwise alter the legal, equitable, or contractual rights to which the holder of the Amplicon Lease Secured Claim is entitled.

                                       or

                              c. On the Effective Date, the holder of the
            Amplicon Lease Secured Claim shall be paid the Allowed Amount of the Amplicon Lease Secured Claim, in full, in cash.

                        3. Status: Class 2 is not impaired. The holder of the Claim in Class 2 is deemed to accept the Plan and, accordingly, is not entitled to vote to accept or reject the Plan.

                  3.2.3       CLASS 3.  CONNECTICUT MUTUAL NOTE SECURED CLAIM.

                        1. Classification: Class 3 consists of the Connecticut Mutual Note Secured Claim.

                        2. Treatment: The holder of the Connecticut Mutual Note Secured Claim will retain the liens securing the Connecticut Mutual Note Secured Claim and, on the Effective Date, will receive a note, substantially in the form of Exhibit "1.1.38" to the Plan, which shall (i) have a maturity date of June 1, 2001, (ii) bear interest at the rate of 10.0% per annum, (iii) have a principal amount equal to the amount of the Connecticut Mutual Note Secured Claim, and
(iv) provide for equal monthly payments of principal and interest in an amount sufficient to fully amortize the principal amount of such note over the term of such note.

                        3. Status: Class 3 is impaired. To the extent and in the manner provided in the Voting Procedures Order, the holder of the Claim in Class 3 is entitled to vote to accept or reject the Plan.

                  3.2.4       CLASS 4.  DESIGNATED REAL PROPERTY TAX CLAIM.

                        1. Classification: Class 4 consists of the Designated Real Property Tax Claim.

                        2. Treatment: On the Effective Date, the property securing the Designated Real Property Tax Claim shall be transferred to the holder of the Designated Real Property Tax Claim in full and complete satisfaction of the Designated Real Property Tax Claim. Notwithstanding the foregoing, if the property securing the Designated Real Property Tax Claim is sold prior to the Effective Date, the Designated Real Property Tax Claim shall be paid in full, in cash, on the date on which such sale is consummated.

                        3. Status: Class 4 is impaired. To the extent and in the manner provided in the Voting Procedures Order, the holder of the Claim in Class 4 is entitled to vote to accept or reject the Plan.

                  3.2.5       CLASS 5.  FIRST FIDELITY LEASE SECURED CLAIM.

                        1. Classification: Class 5 consists of the First Fidelity Lease Secured Claim.

                        2. Treatment: On the Effective Date, the holder of the First Fidelity Lease Secured Claim shall be paid the Allowed Amount of the First Fidelity Lease Secured Claim, in full, in cash.

                        3. Status: Class 5 is unimpaired. The holder of the Claim in Class 5 is deemed to accept the Plan and, accordingly, is not entitled to vote to accept or reject the Plan.

                  3.2.6       CLASS 6.  FLEET CREDIT SECURED CLAIM.

                        1. Classification: Class 6 consists of the Fleet Credit Secured Claim.

                        2. Treatment: On the Effective Date, the holder of the Fleet Credit Secured Claim shall be paid the Allowed Amount of the Fleet Credit Secured Claim, in full, in cash.

                        3. Status: Class 6 is unimpaired. The holder of the Claim in Class 6 is deemed to accept the Plan and, accordingly, is not entitled to vote to accept or reject the Plan.

                  3.2.7       CLASS 7.  GE CAPITAL SECURED CLAIM.

                        1. Classification: Class 7 consists of the GE Capital Secured Claim.

                        2. Treatment: On the Effective Date, the holder of the GE Capital Secured Claim shall be paid the Allowed Amount of the GE Capital Secured Claim, in full, in cash.

                        3. Status: Class 7 is not impaired. The holder of the Claim in Class 7 is deemed to accept the Plan and, accordingly, is not entitled to vote to accept or reject the Plan.

                  3.2.8       CLASS 8.  GROVE IRB SECURED CLAIM.

                        1. Classification: Class 8 consists of the Grove IRB Secured Claim.

                        2. Treatment: On the Effective Date, the holder of the Grove IRB Secured Claim shall be paid the Allowed Amount of the Grove IRB Secured Claim, in full, in cash.

                        3. Status: Class 8 is not impaired. The holder of the Claim in Class 8 is deemed to accept the Plan and, accordingly, is not entitled to vote to accept or reject the Plan.

                  3.2.9       CLASS 9.  IBM CREDIT CORPORATION SECURED CLAIM.

                        1. Classification: Class 9 consists of the IBM Credit Corporation Secured Claim.

                        2. Treatment: On the Effective Date, the holder of the IBM Credit Corporation Secured Claim shall be paid the Allowed Amount of the IBM Credit Corporation Secured Claim, in full, in cash.

                        3. Status: Class 9 is not impaired. The holder of the Claim in Class 9 is deemed to accept the Plan, and, accordingly, is not entitled to vote to accept or reject the Plan.

                  3.2.10      CLASS 10.  INTER-MARKET NOTE SECURED CLAIM.

                        1. Classification: Class 10 consists of the Inter-Market Note Secured Claim.

                        2. Treatment: The holder of the Inter-Market Note Secured Claim will retain the liens securing the Inter-Market Note Secured Claim and, on the Effective Date, will receive a note, substantially in the form of Exhibit "1.1.82" to the Plan, which shall (i) have a maturity date of June 1, 2001, (ii) bear interest at the rate of 10.0% per annum, (iii) have a principal amount equal to the amount of the Inter-Market Note Secured Claim, and (iv) provide for equal monthly payments of principal and interest in an amount sufficient to fully amortize the principal amount of such note over the term of such note.

                        3. Status: Class 10 is impaired. To the extent and in the manner provided in the Voting Procedures Order, the holder of the Claim in Class 10 is entitled to vote to accept or reject the Plan.

                  3.2.11      CLASS 11.  LEESBURG SECURED CLAIM.

                        1. Classification: Class 11 consists of the Leesburg Secured Claim.

                        2. Treatment: On the Effective Date, the holder of the Leesburg Secured Claim shall be paid the Allowed Amount of the Leesburg Secured Claim, in full, in cash.

                        3. Status: Class 11 is not impaired. The holder of the Claim in Class 11 is deemed to accept the Plan and, accordingly, is not entitled to vote to accept or reject the Plan.

                  3.2.12      CLASS 12.  NORTHWESTERN GROUP SECURED CLAIMS.

                        1. Classification: Class 12 consists of the Northwestern Group Secured Claims.

                        2. Treatment: The holders of the Northwestern Group Secured Claims will retain the liens securing the Northwestern Group Secured Claims and, on the Effective Date, will each receive a note, substantially in the form of Exhibit "1.1.94" to the Plan, which shall (i) have a maturity date of May 1, 2001, (ii) bear interest at the rate of 10.0% per annum, (iii) have a principal amount equal to the amount of such holder's share of the Northwestern Group Secured Claims, and (iv) provide for equal monthly payments of principal and interest in an amount sufficient to fully amortize the principal amount of such note over the term of such note.

                        3. Status: Class 12 is impaired. To the extent and in the manner provided in the Voting Procedures Order, the holders of the Claims in Class 12 are entitled to vote to accept or reject the Plan.

                  3.2.13      CLASS 13.  VALE EDBS CLAIMS.

                        1. Classification: Class 13 consists of the Vale EDBs Claims.

                        2. Treatment: Notwithstanding any contractual provision or applicable law that entitles the holders of the Vale EDBs Claims to demand or receive payment of such Claims prior to the stated maturity of such Claims from and after the occurrence of a default under the agreements or instruments evidencing the Vale EDBs Claims, the Vale EDBs shall be reinstated, and the Debtors shall (i) cure all defaults that occurred before or from and after the Petition Date (other than defaults of a kind specified in section 365(b)(2) of the Bankruptcy Code), (ii) reinstate the maturity of the Vale EDBs as such maturity existed prior to the occurrence of such default, (iii) compensate the holders of the Vale EDBs Claims for any damages incurred as a consequence of any reasonable reliance by such holders on such contractual provision or such applicable law, and (iv) not otherwise alter the legal, equitable, or contractual rights to which the holders of the Vale EDBs Claims are entitled. Entry of the Confirmation Order shall constitute a finding that no amounts are payable and owing under subsections (i) and (iii) hereof.

                        3. Status: Class 13 is not impaired. The holders of the Claims in Class 13 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

                  3.2.14      CLASS 14.  OTHER SECURED CLAIMS.

                        1. Classification: Class 14 consists of all Allowed Other Secured Claims. Although placed in one class for purposes of convenience, each Allowed Other Secured Claim shall be treated as though in a separate class for all purposes under the Plan.

                        2. Treatment: At the option of the Debtors and in accordance with section 1124 of the Bankruptcy Code, each Allowed Other Secured Claim shall be treated in one of the following ways:

                              a. The legal, equitable and contractual rights to
            which such Allowed Other Secured Claim entitles the holder of such Claim shall be unaltered.

                                       or

                              b. Notwithstanding any contractual provision or
            applicable law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default under the agreements governing or instruments evidencing such Claim, such Claim shall be reinstated, and the Debtors shall (i) cure all defaults that occurred before or from and after the Petition Date (other than defaults of a kind specified in section 365(b)(2) of the Bankruptcy Code), (ii) reinstate the maturity of such Claim as such maturity existed prior to the occurrence of such default, (iii) compensate the holder of such Claim for any damages incurred as a consequence of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) not otherwise alter the legal, equitable, or contractual rights to which the holder of such Claim is entitled.

                                       or

                              c. On the later of the Effective Date or the date
            on which an Other Secured Claim becomes Allowed, the holder of such Allowed Other Secured Claim shall be paid the Allowed Amount of such Claim, in full, in cash. Interest accruing on any Allowed Other Secured Claim after the Petition Date shall be accrued at the rate of eight percent (8%) per annum.

                        3. Status: Class 14 is not impaired. The holders of the Claims in Class 14 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

                  3.2.15      CLASS 15.  CONVENIENCE CLAIMS.

                        1. Classification: Class 15 consists of all Allowed Convenience Claims.

                        2. Treatment: Each holder of an Allowed Convenience Claim shall be paid the Allowed Amount of its Allowed Convenience Claim, in full, in cash on the Effective Date.

                        3. Election: Any holder of an Unsecured Claim that desires treatment of such Claim as a Convenience Claim shall make such election on the Ballot to be provided to holders of Unsecured Claims and return such Ballot to the address specified therein on or before the Ballot Date. Any election made after the Ballot Date shall not be binding on the Debtors unless the Ballot Date is expressly waived in writing by the Debtors with respect to any such Claim.

                        4. Status: Class 15 is not impaired. The holders of the Claims in Class 15 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

                  3.2.16      CLASS 16.  ASBESTOS PROPERTY DAMAGE CLAIMS.

                        1. Classification: Class 16 consists of all Asbestos Property Damage Claims.

                        2. Treatment: All Asbestos Property Damage Claims shall be determined and paid pursuant to the terms, provisions, and procedures of the Asbestos PD Trust and the Asbestos PD Trust Agreement and the claims resolution procedures adopted pursuant thereto and referred to in subsection 4. of this section . The Asbestos PD Trust will be funded in accordance with the provisions of section of the Plan. The sole recourse of the holder of an Asbestos Property Damage Claim shall be the Asbestos PD Trust, and such holder shall have no right whatsoever at any time to assert its Asbestos Property Damage Claim against the Reorganized Debtors. Without limiting the foregoing, on the Effective Date, all entities shall be permanently and forever stayed, restrained, and enjoined from taking any of the following actions for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any Asbestos Property Damage Claims (other than actions brought to enforce any right or obligation under the Plan, any Exhibits to the Plan, or any other agreement or instrument between any of the Debtors or the Reorganized Debtors and the Asbestos PD Trust, which actions shall be in conformity and compliance with the provisions hereof):

                        a. commencing, conducting, or continuing in any manner,
            directly or indirectly, any suit, action, or other proceeding (including, without express or implied limitation, a judicial, arbitral, administrative, or other proceeding) in any forum against or affecting any of the Reorganized Debtors or any property or interests in property of any of the Reorganized Debtors;

                        b. enforcing, levying, attaching (including, without
            express or implied limitation, any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any of the Reorganized Debtors or any property or interests in property of any of the Reorganized Debtors;

                        c. creating, perfecting, or otherwise enforcing in any
            manner, directly or indirectly, any Encumbrance against any of the Reorganized Debtors or any property or interests in property of any of the Reorganized Debtors;

                        d. setting off, seeking reimbursement of, contribution
            from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any of the Reorganized Debtors or any property or interests in property of any of the Reorganized Debtors; and

                        e. proceeding in any manner in any place with regard to
            any matter that is subject to resolution pursuant to the Asbestos PD Trust, except in conformity and compliance therewith.

                        3. Selection of Trustees for Asbestos PD Trust: If Class 16 votes to accept the Plan, then the trustees for the Asbestos PD Trust will be selected by the representatives of each group for which a class proof of claim asserting Asbestos Property Damage Claims was timely filed in the Chapter 11 Cases. If Class 16 votes to reject the Plan, Eagle-Picher will select one or more trustees for the Asbestos PD Trust, by notice filed with the Bankruptcy Court on or before ten (10) days prior to the Confirmation Hearing. Eagle-Picher reserves the right to select Reorganized Eagle-Picher as the sole trustee of the Asbestos PD Trust if Class 16 votes to reject the Plan.

                        4. Claims Resolution Procedures: If Class 16 votes to accept the Plan, then the trustees for the Asbestos PD Trust will establish procedures for the allowance and payment of Asbestos Property Damage Claims. If Class 16 votes to reject the Plan, then the claims resolution procedures attached to the Plan as Exhibit "1.1.6.5" will govern and control in all respects the allowance and payment of Asbestos Property Damage Claims.

                        5. Status: Class 16 is impaired. To the extent and in the manner provided in the Voting Procedures Order, the holders of the Claims in Class 16 are entitled to vote to accept or reject the Plan.

                  3.2.17 CLASS 17. ASBESTOS PERSONAL INJURY CLAIMS AND LEAD PERSONAL INJURY CLAIMS.

                        1. Classification: Class 17 consists of all Asbestos Personal Injury Claims and Lead Personal Injury Claims.

                        2. Treatment: All Asbestos Personal Injury Claims and Lead Personal Injury Claims shall be determined and paid pursuant to the terms, provisions, and procedures of the PI Trust and the Asbestos and Lead PI Trust Agreement. The PI Trust will be funded in accordance with the provisions of section of the Plan. The sole recourse of the holder of an Asbestos Personal Injury Claim or Lead Personal Injury Claim shall be the PI Trust, and such holder shall have no right whatsoever at any time to assert its Asbestos Personal Injury Claim or Lead Personal Injury Claim, as the case may be, against any PI Protected Party. Without limiting the foregoing, on the Effective Date, all Entities shall be permanently and forever stayed, restrained, and enjoined from taking any of the following actions for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any Asbestos Personal Injury Claims or Lead Personal Injury Claims (other than actions brought to enforce any right or obligation under the Plan, any Exhibits to the Plan or any other agreement or instrument between any of the Debtors, or the Reorganized Debtors and the PI Trust, which actions shall be in conformity and compliance with the provisions hereof):

                        a. commencing, conducting, or continuing in any manner,
            directly or indirectly, any suit, action, or other proceeding (including, without express or implied limitation, a judicial, arbitral, administrative, or other proceeding) in any forum against or affecting any PI Protected Party or any property or interests in property of any PI Protected Party;

                        b. enforcing, levying, attaching (including, without
            express or implied limitation, any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any PI Protected Party or any property or interests in property of any PI Protected Party;

                        c. creating, perfecting, or otherwise enforcing in any
            manner, directly or indirectly, any Encumbrance against any PI Protected Party or any property or interests in property of any PI Protected Party;

                        d. setting off, seeking reimbursement of, contribution
            from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any PI Protected Party or any property or interests in property of any PI Protected Party; and

                        e. proceeding in any manner in any place with regard to
            any matter that is subject to resolution pursuant to the PI Trust, except in conformity and compliance therewith.

Nothing contained herein shall constitute or be deemed a waiver of any claim, right, or cause of action that the Debtors, the Reorganized Debtors, or the PI Trust may have against any Entity in connection with or arising out of an Asbestos Personal Injury Claim or Lead Personal Injury Claim.

                        3. Discounted Payment Election: The Ballot to be distributed to holders of Asbestos Personal Injury Claims will permit such holders to elect to have their Asbestos Personal Injury Claims processed and paid pursuant to the discounted payment procedure set forth in the Asbestos and Lead PI Trust Agreement and the claims resolution procedures adopted pursuant thereto.

                        4. Status: Class 17 is impaired. To the extent and in the manner provided in the Voting Procedures Order, the holders of the Claims in Class 17 are entitled to vote to accept or reject the Plan.

                  3.2.18      CLASS 18.  OTHER PRODUCT LIABILITY TORT CLAIMS.

                        1. Classification: Class 18 consists of all Other Product Liability Tort Claims.

                        2. Treatment: Each holder of an Allowed Other Product Liability Tort Claim shall receive consideration having a value, determined by Reorganized Eagle-Picher in good faith, equal to the value that would have been distributed to such holder if such Allowed Other Product Liability Tort Claim had been an Allowed Unsecured Claim on the Final Distribution Date; provided, however, that, in determining the Pro Rata Share that would have been payable if such Allowed Other Product Liability Tort Claim had been an Allowed Unsecured Claim, no adjustments shall be made to the denominator of the equation specified in section ; provided further, that, if any Other Product Liability Tort Claim becomes known prior to the Final Distribution Date, the Other Product Liability Tort Claim shall be treated as an Unsecured Claim for all purposes. The treatment provided herein is not, and shall not be deemed to constitute, a waiver of any of the Debtors' applicable non-bankruptcy defenses, including statute of limitations.

                        3. Status: Class 18 is impaired. To the extent and in the manner provided in the Voting Procedures Order, the holders of the Claims in Class 18 are entitled to vote to accept or reject the Plan.

                  3.2.19      CLASS 19.  ENVIRONMENTAL CLAIMS.

                        1. Classification: Class 19 consists of all
Environmental Claims.

                        2. Treatment: Each holder of an Environmental Claim shall be entitled to treatment of its Environmental Claim and receive such consideration as is provided in the settlement agreement applicable to such Environmental Claim. Without limiting the provisions of such settlement agreement, each holder of an Environmental Claim, to the extent any portion of such Environmental Claim becomes Allowed prior to any Distribution, shall receive on the Initial Distribution Date and the Final Distribution Date its Pro Rata Share of the Distribution Value less the aggregate value of consideration (computed as provided herein) previously distributed on account of such Allowed portion of the Environmental Claim in any Distribution made prior thereto. The sole recourse of the holders of Environmental Claims against the Debtors, the Reorganized Debtors, or any property or interests in property of the Debtors or the Reorganized Debtors shall be in accordance with the rights of such holders set forth in such settlement agreement. Nothing contained herein or in any settlement agreement relating to an Environmental Claim shall constitute or be deemed a waiver of any claim, right, or cause of action that the Debtors or the Reorganized Debtors may have against any Entity that is not a party to such settlement agreement. As to any portion of an Environmental Claim that becomes Allowed prior to the Initial Distribution Date or the Final Distribution Date, the holder of such Environmental Claim shall receive its Distribution Amount in consideration consisting of Available Cash in an amount equal to one-half (1/2) of the Distribution Amount and Divestiture Notes having an aggregate principal amount equal to one-half (1/2) of the Distribution Amount.

                  3. Status: Class 19 is impaired. The holders of the Claims in Class 19 are entitled to vote to accept or reject the Plan.

                  3.2.20 CLASS 20. UNSECURED CLAIMS OTHER THAN CONVENIENCE CLAIMS AND THE SPECIFIED TREATMENT CLAIMS.

                        1. Classification: Class 20 consists of Unsecured Claims other than Convenience Claims and Specified Treatment Claims.

                        2. Treatment: Each holder of an Allowed Unsecured Claim in Class 20 shall receive on the Initial Distribution Date and the Final Distribution Date its Pro Rata Share of the Distribution Value less the aggregate value of consideration (computed as provided herein) previously distributed on account of such Allowed Unsecured Claim in any Distribution made prior thereto. On the Initial Distribution Date and the Final Distribution Date, each such holder's Distribution Amount shall be paid in consideration consisting of Available Cash in an amount equal to one-half (1/2) of the Distribution Amount and Divestiture Notes having an aggregate principal amount equal to one-half (1/2) of the Distribution Amount.

                        3. Cancellation of Unsecured Debt Securities: As of the Effective Date, all notes, agreements, and securities evidencing Unsecured Claims and the rights of the holders thereof thereunder, including, without express or implied limitation, the Unsecured Debt Securities and each Unsecured Debt Securities Indenture, shall be cancelled and deemed null and void and of no further force and effect, and the holders thereof shall have no rights, and such instruments shall evidence no rights, except the right to receive the Distributions provided herein. Notwithstanding the foregoing, such cancellation shall not impair the rights and duties under each Unsecured Debt Securities Indenture as between the Unsecured Debt Securities Trustee and the beneficiaries of the trust created thereby.

                        4. Surrender of Bearer Unsecured Debt Securities:
Distributions with respect to the Bearer Unsecured Debt Securities shall be made to the Unsecured Debt Securities Trustee for payment to the individual holders of Bearer Unsecured Debt Securities. No holder of Bearer Unsecured Debt Securities shall be entitled to any Distribution unless and until such holder shall have first surrendered or caused to be surrendered to the Unsecured Debt Securities Trustee the original Bearer Unsecured Debt Securities held by it or, in the event that such Unsecured Debt Securities have been lost, destroyed, stolen, or mutilated, executed and delivered an affidavit of loss and indemnity with respect thereto in the form customarily utilized for such purposes that is reasonably satisfactory to the Debtors and the Unsecured Debt Securities Trustee and, in the event either the Debtors or the Unsecured Debt Securities Trustee requests, furnished a bond in form and substance (including, without express or implied limitation, amount) reasonably satisfactory to the Debtors or the Unsecured Debt

Securities Trustee, as the case may be. Promptly upon the surrender of any Bearer Unsecured Debt Securities, the Unsecured Debt Securities Trustee shall cancel such securities and deliver such cancelled securities to the Reorganized Debtors or otherwise dispose of such securities in such manner as the Reorganized Debtors may request. In accordance with section 1143 of the Bankruptcy Code, any holder of Bearer Unsecured Debt Securities that fails to surrender its Bearer Unsecured Debt Securities or deliver an affidavit of loss and indemnity as provided herein within the Retention Period shall be deemed to have forfeited all rights and claims against the Debtors and the Reorganized Debtors and shall not participate in any Distribution on account of the Bearer Unsecured Debt Securities. As soon as practicable after the receipt of the foregoing from the holder of Bearer Unsecured Debt Securities, the Unsecured Debt Securities Trustee shall make the Distribution provided hereunder. Thereafter, the Unsecured Debt Securities Trustee shall maintain a register of the holders of Bearer Unsecured Debt Securities that have complied with the foregoing provisions of this paragraph and the amount of Bearer Unsecured Debt Securities held by each such holder, and any further Distribution made shall be made by the Unsecured Debt Securities Trustee to the holders reflected on such register.

                        5. Record Date for Registered Unsecured Debt Securities:
As at the close of business on the Record Date, the transfer ledgers for the Registered Unsecured Debt Securities shall be closed, and there shall be no further changes in the record holders of any Registered Unsecured Debt Securities. Distributions with respect to the Registered Unsecured Debt Securities shall be made to the Unsecured Debt Securities Trustee for payment to the record holders of any Registered Unsecured Debt Securities as reflected on the transfer ledgers for the Registered Unsecured Debt Securities as at the close of business on the Record Date. The Debtors or the Reorganized Debtors, as the case may be, and the Unsecured Debt Securities Trustee shall have no obligation to recognize any transfer of the Registered Unsecured Debt Securities that is not recorded on the transfer ledgers for the Registered Unsecured Debt Securities as of the close of business on the Record Date. The Debtors or the Reorganized Debtors, as the case may be, and the Unsecured Debt Securities Trustee shall be entitled instead to recognize and deal with, for all purposes hereunder, only those record holders stated on the transfer ledgers of the Registered Unsecured Debt Securities Trustee as of the close of business on the Record Date.

                        6. Expiration of the Retention Period: Upon the expiration of the Retention Period, all monies or other property held for distribution by the Unsecured Debt Securities Trustee shall be returned to the Reorganized Debtors by the Unsecured Debt Securities Trustee, free and clear of any claim or interest of any nature whatsoever, including, without express or implied limitation, escheat rights of any governmental unit under applicable law.

                        7. Compensation of the Unsecured Debt Securities
Trustee: The Unsecured Debt Securities Trustee shall be compensated by the Reorganized Debtors for services rendered from and after the Effective Date, including the reasonable compensation, disbursements, and expenses of the agents and legal counsel of the Unsecured Debt Securities Trustee in connection with the performance of its duties under this section and shall be indemnified by the Reorganized Debtors for any loss, liability, or expense incurred by it in connection with the performance of such duties to the same extent and in the same manner as provided in the Unsecured Debt Securities Indenture.

                        8. Interest: Interest shall neither accrue nor be payable with respect to Allowed Unsecured Claims.

                        9. Status: Class 20 is impaired. To the extent and in the manner provided in the Voting Procedures Order, the holders of the Claims in Class 20 are entitled to vote to accept or reject the Plan.

                  3.2.21      CLASS 21.  SPECIFIED TREATMENT CLAIMS.

                        1. Classification: Class 21 consists of the Specified Treatment Claims.

                        2. Treatment: Each holder of a Specified Treatment Claim shall receive on the Initial Distribution Date and the Final Distribution Date its Pro Rata Share of the Distribution Value less the aggregate value of consideration (computed as provided herein) previously distributed on account of such Specified Treatment Claim in any Distribution made prior thereto. On the Initial Distribution Date and the Final Distribution Date, each such holder's Distribution Amount shall be paid in consideration consisting of Available Cash in an amount equal to one-half (1/2) of the Distribution Amount and Divestiture Notes having an aggregate principal amount equal to one-half (1/2) of the Distribution Amount. Notwithstanding the foregoing, the aggregate value of the Distributions on account of such Specified Treatment Claim shall be no less than the amount set forth in the settlement agreement pursuant to which such Specified Treatment Claim became Allowed and shall not exceed the amount set forth in such settlement agreement.

                        3. Status: Class 21 is impaired. To the extent and in the manner provided in the Voting Procedures Order, the holders of the Claims in Class 21 are entitled to vote to accept or reject the Plan.

                  3.2.22      CLASS 22.  AFFILIATE CLAIMS AND INTERESTS.

                        1. Classification: Class 22 consists of Affiliate Claims and Interests.

                        2. Treatment: At the option of the Debtors and in accordance with section 1124 of the Bankruptcy Code, the Allowed Affiliate Claims and Interests shall be treated in one of the following ways:

                              a. The legal, equitable and contractual rights to
            which such Allowed Affiliate Claims and Interests entitle the holder of any such Claims and Interests shall be unaltered.

                                       or

                              b. Notwithstanding any contractual provision or
            applicable law that entitles the holder of Allowed Affiliate Claims and Interests to demand or receive payment thereof prior to the stated maturity thereof from and after the occurrence of a default under the agreements governing or instruments evidencing such Allowed Affiliate Claims and Interests, such Affiliate Claims and Interests shall be reinstated, and the Debtors shall (i) cure all defaults that occurred before or from and after the Petition Date (other than defaults of a kind specified in section 365(b)(2) of the Bankruptcy Code), (ii) reinstate the maturity of such Affiliate Claims and Interests as such maturity existed prior to the occurrence of such default, (iii) compensate the holders of such Affiliate Claims and Interests for any damages incurred as a consequence of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) not otherwise alter the legal, equitable, or contractual rights to which the holders of such Affiliate Claims and Interests are entitled.

                                       or

                              c. On the later of the Effective Date or the date
            on which any Affiliate Claims and Interests become Allowed, the holder of such Allowed Affiliate Claims and Interests shall be paid the Allowed Amount of such Affiliate Claims and Interests, in full, in cash.

                        3. Status: Class 22 is not impaired. The holders of Claims and Interests in Class 22 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

                  3.2.23      CLASS 23.  PENALTY CLAIMS.

                        1. Classification: Class 23 consists of Penalty Claims.

                        2. Treatment: The holders of Penalty Claims will not receive or retain any interest or property under the Plan.

                        3. Status: Class 23 is impaired. The holders of Claims in Class 23 are deemed to reject the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

                  3.2.24      CLASS 24.  EQUITY INTERESTS.

                        1. Classification: Class 24 consists of Equity
Interests.

                        2. Treatment: The holders of Equity Interests will not receive or retain any interest or property under the Plan. On the Effective Date, the certificates that previously evidenced ownership of Existing Eagle-Picher Common Stock shall be cancelled and shall be null and void, and the holders thereof shall have no rights, and such certificates shall evidence no rights.

                        3. Status: Class 24 is impaired. The holders of Equity Interests are deemed to reject the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

            3.3 COMPROMISE AND SETTLEMENT RELATING TO THE AMOUNT OF THE PI TRUST SHARE. The use of the amount of Two Billion and 00/100 Dollars ($2,000,000,000.00) as the PI Trust Share under the Plan represents a compromise and settlement between the Plan Proponents and the Unsecured Creditors' Committee regarding the issues raised in the appeal by the Unsecured Creditors' Committee of the Bankruptcy Court's Decision and Order on 1) Debtors' Motion to Estimate Liability and 2) Motion of UCC for Information Gathering, dated December 4, 1995, and as amended on December 14, 1995, which appeal shall be deemed dismissed with prejudice on the Effective Date. The Unsecured Creditors' Committee will take whatever actions are reasonably necessary to effectuate such dismissal.

            3.4 CONTROVERSY CONCERNING IMPAIRMENT. In the event of a controversy as to whether any class of Claims or Equity Interests is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy prior to the Confirmation Date.

                                    ARTICLE 4

               MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

            4.1 MODIFICATION OF THE PLAN. The Plan Proponents may, upon the unanimous written consent of all Plan Proponents, alter, amend, or modify the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date so long as the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code. After the Confirmation Date and prior to the Effective Date, the Plan Proponents, upon the unanimous written consent of all Plan Proponents, may alter, amend, or modify the Plan in accordance with section 1127(b) of the Bankruptcy Code.

            4.2   REVOCATION OR WITHDRAWAL.

                  4.2.1 Right to Revoke. The Plan may be revoked or withdrawn prior to the Confirmation Date by either (a) after the Confirmation Deadline, any of the Plan Proponents or (b) upon the unanimous written consent of all Plan Proponents, the Plan Proponents.

                  4.2.2 Effect of Withdrawal or Revocation. If the Plan is revoked or withdrawn prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or any Entity in any further proceedings involving the Debtors.

            4.3 AMENDMENT OF PLAN DOCUMENTS. From and after the Effective Date, the authority to amend, modify, or supplement the Exhibits to the Plan and any documents attached to such Exhibits shall be as provided in such Exhibits and their respective attachments.


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                                    ARTICLE 5

                   PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS

            5.1 OBJECTIONS TO CLAIMS; PROSECUTION OF DISPUTED CLAIMS. The Reorganized Debtors shall object to the allowance of Claims filed with the Bankruptcy Court (other than Asbestos Personal Injury Claims, Lead Personal Injury Claims, and Asbestos Property Damage Claims) with respect to which the Reorganized Debtors dispute liability in whole or in part. Notwithstanding the foregoing, the Reorganized Debtors, at their option, may continue to prosecute objections to Lead Personal Injury Claims and Asbestos Property Damage Claims if such objections are pending as of the Effective Date. To the extent that objections to Lead Personal Injury Claims are not pending as of the Effective Date or the Reorganized Debtors elect not to prosecute pending objections to Lead Personal Injury Claims, the PI Trust shall be vested with the complete power and authority to file and prosecute any such objections. To the extent that objections to Asbestos Property Damage Claims are not pending as of the Effective Date or the Reorganized Debtors elect not to prosecute pending objections to Asbestos Property Damage Claims, the Asbestos PD Trust shall be vested with the complete power and authority to file and prosecute any such objections. All objections that are filed and prosecuted by the Reorganized Debtors as provided herein shall be litigated to Final Order by the Reorganized Debtors or compromised and settled in accordance with the Claims Settlement Guidelines. Unless otherwise provided herein or ordered by the Bankruptcy Court, all objections by the Reorganized Debtors to Claims shall be served and filed no later than one week after the Effective Date.

            5.2 AMENDMENT OF CLAIMS SETTLEMENT GUIDELINES. On the Effective Date, the Claims Settlement Guidelines shall be amended as set forth on Exhibit "5.2" to the Plan.

            5.3 DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS. Notwithstanding
Section 3.2 hereof, a Distribution shall only be made by the Reorganized Debtors to the holder of a Disputed Claim when, and to the extent that, such Disputed Claim becomes Allowed. No interest shall be paid on account of Disputed Claims that later become Allowed except to the extent that payment of interest is required under section 506(b) of the Bankruptcy Code. No Distribution shall be made with respect to all or any portion of any Disputed Claim pending the entire resolution thereof in the manner prescribed by section hereof.


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                                    ARTICLE 6

                       ACCEPTANCE OR REJECTION OF THE PLAN

            6.1 IMPAIRED CLASSES TO VOTE. Each holder of a Claim in an impaired class of Claims shall be entitled to vote to accept or reject the Plan to the extent and in the manner provided by the Voting Procedures Order.

            6.2 ACCEPTANCE BY CLASS OF CLAIMS. Acceptance of the Plan by any impaired class of Claims shall be determined in accordance with the Voting Procedures Order.

            6.3 NONCONSENSUAL CONFIRMATION. Because Classes 23 and 24 are deemed to have rejected the Plan, the Plan Proponents intend to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code with respect to Classes 23 and 24. In the event that any impaired class of Claims shall fail to accept the Plan in accordance with section 1129(a) of the Bankruptcy Code, the Plan Proponents reserve the right to
(a) request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code with respect to such non-accepting class, in which case the Plan shall constitute a motion for such relief, or (b) amend the Plan in accordance with section 4.1 hereof.


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                                    ARTICLE 7

                           IMPLEMENTATION OF THE PLAN

            7.1 AMENDMENT OF ARTICLES OF INCORPORATION. The Articles of Incorporation shall be amended and restated as of the Effective Date in substantially the form of the Amended and Restated Articles of Incorporation, inter alia, (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such Amended and Restated Articles of Incorporation as permitted by applicable law, (b) to authorize the cancellation of the Existing Eagle-Picher Common Stock and the creation of twenty million (20,000,000) shares of New Eagle-Picher Common Stock, (i) of which ten million (10,000,000) shares shall be issued to the PI Trust and the holders of Allowed Claims pursuant to the provisions of the Plan, and (ii) of which ten million (10,000,000) shares shall be reserved for future issuance, (c) to restrict the transfer of New Eagle-Picher Common Stock and any other interests that would be treated as "stock" of Reorganized Eagle-Picher under Section 382 of the Internal Revenue Code in order to permit the continued utilization of the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax carryovers, foreign tax credit carryovers, and any net unrealized built-in losses to which Reorganized Eagle-Picher, or any other member of the consolidated group of which Reorganized Eagle-Picher is the common parent, is or may be entitled, and (d) to effectuate the provisions of the Plan.

            7.2 AMENDMENT OF CODE OF REGULATIONS. The Code of Regulations of Eagle-Picher shall be amended and restated as of the Effective Date in substantially the form of the Amended and Restated Code of Regulations.

            7.3 DISTRIBUTIONS UNDER THE PLAN. Whenever any Distribution to be made under this Plan shall be due on a day other than a Business Day, such Distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due. For federal income tax purposes, a Distribution will be allocated to the principal amount of a Claim first and then, to the extent the Distribution exceeds the principal amount of the Claim, to accrued but unpaid interest.

            7.4 TIMING OF DISTRIBUTIONS UNDER THE PLAN. Any Distribution to be made by the Debtors or the Reorganized Debtors pursuant to the Plan shall be deemed to have been timely made if made within ten (10) days after the time therefor specified in the Plan. Distributions with respect to Classes 19, 20, and 21, and to the PI Trust shall only be made on the Initial Distribution Date and the Final Distribution Date; provided, however, that, if a Claim in any of Classes 19, 20, or 21 becomes Allowed subsequent to the Initial Distribution Date, the Reorganized Debtors may, in their sole discretion, make a Distribution with respect to such Claim prior to the Final Distribution Date. If Class 16 votes to accept the Plan, the Distribution of the Asbestos PD Trust Funding Obligation will be made on the Effective Date. If Class 16 votes to reject the Plan, the Distribution of the Asbestos PD Trust Funding Obligation will be made on the Initial Distribution Date and, to the extent not distributed on the Initial Distribution Date, the Final Distribution Date.

            7.5 MANNER OF PAYMENT UNDER THE PLAN. Unless the Entity receiving a payment agrees otherwise, any payment in cash to be made by the Debtors or the Reorganized Debtors shall be made, at the election of the Debtors or the Reorganized Debtors (as the case may be), by check drawn on a domestic bank or by wire transfer from a domestic bank.


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
            7.6 HART-SCOTT-RODINO COMPLIANCE. Any shares of New Eagle-Picher Common Stock to be distributed under the Plan to any Entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such Entity shall have expired or been terminated.

            7.7 FRACTIONAL SHARES OR OTHER DISTRIBUTIONS. Notwithstanding anything to the contrary contained herein, no fractional shares of New Eagle-Picher Common Stock shall be distributed, no New Debt Securities will be issued in an amount equal to fractional cents, and no cash payments of fractions of cents will be made. Fractional cents shall be rounded to the nearest whole cent (with .5 cent or less to be rounded down). Fractional shares shall be rounded to the nearest whole share (with .5 share or less to be rounded down).

            7.8 OCCURRENCE OF THE CONFIRMATION DATE. The following shall constitute conditions to confirmation of the Plan:

                        7.8.0.1 The Bankruptcy Court makes the following findings, each of which shall be contained in the Confirmation Order:

                              7.8.0.1.1 The Asbestos and Lead PI Permanent
            Channeling Injunction is to be implemented in connection with the PI Trust.

                              7.8.0.1.2 At the time of the order for relief with
            respect to Eagle-Picher, Eagle-Picher had been named as a defendant in personal injury, wrongful death, and property damage actions seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products.

                              7.8.0.1.3 At the time of the order for relief with
            respect to Eagle-Picher, Eagle-Picher had been named as a defendant in personal injury, wrongful death, and property damage actions seeking recovery for damages allegedly caused by the presence of, or exposure to, lead-containing chemicals.

                              7.8.0.1.4 The PI Trust, as of the Effective Date,
            will assume the liabilities of the Debtors with respect to Asbestos Personal Injury Claims and Lead Personal Injury Claims.

                              7.8.0.1.5 The PI Trust is to be funded in whole or
            in part by securities of one or more of the Debtors and by the obligations of such Debtors to make future payments, including dividends.

                              7.8.0.1.6 The PI Trust is to own, or by the
            exercise of rights granted under the Plan would be entitled to own if specified contingencies occur, a majority of the voting shares of Eagle-Picher, the direct or indirect parent corporation of each of the Debtors.

                              7.8.0.1.7 The Debtors are likely to be subject to
            substantial future Demands for payment arising out of the same or similar conduct or events that gave rise to the Claims that are addressed by the Asbestos and Lead PI Permanent Channeling Injunction.

                              7.8.0.1.8 The actual amounts, numbers, and timing
            of the future Demands referenced in section cannot be determined.

                              7.8.0.1.9 Pursuit of the Demands referenced in
            section outside the procedures prescribed by the Plan is likely to threaten the Plan's purpose to deal equitably with Claims and future Demands.

                              7.8.0.1.10 The terms of the Asbestos and Lead PI
            Permanent Channeling Injunction, including any provisions barring actions against third parties pursuant to section 524(g)(4)(A), are set out in the Plan and in any disclosure statement supporting the Plan.

                              7.8.0.1.11 The Plan establishes, in Class 17
            (Asbestos Personal Injury Claims and Lead Personal Injury Claims), a separate class of the claimants whose Claims are to be addressed by the PI Trust.

                              7.8.0.1.12 Class 17 (Asbestos Personal Injury
            Claims and Lead Personal Injury Claims) has voted, by at least 75 percent (75%) of those voting, in favor of the Plan.

                              7.8.0.1.13 Pursuant to court orders or otherwise,
            the PI Trust will operate through mechanisms such as structured, periodic, or supplemental payments, pro rata distributions, matrices, or periodic review of estimates of the numbers and values of present Claims and future Demands, or other comparable mechanisms, that provide reasonable assurance that the PI Trust will value, and be in a financial position to pay, present Claims and future Demands that involve similar Claims in the same manner.

                              7.8.0.1.14 The Future Claimants' Representative
            was appointed as part of the proceedings leading to issuance of the Asbestos and Lead PI Permanent Channeling Injunction for the purpose of protecting the rights of persons that might subsequently assert Demands that are addressed in the Asbestos and Lead PI Permanent Channeling Injunction and transferred to the PI Trust.

                              7.8.0.1.15 Identifying each PI Protected Party in
            the Asbestos and Lead PI Permanent Channeling Injunction is fair and equitable with respect to persons that might subsequently assert Demands against each such PI Protected Party, in light of the benefits provided, or to be provided, to the PI Trust by or on behalf of any such PI Protected Party.

                        7.8.0.2 Class 17 (Asbestos Personal Injury Claims and Lead Personal Injury Claims) votes, by at least 75 percent (75%) of those voting, in favor of the Plan.

                        7.8.0.3 The Bankruptcy Court has entered an order approving the Environmental Settlement Agreement, which shall be reasonably acceptable to the Plan Proponents, and such order has become a Final Order.

                        7.8.0.4 The Confirmation Order shall be, in form and substance, acceptable to the Plan Proponents.


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
The Plan shall not be confirmed and the Confirmation Order shall not be entered until and unless each of the foregoing conditions to confirmation is either satisfied or waived by the unanimous vote of the Plan Proponents.

            7.9 OCCURRENCE OF THE EFFECTIVE DATE. The "effective date of the plan," as used in section 1129 of the Bankruptcy Code, shall not occur, and the Plan shall be of no force and effect, until the Effective Date. The occurrence of the Effective Date is subject to satisfaction of the following conditions precedent:

                  7.9.0.1 The Confirmation Order has become a Final Order, or, if not, then at least thirty (30) days have elapsed since the Confirmation Date.

                  7.9.0.2 The Bankruptcy Court and/or the District Court, as required, shall have entered the Asbestos and Lead PI Permanent Channeling Injunction, which shall contain terms satisfactory to the Plan Proponents.

                  7.9.0.3 The Confirmation Order and the Asbestos and Lead PI Permanent Channeling Injunction shall be in full force and effect.

                  7.9.0.4  No proceedings to estimate any Claims are pending.

                  7.9.0.5 If Class 16 votes to accept the Plan, the trustees for the Asbestos PD Trust have been selected and have executed the Asbestos PD Trust Agreement.

                  7.9.0.6 All Trustees have been selected in accordance with that certain letter, dated November 9, 1993, from Eagle-Picher to the Injury Claimants' Committee and the Future Claimants' Representative.

                  7.9.0.7 All Trustees have executed the Asbestos and Lead PI Trust Agreement.

                  7.9.0.8 Certain favorable rulings have been obtained from the IRS with respect to the qualification of the PI Trust as a "qualified settlement fund" within the meaning of Treasury Regulation section 1.468B-1.

                  7.9.0.9 Certain favorable rulings have been obtained from the IRS with respect to the application of section 382 of the Internal Revenue Code.

                  7.9.0.10 The Reorganized Debtors shall have entered into and shall have credit availability under a credit facility to provide the Reorganized Debtors with working capital (including letters of credit) in an amount sufficient to meet the needs of the Reorganized Debtors, as determined by the Reorganized Debtors.

                  7.9.0.11 The Asbestos PD Trust Share has been determined to be no greater than Fifteen Million and 00/100 Dollars ($15,000,000.00).

Notwithstanding the foregoing, the Plan Proponents reserve, in their sole discretion, the right, upon unanimous agreement of the Plan Proponents, to waive the occurrence of any of the foregoing conditions precedent to the Effective Date or to modify any of such conditions precedent; provided, however, that the waiver or modification of condition set forth in section 7.9.0.11 hereof may only be made upon the unanimous agreement of the Plan Proponents and the Unsecured Creditors' Committee.

Any such waiver of a condition precedent hereof may be effected at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan. Any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action. If the Plan Proponents unanimously decide that one of the foregoing conditions cannot be satisfied and the occurrence of such condition is not waived by the Plan Proponents (or, in the case of section 7.9.0.11, the Plan Proponents and the Unsecured Creditors' Committee), then the Plan Proponents shall file a notice of the failure of the Effective Date with the Bankruptcy Court, at which time the Plan and the Confirmation Order shall be deemed null and void.

            7.10 DISTRIBUTION OF UNCLAIMED PROPERTY. Any Distribution under the Plan that is unclaimed after one hundred eighty (180) days following the date such property is distributed shall be deemed not to have been made and shall be transferred to the Reorganized Debtors, free and clear of any claims or interests of any Entities, including, without express or implied limitation, any claims or interests of any governmental unit under escheat principles. Nothing contained herein shall affect the discharge of the Claim with respect to which such Distribution was made, and the holder of such Claim shall be forever barred from enforcing such Claim against the Reorganized Debtors or the Reorganized Debtors' assets, estates, properties, or interests in property.

            7.11 MANAGEMENT OF THE REORGANIZED DEBTORS. On the Effective Date, the employment contracts substantially in the form of Exhibit "" to the Plan automatically shall become effective. On the Effective Date, the Board of Directors shall consist of the same individuals who sit on the Board of Directors on the day immediately preceding the Effective Date. Each of the members of such Board of Directors shall serve until the first annual meeting of stockholders of Reorganized Eagle-Picher or his or her earlier resignation or removal in accordance with the Amended and Restated Articles of Incorporation or the Amended and Restated Code of Regulations. The composition of the board of directors of each of the Reorganized Debtors, other than Reorganized Eagle-Picher, shall remain unchanged, subject to the rights of Reorganized Eagle-Picher and the other shareholders of any such Reorganized Debtor to elect directors in accordance with the articles of incorporation or bylaws of such Reorganized Debtor. The officers of the respective Debtors immediately prior to the Effective Date shall serve as the officers of the respective Reorganized Debtors on and after the Effective Date in accordance with any employment agreement with the Reorganized Debtors and applicable nonbankruptcy law.

            7.12 SUPPLEMENTAL SEVERANCE PROGRAM. The Supplemental Severance Program shall be modified as provided in Exhibit "" to the Plan. The Supplemental Severance Program, as so modified, shall remain in effect subsequent to the Effective Date, and all benefits shall be payable thereunder in accordance with the terms thereof, as modified.

            7.13 CORPORATE ACTION. On the Effective Date, the adoption of the Amended and Restated Articles of Incorporation, the filing by Reorganized Eagle-Picher of the Amended and Restated Articles of Incorporation, and the adoption of the Amended and Restated Code of Regulations, as contemplated by section hereof, shall be authorized and approved in all respects, in each case without further action under applicable law, regulation, order, or rule, including, without express or implied limitation, any action by the stockholders or directors of the Debtors, the Debtors in Possession, or the Reorganized Debtors. On the Effective Date or as soon thereafter as is practicable, Eagle-Picher shall file with the Secretary of State of the State of Ohio, in accordance with Ohio Revised Code section 1701.73, the Amended and Restated Articles of Incorporation. On the Effective Date, the cancellation of the Existing Eagle-Picher Common Stock, the issuance of the New Eagle-Picher Common Stock, the issuance of the New Debt Securities, the approval and effectiveness of the employment agreements, severance, and other benefits described in sections 7.11, 7.12, 8.7 and hereof, and other matters provided under the Plan involving the corporate structure of the Reorganized Debtors or corporate action by the Reorganized Debtors shall be deemed to have occurred, be authorized, and shall be in effect from and after the Effective Date without requiring further action under applicable law, regulation, order, or rule, including, without express or implied limitation, any action by the stockholders or directors of the Debtors, the Debtors in Possession, or the Reorganized Debtors. The Reorganized Debtors shall be authorized to enter into the reorganized credit facility referenced in section 7.9.0.10 hereof without any further order of the Bankruptcy Court.

            7.14 EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS. Each of the officers of the Debtors and the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the Board of Directors, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

            7.15 DISSOLUTION OF EDI, INC. On or as of the Effective Date, EDI, Inc. will be dissolved, and such dissolution shall be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholder or directors of EDI, Inc.

            7.16 ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST. To the extent that any Allowed Claim entitled to a Distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such Distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

            7.17 DISTRICT COURT APPROVAL OF THE CONFIRMATION ORDER. The Plan Proponents may seek to have the Confirmation Order and the Asbestos and Lead PI Permanent Channeling Injunction either entered or affirmed by the District Court.

                                    ARTICLE 8

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

            8.1 ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Any executory contracts or unexpired leases listed on Exhibit "8.1" to the Plan shall be deemed to have been assumed by the Reorganized Debtors on the Effective Date, and the Plan shall constitute a motion to assume such executory contracts and unexpired leases. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumptions pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of the Debtors, their estates, and all parties in interest in the Chapter 11 Cases. With respect to each such executory contract or unexpired lease assumed by the Reorganized Debtors, unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, the dollar amount required to cure any defaults of the Debtors existing as of the Confirmation Date shall be conclusively presumed to be the amount set forth in Exhibit "8.1" with respect to such executory contract or unexpired lease. Subject to the occurrence of the Effective Date, any such cure amount shall be treated as an Allowed Administrative Expense under the Plan, and, upon payment of such Allowed Administrative Expense, all defaults of the Debtors existing as of the Confirmation Date with respect to such executory contract or unexpired lease shall be deemed cured.

            8.2 REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Any executory contracts or unexpired leases of any of the Debtors that (i) are not listed on Exhibit "8.1" to the Plan, (ii) have not been assumed by any of the Debtors with the approval of the Bankruptcy Court, and (iii) are not the subject of pending motions to assume at the Confirmation Date shall be deemed to have been rejected by the Debtors, the Plan shall constitute a motion to reject such executory contracts and unexpired leases, and the Reorganized Debtors shall have no liability thereunder except as is specifically provided in the Plan. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such rejections pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected executory contract or unexpired lease is burdensome and that the rejection thereof is in the best interest of the Debtors, their estates, and all parties in interest in the Chapter 11 Cases.

            8.3 CLAIMS ARISING FROM REJECTION OR TERMINATION. Claims created by the rejection of executory contracts or unexpired leases (including, without limitation, the rejection provided in Section of the Plan) or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors no later than thirty (30) days after (i) in the case of an executory contract or unexpired lease that was terminated or expired by its terms prior to the Confirmation Date, the Confirmation Date, (ii) in the case of an executory contract or unexpired lease rejected by the Debtors, the entry of the order of the Bankruptcy Court authorizing such rejection, or (iii) in the case of an executory contract or unexpired lease that is deemed rejected pursuant to section 8.2 of the Plan, the Confirmation Date. Any Claims for which a proof of claim is not filed and served within such time will be forever barred from assertion and shall not be enforceable against the Debtors, their estates, assets, properties, or interests in property, or the Reorganized Debtors or their estates, assets, properties, or interests in property. Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as Unsecured Claims under the Plan.

            8.4 PREVIOUSLY SCHEDULED CONTRACTS. Exhibit "8.4" to the Plan sets forth a list of agreements that were listed on the Schedules as executory contracts, but which the Debtors believe should not be considered executory contracts. If any such agreements are determined to be executory contracts, the Debtors or the Reorganized Debtors, as the case may be, reserve the right to seek the assumption or rejection of any such contracts, and the time within which the Debtors or the Reorganized Debtors, as the case may be, may seek to assume or reject any such agreements shall be tolled until ten (10) Business Days after the date on which an order determining that any such agreement is an executory contract becomes a Final Order. Set forth on Exhibit "8.4" is the amount that the Debtors intend to treat as an Allowed Unsecured Claim for each such agreement. Such amount and the treatment of each such agreement shall be binding unless, on or before ten (10) days after the Confirmation Date, the other party to any such agreement either (i) files a proof of claim (which proof of claim shall be deemed timely filed) or (ii) files a motion seeking to compel assumption or rejection of such agreement.

            8.5   INSURANCE POLICIES.

                  8.5.1 Assumed Insurance Policies. To the extent that any or all of the insurance policies set forth on Exhibit "8.5.1" to the Plan are considered to be executory contracts, then, notwithstanding anything contained in sections 8.1 and 8.2 of the Plan to the contrary, the Plan shall constitute a motion to assume the insurance policies set forth on Exhibit "8.5.1" to the Plan, and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of the Debtors, their estates, and all parties in interest in the Chapter 11 Cases. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments are required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to each such insurance policy set forth on Exhibit "8.5.1" to the Plan. To the extent that the Bankruptcy Court determines otherwise as to any such insurance policy, the Debtors reserve the right to seek rejection of such insurance policy or other available relief.

                  8.5.2 Rejected Insurance Agreements. To the extent that any or all of the insurance agreements set forth on Exhibit "8.5.2" to the Plan are considered to be executory contracts, then, notwithstanding anything contained in sections 8.1 and 8.2 of the Plan to the contrary, the Plan shall constitute a motion to reject the insurance agreements set forth on Exhibit "8.5.2" to the Plan, and the entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such rejection pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected insurance agreement set forth on Exhibit "8.5.2" to the Plan is burdensome and that the rejection thereof is in the best interest of the Debtors, their estates, and all parties in interest in the Chapter 11 Cases.

                  8.5.3 Reservation of Rights. Nothing contained in the Plan, including this section , shall constitute a waiver of any claim, right, or cause of action that the Debtors or the Reorganized Debtors, as the case may be, may hold against the insurer under any policy of insurance.

            8.6 INDEMNIFICATION AND REIMBURSEMENT OBLIGATIONS. For purposes of the Plan, the obligations of the Debtors to indemnify and reimburse their directors or officers that were directors or officers, respectively, as at the Petition Date or who became directors or officers after the Petition Date against and for any obligations pursuant to articles of incorporation, codes of regulations, bylaws, applicable state law, or specific agreement, or any combination of the foregoing shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code, irrespective of whether indemnification or reimbursement is owed in connection with an event occurring before, on, or after the Petition Date.

            8.7 COMPENSATION AND BENEFIT PROGRAMS. All employment and severance policies (including, without limitation, the Supplemental Severance Program, as modified pursuant to section hereof), and all compensation and benefit plans, policies and programs of the Debtors applicable to their present and former employees, officers, and directors, including, without express or implied limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are deemed assumed under the Plan, and the Debtors' obligations under such plans, policies, and programs shall be deemed assumed pursuant to section 365(a) of the Bankruptcy Code, survive confirmation of the Plan, remain unaffected thereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code. Any defaults existing under any of such plans, policies, and programs shall be cured promptly after they become known by the Debtors. Notwithstanding the foregoing, on the Effective Date, the Eagle-Picher Automatic Dividend Reinvestment and Voluntary Cash Payment Plan, the Eagle-Picher Industries, Inc. Stock Option Plan of 1983, as amended, and the Eagle-Picher Industries, Inc. Stock Option Plan of 1990 will be deemed terminated, cancelled, and of no further force and effect, and the participants thereunder shall have no further rights thereunder.

                                    ARTICLE 9

                            RETENTION OF JURISDICTION

            Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall retain and shall have exclusive jurisdiction over any matter (a) arising under the Bankruptcy Code, (b) arising in or related to the Chapter 11 Cases or the Plan, or (c) that relates to the following:

            9.1 To interpret, enforce, and administer the terms of the Asbestos and Lead PI Trust Agreement (including all annexes and exhibits thereto), the Asbestos PD Trust Agreement (including all annexes and exhibits thereto), and the restrictions on transfer of New Eagle-Picher Common Stock, Asbestos Personal Injury Claims, Asbestos Property Damage Claims, and Lead Personal Injury Claims contained in the Amended and Restated Articles of Incorporation and the Confirmation Order.

            9.2 To hear and determine any and all motions or applications pending on the Confirmation Date for the assumption and/or assignment or rejection of executory contracts or unexpired leases to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear and determine any and all Claims resulting therefrom or from the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date;


            9.3 To determine any and all adversary proceedings, applications, motions, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by any of the Reorganized Debtors after the Effective Date, including, without express or implied limitation, any claims to avoid any preferences, fraudulent transfers, or other voidable transfers, or otherwise to recover assets for the benefit of the Debtors' estates;

            9.4 To hear and determine any objections to the allowance of Claims arising prior to the Effective Date, whether filed, asserted, or made before or after the Effective Date, including, without express or implied limitation, to hear and determine any objections to the classification of any Claim and to allow or disallow any Disputed Claim in whole or in part;

            9.5 To issue such orders in aid of execution of the Plan to the extent authorized or contemplated by section 1142 of the Bankruptcy Code;

            9.6 To consider any modifications of the Plan, remedy any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without express or implied limitation, the Confirmation Order;

            9.7 To hear and determine all applications for allowances of compensation and reimbursement of expenses of professionals under sections 330 and 331 of the Bankruptcy Code and any other fees and expenses authorized to be paid or reimbursed under the Plan;

            9.8 To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Plan (and all Exhibits to the Plan) or its interpretation, implementation, enforcement, or consummation;

            9.9 To the extent that Bankruptcy Court approval is required, to consider and act on the compromise and settlement of any Claim or cause of action by or against the Debtors' estates;

            9.10 To determine such other matters that may be set forth in the Plan, the Confirmation Order, the Claims Trading Injunction, or the Asbestos and Lead PI Permanent Channeling Injunction, or that may arise in connection with the Plan, the Confirmation Order, the Claims Trading Injunction, or the Asbestos and Lead PI Permanent Channeling Injunction;

            9.11 To hear and determine any proceeding that involves the validity, application, construction, enforceability, or modification of the Claims Trading Injunction or the Asbestos and Lead PI Permanent Channeling Injunction or of the application of section 524(g) of the Bankruptcy Code to the Asbestos and Lead PI Permanent Channeling Injunction.

            9.12 To hear and determine matters concerning state, local, and federal taxes, fines, penalties, or additions to taxes for which the Debtors or Debtors in Possession may be liable, directly or indirectly, in accordance with sections 346, 505, and 1146 of the Bankruptcy Code; and

            9.13 To enter an order or final decree closing the Chapter 11 Cases.

To the extent that the Bankruptcy Court is not permitted under applicable law to preside over any of the foregoing matters, the reference to the "Bankruptcy Court" in this Article 9 shall be deemed to be replaced by the "District Court." Notwithstanding anything in this Article 9 to the contrary, the allowance of Asbestos Personal Injury Claims and Lead Personal Injury Claims (other than any such Claims as to which the Reorganized Debtors prosecute objections pursuant to section hereof) and the forum in which such allowance will be determined will be governed by and in accordance with the procedures established by the Asbestos and Lead PI Trust Agreement and the Trustees, and the allowance of Asbestos Property Damage Claims (other than any such Claims as to which the Reorganized Debtors prosecute objections pursuant to section 5.1 hereof) and the forum in which such allowance will be determined will be governed by and in accordance with the procedures established by the Asbestos PD Trust Agreement and the trustees for the Asbestos PD Trust.

                                   ARTICLE 10

                   TRANSFERS OF PROPERTY TO AND ASSUMPTION OF
                       CERTAIN LIABILITIES BY THE PI TRUST

            10.1  TRANSFER OF CERTAIN PROPERTY TO THE PI TRUST.

                  10.1.1 Transfer of Books and Records. On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the PI Trust the books and records of the Debtors that pertain directly to Asbestos Personal Injury Claims or Lead Personal Injury Claims that have been asserted against the Debtors (except, in the case of Lead Personal Injury Claims, to the extent that any such Lead Personal Injury Claims are the subject of an objection brought by any of the Debtors and which the Reorganized Debtors prosecute in accordance with section 5.1 hereof, in which case the books and records pertaining to such Lead Personal Injury Claims will be transferred to the PI Trust as soon as practicable after such objection has been resolved by a Final Order). The Plan Proponents will request that the Bankruptcy Court, in the Confirmation Order, rule that such transfer does not result in the destruction or waiver of any applicable privileges pertaining to such books and records. If the Bankruptcy Court does not so rule, at the option of the Plan Proponents, the Reorganized Debtors will retain the books and records and enter into arrangements to permit the PI Trust to have access to such books and records.

                  10.1.2 Transfer of Certain Insurance Rights. Certain rights to insurance, to be agreed upon by the Plan Proponents (each in its sole discretion), also will be transferred to the PI Trust on the Effective Date.

                  10.1.3 Transfer of Plan Consideration. On the Initial Distribution Date, the Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the PI Trust all right, title, and interest in and to the Pro Rata Share with respect to the PI Trust Share of the Distribution Value. Such Pro Rata Share shall be payable to the PI Trust in the following consideration: (i) first, the Tax Refund Notes; (ii) second, ten million (10,000,000) shares of New Eagle-Picher Common Stock, (iii) third, to the extent that the value of consideration paid under (i) and (ii) of this section 10.1.3 is less than such Pro Rata Share, the amount of Available Cash remaining after making all Distributions required to be made to the holders of Claims in Classes 19, 20, and 21 of the Plan on the Initial Distribution Date less the amount of Available Cash that may be required to be paid to the holders of Claims in Classes 19, 20, and 21 of the Plan if all Disputed Claims become Allowed in the full Disputed Amount; (iv) fourth, if the value of consideration paid under (i), (ii), and (iii) of this section 10.1.3 is less than such Pro Rata Share, Senior Unsecured Sinking Fund Debentures in an aggregate principal amount equal to the lesser of (a) the remaining amount of such Pro Rata Share after payment of the consideration under (i), (ii), and (iii) of this section
10.1.3 and (b) the aggregate principal amount of Senior Unsecured Sinking Fund Debentures remaining after making any Distribution required to be made to the Asbestos PD Trust on the Initial Distribution Date less the aggregate amount of Senior Unsecured Sinking Fund Debentures that may be required to be distributed to the Asbestos PD Trust if all Disputed Claims are disallowed; and (v) fifth, to the extent that the value of consideration paid under (i), (ii), (iii), and
(iv) of this section 10.1.3 is less than such Pro Rata Share, Divestiture Notes in an aggregate principal amount equal to the lesser of (x) the remaining amount of such Pro Rata Share after payment of the consideration under (i), (ii),
(iii), and (iv) of this section 10.1.3 and (y) the aggregate principal amount of Divestiture Notes remaining after making all Distributions required to be made to the holders of Claims in Classes 19, 20, and 21 of the Plan on the Initial Distribution Date less the aggregate amount of Divesture Notes that may be required to be paid to the holders of Claims in Classes 19, 20, and 21 of the Plan if all Disputed Claims become Allowed in the full Disputed Amount. On the Final Distribution Date, the Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the PI Trust all right, title, and interest in and to the Available Cash, Senior Unsecured Sinking Fund Debentures, Divestiture Notes, and shares of New Eagle-Picher Common Stock remaining after making all other Distributions required to be made under the Plan on the Final Distribution Date.

            10.2 ASSUMPTION OF CERTAIN LIABILITIES BY THE PI TRUST. In consideration for the property transferred to the PI Trust pursuant to section
10.1 hereof and in furtherance of the purposes of the PI Trust and the Plan, the PI Trust shall assume all liability and responsibility for all Asbestos Personal Injury Claims and Lead Personal Injury Claims, and the Reorganized Debtors shall have no further financial or other responsibility or liability therefor.

            10.3 CERTAIN PROPERTY HELD IN TRUST BY THE REORGANIZED DEBTORS. If and to the extent that any property of the Reorganized Debtors specified in section 10.1 hereof, under applicable law or any binding contractual provision, cannot be effectively transferred and assigned to the PI Trust pursuant to section 10.1 hereof, or if for any reason after the Effective Date the Reorganized Debtors shall retain or receive any property that is owned by the Reorganized Debtors or the Debtors (as the case may be) and is to be transferred to the PI Trust pursuant to section 10.1 hereof, then the Reorganized Debtors shall hold such property (and any proceeds thereof) in trust for the benefit of the PI Trust and shall take such actions with respect to such property (and any proceeds thereof) as the Trustees shall direct in writing. The Reorganized Debtors shall provide to the Trustees reasonable access to the relevant books and records of the Debtors and the Reorganized Debtors during normal business hours for the purpose of assisting the Trustees in defending against the Asbestos Personal Injury Claims and Lead Personal Injury Claims and otherwise administering the PI Trust.

            10.4 AUTHORITY OF THE DEBTORS. On the Confirmation Date, the Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary to enable them to implement effectively the provisions of the Plan and the PI Trust Agreement.

                                   ARTICLE 11

                   TRANSFERS OF PROPERTY TO AND ASSUMPTION OF
              CERTAIN LIABILITIES BY THE ASBESTOS PD TRUST

            11.1 TRANSFER OF CERTAIN PROPERTY TO THE ASBESTOS PD TRUST. On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the Asbestos PD Trust the books and records of the Debtors that pertain directly to Asbestos Property Damage Claims that have been asserted against the Debtors (except to the extent that any Asbestos Property Damage Claims are the subject of an objection brought by any of the Debtors and which the Reorganized Debtors prosecute in accordance with section 5.1 hereof, in which case the books and records pertaining to such Asbestos Property Damage Claims will be transferred to the Asbestos PD Trust as soon as practicable after such objection has been resolved by a Final Order). The Plan Proponents will request that the Bankruptcy Court, in the Confirmation Order, rule that such transfer does not result in the destruction or waiver of any applicable privileges pertaining to such books and records. If the Bankruptcy Court does not so rule, at the option of the Plan Proponents, the Reorganized Debtors will retain the books and records and enter into arrangements to permit the Asbestos PD Trust to have access to such books and records. If Class 16 votes to accept the Plan, then, on the Effective Date, the Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the Asbestos PD Trust the Asbestos PD Trust Funding Obligation. If Class 16 votes to reject the Plan, then, on the Initial Distribution Date and the Final Distribution Date, the Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the Asbestos PD Trust all right, title, and interest in and to the Pro Rata Share of the Asbestos PD Trust of the Distribution Value by the transfer to the Asbestos PD Trust of Senior Unsecured Sinking Fund Debentures in the aggregate principal amount equal to such Pro Rata Share of the Distribution Value less the aggregate principal amount of Senior Unsecured Sinking Fund Debentures previously transferred to the Asbestos PD Trust in any Distribution made prior thereto.

            11.2 ASSUMPTION OF CERTAIN LIABILITIES BY THE ASBESTOS PD TRUST. In consideration for the property transferred to the Asbestos PD Trust pursuant to section 11.1 hereof and in furtherance of the purposes of the Asbestos PD Trust and the Plan, the Asbestos PD Trust shall assume all liability and responsibility for all Asbestos Property Damage Claims, and the Reorganized Debtors shall have no further financial or other responsibility or liability therefor.

            11.3 CERTAIN PROPERTY HELD IN TRUST BY THE REORGANIZED DEBTORS. If and to the extent that any property of the Reorganized Debtors specified in section 11.1 hereof, under applicable law or any binding contractual provision, cannot be effectively transferred and assigned to the Asbestos PD Trust pursuant to section hereof, or if for any reason after the Effective Date the Reorganized Debtors shall retain or receive any property that is owned by the Reorganized Debtors or the Debtors (as the case may be) and is to be transferred to the Asbestos PD Trust pursuant to section 11.1 hereof, then the Reorganized Debtors shall hold such property (and any proceeds thereof) in trust for the benefit of the Asbestos PD Trust and shall take such actions with respect to such property (and any proceeds thereof) as the trustees of the Asbestos PD Trust shall direct in writing. The Reorganized Debtors shall provide to the trustees of the Asbestos PD Trust reasonable access to the relevant books and records of the Debtors and the Reorganized Debtors during normal business hours for the purpose of assisting the trustees of the Asbestos PD Trust in defending against the Asbestos Property Damage Claims and otherwise administering the Asbestos PD Trust.

            11.4 AUTHORITY OF THE DEBTORS. On the Confirmation Date, the Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary to enable them to implement effectively the provisions of the Plan and the Asbestos PD Trust Agreement.

                                   ARTICLE 12

                            MISCELLANEOUS PROVISIONS

            12.1 PAYMENT OF STATUTORY FEES. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing on confirmation of the Plan, shall be paid by the Debtors on or before the Effective Date.

            12.2 DISCHARGE OF THE DEBTORS. The rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued thereon from and after the Petition Date, against the Debtors and the Debtors in Possession, or any of their estates, assets, properties, or interests in property. Except as otherwise provided herein, on the Effective Date, all Claims against and Equity Interests in the Debtors and the Debtors in Possession shall be satisfied, discharged, and released in full. The Reorganized Debtors shall not be responsible for any obligations of the Debtors or the Debtors in Possession except those expressly assumed by the Reorganized Debtors in the Plan. All Entities shall be precluded and forever barred from asserting against the Debtors, the Reorganized Debtors, their respective successors or assigns, or their assets, properties, or interests in property any other or further Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not the facts of or legal bases therefor were known or existed prior to the Effective Date.

            12.3 RIGHTS OF ACTION. Any rights, claims, or causes of action accruing to the Debtors or Debtors in Possession pursuant to the Bankruptcy Code or pursuant to any statute or legal theory, including, without express or implied limitation, any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code and any rights to, claims, or causes of action for recovery under any policies of insurance issued to or on behalf of any of the Debtors or Debtors in Possession shall remain assets of the Debtors' estates and, on the Effective Date, shall be transferred to the Reorganized Debtors. The Reorganized Debtors shall be deemed the appointed representative to, and may, pursue, litigate, and compromise and settle any such rights, claims, or causes of action, as appropriate, in accordance with what is in the best interests of and for the benefit of the Reorganized Debtors.

            12.4 THIRD PARTY AGREEMENTS. The Distributions to the various classes of Claims hereunder shall not affect the right of any Entity to levy, garnish, attach, or employ any other legal process with respect to such Distributions by reason of any claimed subordination rights or otherwise. All of such rights and any agreements relating thereto shall remain in full force and effect.


            12.5 DISSOLUTION OF COMMITTEES. On the Effective Date, the Future Claimants' Representative, the Injury Claimants' Committee, the Unsecured Creditors' Committee, and the Equity Security Holders' Committee shall thereupon be released and discharged of and from all further authority, duties, responsibilities, and obligations relating to and arising from and in connection with the Chapter 11 Cases, and all such committees shall be deemed dissolved and the Future Claimants' Representative's appointment terminated; provided, however, that, in the event that the Effective Date occurs prior to the Confirmation Order becoming a Final Order, the Unsecured Creditors' Committee, Future Claimants' Representative, and the Injury Claimants' Committee may, at their option, continue to serve and function for the sole purpose of participating in any appeal of the Confirmation Order until such time as the Confirmation Order becomes a Final Order.

            12.6 EXCULPATION. None of the Reorganized Debtors, any of the Plan Proponents, or any of their officers, directors, employees, or agents shall have or incur any liability to any Entity for any act or omission in connection with or arising out of the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct, and in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

            12.7 TITLE TO ASSETS; DISCHARGE OF LIABILITIES. Except as otherwise provided in the Plan, on the Effective Date, title to all assets and properties and interests in property dealt with by the Plan shall vest in the Reorganized Debtors free and clear of all Claims, Equity Interests, Encumbrances, and other interests, and the Confirmation Order shall be a judicial determination of discharge of the liabilities of the Debtors, except as provided in the Plan.

            12.8 SURRENDER AND CANCELLATION OF INSTRUMENTS. In addition to the provisions of section hereof, each holder of a promissory note or other instrument evidencing a Claim shall surrender such promissory note or instrument to the Reorganized Debtors, and the Reorganized Debtors shall distribute or cause to be distributed to the holder thereof the appropriate Distribution hereunder. At the option of the Reorganized Debtors (in their sole and absolute discretion), no Distribution hereunder shall be made to or on behalf of any holder of such Claim unless and until such promissory note or instrument is received or the unavailability of such note or instrument is reasonably established to the satisfaction of the Reorganized Debtors. In accordance with section 1143 of the Bankruptcy Code, any such holder of such a Claim that fails to surrender or cause to be surrendered such promissory note or instrument or to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtors and, in the event that the Reorganized Debtors request, furnish a bond in form and substance (including, without limitation, amount) reasonably satisfactory to the Reorganized Debtors within the Retention Period shall be deemed to have forfeited all rights, claims, and interests and shall not participate in any Distribution hereunder.

            12.9 NOTICES. Any notices, requests, and demands required or permitted to be provided under the Plan, in order to be effective, shall be in writing (including, without express or implied limitation, by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:      Eagle-Picher Industries, Inc.
                        Attention: General Counsel

                        IF BY HAND OR OVERNIGHT DELIVERY:

                        580 Building
                        580 Walnut Street
                        Suite 1300
                        Cincinnati, Ohio 45202

                        IF BY MAIL:

                        Post Office Box 779
                        Cincinnati, Ohio 45201

                        Telecopier: (513) 721-3404
                        Telephone Confirmation: (513) 629-2400

                        and

                        Weil, Gotshal & Manges LLP
                        767 Fifth Avenue
                        New York, New York 10153
                        Attention: Stephen Karotkin, Esq.

                        Telecopier:  (212) 310-8007
                        Telephone Confirmation: (212) 310-8888

                        and

                        Frost & Jacobs
                        2500 PNC Center
                        201 East Fifth Street
                        Cincinnati, Ohio 45202-4182
                        Attention:  Edmund J. Adams, Esq.

                        Telecopier:  (513) 651-6981
                        Telephone Confirmation: (513) 651-6800

If to the Injury
Claimants'
Committee:              Robert E. Sweeney, Esq.
                        Robert E. Sweeney Co., L.P.A.
                        Suite 1500, Illuminating Building
                        55 Public Square
                        Cleveland, Ohio 44113

                        Telecopier:  (216) 696-0732
                        Telephone Confirmation:  (216) 696-0606

                        and

                        Keating, Muething & Klekamp
                        1800 Provident Tower
                        One East Fourth Street
                        Cincinnati, Ohio 45202
                        Attention:  Kevin E. Irwin, Esq.

                        Telecopier: (513) 579-6457
                        Telephone Confirmation: (513) 579-6400

If to the Future
Representative:         James J. G. McMonagle, Esq.
                        24 Walnut
                        Chagrin Falls, Ohio 44022

                        Telecopier: (216) 696-1210
                        Telephone Confirmation: (216) 696-1422

                        and

                        McCarthy, Lebit, Crystal & Haiman Co., LPA
                        1800 Midland Building
                        101 Prospect Avenue, West
                        Cleveland, Ohio 44115
                        Attention: Robert S. Balantzow, Esq.

                        Telecopier:  (216) 696-1210
                        Telephone Confirmation: (216) 696-1422

            12.10 HEADINGS. The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.

            12.11 SEVERABILITY. At the unanimous option of the Plan Proponents acting in their sole discretion, any provision of the Plan, the Claims Trading Injunction, the Confirmation Order, the Asbestos and Lead PI Permanent Channeling Injunction, or any of the Exhibits to the Plan that is prohibited, unenforceable, or invalid shall, as to any jurisdiction in which such provision is prohibited, unenforceable, or invalidated, be ineffective to the extent of such prohibition, unenforceability, or invalidation without invalidating the remaining provisions of the Plan, the Claims Trading Injunction, the Confirmation Order, the Asbestos and Lead PI Permanent Channeling Injunction, and the Exhibits to the Plan or affecting the validity or enforceability of such provisions in any other jurisdiction.

            12.12 GOVERNING LAW. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Ohio, without giving effect to the conflicts of laws principles thereof, shall govern the construction of the Plan and any agreements, documents, and instruments executed in connection with the Plan, except as otherwise expressly provided in such instruments, agreements or documents.

            12.13 FILING OF ADDITIONAL DOCUMENTS. On or before the Effective Date, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

            12.14 COMPLIANCE WITH TAX REQUIREMENTS. In connection with the Plan, the Debtors will comply with all withholding and reporting requirements imposed by federal, state and local taxing authorities, and all distributions hereunder shall be subject to such withholding and reporting requirements.

            12.15 EXEMPTION FROM TRANSFER TAXES. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without express or implied limitation, the liens and security interests provided under the reorganized credit facility referenced in section 7.9.0.10 hereof, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

Dated:      Cincinnati, Ohio
      August 28, 1996

                                    Respectfully submitted,

                                    EAGLE-PICHER INDUSTRIES, INC.


                                    By:     /s/ THOMAS E. PETRY
                                       -----------------------------------------
                                    Name: Thomas E. Petry
                                    Title:      Chairman of the Board and Chief
                                                Executive Officer


                                    DAISY PARTS, INC.


                                    By:     /s/ JAMES A. RALSTON
                                       -----------------------------------------
                                    Name: James A. Ralston
                                    Title:      Secretary


                                    TRANSICOIL INC.


                                    By:     /s/ JAMES A. RALSTON
                                       -----------------------------------------
                                    Name: James A. Ralston
                                    Title:      Assistant Secretary


                                    MICHIGAN AUTOMOTIVE RESEARCH
                                    CORPORATION


                                    By:     /s/ JAMES A. RALSTON
                                       -----------------------------------------
                                    Name: James A. Ralston
                                    Title:      Assistant Secretary

                                    EDI, INC.


                                    By:     /s/ JAMES A. RALSTON
                                       -----------------------------------------
                                    Name: James A. Ralston
                                    Title:      Assistant Secretary


                                    EAGLE-PICHER MINERALS, INC.


                                    By:     /s/ JAMES A. RALSTON
                                       -----------------------------------------
                                    Name: James A. Ralston
                                    Title:      Secretary


                                    HILLSDALE TOOL & MANUFACTURING CO.


                                    By:     /s/ JAMES A. RALSTON
                                       -----------------------------------------
                                    Name: James A. Ralston
                                    Title:      Secretary

WEIL, GOTSHAL & MANGES LLP
Co-Attorneys for Eagle-Picher
  Industries, Inc., et al.
Chapter 11 Debtors in Possession
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

and

FROST & JACOBS
Co-Attorneys for Eagle-Picher
  Industries, Inc., et al.
Chapter 11 Debtors in Possession
2500 PNC Center
201 East Fifth Street
Cincinnati, Ohio 45202-4182
(513) 651-6800

                                    JAMES J.G. McMONAGLE,
                                    THE FUTURE CLAIMANTS'
                                    REPRESENTATIVE


                                      /s/ JAMES J.G. McMONAGLE
                                    --------------------------------------------

McCarthy, Lebit, Crystal &
  Haiman Co., LPA
Attorneys for the Future
  Claimants' Representative
1800 Midland Building
101 Prospect Avenue, West
Cleveland, Ohio 44115
(216) 696-1422


                                    THE INJURY CLAIMANTS' COMMITTEE


                                    By:     /s/ ROBERT E. SWEENEY
                                       -----------------------------------------
                                    Name:       Robert E. Sweeney
                                    Title:      Chairperson

Keating, Muething & Klekamp
Attorneys for the Injury
  Claimants' Committee
1800 Provident Tower
One East Fourth Street
P.O. Box 1800
Cincinnati, Ohio 45202
(513) 579-6400

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                               )     Consolidated Case No. 1-91-00100
                                    )
                                    )
EAGLE-PICHER INDUSTRIES,            )     Chapter 11
INC., et al.,                       )
                                    )     JUDGE PERLMAN
                  Debtors.          )
                                    )



                                Exhibit "1.1.6.5"

                            FORM OF ASBESTOS PROPERTY
                       DAMAGE CLAIMS RESOLUTION PROCEDURES

              ASBESTOS PROPERTY DAMAGE CLAIMS RESOLUTION PROCEDURES

1.       DEFINITIONS AND INTERPRETATION

1.1.     The following terms and phrases shall have the following meanings:


         "ACBM" shall mean asbestos-containing building materials that the Claimant alleges constitute One-Cote or Super "66."

         "Accredited Inspector"     shall mean a person accredited for the
                                    purposes of inspecting for ACBM pursuant to
                                    section 206 of title II of the Toxic
                                    Substances Control Act, 15 U.S.C. Section
                                    2646.

         "Accredited Inspector      shall mean a signed, written report of an
         Report"                    Accredited Inspector, which states (i) the
                                    name, address, state of accreditation,
                                    accreditation number, and the date of the inspection; (ii) separately, for each
                                    Homogeneous Area of ACBM for which a Claim is made, (a) its location, (b) the application of the ACBM, (c) the total quantity of ACBM (stating in the case of pipe fittings, the number and diameter, in the case of pipe covering, the length and diameter, and in the case of other applications, the area), (d) whether the ACBM is in need of repair, and (e) whether the ACBM is in a position where it is likely to be disturbed; (iii) the total number of decontamination areas that it would be necessary to construct; (iv) for each decontamination area, (a) the total floor area (in square feet) and (b) the total circumference (in linear feet); and (v) if an Approved Laboratory Report is submitted with a Claim Information Form, certification by the Accredited Inspector that the Accredited Inspector has taken two bulk samples from each Homogeneous Area listed in
                                    (ii) in accordance with the procedures
                                    described in the Protocols and an inventory of the locations of the Homogeneous Areas where samples are collected, the exact location from which each sample is collected, and the date of such collection.

         "Adjusted Nominal          shall mean the nominal value of a Claim
         Value"                     assessed by reference to the Compensation
                                    Model and adjusted by reference to the
                                    Evaluation Criteria in accordance with
                                    sections 4.3 and 4.4.

         "Applicable Jurisdiction"  shall mean the jurisdiction of the state in which the buildings that are the subject of the Claim are situated.

         "Approved Laboratory"      shall mean a laboratory conducting
                                    constituent analysis listed in Exhibit "1" or any laboratory that is a successful participant in the National Institute of Standards and Technology National Voluntary
                                    Laboratory Accreditation Program for both
                                    Asbestos Bulk Sample Analysis by Method in
                                    40 C.F.R. 763, Appendix A, Subpart F, and
                                    Airborne Fiber Analysis by Transmission
                                    Electron Microscopy by the method in 40
                                    C.F.R. 763, Appendix A, Subpart E.


                                   A.1.1.6.5-1

"Approved Laboratory Report"         shall mean a signed, written report by an
                                     Approved Laboratory, pursuant to which the Approved Laboratory (i) certifies (a) that it has received the bulk samples referenced in the related Accredited Inspector Report and (b) that it has analyzed such bulk samples in accordance with some or all of the procedures described in the Protocols, and (ii) makes one or more of the certification(s) set forth in section 4.4.2 hereof. The Approved Laboratory Report shall contain such other details of the results and the procedures used to adequately explain the analyses of the bulk samples referenced therein.

"Arbitration"                        shall mean the binding dispute resolution
                                     procedure set forth in section 7.

"Asbestos Abatement Program"         shall mean a program for the removal and
                                     disposal of ACBM carried out pursuant to applicable federal and state regulations and otherwise than in connection with the renovation or demolition of a building.

"Asbestos PD Trust"                  shall mean the trust established in
                                     accordance with the Eagle-Picher
                                     Industries, Inc. Asbestos Property Damage
                                     Settlement Trust Agreement, substantially in the form of Exhibit "1.1.16" to the Plan.

"Bankruptcy Court"                   shall mean the United States Bankruptcy
                                     Court for the Southern District of Ohio,
                                     Western Division.

"Claim" shall mean any "Asbestos Property Damage Claim," as such term is defined in a confirmed plan of reorganization in the Chapter 11 Cases.

"Claim Information Form"             shall mean the Claim Information Form in
                                     the form annexed hereto as Exhibit "2."

"Claimant"                           shall mean an entity asserting a Claim.

"Claims Information Deadline"        shall mean the date that is one hundred
                                     eighty (180) days after the Effective Date.

"Chapter 11 Cases"                   shall mean the cases of Eagle-Picher and
                                     its affiliates under chapter 11 of title 11 of the United States Code, pending in the Bankruptcy Court under the consolidated case number 1-91-00100.

"Compensation Model"                 shall mean the table of compensation values
                                     set forth in Exhibit "3."

"Eagle-Picher"                       shall mean Eagle-Picher Industries, Inc.

"Effective Date"                     shall have the same meaning as provided in
                                     the Plan.

"Evaluation Criteria"                shall mean those criteria for evaluating
                                     the Adjusted Nominal Value of a Claim set forth in section 4.4.2.

"Homogeneous Area"                   shall mean an area of ACBM that is uniform
                                     in color and texture.

"Nominal Value"                      shall mean the nominal value of a Claim
                                     assessed in accordance with section 4.3.

"Notice of Arbitration"              shall mean a notice of arbitration served
                                     by a Claimant on the Asbestos PD Trust
                                     pursuant to section 7.1.


                                   A.1.1.6.5-2

"Notice of Decision"                 shall mean a notice of decision served by
                                     the Asbestos PD Trust on a Claimant
                                     pursuant to section 5 in the form annexed hereto as Exhibit "4."

"Notice of Reconsideration" shall mean a notice of reconsideration served by a Claimant on the Asbestos PD Trust pursuant to section 6.1 in the form annexed hereto as Exhibit "5."

"One-Cote"                           shall mean the product sold under the trade
                                     name "One-Cote Insulating and Finishing
                                     Cement."

"Plan" shall mean the Second Amended Consolidated Plan of Reorganization of the debtors in the Chapter 11 Cases, or such other plan that may be confirmed with respect to Eagle-Picher in the Chapter 11 Cases.

"Protocols"                          shall mean the product identification
                                     protocols for One-Cote and Super "66" set forth in Exhibits "6" and "7," respectively.

"Qualification Criteria"             shall mean the criteria set forth in
                                     section 4.2, which must be satisfied before a claim may be allowed.

"Super '66'"                         shall mean the product sold under the trade
                                     name "Super '66' Insulating Cement."

"Trustee"                            shall mean, collectively, the trustee(s)
                                     of the Asbestos PD Trust.

1.2. The headings and title of this document are for convenience only and are not to be construed as part of the operative provisions of this document or as defining or limiting in any way the scope or intent of the provisions of this document.

1.3. References in this document to any section shall include all sections in such section.

1.4. All references in this document to the singular shall include the plural, where applicable.

1.5. Exhibits referred to in this document are hereby incorporated into and made a part of this document.

1.6. The terms and provisions of this document shall be interpreted in accordance with and governed by applicable federal law and the laws of the State of Ohio without giving effect to the doctrine of conflict of laws.

2.       ORGANIZATION

2.1. These procedures shall be the exclusive method for the evaluation and settlement of Claims.

2.2. The Asbestos PD Trust may at any time following the Claims Information Deadline, and at the sole discretion of the Trustee, by written notice to each Claimant that has filed a Claim Information Form, extend any of the dates established in these procedures within which a Claimant may or shall take an action. The Asbestos PD Trust may only shorten any of the dates within which a Claimant may or shall take an action or extend the time within which the Asbestos PD Trust may or shall take an action by consent of the Claimant(s) affected or by order of the Bankruptcy Court.

3.       CLAIM INFORMATION FORM


                                   A.1.1.6.5-3

3.1. On or before the date that is ninety (90) days after the Effective Date, the Asbestos PD Trust shall mail to each holder of a Claim that has filed a proof of claim in the Chapter 11 Cases and that has not previously been disallowed or withdrawn, a copy of these Asbestos Property Damage Claims Resolution Procedures and a Claim Information Form. The Asbestos PD Trust shall provide one copy of these Asbestos Property Damage Claims Resolution Procedures and a Claim Information Form to the representative of each class that has filed a class proof of claim in the Chapter 11 Cases so long as such class proof of claim has not been disallowed as of the Effective Date, which representative shall be responsible for distributing these Asbestos Property Damage Claims Resolution Procedures and the Claim Information Form to each of the members of such class; provided, however, that the Asbestos PD Trust shall either (i) furnish any such class representative with copies of these Asbestos Property Damage Claims Resolution Procedures and the Claim Information Form, if within sixty (60) days after the Effective Date, such class representative notifies the Asbestos PD Trust of the number of copies needed for distribution to class members, or (ii) distribute these Asbestos Property Damage Claims Resolution Procedures and the Claim Information Form to each member of a class if, on or before sixty (60) days after the Effective Date, the class representative furnishes the Asbestos PD Trust with the names and addresses of the class members in a format acceptable to the Asbestos PD Trust that will permit the automated distribution of the Asbestos Property Damage Claims Resolution Procedures and the Claim Information Form.

3.2. Each Claimant shall complete and serve the Claim Information Form so that it is RECEIVED at the address specified on the Claim Information Form on or before the Claims Information Deadline. EACH MEMBER OF A CLASS THAT HAS FILED A CLASS PROOF OF CLAIM MUST FILE A SEPARATE CLAIM INFORMATION FORM. IF A CLASS MEMBER DOES NOT TIMELY FILE A SEPARATE CLAIM INFORMATION FORM, SUCH MEMBER WILL HAVE NO RIGHT TO ANY DISTRIBUTION FROM THE ASBESTOS PD TRUST.

3.3. The Claimant shall complete a separate Claim Information Form for each building with respect to which the Claim is made. Each Claim Information Form shall state separately for each building the following information:

         3.3.1.     the name, location, and use of the building;

         3.3.2. the date on which the Claimant first became aware of the presence of the ACBM that are the subject of the Claim;

         3.3.3.     the date on which each Eagle-Picher product was installed;

         3.3.4. separately for each Homogeneous Area, the Eagle-Picher brand-name, location, and application of each product with respect to which the Claim is made;

         3.3.5. separately for each Homogeneous Area of ACBM, whether the ACBM for which the Claim is made remains in place, whether it has been abated pursuant to an Asbestos Abatement Program, or any other disposition of the ACBM;

         3.3.6. separately for each Homogeneous Area of ACBM, whether the ACBM has been removed pursuant to a renovation or demolition, or otherwise than in connection with an Asbestos Abatement Program and, if so, the date of removal and actual abatement costs;


                                   A.1.1.6.5-4

         3.3.7. separately for each Homogeneous Area, whether the ACBM is in need of repair and whether the ACBM is in a position in which it is likely to be disturbed;

         3.3.8. the total number rooms or areas for which it would be necessary to construct an enclosure and decontamination area if the ACBM were to be removed; and

         3.3.9. separately for each Homogeneous Area, the quantity of the ACBM with respect to which the Claim is made, stating in the case of fittings the number and diameter of each fitting, in the case of pipe the diameter and length, and in other cases the area.

3.4. The Claimant shall attach to the Claim Information Form the following documentary evidence:

         3.4.1. a copy of all documentary evidence (if any) evidencing the date of installation of ACBM;

         3.4.2. a copy of all documentary evidence (if any) evidencing the date on which the Claimant first became aware of the presence of ACBM;

         3.4.3.     an Approved Laboratory Report;

         3.4.4. with respect to a building in which ACBM remains in place, an Accredited Inspector Report; and

         3.4.5. with respect to a building in which ACBM was removed pursuant to an Asbestos Abatement Program, evidence (if any) that such ACBM was removed pursuant to such program and copies of bid specifications and contracts for the abatement work, together with copies of the receipted bills or other proof of payment.

4.       ASSESSMENT OF CLAIMS

4.1. Each Claim shall be assessed solely by reference to the Qualification Criteria, Evaluation Criteria, and Compensation Model.

4.2.     QUALIFICATION CRITERIA

         4.2.1. In order to be allowed, a Claim must satisfy each of the following Qualification Criteria:

                  4.2.1.1. The Claimant properly filed a proof of claim corresponding to the ACBM for which the Claim is made in the Chapter 11 Cases on or before September 30, 1992, except to the extent that (i) the Bankruptcy Court has ordered, on or before the Effective Date, that the Claimant be permitted to file such proof of claim untimely, and the Claimant has, in fact, filed its proof of claim within the time specified by the Bankruptcy Court or (ii) Eagle-Picher has expressly consented to the untimely filing of such proof of claim, and such proof of claim is filed in accordance with any conditions attached by Eagle-Picher to such consent.


                             A.1.1.6.5-5

                  4.2.1.2. The Claim has not previously been disallowed by an order of the Bankruptcy Court or withdrawn.

                  4.2.1.3. The Claim is not factually time-barred under the statute of limitations or statute of repose of the Applicable Jurisdiction.

                  4.2.1.4. The Claim is not otherwise barred by the law of the Applicable Jurisdiction.

                  4.2.1.5. The Claimant timely served a Claim Information Form containing the information required by section 3.3 hereof; provided, however, that a Claimant that has timely served a Claim Information Form but that has failed to supply all of the information required by section 3.3 hereof may supplement its Claim
                             Information Form with such information within thirty (30) days after receipt of notice by the Asbestos PD Trust that information is missing from the Claim Information Form.

                  4.2.1.6. The ACBM with respect to which the Claim is being made was not removed from the building as part of a renovation or demolition otherwise than in connection with an Asbestos Abatement Program.

                  4.2.1.7. The Claimant has not previously received compensation with respect to the ACBM for which Claim is made in excess of the Claim's Adjusted Nominal Value from another party or trust.

         4.2.2. Disallowance of Claims based upon their failure to meet any of the Qualification Criteria shall be made by the Bankruptcy Court, after notice to the Claimants affected and a hearing thereon.

4.3.     COMPENSATION MODEL; NOMINAL VALUE

         4.3.1.   The Nominal Value of each Claim will be
                  calculated by the Asbestos PD Trust with reference to the quantity, application, condition and location of the ACBM with respect to each Homogeneous Area in respect of which the Claim is made, and the number of enclosure and decontamination areas necessary if that ACBM were to be removed, applying the removal costs and the appropriate proportion of the work area costs set forth in the Compensation Model.

         4.3.2. Where the ACBM with respect to which the Claim is made has been abated as part of an Asbestos Abatement Program, the Nominal Value of the Claim shall be the lesser of (i) the Nominal Value calculated by reference to the Compensation Model in accordance with section 4.3.1 and (ii) the actual abatement costs incurred by the Claimant.

4.4.     EVALUATION CRITERIA; ADJUSTED NOMINAL VALUE

         4.4.1. The Nominal Value of the Claim for each Homogenous Area shall be adjusted in accordance with the provisions set forth herein in order to take into account the


                                   A.1.1.6.5-6
                  weight and sufficiency of the evidence provided by the Claimant showing that One-Cote or Super "66" was installed and has not previously been removed or replaced otherwise than pursuant to an Asbestos Abatement Program.

         4.4.2. Proof of the installation of One-Cote or Super "66" for each Homogenous Area may be established by the Claimant by the following analytical and/or documentary evidence:

                  4.4.2.1. A Claim will be awarded 40 proof points if the Claimant submits an Approved Laboratory Report that contains the following certification: "Based upon the PLM tests specified in the Protocols, the bulk samples referenced herein are consistent with [One-Cote] [Super '66']."

                  4.4.2.2. A Claim will be awarded 30 proof points if the Claimant submits an Approved Laboratory Report that contains the following certification: "Based upon the qualitative scanning electron microscopy and/or transmission electron microscopy tests specified in the Protocols, the bulk samples referenced herein are consistent with [One-Cote] [Super '66']."

                  4.4.2.3. A Claim will be awarded 30 proof points if the Claimant submits an Approved Laboratory Report that contains the following certification: "Based upon quantitative x-ray diffraction and chemical analysis tests specified in the Protocols, the bulk samples referenced herein are consistent with [One-Cote] [Super '66']."

4.5. The proof points awarded with respect to a Claim shall be totaled. The Adjusted Nominal Value of a Claim with respect to each Homogenous Area shall be calculated based upon the following formula:

                Adjusted
                 Nominal          =        Nominal       x        Proof Points
                  Value                     Value                      100

         The Adjusted Nominal Value of a Claim shall be the sum of the Adjusted Nominal Values for each Homogenous Area for which a Claim is made.

4.6. For each Homogenous Area of ACBM that the Accredited Inspector has determined is not in need of repair and which is not in a position in which it is likely to be disturbed, the Adjusted Nominal Value calculated pursuant to the preceding subsection shall be further adjusted downward by 75%.

5.       NOTICE OF DECISION

5.1. The Asbestos PD Trust shall, within the later of (i) if either Eagle-Picher or the Asbestos PD Trust moves to disallow a Claim and the Bankruptcy Court enters an order denying such motion as to such Claim, thirty (30) days after entry of such order, or (ii) one hundred eighty
         (180) days after the Claims Information Deadline serve on each Claimant a Notice of Decision with respect to each Claim stating the extent to which the Claim has been accepted.


                                   A.1.1.6.5-7

5.2. The Notice of Decision shall state the Nominal Value and the Adjusted Nominal Value of the Claim and explain the application of the Evaluation Criteria and the Compensation Model in the assessment and valuation of the Claim.

5.3. The Notice of Decision will specify the date by which a Notice of Reconsideration must be filed in accordance with the provisions of section 6.1.

6.       RECONSIDERATION

6.1. Any Claimant that is dissatisfied with the decision in the Notice of Decision may serve on the Asbestos PD Trust a Notice of Reconsideration within thirty (30) days after service of the Notice of Decision. Failure to timely serve on the Asbestos PD Trust a Notice of Reconsideration shall be deemed a consent to the Notice of Decision and the Adjusted Nominal Value stated therein, and the Claimant shall be deemed to have waived any right to seek further review of its Claim.

6.2. The Notice of Reconsideration must identify specifically which of the Evaluation Criteria and Compensation Model the Claimant contends were improperly applied by the Asbestos PD Trust, stating the reason(s) for seeking reconsideration and including any supporting documentation. A Claimant may seek reconsideration of the Notice of Decision solely on the basis that the Evaluation Criteria or Compensation Model formulae have been improperly applied by the Asbestos PD Trust.

6.3. The Asbestos PD Trust shall confer with the Claimant or the Claimant's designated representative in an effort to reach agreement on the Adjusted Nominal Value of the Claim. The Asbestos PD Trust may agree upon an Adjusted Nominal Value of a Claim in the discretion of the Trustee, but the Asbestos PD Trust shall have no obligation to base its assessment of the Adjusted Nominal Value of a Claim on anything other than application of the Evaluation Criteria and the Compensation Model.

7.       ARBITRATION

7.1. At any time within twenty (20) days following the service of the response of the Asbestos PD Trust to the Notice of Reconsideration, the Claimant may serve a Notice of Arbitration on the Asbestos PD Trust. If a Notice of Arbitration is not timely served by a Claimant, then the Claimant shall be deemed to have waived any right to seek Arbitration or any further review of its Claim, and the Adjusted Nominal Value of the Claim set forth in the Notice of Decision, or otherwise agreed to in writing by the Asbestos PD Trust within the time period for seeking Arbitration, shall be binding on the Claimant.

7.2. The Asbestos PD Trust shall maintain a list of a minimum of ten independent arbitrators who are available to hear disputes hereunder. The Asbestos PD Trust shall, within ten (10) days after receipt of a Notice of Arbitration, send to the Claimant the names and addresses of the ten independent arbitrators. The Claimant shall have fifteen (15) days from the date the list is served to strike five arbitrators and to return the list to the Asbestos PD Trust. The Asbestos PD Trust shall select one of the five arbitrators not stricken by the Claimant to arrange a date on which the Arbitration can be conducted, such date to be mutually convenient to the Asbestos PD Trust, the Claimant, and the arbitrator. Unless otherwise agreed to by the Asbestos PD Trust, in its sole discretion, all Arbitration proceedings will be conducted in Cincinnati, Ohio. Upon confirmation of the date on which Arbitration will commence, the Asbestos PD Trust shall notify the Claimant in writing of its date and location.


                                   A.1.1.6.5-8

7.3. The arbitrator shall conduct a de novo review of the Claim. In assessing the extent to which the Claim should be allowed, the arbitrator shall apply only the Evaluation Criteria and the Compensation Model in accordance with the procedures set forth herein. The Asbestos PD Trust shall pay the fees and expenses of the arbitrator; provided, however, that in the event Claimant fails to obtain an award equal to or greater than 120 percent (120%) of the Adjusted Nominal Value of such Claim set forth in the Notice of Decision, such fees shall be borne by the Claimant. The Claimant may, but need not, be represented by counsel in the arbitration proceeding. The Claimant shall be solely responsible for all fees and expenses incurred by the Claimant and its representatives in connection with the Arbitration or otherwise pursuant to these Asbestos Property Damage Claims Resolution Procedures.

8.       NOTICES

8.1. All notices and other communications made or served under these Asbestos Property Damage Claims Resolution Procedures shall be in writing and shall be deemed to have been duly served on the date of delivery, if delivered by hand or by express delivery service, or on the third business day after the deposit into an authorized United States mail depository, if mailed by First Class Mail, postage prepaid. Notices to the Asbestos PD Trust shall be addressed as follows:

          Eagle-Picher Industries, Inc. Asbestos Property Damage Claims Facility P.O. Box 1847
          Cincinnati, Ohio  45201

         Notices to a Claimant shall be addressed as specified in the Claim Information Form.


                                   A.1.1.6.5-9

                                   EXHIBIT "1"

                              APPROVED LABORATORIES

RJ Lee Group, Inc.
350 Hochberg Road
Monroeville, PA 15146
Contact: Dr. Richard J. Lee
(412) 325-1776
Capabilities:  PLM, SEM, CCSEM, XRD

McCrone Environmental Services, Inc.
850 Pasquinelli Drive
Westmont, IL 60559
(708) 887-7100
Capabilities:  PLM, SEM, CCSEM, XRD

Clayton Environmental Consultants, Inc.
400 Chastain Center Boulevard, N.W.
Suite 490
Kennesaw, GA 30144
Contact: Owen S. Crankshaw
(404) 499-7500
Capabilities:  PLM, SEM, XRD

Millette, Vanderwood & Associates
5500 Oakbrook Parkway, Suite 200
Norcross, GA 30093
Contact: James Millette
(404) 662-8509
Capabilities:  PLM, SEM, CCSEM

Materials Analytical Services, Inc.
3597 Parkaway Lane, Suite 250
Norcross, GA 30092
Contact: William E. Longo
(404) 448-3200
Capabilities:  PLM, SEM, XRD

EMSL of California, Inc.
17620 South Amphlett Boulevard
Suite 130
San Mateo, CA 94402
Contact: Peter Frasca
(609) 858-4800
Capabilities:  PLM, SEM, XRD

EMS Laboratories
117 West Bellevue Drive
Pasadena, CA 91105-2503
Contact: Bernadine Kolk
(818) 568-4065
Capabilities:  PLM, SEM, XRD

Particle Diagnostics, Inc.
106-A White Horse Pike
Haddon Heights, NJ 8035
Contact: James J. Weitzman
(609) 547-0491
Capabilities:  PLM, XRD

Miero Analytical Laboratories, Inc.
3618 N.W. 97th Boulevard
Gainesville, FL 32606
Contact: Nancy Dehgan
(904) 332-1701
Capabilities:  PLM, SEM

Forensic Analytical Specialties, Inc.
3777 Depot Road, Suite 406
Hayward, CA 94545-2756
(510) 887-8828
Capabilities:  PLM, SEM, XRD


                                  A1.1.6.5-1-1

                                   EXHIBIT "2"

                      IN THE UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                           )
                                )
EAGLE-PICHER INDUSTRIES, INC.   )
                                )        CONSOLIDATED CASE NO.
et al.,                         )                 1-91-00100
                                )        Chapter 11 - Judge Perlman
                Debtors.        )

--------------------------------------------------------------------------------

                           CLAIM INFORMATION FORM FOR
                     ASBESTOS-RELATED PROPERTY DAMAGE CLAIMS

--------------------------------------------------------------------------------

                  NOTE: A SEPARATE CLAIM INFORMATION FORM MUST
            BE FILED FOR EACH BUILDING INCLUDED IN A CLAIMANT'S CLAIM

                              CLAIMANT INFORMATION

Claim Number:       [Eagle-Picher #]--
                    -----------------------------------------------------------
                    (Consecutively number claims for each building, using the preassigned claim number as a prefix)

Claimant Name:
                    -----------------------------------------------------------

Claimant Address:
                    -----------------------------------------------------------

                    -----------------------------------------------------------

                    -----------------------------------------------------------


Claimant Type (check one):

               Owner                     Operator             Attorney in Fact

               /  /                        /  /                      /  /


                                  A1.1.6.5-2-1

                              BUILDING INFORMATION

Building Name:          _______________________________________________________
                        (Include any ceremonial name for the building. If the building is part of a complex, the building's designation should appear here, and the complex name should appear under Location.)

Division or Agency
Operating Building:     _______________________________________________________
                        (If a division or agency of a governmental entity or corporation is operating the building, the name of the agency or division operating the building should appear here.)

Site Identification:    _______________________________________________________
                        (If claimant routinely uses a unique numerical identification for its buildings, this should be inserted to aid in uniquely defining the claim.)

Building Address
or Location:            _______________________________________________________

                        _______________________________________________________
                        (If the building is part of a complex, such as a group of hospital buildings, this should be indicated. If the complex has a single street address, usually of the administration building, then this should be included with that fact so indicated.)

Construction Date:

Original   _________       Addition 1 _________          Addition 2 _________
Addition 3 _________       Addition 4 _________

(The approximate year(s) of construction of the original building and any additions should be indicated, whether or not they are the dates of installation of asbestos-containing materials.)

Building Type/Purpose:  _______________________________________________________

                        _______________________________________________________

                        _______________________________________________________
                        (short description of the routine building uses, e.g. school, hospital, office building, library, convention center, manufacturing plant, museum, etc.)

Dates of Any Consultants' Reports Received Relating to Asbestos-Containing Materials in Building: ________________________________________________________

Date Claimant First Became Aware of Presence of Asbestos-Containing Materials in
Building:  ____________________________________________________________________


                                  A1.1.6.5-2-2

                               PRODUCT INFORMATION

               (COMPLETE CHART FOR EACH HOMOGENEOUS AREA - AN AREA
  OF ASBESTOS-CONTAINING MATERIALS THAT IS UNIFORM IN TEXTURE AND COLOR. ATTACH
                         ADDITIONAL PAGES, IF NECESSARY)

-------------------------------------------------------------------------------------------------------------------------
                                                             ASBESTOS-CONTAINING                         CONDITION
HOMOGENEOUS                                                  MATERIALS                                   (CHECK ANY THAT
AREA # _____                       PRODUCT I.D.              (CHECK ONE)                                 APPLY)
-------------------------------------------------------------------------------------------------------------------------
Location (i.e., boiler room,       Brand Name:               / /  remain in place                        Asbestos-
cafeteria, office):                                                                                      containing
                                                                                                         materials in this
                                                             / / abated pursuant to Asbestos             homogeneous
                                                             Abatement Program                           area are

Installation date:                 Attached Approved         Date:___________________________            / /  in need of
                                   Laboratory Report                                                     repair
                                   based upon the            Abatement Costs:
                                   following (check all
Application (check one and         that apply):              $______________________________             / /  likely to be
complete pertinent                                                                                       disturbed
information):

/ / Fittings                       / / PLM tests             / / removed in other renovation or
                                                             demolition
Number: _____________
                                   / / qualitative           Date:___________________________
Diameter:_____________             scanning electron
                                   miscroscopy and/or        Removal Costs:
/ / Pipes                          transmission electron
                                   microscopy                $______________________________
Number:_____________

Length:______________              / / quantitative x-ray    / / Other (please attach explanation)
                                   diffraction and
/ / Other                          chemical analysis

Area:________________

-------------------------------------------------------------------------------------------------------------------------




                                  A1.1.6.5-2-3

                            OTHER CLAIMS AND ACTIONS

(LIST ALL OTHER ACTIONS OR PROCEEDINGS IN WHICH A CLAIM HAS BEEN ASSERTED FOR ASBESTOS-RELATED PROPERTY DAMAGE ON ACCOUNT OF THIS BUILDING, STATE WHETHER THE STATUS OF ACTION AS IT PERTAINS TO SUCH CLAIM, AND, IF A RECOVERY WAS RECEIVED, THE AMOUNT OF SUCH RECOVERY. ATTACH ADDITIONAL PAGES, IF NECESSARY.)

=======================================================================================================
                                                                               AMOUNT OF
CASE NAME        CASE NUMBER                  STATUS OF CASE               RECOVERY, IF ANY
-------------------------------------------------------------------------------------------------------
                                       / / pending
                                                                           $____________________
                                       / / settled

                                       / / dismissed without
                                       prejudice
                                                                           If claimant is a member of a
                                       / / dismissed with                  class that has received a
                                       prejudice                           classwide recovery, then
                                                                           check this box and do not
                                       / / judgment in favor of            list an amount
                                       claimant on some or all
                                       counts
                                                                           / / Class recovery
                                       / / judgment in favor of
                                       defendant on all counts
-------------------------------------------------------------------------------------------------------



                                  A1.1.6.5-2-4

=======================================================================================================
                                                                               AMOUNT OF
CASE NAME        CASE NUMBER                  STATUS OF CASE               RECOVERY, IF ANY
-------------------------------------------------------------------------------------------------------
                                       / / pending
                                                                           $____________________
                                       / / settled

                                       / / dismissed without
                                       prejudice
                                                                           If claimant is a member of a
                                       / / dismissed with                  class that has received a
                                       prejudice                           classwide recovery, then
                                                                           check this box and do not
                                       / / judgment in favor of            list an amount
                                       claimant on some or all
                                       counts
                                                                           / / Class recovery
                                       / / judgment in favor of
                                       defendant on all counts
-------------------------------------------------------------------------------------------------------
                                       / / pending
                                                                           $____________________
                                       / / settled

                                       / / dismissed without
                                       prejudice
                                                                           If claimant is a member of a
                                       / / dismissed with                  class that has received a
                                       prejudice                           classwide recovery, then
                                                                           check this box and do not
                                       / / judgment in favor of            list an amount
                                       claimant on some or all
                                       counts

                                       / / judgment in favor of
                                       defendant on all counts             / / Class recovery

-------------------------------------------------------------------------------------------------------

                                  A1.1.6.5-2-5

=======================================================================================================
                                                                               AMOUNT OF
CASE NAME        CASE NUMBER                  STATUS OF CASE               RECOVERY, IF ANY
-------------------------------------------------------------------------------------------------------

                                       / / pending                         $____________________

                                       / / settled

                                       / / dismissed without
                                       prejudice                           If claimant is a member of a
                                                                           class that has received a
                                       / / dismissed with                  classwide recovery, then
                                       prejudice                           check this box and do not
                                                                           list an amount

                                       / / judgment in favor of
                                       claimant on some or all             / / Class recovery
                                       counts

                                       / / judgment in favor of
                                       defendant on all counts
-------------------------------------------------------------------------------------------------------
                                       / / pending                         $____________________

                                       / / settled

                                       / / dismissed without
                                       prejudice                           If claimant is a member of a
                                                                           class that has received a
                                       / / dismissed with                  classwide recovery, then
                                       prejudice                           check this box and do not
                                                                           list an amount

                                       / / judgment in favor of
                                       claimant on some or all             / / Class recovery
                                       counts

                                       / / judgment in favor of
                                       defendant on all counts
=======================================================================================================




                                  A1.1.6.5-2-6

                                   ATTACHMENTS

(ALL DOCUMENTATION SUBMITTED MUST BE IN READABLE FORM. ILLEGIBLE DOCUMENTATION WILL BE DISREGARDED, OR THE ASBESTOS PD TRUST MAY SEEK TO HAVE THE CLAIMANT SUPPLY A LEGIBLE COPY. ALL DOCUMENTATION MUST BE CONSECUTIVELY NUMBERED TO CORRESPOND TO THE CLAIM NUMBER. FOR EXAMPLE, IF TEN DOCUMENTS ARE SUBMITTED RELATING TO CLAIM NO. 11111-5 (I.E., IN SUPPORT OF THE FIFTH BUILDING COVERED UNDER CLAIM NO. 11111), EACH DOCUMENT MUST BE NUMBERED 11111-5-1 THROUGH 11111-5-10.)

The following documents are attached to this Claim Information Form (check all that apply)

/ / Documents that show the date of installation of asbestos-containing materials

/ / Documents that show the date on which Claimant first became aware of the presence of asbestos-containing materials in the building

/ /       Approved Laboratory Report

/ / Accredited Inspector Report (required if asbestos-containing materials remain in place in the building)

/ / Documents that show that asbestos-containing materials were removed pursuant to an Asbestos Abatement Program, including bid specifications, contracts for the abatement work, and proof of payment




                                  A1.1.6.5-2-7

                                  CERTIFICATION

The undersigned certifies to the best of his [her] knowledge under penalty of perjury that the information contained and submitted with this Claim Information Form is true and correct.


____________         _______________________________      _____________________
Date                 (Print Name and Title, if any)            (Signature)







                             SUBMISSION REQUIREMENT

This Claim Information Form must be submitted and received no later than _____________, 1996 to the address below, or returned in the enclosed pre-addressed envelope:

                                    EAGLE-PICHER INDUSTRIES, INC.
                                    ASBESTOS PROPERTY DAMAGE
                                    CLAIMS FACILITY
                                    P.O. Box 1847
                                    Cincinnati, Ohio 45202




                                  A1.1.6.5-2-8

                                   EXHIBIT "3"

                               COMPENSATION MODEL



                                                       WORK AREA COST
Isolation barrier                    :                 $2.50 per linear foot
Floor cover                          :                 $0.30 per square foot
Decontamination enclosure            :                 $100.00 each work area


                                                       REMOVAL COST

1/2" - 1 1/2" pipe                   :                 $3.75 per linear foot
2" - 3" pipe                         :                 $4.15 per linear foot
4" - 5" pipe                         :                 $5.00 per linear foot
6" - 10" pipe                        :                 $8.50 per linear foot

LENGTH OF COVERING
1/2" - 1 1/2" fitting                :                 $3.75 per fitting
2" - 3" fitting                      :                 $4.15 per fitting
4" - 5" fitting                      :                 $5.00 per fitting
6" - 10" fitting                     :                 $8.50 per fitting

Boilers, breaching
and ducting                          :                 $9.00 per square foot


                                  A1.1.6.5-3-1

                                   EXHIBIT "4"

                           FORM OF NOTICE OF DECISION


                                 [TO BE PROVIDED
                            BY THE ASBESTOS PD TRUST
                            AFTER THE EFFECTIVE DATE
                                  OF THE PLAN]



                                  A1.1.6.5-4-1

                                   EXHIBIT "5"

                        FORM OF NOTICE OF RECONSIDERATION

                                 [TO BE PROVIDED
                            BY THE ASBESTOS PD TRUST
                            AFTER THE EFFECTIVE DATE
                                  OF THE PLAN]


                                  A1.1.6.5-5-1

                                   EXHIBIT "6"

                             PROTOCOLS FOR ONE-COTE



                                 [TO BE PROVIDED
                            BY THE ASBESTOS PD TRUST
                            AFTER THE EFFECTIVE DATE
                                  OF THE PLAN]


                                  A1.1.6.5-6-1

                                   EXHIBIT "7"

                            PROTOCOLS FOR SUPER "66"


                                 [TO BE PROVIDED
                            BY THE ASBESTOS PD TRUST
                            AFTER THE EFFECTIVE DATE
                                  OF THE PLAN]


                                  A1.1.6.5-7-1

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                           )     Consolidated Case No. 1-91-00100
                                )
                                )
EAGLE-PICHER INDUSTRIES,        )     Chapter 11
INC., et al.,                   )
                                )     JUDGE PERLMAN
                  Debtors.      )
                                )



                                 EXHIBIT "1.1.8"

             FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                 [TO BE INCLUDED
                             IN PLAN EXHIBIT VOLUME]

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                            )    Consolidated Case No. 1-91-00100
                                 )
                                 )
EAGLE-PICHER INDUSTRIES,         )    Chapter 11
INC., et al.,                    )
                                 )    JUDGE PERLMAN
                  Debtors.       )
                                 )


                                 EXHIBIT "1.1.9"

                FORM OF AMENDED AND RESTATED CODE OF REGULATIONS

                                 [TO BE INCLUDED
                             IN PLAN EXHIBIT VOLUME]

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION



In re                           )     Consolidated Case No. 1-91-00100
                                )
                                )
EAGLE-PICHER INDUSTRIES,        )     Chapter 11
INC., et al.,                   )
                                )     JUDGE PERLMAN
                  Debtors.      )
                                )


                                EXHIBIT "1.1.13"

                      FORM OF EAGLE-PICHER INDUSTRIES, INC.
                   PERSONAL INJURY SETTLEMENT TRUST AGREEMENT

                          EAGLE-PICHER INDUSTRIES, INC.
                   PERSONAL INJURY SETTLEMENT TRUST AGREEMENT


         This Trust Agreement is among Eagle-Picher Industries, Inc., an Ohio corporation and debtor in possession ("EAGLE-PICHER"), and its affiliates, Daisy Parts, Inc., Transicoil, Inc., Michigan Automotive Research Corp., EDI, Inc., Eagle-Picher Minerals, Inc., Eagle-Picher Europe, Inc., and Hillsdale Tool & Manufacturing Co. ("SETTLORS"), and Darius W. Gaskins, Jr., Kevin O'Donnell, Daniel M. Phillips, William J. Williams and Marshall Wright, as Trustees ("TRUSTEES"), pursuant to the Second Amended Consolidated Joint Plan of Reorganization of Eagle-Picher and its affiliated debtors, dated July 15, 1996 (the "PLAN").

         WHEREAS, at the time of the entry of the order for relief in the Chapter 11 Cases, Eagle-Picher was named as a defendant in personal injury, wrongful death, and property damage actions seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products; and

         WHEREAS, Eagle-Picher and its affiliated debtors (collectively, the "DEBTORS") have reorganized under the provisions of Chapter 11 of the Bankruptcy Code in cases pending in the United States Bankruptcy Court for the Southern District of Ohio known as In re Eagle-Picher Industries, Inc., et al., Consolidated Case No. 1-91-00100 ("CHAPTER 11 CASES"); and

         WHEREAS, the Plan, filed by the Debtors, the Legal Representative for Future Claimants appointed by the Bankruptcy Court pursuant to its order of October 31, 1991 ("FUTURE REPRESENTATIVE") and the Bankruptcy Court-appointed committee composed of the representatives of certain tort claimants of the Debtors ("INJURY CLAIMANTS' COMMITTEE") has been confirmed by the Bankruptcy Court; and

         WHEREAS, the Plan provides, inter alia, for the creation of the Eagle-Picher Industries, Inc. Personal Injury Settlement Trust ("PI TRUST"); and

         WHEREAS, pursuant to the Plan, the PI Trust is to be funded in whole or in part by the securities of the Debtors and by the obligation of the Debtors to make future payments, including dividends; and

         WHEREAS, pursuant to the Plan, the PI Trust is to own a majority of the voting shares of the Eagle-Picher; and

         WHEREAS, pursuant to the Plan, the PI Trust is to use its assets or income to pay Claims and Demands, as defined in Sections 101(5) and 524(g)(5) of the Bankruptcy Code respectively, against the Debtors; and

         WHEREAS, the Plan provides, among other things, for the complete settlement and satisfaction of all liabilities and obligations of the Debtors with respect to Asbestos Personal Injury Claims and Lead Personal Injury Claims (hereinafter Asbestos Personal Injury Claims and Lead Personal Injury Claims are sometimes jointly referred to as "TOXIC PERSONAL INJURY CLAIMS"); and

         WHEREAS, pursuant to the Plan, the PI Trust is intended to qualify as a "Qualified Settlement Fund" within the meaning of Section 1.468B-1 of the Treasury Regulations promulgated under Section 468B of the Internal Revenue Code; and


                                    A1.1.13-1

         WHEREAS, the Bankruptcy Court has determined that the PI Trust and the Plan satisfy all the prerequisites for a supplemental injunction pursuant to
Section 524(g) of the Bankruptcy Code, which Asbestos and Lead PI Permanent Channeling Injunction has been entered in connection with the Confirmation Order;

         NOW, THEREFORE, it is hereby agreed as follows:


                                    ARTICLE 1

                                   DEFINITIONS

         As used herein, the following terms shall have the meanings specified below:

         1.1 Affiliate: Any Entity that is an "affiliate" of any of the Debtors within the meaning of Section 101(2) of the Bankruptcy Code except (i) American Imaging Services, Inc., (ii) Tri Sigma Corporation, and (iii) the PI Trust.

         1.2 Asbestos and Lead PI Permanent Channeling Injunction: An order or orders of the Bankruptcy Court or the District Court permanently and forever staying, restraining, and enjoining any Entity from taking any of the following actions for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any Asbestos Personal Injury Claims or Lead Personal Injury Claims (other than actions brought to enforce any right or obligation under the Plan, any Exhibits to the Plan, or any other agreement or instrument between any of the Debtors or the Reorganized Debtors and the PI Trust, which actions shall be in conformity and compliance with the provisions hereof):

               (a) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding (including, without express or implied limitation, a judicial, arbitral, administrative, or other proceeding) in any forum against or affecting any PI Protected Party or any property or interests in property of any PI Protected Party;

               (b) enforcing, levying, attaching (including, without express or implied limitation, any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any PI Protected Party or any property or interests in property of any PI Protected Party;

               (c) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any PI Protected Party or any property or interests in property of any PI Protected Party;

               (d) setting off, seeking reimbursement of, contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any PI Protected Party or any property or interests in property of any PI Protected Party; and

               (e) proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the PI Trust, except in conformity and compliance therewith.

         1.3 Asbestos or Lead Contribution Claim: Any right to payment, claim, remedy, liability, or Demand now existing or hereafter arising, whether or not such right, claim, remedy, liability or Demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal bases for such right, claim, remedy, liability or Demand are known or unknown, that is (i) held by (A) any Entity (other than a director or officer

                                    A1.1.13-2
entitled to indemnification pursuant to Section 8.6 of the Plan) who has been, is, or may be a defendant in an action seeking damages for death, bodily injury, or other personal damages (whether physical, emotional, or otherwise) to the extent caused or allegedly caused, directly or indirectly, by exposure to (x) asbestos or asbestos-containing products or (y) products that contain lead chemicals, or (B) any assignee or transferee of such Entity, and (ii) on account of alleged liability of any of the Debtors for reimbursement or contribution of any portion of any damages such Entity has paid or may pay to the plaintiff in such action.

         1.4 Asbestos Personal Injury Claim: Any right to payment, claim, remedy, liability, or Demand now existing or hereafter arising, whether or not such right, claim, remedy, liability, or Demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal bases for such right, claim, remedy, liability, or Demand are known or unknown, for, under any theory of law, equity, admiralty, or otherwise, death, bodily injury, or other personal damages (whether physical, emotional, or otherwise) to the extent caused or allegedly caused, directly or indirectly, by exposure to asbestos or asbestos-containing products that were manufactured, sold, supplied, produced, distributed, released, or in any way marketed by any of the Debtors prior to the Petition Date, including, without express or implied limitation, any right, claim, remedy, liability, or Demand for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general, and special damages) and including punitive damages and any Asbestos or Lead Contribution Claim.

         1.5 Bankruptcy Code: The Bankruptcy Reform Act of 1978, as amended, and as codified in Title 11 of the United States Code, as applicable to the Chapter 11 Cases.

         1.6 Bankruptcy Court: The United States District Court for the Southern District of Ohio, Western Division, having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code, the unit of such District Court constituted pursuant to section 151 of title 28 of the United States Code.

         1.7 Business Day: Any day on which commercial banks are required to be open for business in Cincinnati, Ohio.

         1.8 Claim: (a) A "claim," as defined in Section 101(5) of the Bankruptcy Code, against any of the Debtors or Debtors in Possession, whether or not asserted, whether or not the facts of or legal bases therefor are known or unknown, and specifically including, without express or implied limitation, any rights under Sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, any claim of a derivative nature, any potential or unmatured contract claims, and any other Contingent Claim, and (b) any Environmental Claim or Product Liability Tort Claim, whether or not it constitutes a "claim," as defined in Section 101(5) of the Bankruptcy Code.

         1.9 Confirmation Order: The order or orders of the Bankruptcy Court confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code, which will contain, inter alia, the Asbestos and Lead PI Permanent Channeling Injunction, the Asbestos Property Damage Permanent Channeling Injunction, and the Claims Trading Injunction.

         1.10 Contingent Claim: Any Claim, the liability for which attaches or is dependent upon the occurrence or happening, or is triggered by, an event, which event has not yet occurred, happened, or been triggered, as of the date on which such Claim is sought to be estimated or an objection to such Claim is filed, whether or not such event is within the actual or presumed contemplation of the holder of such Claim and whether or not a relationship between the holder of such Claim and any of the Debtors now or hereafter exists or previously existed.


                                    A1.1.13-3

         1.11 Demand: A demand for payment, present or future, that (i) was not a Claim during the Chapter 11 Cases; (ii) arises out of the same or similar conduct or events that gave rise to the Claims addressed by the Asbestos and Lead PI Permanent Channeling Injunction; and (iii) pursuant to the Plan, is to be paid by the PI Trust.

         1.12 Divestiture Notes: Those certain Senior Unsecured Notes in the aggregate principal amount of Fifty Million and 00/100 Dollars ($50,000,000.00), bearing interest at a rate determined by McDonald & Company Securities, Inc. on the Effective Date as the rate such Senior Unsecured Notes should bear in order to have a market value of one hundred percent (100%) of their principal amount on the Effective Date, and substantially in the form of Exhibit "1.1.55" to the Plan.

         1.13 Effective Date: The first Business Day after the date on which all of the conditions precedent to the effectiveness of the Plan specified in
Section 7.10 of the Plan have been satisfied or waived or, if a stay of the Confirmation Order is in effect on such date, the first Business Day after the expiration, dissolution, or lifting of such stay.

         1.14 Encumbrance: With respect to any asset, any mortgage, lien, pledge, charge, security interest, assignment, or encumbrance of any kind or nature in respect of such asset (including, without express or implied limitation, any conditional sale or other title retention agreement, any security agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

         1.15 Entity: An individual, corporation, partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, or government or any political subdivision thereof, or other person or entity.

         1.16 Environmental Claim: Any Claim as to which the treatment thereof is set forth in (a) the Environmental Settlement Agreement or (b) an agreement by and between any of the Debtors and any party asserting a Claim against any of the Debtors relating to alleged contamination under the federal or state environmental laws or regulations, pursuant to which agreement all or a portion of such Claim (to the extent and subject to the limitations imposed by such agreement) may be asserted by the holder thereof after the Effective Date, to the extent that such agreement is approved and authorized by a Final Order of the Bankruptcy Court or otherwise in accordance with the Claims Settlement Guidelines.

         1.17 Environmental Settlement Agreement: That certain Settlement Agreement, lodged with the Bankruptcy Court on March 23, 1995, by and between the Debtors and the parties listed on the signatory pages thereof, to the extent that such Settlement Agreement is approved and authorized by the Bankruptcy Court by a Final Order of the Bankruptcy Court.

         1.18 Final Order: An order as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors, as the case may be, and their counsel or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired.


                                    A1.1.13-4

         1.19 Lead Personal Injury Claim: Any right to payment, claim, remedy, liability, or Demand, now existing or hereafter arising, whether or not such right, claim, remedy, liability, or Demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal bases for such right, claim, remedy, liability, or Demand are known or unknown, for, under any theory of law, equity, admiralty, or otherwise, death, bodily injury, or other personal damages (whether physical, emotional, or otherwise) to the extent caused or allegedly caused, directly or indirectly, by exposure to products that contained lead chemicals that were manufactured, sold, supplied, produced, distributed, or in any way marketed by any of the Debtors prior to the Petition Date, including, without express or implied limitation, any right, claim, remedy, liability, or Demand for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general, and special damages) and including punitive damages and any Asbestos or Lead Contribution Claim.

         1.20 New Eagle-Picher Common Stock: Voting common stock, with no par value, of Reorganized Eagle-Picher from and after the Effective Date after giving effect to the Amended and Restated Articles of Incorporation.

         1.21 Petition Date: January 7, 1991

         1.22 PI Protected Party: Any of the following parties:

               (a)       the Debtors;

               (b)       the Reorganized Debtors;

               (c)       an Affiliate;

               (d) any Entity that, pursuant to the Plan or after the Effective Date becomes a direct or indirect transferee of, or successor to any assets of any of the Debtors, the Reorganized Debtors, or the PI Trust (but only to the extent that liability is asserted to exist by reason of it becoming such a transferee or successor);

               (e) any Entity that, pursuant to the Plan or after the Effective Date, makes a loan to any of the Reorganized Debtors or the PI Trust or to a successor to, or transferee of, any assets of any of the Debtors, the Reorganized Debtors, or the PI Trust (but only to the extent that liability is asserted to exist by reason of such Entity becoming such a lender or to the extent any pledge of assets made in connection with such a loan is sought to be upset or impaired); or

               (f) any Entity to the extent he, she, or it is alleged to be directly or indirectly liable for the conduct of, Claims against, or Demands on any of the Debtors, the Reorganized Debtors, or the PI Trust on account of Asbestos Personal Injury Claims or Lead Personal Injury Claims by reason of one or more of the following:

                         (i) such Entity's ownership of a financial interest in any of the Debtors or the Reorganized Debtors, a past or present affiliate of any of the Debtors or the Reorganized Debtors, or predecessor in interest of any of the Debtors or the Reorganized Debtors;

                         (ii)such Entity's involvement in the management of any of the Debtors or the Reorganized Debtors or any predecessor in interest of any of the Debtors or the Reorganized Debtors;



                                    A1.1.13-5

                         (iii) such Entity's service as an officer, director, or employee of any of the Debtors, the Reorganized Debtors, or Related Parties;

                         (iv) such Entity's provision of insurance to any of the Debtors, the Reorganized Debtors, or Related Parties; or

                         (v) such Entity's involvement in a transaction changing the corporate structure, or in a loan or other financial transaction affecting the financial condition, of any of the Debtors, the Reorganized Debtors, or any of the Related Parties.

         1.23 Product Liability Tort Claim: Any right to payment, claim, remedy, liability, or Demand, now existing or hereafter arising, whether or not such right, claim, remedy, liability, or Demand is reduced to judgment, liquidated, unliquidated fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal bases for such right, claim, remedy, liability, or Demand are known or unknown, for, under any theory of law, equity, admiralty, or otherwise, death, bodily injury, or other personal damages (whether physical, emotional, or otherwise) to the extent caused or allegedly caused, directly or indirectly, by exposure to any products or byproducts that were manufactured, sold, supplied, produced, released, distributed, or in any way marketed by any of the Debtors prior to the Petition Date, including, without express or implied limitation, any right, claim, remedy, liability, or Demand for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general, and special damages), including punitive damages, and including, without express or implied limitation, any Asbestos Personal Injury Claim or Lead Personal Injury Claim.

         1.24 Related Parties: (a) Any past or present affiliate of any of the Debtors or the Reorganized Debtors, (b) any predecessor in interest of any of the Debtors or the Reorganized Debtors, or (c) any Entity that owned a financial interest in any of the Debtors or the Reorganized Debtors, any past or present affiliate of any of the Debtors or the Reorganized Debtors, or any predecessor in interest of any of the Debtors or the Reorganized Debtors.

         1.25 Reorganized Debtors: The Debtors, or any successors in interest thereto, from and after the Effective Date.

         1.26 Reorganized Eagle-Picher: Eagle-Picher, or any successor in interest thereto, from and after the Effective Date.

         1.27 Senior Unsecured Sinking Fund Debentures: Those certain Senior Unsecured Sinking Fund Debentures in the aggregate principal amount of Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00), bearing interest at a rate determined by McDonald & Company Securities, Inc. on the Effective Date as the rate such Senior Unsecured Sinking Fund Debentures should bear in order to have a market value of one hundred percent (100%) of their principal amount on the Effective Date, and substantially in the form set forth in Exhibit "1.1.114" to the Plan.

         All capitalized terms used herein and not defined in this Article 1 or in another provision of this Trust Agreement shall have the meanings assigned to them in the Plan and/or the Bankruptcy Code, which definitions are incorporated by reference herein.



                                    A1.1.13-6

                                    ARTICLE 2

                               AGREEMENT OF TRUST

         2.1 Creation and Name. The Settlor hereby creates a trust known as the "Eagle-Picher Industries, Inc. Personal Injury Settlement Trust", which is the PI Trust provided for and referred to in the Plan. The Trustees of the PI Trust may transact the business and affairs of the PI Trust in the name, "Eagle-Picher Industries Personal Injury Settlement Trust".

         2.2 Purpose. The purpose of the PI Trust is to assume any and all liabilities of the Debtors, their successors in interest or their affiliates, with respect to any and all Toxic Personal Injury Claims; to use the PI Trust's assets and income to promptly pay holders of valid Toxic Personal Injury Claims in such a way that holders of similar Toxic Personal Injury Claims are paid in substantially the same manner; and to otherwise comply in all respects with the requirements of a trust set forth in Section 524(g)(2)(B)(i) of the Bankruptcy Code. This purpose shall be fulfilled through the provisions of this Trust Agreement, the Eagle-Picher Industries, Inc. Asbestos Injury Claims Resolution Procedures attached hereto as Annex B ("EPI ASBESTOS CLAIMS PROCEDURES"), and any Lead Personal Injury Claims procedures adopted pursuant to the Trust Agreement ("EPI LEAD CLAIMS PROCEDURES").


         2.3 Transfer of Assets. The Settlors hereby transfer and assign to the PI Trust the property set forth in Article 10 of the Plan ( herein the "ASSETS").

         2.4 Acceptance of Assets and Assumption of Liabilities.

               (a) In furtherance of the purposes of the PI Trust, the Trustees, on behalf of the PI Trust, hereby expressly accept the transfer and assignment to the PI Trust of the Assets.

               (b) In furtherance of the purposes of the PI Trust, and subject to Article 5.4, the Trustees, on behalf of the PI Trust, expressly assume all liability for all Toxic Personal Injury Claims as provided for in Article 10 of the Plan. Except as otherwise provided in the EPI Asbestos Claims Procedures, the PI Trust shall have all defenses, cross-claims, offsets, and recoupments regarding Toxic Personal Injury Claims that Eagle-Picher has or would have had under applicable law.

               (c) Neither the Debtors nor their successors in interest or their affiliates shall be entitled to any indemnification from the PI Trust for any expenses, costs, and fees (including attorneys' fees), judgments, settlements, or other liabilities arising from or incurred in connection with, any action related to a Toxic Personal Injury Claim, including, but not limited to, indemnification or contribution for Toxic Personal Injury Claims prosecuted against Reorganized Eagle-Picher. Nothing in this section or any other section of this Trust Agreement shall be construed in any way to limit the scope, enforceability, or effectiveness of the Asbestos and Lead PI Permanent Channeling Injunction issued in connection with the Plan or the PI Trust's assumption of all liability with respect to Toxic Personal Injury Claims.



                                    A1.1.13-7

                                    ARTICLE 3

                         POWERS AND TRUST ADMINISTRATION

         3.1 Powers.

               (a) Subject to the limitations set forth in this Trust Agreement, the Trustees shall have the power to take any and all actions that, in the judgment of the Trustees, are necessary or proper to fulfill the purposes of the PI Trust, including, without limitation, each power expressly granted in this
Article 3.1, any power reasonably incidental thereto, and any trust power now or hereafter permitted under the laws of the State of Ohio.

               (b) Except as otherwise specified herein, the Trustees need not obtain the order or approval of any court in the exercise of any power or discretion conferred hereunder.

               (c) Without limiting the generality of Article 3.1(a) above, the Trustees shall have the power to:

                         (i) receive and hold the Assets, vote the New Eagle-Picher Common Stock, exercise all rights with respect to, and sell any securities issued by Reorganized Eagle-Picher that are included in the Assets, subject to any restrictions set forth in the articles of incorporation of Reorganized Eagle-Picher;

                         (ii) invest the monies held from time to time by the PI Trust;

                         (iii) sell, transfer or exchange any or all of the Assets at such prices and upon such terms as they may consider proper, consistent with the other terms of this Trust Agreement;

                         (iv) pay liabilities and expenses of the PI Trust;

                         (v) change the state of domicile of the PI Trust;

                         (vi) establish such funds, reserves and accounts within the PI Trust estate, as deemed by the Trustees to be useful in carrying out the purposes of the PI Trust;

                         (vii) sue and be sued and participate, as a party or otherwise, in any judicial, administrative, arbitrative or other proceeding;

                         (viii) amend the Bylaws, a copy of which is annexed hereto as Annex A (the "BYLAWS");

                         (ix) appoint such officers and hire such employees and engage such legal, financial, accounting, investment and other advisors, alternative dispute resolution panelists, and agents as the business of the PI Trust requires, and to delegate to such persons such powers and authorities as the fiduciary duties of the Trustees permit and as the Trustees, in their discretion, deem advisable or necessary in order to carry out the terms of this PI Trust;

                         (x) pay employees, legal, financial, accounting, investment and other advisors and agents reasonable compensation, including without limitation, compensation at rates approved by the Trustees for services rendered prior to the execution hereof;


                                    A1.1.13-8

                         (xi) reimburse the Trustees, subject to Article 5.5, and reimburse such officers, employees, legal, financial, accounting, investment and other advisors and agents all reasonable out-of-pocket costs and expenses incurred by such persons in connection with the performance of their duties hereunder, including without limitation, costs and expenses incurred prior to the execution hereof;

                         (xii) execute and deliver such deeds, leases and other instruments as the Trustees consider proper in administering the PI Trust;

                         (xiii) enter into such other arrangements with third parties as are deemed by the Trustees to be useful in carrying out the purposes of the PI Trust, provided such arrangements do not conflict with any other provision of this Trust Agreement;

                         (xiv) in accordance with Article 5.6, indemnify (and purchase insurance indemnifying) Trustees and TAC members, and officers, employees, agents, advisers and representatives of the PI Trust or the TAC to the fullest extent that a corporation or trust organized under the law of the PI Trust's domicile is from time to time entitled to indemnify and/or insure its directors, trustees, officers, employees, agents, advisers and representatives;

                         (xv) indemnify (and purchase insurance indemnifying) the Additional Indemnitees as defined in Article 5.6 hereof;

                         (xvi) delegate any or all of the authority herein conferred with respect to the investment of all or any portion of the Assets to any one or more reputable individuals or recognized institutional investment advisers or investment managers without liability for any action taken or omission made because of any such delegation, except as provided in Article 5.4;

                         (xvii) consult with Reorganized Eagle-Picher at such times and with respect to such issues relating to the conduct of the PI Trust as the Trustees consider desirable;

                         (xviii) make, pursue (by litigation or otherwise), collect, compromise or settle any claim, right, action or cause of action included in the Assets; and

                         (xix) merge or contract with other claims resolution facilities that are not specifically created by this Agreement or the EPI Asbestos Claims Procedures, subject to Article 3.2(e) of this Agreement; provided that such merger or contract shall not (a) alter the EPI Asbestos Claims Procedures; (b) subject the Reorganized Debtors or any successor in interest to any risk of having any Toxic Personal Injury Claim asserted against it or them; or (c) otherwise jeopardize the validity or enforceability of the Asbestos and Lead PI Permanent Channeling Injunction.

               (d) The Trustees shall promptly educate and inform themselves as to Lead Personal Injury Claims that may be asserted against the PI Trust. To do so, the Trustees shall expend no more than $2.5 million of PI Trust funds, in total, for medical, scientific, and other research into diseases and conditions allegedly caused by exposure to lead pigment-containing products. This research shall also be used to determine what products cause such diseases and conditions. The nature of the research conducted shall be in the Trustees' sole discretion. This subsection shall in no way limit the Trustees' authority to expend money as they otherwise are permitted or required by other sections of this Trust Agreement, including, without limitation, Article 3.3 herein.

               (e) The Trustees shall not have the power to guaranty any debt of other persons.


                                    A1.1.13-9

         3.2 General Administration.

               (a) The Trustees shall act in accordance with the Bylaws. To the extent not inconsistent with the terms of this Trust Agreement, the Bylaws govern the affairs of the PI Trust.

               (b) The Trustees shall timely file such income tax and other returns and statements and comply with all withholding obligations, as required under the applicable provisions of the Internal Revenue Code and of any state law and the regulations promulgated thereunder.

               (c) (i) The Trustees shall cause to be prepared and filed with the Bankruptcy Court, as soon as available, and in any event within ninety (90) days following the end of each fiscal year, an annual report containing financial statements of the PI Trust (including, without limitation, a balance sheet of the PI Trust as of the end of such fiscal year and a statement of operations for such fiscal year) audited by a firm of independent certified public accountants selected by the Trustees and accompanied by an opinion of such firm as to the fairness of the financial statements' presentation of the cash and investments available for the payment of claims and as to the conformity of the financial statements with generally accepted accounting principles. The Trustees shall provide a copy of such report to the TAC and to Reorganized Eagle-Picher.

                         (ii) Simultaneously with delivery of each set of financial statements referred to in Article 3.2(c)(i) above, the Trustees shall cause to be prepared and filed with the Bankruptcy Court a report containing a summary regarding the number and type of claims disposed of during the period covered by the financial statements.

                         (iii) All materials required to be filed with the Bankruptcy Court by this Article 3.2 shall be available for inspection by the public in accordance with procedures established by the Bankruptcy Court.

               (d) The Trustees shall cause to be prepared and submitted to the TAC as soon as practicable prior to the commencement of each fiscal year a budget and cash flow projections covering such fiscal year and the succeeding four fiscal years.

               (e) The Trustees shall consult with the TAC (as hereinafter defined) on the appointment of successor Trustees, the implementation and administration of the EPI Asbestos Claims Procedures, the expenditure of funds for research as described in Article 3.1 (d), and the adoption and administration of the EPI Lead Claims Procedures (herein the EPI Asbestos Claims Procedures and the EPI Lead Claims Procedures are some times jointly referred to as the "PROCEDURES"). The Trustees shall be required to obtain the consent of a majority of the members of the TAC in order:

                         (i) to amend materially the Procedures, unless such amendment relates to the specific amounts or percentages to be paid to holders of Toxic Personal Injury Claims who have not elected discounted payment, in which case, TAC consent is not required; or

                         (ii) to merge or participate with any claims resolution facility that was not specifically created under this Trust Agreement or the Procedures; or

                         (iii) to amend any provision of Article 6 herein; or

                         (iv) to terminate the PI Trust pursuant to Article 7.2(a)(iii) herein.


                                   A1.1.13-10

The TAC shall not unreasonably withhold any consent required hereunder, and if ever the TAC shall withhold any consent required hereunder, at the election of the Trustees, the dispute between the Trustees and the TAC shall be resolved through the implementation of binding alternative dispute resolution procedures mutually agreed to by the Trustees and the TAC.

         3.3 Claims Administration.

               (a)       General Principles.

                The Trustees shall proceed quickly to implement the EPI Asbestos Claims Procedures, and they shall proceed quickly to adopt the EPI Lead Claims Procedures when, and if, Lead Personal Injury Claims become eligible for processing by the PI Trust. The PI Trust shall pay holders of valid Toxic Personal Injury Claims in accordance with the provisions hereof as promptly as funds become available. In their administration of the Procedures, the Trustees shall favor settlement over arbitration, arbitration over resort to the tort system, and fair and efficient resolution of claims in all cases, while endeavoring to preserve and enhance the PI Trust estate.

               (b)       Asbestos Personal Injury Claims.

                         (i) The Trustees shall employ mechanisms such as the review of estimates of the numbers and values of Asbestos Personal Injury Claims, or other comparable mechanisms, that provide reasonable assurance the PI Trust will value, and be in a financial position to pay, similar present asbestos personal injury Claims and future asbestos personal injury Demands in substantially the same manner.

                         (ii) The Trustees shall administer the processing and payment of Asbestos Personal Injury Claims in accordance with the EPI Asbestos Claims Procedures, a copy of which is annexed hereto as Annex B, as the same may be amended from time to time, in accordance with the provisions hereof and thereof.

               (c)       Lead Personal Injury Claims.

                         (i) The Trustees shall employ mechanisms such as the review of estimates of the numbers and values of Lead Personal Injury Claims, or other comparable mechanisms, that provide reasonable assurance the PI Trust will value, and be in a financial position to pay, similar present lead personal injury Claims and future lead personal injury Demands in substantially the same manner. Notwithstanding the foregoing, due to (x) the present absence of any court judgment imposing personal injury liability upon any lead pigment manufacturer like Eagle-Picher, and (y) the difficult, expensive, and inherently uncertain task of estimating the amount of valid Lead Personal Injury Claims, if any, that the PI Trust may be required to pay some time in the future, the Trustees shall not be required to estimate the PI Trust's possible liability for, or decide whether to reserve funds or otherwise maintain sufficient resources for the payment of, Lead Personal Injury Claims until the latest of the following events:

                                 (A) four years have passed after the Effective
               Date;

                                 (B) the PI Trust has paid One Million Dollars
               ($1,000,000) in indemnity costs, as opposed to claim defense costs, for Lead Personal Injury Claims in any one calendar year; or


                                   A1.1.13-11

                                 (C) holders of Lead Personal Injury Claims
               obtain final, nonappealable liability judgments against lead pigment manufacturers in more than one state.

                         (ii) The Trustees shall administer the processing and payment of Lead Personal Injury Claims pursuant to the EPI Lead Claims Procedures to be adopted by the Trustees. The EPI Lead Claims Procedures shall be similar to the EPI Asbestos Claims Procedures. For example, like the EPI Asbestos Claims Procedures, the EPI Lead Claims Procedures shall provide that the holders of Lead Personal Injury Claims shall be prevented from suing the PI Trust in the tort system until they have exhausted their remedies against the PI Trust under the EPI Lead Claims Procedures. However, due to (x) the present absence of any court judgment imposing personal injury liability upon any lead pigment manufacturer like Eagle-Picher, and (y) the difficult, expensive, and inherently uncertain task of estimating the amount of valid Lead Personal Injury Claims, if any, that the PI Trust may be required to pay some time in the future, the EPI Lead Claims Procedures shall differ from the EPI Asbestos Claims Procedures in at least the following respect:

                                 (A) no Lead Personal Injury Claim or any claim
               for contribution, indemnification, or reimbursement of liability for a Lead Personal Injury Claim shall be eligible for processing by the PI Trust unless the holder can demonstrate that either the holder or a similarly situated lead personal injury claimant has obtained a final, nonappealable judgment against a lead pigment manufacturer under the state law applicable to the holder's claim;

                The PI Trust's determination under (A) above as to whether a claim is eligible for processing (i) shall be final and nonappealable and (ii) shall not be deemed to be an exhaustion of the claim holder's remedies against the PI Trust, so that any claims the PI Trust determines to be ineligible for processing may be refiled against the PI Trust at such time as eligibility can be established under (A) above.

               (d)       Bankruptcy Court Claims Bar Date Orders.

                         (i) As provided herein, the Trustees shall enforce the Bankruptcy Court's claims' bar date orders that are applicable to Toxic Personal Injury Claims.

                         (ii) The Trustees shall disallow any Toxic Personal Injury Claim if they determine the claimant inexcusably failed to comply with an applicable claims bar date order entered by the Bankruptcy Court, and any such decision shall be final and non-appealable. Notwithstanding the foregoing, the Trustees shall not disallow a Toxic Personal Injury Claim for failure to comply with an applicable claims bar date order if the holder of such Toxic Personal Injury Claim demonstrates that the asbestos or lead related disease complained of first manifested itself after the applicable claims bar date order. For example, an asbestos disease victim (A) who first manifested any asbestos related disease after the applicable claims' bar date or (B) who suffered from a less serious asbestos related disease, such as pleural thickening, at the time of the applicable bar date and who later developed a more serious asbestos related disease, such as cancer, shall not have his claim disallowed for failure to comply with the applicable claims bar date order.

                         (iii) The Trustees shall have complete discretion to determine whether a claimant inexcusably failed to comply with an applicable claims bar date order. In making this determination, the Trustees may be guided by the "excusable neglect" standard developed under federal bankruptcy law in connection with the adjudication of late filed proofs of claim in bankruptcy cases.



                                   A1.1.13-12

                                    ARTICLE 4

                       ACCOUNTS, INVESTMENTS, AND PAYMENTS

        4.1 Accounts. The Trustees may, from time to time, create such accounts and reserves within the PI Trust estate as they may deem necessary, prudent or useful in order to provide for the payment of expenses and valid Toxic Personal Injury Claims and may, with respect to any such account or reserve, restrict the use of monies therein.

        4.2 Separate Reserve For Future Claims. The first Fifty Million ($50,000,000) paid on the Divestiture Notes and the Senior Unsecured Sinking Fund Debentures held by the PI Trust shall be segregated and held in a separate account as a reserve for the payment of valid Toxic Personal Injury Claims whose holders first manifest a disease after the Effective Date. The segregation and holding of such funds, however, shall not in any way alter the duties of the Trustees to pay similar present and future Toxic Personal Injury Claims in substantially the same manner.

        4.3 Investments. Investment of monies held in the PI Trust shall be administered in the manner in which individuals of ordinary prudence, discretion and judgment would act in the management of their own affairs, subject to the following limitations and provisions:

               (a) The PI Trust may acquire and hold any stock or securities issued by Reorganized Eagle-Picher and included in the Assets and any New Eagle-Picher Common Stock issuable on the exercise or conversion thereof, without regard to any of the limitations set forth in the other parts of this
Article 4.

               (b) Except with respect to entities owned and controlled by the PI Trust for purposes of carrying out provisions of this Trust Agreement, the PI Trust shall not acquire or hold any equity in any Person or business enterprise unless such equity is in the form of securities that are traded on a national securities exchange or major international securities exchange or over the National Association of Securities Dealers Automated Quotation System.

               (c) The PI Trust shall not acquire or hold any repurchase obligations unless, in the opinion of the Trustees, they are adequately collateralized.

        4.4 Source of Payments. All PI Trust expenses, payments and all liabilities with respect to Toxic Personal Injury Claims shall be payable solely out of the PI Trust estate. Neither Eagle-Picher, Reorganized Eagle-Picher, any Debtors, their subsidiaries, any successor in interest or the present or former directors, officers, employees or agents of Eagle-Picher, Reorganized Eagle-Picher, any Debtors or their subsidiaries, nor the Trustees, the TAC, or any of their officers, agents, advisers or employees shall be liable for the payment of any PI Trust expense or Toxic Personal Injury Claim or any other liability of the PI Trust.


                                    ARTICLE 5

                                    TRUSTEES

        5.1 Number. There initially shall be five (5) Trustees, two of whom shall serve for a period of three (3) years from the effective date of the PI Trust ("THREE YEAR SERVICE PERIOD"). At the end of the Three Year Service Period, the two trustee positions subject to the Three Year Service Period will automatically terminate and the PI Trust will thereafter operate with three Trustees until termination of the PI Trust pursuant to Article 7.2.
The initial Trustees shall be those persons named on the signature page hereof.


                                   A1.1.13-13

        5.2    Term of Service.

               (a) Pursuant to Article 5.1, two of the initial Trustees shall serve until the earlier of (i) the expiration of the Three Year Service Period,
(ii) his or her death, (iii) his or her resignation pursuant to Article 5.2(c),
(iv) his or her removal pursuant to Article 5.2(d), or (v) the termination of the PI Trust pursuant to Article 7.2, at which time the term shall terminate automatically.

               (b) Trustees whose terms do not terminate upon the expiration of the Three Year Service Period shall serve until the earlier of (i) the termination of the PI Trust pursuant to Article 7.2 below, (ii) his or her death, (iii) his or her resignation pursuant to Article 5.2(c) below, or (iv) his or her removal pursuant to Article 5.2(d) below, at which time his or her term shall terminate automatically.

               (c) Any Trustee may resign at any time by written notice to each of the remaining Trustees and the TAC. Such notice shall specify a date when such resignation shall take effect, which shall not be less than 90 days after the date such notice is given, where practicable.

               (d) Any Trustee may be removed in the event that such Trustee becomes unable to discharge his or her duties hereunder due to accident or physical or mental deterioration, or for other good cause. Good cause shall be deemed to include, without limitation, any failure to comply with Article 5.9, a consistent pattern of neglect and failure to perform or participate in performing the duties of the Trustees hereunder, or repeated nonattendance at scheduled meetings. Such removal shall require the unanimous decision of the other Trustees. Such removal shall take effect at such time as the other Trustees shall determine.

        5.3    Appointment of Successor Trustee.

               (a) In the event of a vacancy in the position of a Trustee, the vacancy shall be filled by majority vote of the remaining Trustees who shall refrain from making any appointment that may result in the appearance of impropriety; provided, however, that during the Three Year Service Period the remaining Trustees, in their discretion, may decide not to appoint a successor Trustee to fill such a vacancy so long as the remaining Trustees number no less than three (3).

               (b) Immediately upon the appointment of any successor Trustee, all rights, titles, duties, powers and authority of the predecessor Trustee hereunder shall be vested in, and undertaken by, the successor Trustee without any further act. No successor Trustee shall be liable personally for any act or omission of his or her predecessor Trustee.

        5.4 Liability of Trustees. No Trustee, officer, or employee of the PI Trust shall be liable to the PI Trust, to any person holding a Toxic Personal Injury Claim, or to any other Person except for such Trustee's, officer's or employee's own breach of trust committed in bad faith or for willful misappropriation. No Trustee, officer, or employee of the PI Trust shall be liable for any act or omission of any other officer, agent, or employee of the PI Trust, unless the Trustee acted with bad faith or willful misconduct in the selection or retention of such officer, agent, or employee.

         5.5 Compensation and Expenses of Trustees.

               (a) Each of the Trustees shall receive compensation from the PI Trust for his or her services as Trustee in the amount of $ 35,000 per annum, plus a per diem allowance for meetings attended in the amount of $1,000, or some other amount as determined by the Trustees, payable as determined by the Trustees. The Trustees shall determine the scope and duration of activities that constitute a meeting and may

                                   A1.1.13-14
 provide for partial payment of per diem amounts for activities of less than a full day's duration. The per annum compensation payable to the Trustees hereunder may only be increased annually by the Trustees proportionately with any increase in the Consumer Price Index -- All Cities (or any successor index) for the corresponding annual period. Any increase in excess of that amount may be made only with the approval of the Bankruptcy Court.

               (b) The PI Trust will promptly reimburse the Trustees for all reasonable out-of-pocket costs and expenses incurred by the Trustees in connection with the performance of their duties hereunder.

         5.6 Indemnification of Trustees and Others.

               (a) The PI Trust shall indemnify and defend the Trustees, the PI Trust's officers, agents, advisers or employees, to the fullest extent that a corporation or trust organized under the laws of the PI Trust's domicile is from time to time entitled to indemnify and defend its directors, trustees, officers, employees, agents or advisers against any and all liabilities, expenses, claims, damages or losses incurred by them in the performance of their duties hereunder. Notwithstanding the foregoing, the Trustees shall not be indemnified or defended in any way for any liability, expense, claim, damage or loss for which they are liable under Article 5.4. Additionally, each member of the Injury Claimants' Committee and its professionals, the Future Representative and his professionals, and each member of the TAC (collectively, "ADDITIONAL INDEMNITEES") who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, whether civil, administrative or arbitrative, by reason of any act or omission of such Additional Indemnitees with respect to (i) the Chapter 11 Cases, (ii) the liquidation of any Toxic Personal Injury Claims, or (iii) the administration of the PI Trust and the implementation of the Procedures, shall be indemnified and defended by the PI Trust against expenses, costs and fees (including attorneys' fees), judgments, awards, costs, amounts paid in settlement, and liabilities of all kinds incurred by each Additional Indemnitee in connection with or resulting from such action, suit, or proceeding, if he or she acted in good faith and in a manner such Additional Indemnitee reasonably believed to be in, or not opposed to, the best interests of the holders of Toxic Personal Injury Claims.

               (b) Reasonable expenses, costs and fees (including attorneys' fees) incurred by or on behalf of a Trustee or Additional Indemnitee in connection with any action, suit, or proceeding, whether civil, administrative or arbitrative from which they are indemnified by the PI Trust pursuant to this
Article 5.6, may be paid by the PI Trust in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such Trustee or Additional Indemnitee to repay such amount unless it shall be determined ultimately that such Trustee or Additional Indemnitee is entitled to be indemnified by the PI Trust.

               (c) The Trustees shall have the power, generally or in specific cases, to cause the PI Trust to indemnify the employees and agents of the PI Trust to the same extent as provided in this Article 5.6 with respect to the Trustees.

               (d) Any indemnification under Article 5.6(c) of this Agreement shall be made by the PI Trust upon a determination that indemnification of such Person is proper in the circumstances. Such determination shall be made by a majority vote of the Trustees who were not parties to such action, suit, or proceeding, if at least two such Trustees were not parties; otherwise the determination will be made by legal counsel to the PI Trust.

               (e) The Trustees may purchase and maintain reasonable amounts and types of insurance on behalf of an individual who is or was a Trustee, officer, employee, agent or representative of the PI Trust or Additional Indemnitee against liability asserted against or incurred by such individual in that capacity or arising from his or her status as a Trustee, officer, employee, agent or representative.



                                   A1.1.13-15

         5.7 Trustees' Lien. The Trustees shall have a prior lien upon the PI Trust corpus to secure the payment of any amounts payable to them pursuant to Articles 5.5 and 5.6.

         5.8 Trustees' Employment of Experts. The Trustees may, but shall not be required to, consult with counsel, accountants, appraisers and other parties deemed by the Trustees to be qualified as experts on the matters submitted to them (regardless of whether any such party is affiliated with any of the Trustees in any manner, except as otherwise expressly provided in this Trust Agreement), and the opinion of any such parties on any matters submitted to them by the Trustees shall be full and complete authorization and protection in respect of any action taken or not taken by the Trustees hereunder in good faith and in accordance with the written opinion of any such party.

         5.9 Trustees' Independence. No Trustee shall, during the term of his service, hold a financial interest in Reorganized Eagle-Picher or act as attorney for Reorganized Eagle-Picher or as an attorney or advisor for any person who holds a Toxic Personal Injury Claim.

         5.10 Trustees' Service as Officers or Consultants to the Trust. The Trustees may, but are not required to, select any Trustee to serve as an officer or manager of the Trust or as a consultant to the Trust. In the event any Trustee serves the Trust in such a capacity, the Trust shall compensate the Trustee in an amount determined by the Trustees. Compensation for a Trustee's service as an officer or manager of the Trust or as a consultant to the Trust shall be in addition to compensation paid pursuant to Article 5.5.

         5.11 Trustees' Service as Directors of Reorganized Eagle-Picher. Notwithstanding the provisions of Article 5.9 above, the Trustees are not prohibited from serving as directors of Reorganized Eagle-Picher. If any Trustee serves as a director of Reorganized Eagle-Picher, he shall not receive for such service compensation over and above the compensation received as Trustee under
Article 5.5, but he shall receive from the PI Trust a per diem allowance in the amount that Reorganized Eagle-Picher pays its directors for their attendance at meetings.

         5.12 Bond. The Trustees shall not be required to post any bond or other form of surety or security unless otherwise ordered by the Bankruptcy Court.


                                    ARTICLE 6

                          TRUSTEES' ADVISORY COMMITTEE

         6.1 Formation; Duties. A Trustees' Advisory Committee (the "TAC") shall be formed. The Trustees shall consult with the TAC on the appointment of successor Trustees and the implementation and administration of the Procedures. The Trustees may consult with the TAC on any matter affecting the PI Trust, and certain actions by the Trustees are subject to the prior consent of the TAC as provided in Article 3.2(e) hereof. The TAC shall endeavor to act in the best interests of the holders of all Toxic Personal Injury Claims.

         6.2 Number; Chairperson.

               (a) There shall be three members of the TAC. One of the initial TAC members shall be the Future Representative; the two other initial TAC members shall be Robert E. Sweeney and Robert B. Steinberg. The TAC shall act in all cases by majority vote.

               (b) There shall be a Chairperson of the TAC. The Chairperson shall act as the TAC's liaison, he shall coordinate and schedule meetings of the TAC, and he shall handle all administrative matters

                                   A1.1.13-16
that come before the TAC. The Future Representative shall serve as Chairperson of the TAC for as long as he is a member of the TAC.

         6.3 Term of Office.

               (a) Each member of the TAC shall serve for the duration of the PI Trust, subject to the earlier of his or her death, resignation, or removal.

               (b) Subject to Article 6.4(b) hereof, any member of the TAC may resign at any time by written notice to each of the remaining members specifying the date when such resignation shall take place.

               (c) Any member of the TAC may be removed in the event such member becomes unable to discharge his or her duties hereunder due to accident, physical deterioration, mental incompetence, or a consistent pattern of neglect and failure to perform or to participate in performing the duties of such member hereunder, such as repeated nonattendance at scheduled meetings. Such removal shall be made by the unanimous decision of the other members of the TAC, and it shall be effective at such time as all other members of the TAC determine.

         6.4 Appointment of Successor.

               (a) A vacancy in the TAC caused by the resignation of a TAC member shall be filled with an individual nominated by the resigning TAC member and approved by the unanimous vote of all TAC members. The resigning TAC member's resignation shall not be effective until such approval is obtained and the successor TAC member has accepted the appointment.

               (b) In the event of a vacancy in the membership of the TAC other than one caused by resignation, the vacancy shall be filled by the unanimous vote of the remaining member(s) of the TAC; provided, however, that the Future Representative shall have the exclusive right to predesignate his successor, subject only to the unanimous approval of the remaining member(s) of the TAC.

         6.5 Compensation and Expenses of TAC Members.

               (a) Each member of the TAC shall receive compensation from the PI Trust for his or her services in the amount of $2,500.00 per diem for meetings attended by such member, payable as determined by the Trustees, but not less frequently than quarterly. Such per diem amount shall be increased or decreased annually pro rata with the amount that the per diem for meetings paid to the Trustees is increased or decreased pursuant to Article 5.5(a). For purposes of determining the per diem amount hereunder, the same definition of "meeting" shall apply to the TAC as is adopted by the Trustees for meetings of the Trustees.

               (b) In the discretion of the Trustees, the Future Representative may receive compensation from the PI Trust in addition to the per diem meeting allowance paid to each member of the TAC, if they deem it appropriate to compensate him for the additional duties imposed upon him as Chairperson of the TAC. Such additional compensation shall be paid at the hourly rate previously approved for the Future Representative by the Bankruptcy Court in the Chapter 11 Cases.

               (c) All reasonable out-of-pocket costs and expenses incurred by TAC members in connection with the performance of their duties hereunder will be promptly reimbursed to such members by the PI Trust.


                                   A1.1.13-17

         6.6 Procedure for Obtaining Consent of TAC. In the event a matter is subject to the consent of the TAC pursuant to the terms hereof, the Trustees shall provide the TAC with the appropriate information regarding the matter in question. Upon receipt of such information, the TAC shall be given a period of twenty (20) days to respond to the Trustees' request for consent. This twenty
(20) day period may be extended with the consent of the Trustees. In the event that the TAC does not respond to the Trustees within such twenty (20) day period, or any extension thereof, as to their approval or non-approval to such matter, then approval by the TAC shall be deemed to have been granted. The members of the TAC must consider in good faith any request by the Trustees prior to any non-approval thereof, and no member of the TAC may withhold his consent unreasonably.


                                    ARTICLE 7

                               GENERAL PROVISIONS

        7.1 Irrevocability. The PI Trust is irrevocable, but is subject to amendment as provided in Article 7.3.

        7.2 Termination.

               (a) The PI Trust shall automatically terminate on the date (the "TERMINATION DATE") 90 days after the first occurrence of any of the following events:

                         (i) the Trustees in their sole discretion decide to terminate the PI Trust because (A) they deem it unlikely that new Toxic Personal Injury Claims will be filed against the PI Trust and (B) all Toxic Personal Injury Claims duly filed with the PI Trust have been liquidated and satisfied and twelve consecutive months have elapsed during which no new Toxic Personal Injury Claim has been filed with the PI Trust;

                         (ii) if the Trustees have procured and have in place irrevocable insurance policies and have established claims handling agreements and other necessary arrangements with suitable third parties adequate to discharge all expected remaining obligations and expenses of the PI Trust in a manner consistent with this Trust Agreement and the Procedures, the date on which the Bankruptcy Court enters an order approving such insurance and other arrangements and such order becomes final;

                         (iii) if in the judgment of two/thirds of the Trustees, with the consent of the TAC (which consent shall not be unreasonably withheld), the continued administration of the PI Trust is uneconomic or inimical to the best interests of the persons holding Toxic Personal Injury Claims and the termination of the PI Trust will not expose or subject Reorganized Eagle-Picher or any other Reorganized Debtor or any successor in interest to any increased or undue risk of having any Toxic Personal Injury Claims asserted against it or them or in any way jeopardize the validity or enforceability of the Asbestos and Lead PI Permanent Channeling Injunction; or

                         (iv) 21 years less 91 days pass after the death of the last survivor of all the descendants of Joseph P. Kennedy, Sr. of Massachusetts living on the date hereof.

               (b) On the Termination Date, after payment of all the PI Trust's liabilities have been provided for, all monies remaining in the PI Trust estate shall be transferred to charitable organization(s) exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code, which tax-exempt organization(s) shall be selected by the Trustees using their reasonable discretion; provided, however, that (I)

                                   A1.1.13-18
if practicable, the tax-exempt organization(s) shall be related to the treatment of, research, or the relief of suffering of individuals suffering from asbestos or lead caused disorders, and (ii) the tax-exempt organization(s) shall not bear any relationship to Reorganized Eagle-Picher within the meaning of Section 468(d)(3) of the Internal Revenue Code.

        7.3 Amendments. The Trustees, after consultation with the TAC, and subject to the TAC's consent when so provided herein, may modify or amend this Trust Agreement or any document annexed to it, including, without limitation, the Bylaws, or the Procedures, except that Articles 2.2 (Purpose), 2.4 (Acceptance of Assets and Assumption of Liabilities), 3.1(e) (precluding guaranty of others' debt), 3.2(e) (Trustees' consultation with TAC), 3.3(a)-(c) (claims administration), 5.1 (Number of Trustees), 5.2 (Term of Service), 5.3 (Appointment of Successor Trustees), 5.5 (Compensation and Expenses of Trustees), 5.6 (Indemnification of Trustees and Others), 5.9 (Trustees' Disinterestedness), 6.1 (TAC Formation and Duties), 6.2 (TAC Number and Chairperson), 6.4 (Appointment of Successor (TAC)), 7.1 (Irrevocability), 7.2 (Termination) and 7.3 (Amendments) herein shall not be modified or amended in any respect. No consent from the Settlors shall be required to modify or amend this Trust Agreement or any document annexed to it. Any modification or amendment made pursuant to this section must be done in writing. Notwithstanding anything contained herein to the contrary, neither this Trust Agreement nor the Procedures shall be modified or amended in any way that would jeopardize the efficacy or enforceability of the Asbestos and Lead PI Permanent Channeling Injunction.

        7.4 Meetings. For purposes of Articles 5.5 and 6.5 of this Trust Agreement, a TAC member or a Trustee shall be deemed to have attended a meeting in the event such person spends a substantial portion of the day conferring, by phone or in person, on PI Trust matters with TAC members or Trustees. The Trustees shall have complete discretion to determine whether a meeting, as described herein, occurred for purposes of Articles 5.5 and 6.5.

        7.5 Severability. Should any provision in this Trust Agreement be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this Trust Agreement.

        7.6 Notices. Notices to persons asserting claims shall be given at the address of such person, or, where applicable, such person's legal representative, in each case as provided on such person's claim form submitted to the PI Trust with respect to his or her Toxic Personal Injury Claim. Any notices or other communications required or permitted hereunder shall be in writing and delivered at the addresses designated below, or sent by telecopy pursuant to the instructions listed below, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address or addresses as may hereafter be furnished by any of Reorganized Eagle-Picher, the Trustees or the TAC to the others in compliance with the terms hereof.

To the PI Trust
  or the Trustees:               _______________________________
                                 _______________________________
                                 _______________________________


                                   A1.1.13-19

To the TAC:                      Robert E. Sweeney, Esq.
                                 Robert E. Sweeney Co., L.P.A.
                                 Suite 1500, Illuminating Building
                                 55 Public Square
                                 Cleveland, Ohio  44113

                                 Telecopier:  (216) 696-0732
                                 Telephone Confirmation:  (216) 696-0606

                                 and

                                 Robert B. Steinberg, Esq.
                                 Rose, Klein & Marias
                                 18th Floor
                                 801 South Grand Avenue
                                 Los Angeles, California  90017-4645

                                 Telecopier:  (213) 623-7755
                                 Telephone Confirmation:  (213) 626-0571

                                 and

                                 James J. McMonagle
                                 24 Walnut Street
                                 Chagrin Falls, Ohio 44022

                                 Telecopier:  (216) 844-5010
                                 Telephone Confirmation:  (216) 844-3817

To Reorganized
  Eagle-Picher:                  Eagle-Picher Industries, Inc.
                                 Attention:  General Counsel

                                 IF BY HAND OR OVERNIGHT DELIVERY:

                                 Suite 1300, 580 Building
                                 580 Walnut Street
                                 Cincinnati, Ohio  45202

                                 IF BY MAIL:

                                 Post Office Box 779
                                 Cincinnati, Ohio  45201

                                 Telecopier:  (513) 721-3404
                                 Telephone Confirmation: (513) 629-2400

                                 and


                                   A1.1.13-20

                                 Weil, Gotshal & Manges LLP
                                 767 Fifth Avenue
                                 New York, New York  10153
                                 Attention:  Stephen Karotkin, Esq.

                                 Telecopier:  (212) 310-8007
                                 Telephone Confirmation:  (212) 310-8888

                                 and

                                 Frost & Jacobs
                                 2500 PNC Center
                                 201 East Fifth Street
                                 Cincinnati, Ohio  45202-4182
                                 Attention:  Edmund J. Adams, Esq.

                                 Telecopier:  (513) 651-6981
                                 Telephone Confirmation:  (513) 651-6800

               All such notices and communications shall be effective when delivered at the designated addresses or when the telecopy communication is received at the designated addresses and confirmed by the recipient by return telecopy in conformity with the provisions hereof.

        7.7 Counterparts. This Trust Agreement may be executed in any number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.

        7.8 Successors and Assigns. The provisions of this Trust Agreement shall be binding upon and inure to the benefit of the Settlors, the PI Trust, and the Trustees and their respective successors and assigns, except that neither the Settlors nor the PI Trust nor any Trustee may assign or otherwise transfer any of its, or his or her rights or obligations under this Trust Agreement except, in the case of the PI Trust and the Trustees, as contemplated by Article 3.1.

        7.9 Limitation on Claim Interests for Securities Laws Purposes. Toxic Personal Injury Claims, and any interests therein, (a) shall not be assigned, conveyed, hypothecated, pledged or otherwise transferred, voluntarily or involuntarily, directly or indirectly, except by will or under the laws of descent and distribution; (b) shall not be evidenced by a certificate or other instrument; (c) shall not possess any voting rights; and (d) shall not be entitled to receive any dividends or interest; provided, however, that the foregoing shall not apply to the holder of an Asbestos or Lead Contribution Claim that is subrogated to an Asbestos Personal Injury Claim or Lead Personal Injury Claim as a result of its satisfaction of such Asbestos Personal Injury Claim or Lead Personal Injury Claim.

        7.10 Entire Agreement; No Waiver. The entire agreement of the parties relating to the subject matter of this Trust Agreement is contained herein and in the documents referred to herein, and this Trust Agreement and such documents supersede any prior oral or written agreements concerning the subject matter hereof. No failure to exercise or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of rights under law or in equity.



                                   A1.1.13-21

        7.11 Headings. The headings used in this Trust Agreement are inserted for convenience only and neither constitute a portion of this Trust Agreement nor in any manner affect the construction of the provisions of this Trust Agreement.

        7.12 Governing Law. This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

        7.13 Settlors' Representative. Eagle-Picher is hereby irrevocably designated as the representative of the Settlors, and it is hereby authorized to take any action required of the Settlors in connection with the Trust Agreement.

        7.14 Dispute Resolution. Any disputes that arise under this Agreement or under the annexes hereto shall be resolved by the Bankruptcy Court pursuant to
Article 9 of the Plan, except as otherwise provided herein or in the annexes hereto. Notwithstanding anything else herein contained, to the extent any provision of this Trust Agreement is inconsistent with any provision of the Plan, the Plan shall control.

        7.15 Enforcement and Administration. The parties hereby acknowledge the Bankruptcy Court's continuing exclusive jurisdiction to interpret and enforce the terms of this Trust Agreement and the annexes hereto, pursuant to Article 9 of the Plan.

        7.16 Effectiveness. This Trust Agreement shall not become effective until it has been executed and delivered by all the parties hereto and until the Effective Date.

        IN WITNESS WHEREOF, the parties have executed this Trust Agreement this ____ day of __________________, 1996.

                                    SETTLORS:

                                    EAGLE-PICHER INDUSTRIES, INC.


                                    BY:____________________________
                                    Name:__________________________
                                    Title: ________________________

                                    DAISY PARTS, INC.


                                    BY:____________________________
                                    Name:__________________________
                                    Title: ________________________

                                    TRANSICOIL, INC.


                                    BY:____________________________
                                    Name:__________________________
                                    Title: ________________________


                                   A1.1.13-22

                                    MICHIGAN AUTOMOTIVE RESEARCH CORP.


                                    BY:____________________________
                                    Name:__________________________
                                    Title: ________________________

                                    EDI, INC.


                                    BY:____________________________
                                    Name:__________________________
                                    Title: ________________________

                                    EAGLE-PICHER MINERALS, INC.


                                    BY:____________________________
                                    Name:__________________________
                                    Title: ________________________

                                    HILLSDALE TOOL &
                                      MANUFACTURING CO.


                                    BY:____________________________
                                    Name:__________________________
                                    Title: ________________________


                                   A1.1.13-23

                                    TRUSTEES:


                                    _______________________________
                                    Name:  Darius W. Gaskins, Jr.


                                    _______________________________
                                    Name:  Kevin O'Donnell


                                    _______________________________
                                    Name:  William J. Williams


                                    _______________________________
                                    Name:  Daniel M. Phillips
                                             (3 Year Term)


                                    _______________________________
                                    Name:  Marshall Wright
                                             (3 Year Term)


                                   A1.1.13-24

                                                                         ANNEX A

                      EPI PERSONAL INJURY SETTLEMENT TRUST

                                     BYLAWS


                                    ARTICLE I

                                     OFFICES

         SECTION 1. Principal Office. The initial principal office of the EPI Personal Injury Settlement Trust (the "PI Trust") shall be in
____________________ or at such other place as the Trustees shall from time to time select.

         SECTION 2. Other Offices. The PI Trust may have such other offices at such other places as the Trustees may from time to time determine to be necessary for the efficient and cost-effective administration of the PI Trust.

                                   ARTICLE II

                                    TRUSTEES

         SECTION 1. Control of Property, Business and Affairs. The property, business and affairs of the PI Trust shall be managed by or under the direction of the Trustees, provided that certain decisions of the Trustees shall be subject to the consent of the Trustees' Advisory Committee (the "TAC") as provided in the Trust Agreement to which these Bylaws are attached as Annex A.

         SECTION 2. Number, Resignation and Removal. The number of Trustees and the provisions governing the resignation and removal of a Trustee and the appointment of a successor Trustee shall be governed by the provisions of
Article 5 of the Trust Agreement.

         SECTION 3. Quorum and Manner of Acting. During the Three Year Service Period described in Article 5.1 of the Trust Agreement, the presence of 3 Trustees shall constitute a quorum for the transaction of business; after the Three Year Service Period described in Article 5.1 of the Trust Agreement, two
(2) Trustees shall constitute a quorum for the transaction of business. In the absence of a quorum, the Trustee[s] present may adjourn the meeting from time to time until a quorum shall be present. During the Three Year Service Period described in Article 5.1 of the Trust Agreement, the vote, at a meeting at which a quorum is present of at least three (3) Trustees shall be an act of the Trustees; after the Three Year Service Period described in Article 5.1 of the Trust Agreement, the vote, at a meeting at which a quorum is present of at least two (2) Trustees shall be an act of the Trustees.

         SECTION 4. Regular Meetings. Regular meetings of the Trustees may be held at such time and place as shall from time to time be determined by the Trustees provided that the Trustees shall meet at least once per calendar quarter. After there has been such determination, and a notice thereof has been once given to each Trustee, regular meetings may be held without further notice being given.


                                   A1.1.13A-1

         SECTION 5. Special Meeting Notice. Special meetings of the Trustees shall be held whenever called by one or more of the Trustees. Notice of each such meeting shall be delivered by overnight courier to each Trustee, addressed to him or her at his or her residence or usual place of business, at least three days before the date on which the meeting is to be held, or shall be sent to him or her at such place by personal delivery or by telephone or telecopy not later than two (2) days before the day of which such meeting is to be held. Such notice shall state the place, date and hour of the meeting and the purposes for which it is called. In lieu of the notice to be given as set forth above, a waiver thereof in writing, signed by the Trustee or Trustees entitled to receive such notice, whether before or after the meeting, shall be deemed equivalent thereto for purposes of this Section 5. No notice to or waiver by any Trustee with respect to any special meeting shall be required if such Trustee shall be present at said meeting.

         SECTION 6. Action Without a Meeting; Meeting by Conference Call. Any action required or permitted to be taken at any meeting of the Trustees may be taken without a meeting if all Trustees consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Trustees.

         The Trustees also may take any action required or permitted to be taken at any meeting by means of conference telephone or similar communication equipment provided that all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this paragraph shall constitute presence in person at such meeting.

                                   ARTICLE III

                                    OFFICERS

         SECTION 1. Principal Officers. The principal officer of the PI Trust shall be an Executive Director. The PI Trust may also have such other principal officers, including one or more Assistant Directors, a Secretary-Treasurer and a Controller, as the Trustees may in their discretion appoint after determining that such appointment will promote the efficient and cost-effective administration of the PI Trust.

         SECTION 2. Election and Term of Office. The principal officer(s) of the PI Trust shall be chosen by the Trustees. Each such officer shall hold office until his successor shall have been duly chosen and qualified or until his earlier death, resignation or removal.

         SECTION 3. Subordinate Officers. In addition to the principal officers enumerated in Section 1 of this Article III, the PI Trust may have such other subordinate officers, agents and employees as the Trustees may deem necessary for the efficient and cost-effective administration of the PI Trust, each of whom shall hold office for such period, have such authority, and perform such duties as the Trustees may from time to time determine. The Trustees may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

         SECTION 4. Removal. The Executive Director or any other officer may be removed with or without cause, at any time, by resolution adopted by the Trustees at any regular meeting of the Trustees or at any special meeting of the Trustees called for that purpose at which a quorum is present.

         SECTION 5. Resignations. Any officer may resign at any time by giving written notice to the Trustees. The resignation of any officer shall take effect upon receipt of notice thereof or at such later

                                   A1.1.13A-2
time as shall be specified in such notice and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

         SECTION 6. Powers and Duties. The officers of the PI Trust shall have such powers and perform such duties as may be conferred upon or assigned to them by the Trustees.

                                   ARTICLE IV

                          TRUSTEES' ADVISORY COMMITTEE

         SECTION 1. Regular Meetings. Regular meetings of the TAC may be held at such time and place as shall from time to time be determined by the TAC, provided that the TAC shall meet as often as is necessary to respond promptly to matters referred to it for consultation or consent by the Trustees. After a schedule for regular meetings has been determined, and a notice thereof has been once given to each TAC member, regular meetings may be held without further notice being given.

         SECTION 2. Special Meeting; Notice. Special meetings of the TAC shall be held whenever called by one or more of the TAC members. Notice of each such meeting shall be delivered by overnight courier to each TAC member, addressed to him or her at his or her residence or usual place of business, at least three days before the date on which the meeting is to be held, or shall be sent to him or her at such place by personal delivery or by telephone or telecopy, not later than two (2) days before the day on which such meeting is to be held. Such notice shall state the place, date and hour of the meeting and the purposes for which it is called. In lieu of the notice to be given as set forth above, a waiver thereof in writing, signed by the TAC members entitled to receive such notice, whether before or after the meeting, shall be deemed equivalent thereto for purposes of this Section 2. No notice to or waiver by any TAC member with respect to any special meeting shall be required if such TAC member shall be present at such meeting.

         SECTION 3. Action Without a Meeting; Meeting by Conference Call. Any action required or permitted to be taken at any meeting of the TAC may be taken without a meeting if all members of the TAC consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the TAC.

         The TAC may take any action required or permitted to be taken at any meeting by means of conference telephone or similar communication equipment provided that all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this paragraph shall constitute presence in person at such meeting.

         SECTION 4. Reimbursement of Expenses. All reasonable out-of-pocket expenses incurred by each member of the TAC in connection with the performance of his duties hereunder will be reimbursed promptly to such member by the PI Trust upon presentation of appropriate documentation.

                                    ARTICLE V

                                   AMENDMENTS

         The Bylaws of the PI Trust, other than Article II, Article IV and this
Article V, may be amended by the Trustees at any meeting of the Trustees, provided that notice of the proposed amendment is

                                   A1.1.13A-3
contained in the notice of such meeting. The Bylaws contained in Article IV may be amended by the Trustees only after receipt of the consent of the TAC to the proposed amendment.



                                   A1.1.13A-4

                                  A.1.1.13B- 1


                                                                         ANNEX B

                          EAGLE-PICHER INDUSTRIES, INC.

                  ASBESTOS INJURY CLAIMS RESOLUTION PROCEDURES


         These Eagle-Picher Industries Asbestos Personal Injury Claims Resolution Procedures (the "EPI ASBESTOS CLAIMS PROCEDURES") have been prepared in connection with the First Amended Consolidated Joint Plan of Reorganization of Eagle-Picher Industries, Inc. ("EAGLE-PICHER") and its affiliated Debtors (the "PLAN") confirmed by order of the United States Bankruptcy Court for the Southern District of Ohio, dated __________________, 1996 ("BANKRUPTCY COURT") in In re Eagle-Picher Industries, Inc., et al., Consolidated Case No. 1-91-00100 ("CHAPTER 11 CASES") and the Eagle-Picher Industries, Inc. Personal Injury Settlement Trust Agreement (the "TRUST AGREEMENT") filed in connection with the Plan.

         These EPI Asbestos Claims Procedures provide for processing, liquidating, paying, and satisfying all Asbestos Personal Injury Claims as provided in and required by the Plan and the Trust Agreement. The trustees of the PI Trust (the "TRUSTEES") shall implement and administer these EPI Asbestos Claims Procedures in accordance with the Trust Agreement.


                                    SECTION I

                                   Definitions

         Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Trust Agreement.


                                   SECTION II

                           Purpose and Interpretation

         2.1 Purpose. These EPI Asbestos Claims Procedures are adopted pursuant to the Trust Agreement. They are designed to provide prompt payment to holders of similar, valid Asbestos Personal Injury Claims in substantially the same manner.

         2.2 Interpretation. Nothing in these EPI Asbestos Claims Procedures shall be deemed to create a substantive right for any claimant. Without limiting the foregoing, these EPI Asbestos Claims Procedures specifically shall not create any substantive right for any claimant to be afforded now, or in the future, a discounted cash payment election, as described in Section 5.2 herein, in any amount. These EPI Asbestos Claims Procedures are procedural, and they may be amended, deleted, or added to pursuant to the terms of the Trust Agreement and the terms of these EPI Asbestos Claims Procedures.

                                  A.1.1.13B- 2


                                   SECTION III

                          Trustees' Advisory Committee

         The Trustees shall consult with the Trustees' Advisory Committee ("TAC"), appointed pursuant to the Trust Agreement, on the implementation and administration of these EPI Asbestos Claims Procedures, including, but not limited to, implementation of procedures under various claimant payment programs, including any future programs offering discounted payments; development of Asbestos Personal Injury Claims categories and values of claims, as set forth in Section 5.3; auditing and monitoring claims; alternative dispute resolution forms and procedures; releases; and interpretation of these EPI Asbestos Claims Procedures. When consultation is required under the Trust Agreement or these EPI Asbestos Claims Procedures, the Trustees need only seek advice and counsel from the TAC and are free to accept or reject any recommendation of the TAC. The Trustees shall be subject to the consent of the TAC on the issues enumerated in Article 3.2(e) of the Trust Agreement, consistent with the provisions of that Section.


                                   SECTION IV

                     Payment Percentage; Periodic Estimates

         There is inherent uncertainty regarding Eagle-Picher's total liability to holders of Asbestos Personal Injury Claims as well as the total value of the assets available to pay valid Asbestos Personal Injury Claims. Consequently, there is inherent uncertainty regarding the amounts that claimants will receive. To ensure substantially equivalent treatment of all present and future valid Asbestos Personal Injury Claims, prior to making distributions to claimants, other than those who have elected the discounted cash payment described in
Section 5.2, the Trustees must determine the percentage of full liquidated value that valid Asbestos Personal Injury Claims would be likely to receive ("PAYMENT PERCENTAGE"). No claimant shall receive payments under the individualized review process that exceed the PI Trust's most recent determination of the Payment Percentage. The Trustees must base this determination, on the one hand, on estimates of the number, types, and values of present and future Asbestos Personal Injury Claims and, on the other hand, on the value of the PI Trust's assets, the liquidity of those assets, the PI Trust's expected future expenses for administration and legal defense, and other material matters that are reasonable and likely to affect the sufficiency of funds to pay a comparable percentage of full value to all holders of Asbestos Personal Injury Claims. Periodically, but no less frequently than once every two (2) years, the Trustees shall reconsider their determination of the Payment Percentage to assure that it is based on accurate, current information and may, after such reconsideration, change the Payment Percentage, if necessary. When making these determinations, the Trustees shall exercise common sense and flexibly evaluate all relevant factors.


                                    SECTION V

                      Claims Types; Processing and Payment

         5.1      Prepetition Liquidated Claims.

                                  A.1.1.13B- 3

         (a) Processing and Payment. Unless not feasible after every reasonable effort, no later than 60 days after the Effective Date the Trustees shall pay Asbestos Personal Injury Claims that were liquidated by settlement agreement entered into prior to January 7, 1991 or by judgment that became final and nonappealable prior to January 7, 1991 ("PREPETITION LIQUIDATED CLAIMS"). These claims shall be paid in an order to be determined by the Trustees based on a first-in first-out ("FIFO") principle. These claims may require no processing other than verification of the holder's identity, payment, and release of the PI Trust. The liquidated value of a Prepetition Liquidated Claim shall be the amount awarded in the prepetition judgment or settlement agreement, and holders of Prepetition Liquidated Claims shall be paid the appropriate Payment Percentage based upon that liquidated value.

                  (b) Marshalling. Prepetition Liquidated Claims that are secured by letters of credit, appeal bonds, or other security or sureties shall first exhaust their rights against any applicable security or surety before making a claim against the PI Trust. In the event that such security or surety is insufficient to pay the Prepetition Liquidated Claim in full, the deficiency shall be processed and paid as a Prepetition Liquidated Claim.

         5.2      Discounted Cash Payment Election.

                  (a) Rationale. The Plan provides for a discounted cash payment election that may be made at the time the eligible holders of Asbestos Personal Injury Claims vote to accept or reject the Plan. Those holders of valid Asbestos Personal Injury Claims who so elect shall make a full and final settlement with the PI Trust (except as provided in Section 5.2(c) herein) in exchange for a single cash payment in the amounts shown below for each disease category:

                  Mesothelioma                       $6,500
                  Lung Cancer                        $2,000
                  Other Cancer                       $1,000
                  Non-malignancy                     $  400

This discounted cash payment election is designed, in part, for claimants who easily can be determined by the PI Trust to have valid Asbestos Personal Injury Claims and who desire to have a fixed and certain payment made expeditiously rather than wait for payment after individualized review. This discounted cash payment election further is designed, in part, for claimants who easily can be determined by the PI Trust to have valid Asbestos Personal Injury Claims for non-malignant injuries and who wish to have a fixed payment now and the right to receive a further payment if they should subsequently be diagnosed as having an asbestos-related malignancy.

                  (b) Processing and Payment. Unless not feasible after every reasonable effort, no later than 60 days after the Effective Date the Trustees shall process and pay the holders of Asbestos Personal Injury Claims who elect to receive a discounted cash payment in an order to be determined by the Trustees based on a FIFO principle. The Trustees shall determine appropriate procedures for ensuring that only holders of valid Asbestos Personal Injury Claims are paid under the discounted cash payment election. These procedures for ensuring payment only to holders of valid Asbestos Personal Injury Claims under the discount ed cash payment election shall be based upon the guidelines set forth in Section 7.1 herein.

                                  A.1.1.13B- 4

                  (c) Subsequent Malignancy. The holder of a valid Asbestos Personal Injury Claim based upon a non-malignant asbestos injury or condition who elects to receive a discounted cash payment as provided herein may file a new Asbestos Personal Injury Claim for an asbestos-related malignancy that is subsequently diagnosed, and any additional payments to which such claimant may be entitled shall not be reduced by the amount of the discounted cash payment.

                  (d) No Review. The Trustees' decision that the holder of an Asbestos Personal Injury Claim should not receive a discounted cash payment is not reviewable. However, the holder of an Asbestos Personal Injury Claim whose claim is denied discounted cash payment may then elect individualized review as set forth in Section 5.3.

                  (e) Future Discounted Payment Elections. In the future, the Trustees, in their complete discretion, may, or may not, offer claimants discounted cash payments for valid Asbestos Personal Injury Claims. In the event they decide to offer claimants discounted cash payments in the future, they shall have complete discretion to determine the amounts and procedures for such future discounted cash payments and under no circumstances shall they be obligated in the future to pay the same amounts set forth in Section 5.2(a) herein for discounted cash payments.

         5.3      Individually Reviewed Claims; Claims Categories.

                  (a) Rationale. A claimant (i) who initially elects individualized review, or (ii) whose Asbestos Personal Injury Claim was rejected by the Trustees for discounted cash payment and who then elects individualized review, shall have his or her Asbestos Personal Injury Claim reviewed, based upon an evaluation of exposure, loss, damages, injury, and other factors determinative of claim value according to applicable tort law. The detailed examination and individualized valuation of Asbestos Personal Injury Claims is designed for claimants with serious or fatal asbestos-related injuries whose Asbestos Personal Injury Claims require the added expense of individualized examination.

                  (b) Categories and Values. The PI Trust will categorize Asbestos Personal Injury Claims by injury, and it may subcategorize Asbestos Personal Injury Claims by occupation, medical criteria, or any other factor related to the value of Asbestos Personal Injury Claims within each injury category. The PI Trust shall use these categories and subcategories to resolve Asbestos Personal Injury Claims as expeditiously and economically as possible. For each category or subcategory, the PI Trust shall determine a limited range of liquidated values representing average historical payments by Eagle-Picher to resolve similar Asbestos Personal Injury Claims. Offers of payments to claimants shall be determined by assigning to their valid Asbestos Personal Injury Claim an appropriate value within the applicable range and multiplying that value by the Payment Percentage. Because discounted cash payment elections are a more cost effective means for determining the liquidated value of less serious, non-fatal Asbestos Personal Injury Claims, the PI Trust shall reduce the range of values for categories and subcategories of such Asbestos Personal Injury Claims to reflect the cost for providing such review to those holders of less serious, non-fatal Asbestos Personal Injury Claims who did not elect discounted cash payment under either the Plan or any subsequent discounted cash payment program made available to them by the PI Trust.

                    When a claimant's economic damages are exceptionally larger than the normal range, that claimant's Asbestos Personal Injury Claim may be classified as an extraordinary Asbestos Personal Injury Claim and such Asbestos Personal Injury Claim may be liquidated in an amount that exceeds the

                                  A.1.1.13B- 5

limited range of liquidated values for any given injury category or subcategory, but such a classification shall not increase the Payment Percentage. The Trustees shall determine the nature of the Asbestos Personal Injury Claims that they will classify as extraordinary Asbestos Personal Injury Claims.

                  (c) Processing and Liquidation. Individually reviewed claims shall be processed and liquidated pursuant to the following schedule:

                           (i) substantially all the claims whose holders had
filed lawsuits against Eagle-Picher prior to January 7, 1991, shall be processed and liquidated no later than 18 months after the Effective Date;

                           (ii) substantially all the claims whose holders had
not filed lawsuits against Eagle-Picher prior to January 7, 1991 but whose holders had filed timely proofs of claim in the Chapter 11 Cases, shall be processed and liquidated no later than 36 months after the Effective Date;

                           (iii) substantially all the claims whose holders had
not filed lawsuits against Eagle-Picher prior to January 7, 1991 and whose holders had not filed timely proofs of claim in the Chapter 11 Cases, but whose holders at any time prior to the date of the Confirmation Order (A) had filed lawsuits in the tort system against asbestos manufacturers other than Eagle-Picher, or (B) had filed a proof of claim with any other asbestos victims' trust or claims processing facility, or (C) had filed a registration of any asbestos claim on any inactive docket or similar asbestos claims registry, shall be processed and liquidated no later than 48 months after the Effective Date; and

                           (iv) claims not described in subsections (i) through
(iii) above, shall be processed and liquidated as soon as possible but not before the claims described in subsections (i) through (iii) above.

                  (d) Payment. While payments to holders of valid Asbestos Personal Injury Claims generally should be made in the same order in which claims are liquidated, provided they act consistently with Section 524(g)(2)(B)(ii)(V) of the Bankruptcy Code, the Trustees shall have complete discretion to determine the timing and the appropriate method for making payments. Such methods may include, in the discretion of the Trustees, a method for the payment on an installment basis, in which case any installment payment shall be subject to the Payment Percentage in effect at the time such installment payment is made.

                  (e) Disputes Over Individualized Review. Claimants who reject the Trustees' offer after individualized review and who wish to dispute their eligibility for payment, their categorization, or the amount of the Trustees' offer under individualized review, must initiate one of the alternative dispute resolution procedures established by the Trustees pursuant to Section 7.6. After such alternative dispute resolution procedures have been exhausted, claimants who still reject the PI Trust's offer must initiate arbitration pursuant to procedures like those set forth in Section 7.8. Only after claimants have rejected any non-binding arbitration award pursuant to procedures like those set forth in Section 7.8, may they file suit against the PI Trust.

                  (f) Full Releases. Holders of Asbestos Personal Injury Claims who receive an individualized payment shall execute and deliver to the Trustees a general release in a form satisfactory to the Trustees and may not thereafter file a new Asbestos Personal Injury Claim.

                                  A.1.1.13B- 6

         5.4 Exigent Health Claims; Extreme Hardship Claims. At any time the Trustees may individually evaluate and pay Exigent Health Claims and Extreme Hardship Claims, as defined in this Section 5.4. These claims may be considered separately no matter what the order of processing otherwise would have been under this Section V.

         A claim qualifies as an Exigent Health Claim if the claimant provides:
(i) documentation that a physician has diagnosed the claimant as having an asbestos-related illness and (ii) a declaration or affidavit made under penalty of perjury by a physician who has examined the claimant within one hundred twenty (120) days of the date of the declaration or affidavit in which the physician states there is substantial medical doubt that the claimant will survive beyond six (6) months from the date of the declaration or affidavit.

         A claim qualifies for payment as an Extreme Hardship Claim if the Trustees, in their complete discretion, determine the claimant needs financial assistance on an immediate basis based on the claimant's expenses and all sources of available income.

         5.5 Asbestos Contribution Claims. Asbestos Personal Injury Claims asserted against the PI Trust that fall within the Trust Agreement's definition of Asbestos or Lead Contribution Claims, and which have not been disallowed, discharged, or otherwise resolved, shall be processed, allowed or disallowed, liquidated, paid, and satisfied in accordance with procedures to be developed and implemented by the Trustees, which procedures (a) shall determine the validity and allowance of such claims consistent with Section 502(e) of the Bankruptcy Code; (b) shall require binding arbitration for the resolution of all disputes and thereby foreclose resort to the tort system for dispute resolution; and (c) shall otherwise provide the same processing and payment to the holders of such claims that are allowed as the PI Trust would have afforded the holders of any underlying valid Asbestos Personal Injury Claims under this Section V.


                                   SECTION VI

                                Claims Materials

         As soon as reasonably practicable, but not later than six months following the Effective Date, the PI Trust shall mail claims materials ("CLAIMS MATERIALS") to each person with an Asbestos Personal Injury Claim who has filed a proof of claim in the Bankruptcy Court or has pending a lawsuit against Eagle-Picher or otherwise has been identified to the Trustees as holding an Asbestos Personal Injury Claim that is neither a Prepetition Liquidated Claim defined in Section 5.1 nor an Asbestos Personal Injury Claim for which a discounted cash payment election has been made as set forth in Section 5.2. For any person holding an Asbestos Personal Injury Claim who is first identified to Eagle-Picher or the Trustees any time subsequent to the Effective Date, the PI Trust shall mail the Claims Materials no later than six months following such identification. The PI Trust may send Claims Materials to a claimant care of an attorney representing the claimant.

         The Claims Materials will include descriptions of these EPI Asbestos Claims Procedures, instructions, and a claim form. If feasible, the forms used by the PI Trust to obtain claims information shall be the same or substantially similar to those used by other asbestos claims resolution facilities. Instead of collecting some or all claims information from a claimant or the claimant's attorney, the PI

                                  A.1.1.13B- 7

Trust may obtain such information from electronic data bases maintained by any other asbestos claims resolution organization, provided that the PI Trust informs the claimant that it plans to obtain information as available from such other organizations unless the claimant objects in writing or provides such information directly to the PI Trust.

         In order to be eligible for payment under these EPI Asbestos Claims Procedures, a claimant must return all claims' information requested by the PI Trust within the six month period following his or her receipt of the Claims Materials. An Asbestos Personal Injury Claim shall be disallowed automatically if a claimant required to provide claims information fails to provide all such information within this period, unless the claimant demonstrates to the satisfaction of the Trustees that such a failure should be excused.


                                   SECTION VII

                     General Guidelines for Liquidating and
                       Paying Individually Reviewed Claims

         7.1 Showing Required. In order to establish a valid Asbestos Personal Injury Claim, a claimant must (a) make a conclusive demonstration of exposure to an Eagle-Picher asbestos-containing product and (b) submit a medical report from a qualified physician that (i) results from a physical examination by that physician and (ii) contains a diagnosis of an asbestos-related injury. The PI Trust may require the submission of evidence of exposure to an Eagle-Picher asbestos-containing product, x-rays, laboratory tests, medical examinations or reviews, other medical evidence, or any other evidence to support such Asbestos Personal Injury Claims and require that medical evidence submitted comply with recognized medical standards regarding equipment, testing methods, and procedures to assure that such evidence is reliable.

         7.2 Discretion To Alter Order Of Processing Or Suspend Payments. Provided it is consistent with Section 524(g)(2)(B)(ii)(V) of the Bankruptcy Code, in order to reduce transaction costs the Trustees may process, liquidate, and pay valid Asbestos Personal Injury Claims in groups of claims or otherwise no matter what the order of processing otherwise would have been under Section
V. In the event that the Trustees determine it advisable, they may suspend their normal order of processing or payment in favor of claimants who elect discounted cash payment under any future discounted cash payment election programs offered by the PI Trust. Also, in the event that the PI Trust faces temporary periods of limited liquidity, the Trustees may temporarily limit or suspend payments altogether.

         7.3 Costs Considered. Notwithstanding any provision of these EPI Asbestos Claims Procedures to the contrary, the Trustees shall always give appropriate consideration to the cost of investigating and uncovering invalid Asbestos Personal Injury Claims so that the payment of valid Asbestos Personal Injury Claims is not further impaired by such processes. In issues related to the validity of Asbestos Personal Injury Claims, e.g., exposure and medical evidence of injury, the Trustees shall have the latitude to make judgments regarding the amount of transaction costs to be expended by the PI Trust so that valid Asbestos Personal Injury Claims are not further impaired by the costs of additional investigation. Nothing herein shall prevent the Trustees, in appropriate circumstances, from contesting the validity of any Asbestos Personal Injury Claim whatever the costs.

                                  A.1.1.13B- 8

         7.4 Discretion to Vary Payments. Consistent with the provisions hereof, the Trustees shall proceed as quickly as possible to liquidate claims, and they shall make payments to holders of valid Asbestos Personal Injury Claims promptly as funds become available and as Asbestos Personal Injury Claims are liquidated, while maintaining sufficient resources to pay future valid Asbestos Personal Injury Claims in substantially the same manner. Because decisions about payments must be based on estimates and cannot be done precisely, they may have to be revised in light of experience over time, and a claimant who receives payment early in the life of the PI Trust may receive a smaller or larger percentage of the value of his Asbestos Personal Injury Claim than a claimant who receives payment in the middle of or late in the life of the PI Trust. Therefore, there can be no guarantee of any specific level of payment to claimants. However, the Trustees shall use their best efforts to treat similar, valid Asbestos Personal Injury Claims in substantially the same manner, consistent with their duties as Trustees in these circumstances, the purposes of the PI Trust, and given the practical limitations imposed by the inability to predict the future with precision.

         7.5 Punitive Damages. In determining the value of any Asbestos Personal Injury Claim, punitive damages shall not be considered or allowed, notwithstanding their availability in the tort system. Pre-judgment interest, post-judgment interest, interest on deferred payments, or any other type of interest, delay damages, or similar damages associated with Asbestos Personal Injury Claims, shall not be paid or allowed.

         7.6 Alternative Dispute Resolution. The Trustees shall establish an appropriate alternative dispute resolution process so that the claimants and the PI Trust shall have a full range of alternative dispute resolution devices available for their use in the individualized review process, including reviews by specialized panels, mediation and arbitration. If compensation of an alternative dispute resolution provider becomes necessary, each side shall equally share the obligation to pay such compensation and shall otherwise bear its own costs.

         7.7 Settlement Favored. Settlements shall be favored over all other forms of Asbestos Personal Injury Claim resolution, and the lowest feasible transaction costs for the PI Trust shall be incurred in order to conserve resources and ensure funds to pay all valid Asbestos Personal Injury Claims.

         7.8 Arbitration; Jury Trials. Holders of Asbestos Personal Injury Claims may elect to submit their Asbestos Personal Injury Claims to binding or non-binding arbitration only after other alternative dispute resolution procedures established by the Trustees have been exhausted.

         If arbitration becomes necessary, arbitrators shall (i) return awards within the range of injury category value limits set by the PI Trust for the injury category in which the Asbestos Personal Injury Claim properly falls, (ii) determine that the Asbestos Personal Injury Claim falls in a higher or lower category and determine an appropriate award within the range of value limits for that category, or (iii) in cases involving an extraordinary Asbestos Personal Injury Claim, return awards in excess of category limits. Arbitrators shall not consider the Payment Percentage in determining the value of any Asbestos Personal Injury Claim. If a claimant submits to binding arbitration or accepts an award after non-binding arbitration, the award will establish the liquidated value of the Asbestos Personal Injury Claim, which will be multiplied by the then current Payment Percentage in order to determine the amount that the claimant will receive. The claimant will then receive payments and execute and deliver

                                  A.1.1.13B- 9


a general release in the same manner as a claimant who had accepted a valuation of his Asbestos Personal Injury Claim by the PI Trust.

         Only claimants who opt for non-binding arbitration and then reject their arbitration awards retain the right to a jury trial to determine the liquidated value of their Asbestos Personal Injury Claims against the PI Trust. All other claimants shall and shall be deemed to have irrevocably waived any right to a jury trial and any and all notices with respect to the filing or liquidation of Asbestos Personal Injury Claims shall contain a provision that clearly and conspicuously explains such jury trial waiver. A holder of an Asbestos Personal Injury Claim desiring to file suit against the PI Trust may do so only after the rejection of a non-binding arbitration award. In all cases, the statute of limitations will be tolled as of the earlier of the date the Asbestos Personal Injury Claim was filed with the PI Trust or the date the claimant filed his/her complaint against Eagle-Picher, and the right to a jury trial shall be preserved with the defendant being solely the PI Trust. To the extent the statute of limitations has been tolled, it shall commence running 30 days after entry of a non-binding arbitration award.

         The Chapter 11 Cases and the EPI Asbestos Claims Procedures shall have no effect on trial venue or choice of laws. All claims and defenses (including, with respect to the PI Trust, all claims and defenses which could have been asserted by Eagle-Picher) that exist under applicable law shall be available to both sides at trial; provided, however, that the death of claimant while his/her Asbestos Personal Injury Claim is pending against the PI Trust shall not reduce the value of the deceased claimant's Asbestos Personal Injury Claim, notwithstanding applicable state law to the contrary. The PI Trust may waive any defense or concede any issue of fact or law. The award of an arbitrator or the recommendation of a mediator and the positions and admissions of the parties during compliance with alternative dispute resolution procedures shall not be admissible for any purpose at trial by any party or third party and they are expressly determined not to be admissions by either party.

         If necessary, the Trustees may obtain an order from the U.S. District Court for the Southern District of Ohio, Western Division ("DISTRICT COURT") incorporating an offer of judgment to liquidate the amount of the claim, scheduling discovery and trials in such a fashion as not to create an undue burden on the PI Trust, or containing any other provisions, in order to ensure that the PI Trust fulfills its obligations in accordance with the principles set forth in the Trust Agreement.

         A claimant who, in accordance with the EPI Asbestos Claims Procedures, elects to resort to the legal system and obtains a judgment for money damages shall have an Asbestos Personal Injury Claim with a liquidated value equal to the judgment amount, less the amount of any prejudgment interest or punitive damages contained therein, and no post-judgment interest shall accrue on such judgment amount. A judgment creditor with a final, nonappealable judgment in excess of the highest amount in the range of values for his/her injury category or subcategory as determined by the Trustees will be paid, when funds are reasonably available, the appropriate Payment Percentage of the highest amount in the range for that injury category or subcategory; provided, however, that a holder of an extraordinary Asbestos Personal Injury Claim who obtains a final, nonappealable judgment in excess of the PI Trust's last offer or the arbitrator's award will be paid, when funds are reasonably available, the appropriate Payment Percentage of the PI Trust's last offer or the arbitrator's award, whichever is greater. The appropriate Payment Percentage for the excess of the judgment above the foregoing amounts will be paid no later than five (5) years after the date the judgment is entered in the trial court, unless the Trustees determine that such payment will adversely affect payment to other claimants, in

                                  A.1.1.13B- 10

which event such payment shall be made in five (5) equal annual installments beginning five (5) years after the date the judgment becomes final and nonappealable.

         7.9 Releases. The Trustees shall have the discretion to determine the form and nature of the releases given to the PI Trust in order to maximize recovery for claimants against other tort-feasors without increasing the risk or amount of claims for indemnification or contribution from the PI Trust. As a condition to making any payment to a claimant, the PI Trust shall obtain a general, partial, or limited release as appropriate in accordance with the applicable state or other law, consistent with the payment selection by the claimant. If allowed by state law, the endorsing of a check or draft for payment by or on behalf of a claimant shall constitute such a release. In addition, and as a prerequisite, the claimant shall execute any documents necessary (i) for the PI Trust to perfect its claims, if any, against Eagle-Picher's insurers to receive indemnity for payments, (ii) to release any Asbestos Personal Injury Claim the claimant may have against the insurer, and (iii) for the PI Trust to receive and keep any and all payments made by such insurer for payment of such claim.

         7.10 Auditing, Monitoring and Verifying. The Trustees shall conduct random or other audits to verify information submitted in connection with these EPI Asbestos Claims Procedures. In the event that an audit reveals that invalid information has been provided to the PI Trust, the Trustees may penalize any claimant or claimant's attorney by disallowing the Asbestos Personal Injury Claims or seeking sanctions from the District Court including, but not limited to, requiring the offending source to pay the costs associated with the audit and any future audit or audits, reordering the priority of payment of the affected claimants' Asbestos Personal Injury Claims, raising the level of scrutiny of additional information submitted from the same source or sources, or prosecuting the claimant or claimant's attorney for presenting a fraudulent Asbestos Personal Injury Claim in violation of 18 U.S.C. Section 152. The PI Trust may develop methods for auditing the reliability of medical evidence, including independent reading of x-rays. If its audits show an unacceptable level of reliability for medical evidence submitted by specific doctors or medical facilities, the PI Trust may refuse to accept medical evidence from such doctors or facilities.

         7.11 Claims' Bar Date. Notwithstanding anything to the contrary contained herein, including, without limitation, Section 5.3(c) herein, in order to be eligible for payment under these EPI Asbestos Claims Procedures, a claimant must have complied with any applicable claims' bar date order issued by the Bankruptcy Court or must have been excused from such compliance by the Trustees pursuant to their discretion under Article 3.3(d) of the Trust Agreement.

         7.12 Statute of Limitations. For purposes of determining the validity of an Asbestos Personal Injury Claim, any applicable statute of limitations shall be deemed to have been extended for a period of sixty (60) days beyond its normal limit. This extension shall have no application, however, to any applicable claims bar date set by an order of the Bankruptcy Court.


                                  SECTION VIII

                                  Miscellaneous

         8.1 Amendments. The Trustees may amend, modify, delete, or add to any of these EPI Asbestos Claims Procedures (including, without limitation, amendments to conform these procedures

                                  A.1.1.13B- 11


to advances in scientific or medical knowledge or other changes in circumstances) by a majority vote of the Trustees, provided they first obtain any advice and consent of the TAC required by Article 3.2(e) of the Trust Agree-ment. Notwithstanding anything contained herein to the contrary, these EPI Asbestos Claims Procedures shall not be modified or amended in any way that would jeopardize the validity or enforceability of the Asbestos and Lead PI Permanent Channeling Injunction.

         8.2 Severability. Should any provision contained in the EPI Asbestos Claims Procedures be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of the EPI Asbestos Claims Procedures.

         8.3 Governing Law. The EPI Asbestos Claims Procedures shall be governed by, and construed in accordance with, the laws of the State of Ohio.

                                      UNITED STATES BANKRUPTCY COURT
                                        SOUTHERN DISTRICT OF OHIO
                                             WESTERN DIVISION

In re                                  )        Consolidated Case No. 1-91-00100
                                       )
                                       )
EAGLE-PICHER INDUSTRIES,               )        Chapter 11
INC., et al.,                          )
                                       )        JUDGE PERLMAN
                  Debtors.             )
                                       )
-------------------------------------- )




                                EXHIBIT "1.1.16"

                       FORM OF ASBESTOS PD TRUST AGREEMENT

                                 [TO BE INCLUDED
                             IN PLAN EXHIBIT VOLUME]

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                  )        Consolidated Case No. 1-91-00100
                                       )
                                       )
EAGLE-PICHER INDUSTRIES,               )        Chapter 11
INC., et al.,                          )
                                       )        JUDGE PERLMAN
                  Debtors.             )
                                       )
-------------------------------------- )



                                EXHIBIT "1.1.38"

                         FORM OF CONNECTICUT MUTUAL NOTE

                                 [TO BE INCLUDED
                             IN PLAN EXHIBIT VOLUME]

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                  )        Consolidated Case No. 1-91-00100
                                       )
                                       )
EAGLE-PICHER INDUSTRIES,               )        Chapter 11
INC., et al.,                          )
                                       )        JUDGE PERLMAN
                  Debtors.             )
                                       )
-------------------------------------- )



                                EXHIBIT "1.1.56"

                            FORM OF DIVESTITURE NOTES

                                 [TO BE INCLUDED
                             IN PLAN EXHIBIT VOLUME]

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                  )        Consolidated Case No. 1-91-00100
                                       )
                                       )
EAGLE-PICHER INDUSTRIES,               )        Chapter 11
INC., et al.,                          )
                                       )        JUDGE PERLMAN
                  Debtors.             )
                                       )
-------------------------------------- )



                                EXHIBIT "1.1.82"

                            FORM OF INTER-MARKET NOTE

                                 [TO BE INCLUDED
                             IN PLAN EXHIBIT VOLUME]

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                  )        Consolidated Case No. 1-91-00100
                                       )
                                       )
EAGLE-PICHER INDUSTRIES,               )        Chapter 11
INC., et al.,                          )
                                       )        JUDGE PERLMAN
                  Debtors.             )
                                       )
-------------------------------------- )



                                EXHIBIT "1.1.94"

                         FORM OF NORTHWESTERN GROUP NOTE

                                 [TO BE INCLUDED
                             IN PLAN EXHIBIT VOLUME]

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                  )        Consolidated Case No. 1-91-00100
                                       )
                                       )
EAGLE-PICHER INDUSTRIES,               )        Chapter 11
INC., et al.,                          )
                                       )        JUDGE PERLMAN
                  Debtors.             )
                                       )
-------------------------------------- )



                                EXHIBIT "1.1.114"

                FORM OF SENIOR UNSECURED SINKING FUND DEBENTURES

                                 [TO BE INCLUDED
                             IN PLAN EXHIBIT VOLUME]

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                  )        Consolidated Case No. 1-91-00100
                                       )
                                       )
EAGLE-PICHER INDUSTRIES,               )        Chapter 11
INC., et al.,                          )
                                       )        JUDGE PERLMAN
                  Debtors.             )
                                       )
-------------------------------------- )



                                EXHIBIT "1.1.119"

                            FORM OF TAX REFUND NOTES

                                 [TO BE INCLUDED
                             IN PLAN EXHIBIT VOLUME]

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                  )        Consolidated Case No. 1-91-00100
                                       )
                                       )
EAGLE-PICHER INDUSTRIES,               )        Chapter 11
INC., et al.,                          )
                                       )        JUDGE PERLMAN
                  Debtors.             )
                                       )
-------------------------------------- )




                                  EXHIBIT "5.2"

                  FORM OF AMENDED CLAIMS SETTLEMENT GUIDELINES

                                 [TO BE INCLUDED
                             IN PLAN EXHIBIT VOLUME]

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                  )        Consolidated Case No. 1-91-00100
                                       )
                                       )
EAGLE-PICHER INDUSTRIES,               )        Chapter 11
INC., et al.,                          )
                                       )        JUDGE PERLMAN
                  Debtors.             )
                                       )
-------------------------------------- )



                                 EXHIBIT "7.11"

                          FORM OF MANAGEMENT CONTRACTS

                                 [TO BE INCLUDED
                             IN PLAN EXHIBIT VOLUME]

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                  )        Consolidated Case No. 1-91-00100
                                       )
                                       )
EAGLE-PICHER INDUSTRIES,               )        Chapter 11
INC., et al.,                          )
                                       )        JUDGE PERLMAN
                  Debtors.             )
                                       )
-------------------------------------- )



                                 EXHIBIT "7.12"

              FORM OF AMENDMENTS TO SUPPLEMENTAL SEVERANCE PROGRAM

                               [TO BE INCLUDED IN
                              PLAN EXHIBIT VOLUME]

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                  )        Consolidated Case No. 1-91-00100
                                       )
                                       )
EAGLE-PICHER INDUSTRIES,               )        Chapter 11
INC., et al.,                          )
                                       )        JUDGE PERLMAN
                  Debtors.             )
                                       )
-------------------------------------- )



                                  EXHIBIT "8.1"

                     EXECUTORY CONTRACTS OR UNEXPIRED LEASES
                                  TO BE ASSUMED

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Division: CINCINNATI INDUSTRIAL MACHINERY
--------------------------------------------------------------------------------------------------------------------------------
Herman Engineering Inc                                 Sales Representative                                                0.00
5011 28th Street, S.E.                                 Agreement
Grand Rapids, MI 45912
--------------------------------------------------------------------------------------------------------------------------------
Holloway & Assoc                                       Sales Representative                                                0.00
P.O. Box 100                                           Agreement
501 Archdale Dr., Ste. 225
Charlotte, NC 28217
--------------------------------------------------------------------------------------------------------------------------------
Lohrer, Larry                                          Sales Representative                                                0.00
260 Northland Blvd., Ste. 224                          Agreement
Cincinnati, OH 45246-3651
--------------------------------------------------------------------------------------------------------------------------------
Mechanics Laundry                                      Service Agreement                                                  31.66
711 E. Vermont Ave.                                    10/19/90
Indianapolis, IN 46202
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-1

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Division: CONSTRUCTION EQUIPMENT
--------------------------------------------------------------------------------------------------------------------------------
Caterpillar, Inc.                                      Warranty Agreement                                                  0.00
600 W. Washington St.
E. Peoria, IL 61630-0001
--------------------------------------------------------------------------------------------------------------------------------
Equipos de Acuna SA de CV                              Intercompany Agreement                                    undetermined
Carretera Presa La Amistad, KM 9                       07/23/86
CD Acuna, Coahuila Mexico
--------------------------------------------------------------------------------------------------------------------------------
Weaver, David                                          Real Estate Lease                                                 139.38
500 E. 50th Street                                     01/01/80
Lubbock, TX 79404-3726
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-2

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Division: EAGLE-PICHER MINERALS, INC.
--------------------------------------------------------------------------------------------------------------------------------
ACF Industries Inc.                                    RR Hopper Car Lease                                                 0.00
3301 Rider Trail South                                 08/01/79
Earth City, MO 63045-1309
--------------------------------------------------------------------------------------------------------------------------------
ACF Industries Inc.                                    RR Hopper Car Lease                                                 0.00
3301 Rider Trail South                                 06/01/88
Earth City, MO  63045-1309
--------------------------------------------------------------------------------------------------------------------------------
Anderson, Virginia C.                                  Mining Lease                                                        0.00
6861 N. Ocean Blvd.                                    01/01/80
Ocean Ridge, FL 33435
--------------------------------------------------------------------------------------------------------------------------------
Bohanan, James A.                                      Mining Lease                                                        0.00
208 Parkview                                           01/01/80
PO Box 293
Luling, TX 78648
--------------------------------------------------------------------------------------------------------------------------------
Brown, Lola K.                                         Mining Lease                                                      150.00
Route 1, Box 357                                       04/16/74
Fernely, NV 89408-9746
--------------------------------------------------------------------------------------------------------------------------------
Brown, Lola K.                                         Mining Lease                                                        0.00
Route 1, Box 357                                       03/01/84
Fernely, NV 89408-9746
--------------------------------------------------------------------------------------------------------------------------------
Catellus Development Corp                              Mining Lease                                                        0.00
201 Mission Street, Ste. 250                           12/01/71
San Francisco, CA 94105
--------------------------------------------------------------------------------------------------------------------------------
Catellus Development Corp                              Commercial Lease                                                    0.00
201 Mission Street, Ste. 250                           02/01/80
San Francisco, CA 94105
--------------------------------------------------------------------------------------------------------------------------------
Copeland, Ella Mae                                     Mining Lease                                                        0.00
1452 Plymouth Rock                                     01/01/80
Clovis, CA 93612-2444
--------------------------------------------------------------------------------------------------------------------------------
Cowie, Elizabeth Herrmann                              Mining Lease                                                    1,530.08
4 Hawk Lane, North Oaks                                01/01/80
St. Paul MN 55127
--------------------------------------------------------------------------------------------------------------------------------
Diatomite Products Co                                  Mining Lease                                                        0.00
5 Greenwood Ave., N.W.                                 07/18/79
Bend, OR 97701-2028
--------------------------------------------------------------------------------------------------------------------------------
Eagle-Picher Industries Inc                            Agency Agreement                                          undetermined
580 Walnut St.                                         12/01/86
Cincinnati, OH 45202
--------------------------------------------------------------------------------------------------------------------------------
Eagle-Picher Industries Inc                            Export Management Agreement                               undetermined
580 Walnut St.                                         12/01/86
Cincinnati, OH 45202
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-3

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Fischer, Dalmar                                        Mining Lease                                                        0.00
618 Beacon St.                                         01/01/80
Newton Centre, MA 02159
--------------------------------------------------------------------------------------------------------------------------------
Fischer, Jeannette                                     Mining Lease                                                        0.00
618 Beacon Street                                      01/01/80
Newton Center, MA 02159
--------------------------------------------------------------------------------------------------------------------------------
Fisk, Walter M.                                        Mining Lease                                                      400.00
P.O. Box 458                                           07/27/87
Lovelock, NV 89419-0458
--------------------------------------------------------------------------------------------------------------------------------
GE Rail Car Service Corp.                              RR Hopper Car Lease                                                 0.00
33 W. Monroe Street                                    04/01/89
Chicago, IL 60603-5302
--------------------------------------------------------------------------------------------------------------------------------
GE Rail Car Service Corp.                              RR Hopper Car Lease                                                 0.00
33 W. Monroe Street                                    09/01/90
Chicago, IL  60603-5302
--------------------------------------------------------------------------------------------------------------------------------
GE Rail Car Service Corp.                              RR Hopper Car Lease                                                 0.00
33 W. Monroe Street                                    10/01/90
Chicago, IL  60603-5302
--------------------------------------------------------------------------------------------------------------------------------
Grove, Robert E.                                       Farm Lease                                                      1,331.45
2331 Loop Road                                         04/01/87
Vale, OR 97918-5636
--------------------------------------------------------------------------------------------------------------------------------
Knight, James A.                                       Mining Lease                                                    4,131.23
135 S. Elm St.                                         01/01/80
Hinsdale, IL 60521

also:
-----
c/o S. Duhl, Schwarts & Freeman
401 N. Michigan #1900
Chicago, IL 60611-4206
--------------------------------------------------------------------------------------------------------------------------------
Moore, Leonard W.                                      Farm Lease                                                          0.00
Route 1, Box 451                                       04/01/87
Vale, OR 97918-9801
--------------------------------------------------------------------------------------------------------------------------------
Moran, Richard T.                                      Residential Lease                                                   0.00
2558 Graham Blvd.                                      12/22/89
Vale, OR 97918-5625
--------------------------------------------------------------------------------------------------------------------------------
Rauch, John                                            Rental Agreement                                                    0.00
1340 Nixon Avenue                                      01/29/80
Reno, NV  89509-2640
--------------------------------------------------------------------------------------------------------------------------------
Savage, Louise                                         Mining Lease                                                        0.00
Savage, Thomas & Thomas Jr.                            01/01/80
Trust of T. Savage
1949/T.C. Savage, Trustee
1700 1st Bank Building
St. Paul, MN 55101
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-4

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
SFP Minerals Corp.                                     Mineral Lease                                                       0.00
P.O. Box 27019                                         12/01/66
Albuquerque, NM 87125-7019
--------------------------------------------------------------------------------------------------------------------------------
SFP Minerals Corp.                                     Sand & Gravel Lease                                             4,364.32
P.O. Box 27019                                         11/14/85
Albuquerque, NM 87125-7019
--------------------------------------------------------------------------------------------------------------------------------
Southern Pacific Trans Co                              Commercial Lease                                                   17.28
One Market Plaza                                       12/01/70
San Francisco, CA  94105
--------------------------------------------------------------------------------------------------------------------------------
Southern Pacific Trans Co.                             Industrial Lease                                                    0.00
One Market Plaza                                       03/14/80
San Francisco, CA  94105
--------------------------------------------------------------------------------------------------------------------------------
State of Oregon                                        Mining Lease                                                        0.00
Division of State Lands                                09/02/82
1600 State Street
Salem, OR 97310-0302
--------------------------------------------------------------------------------------------------------------------------------
Terminal Mini Warehouse                                Lease 12/15/83                                                     61.94
2900 Vassar Street
Reno, NV 89502-3224
--------------------------------------------------------------------------------------------------------------------------------
Terminal Mini Warehouse                                Rental Agreement                                                    0.00
2900 Vassar Street                                     04/01/84
Reno, NV  89502-3224
--------------------------------------------------------------------------------------------------------------------------------
Terminal Mini Warehouse                                Rental Agreement                                                    0.00
2900 Vassar Street                                     04/01/84
Reno, NV  89502-3224
--------------------------------------------------------------------------------------------------------------------------------
Tweedt, Andre M., Jr.                                  Mining Lease                                                       16.67
P.O. Box 59                                            03/01/84
Durham, CA 95938-0059
--------------------------------------------------------------------------------------------------------------------------------
Tweedt, John A.                                        Mining Lease                                                       16.67
11895 Parey Avenue                                     03/01/84
Red Bluff, CA 96080-8982
--------------------------------------------------------------------------------------------------------------------------------
Tweedt, Peter                                          Mining Lease                                                       16.67
424 Stanford Drive                                     03/01/84
Arcadia, CA 91006
--------------------------------------------------------------------------------------------------------------------------------
Twiname, John & Carolyn A.                             Mining Lease                                                        0.00
60 East End Avenue                                     01/01/80
New York, NY 10028-7907
--------------------------------------------------------------------------------------------------------------------------------
US Postmaster                                          Post Office Box Rental                                              0.00
2000 Vassar                                            03/20/80
Reno, NV 89510
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-5

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Division: ELECTRONICS
--------------------------------------------------------------------------------------------------------------------------------
Abel Lemon et al                                       Distributor Sales Agreement                                         0.00
Division of La Porte Group                             02/15/90
Australia, Ltd.
26 Fariola Street
Silverwater, New South Wales,
2141 Australia
--------------------------------------------------------------------------------------------------------------------------------
Albright, Lawrence                                     Consultant Agreement                                               58.06
Route 1, Box 365                                       10/15/84
Neosho, MO 64850-9801
--------------------------------------------------------------------------------------------------------------------------------
Chemag Aktiengesellschaft                              Distributor Sales Agreement                                         0.00
Postfach 970167                                        08/21/90
Senckenbergenlage 10/12
D-6000 Frankfurt AM Main
97 Germany
--------------------------------------------------------------------------------------------------------------------------------
City of Joplin                                         Real Estate Lease                                                   0.00
P.O. Box 1355                                          10/01/90
303 E. 3rd Street
Joplin, MO 64802-1355
--------------------------------------------------------------------------------------------------------------------------------
Diehl & Eagle-Picher GMBH                              License                                                             0.00
Bahnhofsplatz 6                                        06/26/89
D-8500 Nuernberg 70
Germany
--------------------------------------------------------------------------------------------------------------------------------
Diehl & Eagle-Picher GMBH                              Customer Sales Contract                                             0.00
Bahnhofsplatz 6                                        06/26/90
D-8500 Nuernberg 70
Germany
--------------------------------------------------------------------------------------------------------------------------------
Diehl & Eagle-Picher GMBH                              Customer Sales Contract                                             0.00
Bahnhofsplatz 6                                        08/29/90
D-8500 Nuernberg 70
Germany
--------------------------------------------------------------------------------------------------------------------------------
Diehl GMBH & C                                         Cooperation Agreement                                               0.00
Stephanstrassr 49                                      06/09/89
D-8500 Nuernberg 30
Germany
--------------------------------------------------------------------------------------------------------------------------------
Dons Machine Shop                                      Lease                                                               0.00
1021 Moffet Street                                     07/07/77
Joplin, MO 64801-1024
--------------------------------------------------------------------------------------------------------------------------------
Evode Laboratories                                     Secrecy Agreement                                                   0.00
Stafford St. 16 3 EH                                   02/10/89
United Kingdom
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-6

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Flexibulk Ltd.                                         Distributor Sales Agreement                                         0.00
Davidson House Upper St. John's                        05/14/90
Street
Lichfield, Staffordshire
WS14 9DU United Kingdon
--------------------------------------------------------------------------------------------------------------------------------
HB Fuller Co, Research & Dev.                          Confidentiality Agreement                                           0.00
Laboratory                                             09/07/89
1200 Wolters Blvd.
Vadnais Heights, MN 55110-5146
--------------------------------------------------------------------------------------------------------------------------------
Le Clanche SA                                          License                                                             0.00
48 Avenue De Grandson
Ch 1401 Yuerdon, Switzerland
--------------------------------------------------------------------------------------------------------------------------------
Massey Machine Shop                                    Lease                                                               0.00
1915 Iron Gates Road                                   01/01/78
Joplin, MO 64801
--------------------------------------------------------------------------------------------------------------------------------
Meheffy, Orville A.                                    Medical Services Agreement                                          0.00
2817 McClelland Blvd., Ste. 108                        02/01/86
Joplin, MO 64801
--------------------------------------------------------------------------------------------------------------------------------
Morton International                                   Secrecy Agreement                                                   0.00
1275 Lake Avenue                                       01/01/83
Woodstock, IL 60098-7415
--------------------------------------------------------------------------------------------------------------------------------
Swiss Federal Aircraft Factory                         License                                                             0.00
CH 6032 Emmen, Switzerland
--------------------------------------------------------------------------------------------------------------------------------
Union Carbide Chemicals & Plastics                     License Agreement                                                   0.00
39 Old Ridgebury Road                                  10/01/82
Danbury, CT 06817-0001
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-7

================================================================================================================================
                                   EXHIBIT 8.1

                               EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Division: FABRICON PRODUCTS
--------------------------------------------------------------------------------------------------------------------------------
Davies Packing                                         Manufacturer Representative                                         0.00
P.O. Box 3825                                          07/19/81
2901 Brixham Drive
Richmond, VA 23235-7825
--------------------------------------------------------------------------------------------------------------------------------
Jackson & Assoc.                                       Manufacturer Representative                                         0.00
5826 Castle Lane                                       03/26/90
Norcross, GA 30093-3801
--------------------------------------------------------------------------------------------------------------------------------
Marks, George                                          Manufacturer Representative                                         0.00
310 Bok Road                                           05/01/83
Wyncote, PA 19095-2004
--------------------------------------------------------------------------------------------------------------------------------
Pierce, Earl                                           Manufacturer Representative                                         0.00
7 N. Gate Road                                         05/01/83
West Chester, PA 19380
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-8

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Division:  GENERAL OFFICE
--------------------------------------------------------------------------------------------------------------------------------
BIS Offsite Records                                    Real Property Lease -                                              32.28
318 W. Third St.                                       Storage
Cincinnati, Ohio 45202-3408
--------------------------------------------------------------------------------------------------------------------------------
Brooks, BB                                             Mineral Rights Interest -                                           0.00
1501 Mission                                           07/30/80
Bartlesville, OK  74003
--------------------------------------------------------------------------------------------------------------------------------
Bunting Bearings Corp.                                 Subordination Agreement -                                           0.00
P.O. Box 729                                           02/23/89
1001 Holland Park Blvd.
Holland, OH  43528-0729
--------------------------------------------------------------------------------------------------------------------------------
Bunting Bearings Corp.                                 Indemnity Agreement -                                               0.00
P.O. Box 729                                           02/23/89
1001 Holland Park Blvd.
Holland, OH  43528-0729
--------------------------------------------------------------------------------------------------------------------------------
City of Joplin                                         Lease & Operation Agreement                                         0.00
303 E. Third Street                                    - 12/18/90
P.O. Box 1355
Joplin, MO  64802-1355
--------------------------------------------------------------------------------------------------------------------------------
City of Joplin                                         Lease & Operation Agreement                                         0.00
303 E. Third Street                                    - 12/18/90
P.O. Box 1355
Joplin, MO  64802-1355
--------------------------------------------------------------------------------------------------------------------------------
Cooper, Geoffrey Vernon                                Acquisition of Shares (GVC)                                   189,825.80
Green Hayes, Broad Street                              - 08/25/88                                             (British pounds
Brixworth                                                                                                           sterling)
Northamptonshire, England, U.K.
--------------------------------------------------------------------------------------------------------------------------------
Donlen Corporation                                     Master Agreement 44                                                 0.00
500 Lake Cook Road
Deerfield, IL 60015-4996
--------------------------------------------------------------------------------------------------------------------------------
Eagle-Picher, Inc.                                     Export Management Agreement                               undetermined
580 Walnut Street                                      - 01/01/85
Suite 1300
Cincinnati, OH  45202
--------------------------------------------------------------------------------------------------------------------------------
Eagle-Picher, Inc.                                     Agency Agreement - 01/01/85                               undetermined
580 Walnut Street
Suite 1300
Cincinnati, OH  45202
--------------------------------------------------------------------------------------------------------------------------------
Firm Diehl                                             Incorporation of Joint                                              0.00
Stephenstrasse 49                                      Company, amendments 1978,
8500 Nuernberg 30                                      1986, 1989 - 05/19/71
Federal Republic of Germany
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-9

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Foundation Technology Ltd.                             License Agreement -                                                 0.00
28 Nerang Centre                                       06/28/89
Price Street, Nerange,
Queensland, 4211 Australia
--------------------------------------------------------------------------------------------------------------------------------
Goldman Sachs Group                                    Industrial Revenue Bond                                           932.40
85 Broad Street                                        (Remarketing Agent-Oregon
New York, NY  10005                                    IRB) - 12/01/84
--------------------------------------------------------------------------------------------------------------------------------
Lane, Vincent G.J.                                     Acquisition of Shares;                                        126,860.00
The Beeches, Burnmill Road                             Indemnity (GVC) - 08/25/88                             (British pounds
Market Harborough                                                                                                   sterling)
Leicestershire, England LE16 7JG
--------------------------------------------------------------------------------------------------------------------------------
Ohio Office Machines                                   Maintenance Agreement -                                             0.00
124 Burkhart Avenue                                    08/15/90
Cincinnati, OH  45215
--------------------------------------------------------------------------------------------------------------------------------
Pitney Bowes Credit Corp.                              Equipment Lease - 06/01/88                                         12.77
P. O. Box 5151
Norwalk, CT  06851
--------------------------------------------------------------------------------------------------------------------------------
Pitney Bowes Corp.                                     Maintenance Agreement -                                             0.00
P.O. Box 14447                                         01/01/91
Cincinnati, OH  45214
--------------------------------------------------------------------------------------------------------------------------------
Powers Energy, Inc.                                    Mineral Rights Interest -                                           0.00
11930 Menaul Blvd., N.E.                               07/30/80
Suite 223
Albuquerque, NM  87112-2461
--------------------------------------------------------------------------------------------------------------------------------
Rozai Kogyo Kaisha                                     License Agreement -                                                 0.00
5, 1-Chome Minami                                      04/18/70
Horeidori Nishiku
Osaka, Japan
--------------------------------------------------------------------------------------------------------------------------------
Security Water & Sanitation Dist.                      Test Well License & Land                                        1,431.50
231 Security Blvd.                                     Use Agreement - 04/01/90
P.O. Box 5156
Joplin, MO  64802
--------------------------------------------------------------------------------------------------------------------------------
Sun Refining & Marketing Co.                           Mineral Rights Interest -                                           0.00
P.O. Box 2039                                          07/30/80
Tulsa, OK  74102-2039
--------------------------------------------------------------------------------------------------------------------------------
Veluwse Machine Industries BV                          License Agreements -                                                0.00
P. O. Box 161                                          05/30/73
816 AD EDE
The Netherlands
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-10

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Division: HILLSDALE TOOL
--------------------------------------------------------------------------------------------------------------------------------
Grede Vassar Inc.                                      Real Estate Lease                                                   0.00
P.O. Box 26499                                         06/01/89
Milwaukee, WI 53226-0499
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-11

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Division: INJECTION MOLDING (PARIS)
--------------------------------------------------------------------------------------------------------------------------------
Future Three Software Inc.                             Software Support Agreement                                          0.00
33031 Schoolcraft Rd.                                  03/22/90
Livonia, MI 48150-1604
--------------------------------------------------------------------------------------------------------------------------------
Mid American Telephone Supply                          Telephone System Service                                            0.00
1628 Wabash                                            02/18/90
Terre Haute, IN 47807-3321
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-12

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Division:  MAT
--------------------------------------------------------------------------------------------------------------------------------
Kalcor Coatings Co.                                    Use of Land - 05/01/80                                              0.00
37721 Stevens Boulevard
Willoughby, OH  44094-6231
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-13

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Division: MICHIGAN AUTOMOTIVE RESEARCH CORP (MARCO)
--------------------------------------------------------------------------------------------------------------------------------
Creative Investment Assoc.                             Real Estate Lease                                                   0.00
P.O. Box 7209                                          09/15/88
1254 N. Main Street
Ann Arbor, MI 48107-7209
--------------------------------------------------------------------------------------------------------------------------------
Detroit Edison Co.                                     Primary Supply Rate                                                13.38
2000 Second Avenue                                     Schedule D6
Detroit, MI 48226                                      05/15/90
--------------------------------------------------------------------------------------------------------------------------------
Detroit Edison Co.                                     Parallel Operation &                                                0.00
2000 Second Avenue                                     Standby Service
Detroit, MI  48226                                     07/23/90
--------------------------------------------------------------------------------------------------------------------------------
Detroit Edison Co.                                     Parallel Operation                                                  0.00
2000 Second Avenue                                     Interconnection Agreement
Detroit, MI  48226                                     08/01/90
--------------------------------------------------------------------------------------------------------------------------------
Federal Energy Regulatory Comm                         Qualification as a                                                  0.00
Security of the Commission                             Cogeneration Facility
825 North Capital St., N.E.                            07/03/90
Washington, DC 20426
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-14

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Division: ORCOMATIC
--------------------------------------------------------------------------------------------------------------------------------
Iron Mountain Group Inc.                               Service Agreement                                                   1.20
P.O. Box 1772                                          01/01/91
Albany, NY 12201-1772
--------------------------------------------------------------------------------------------------------------------------------
Unifirst Corp.                                         Rental of Uniforms & rugs                                       2,101.35
205 Garfield Avenue                                    01/02/91
Stratford, CT 06497-7103

Claim Assigned to:
------------------
Amroc Investments Inc.
Sonia Gardner
335 Madison Ave., 26th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-15

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Division: PLASTICS
--------------------------------------------------------------------------------------------------------------------------------
Adams/Remco Inc.                                       Maintenance Agreement                                               0.00
1109 Sherman Drive                                     11/03/90
Ft. Wayne, IN 46808-3430
--------------------------------------------------------------------------------------------------------------------------------
ADT Security Systems                                   Service Agreement                                                   0.00
P.O. Box 6720                                          01/01/91
8770 Manchester
St. Louis, MO 63144
--------------------------------------------------------------------------------------------------------------------------------
Arrow Service Inc.                                     Service Agreement                                                   0.00
4121 Northrup                                          01/01/91
Ft. Wayne, IN 46805-1034
--------------------------------------------------------------------------------------------------------------------------------
B Safe Extinguishers                                   Service Agreement                                                   0.00
310 Railroad Street                                    01/01/91
Huntington, IN 46750-2845
--------------------------------------------------------------------------------------------------------------------------------
Bertsch Coffee                                         Service Agreement                                               6,099.79
P.O. Box 815                                           01/01/91
Warsaw, IN 46580

Claim Assigned to:
------------------
Debt Acquisition Co. of America
Kirsen Kuykendall
2120 W. Washington St.
San Diego, CA 92110
--------------------------------------------------------------------------------------------------------------------------------
Dekalb Fire & Safety Inc                               Service Agreement                                                 709.93
P.O. Box 406                                           10/01/90
103 Depot Street
Auburn, IN 46706-0406
--------------------------------------------------------------------------------------------------------------------------------
GTE Telephone Operations North                         Utility Agreement                                               4,616.96
Area                                                   08/15/90
11611 N. Meridian, Ste 600 MMI
Carmel, IN 46032
--------------------------------------------------------------------------------------------------------------------------------
IBM Information Network                                Service Agreement                                                   0.00
P.O. Box 30104                                         01/23/89
Tampa, FL 33630-3104
--------------------------------------------------------------------------------------------------------------------------------
Jims Auto Care                                         Service Agreement                                                   0.00
P.O. Box 78                                            01/01/91
Grabill, IN 46741-0078
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-16

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Medec Inc.                                             Service Agreement                                                 225.00
1012 LaFort                                            01/01/91
Ft. Wayne, IN 46805-4333

Claim Assigned to:
------------------
Debt Acquisition Co. of America
Kirsen Kuykendall
2120 W. Washington St.
San Diego, CA 92110
--------------------------------------------------------------------------------------------------------------------------------
Mid City Office Systems                                Maintenance Agreement                                             489.30
P.O. Box 403                                           07/20/90
138 E. Seventh Street
Auburn, IN 46706-0403

Claim Assigned to:
------------------
Debt Acquisition Co. of America
Kirsen Kuykendall
2120 W. Washington St.
San Diego, CA 92110
--------------------------------------------------------------------------------------------------------------------------------
National Serv All                                      Waste Disposal Agreement                                            0.00
P.O. Box 2234                                          01/01/91
Ft. Wayne, IN 46809
--------------------------------------------------------------------------------------------------------------------------------
Northern Indiana Trading Co.                           Utility Agreement                                              67,819.72
P.O. Box 526                                           10/28/88
Auburn, IN 46706-0526
--------------------------------------------------------------------------------------------------------------------------------
Northern Indiana Trading Co.                           Utility Agreement                                                   0.00
P. O. Box 526                                          10/28/88
Auburn, IN  46706-0526
--------------------------------------------------------------------------------------------------------------------------------
Nowak & Williams Supply                                Service Agreement                                                   0.00
302 W. Superior Street                                 01/01/91
Ft. Wayne, IN  46802-1112
--------------------------------------------------------------------------------------------------------------------------------
Nowak & Williams Supply                                Service Agreement                                                   0.00
302 W. Superior Street                                 01/01/91
Ft. Wayne, IN  46802-1112
--------------------------------------------------------------------------------------------------------------------------------
TDJ Snow Plowing                                       Service Agreement                                                   0.00
7791 N. Goshen Road                                    01/01/91
Huntington, IN 46750-8879
--------------------------------------------------------------------------------------------------------------------------------
VanDyne Crotty                                         Service Agreement                                                   0.00
3115 Independence Drive                                01/01/91
Ft. Wayne, IN 46808-4502
--------------------------------------------------------------------------------------------------------------------------------
Welding Services Inc.                                  Service Agreement                                                   0.00
836 Market Street                                      01/01/91
Huntington, IN 46750-2870
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-17

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Division: ROSS ALUMINUM FOUNDRIES
--------------------------------------------------------------------------------------------------------------------------------
Aktiengesellschaft                                     Customer PO 80493                                                   0.00
Kuhnle Kopp & Kausch                                   11/23/90
Postfach 265, 6710 Frankenthal
Pfalz, Germany
--------------------------------------------------------------------------------------------------------------------------------
Cummins Engine Company Inc                             Customer PO 940024                                                  0.00
P.O. Box 1789                                          01/04/90
Columbus, IN 47202-1789
--------------------------------------------------------------------------------------------------------------------------------
Cummins Engine Company Inc.                            Customer PO 940024                                                  0.00
P.O. Box 1789                                          01/04/90
Columbus, IN  47202-1789
--------------------------------------------------------------------------------------------------------------------------------
Cummins Engine Company Inc.                            Customer PO 940024                                                  0.00
P.O. Box 1789                                          01/04/90
Columbus, IN  47202-1789
--------------------------------------------------------------------------------------------------------------------------------
Cummins Engine Company Inc.                            Customer PO 940024                                                  0.00
P.O. Box 1789                                          01/04/90
Columbus, IN  47202-1789
--------------------------------------------------------------------------------------------------------------------------------
Cummins Engine Company Inc.                            Customer PO 940024                                                  0.00
P.O. Box 1789                                          01/04/90
Columbus, IN  47202-1789
--------------------------------------------------------------------------------------------------------------------------------
Cummins Engine Company Inc.                            Customer PO 940024                                                  0.00
P.O. Box 1789                                          01/04/90
Columbus, IN  47202-1789
--------------------------------------------------------------------------------------------------------------------------------
Cummins Engine Company Inc.                            Customer PO 940024                                                  0.00
P.O. Box 1789                                          01/04/90
Columbus, IN  47202-1789
--------------------------------------------------------------------------------------------------------------------------------
Cummins Engine Company Inc.                            Customer PO 940024                                                  0.00
P.O. Box 1789                                          01/04/90
Columbus, IN  47202-1789
--------------------------------------------------------------------------------------------------------------------------------
Decision Data Service Inc.                             Maintenance Agreement                                             175.91
One Progress Avenue                                    09/09/83
Worsham, PA 19044-3502
--------------------------------------------------------------------------------------------------------------------------------
Gardner, Mary G., Trustee                              Royalty Agreement                                              23,481.08
2500 N. Kuther Rd., Apt. 301                           02/17/89
Sidney, OH 45365
--------------------------------------------------------------------------------------------------------------------------------
JC Sales Company Inc.                                  Sales Representative                                                0.00
P.O. Box 2566, 200 East Howard St.                     Agreement
Des Plaines, IL 60018                                  09/01/82
--------------------------------------------------------------------------------------------------------------------------------
John P Winn Assoc.                                     Sales Representative                                                0.00
10164 Bear Valley Road                                 Agreement
Jacksonville, FL 32257-5960                            12/01/89
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-18

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Division: SPECIALTY MATERIALS
--------------------------------------------------------------------------------------------------------------------------------
Alco Capital Resource Inc.                             Copier Lease - 12/19/90                                           372.26
P.O. Box 9915
Macon, GA  31298-2099
--------------------------------------------------------------------------------------------------------------------------------
Ameritech                                              Operator Lease                                                  4,697.63
7255 W. 98th Terrace, Ste. 200                         12/04/89
Overland Park, KS  66210
--------------------------------------------------------------------------------------------------------------------------------
Ameritech                                              Operator Lease                                                      0.00
7255 W. 98th Terrace, Ste. 200                         12/08/89
Overland Park, KS 66210
--------------------------------------------------------------------------------------------------------------------------------
Ameritech                                              Operator Lease                                                      0.00
7255 W. 98th Terrace, Ste. 200                         03/01/90
Overland Park, KS  66210
--------------------------------------------------------------------------------------------------------------------------------
Eagle Picher Indus Material GMBH                       Sales Commission                                          undetermined
P.O. Box 1549, D-74605                                 10/01/90
Ohringen, Germany
--------------------------------------------------------------------------------------------------------------------------------
Theresa A. Meyers                                      Government Contract-Cost                                            0.00
P. O. Box 29396                                        Plus Fixed Fee
Brookland Station                                      07/18/90
Washington, D.C. 20017
--------------------------------------------------------------------------------------------------------------------------------
National Cancer Institute                              Cost Plus Fixed Fee                                                 0.00
Research Contracts Branch                              03/16/87
Executive Plaza South, Room 620
Bethesda, MD 20892
--------------------------------------------------------------------------------------------------------------------------------
National Cancer Institute                              DOD Cost Plus Fixed Fee                                             0.00
Research Contracts Branch                              06/18/86
Executive Plaza South, Room 620
Bethesda,  MD 20892
--------------------------------------------------------------------------------------------------------------------------------
Pitney Bowes                                           Operator Lease                                                      0.00
23 Barney Place                                        05/01/85
Stamford, CT 06926
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-19

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Division: TRANSICOIL, INC.
--------------------------------------------------------------------------------------------------------------------------------
A Tech Instruments Ltd                                 Sales Representative                                                0.00
50 Weybright Court                                     Agreement
Unit 24                                                02/16/90
Scarborough, Ontario
M1S5A8 Canada
--------------------------------------------------------------------------------------------------------------------------------
Advance Control Equip Co                               Sales Representative                                                0.00
6404 Mallory Drive                                     Agreement
Richmond, VA 23226-2912                                12/01/82
--------------------------------------------------------------------------------------------------------------------------------
Advent Components Corp                                 Sales Representative                                                0.00
3080 N. Civic Center Plaza #30                         Agreement
Scottsdale, AZ 85251-7930                              08/01/88
--------------------------------------------------------------------------------------------------------------------------------
AMJ Equipment Corp                                     Sales Representative                                                0.00
P.O. Box 6320                                          Agreement
Lakeland, FL 33807-6320                                11/03/89
--------------------------------------------------------------------------------------------------------------------------------
Douglas Lee Associates Inc.                            Sales Representative                                                0.00
249 Ayer Rd., Ste. 304                                 Agreement
Harvard, MA  01451-1133                                04/16/90
--------------------------------------------------------------------------------------------------------------------------------
Eagle-Picher Industries, Inc.                          Export Management Agreement                               undetermined
580 Walnut St.                                         10/01/87
Cincinnati, OH  45202-3159
--------------------------------------------------------------------------------------------------------------------------------
Eagle-Picher Industries, Inc.                          Agency Agreement                                          undetermined
580 Walnut St.                                         12/01/87
Cincinnti, OH  45202-3159
--------------------------------------------------------------------------------------------------------------------------------
FLW Inc                                                Sales Representative                                                0.00
2930 C Grace Lane                                      Agreement
Costa Mesa, CA  92626-4194                             07/01/81
--------------------------------------------------------------------------------------------------------------------------------
FLW Southeast Inc                                      Sales Representative                                                0.00
1400 Marietta Pkwy., Ste. 108                          Agreement
Marietta, GA  30067-8269                               10/01/85
--------------------------------------------------------------------------------------------------------------------------------
Intl. Precision Products                               Sales Representative                                                0.00
28 Blvd. Belgique                                      Agreement
MC 98000                                               12/16/88
Monaco
--------------------------------------------------------------------------------------------------------------------------------
J&B Technical Sales                                    Sales Representative                                                0.00
211 Lexsington Avenue                                  Agreement
Pssiac, NJ  07055-6206                                 04/16/90
--------------------------------------------------------------------------------------------------------------------------------
Keystone Precision Machining                           Lease Purchase Agreement                                            0.00
220 N. Center Street                                   05/02/90
North Wales, PA  19454-3326
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-20

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
National Guardian Security                             Security System                                                     0.00
Services                                               Lease/Service
1816 W. Point Pike                                     07/01/90
West Point, PA  19486
--------------------------------------------------------------------------------------------------------------------------------
Raddatz Aero Dynamic Vertriebs                         Sales Representative                                                0.00
GMBH                                                   Agreement
Otto-Wagner Str. 16                                    03/15/89
D-8034 Germering, Germany
--------------------------------------------------------------------------------------------------------------------------------
Raeco Rep Inc.                                         Sales Representative                                                0.00
253 West Joe Orr Road                                  Agreement
Chicago Heights, IL  60411-1744                        09/03/85
--------------------------------------------------------------------------------------------------------------------------------
RDP Corp.                                              Sales Representative                                                0.00
5877 Huberville Ave.                                   Agreement
Dayton, OH  45431-1218                                 09/22/90
--------------------------------------------------------------------------------------------------------------------------------
Russell Associates Inc                                 Sales Representative                                                0.00
P. O. Box 6000                                         Agreement
Pinellas Park, FL  34664-6000                          11/01/90
--------------------------------------------------------------------------------------------------------------------------------
Synergic Engr Corp                                     Sales Representative                                                0.00
7100 OHMS Lane                                         Agreement
Edina, MN  55435                                       08/30/78
--------------------------------------------------------------------------------------------------------------------------------


                                     A8.1-21

================================================================================================================================
                                                            EXHIBIT 8.1

                                                        EXECUTORY CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                      Creditor                                          Contract                             Proposed
                        Name                                              Type                                 Cure
                     and Address                                        and Date                            Amount ($)
--------------------------------------------------------------------------------------------------------------------------------
Division: WOLVERINE GASKET
--------------------------------------------------------------------------------------------------------------------------------
LDI Corporation                                        Equipment Schedule No. 9,                                         758.16
30033 Clemens Road                                     as replaced and renewed by
Westlake, OH  44145-1021                               Equipment Schedule No. 23-
                                                       91, to Master Lease
                                                       Agreement No. 7044, dated
                                                       01/08/88
================================================================================================================================



                                     A8.1-22

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                  )        Consolidated Case No. 1-91-00100
                                       )
                                       )
EAGLE-PICHER INDUSTRIES,               )        Chapter 11
INC., et al.,                          )
                                       )        JUDGE PERLMAN
                  Debtors.             )
                                       )
-------------------------------------- )



                                  EXHIBIT "8.4"

                         PREVIOUSLY SCHEDULED CONTRACTS


===================================================================================================================
                                         EXHIBIT 8.4
-------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
-------------------------------------------------------------------------------------------------------------------
  Division: CINCINNATI INDUSTRIAL MACHINERY
-------------------------------------------------------------------------------------------------------------------
  Lohre & Associates                                     Printing/Advertising                           0.00
  Suite 101 - 2330 Victory Parkway                       Agreement
  Cincinnati, OH  45206-2809                             06/28/90
-------------------------------------------------------------------------------------------------------------------





                                                A8.4-1

===================================================================================================================
                                                 EXHIBIT 8.4
-------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
-------------------------------------------------------------------------------------------------------------------
  Division:  CONSTRUCTION EQUIPMENT
-------------------------------------------------------------------------------------------------------------------
  Caterpillar Inc.                                       License Agreement                              0.00
  600 W. Washington St.                                  08/30/65
  E. Peoria, IL  61630-0001
-------------------------------------------------------------------------------------------------------------------
  Caterpillar Inc.                                       License Agreement                              0.00
  600 W. Washington St.                                  11/20/68
  E. Peoria, IL  61630-0001
-------------------------------------------------------------------------------------------------------------------
  Caterpillar Inc.                                       License Agreement                              0.00
  600 W. Washington St.                                  05/19/81
  E. Peoria, IL  61630-0001
-------------------------------------------------------------------------------------------------------------------





                                     A8.4-2

===================================================================================================================
                                 EXHIBIT 8.4
-------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
-------------------------------------------------------------------------------------------------------------------
  Division:  EAGLE-PICHER EUROPE
-------------------------------------------------------------------------------------------------------------------
  Eagle-Picher Europe, Inc.                              Loan Agreement - 8/23/88                       0.00
  P. O. Box 779
  580 Walnut St.
  Cincinnati, OH  45202
-------------------------------------------------------------------------------------------------------------------
  NBD Bank N.A. - London                                 Loan Agreement - 8/23/88                       0.00
  28 Finsbury Circus
  London EC2M 7AU
  United Kingdom
-------------------------------------------------------------------------------------------------------------------





                                    A8.4-3

===================================================================================================================
                                 EXHIBIT 8.4
-------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
-------------------------------------------------------------------------------------------------------------------
  Division:  EAGLE-PICHER MINERALS, INC.
-------------------------------------------------------------------------------------------------------------------
  Bank of Nova Scotia                                    Credit & Agency Agreement                      0.00
  New York Agency                                        11/02/88
  One Liberty Plaza, 26th Floor
  New York, NY  10006-1401
-------------------------------------------------------------------------------------------------------------------
  Central Trust Co. N.A.                                 Credit & Agency Agreement                      0.00
  201 East Fifth Street                                  11/02/88
  Cincinnati, OH  45202-4117
-------------------------------------------------------------------------------------------------------------------
  Fifth-Third Bank                                       Credit & Agency Agreement                      0.00
  38 Fountain Square Plaza                               11/02/88
  Fifth Third Center
  Cincinnati, OH  45263
-------------------------------------------------------------------------------------------------------------------
  National City Bank                                     Credit & Agency Agreement                      0.00
  600 Vine Street, Suite 304                             11/02/88
  Cincinnati Commerce Center
  Cincinnati, OH  45202-4425
-------------------------------------------------------------------------------------------------------------------
  NBD Bank NA                                            Credit & Agency Agreement                      0.00
  611 Woodward Avenue                                    11/02/88
  Detroit, MI  48226-3408
-------------------------------------------------------------------------------------------------------------------
  Pittsburgh National Bank                               Credit & Agency Agreement                      0.00
  Fifth Ave. & Wood Street                               11/02/88
  Pittsburgh, PA  15265
-------------------------------------------------------------------------------------------------------------------
  Star Bank N.A.                                         Credit & Agency Agreement                      0.00
  425 Walnut Street                                      11/02/88
  Mail Location 8160
  Cincinnati, OH  45202-3912
-------------------------------------------------------------------------------------------------------------------





                                    A8.4-4

===================================================================================================================
                                 EXHIBIT 8.4
-------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
-------------------------------------------------------------------------------------------------------------------
  Division:  EDI
-------------------------------------------------------------------------------------------------------------------
  Chrysler Credit                                        Installment Loan                               0.00
  40 Oak Hollow, Ste. 155                                09/01/89
  Southfield, MI  48034-7470
-------------------------------------------------------------------------------------------------------------------
  Star Bank N.A.                                         Guarantee of Loan Agreement                    0.00
  425 Walnut Street                                      08/03/89
  Mail Location 8160
  Cincinnati, OH  45202-3912
-------------------------------------------------------------------------------------------------------------------





                                    A8.4-5

===================================================================================================================
                                 EXHIBIT 8.4
-------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
-------------------------------------------------------------------------------------------------------------------
  Division:  ELECTRONICS
-------------------------------------------------------------------------------------------------------------------
  IBM Boston Remarketer                                  Lease - 05/01/90                               470,000.00
  404 Wyman Street                                                                              (also listed under
  Waltham, MA  02254                                                                            Plastics Division)
-------------------------------------------------------------------------------------------------------------------








                                    A8.4-6

===================================================================================================================
                                 EXHIBIT 8.4
-------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
-------------------------------------------------------------------------------------------------------------------
  Division:  GENERAL OFFICE
-------------------------------------------------------------------------------------------------------------------
  Amvestors Investment GRP                               Loan Agreement, Security                       0.00
  415 S.W. 8th Avenue                                    Agreement
  Topeka, KS  66603-3913                                 03/21/89
-------------------------------------------------------------------------------------------------------------------
  Bank of New York (Trustee)                             9 1/2 Sinking Fund                    51,662,500.00
  21 W. Street, 12th Floor                               Debentures
  New York, NY  10286                                    02/24/87
-------------------------------------------------------------------------------------------------------------------
  Bank of Nova Scotia                                    Credit & Agency Agreement -                    0.00
  One Liberty Plaza                                      11/02/88
  26th Floor
  New York, NY  10006-1401
-------------------------------------------------------------------------------------------------------------------
  Bank of Nova Scotia                                    Industrial Revenue Bond -                      0.00
  One Liberty Plaza                                      12/01/84
  26th Floor
  New York, NY  10006-1401
-------------------------------------------------------------------------------------------------------------------
  Bankers Trust (Trustee & Tender Agt)                   Industrial Revenue Bond            being reinstated
  4 Albany Street                                        (Oregon) -                           under the Plan
  New York, NY  10006-1592                               12/01/84
-------------------------------------------------------------------------------------------------------------------
  Blue Dove Development Assn.                            Guarantee of Transicoil                        0.00
  1352 Bobarn Drive                                      Lease
  Narberth, PA  19072-1147                               04/21/89
-------------------------------------------------------------------------------------------------------------------
  Central Trust Co., N.A. (Trustee)                      Industrial Development Bonds                   0.00
  201 East Fifth Street                                  (Loudon Cty.) - 05/01/80
  Cincinnati, OH  45202-4117
-------------------------------------------------------------------------------------------------------------------
  Central Trust Co., N.A.                                Loan                                           0.00
  201 East Fifth Street
  Cincinnati, OH  45202-4117
-------------------------------------------------------------------------------------------------------------------
  Central Trust Co., N.A.                                Credit & Agency Agreement -                    0.00
  201 East Fifth Street                                  11/02/88
  Cincinnati, OH  45202-4117
-------------------------------------------------------------------------------------------------------------------
  City of Mansfield                                      Industrial Revenue Bond -              2,052,000.00
  30 N. Diamond Street                                   10/01/80
  Mansfield, OH  44902-1716
-------------------------------------------------------------------------------------------------------------------
  Connecticut Mutual Life Ins. Co.                       Note Agreement, Guarantee -               see below
  Private Placement Division                             07/29/88
  140 Garden Street
  Hartford, CT  06154
-------------------------------------------------------------------------------------------------------------------
  Connecticut Mutual Life Ins. Co.                       Note Agreement, Security                 927,100.60
  Private Placement Division                             Agreement - 07/29/88
  140 Garden Street
  Hartford, CT  06154
-------------------------------------------------------------------------------------------------------------------

                                    A8.4-7

===================================================================================================================
                                 EXHIBIT 8.4
-------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
-------------------------------------------------------------------------------------------------------------------
  Fifth Third Bank                                       Credit & Agency Agreement -                    0.00
  38 Fountain Square Plaza                               11/02/88
  Fifth Third Center
  Cincinnati, OH  45263
-------------------------------------------------------------------------------------------------------------------
  First Fidelity Leasing Corp.                           Capitalized Lease - 10/31/90              70,932.99
  255 Business Center Dr. #250
  Horsham, PA  19044-3473
-------------------------------------------------------------------------------------------------------------------
  Grove Industrial Development Auth.                     Secured Note - Mortgage -                      0.00
  P. O. Box 1268                                         08/09/89
  Grove, OK  74344-1268
-------------------------------------------------------------------------------------------------------------------
  Henry County Development Auth.                         Industrial Development                 2,630,000.00
  345 Phillips Drive                                     Revenue Bonds - 08/01/81
  McDonough, GA  30253-3425
-------------------------------------------------------------------------------------------------------------------
  IBM                                                    Capitalized Lease - 05/01/89             446,230.87
  1300 E. Ninth Street                                                                    (also listed under
  Cleveland, OH  44114-1502                                                                    Mat Division)
-------------------------------------------------------------------------------------------------------------------
  Industrial Dev. Board of Loudon Cty.                   Industrial Development Bonds                   0.00
  Loudon County Courthouse                               - 05/01/80
  Lenoir City, TN  37771
-------------------------------------------------------------------------------------------------------------------
  JD Manly Construction Trust                            Mortgage - 12/01/83                            0.00
  P.O. Box 491611
  Leesburg, FL  34749
-------------------------------------------------------------------------------------------------------------------
  LDI Corporation                                        Capitalized Lease - 02/01/90             177,796.97
  30033 Clemens Road                                     (Equipment Schedule No. 14      (also listed  under
  Westlake, OH  44145-1021                               to Master Lease Agreement          Wolverine Gasket
                                                         No. 7044, dated 01/08/88)                 Division)
-------------------------------------------------------------------------------------------------------------------
  LDI Corporation                                        Capitalized Lease - 03/01/90              70,089.19
  30033 Clemens Road                                     (Equipment Schedule No. 16-      (also listed under
  Westlake, OH  44145-1021                               90 to Master Lease Agreement              Wolverine
                                                         No. 7044, dated 01/08/88)                    Gasket
                                                                                                   Division)
-------------------------------------------------------------------------------------------------------------------
  Lister, Roy D.                                         Patent License Agreement -                     0.00
  457 Pine Tree                                          12/04/89                         (also listed under
  Keller, TX  76248                                                                        Orthane Division)
-------------------------------------------------------------------------------------------------------------------
  National City Bank                                     Credit & Agency Agreement -                    0.00
  600 Vine Street, Ste. 304                              11/02/88
  Cincinnati Commerce Center
  Cincinnati, OH  45202
-------------------------------------------------------------------------------------------------------------------

                                    A8.4-8

===================================================================================================================
                                 EXHIBIT 8.4
-------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
-------------------------------------------------------------------------------------------------------------------
  National City Bank                                     Industrial Revenue Bond                        0.00
  P.O. Box 5756                                          (Huntington) - 10/1/84
  Reference Account 66688
  Cleveland, OH  44101-0756
-------------------------------------------------------------------------------------------------------------------
  NBD Bank NA - London                                   Loan Agreement - 08/23/88                      0.00
  28 Finsbury Circus
  London EC2M 7AU
  England
-------------------------------------------------------------------------------------------------------------------
  NBD Bank N.A.                                          Credit & Agency Agreement -                    0.00
  611 Woodward Avenue                                    11/02/88
  Detroit, MI  48226-3408
-------------------------------------------------------------------------------------------------------------------
  New England Mutual Life Ins. Co.                       Note Agreement - 07/07/88                891,723.30
  501 Boylston Street
  Boston, MA  02117

  Claim Assigned to:
  ------------------
  certain affiliates of Morgens
  Waterfall Vintiades & Co.
  Jouko Tamminen
  10 E. 50th St.
  New York, NY 10022
-------------------------------------------------------------------------------------------------------------------
  New England Mutual Life Ins. Co.                       Guarantee of E-P Note                     see above
  501 Boylston Street                                    Agreement - 09/14/89
  Boston, MA  02117

  Claim Assigned to:
  ------------------
  certain affiliates of
  Morgens Waterfall Vintiades & Co.
  Jouko Tamminen
  10 E. 50th St.
  New York, NY 10022
-------------------------------------------------------------------------------------------------------------------
  Northern Atlantic Life Ins. Co.                        Loan Agreement, Security               1,546,907.11
  Robbins Lane                                           Agreement - 03/21/89
  Jericho, NY  11753

  Claim Assigned to:
  ------------------
  Morgens Waterfall Vintiades & Co.
  Jouko Tamminen
  10 E. 50th St.
  New York, NY 10022
-------------------------------------------------------------------------------------------------------------------



                                    A8.4-9


=====================================================================================================================
                                 EXHIBIT 8.4
---------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
---------------------------------------------------------------------------------------------------------------------
  Northern Life Ins. Co.                                 Loan Agreement, Security                  see above
  1110 Third Avenue                                      Agreement - 03/21/89
  Seattle, WA  98111


  Claim Assigned to:
  ------------------
  Morgens Waterfall Vintiades & Co.
  Jouko Tamminen
  10 E. 50th St.
  New York, NY 10022
---------------------------------------------------------------------------------------------------------------------

  Northwestern Natl. Life Ins. Co.                       Loan Agreement, Security                  see above
  20 Washington Avenue, South                            Agreement - 03/21/89
  Minneapolis, MN  55401-1908


  Claim Assigned to:
  ------------------
  Morgens Waterfall Vintiades & Co.
  Jouko Tamminen
  10 E. 50th St.
  New York, NY 10022
---------------------------------------------------------------------------------------------------------------------
  Norwich Cmty. Development Corp.                        Community Development Loan -                   0.00
  One Thomas Plaza                                       03/01/71
  Norwich, CT  06360-5314
---------------------------------------------------------------------------------------------------------------------
  Pittsburgh National Bank                               Credit & Agency Agreement -                    0.00
  Fifth & Wood Street                                    11/02/88
  Pittsburgh, PA  15265
---------------------------------------------------------------------------------------------------------------------
  Port Development Corp.                                 Industrial Development                 3,078,000.00
  1519 Capitol Avenue                                    Revenue Bonds - 10/01/80
  Houston TX  77002-3613
---------------------------------------------------------------------------------------------------------------------
  Societe Generale Financial Corp.                       Guarantee of Capitalized                       0.00
  50 Rockefeller Plaza                                   Lease - 04/19/90
  New York, NY  10020-1675
---------------------------------------------------------------------------------------------------------------------
  Societe Generale Financial Corp.                       Capitalized Lease - 04/19/90                   0.00
  50 Rockefeller Plaza
  New York, NY  10020-1675
---------------------------------------------------------------------------------------------------------------------
  Star Bank, N.A.                                        Guarantee of Loan Agreement                    0.00
  425 Walnut Street                                      -08/03/89
  Mail Location 8160
  Cincinnati, OH  45202
---------------------------------------------------------------------------------------------------------------------
  Star Bank, N.A.                                        Guarantee of Loan Agreement                    0.00
  425 Walnut Street                                      - 08/03/89
  Cincinnati, OH  45202
---------------------------------------------------------------------------------------------------------------------
  Star Bank, N.A. of Cinti. (Trustee)                    Industrial Revenue Bonds                see City of
  P.O. Box 1118                                          (Mansfield) - 10/01/80              Mansfield above
  Cincinnati, OH  45202
---------------------------------------------------------------------------------------------------------------------


                                   A8.4-10

===================================================================================================================
                                 EXHIBIT 8.4
-------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
-------------------------------------------------------------------------------------------------------------------
  Star Bank, N.A. of Cinti. (Trustee)                    Industrial Revenue Bonds                       0.00
  425 Walnut Street                                      (Storey Cty. IRB) - 04/26/83
  Cincinnati, OH  45202
-------------------------------------------------------------------------------------------------------------------
  Star Bank, N.A.                                        Credit & Agency Agreement -                    0.00
  425 Walnut Street                                      11/02/88
  Mail Location 8160
  Cincinnati, OH  45202
-------------------------------------------------------------------------------------------------------------------
  State of Oregon                                        Industrial Revenue Bond -         see Bankers Trust
  Economic Development Dept.                             12/01/84                                      above
  595 Cottage Street, NE
  Salem, OR  97410
-------------------------------------------------------------------------------------------------------------------
  Storey County                                          Industrial Revenue Bonds -                     0.00
  "B" Street County Courthouse                           04/26/83
  Virginia City, NV  89440
-------------------------------------------------------------------------------------------------------------------
  Texas Commerce Bank (Trustee)                          Industrial Development                     see Port
  P. O. Box 2558                                         Revenue Bonds (Port                     Development
  Attn:  Corporate Trust                                 Development) - 10/01/80                       above
  Houston, TX  77001
-------------------------------------------------------------------------------------------------------------------
  Trust Company Bank (Trustee)                           Industrial Development             see Henry County
  P. O. Box 4625                                         Revenue Bonds (Henry County)                  above
  Atlanta, GA  30302-4625                                - 08/01/81
-------------------------------------------------------------------------------------------------------------------
  U.S. Dept. of Commerce                                 Community Development Loan                     0.00
  Economic Development Administration                    (Norwich) - 03/01/71
  105 S. 7th Street, 1st Floor
  Philadelphia, PA  19106-3324
-------------------------------------------------------------------------------------------------------------------
  Washington Square Capital Inc.                         Loan Agreement, Security               see Northern
  625 Marquette Ave., South                              Agreement - 03/21/89                 Atlantic above
  1500 North Star West
  Minneapolis, MN  55402-1702

  Claim Assigned to:
  ------------------
  Morgens Waterfall Vintiades & Co.
  Jouko Tamminen
  10 E. 50th St.
  New York, NY 10022
-------------------------------------------------------------------------------------------------------------------



                                    A8.4-11

===================================================================================================================
                                 EXHIBIT 8.4
-------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
-------------------------------------------------------------------------------------------------------------------
  Division:  HILLSDALE TOOL
---------------------------------------------------------------------------------------------------------------------
  Bank of Nova Scotia                                    Credit & Agency Agreement                            0.00
  New York Agency                                        11/02/88
  One Liberty Plaza, 26th Floor
  New York, NY  10006-1401
-------------------------------------------------------------------------------------------------------------------
  Central Trust Co. N.A.                                 Credit & Agency Agreement                            0.00
  201 East Fifth Street                                  11/02/88
  Cincinnati, OH  45202-4117
-------------------------------------------------------------------------------------------------------------------
  Fifth Third Bank                                       Credit & Agency Agreement                            0.00
  38 Fountain Square Plaza                               11/02/88
  Fifth Third Center
  Cincinnati, OH  45263
-------------------------------------------------------------------------------------------------------------------
  National City Bank                                     Credit & Agency Agreement                            0.00
  600 Vine Street, Ste. 304                              11/02/88
  Cincinnati Commerce Center
  Cincinnati, OH  45202-4425
-------------------------------------------------------------------------------------------------------------------
  NBD Bank N.A.                                          Credit & Agency Agreement                            0.00
  611 Woodward Avenue                                    11/02/88
  Detroit, MI  48226-3408
-------------------------------------------------------------------------------------------------------------------
  Pittsburgh National Bank                               Credit & Agency Agreement                            0.00
  Fifth Ave. & Wood Streets                              11/02/88
  Pittsburgh, PA  15222
-------------------------------------------------------------------------------------------------------------------
  Star Bank N.A.                                         Credit & Agency Agreement                            0.00
  425 Walnut Street                                      11/02/88
  Mail Location 8160
  Cincinnati, OH  45202-3912
-------------------------------------------------------------------------------------------------------------------




                                   A8.4-12

=====================================================================================================================
                                 EXHIBIT 8.4
---------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
---------------------------------------------------------------------------------------------------------------------
  Division:  MAT
---------------------------------------------------------------------------------------------------------------------
  IBM Credit Corp.                                       Lease Agreement - 05/16/89               446,230.87
  18000 W. Nine Mile Road                                                                 (also listed under
  B/O YR6 - 14th Fl.                                                                          General Office
  Southfield, MI  48086                                                                            Division)
---------------------------------------------------------------------------------------------------------------------
  Pansophic Systems Inc.                                 License Agreement - 04/14/89                   0.00
  P. O. Box 95372
  Chicago, IL  60694-5372
---------------------------------------------------------------------------------------------------------------------





                                    A8.4-13

=====================================================================================================================
                                                 EXHIBIT 8.4
---------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
---------------------------------------------------------------------------------------------------------------------
  Division:  MICHIGAN AUTOMOTIVE RESEARCH CORP (MARCO)
---------------------------------------------------------------------------------------------------------------------
  Eagle-Picher Industries, Inc.                          Unsecured Loan Agreement               undetermined
  580 Walnut Street                                      09/27/88
  Cincinnati, OH  45202
---------------------------------------------------------------------------------------------------------------------
  Fleet Credit Corp.                                     Capitalized Equipment Lease              152,280.03
  P. O. Box 37144M                                       Agreement
  Pittsburgh, PA  15251                                  01/28/88
---------------------------------------------------------------------------------------------------------------------
  Fleet Credit Corp.                                     Lease Agreement - 03/24/88                see above
  111 Westminster St., 9th Fl.
  Providence, RI  02903-2303
---------------------------------------------------------------------------------------------------------------------
  Fleet Credit Corp.                                     Lease Agreement - 05/19/88                see above
  111 Westminster St., 9th Fl.
  Providence, RI  02903-2303
---------------------------------------------------------------------------------------------------------------------
  Fleet Credit Corp.                                     Lease Agreement - 05/25/88                see above
  111 Westminster St., 9th Fl.
  Providence, RI  02903-2303
---------------------------------------------------------------------------------------------------------------------
  First of America Bank-Ann Arbor                        Loan Agreement - 07/20/88                      0.00
  101 S. Main Street
  Ann Arbor, MI  48107
---------------------------------------------------------------------------------------------------------------------
  First of America Bank-Ann Arbor                        Loan Agreement - 04/21/89                      0.00
  101 S. Main Street
  Ann Arbor, MI  48107
---------------------------------------------------------------------------------------------------------------------
  First of America Bank-Ann Arbor                        Loan Agreement - 09/29/89                      0.00
  101 S. Main Street
  Ann Arbor, MI  48017
---------------------------------------------------------------------------------------------------------------------
  First of America Bank-Ann Arbor                        Loan Agreement - 02/20/90                      0.00
  101 S. Main Street
  Ann Arbor, MI  48017
---------------------------------------------------------------------------------------------------------------------
  First of America Bank-Ann Arbor                        Loan Agreement - 02/28/90                      0.00
  101 S. Main Street
  Ann Arbor, MI  48017
---------------------------------------------------------------------------------------------------------------------
  Ford Motor Credit Co.                                  Equipment Loan Agreement                       0.00
  P. O. Box 371065                                       09/01/88
  Pittsburgh, PA  15251-7065
---------------------------------------------------------------------------------------------------------------------
  Star Bank, N.A.                                        Equipment Loan Agreement                       0.00
  425 Walnut Street                                      08/03/89
  Mail Location 8160
  Cincinnati, OH  45202-3912
---------------------------------------------------------------------------------------------------------------------
  Star Bank, N.A.                                        Loan Agreement - 08/03/89                      0.00
  425 Walnut Street
  Mail Location 8160
  Cincinnati, OH  45202-3912
---------------------------------------------------------------------------------------------------------------------


                                                      A8.4-14

=====================================================================================================================
                                                 EXHIBIT 8.4
---------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
---------------------------------------------------------------------------------------------------------------------
  Division:  ORTHANE
---------------------------------------------------------------------------------------------------------------------
  Lister, Roy D.                                         License Agreement                              0.00
  457 Pine Tree                                          12/04/89                         (also listed under
  Keller, TX  76248-4421                                                                      General Office
                                                                                                   Division)
---------------------------------------------------------------------------------------------------------------------




                                    A8.4-15

=====================================================================================================================
                                                 EXHIBIT 8.4
---------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
---------------------------------------------------------------------------------------------------------------------
  Division:  PLASTICS
---------------------------------------------------------------------------------------------------------------------
  Future Three Software Inc.                             License Agreement - 10/26/88                   0.00
  33031 Schoolcraft Road
  Livonia, MI  48150-1604
---------------------------------------------------------------------------------------------------------------------
  GE Capital Corp.                                       Equipment Lease - 02/07/90                     0.00
  P.O. Box 94916
  Cleveland, OH  44101-4916
---------------------------------------------------------------------------------------------------------------------
  IBM Credit Corp.                                       Equipment & Software Lease               470,000.00
  200 E. Main Street                                     11/22/88                         (also listed under
  Fort Wayne, IN  46801                                                                          Electronics
                                                                                                   Division)
---------------------------------------------------------------------------------------------------------------------
  Pansophic Systems Inc.                                 License Agreement - 04/25/89                   0.00
  P. O. Box 95372
  Chicago, IL  60694-5372
---------------------------------------------------------------------------------------------------------------------



                                    A8.4-16

=====================================================================================================================
                                                 EXHIBIT 8.4
---------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
---------------------------------------------------------------------------------------------------------------------
  Division:  SPECIALTY MATERIALS
---------------------------------------------------------------------------------------------------------------------
  Southwestern Bell                                      Finance Lease - 04/01/90                   5,913.92
  P.O. Box 18767
  St. Louis, MO  63178-0767
---------------------------------------------------------------------------------------------------------------------





                                    A8.4-17

=====================================================================================================================
                                                 EXHIBIT 8.4
---------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
---------------------------------------------------------------------------------------------------------------------
  Division:  TRANSICOIL
---------------------------------------------------------------------------------------------------------------------
  Bank of Nova Scotia                                    Credit & Agency Agreement                      0.00
  New York Agency                                        11/02/88
  One Liberty Plaza - 26th Floor
  New York, NY  10006-1401
---------------------------------------------------------------------------------------------------------------------
  Bell Savings Bank Pasa                                 Subordination Agreement                        0.00
  9 South 69th Street                                    07/28/89
  Upper Darby, PA  19082-2416
---------------------------------------------------------------------------------------------------------------------
  Blue Dove Development Assn.                            Subordination Agreement                        0.00
  c/o Ronald Bluestein                                   07/28/89
  1352 Bobarn Drive
  Narberth, PA  19072-1147
---------------------------------------------------------------------------------------------------------------------
  Central Trust Co., N.A.                                Credit & Agency Agreement                      0.00
  201 East Fifth Street                                  11/02/88
  Cincinnati, OH  45202-4117
---------------------------------------------------------------------------------------------------------------------
  Fidelcor Services Inc.                                 Lease of Citizen- Cuncom                  16,946.00
  1700 Market St., 9th Floor                             08/29/86
  Philadelphia, PA 19103-3913
---------------------------------------------------------------------------------------------------------------------
  Fidelcor Services Inc.                                 Equipment Lease                           see above
  1700 Market St., 9th Floor                             02/25/87
  Philadelphia, PA 19103-3913
---------------------------------------------------------------------------------------------------------------------
  Fifth Third Bank                                       Credit & Agency Agreement                      0.00
  38 Fountain Square Plaza                               11/02/88
  Fifth Third Center
  Cincinnati, OH  45263
---------------------------------------------------------------------------------------------------------------------
  National City Bank                                     Credit & Agency Agreement                      0.00
  600 Vine Street, Suite 304                             11/02/88
  Cincinnati Commerce Center
  Cincinnati, OH  45202-4425
---------------------------------------------------------------------------------------------------------------------
  NBD Bank, N.A.                                         Credit & Agency Agreement                      0.00
  611 Woodward Avenue                                    11/02/88
  Detroit, MI  48226-3408
---------------------------------------------------------------------------------------------------------------------
  Pittsburgh National Bank                               Credit & Agency Agreement                      0.00
  Fifth Ave. & Wood Streets                              11/02/88
  Pittsburgh, PA  15222
---------------------------------------------------------------------------------------------------------------------
  Star Bank, N.A.                                        Credit & Agency Agreement                      0.00
  425 Walnut Street                                      11/02/88
  Mail Location 8160
  Cincinnati, OH  45202-3912
---------------------------------------------------------------------------------------------------------------------
  Star Bank, N.A.                                        Loan Agreement                                 0.00
  425 Walnut Street                                      08/03/89
  Mail Location 8160
  Cincinnati, OH  45202-3912
---------------------------------------------------------------------------------------------------------------------



                                             A8.4-18

=====================================================================================================================
                                                 EXHIBIT 8.4
---------------------------------------------------------------------------------------------------------------------
                    Creditor                                   Contract                               Allowed
                Name and Address                             Type and Date                      Unsecured Claim ($)
---------------------------------------------------------------------------------------------------------------------
  Division:  WOLVERINE GASKET
---------------------------------------------------------------------------------------------------------------------
  LDI Corporation                                        Equipment Lease                          177,796.97
  30033 Clemens Road                                     (Equipment Schedule No. 14       (also listed under
  Westlake, OH  44145-1021                               to Master Lease Agreement            General Office
                                                         No. 7044, dated 01/08/88)                 Division)
---------------------------------------------------------------------------------------------------------------------
  LDI Corporation                                        Equipment Lease                           70,089.19
  30033 Clemens Road                                     (Equipment Schedule No. 16-      (also listed under
  Westlake, OH  44145-1021                               90 to Master Lease Agreement         General Office
                                                         No. 7044, dated 01/08/88)                 Division)
---------------------------------------------------------------------------------------------------------------------
  NBD Bank, N.A.                                         Equipment Lease -                              0.00
  611 Woodward Avenue                                    04/01/87
  Detroit, MI  48226-3408
---------------------------------------------------------------------------------------------------------------------





                                    A8.4-19

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                  )        Consolidated Case No. 1-91-00100
                                       )
                                       )
EAGLE-PICHER INDUSTRIES,               )        Chapter 11
INC., et al.,                          )
                                       )        JUDGE PERLMAN
                  Debtors.             )
                                       )
-------------------------------------- )



                                 EXHIBIT "8.5.1"

                        INSURANCE POLICIES TO BE ASSUMED

               All insurance policies and related agreements as to which any insurer may still have obligations to any of the Debtors so long as such policies and agreements are not listed on Exhibit "8.5.2."

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                  )        Consolidated Case No. 1-91-00100
                                       )
                                       )
EAGLE-PICHER INDUSTRIES,               )        Chapter 11
INC., et al.,                          )
                                       )        JUDGE PERLMAN
                  Debtors.             )
                                       )
-------------------------------------- )



                                 EXHIBIT "8.5.2"

                       INSURANCE AGREEMENTS TO BE REJECTED


Liberty Mutual Insurance Company
Liberty Mutual Fire Insurance Company
Liberty Mutual Insurance Corporation
c/o William F. Cupelo, Esq.
Home Office Legal Department
175 Berkeley Street
Boston, Massachusetts 02117:        All retrospective premium agreements with
                                    respect to workers' compensation,
                                    automobile, and comprehensive general
                                    liability insurance policies issued by
                                    Liberty Mutual Insurance Company, Liberty
                                    Mutual Fire Insurance Company, and Liberty
                                    Insurance Corporation for all years prior to June 1, 1986.

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                               )        Consolidated Case No. 1-91-00100
                                    )
                                    )
EAGLE-PICHER INDUSTRIES,            )       Chapter 11
INC., et al.,                       )
                                    )        JUDGE PERLMAN
                  Debtors.          )
                                    )
                                    )


                                   EXHIBIT "B"

      ORDER OF THE BANKRUPTCY COURT, DATED AUGUST 28, 1996, APPROVING THIS
                              DISCLOSURE STATEMENT

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re:                           )
EAGLE-PICHER INDUSTRIES,         )      CONSOLIDATED CASE NO.
INC., et al.,                    )        1-91-00100
                                 )        Chapter 11 - Judge Perlman
                  Debtors.       )


                ORDER (A) APPROVING THE DEBTORS' JOINT DISCLOSURE
              STATEMENT, (B) SCHEDULING HEARING ON CONFIRMATION OF
                   DEBTORS' THIRD AMENDED CONSOLIDATED PLAN OF
            REORGANIZATION, AND (C) APPROVING NOTICE OF (i) LAST DAY
              FOR RECEIPT OF BALLOTS WITH RESPECT TO DEBTORS' THIRD
                  AMENDED CONSOLIDATED PLAN OF REORGANIZATION,
             (ii) LAST DAY FOR FILING OBJECTIONS TO CONFIRMATION OF
                   DEBTORS' THIRD AMENDED CONSOLIDATED PLAN OF
                REORGANIZATION, AND (iii) HEARING ON CONFIRMATION
                 OF DEBTORS' THIRD AMENDED CONSOLIDATED PLAN OF
                                 REORGANIZATION


                  Upon the record of the hearings held on August 12, 1996, and August 28, 1996 (collectively, the "Disclosure Hearing"), to consider approval of the Proposed Joint Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code (the "Disclosure Statement") with respect to the Third Amended Consolidated Plan of Reorganization (as such plan may be modified, the "Plan") of Eagle-Picher Industries, Inc. and its affiliated debtors in the above-captioned chapter 11 cases (collectively, the "Debtors"); and each of the objections to the Disclosure Statement having been withdrawn, overruled by the Court, or rendered moot by reason of modifications made to the Disclosure Statement and/or the Plan; and the Debtors having revised the Disclosure Statement to make certain technical changes thereto; and it appearing that no further notice of the approval of the Disclosure Statement, as modified, need be given; and upon the record of the Disclosure Hearing and all of the proceedings had before the Court; and the Court having determined after due deliberation that the Disclosure Statement contains adequate information, as such term is defined in section 1125 of title 11 of the United States Code (the "Bankruptcy Code"); and sufficient cause appearing therefor, it is

                  ORDERED that, in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017(b), the Disclosure Statement be, and it hereby is, approved in all respects; and it is further

                  ORDERED that the forms of ballot (the "Ballots") filed with the Court on August 27, 1996, be, and they hereby are, approved in all respects; and it is further

                  ORDERED that compliance with Local Bankruptcy Rule 3.15(a) and
(b) be, and it hereby is, waived; and it is further

                  ORDERED that, pursuant to Bankruptcy Rules 3017(c) and 3018(a), the holders of Bearer Unsecured Debt Securities (as such term is defined in the Plan), the holders of Registered Unsecured Debt Securities (as such term is defined in the Plan) as of the date that is five (5) business days after the entry of this Order (the "Voting Record Date"), and other holders of claims in each of Classes, 3, 4, 10, 12, 16, 17, 18, 19, 20, and 21 of the Plan as of the Voting Record Date may vote to accept or reject the Plan by indicating their acceptance or rejection of the Plan on the Ballots provided therefor; and it is further

                  ORDERED that, the Voting Deadline, as such term is used in the Ballot Solicitation and Tabulation Procedures approved by an order of the Court, dated July 23, 1996 (the "Voting Procedures"), shall be 5:00 p.m., Cincinnati, Ohio, time on November 4, 1996; and it is further

                  ORDERED that a hearing (the "Confirmation Hearing") to consider (i) confirmation of the Plan and (ii) approval of any and all compromises and settlements embodied in or contemplated by the Plan shall be held before the Court at the United States Bankruptcy Court, Room 817, 221 East 4th Street, Atrium Two, Cincinnati, Ohio, on November 13, 1996, at 9:30 a.m., or as soon thereafter as counsel may be heard; and it is further

                  ORDERED that objections, if any, to confirmation of the Plan shall be in writing, and shall (a) state the name and address of the objecting party and the nature of the claim or interest of such party, (b) state with particularity the basis and nature of each objection to confirmation of the Plan, and (c) be filed, together with proof of service, with the Court (with a copy delivered directly to the Honorable Burton Perlman) and served so that such objections are received no later than November 4, 1996 at 4:00 p.m., Cincinnati, Ohio, time, by the Court, Judge Perlman, and the following parties: (i) Weil, Gotshal & Manges LLP, Co-Attorneys for the Debtors, 767 Fifth Avenue, New York, New York 10153, Attention: Stephen Karotkin, Esq., (ii) Frost & Jacobs, Co-Attorneys for the Debtors, 2500 PNC Center, 201 E. Fifth Street, Cincinnati, Ohio 45202-4183, Attention: Edmund J. Adams, Esq., (iii) Eagle-Picher Industries, Inc., (if by courier) 580 Walnut Street, 13th Floor, Cincinnati, Ohio 45202, Attention: James A. Ralston, Esq., or (if by mail) P.O. Box 1847, Cincinnati, Ohio 45201, Attention: James A. Ralston, Esq.; (iv) Squire, Sanders & Dempsey, 4900 Society Center, 127 Public Square, Cleveland, Ohio 44114-3404,
Attention: Carolyn J. Buller, Esq.; (v) Keating, Muething & Klekamp, 1800 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202, Attention:
Kevin E. Irwin, Esq.; (vi) McCarthy, Lebit, Crystal & Haiman, Co., L.P.A., 1800 Midland Building, 101 Prospect Avenue, West, Cleveland, Ohio 44115, Attention:
Robert S. Balantzow, Esq.; and (vii) the Office of the United States Trustee, 36 East 7th Street, Suite 2030, Cincinnati, Ohio 45202, Attention: Neal J. Weill, Esq.; and it is further

                  ORDERED that replies, if any, to any objections to confirmation shall be filed, together with proof of service, with the Court (with a copy delivered directly to the Honorable Burton Perlman) and served so that such replies are received no later than November 8, 1996 at 4:00 p.m., Cincinnati, Ohio, time, by the Court, Judge Perlman, and the following parties:
(i) Weil, Gotshal & Manges LLP, Co- Attorneys for the Debtors, 767 Fifth Avenue, New York, New York 10153, Attention: Stephen Karotkin, Esq., (ii) Frost & Jacobs, Co-Attorneys for the Debtors, 2500 PNC Center, 201 E. Fifth Street, Cincinnati, Ohio 45202-4183,

Attention: Edmund J. Adams, Esq., (iii) Eagle-Picher Industries, Inc., (if by courier) 580 Walnut Street, 13th Floor, Cincinnati, Ohio 45202, Attention: James
A. Ralston, Esq., or (if by mail) P.O. Box 1847, Cincinnati, Ohio 45201,
Attention: James A. Ralston, Esq.; (iv) Squire, Sanders & Dempsey, 4900 Society Center, 127 Public Square, Cleveland, Ohio 44114-3404, Attention: Carolyn J. Buller, Esq.; (v) Keating, Muething & Klekamp, 1800 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202, Attention: Kevin E. Irwin, Esq.; (vi) McCarthy, Lebit, Crystal & Haiman, Co., L.P.A., 1800 Midland Building, 101 Prospect Avenue, West, Cleveland, Ohio 44115, Attention: Robert S. Balantzow, Esq.; and (vii) the Office of the United States Trustee, 36 East 7th Street, Suite 2030, Cincinnati, Ohio 45202, Attention: Neal J. Weill, Esq.; and it is further

                  ORDERED that the Confirmation Hearing may be adjourned from time to time without prior notice to holders of claims, holders of equity interests, or parties in interest other than the announcement of the adjourned hearing date at the Confirmation Hearing; and it is further

                  ORDERED that the Debtors be, and they hereby are, authorized and directed to mail or cause to be mailed by first-class mail within fifteen
(15) business days after the date of entry of this Order a copy of the notice (the "Notice") of, among other things, the Confirmation Hearing, substantially in the form annexed hereto as Exhibit "A," and the Disclosure Statement, including a copy of the Plan and this Order annexed as exhibits thereto, to all entities as provided in the Ballot Tabulation and Solicitation Procedures (the "Voting Procedures"), as approved by the order of the Court dated July 23, 1996, and also to (i) the indenture trustees under any debt instruments of the Debtors and (ii) the Office of the United States Trustee; and it is further

                  ORDERED that the Debtors be, and they hereby are, directed to cause the Notice to be published two (2) times no less than twenty (20) days prior to the date of the Confirmation Hearing in the national editions of The Wall Street Journal and The New York Times; and it is further

                  ORDERED that the provision of notice in accordance with the procedures set forth in this Order and the Voting Procedures shall be deemed good and sufficient notice of the Confirmation Hearing, the time fixed for filing objections to confirmation of the Plan, and the time within which holders of claims may vote to accept or reject the Plan; and it is further

                  ORDERED that the Debtors be, and they hereby are, authorized and empowered to take such steps and perform such acts as may be necessary to implement and effectuate this Order.

Dated:            Cincinnati, Ohio
                  August 28, 1996


                                              /s/ Burton Perlman
                                              -------------------------------
                                              United States Bankruptcy Judge

                                   EXHIBIT A

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO


In re                            )        Consolidated Case No. 1-91-00100
                                 )
                                 )
EAGLE-PICHER INDUSTRIES,         )        Chapter 11
INC., et al.,                    )
                                 )        JUDGE PERLMAN
                  Debtors.       )
                                 )
                                 )
                                 )
---------------------------------


                NOTICE OF (A) SOLICITATION OF VOTES TO ACCEPT OR
                 REJECT THE DEBTORS' THIRD AMENDED CONSOLIDATED
                    PLAN OF REORGANIZATION AND (B) HEARING TO
                 CONSIDER CONFIRMATION OF DEBTORS' THIRD AMENDED
                       CONSOLIDATED PLAN OF REORGANIZATION


TO ALL CREDITORS, INDENTURE TRUSTEES, EQUITY
SECURITY HOLDERS, AND PARTIES IN INTEREST:

         NOTICE IS HEREBY GIVEN that on August 28, 1996, the United States Bankruptcy Court for the Southern District of Ohio (the "Court") entered an order (the "Order") approving the disclosure statement (the "Disclosure Statement") with respect to the Third Amended Consolidated Plan of Reorganization dated August 28, 1996, (the "Plan") for Eagle-Picher Industries, Inc., Daisy Parts, Inc., Transicoil Inc., Michigan Automotive Research Corporation, EDI, Inc., Eagle-Picher Minerals, Inc., and Hillsdale Tool and Manufacturing Co., Inc. (collectively, the "Debtors"). Pursuant to the Order, copies of the Plan and Disclosure Statement have been mailed to all known creditors and equity security holders of the Debtors. Ballots for voting to accept or reject the Plan have been mailed to all known creditors entitled to vote to accept or reject the Plan. If you are a creditor of the Debtors and have not received a copy of the Plan, Disclosure Statement or, if applicable, a ballot, you may obtain a copy of same by telephoning the Debtors' solicitation agent, Hill and Knowlton, Inc., at (212) 885-0555. IF YOU HOLD DEBT SECURITIES ISSUED BY ANY OF THE DEBTORS IN BEARER FORM, YOU MUST CALL HILL AND KNOWLTON, INC. IN ORDER TO RECEIVE A BALLOT.

         NOTICE IS FURTHER GIVEN that all ballots cast to accept or reject the Plan must be properly completed, executed and mailed or delivered to (i) for all ballots relating to any debt securities issued by any of the Debtors, Hill and Knowlton, Inc., 466 Lexington Avenue, New York, New York 10017 and (ii) for all other claims, the Federated Claims Service Group, 9111 Duke Blvd., P.O. Box 8041, Mason, Ohio 45040, so that they are RECEIVED no later than 5:00 p.m., Cincinnati Ohio, time, on November 4, 1996. Owners of debt securities that are registered in "street name" or that are on deposit with a depositary should follow the instructions on the ballot for the completion and return of the ballot. If your ballot is not properly completed or received within such time, it will not be counted as a vote to accept or reject the Plan.

         NOTICE IS FURTHER GIVEN that the Court has fixed November 13, 1996, at 9:30 a.m. as the date and time for the hearing to consider confirmation of the Plan and related matters (the "Confirmation Hearing"). The Confirmation Hearing will be held in Room 817 of the United States Bankruptcy Court, 221 East 4th Street, Atrium Two, Cincinnati, Ohio. The Confirmation Hearing may be adjourned from time to time without further notice other than announcement made at the Confirmation Hearing or any adjourned hearing.

         NOTICE IS FURTHER GIVEN that objections, if any, to the confirmation of the Plan shall be in writing, and (a) shall state the name and address of the objecting party and the nature of the claim or interest of such party, (b) shall state with particularity the basis and nature of each objection to confirmation of the Plan and (c) be filed, together with proof of service, with the Court (with a copy to the Honorable Burton Perlman) and served so that they are received not later than 4:00 p.m., Cincinnati, Ohio, time, on November 4, 1996, 1996, by the Court, Judge Perlman, and the following parties: (i) Weil, Gotshal & Manges LLP, Co-Attorneys for the Debtors, 767 Fifth Avenue, New York, New York 10153, Attention: Stephen Karotkin, Esq., (ii) Frost & Jacobs, Co- Attorneys for the Debtors, 2500 PNC Center, 201 E. Fifth Street, Cincinnati, Ohio 45202-4183,
Attention: Edmund J. Adams, Esq., (iii) Eagle-Picher Industries, Inc., (if by courier) 580 Walnut Street, 13th Floor, Cincinnati, Ohio 45202, Attention: James
A. Ralston, Esq., or (if by mail) P.O. Box 1847, Cincinnati, Ohio 45201,
Attention: James A. Ralston, Esq.; (iv) Squire, Sanders & Dempsey, 4900 Society Center, 127 Public Square, Cleveland, Ohio 44114-3404, Attention: Carolyn J. Buller, Esq.; (v) Keating, Muething & Klekamp, 1800 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202, Attention: Kevin E. Irwin, Esq.; (vi) McCarthy, Lebit, Crystal & Haiman, Co., L.P.A., 1800 Midland Building, 101 Prospect Avenue, West, Cleveland, Ohio 44115, Attention: Robert S. Balantzow, Esq.; and (vii) the Office of the United States Trustee, 36 East 7th Street, Suite 2030, Cincinnati, Ohio 45202, Attention: Neal J. Weill, Esq.



Dated:   Cincinnati, Ohio
         August 28, 1996

                                            BY ORDER OF THE UNITED STATES
                                            BANKRUPTCY COURT FOR THE
                                            SOUTHERN DISTRICT OF OHIO

WEIL GOTSHAL & MANGES LLP                   FROST & JACOBS
Co-Attorneys for the Debtors                Co-Attorneys for the Debtors
767 Fifth Avenue                                     2500 PNC Center
New York, New York 10153                    201 E. Fifth Street
(212) 310-8000                              Cincinnati, Ohio  45202-4183
                                                     (513) 651-6800

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                               )        Consolidated Case No. 1-91-00100
                                    )
                                    )
EAGLE-PICHER INDUSTRIES,            )       Chapter 11
INC., et al.,                       )
                                    )        JUDGE PERLMAN
                  Debtors.          )
                                    )
                                                              )

                                   EXHIBIT "C"

                               FINANCIAL APPENDIX

A.       HISTORICAL FINANCIAL INFORMATION:

-        Report on Form 10-K for the Fiscal Year Ended November 30, 1995

-        Report on Form 10-Q for Quarter Ended May 31, 1996

B.       PROJECTED FINANCIAL INFORMATION:

         - Pro Forma Consolidated Balance Sheet of Reorganized Eagle-Picher as of December 1, 1996;

         - Projected Consolidated Balance Sheets of Reorganized Eagle-Picher as of December 1, 1996, and November 30 of each of the years from 1997 through 2001;

         - Projected Consolidated Statements of Income of Reorganized Eagle-Picher for each of the six fiscal years in the period ended November 20, 2001;

         - Projected Consolidated Statements of Cash Flow of Reorganized Eagle-Picher for each of the six fiscal years in the period ended November 30, 2001; and

         - Projected Capital Structure of Reorganized Eagle-Picher as of December 1, 1996.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-K

              ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED NOVEMBER 30, 1995

                         COMMISSION FILE NUMBER 1-1499

                         EAGLE-PICHER INDUSTRIES, INC.
                              AN OHIO CORPORATION

                         I.R.S. EMPLOYER IDENTIFICATION
                                 NO. 31-0268670

     580 BUILDING, 580 WALNUT STREET, P. O. BOX 779, CINCINNATI, OHIO 45201

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  513-721-7010

       SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:  NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                 TITLE OF CLASS

                             Common Capital Stock,
                           Par Value $1.25 per Share

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days.

                                YES [X]   NO [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     The aggregate market value of the voting stock held by non-affiliates of the registrant as of February 23, 1996 was $1,313,029 based upon the average of the bid and asked prices as of such date. On February 23, 1996, 11,040,932 shares of the registrant's Common Stock were outstanding. The registrant had and has no other classes of stock outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Excerpts from registrant's Annual Report for the fiscal year ended November 30, 1995 -- Incorporated in Part I and Part II.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      NOTE

     This copy of Eagle-Picher's Form 10-K for 1995 includes only Exhibits 13, 21, 23, 24(a), 24(b) and 99.

     In accordance with SEC requirements, copies of the following exhibits will be furnished upon payment of a fee of ten cents per page. Please remit the proper amount with your request to:

                               James A. Ralston, Vice President,
                                 General Counsel and Secretary
                               Eagle-Picher Industries, Inc.
                               P. O. Box 779
                               Cincinnati, Ohio 45201.

     Exhibits not included in this Form 10-K for 1995 have the following number of pages (see list of Exhibits in Part IV, Item 14(a)(3)):

3.   (i)   -- 10    4.   (a)      --  99    10.  (a)  --  6
     (ii)  -- 12         (b)(i)   -- 120         (b)  --  6
                         (b)(ii)  --   5         (c)  --  9
                                                 (d)  --  4

                               TABLE OF CONTENTS

ITEM                                                                                       PAGE
----                                                                                       ----
                                                                                         PART I
  1.  Business...........................................................................     3
  2.  Properties.........................................................................     5
  3.  Legal Proceedings..................................................................     6
  4.  Submission of Matters to a Vote of Security Holders................................    12
                                                                                        PART II
  5.  Market for the Registrant's Common Equity and Related Stockholder Matters..........    13
  6.  Selected Financial Data............................................................    13
  7.  Management's Discussion and Analysis of Financial Condition and Results of
      Operations.........................................................................    13
  8.  Financial Statements and Supplementary Data........................................    13
  9.  Changes In and Disagreements with Accountants on Accounting and Financial
      Disclosure.........................................................................    13
                                                                                       PART III
 10.  Directors and Executive Officers of the Registrant.................................    14
 11.  Executive Compensation.............................................................    17
 12.  Security Ownership of Certain Beneficial Owners and Management.....................    20
 13.  Certain Relationships and Related Transactions.....................................    20
                                                                                        PART IV
 14.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K...................    21
Signatures...............................................................................    22
Exhibit Index............................................................................    23

                                     PART I

ITEM 1.  BUSINESS.

  General Development of Business.

     Eagle-Picher Industries, Inc. (the "Company") was incorporated in 1867 under the laws of the State of Ohio as an outgrowth of a business enterprise founded in Cincinnati in 1843. It conducts its business through unincorporated operating divisions and separately incorporated subsidiaries, both of which are referred to herein as divisions.

     On January 7, 1991, the Company and seven of its domestic subsidiaries each filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code ("chapter 11"). The chapter 11 filings were the consequence of a cash shortfall resulting from the Company's inability to satisfy certain immediate asbestos litigation liabilities. See Item 3.(a) below.

  Financial Information About Industry Segment.

     The Company's major industry segments are:

        1. Industrial;

        2. Machinery; and

        3. Automotive.

Industry Segment Data is incorporated herein by reference to Exhibit 13, the Company's Annual Report for the fiscal year ended November 30, 1995, pages 29-30.

  Narrative Description of Business.

     The Industrial Group, which is composed of three divisions and operations in three other divisions, produces a variety of products for industrial markets, principally manufacturers of consumer products. The Minerals Division mines and refines diatomaceous earth products used for high purity filtration primarily by the food and beverage industry and also for general industrial applications. The Fabricon Products Division produces printed packaging materials for the dairy and confectionery industries. The Specialty Materials Division refines rare metals, such as high purity germanium and gallium compounds, and is a major source of boron isotopes for nuclear applications. This Division also produces a wide range of super-clean containers, which meet strict EPA protocols, for environmental sampling. Other products manufactured in the Industrial Group include custom designed cast plastic parts, injection molded rubber parts and industrial chemicals.

     The methods of distribution and competitive positions of the divisions of the Industrial Group vary widely. For example, the Minerals Division is second to the Alleghany Corporation in the sale of certain filter aid products which are sold both directly and through distributors to many large and small customers. By contrast, the Fabricon Products Division conducts its sales through sales personnel and competes against many other firms in a highly price-sensitive market. Other products are sold under competitive conditions which vary widely from plant to plant.

     The Machinery Group consists of five divisions, which are involved in manufacturing products for various industrial markets. The Construction Equipment Division produces earthmoving equipment for Caterpillar Inc. and a line of heavy-duty industrial forklift trucks. The Electronics Division is a leading supplier of sophisticated special purpose batteries for aerospace and defense applications. The Cincinnati Industrial Machinery Division produces specialized high-volume metal cleaning and finishing systems. The Ross Aluminum Foundries Division manufactures complex aluminum castings in sand and plaster. Transicoil Inc. manufactures sophisticated electronic components for aerospace, shipboard, ground-based, and industrial applications.

     The principal products manufactured by the Machinery Group are distributed through various methods and in a variety of competitive environments. The Electronics Division bids competitively for numerous fixed price government contracts for special purpose batteries. The Division is a recognized leader in this business and has a few competitors for some highly technological products, but many large and small competitors for other products. The Construction Equipment Division is the sole supplier of four lines of earthmoving equipment to its longstanding largest customer, Caterpillar Inc. The forklift trucks are distributed through a dealer network.

     The Automotive Group consists of ten divisions, which are involved largely in the production and sale of mechanical, structural and trim parts for passenger cars, trucks, vans, and recreational and sport utility vehicles. The Hillsdale Tool Division specializes in the manufacture of precision-machined aluminum and steel parts. Typical machined products include torsional vibration dampers and a variety of castings and forgings. The Division also produces the entire front pump assembly for Ford Motor Co.'s electronic four-speed overdrive transmission primarily used on one-half and three-quarter ton pick-up trucks, vans and sport utility vehicles. The Plastics Division is a major supplier of fiberglass reinforced molded plastic parts to automotive and other customers. The Division also produces the fiberglass reinforced plastic roof panels for General Motors Corporation's all-plastic body, all-purpose vehicle. The Wolverine Gasket Division coats steel and aluminum with elastomeric compounds and produces materials which are particularly suitable for high compression applications. The International Operations Division includes Eagle-Picher Industries Europe GmbH, with responsibility over three plants in Europe which manufacture sealing and insulating products, elastomeric extrusions, and injection molded parts for the European automotive market. The Division also includes a sales and engineering office in Japan that serves the Asian market. The Trim Division manufactures automotive interior trim including headliners, rear package trays, spare tire covers and door panels. The Michigan Automotive Research Corporation Division offers vehicle and vehicle system manufacturers a comprehensive range of testing programs for engines, power trains and power train components. The Rubber Molding Division manufactures small rubber precision-molded parts. The Suspension Systems Division, which was formerly part of the Rubber Molding Division, manufactures engineered rubber and rubber-to-metal products. The department of the Orthane Division which produces injection-molded plastic parts for automotive and industrial applications was sold in January 1996. Certain assets of the Orthane Division, related to the elastomeric extrusion process, were transferred to the new Fluid Systems Division.

     The Automotive Group distributes its products primarily to the "Big Three" automotive manufacturers, or to other suppliers to those manufacturers, directly through internal sales personnel. With respect to the hundreds of products manufactured by the Automotive Group, competition varies widely as to the number and type of competitors, the methods of competition and the Group's competitive positions. Divisions producing precision-machined parts, such as Hillsdale Tool Division, tend to have a few strong competitors (including among others the automotive manufacturers themselves) and compete on the basis of quality and price. Divisions such as Trim and Wolverine Gasket tend to have many competitors of varying sizes and compete primarily on the basis of price. Generally, competitive conditions for this Group are characterized by a decreasing number of competitors, an increasing amount of foreign competition (particularly from the Far East), an increased emphasis on quality and intense pricing pressures from major customers.

     No product accounted for more than 7%, and no customer accounted for more than 10%, of total sales of the Company for fiscal 1993 through fiscal 1995 except Ford Motor Co., for which sales were $166.8 million in 1995, $165.3 million in 1994, and $148.0 million in 1993, and General Motors Corporation, in 1994 and 1993, when sales were $81.4 million and $73.1 million, respectively. In addition, the Company is not dependent upon any individual raw material source for a substantial part of its business and believes that its sources of raw materials are adequate.

     In the Machinery Group, order backlog was approximately $182.5 million as of November 30, 1995, $190.1 million as of November 30, 1994 and $148.1 million as of November 30, 1993. The decrease from the prior year is due primarily to softer demand for capital equipment and heavy-duty forklift trucks and better efficiencies in producing forklift trucks which worked off the prior year backlog. A substantial portion of the order backlog outstanding at November 30, 1995 is expected to be filled within the current fiscal year. In no other segment is order backlog of significance, except in the Specialty Materials Division which had order backlogs of $34.4 million as of November 30, 1995, and $25.1 million and $19.9 million as of November 30, 1994 and 1993, respectively.

     In fiscal 1995, the Company spent approximately $19.9 million for research and development and related activities, primarily for the development of new products or the improvement of existing products. Comparable costs were $21.1 million and $17.1 million for 1994 and 1993, respectively.

     The Company owns or is licensed under patents relating to methods and products in several areas of its business. Although these have been of value and are expected to be of value in the future, the loss of any individual patent or group of patents would not materially affect the conduct of the Company's business.

     In the fiscal years 1995, 1994, and 1993, for current operations the Company spent approximately $10.9 million, $9.6 million and $8.6 million, respectively, to comply with federal, state and local regulatory provisions relating to the protection of the environment. This level of expenditures has had no material effect on the earnings or competitive position of the Company or its operations during the period described. The Company expects these expenditures to be approximately $12.3 million in fiscal 1996. See Item 3.(d) for information with respect to various other environmental proceedings.

     As of November 30, 1995, the Company employed approximately 7,500 persons in its operations, of whom approximately 1,900 were salaried employees and approximately 5,600 were hourly employees. Approximately 20% of the Company's hourly employees are represented by eight labor organizations under twelve separate contracts. The thirteenth contract is currently being negotiated. The Company believes that its relations with its employees generally are good.

     Export sales totaled approximately $92.5 million, $76.9 million and $73.2 million in fiscal 1995, 1994 and 1993, respectively. The revenues generated by foreign operations do not exceed 10% of consolidated revenues, nor do their identifiable assets exceed 10% of consolidated total assets.

     The Company's debtor-in-possession financing expires on the earlier of December 31, 1996 or the effective date of a plan of reorganization. Should a plan not become effective by the end of 1996, the Company would expect to have the current facility extended as long as necessary.

ITEM 2.  PROPERTIES.

     Eagle-Picher Industries, Inc. manufactures at 57 locations a wide variety of products primarily for other manufacturers. Types of manufacturing include, among others, chemical processing, mining, metal fabricating, aluminum casting, precision machining, electronic and electrical assembling, and rubber and plastic molding and extruding.

     The plants are fully utilized for the purposes intended and generally have capacity for expansion of existing buildings on owned real estate. Plants range in size from 425,000 square feet of floor area to under 50,000 square feet and generally are located away from large urban centers.

     Information on the locations of all manufacturing plants is contained in
Exhibit 99 attached hereto, which is incorporated by reference into this report.

     The Company considers the following plants to be its most important physical properties:

                                                      LOCATION          GENERAL CHARACTER
                                                  ----------------    ---------------------
    INDUSTRIAL GROUP
    Minerals Division...........................  Lovelock, NV        Processing facility
    MACHINERY GROUP
    Electronics Division........................  Joplin, MO          Manufacturing plants
                                                                      (six locations)
    Construction Equipment Division.............  Lubbock, TX         Fabrication and
                                                                      assembly facility
    AUTOMOTIVE GROUP
    Hillsdale Tool Division.....................  Hillsdale, MI       Manufacturing plants
                                                                      (four locations)
    Plastics Division...........................  Grabill, IN         Manufacturing plant.

     All of such properties are held in fee and none of them is subject to any major encumbrances.

ITEM 3.  LEGAL PROCEEDINGS.

  (a) Chapter 11 Proceedings.

     On January 7, 1991 ("petition date"), the Company and seven of its domestic subsidiaries each filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Ohio, Western Division, in Cincinnati, Ohio ("Bankruptcy Court"). The subsidiaries that filed chapter 11 petitions are Daisy Parts, Inc., Transicoil Inc., Michigan Automotive Research Corporation ("MARCO"), EDI, Inc., Eagle-Picher Minerals, Inc., Eagle-Picher Europe, Inc., and Hillsdale Tool & Manufacturing Co. On November 30, 1991, substantially all of the assets of EDI, Inc. were sold pursuant to authority granted by the Bankruptcy Court. All of the chapter 11 cases have been consolidated for procedural purposes only under the caption: "In re Eagle-Picher Industries, Inc., et al.," Consolidated Case No. 1-91-00100, before the Honorable Burton Perlman, United States Bankruptcy Judge. The Company and its petitioning subsidiaries, other than EDI, Inc., are operating their businesses and managing their properties as debtors in possession, in accordance with the provisions of the Bankruptcy Code.

     The filing of a chapter 11 petition operates as an automatic stay of all litigation against the debtor that was or could have been commenced before the filing of the chapter 11 petition and of any act to collect or recover a claim against the debtor that arose before the commencement of the chapter 11 case. While claimants or the Company may petition the Bankruptcy Court for a modification of the stay to permit such litigation or claim recovery to proceed, the Company believes that it is unlikely that the Bankruptcy Court will grant such permission except in certain limited instances to permit the liquidation of a pre-petition claim, but not any payment or collection efforts with respect thereto. Consistent with the provisions of chapter 11, the Company intends to address all of the pre-petition claims in a plan of reorganization.

     An Unsecured Creditors' Committee ("UCC"), an Injury Claimants' Committee ("ICC"), an Equity Security Holders' Committee ("ESC") and a Legal Representative for Future Claimants ("RFC") have been appointed in the chapter 11 cases. An unofficial asbestos co-defendants' committee has also been participating in the chapter 11 cases. In accordance with the provisions of the Bankruptcy Code, these parties have the right to be heard with respect to transactions outside the ordinary course of business.

     At the Company's request, the Bankruptcy Court established a bar date of October 31, 1991 for all pre-petition claims against the Company other than those arising from the sale of asbestos-containing products and other than those arising from any future rejection of executory contracts or unexpired leases in the chapter 11 cases. The bar date is the date by which claimants who disagree with the amounts recorded by the Company as owing to such claimants must file a proof of claim against the Company in the Bankruptcy Court. The Company notified all known or potential claimants subject to the October 31, 1991 bar date of their possible need to file a proof of claim with the Bankruptcy Court. Of the 5,600 claims filed pursuant to this bar date, 2,675 were general claims (e.g. vendor, note holder and other miscellaneous claims), 1,325 were litigation-related claims and environmental claims, and 1,600 were asbestos-related claims.

     Substantially all of the general claims have been reconciled by the Company. Such claims, as reconciled, have been allowed as pre-petition claims against the Company's estate. The impact of these reconciliations on the Company's financial statements was not material. The Company continues to attempt to negotiate settlements for the remaining unreconciled general claims. If they cannot be resolved by a negotiated settlement, the Company intends to have them resolved by the Bankruptcy Court. The Company does not expect that the impact of the resolution of these claims will be material. The litigation-related and environmental claims are discussed in subsections (c) and
(d) respectively, below.

     The Bankruptcy Court also established a bar date of September 30, 1992 for all present asbestos-related claims. Approximately 161,000 asbestos-related claims were filed with the Bankruptcy Court pursuant to the bar date. Approximately 1,000 of these claims alleged property damage. The 1,600 asbestos-related claims referred to above filed prior to the October 31, 1991 bar date will be treated in the reorganization cases in the same manner as the asbestos-related claims filed in connection with the September 30, 1992 bar date. The asbestos-related claims are discussed more fully in subsection (b), below.

     The Bankruptcy Court has approved five extensions of the periods during which the Company has the exclusive right to file and confirm a chapter 11 plan under section 1121(a) of the Bankruptcy Code ("Exclusive Periods"). The most recent order of the Bankruptcy Court, entered on May 23, 1995, provides that the Exclusive Periods are extended until further order of the Bankruptcy Court.

     On June 5, 1992, a mediator was appointed by the Bankruptcy Court to assist the Company, the ICC, the UCC, the RFC and the ESC in their efforts to negotiate a consensual plan of reorganization. On November 9, 1993, the Company reached an agreement ("Agreement") on the principal elements of a joint plan of reorganization with the ICC and the RFC, the representatives of the holders of present and future asbestos-related and other toxic tort claims in the Company's chapter 11 case. The Agreement was reached with the assistance of the mediator appointed by the Bankruptcy Court.

     As a consequence of the Agreement, the Company recorded a provision in the fourth quarter of 1993 of $1.135 billion to increase the asbestos liability subject to compromise to $1.5 billion. The Company also recorded a provision of $41.4 million in 1993 for environmental and other litigation claims.

     Throughout 1994, the Company, the ICC and the RFC continued to refine the details of a joint plan of reorganization. On February 28, 1995, the Company and its petitioning subsidiaries filed a plan of reorganization and accompanying disclosure statement with the Bankruptcy Court ("Original Plan"). The Original Plan was proposed jointly with the ICC and the RFC.

     The Original Plan was premised on the settlement of the Company's liability for all present and future asbestos-related personal injury claims and certain other tort claims contemplated by the Agreement. Pursuant to the Original Plan, these claims were to be channeled to and resolved by an independently administered claims trust ("Trust") and the Bankruptcy Court would issue an injunction with respect to such claims. The injunction would forever stay, restrain and enjoin actions against the Company for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on or with respect to any personal injury claims resulting from exposure to asbestos-containing products allegedly manufactured or sold by the Company. In 1994, the Bankruptcy Code was amended to add, among others, new subsections 524(g) and (h), which authorize the issuance of a permanent injunction to supplement the existing injunctive relief afforded by section 524 of the Bankruptcy Code in asbestos-related reorganizations under chapter 11. The new subsections provide that, if certain specified conditions are satisfied, a court may issue a supplemental permanent injunction barring the assertion of asbestos-related claims or demands against the reorganized company and channeling those claims to an independent trust. The issuance of such a channeling injunction was a condition precedent to confirmation of the Original Plan.

     The Original Plan provided for the distribution of cash, notes, debentures, and common stock of the reorganized Company ("Plan Consideration") to the Trust and to holders of allowed unsecured claims on a pro-rata basis proportionate to their share of the aggregate amount of allowed pre-petition unsecured claims against the Company and the other debtor entities. The Original Plan also provided that claims entitled to priority in payment under the Bankruptcy Code and convenience claims (general unsecured claims of $500 or less or claims that will be reduced to that amount) would be paid in full, in cash. Under the Bankruptcy Code, shareholders are not entitled to any distribution under a plan of reorganization unless all classes of pre-petition creditors receive satisfaction in full of their allowed claims or accept a plan which allows shareholders to participate in the reorganized company or to receive a distribution. The Original Plan did not provide that all classes of pre-petition creditors would receive satisfaction in full of their allowed claims. Consequently, the Original Plan did not provide for any distribution to shareholders and their equity interests were to be canceled.

     The Original Plan did not have the support of the UCC or the ESC because neither the UCC or the ESC agreed with the amount of the aggregate asbestos liability which had been negotiated and which was used in the proposed Plan to determine the allocation of the consideration to be distributed to the unsecured creditor and shareholder classes. As a result of the dispute, the Company was unable to move forward with the Original Plan. In order to resolve this dispute, the Company filed a motion in July 1995, requesting that the Bankruptcy Court estimate the Company's aggregate liability on account of present and future asbestos-related personal injury claims. The Bankruptcy Court ruled in December 1995 that the Company's estimated liability with respect to such claims is $2.5 billion ("Estimation Ruling"). The UCC and the ESC and two individual members of the UCC have filed notices of appeal of the Estimation Ruling. The Company does not know whether the appellate court will hear the appeals or, if it does, when any decision will be rendered.

     Following the Estimation Ruling, the Company recorded a provision of $1.0 billion to increase the asbestos liability subject to compromise to the amount found by the Bankruptcy Court. This resulted in negative shareholders' equity in excess of $2.2 billion. As a result, the Company filed a motion in the Bankruptcy Court in December 1995 seeking an order directing the United States Trustee to disband the ESC on the basis that existing equity holders do not have an economic interest in the chapter 11 cases. In January 1996, the Bankruptcy Court ruled that the ongoing activities of the ESC shall be limited to pursuing its appeal of the Estimation Ruling.

     In August 1995, certain entities that had, since the petition date, purchased claims held by certain trade creditors of Hillsdale Tool & Manufacturing Co., filed with the Bankruptcy Court a complaint seeking to preclude the use of substantive consolidation as an element of any plan of reorganization of the Company and its subsidiaries. Under the principles of substantive consolidation, the assets of all debtors are used to satisfy claims against all debtors. In its answer, the Company requested that the Bankruptcy Court substantively consolidate the estates of the Company and its subsidiaries. The Company believes that substantive consolidation is warranted in the chapter 11 cases. The Bankruptcy Court has scheduled an evidentiary hearing to commence on March 4, 1996.

     The Company intends to file with the Bankruptcy Court as soon as practicable an amended plan of reorganization ("Amended Plan") and an accompanying proposed amended disclosure statement. It is anticipated that the Amended Plan essentially will modify the Original Plan so as to reflect in the allocation of the distributions of Plan Consideration the effect of the Estimation Ruling. More specifically, based upon an aggregate amount of allowed pre-petition unsecured claims to share in the Plan Consideration of approximately $2.663 billion, it is anticipated that under the Amended Plan the Trust would receive approximately 94 percent of the Plan Consideration and the other unsecured creditors the balance.

     Each class of creditors and equity security holders that is impaired under a plan of reorganization is entitled to vote to accept or reject the plan. The Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of two-thirds in dollar amount and more than one-half in number of claims of that class that have timely voted to accept or reject the plan. The Bankruptcy Code defines acceptance of a plan by a class of equity security holders as acceptance by holders of equity interests that hold at least two-thirds in amount of the allowed equity interests in such class who have timely voted to accept or reject the plan. The Bankruptcy Code further provides that any class that does not receive a distribution under a plan is deemed to have rejected the plan, and, accordingly, does not vote. Thus, because the Amended Plan will not provide for any distribution to the Company's existing shareholders, that class will not vote on the Amended Plan and will be deemed to reject the Amended Plan. The Bankruptcy Court will confirm a plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible, and (iii) in the "best interest" of creditors and stockholders impaired under the plan.

     Additional information concerning the Original Plan, the Amended Plan and the chapter 11 cases can be found in Note B to the Consolidated Financial Statements in the Company's Annual Report for the fiscal year ended November 30, 1995, which is attached as Exhibit 13 to this Form 10-K and which is incorporated herein by reference. Additional information concerning the chapter 11 proceedings can be found in subsections (b) through (d), inclusive, of this
Item 3.

  (b) Asbestos.

     Prior to its chapter 11 filing, the Company had been named as a co-defendant in a substantial number of lawsuits alleging personal injury from exposure to asbestos-containing insulation products. As of the petition date, there were approximately 67,800 asbestos-related claims outstanding against the Company. The claims, which were pending in 48 states, British Columbia, Guam, the Virgin Islands, and the District of Columbia, alleged, in general, that the Company and other defendant manufacturers failed to warn of the potential hazard to health from the inhalation of asbestos fiber contained in their products. As a result of the chapter 11 filing by the Company, all of such litigation was automatically stayed pursuant to section 362 of the Bankruptcy Code and additional suits were not allowed to be filed against the Company.

     Since the first asbestos case was filed in 1966, the Company has disposed of approximately 73,500 claims through trial, dismissal or settlement. On average, the Company spent approximately $7,800 per claim, including attorneys' fees and other defense costs, to dispose of these claims.

     All persons with a pre-petition asbestos-related claim were required to file a proof of claim by the September 30, 1992 bar date. Approximately 160,000 proofs of claim were filed alleging personal injury. The Company believes that approximately 11,000 of these claims are duplicates or were filed by persons whose lawsuits were previously disposed of through trial, dismissal or settlement. The Company expects that additional asbestos-related personal injury claims will arise for several decades into the future. Such future claims were not subject to the September 30, 1992 bar date.

     The Company recorded a provision in the fourth quarter of 1993 of $1.135 billion to increase the asbestos liability subject to compromise on its books to $1.5 billion, as a consequence of the proposed settlement discussed in subsection (a), above. In July 1995, the Company filed a motion requesting that the Bankruptcy Court estimate the Company's aggregate liability on account of present and future asbestos-related personal injury claims. The motion was filed because the UCC and the ESC appointed in the Company's chapter 11 cases had not agreed with the amount of such liability previously negotiated for settlement purposes among the Company, the ICC and the RFC. Utilizing information available from the Company and from other sources, the Company's expert and the experts retained by the committees and the RFC appointed in the chapter 11 cases gave opinions as to this liability at the hearing before the Bankruptcy Court on this matter. In December 1995, the Bankruptcy Court ruled that the Company's estimated liability for such claims is $2,502,511,000. Specifically, the Bankruptcy Court found the value of the asbestos-related personal injury claims asserted prior to the petition date to be $478,000,000 and the value of future such claims, claims which will be filed after the petition date, to be $2,024,511,000. Appeals have been filed by certain creditors, the UCC and the ESC, seeking to have the Bankruptcy Court's ruling overturned. The Company does not know whether the appellate court will hear the appeals or, if it does, when any decision may be rendered.

     The Company, and numerous others, also were sued in both state and federal courts by various entities that own or operate commercial properties and public buildings, such as school districts, counties, cities, states, libraries and hospitals, based on allegations that asbestos or asbestos-containing products are or may be in the buildings. The typical demand in such suits is that the defendants compensate the plaintiffs for any costs incurred in identifying, repairing, encapsulating or removing the asbestos-containing products, or that defendants perform such remedial action. Many suits seek an injunction requiring abatement and punitive damages on the basis that the defendants allegedly knew of the hazards and, in concert with one another, concealed and misrepresented the dangers. Many such suits also seek indemnification from the defendants for all claims for personal injury brought against plaintiffs resulting from the presence of asbestos-containing products in plaintiffs' buildings. These suits too have been stayed as against the Company as a result of the commencement of the chapter 11 cases.

     One hundred forty-nine such lawsuits were instituted against the Company prior to the filing of its chapter 11 petition, including two which were certified as class actions. Two of such suits were consolidated into one. One hundred and one were disposed of through dismissals by the court following rulings on pre-trial motions, or voluntarily by the plaintiffs. The Company settled seven of these cases for less than $22,000 in the aggregate, prior to filing its chapter 11 petition. Forty of such suits remain pending, but have been stayed as a consequence of the chapter 11 filing.

     The class actions that were certified pre-petition are a national school class action consisting of all public and private elementary and secondary school systems in the United States that have not excluded themselves from the suit; and a Michigan school class action consisting of all public and private elementary and secondary school systems in Michigan that have excluded themselves from the national school class action and included themselves in the state class action. In four lawsuits, class certification petitions were pending pre-petition. One of these suits has since been dismissed; one suit has been suspended; and the remaining two suits, one involving a class of colleges and universities and the other a class of buildings leased to the government, have been certified as class actions. Many of the claimants which voluntarily dismissed their individual claims as set forth above did so to pursue them in one of the certified class actions.

     Approximately 1,000 proofs of claim alleging asbestos property damage were filed in the chapter 11 cases pursuant to the bar date. Certain of these claims have been withdrawn by the claimants or disallowed by the Bankruptcy Court. The remaining, approximately 930 proofs of claim assert claims in the aggregate amount of approximately $11.5 billion. These claims include most of those asserted in the lawsuits described above that were pending as of the petition date.

     It is anticipated that the Amended Plan will provide for the establishment of a second trust to resolve asbestos-related property damage claims and alternative mechanisms relating to such trust. More specifically, if the class of asbestos-related property damage claimants votes to accept the Amended Plan, the Company will fund the trust with $3 million in cash, the trustees for the trust will be selected by the representatives of the claimants, and such trustees will develop claims resolution procedures. If such class votes to reject the Amended Plan, but the Amended Plan is nevertheless confirmed, the trust will be funded with its pro rata share of the Plan Consideration, based upon an estimate of the aggregate value of asbestos-related property damage claims by the Bankruptcy Court, and such claims will be resolved and discharged pursuant to claims resolution procedures contained in the Amended Plan. These procedures will require such claimants to prove by application of a scientific protocol that the asbestos-containing insulation products for which they are seeking damages were manufactured by the Company.

     In February 1996, after the close of the fiscal year, the hospital members of the American Hospital Association, which filed asbestos-related property damage claims against the Company in the alleged approximate amount of $300 million ("Hospitals"), filed a motion in the Bankruptcy Court seeking an order
(a) estimating the aggregate value of all asbestos-related property damage claims against the Company, and (b) temporarily allowing such claims for purposes of voting on a plan of reorganization. The motion states that the relief requested is not intended to be a determination by the Bankruptcy Court of the Company's liability, if any, on account of such claims or to assign a permanently fixed value for such claims, but is sought in order to determine the appropriate distribution to creditor classes under a plan of reorganization. Because the motion was just filed, the Company has not yet made a determination as to how it intends to respond. On February 15, 1996, however, the Company filed with the Bankruptcy Court an objection on various grounds to the allowance of many asbestos-related property damage claims, including the claims filed by the Hospitals.

     Additional information concerning the asbestos litigation can be found in Note K to the Consolidated Financial Statements in the Company's Annual Report for the fiscal year ended November 30, 1995, which is attached as Exhibit 13 to this Form 10-K and which is incorporated herein by reference.

  (c) Other.

     In June 1989, the City of New York filed suit against the Company and others in New York state court seeking indemnity for costs New York had incurred and would incur because residents of housing owned by the city were allegedly injured by ingesting paint in that housing. Counts in this suit alleging negligence and strict product liability have been dismissed. Certain other counts are still pending. The City of New York did not file a proof of claim in the Company's chapter 11 case with respect to the claims asserted in such lawsuit by the 1991 bar date. In November 1993, however, it filed three proofs of claim with respect to the litigation each seeking $50 million in damages. The Company's objection to these claims, seeking to have them disallowed on the basis that they were filed after the bar date, was sustained in November 1994, and the claims were disallowed. As a result, and given the voluntary withdrawal of three other lead-related property damage claims, the Company has disposed of all lead-related property damage claims that were asserted in its chapter 11 case.

     In addition to the foregoing, late in 1987, litigation was initiated against the Company and numerous other defendants, which alleged claims for personal injuries resulting from ingestion of lead-containing paint. Such suits have been stayed as to the Company as a consequence of the filing of the chapter 11 cases.

     One hundred twenty-eight (128) non-duplicative proofs of claim were timely filed in the Bankruptcy Court asserting liability for personal injuries from lead chemicals allegedly manufactured and sold by the

Company. Four of such claims have been voluntarily withdrawn at the Company's request. One of such claims was dismissed by the Bankruptcy Court. The Company filed objections with the Bankruptcy Court to seven of such claims. Pursuant to the objections, the Company sought an order of the Bankruptcy Court disallowing such claims because the claimants' lawsuits asserting similar claims against other defendants which were not in bankruptcy had been dismissed. Prior to the filing of its chapter 11 case, the Company also had been a defendant in these lawsuits. In June 1995, the Bankruptcy Court disallowed all seven of such claims. Currently, there are 113 remaining timely-filed, lead-related personal injury claims that have not been resolved.

     The Company believes that it has valid grounds to object to the allowance of all of the remaining lead-related personal injury claims. However, in December 1994, the Eighth District Court of Appeals, Cleveland, Ohio, ruled that the plaintiff in a lawsuit filed in state court in Cuyahoga County, Ohio, may pursue certain claims against defendants, such as the Company, that manufactured lead pigment. The trial court had dismissed the plaintiffs' enterprise liability, market share and alternative liability theories pursuant to a defense motion to dismiss. The Ohio Appeals Court upheld the dismissal of the enterprise liability count, but reversed the dismissal as to the market share and alternative liability counts and remanded the case to the trial court. The case is currently proceeding before the trial court on the market share and alternative liability counts. It is not possible to predict how or when the trial court will rule on these counts or whether its rulings will be appealed.

     It is currently contemplated that all lead-related personal injury claims that were filed that are not disposed of pursuant to an objection filed by the Company, and all such claims which may be filed in the future, will be channeled to and resolved by the Trust that will be established under the Amended Plan for the benefit of holders of asbestos-related and certain other personal injury claims discussed in subsection (a), above.

     On June 18, 1993, the Company, together with its wholly-owned subsidiary, Transicoil Inc., commenced an adversary proceeding in the Bankruptcy Court against Blue Dove Development Associates ("Blue Dove"), the landlord for Transicoil's domestic manufacturing facility in Valley Forge, Pennsylvania, and against K-Jem, Inc., Blue Dove's general partner. The suit seeks to recover excess rent that the Company and Transicoil believe has been paid to the landlord. The landlord filed a counterclaim in the adversary proceeding seeking a determination that Transicoil has breached the lease and, therefore, the entire rent through June 30, 2005 should be accelerated and due. The landlord made similar claims in a suit filed against Transicoil in October 1993, in the United States District Court for the Eastern District of Pennsylvania ("Pennsylvania Action"). Prosecution of the Pennsylvania Action which seeks approximately $10.3 million in damages has been enjoined by the Bankruptcy Court. The parties filed cross motions for Summary Judgment in the adversary proceeding in the Bankruptcy Court, which the Bankruptcy Court denied in December 1995. The Company and Transicoil are seeking leave of the United States District Court for the Southern District of Ohio to appeal the denial of their Motion for Summary Judgment, which sought as a matter of law and without a trial an order requiring repayment of the excess rent that was paid, on the grounds that the Bankruptcy Court misread the lease in denying their Motion. The Company cannot predict when the District Court will rule on this request for leave to appeal the Bankruptcy Court's decision. The Company believes that the counterclaim asserted by the landlord and the claims asserted in the Pennsylvania Action are without merit and that the resolution of the dispute with respect to the lease will not have a materially adverse impact on the financial condition of the Company or Transicoil Inc.

     Additional information concerning such litigation claims can be found in Note L to the Consolidated Financial Statements in the Company's Annual Report for the fiscal year ended November 30, 1995, which is attached as Exhibit 13 to this Form 10-K and which is incorporated herein by reference.

  (d) Environmental.

     The Company received 1,102 proofs of claim in its chapter 11 cases alleging a right to payment because of environmental matters. Many of these claims were filed in connection with environmental matters reported in Form 10-K reports for prior fiscal years. These include claims with respect to numerous waste disposal sites previously discussed. They also include claims with respect to the Tri-State mining district of Kansas, Missouri and Oklahoma previously disclosed:
Ottawa County, Oklahoma; Cherokee County, Kansas; Jasper

County, Missouri; and the Baxter Springs, Treece, and Galena Subsites in Kansas. The Company has resolved the majority of these environmental claims through negotiations with the EPA and the United States Department of Interior. Pursuant to a negotiated agreement, the agencies and certain states will be granted allowed pre-petition general unsecured claims in the Company's chapter 11 case aggregating approximately $43.0 million in full satisfaction of all of the Company's alleged liability at most of its known Superfund sites, including any liability for any natural resource damage.

     In exchange for these allowed claims, the agencies will release the Company from liability at such Superfund sites and the Company will be protected from contribution claims of other parties with potential liability at the sites. Accordingly, the Company's settlement should completely resolve all claims with respect to these sites. Further, the agreement provides a process which will permit any liability, which may arise with respect to a small number of sites as to which the EPA believes that it does not have sufficient information to negotiate a meaningful settlement at this time, to be resolved in the future when additional information is available.

     During fiscal 1995, following execution of the settlement agreement by all parties, the settlement agreement was lodged with the Bankruptcy Court and notice of it was published in the Federal Register as required by law. In April and September 1995, respectively, the Company and the United States filed motions seeking approval of the settlement by the Bankruptcy Court.

     Certain parties that may be liable at certain of the sites resolved by the settlement agreement opposed Bankruptcy Court approval of the settlement. Such opposition basically seeks increases in the amount of the allowed claims provided in the settlement agreement attributable to the sites where the objector may have liability. The UCC also opposed approval of the settlement, arguing that the potential repeal of the retroactive liability provisions of the Superfund laws could substantially reduce the Company's pre-petition liability, and, accordingly, the allowed pre-petition claims of $43.0 million should be reduced. The Company believes, however, that the terms and provisions of the settlement agreement are fair and equitable and that the objections raised have no basis. In November 1995, a hearing was held before the Bankruptcy Court on the motions seeking the approval of the settlement agreement. The Court has not yet ruled on the motions.

     Additional information concerning the environmental claims can be found in Note L to the Consolidated Financial Statements in the Company's Annual Report for the fiscal year ended November 30, 1995, which is attached as Exhibit 13 to this Form 10-K and which is incorporated herein by reference.

  (e) Summary - Environmental And Other Claims.

     The Company intends to defend all remaining litigation claims vigorously in the manner permitted by the Bankruptcy Code and/or applicable law. All pre-petition claims against the Company arising from litigation must be liquidated or otherwise addressed in the context of the chapter 11 cases. Further, all such claims against the Company will be addressed in a plan of reorganization. During the pendency of the chapter 11 cases, any unresolved litigation with respect to pre-petition claims can proceed against the Company only with the express permission of the Bankruptcy Court.

     The Company has resolved most of the litigation claims that were asserted pursuant to the October 31, 1991 bar date, other than those claims arising from the sale of asbestos-containing products. The Company has filed objections to certain of the unresolved litigation-based claims seeking to reduce the amount of such claims or eliminate them entirely. These objections have not yet been resolved. The Company anticipates filing additional objections to other such claims if they cannot be resolved through negotiation. These objections will be litigated vigorously by the Company pursuant to the provisions of the Bankruptcy Code and applicable law.

     The Company expects that all such claims will be resolved without material adverse effect on the Company, its operations or its financial condition. In addition, the Company may have insurance coverage for certain of these claims and may have factual and legal defenses available to it.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     No matter was submitted to a vote of security holders during the fourth quarter of the fiscal year covered by this report.

                                    PART II

                             CROSS REFERENCE SHEET
                   TO ANNUAL REPORT FOR THE FISCAL YEAR ENDED
                               NOVEMBER 30, 1995
                              MARKED AS EXHIBIT 13

                                                EXHIBIT 13

                                                  PAGES                  CAPTIONS
                                                  ------  --------------------------------------
ITEM 5.   MARKET FOR THE REGISTRANT'S
          COMMON EQUITY AND RELATED
          STOCKHOLDER MATTERS
    (a)   Market Information                        18    -- Quarterly Data
    (b)   Holders of Common Stock                         -- 5,932 holders of record at February
                                                              23, 1996
    (c)   Dividends                                 35    -- Selected Financial Data
                                                  32-34   -- Management's Discussion and
                                                              Analysis of Results of Operations
                                                              and Financial Condition
                                                  20-21   -- Note B to the Consolidated
                                                              Financial Statements
ITEM 6.   SELECTED FINANCIAL DATA                   35    -- Selected Financial Data
ITEM 7.   MANAGEMENT'S DISCUSSION AND
          ANALYSIS OF FINANCIAL
          CONDITION AND RESULTS OF OPERATIONS     32-34   -- Management's Discussion and
                                                              Analysis of Results of Operations
                                                              and Financial Condition
ITEM 8.   FINANCIAL STATEMENTS AND
          SUPPLEMENTARY DATA                        13    -- Consolidated Statement of Income
                                                              (Loss) for the Three Years Ended
                                                              November 30, 1995
                                                    16    -- Consolidated Statement of Cash
                                                              Flows for the Three Years Ended
                                                              November 30, 1995
                                                  14-15   -- Consolidated Balance Sheet as of
                                                              November 30, 1995 and 1994
                                                    17    -- Consolidated Statement of
                                                              Shareholders' Equity (Deficit) for
                                                              the Three Years Ended November 30,
                                                              1995
                                                  19-29   -- Notes to Consolidated Financial
                                                              Statements
                                                    32    -- Report of Management
                                                    31    -- Independent Auditors' Report
                                                    18    -- Quarterly Data

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

     (a) Directors.

     The name and age; the positions and offices held with the registrant; principal occupation during the past five years and present employer; other boards of directors on which he serves; the year in which he first became a director of the Company and the committees on which he serves, follow for each director:

                                                                                          PRESENT
                                                                             FIRST         TERM
                                                                             BECAME      OF OFFICE
                                                                            DIRECTOR      EXPIRES
                                                                            --------     ---------
PAUL W. CHRISTENSEN, JR., 71..............................................    1969          1996
Retired, 1987; Chairman of the Board 1978-87, and President prior thereto, of The Cincinnati Gear Company, Cincinnati, Ohio, a manufacturer of custom gears and enclosed drives.
Member of Audit, Executive and Stock Option/Compensation Committees.
Chairman of Audit Committee.
MELVIN F. CHUBB, JR., 62..................................................    1990            (1)
Senior Vice President 1988-96, of Eagle-Picher Industries, Inc.;
Lieutenant General, United States Air Force and Commander of the
Electronic Systems Division at Hanscom Air Force Base, Massachusetts,
1984-88. Director of Empire District Electric Co.
V. ANDERSON COOMBE, 69....................................................    1974          1996
Chairman of the Board since March 1991, and President prior thereto
(through April 1991), of The Wm. Powell Company, Cincinnati, Ohio, a valve manufacturer. Director of Star Banc Corp., The Starflo Corp., Union
Central Life Insurance Co. and The Wm. Powell Company.
Member of Audit, Executive and Stock Option/Compensation Committees.
ROGER L. HOWE, 61.........................................................    1986            (2)
Chairman of the Board of U.S. Precision Lens, Inc., Cincinnati, Ohio, a
manufacturer of optics for video projection, instrumentation, and photographic applications.
Director of Cintas Corporation, Star Banc Corp. and Baldwin Piano & Organ
Co.
Member of Executive and Stock Option/Compensation Committees.
DANIEL W. LEBLOND, 69.....................................................    1965            (2)
Chairman of the Board of LeBlond Makino Machine Tool Company, Cincinnati,
Ohio, a manufacturer of machine tools.
Director of The Ingersoll Milling Machine Company, LeBlond Makino Machine
Tool Company and The Ohio National Life Insurance Co.
Member of Executive and Stock Option/Compensation Committees. Chairman of
Stock Option/Compensation Committee.
POWELL MCHENRY, 69........................................................    1991            (2)
Of Counsel to Dinsmore & Shohl, a law firm, Cincinnati, Ohio, as of
October 1, 1991; Senior Vice President and General Counsel of The Procter
& Gamble Company, Cincinnati, Ohio, a manufacturer of consumer and industrial products, 1983-91.
Member of Audit Committee.

                                                                                          PRESENT
                                                                             FIRST         TERM
                                                                             BECAME      OF OFFICE
                                                                            DIRECTOR      EXPIRES
                                                                            --------     ---------
THOMAS E. PETRY, 56.......................................................    1981            (2)
Chairman of the Board and Chief Executive Officer 1994, Chairman of the
Board, President, and Chief Executive Officer 1992, Chairman of the Board
and Chief Executive Officer 1989, President and Chief Executive Officer
1982, President and Chief Operating Officer 1981, Group Vice President
1978, President, Akron Standard Division 1977, Vice President and
Treasurer 1974, of Eagle-Picher Industries, Inc. Director of Cinergy
Corp., Star Banc Corp., Union Central Life Insurance Co. and Insilco Corp.
Member and Chairman of Executive Committee.
EUGENE P. RUEHLMANN, 71...................................................    1991          1996
Of Counsel to Vorys, Sater, Seymour & Pease, a law firm, Cincinnati, Ohio as of January 1, 1996; Partner of that firm 1989-1996, Chairman, Hamilton
County (Ohio) Republican Central Committee, 1991.
Director of Western-Southern Life Insurance Company.
Member of Audit Committee.
ANDRIES RUIJSSENAARS, 53..................................................    1994            (2)
President and Chief Operating Officer as of December 1, 1994, Senior Vice
President 1989-94, President, the Ohio Rubber Company Division 1987-89,
Executive Vice President, the Ohio Rubber Company Division 1986-87,
General Manager of the subsidiary, Eagle-Picher Industries GmbH in
Ohringen, Germany 1980-86, of Eagle-Picher Industries, Inc.

---------------

(1) Mr. Chubb retired from the Company's Board of Directors effective February 1, 1996.

(2) Messrs. LeBlond and Petry were elected directors to hold office for terms expiring at the annual meeting of shareholders in 1994 or when their successors are elected and qualified. Messrs. Howe and McHenry were elected directors to hold office for terms expiring at the annual meeting of shareholders in 1995 or when their successors are elected and qualified. As the Company did not hold an annual meeting of shareholders in 1994 or 1995, these directors continue to hold office until their successors are elected and qualified. Mr. Ruijssenaars was elected director by the incumbent directors on November 2, 1994 to serve in the same class as Messrs. LeBlond and Petry, and accordingly will hold office until his successor is elected and qualified.

 (b)  Executive Officers.

     The name and age, the positions and offices held with the registrant and employment history with the registrant, term of office as officer and period during which each has served as such, follow for each executive officer:

                                                                                     YEAR ELECTED
                                                                                      OR ASSUMED
                                                                                       PRESENT
                                                                             AGE        DUTIES
                                                                             ---     ------------
Thomas E. Petry..........  Chairman of the Board of Directors and Chief
                           Executive Officer                                 56          1982
Andries Ruijssenaars.....  President and Chief Operating Officer,
                           Director                                          53          1994
Melvin F. Chubb, Jr......  Senior Vice President and Director*               62          1988
David N. Hall............  Senior Vice President-Finance                     56          1987
Wayne R. Wickens.........  Senior Vice President                             49          1994
Carroll D. Curless.......  Vice President and Controller                     57          1984
James A. Ralston.........  Vice President, General Counsel and Secretary     49          1982

---------------

* Retired effective February 1, 1996.

     Thomas E. Petry was first employed by the Company in 1968. He was elected Assistant Treasurer in 1971, Treasurer in 1973 and Vice President and Treasurer in 1974. He served as President of the Akron Standard Division from 1977 to 1978. He was elected Group Vice President in 1978, a Director, President and Chief Operating Officer in 1981, and President and Chief Executive Officer in 1982. He served as President from 1981-89 and from 1992-94. He has been serving as Chief Executive Officer since 1982 and as Chairman of the Board since 1989.

     Andries Ruijssenaars was first employed by the Company in 1980 as General Manager of Eagle-Picher Industries GmbH in Ohringen, Germany. He served as Executive Vice President of The Ohio Rubber Company Division from 1986 to 1987 and as President of The Ohio Rubber Company Division from 1987 to 1989. He was elected Senior Vice President in 1989 and was appointed a Director in November, 1994. He was elected President and Chief Operating Officer effective December 1, 1994 and has been serving in those capacities since December 1, 1994.

     Melvin F. Chubb, Jr., was first employed by the Company in 1988 and was elected and served as Senior Vice President from 1988 until his retirement effective February 1, 1996. In 1990 Mr. Chubb was elected a Director. Prior to joining the Company, he completed a career in the United States Air Force, having attained the rank of Lieutenant General and having served most recently as commander of the Electronic Systems Division, Air Force Systems Command at Hanscom Air Force Base.

     David N. Hall was first employed by the Company and elected Treasurer in 1977. He was elected Vice President and Treasurer in 1979, and he was elected and has been serving as Senior Vice President-Finance since 1987.

     Wayne R. Wickens was first employed by the Company in 1976 as a management trainee with the former Fabricon Automotive Division, was promoted to Plant Manager in 1979, Vice President in 1981 and then President of Fabricon Automotive in 1986. He was named President of the Wolverine Gasket Division in 1988, Vice President of the Eagle-Picher Automotive Group in 1989, and Division President of Hillsdale Tool & Manufacturing Co. in 1990. He was elected Senior Vice President of the Company effective December 1, 1994.

     Carroll D. Curless was first employed by the Company in 1964. He was elected Assistant Controller in 1978 and Controller in 1984. He was elected and has been serving as Vice President and Controller since 1986.

     James A. Ralston was first employed by the Company as an attorney in the Legal Department in 1979. He was elected Assistant Secretary in 1982, General Counsel in 1982, Vice President and General Counsel in 1984, and Secretary in 1994. He has been serving as Vice President, General Counsel and Secretary since 1994.

     Executive officers serve during the pleasure of the Board, or until their successors are elected and qualified. There are no family relationships existing between or among the above executive officers and directors of the registrant.

ITEM 11.  EXECUTIVE COMPENSATION.

     The following Summary Compensation Table sets forth for the last three fiscal years the compensation provided by the Company to the Chief Executive Officer and each of the other four most highly compensated executive officers (collectively, "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION
                                           ----------------------------------------------
                                                                                OTHER
                                            FISCAL                              ANNUAL       ALL OTHER
                NAME AND                     YEAR                            COMPENSATION   COMPENSATION
           PRINCIPAL POSITION                ENDED    SALARY($)   BONUS($)      ($)(2)         ($)(3)
-----------------------------------------  ---------  ---------   --------   ------------   ------------
Thomas E. Petry..........................   11/30/95   575,000    244,000       255,296        285,611
Chairman and                                11/30/94   575,000    216,000       150,149        169,763
Chief Executive Officer                     11/30/93   575,000    100,000       149,492        178,154
Andries Ruijssenaars.....................   11/30/95   390,000    145,000        87,298        102,571
President and Chief Operating Officer       11/30/94   300,000    100,000        86,033        101,197
                                            11/30/93   275,000     75,000        22,760         31,420
Melvin F. Chubb, Jr......................   11/30/95   290,000    100,000       129,387        149,692
Senior Vice President(1)                    11/30/94   280,000     75,000       326,853        370,313
                                            11/30/93   275,000     45,000             0          4,497
David N. Hall............................   11/30/95   345,000    110,000       120,284        136,415
Senior Vice President -- Finance            11/30/94   320,000     95,000       193,447        216,177
                                            11/30/93   310,000     65,000        50,133         62,692
Wayne R. Wickens.........................   11/30/95   280,000     85,000        24,377         31,109
Senior Vice President                       11/30/94   205,000     60,000        20,272         29,512
                                            11/30/93   195,000     60,000         7,150         25,202

---------------

(1) Mr. Chubb retired effective February 1, 1996.

(2) This column includes nothing for perquisites since in no case did they exceed the reporting thresholds (the lesser of 10% of salary plus bonuses or $50,000), but includes amounts for the payment of taxes on purchases of annuities under the Supplemental Executive Retirement Plan.

(3) All Other Compensation:

                                                       COST OF
                                                    ANNUITY UNDER         COMPANY
                                                    NON-QUALIFIED      CONTRIBUTIONS
                                                    SUPPLEMENTAL      TO EAGLE-PICHER
                                                      EXECUTIVE          RETIREMENT
                                         YEAR        RETIREMENT           SAVINGS
                                         ENDED         PLAN($)            PLAN($)          TOTAL($)
                                       ---------    -------------     ----------------     --------
    Thomas E. Petry..................  11/30/95        280,991              4,620           285,611
    Andries Ruijssenaars.............  11/30/95         97,951              4,620           102,571
    Melvin F. Chubb, Jr..............  11/30/95        145,072              4,620           149,692
    David N. Hall....................  11/30/95        131,795              4,620           136,415
    Wayne R. Wickens.................  11/30/95         26,489              4,620            31,109

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
               FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     NOTE: Registrant has never granted Stock Appreciation Rights (SARs), so there are no SARs outstanding. There were no exercises of options by, or grants of options to, the named executive officers during fiscal 1995.

                                                NUMBER OF SECURITIES                VALUE OF
                                               UNDERLYING UNEXERCISED       UNEXERCISED IN-THE-MONEY
                                                  OPTIONS AT FISCAL             OPTIONS AT FISCAL
                                                     YEAR-END(#)                   YEAR-END($)
                      NAME                    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
    ----------------------------------------  -------------------------     -------------------------
    Thomas E. Petry.........................          0/100,000                  **
    Andries Ruijssenaars....................           0/50,000                  **
    David N. Hall...........................           0/50,000                  **
    Melvin F. Chubb, Jr.*...................           0/50,000                  **
    Wayne R. Wickens........................           0/10,000                  **

---------------

      * Retired effective February 1, 1996.

     ** None of the unexercised options held by any of the named executive officers was "In-the-Money" as of November 30, 1995. Further, the options were exercisable only if the last selling price per share on the New York Stock Exchange ("NYSE") or its successor prior to the date on which the Company received written notice of the exercise was at least 20% above the option price per share. Trading in the Company's shares on the NYSE was suspended on November 15, 1993, and the NYSE delisted the Company's shares effective June 9, 1994. All of the unexercised options are at a price of $2.50 per share.

PENSION BENEFITS

     The following table shows the estimated total combined annual benefits to named executive officers upon retirement at age 62 payable under Social Security, the Eagle-Picher Salaried Plan, and the Supplemental Executive Retirement Plan:

PENSION PLAN TABLE

                                                        YEARS OF SERVICE
                                  -------------------------------------------------------------
            REMUNERATION             15           20           25           30           35
    ----------------------------  ---------    ---------    ---------    ---------    ---------
    $ 250,000...................  $  90,000    $ 120,000    $ 150,000    $ 150,000    $ 150,000
      300,000...................    108,000      144,000      180,000      180,000      180,000
      350,000...................    126,000      168,000      210,000      210,000      210,000
      400,000...................    144,000      192,000      240,000      240,000      240,000
      450,000...................    162,000      216,000      270,000      270,000      270,000
      500,000...................    180,000      240,000      300,000      300,000      300,000
      550,000...................    198,000      264,000      330,000      330,000      330,000
      600,000...................    216,000      288,000      360,000      360,000      360,000
      650,000...................    234,000      312,000      390,000      390,000      390,000
      700,000...................    252,000      336,000      420,000      420,000      420,000
      750,000...................    270,000      360,000      450,000      450,000      450,000
      800,000...................    288,000      384,000      480,000      480,000      480,000
      850,000...................    306,000      408,000      510,000      510,000      510,000
      900,000...................    324,000      432,000      540,000      540,000      540,000
      950,000...................    342,000      456,000      570,000      570,000      570,000
    1,000,000...................    360,000      480,000      600,000      600,000      600,000

     The Eagle-Picher Salaried Plan, a non-contributory defined benefit pension plan in which the named executive officers are participants, provides benefits after retirement based on the highest average monthly compensation during five consecutive years of the last ten years preceding retirement. For purposes of the Plan, compensation includes base salary, bonuses, commissions, and severance payments; salary and bonus included are as reported in the Summary Compensation Table, and commissions and severance payments, if there had been any, would have been included in that Table. The benefits shown by the Pension Plan Table above include amounts payable under Social Security and the Company's Supplemental Executive Retirement Plan as well as those payable under the Eagle-Picher Salaried Plan. Benefits are computed on the basis of straight-life annuity amounts.

     The estimated credited years of service with the Company for the named executive officers at age 62 are:

               Thomas E. Petry............................................    33
               David N. Hall..............................................    24
               Andries Ruijssenaars.......................................    24
               Melvin F. Chubb, Jr........................................    12
               Wayne R. Wickens...........................................    32

SEVERANCE PLAN

     On February 6, 1991, the Board of Directors adopted a Severance Plan for certain employees, including the named executive officers, which was approved by the Bankruptcy Court on May 13, 1991. Under the Severance Plan, a participant whose employment is terminated by the Company other than for cause receives: a Base Severance Benefit of one week's pay for each year of Company service, payable under general payroll pay practices, but reduced dollar for dollar by any compensation earned from a subsequent employer during the period such benefits are being paid; a Supplemental Severance Benefit ranging from three months' salary up to one year's salary, payable in a lump sum upon termination; and continuation of certain insurance benefits for up to one week for each year of service. Currently, the Severance Plan provides that the payment of Supplemental Severance Benefits will terminate upon confirmation of a plan of reorganization. It is anticipated, however, that the Amended Plan that the Company intends to file will provide for the continuation of the Severance Plan for a period of at least twelve months after the effective date of the Amended Plan.

COMPENSATION OF DIRECTORS

     During fiscal 1995, directors were paid a retainer of $18,000 per year, a fee of $750 for each Board meeting attended and a fee of $750 for each Board committee meeting attended. Effective December 1, 1995, this retainer was increased to $24,000 per year, and the fee for attending a meeting of the Board or a Board committee was increased to $1,000 for each meeting attended. Board committee members, excluding committee chairmen, are paid a retainer of $3,000 per year for each committee on which they serve; the chairman of each Board committee is paid a retainer of $5,000 per year. The Company does not pay director retainers or attendance fees, or committee retainers or attendance fees, to directors who are also employees of the Company.

     Directors who are not also employees of the Company who retire with ten or more years of service as members of the Board are paid an annual advisory fee for life in an amount equal to the annual retainer paid to active directors at the time of their retirement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1995, Messrs. LeBlond (Chairman), Christensen, Coombe and Howe, directors of the Company, constituted the Stock Option/Compensation Committee.

     During fiscal 1995 and as of February 23, 1996, Mr. Petry, Chairman and Chief Executive Officer of the Company, served as a director and as a member of the compensation committee of The Wm. Powell Company. During fiscal 1995 and as of February 23, 1996, Mr. Coombe was Chairman of the Board of The Wm. Powell Company.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     As of February 23, 1996, beneficial ownership of the Company's Common Stock by all directors; each of the named executive officers (except Mr. Chubb who retired effective February 1, 1996); and all directors and executive officers as a group, was:

                                                                AMOUNT AND
                                                                 NATURE OF
                                                                BENEFICIAL               PERCENT
                                                                 OWNERSHIP              OF CLASS
                                                                -----------             ---------
DIRECTORS
Paul W. Christensen, Jr.......................................     38,000(1)                  *
V. Anderson Coombe............................................      3,480(1)                  *
Roger L. Howe.................................................          0                     *
Daniel W. LeBlond.............................................          0                     *
Powell McHenry................................................      1,000                     *
Thomas E. Petry...............................................    129,102(2)(3)            1.17%
Eugene P. Ruehlmann...........................................      1,000                     *
Andries Ruijssenaars..........................................     52,433(2)(3)               *
NAMED EXECUTIVE OFFICERS
David N. Hall.................................................     62,482(3)                  *
Wayne R. Wickens..............................................     10,000(3)                  *
DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (12 PERSONS)......    369,027(4)               3.34%

---------------
 *  Less than 1%.

(1) The following persons disclaim beneficial ownership as to the following numbers of shares included herein which are beneficially owned by family members: Mr. Christensen -- 13,000 shares; Mr. Coombe -- 1,520 shares.

(2) Messrs. Petry and Ruijssenaars are also executive officers of the Company; their holdings of Company stock are listed here and not duplicated under the Named Executive Officers individual listing immediately below.

(3) Includes shares subject to options to purchase within 60 days: Mr. Petry -- 100,000; Mr. Ruijssenaars -- 50,000; Mr. Hall -- 50,000; Mr. Wickens --
    10,000. The terms of the option grants make the options exercisable if the last selling price per share on the New York Stock Exchange or its successor is at least $3.00 on the day prior to the date on which the Company receives written notice of the exercise.

(4) This figure includes 270,000 shares subject to options to purchase within 60 days on the same terms as set forth in footnote (3), above.

     All shares shown above as owned were directly owned except as footnoted. Directors and executive officers are considered control persons of the Company.

     There were as of February 23, 1996 no beneficial owners of more than 5% of the Company's Common Stock.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     The Board of Directors has no knowledge of any significant transaction or proposed significant transaction to which the Company or any subsidiary and any director, officer or nominee for director, or any associate of such director, officer, or nominee, were or are to be parties.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

(a) 1. All Financial Statements

             Eagle-Picher Industries, Inc. (Incorporated by reference to the Company's Annual
             Report for the fiscal year ended November 30, 1995, Exhibit 13 -- See Part II above)
             Independent Auditors' Report -- Incorporated by reference to Exhibit 13, page 36
  3.         Exhibits (numbers keyed to Item 601, Regulation S-K).
* 3.(i)      Amended Articles of Incorporation as adopted May 1, 1985 and amended May 28,
             1986. Incorporated by reference to Exhibit 1 to Form S-8 Registration Statement
             No. 33-45179 for the Registrant's Stock Option Plan of 1990.
*   (ii)     Code of Regulations of Eagle-Picher Industries, Inc., last amended March 26,
             1985. Incorporated by reference to Exhibit 3(b) to Report on Form 10-K of
             Registrant for the fiscal year ended November 30, 1992.
* 4.(a)      Form of Indenture relating to the $50,000,000 Eagle-Picher Industries, Inc.
             9 1/2% Sinking Fund Debentures due March 1, 2017, dated as of March 1, 1987, between Eagle-Picher Industries, Inc. and The Bank of New York. Incorporated by
             reference to Report on Form 8-K of Registrant dated March 5, 1987 (on file with the SEC; SEC File No. 1-1499).
*   (b)(i)   Credit and Agency Agreement (debtor-in-possession financing agreement) dated as of November 5, 1992. Incorporated by reference to Exhibit 4(b) to Form 10-K of
             Registrant for the fiscal year ended November 30, 1992.
*   (ii)     First Amendment to Credit Agreement dated as of August 29, 1994 incorporated by reference to Exhibit 4(b)(ii) to Report on Form 10-K of Registrant for the
             fiscal year ended November 30, 1994.
*10.(a)      Eagle-Picher Industries, Inc. Stock Option Plan of 1983, as amended.
             Incorporated by reference to Exhibit 28 to Post Effective Amendment No. 1 dated
             April 10, 1990 and Appendix 2 dated May 30, 1991 to Registrant's Form S-8
             Registration Statement No. 33-5792.
*   (b)      Eagle-Picher Industries, Inc. Stock Option Plan of 1990. Incorporated by
             reference to Appendix A to Registrant's Proxy Statement for Annual Meeting of
             Shareholders, March 27, 1990 (on file with the SEC; SEC File No. 1-1499).
*   (c)      Eagle-Picher Supplemental Executive Retirement Plan. Incorporated by reference to Report on Form 10-Q of Registrant for the quarter ended May 31, 1995.
*   (d)      Eagle-Picher Industries, Inc. Severance Plan dated as of June 25, 1991.
             Incorporated by reference to Report on Form 10-K of Registrant for the fiscal year ended November 30, 1994.
 13.         Excerpts from Eagle-Picher Industries, Inc. Annual Report for the fiscal year ended November 30, 1995.
 21.         Subsidiaries of the Registrant.
 23.         Independent Auditors' Consent.
 24.(a),(b)  Powers of Attorney.
 27.         Financial Data Schedules (submitted electronically to the SEC for its information).
 99.         Plants and Locations.

(b) Reports on Form 8-K.

*   (i)      December 7, 1995 - Reporting December 4, 1995 decision of the U.S. Bankruptcy
             Court presiding over chapter 11 cases of the Company and seven of its domestic subsidiaries that the Company's estimated aggregate liability on account of present and future asbestos-related personal injury claims is $2,502,511,000.
----
* Incorporated by reference.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                            Eagle-Picher Industries, Inc.

                                            By   /s/  Thomas E. Petry
                                                 ----------------------------
                                                       Thomas E. Petry
                                                    Chairman of the Board
                                                 and Chief Executive Officer

Date: February 27, 1996

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

/s/  Thomas E. Petry                                 Date:  February 27, 1996
-------------------------------------------
  Thomas E. Petry, Chairman of the
  Board and Chief Executive Officer

/s/  David N. Hall                                   Date:  February 27, 1996
--------------------------------------------
  David N. Hall, Senior Vice President-Finance
  (Principal Financial Officer)

/s/  Carroll D. Curless*                             Date:  February 27, 1996
--------------------------------------------
  Carroll D. Curless, Vice President
  and Controller (Principal Accounting Officer)

/s/  Paul W. Christensen, Jr.*                       Date:  February 27, 1996
--------------------------------------------
  Paul W. Christensen, Jr., Director

/s/  V. Anderson Coombe*                             Date:  February 27, 1996
--------------------------------------------
  V. Anderson Coombe, Director

/s/  Roger L. Howe*                                  Date:  February 27, 1996
--------------------------------------------
  Roger L. Howe, Director

/s/  Daniel W. LeBlond*                              Date:  February 27, 1996
--------------------------------------------
  Daniel W. LeBlond, Director

/s/  Powell McHenry*                                 Date:  February 27, 1996
--------------------------------------------
  Powell McHenry, Director

/s/  Eugene P. Ruehlmann*                            Date:  February 27, 1996
--------------------------------------------
  Eugene P. Ruehlmann, Director

/s/  Andries Ruijssenaars*                           Date:  February 27, 1996
--------------------------------------------
  Andries Ruijssenaars, Director
---------------

* By /s/  James A. Ralston
--------------------------------------------
           James A. Ralston
           Attorney-in-fact

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER
---------   ------------------------------------------------------------------------------
   3(i)      --  Articles of Incorporation*
   3(ii)     --  Code of Regulations*
   4(a)      --  Form of Indenture, $50,000,000 9 1/2% Sinking Fund Debentures due March 1,
                 2017*
   4(b)(i)   --  Credit and Agency Agreement dated as of November 5, 1992*
   4(b)(ii)  --  First Amendment to Credit Agreement, dated as of August 29, 1994*
  10(a),(b)  --  Eagle-Picher Industries, Inc. Stock Option Plans of 1983 and 1990*
  10(c)      --  Eagle-Picher Supplemental Executive Retirement Plan*
  10(d)      --  Eagle-Picher Industries, Inc. Severance Plan dated as of June 25, 1991*
  13         --  Excerpts from Annual Report for the Fiscal Year Ended November 30, 1995
  21         --  Subsidiaries of the Registrant
  23         --  Independent Auditors' Consent
  24(a),(b)  --  Powers of Attorney
  27         --  Financial Data Schedules (Submitted electronically to the SEC for its information.)
  99         --  Plants and Locations

---------------

* Incorporated by reference.  See page 21 above.

                                                                      EXHIBIT 13
CONSOLIDATED STATEMENT OF INCOME (LOSS)

Eagle-Picher Industries, Inc.

Years Ended November 30
(In thousands of dollars, except per share)                  1995           1994           1993
---------------------------------------------------------------------------------------------------
NET SALES                                                $ 848,548       $756,741    $   661,452

OPERATING COSTS AND EXPENSES
Cost of products sold                                      706,586        622,907        548,605
Selling and administrative                                  78,875         75,553         69,093
                                                         ---------       --------       --------
                                                           785,461        698,460        617,698
                                                         ---------       --------       --------


OPERATING INCOME                                            63,087         58,281         43,754

Provision for asbestos litigation                       (1,005,511)          -        (1,135,500)
Provision for environmental and other claims                  -              -           (41,436)
Interest expense (contractual
  interest of $8,897 in 1995, $8,940
  in 1994 and $9,369 in 1993)                               (1,926)        (1,809)        (2,070)
Gain on sale of investment                                  11,505           -              -
Other income (expense)                                         199            703           (174)
                                                         ---------       --------       --------

INCOME (LOSS) BEFORE REORGANIZATION
  ITEMS, TAXES AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE                             (932,646)        57,175     (1,135,426)

REORGANIZATION ITEMS                                        (2,225)        (3,426)        (4,344)
                                                         ---------       --------       --------

INCOME (LOSS) BEFORE TAXES AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE                  (934,871)        53,749     (1,139,770)
INCOME TAXES                                                 9,300          5,000          5,000
                                                         ---------       --------       --------

INCOME (LOSS) BEFORE CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE                             (944,171)        48,749     (1,144,770)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  FOR POSTRETIREMENT BENEFITS                                 -              -           (12,598)
                                                         ---------       --------       --------

  NET INCOME (LOSS)                                      $(944,171)      $ 48,749    $(1,157,368)
                                                         =========       ========      =========

INCOME (LOSS) PER SHARE:
  INCOME (LOSS) BEFORE CUMULATIVE EFFECT
    OF ACCOUNTING CHANGE                                 $  (85.51)      $   4.42    $   (103.78)

  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
    FOR POSTRETIREMENT BENEFITS                                -              -            (1.14)
                                                         ---------       --------       --------
  NET INCOME (LOSS)                                      $  (85.51)      $   4.42    $   (104.92)
                                                         =========       ========       ========


See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEET

Eagle-Picher Industries, Inc.


ASSETS
November 30
(In thousands of dollars)                                       1995         1994
----------------------------------------------------------------------------------
CURRENT ASSETS
Cash and cash equivalents                                    $ 93,330     $ 92,606
Receivables, less allowances of $1,860
   in 1995 and $1,445 in 1994                                 127,044      109,130
Income tax refund receivable                                    4,402        2,246
Inventories                                                    83,647       81,982
Prepaid expenses                                               17,695       10,295
                                                             --------     --------

      TOTAL CURRENT ASSETS                                    326,118      296,259
                                                             --------     --------


PROPERTY, PLANT AND EQUIPMENT
Land and land improvements                                     12,482       11,940
Buildings                                                      84,549       79,937
Machinery and equipment                                       319,987      301,518
Construction in progress                                       24,939       14,623
                                                             --------     --------
                                                              441,957      408,018

Less accumulated depreciation                                 286,139      263,369
                                                             --------     --------

      NET PROPERTY, PLANT AND EQUIPMENT                       155,818      144,649
                                                             --------     --------


DEFERRED INCOME TAXES                                          62,824       43,924


OTHER ASSETS                                                   35,313       36,275
                                                             --------     --------



      TOTAL ASSETS                                           $580,073     $521,107
                                                             ========     ========






See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEET


LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

                                                                1995         1994
----------------------------------------------------------------------------------
CURRENT LIABILITIES
Accounts payable                                             $ 40,318     $ 43,691
Compensation and employee benefits                             13,759       14,005
Long-term debt - current portion                                1,525        1,726
Income taxes                                                    4,789        5,223
Taxes other than income                                         4,772        4,611
Other accrued liabilities                                      17,460       16,705
                                                             --------     --------

     TOTAL CURRENT LIABILITIES                                 82,623       85,961
                                                             --------     --------


LIABILITIES SUBJECT TO COMPROMISE                           2,662,530    1,657,265

LONG-TERM DEBT, less current portion                           19,103       19,896

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS                    21,720       21,070

OTHER LONG-TERM LIABILITIES                                     5,405        3,608
                                                             --------     --------

     TOTAL LIABILITIES                                      2,791,381    1,787,800
                                                            ---------    ---------
SHAREHOLDERS' EQUITY (DEFICIT)
Preference stock - no par value.
   Authorized 873,457 shares; none issued                        -            -

Common stock - $1.25 par value per share.
   Authorized 30,000,000 shares; issued
   11,125,000 shares                                           13,906       13,906

Additional paid-in capital                                     36,378       36,378

Accumulated deficit                                        (2,261,289)  (1,317,118)

Unrealized gain on investments                                    333         -

Foreign currency translation                                    1,277        2,054
                                                            ---------     --------

                                                           (2,209,395)  (1,264,780)

Cost of 84,068 common treasury shares                          (1,913)      (1,913)
                                                            ---------     --------

     TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                  (2,211,308)  (1,266,693)
                                                           ----------   ----------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)    $580,073     $521,107
                                                             ========     ========





See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
Eagle-Picher Industries, Inc.

Years Ended November 30
(In thousands of dollars)                               1995           1994         1993
------------------------------------------------------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                             $  (944,171)   $   48,749   $(1,157,368)
    Adjustments to reconcile net income (loss)
       to net cash provided by operating
       activities:
          Provision for asbestos litigation         1,005,511          -        1,135,500
          Provision for environmental and
            other claims                                 -             -           41,436
          Cumulative effect of accounting change         -             -           12,598
          Depreciation and amortization                28,708        26,143        24,955
          Gain on sale of investment                  (11,505)         -             -
          Changes in assets and liabilities:
             Receivables                              (17,914)      (11,544)      (10,764)
             Inventories                               (1,665)      (13,676)       (4,098)
             Deferred income taxes                    (18,900)      (14,000)      (12,137)
             Accounts payable                          (3,373)       11,326         5,539
             Other                                     (6,235)       (1,905)        2,015
                                                     --------      --------      --------

             Net cash provided by
                operating activities                   30,456        45,093        37,676

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of investment                    11,505          -             -
   Capital expenditures                               (40,558)      (35,887)      (28,512)
   Other                                                  340         1,800           335
                                                     --------      --------      --------
            Net cash used in investing
               activities                             (28,713)      (34,087)      (28,177)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of long-term debt                           1,240          -              810
   Reduction of long-term debt                         (2,259)       (2,974)       (4,007)
   Issuance of common shares                             -             -              156
                                                     --------      --------      --------
            Net cash used in financing
               activities                              (1,019)       (2,974)       (3,041)
                                                     --------      --------      --------

NET INCREASE IN CASH AND CASH EQUIVALENTS                 724         8,032         6,458
                                                     --------      --------      --------

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR           92,606        84,574        78,116
                                                     --------      --------      --------

CASH AND CASH EQUIVALENTS, END OF YEAR            $    93,330    $   92,606   $    84,574
                                                     ========      ========      ========





See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

Eagle-Picher Industries, Inc.


                                                                                                          TOTAL
                                           ADDITIONAL                UNREALIZED   FOREIGN              SHAREHOLDERS'
                                   COMMON   PAID-IN     ACCUMULATED   GAIN ON     CURRENCY   TREASURY    EQUITY
(In thousands of dollars)          STOCK    CAPITAL       DEFICIT   INVESTMENTS TRANSLATION   STOCK     (DEFICIT)
------------------------------------------------------------------------------------------------------------------
BALANCE NOVEMBER 30, 1992         $13,906    $37,644   $  (208,499)  $  -         $1,326     $(3,335)  $  (158,958)
   Net loss                          -          -       (1,157,368)     -           -           -       (1,157,368)
   Stock options                     -        (1,266)         -         -           -          1,422           156
   Foreign currency translation      -          -             -         -         (1,036)       -           (1,036)
                                  --------------------------------------------------------------------------------
BALANCE NOVEMBER 30, 1993          13,906     36,378    (1,365,867)     -            290      (1,913)   (1,317,206)
   Net income                        -          -           48,749      -           -           -           48,749
   Foreign currency translation      -          -             -         -          1,764        -            1,764
                                  --------------------------------------------------------------------------------
BALANCE NOVEMBER 30, 1994          13,906     36,378    (1,317,118)     -          2,054      (1,913)   (1,266,693)
   Cumulative effect of change in
     accounting for marketable
     securities                      -          -             -        5,377        -           -            5,377
   Net loss                          -          -         (944,171)     -           -           -         (944,171)
   Realized gain on investment       -          -             -       (5,044)       -           -           (5,044)
   Foreign currency translation      -          -             -         -           (777)       -             (777)
                                  --------------------------------------------------------------------------------
BALANCE NOVEMBER 30, 1995         $13,906    $36,378   $(2,261,289)  $   333      $1,277     $(1,913)  $(2,211,308)
                                  ================================================================================




See accompanying notes to consolidated financial statements.

QUARTERLY DATA


(Unaudited)
(In thousands of dollars, except per share)

1995                           FIRST      SECOND      THIRD        FOURTH           YEAR
-----------------------------------------------------------------------------------------
Net Sales                   $197,603    $225,378   $210,723      $214,844       $848,548
-----------------------------------------------------------------------------------------
Operating Income              15,113      19,147     14,022        14,805         63,087
-----------------------------------------------------------------------------------------
Net Income (Loss)             13,032      16,776     23,394(1)   (997,373)(2)   (944,171)
-----------------------------------------------------------------------------------------
Net Income (Loss) Per Share     1.18        1.52       2.12        (90.33)(2)     (85.51)
-----------------------------------------------------------------------------------------
Bid Prices (3)
  High                         23/32        9/32       3/16          7/32          23/32
-----------------------------------------------------------------------------------------
  Low                           1/16        1/32       1/16          3/32           1/32
-----------------------------------------------------------------------------------------
Ask Prices (3)
  High                        1-1/32        1/2       11/32         11/32         1-1/32
-----------------------------------------------------------------------------------------
  Low                           3/16        5/32       3/16          7/32           5/32
-----------------------------------------------------------------------------------------

1994                           First      Second      Third        Fourth           Year
-----------------------------------------------------------------------------------------
Net Sales                   $177,754    $196,994   $186,191      $195,802       $756,741
-----------------------------------------------------------------------------------------
Operating Income              13,781      17,537     14,226        12,737         58,281
-----------------------------------------------------------------------------------------
Net Income                    11,039      14,669     11,733        11,308         48,749
-----------------------------------------------------------------------------------------
Net Income Per Share            1.00        1.33       1.06          1.03           4.42
----------------------------------------------------------------------------------------
Bid Prices (3)
  High                           7/8       13/16       1/2           7/16           7/8
------------------------------------------------------------------------------------------
  Low                           1/16         1/4       7/32          1/16           1/16
-----------------------------------------------------------------------------------------
Ask Prices (3)
  High                         1-3/8       1-1/4        7/8         11/16          1-3/8
-----------------------------------------------------------------------------------------
  Low                           5/32        9/16      15/32           1/4           5/32
-----------------------------------------------------------------------------------------

(1)  The Company realized an $11.5 million gain on the sale of certain equity investments in June 1995.

(2)  In December 1995, the Bankruptcy Court ruled that the estimated aggregate liability on account of present and future asbestos-related personal injury claims is $2.5 billion. Accordingly, the Company recorded a provision of approximately $1.0 billion to increase its asbestos liability subject to compromise to $2.5 billion.

(3)  Effective June 9, 1994, the Company's Common Stock was delisted from the New York Stock Exchange.  It is now trading on the Over-the-Counter Market (trading symbol is EPIHQ).  The sources of all prices are quotations from the pink sheets and the
     OTC Bulletin Board.  The bid and ask quotations represent prices between dealers, do not include retail markup, markdown or commission, and do not represent actual transactions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.   SIGNIFICANT ACCOUNTING POLICIES
The significant accounting policies used in the preparation of the consolidated financial statements are summarized below. These policies conform to generally accepted accounting principles and have been consistently applied.

The Company has accounted for all transactions related to the chapter 11 proceedings in accordance with Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," issued by the American Institute of Certified Public Accountants. Accordingly, Liabilities Subject to Compromise under the chapter 11 proceedings have been segregated on the Consolidated Balance Sheet and are recorded at the amounts that have been or are expected to be allowed on known claims rather than estimates of consideration those claims may receive in a plan of reorganization. In addition, the Consolidated Statement of Income (Loss) separately discloses expenses related to the chapter 11 proceedings.

Principles of Consolidation
The consolidated financial statements include the accounts of all of the Company's subsidiaries which are more than 50% owned and controlled. Intercompany accounts and transactions have been eliminated. Investments in nonconsolidated companies which are at least 20% owned are accounted for using the equity method.

Separate condensed combined financial statements of the entities in chapter 11 have not been presented because they represent a substantial portion of the Company. Additionally, entities not in chapter 11 represent identifiable investments of those entities in chapter 11 and are therefore subject to the chapter 11 process.

Cash and Cash Equivalents
Marketable securities with original maturities of three months or less are considered to be cash equivalents. The carrying amount reported in the Consolidated Balance Sheet approximates fair value.

Marketable Securities
Effective December 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115 ("FAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." On November 30, 1995, these investments have been categorized as available for sale and, as a result, are stated at fair value, based generally on quoted market prices. Unrealized holding gains and losses are included as a component of Shareholders' Equity (Deficit) until realized. Realized gains and losses on sales of investments, as determined on a specific identification basis, are included in the Consolidated Statement of Income.

Concentrations of Credit Risk
Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company's customer base includes all significant automotive manufacturers and their first tier suppliers in North America and Europe. Although the Company is directly affected by the well-being of the automotive industry, management does not believe significant credit risk existed at November 30, 1995.

Inventories
Inventories are valued at the lower of cost or market, which approximates current replacement cost. A substantial portion of domestic inventories are valued using the last-in first-out ("LIFO") method while the balance of the Company's inventories are valued using the first-in first-out method.

Property, Plant and Equipment
The Company records investments in plant, property and equipment at cost.
The Company provides for depreciation of plant and equipment using the straight-line method over the estimated lives of the assets which are generally 20 to 40 years for buildings and 3 to 12 years for machinery and equipment. Improvements which extend the useful life of property are capitalized, while repair and maintenance costs are charged to operations as incurred.

Cost in Excess of Net Assets Acquired
Amounts are being amortized using the straight-line method primarily over 40 years.

Income Taxes
Income taxes are provided based upon income for financial statement purposes. Deferred tax assets and liabilities are established based on the difference between the financial statement and income tax bases of assets and liabilities using existing tax rates.

Foreign Currency Translation
Assets and liabilities of foreign subsidiaries are translated at current exchange rates, and income and expenses are translated using weighted average exchange rates. Adjustments resulting from translation of financial statements stated in local currencies generally are excluded from the results of operations and accumulated in a separate component of Shareholders' Equity (Deficit). Gains and losses from foreign currency transactions are included in the determination of net income (loss) and were not material.

Reclassifications
Certain prior year amounts have been reclassified to conform with current year financial statement presentation.

B.  PROCEEDINGS UNDER CHAPTER 11
On January 7, 1991 ("petition date"), Eagle-Picher Industries, Inc. ("Company") and seven of its domestic subsidiaries each filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code ("chapter 11") with the United States Bankruptcy Court for the Southern District of Ohio, Western Division, in Cincinnati, Ohio ("Bankruptcy Court"). Each filing entity, other than EDI, Inc., currently is operating its business as a debtor in possession in accordance with the provisions of the Bankruptcy Code.

An Unsecured Creditors' Committee ("UCC"), an Injury Claimants' Committee ("ICC"), an Equity Security Holders' Committee ("ESC") and a Legal Representative for Future Claimants ("RFC") have been appointed in the chapter 11 cases. An unofficial asbestos co-defendants' committee has also been participating in the chapter 11 cases. In accordance with the provisions of the Bankruptcy Code, these parties have the right to be heard with respect to transactions outside the ordinary course of business. The official committees and the RFC typically are the entities with which the Company would negotiate the terms of a plan of reorganization. In June 1992, a mediator was appointed by the Bankruptcy Court to assist the constituencies in their negotiations.

On November 9, 1993, the Company reached an agreement on the principal elements of a joint plan of reorganization. The agreement was with the ICC and the RFC, the representatives of the holders of present and future asbestos-related personal injury and other toxic tort claims in the Company's chapter 11 case, and was reached with the assistance of the mediator. One of the principal elements of the agreement was a negotiated settlement of the Company's aggregate liability for such claims in the amount of $1.5 billion. As a consequence of this agreement, the Company recorded a provision in the fourth quarter of 1993 of $1.135 billion to increase the asbestos liability subject to compromise to $1.5 billion. The Company also recorded a provision of $41.4 million in 1993 for environmental and other litigation claims.

Throughout 1994, the Company, the ICC and the RFC continued to refine the details of a joint plan of reorganization ("Original Plan"). The Original Plan was filed with the Bankruptcy Court on February 28, 1995. The Original Plan did not have the support of the UCC or the ESC because they did not agree with the amount of the aggregate asbestos liability which had been negotiated and which was used in the Original Plan to determine the allocation of the consideration to be distributed to the unsecured creditor and shareholder classes. As a result of the dispute, the Company was unable to move forward with the Original Plan. In order to resolve this dispute, the Company filed a motion in July 1995 requesting that the Bankruptcy Court estimate the Company's aggregate liability on account of present and future asbestos-related personal injury claims. The Bankruptcy Court ruled in December 1995 that the Company's liability is $2.5 billion ("Estimation Ruling"). The UCC, the ESC and two individual members of the UCC have filed notices of appeal of the Estimation Ruling. The Company does not know whether the Appellate Court will hear the appeals or, if it does, when any decision will be rendered.

The Company intends to file a First Amended Consolidated Plan of Reorganization ("Amended Plan") which will reflect the Estimation Ruling. The Company anticipates that the only substantive modification to the Original Plan will relate to the allocation of the consideration to be distributed under the plan to the various classes of unsecured claims.


The Amended Plan, like the Original Plan, contemplates a resolution of the Company's liability for all present and future asbestos-related personal injury claims and certain other tort claims. These claims will be channeled to and resolved by an independently administered claims trust ("Trust"). The Amended Plan also will provide for the distribution of cash, notes, debentures, and common stock of the reorganized Company to the Trust and to holders of allowed unsecured claims on a pro-rata basis proportionate to the percentage of their claims to the total of the Liabilities Subject to Compromise. Claims entitled to priority under the Bankruptcy Code and convenience claims (general unsecured claims of $500 or less or claims that will be reduced to that amount) will be paid in full, in cash. In addition, it is contemplated that the Amended Plan will resolve and discharge all asbestos property damage claims. Under the Bankruptcy Code, shareholders are not entitled to any distribution under a plan of reorganization unless all classes of pre-petition creditors receive satisfaction in full of their allowed claims or accept a plan which allows shareholders to participate in the reorganized company or to receive a distribution. It is anticipated that under the Amended Plan, existing shareholders will receive no distributions and their shares will be canceled.

Following the Estimation Ruling, the Company recorded a provision of $1.0 billion to increase the asbestos liability subject to compromise to the amount found by the Bankruptcy Court. This resulted in negative shareholders' equity in excess of $2.2 billion. As a result, the Company filed a motion in the Bankruptcy Court in December 1995 seeking an order to direct the United States Trustee to disband the ESC on the basis that existing equity holders do not have an economic interest in the chapter 11 cases. In January 1996, the Bankruptcy Court ruled that the ongoing activities of the ESC shall be limited to pursuing its appeal of the Estimation Ruling.

The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. The Liabilities Subject to Compromise have been reported on the basis of the amount of the allowed claims even though it is expected that the distributions under a plan of reorganization with respect to such claims will be lesser amounts.
Upon confirmation of a plan of reorganization, the Company would utilize the "fresh-start" reporting principles contained in SOP 90-7, which would result in adjustments relating to the amounts and classification of recorded assets and liabilities, determined as of the plan confirmation date. Pursuant to the Amended Plan, the ultimate consideration to be received by all unsecured creditors will be substantially less than the amounts shown in the accompanying Consolidated Balance Sheet. Until a plan of reorganization is confirmed, however, the Company cannot be certain of the final terms thereof or the ultimate amount creditors will receive.

Liabilities incurred by the Company as of the petition date and subject to compromise under a plan of reorganization are separately classified in the Consolidated Balance Sheet and include the following:


                                              (In thousands of dollars)
                                                 1995             1994
                                                 ----             ----
     Asbestos liability - Note K            $ 2,502,511      $ 1,499,993
     Long-term debt - Note E                     62,003           62,004
     Accounts payable                            41,236           41,074
     Accrued liabilities - Note L                56,780           54,194
                                              ---------        ---------
                                            $ 2,662,530      $ 1,657,265
                                              =========        =========


The net expense resulting from the Company's chapter 11 filings has been segregated from expenses related to ordinary operations in the accompanying Consolidated Statement of Income (Loss) and includes the following:

                                              (In thousands of dollars)
                                              1995       1994      1993
                                              ----       ----      ----
     Professional fees                      $ 7,047    $ 6,218   $ 5,865
     Debt financing costs                      -           200      -
     Other expenses                             181        296       863
     Interest income                         (5,003)    (3,288)   (2,384)
                                            -------    -------   -------
                                            $ 2,225    $ 3,426   $ 4,344
                                            =======    =======   =======

Interest income is attributable to the accumulation of cash and cash equivalents subsequent to the petition date.

C.  INVENTORIES
Inventories consisted of:

                                               (In thousands of dollars)
                                                  1995            1994
                                                  ----            ----
     Raw materials and supplies                $ 49,358        $ 52,146
     Work-in-process                             27,943          24,907
     Finished goods                              19,470          15,853
                                                -------        --------
                                                 96,771          92,906
     Allowance to value inventory at
        cost on the LIFO method                  13,124          10,924
                                               --------        --------
                                               $ 83,647         $81,982
                                               ========         =======

The percentage of inventories valued using the LIFO method was 75% in 1995 and 81% in 1994. The effects of liquidations of LIFO inventory quantities carried at lower costs prevailing in prior years were not material.

D.  OTHER ASSETS
Other assets consisted of:

                                                  (In thousands of dollars)
                                                    1995               1994
                                                    ----               ----
    Cost in excess of net assets acquired,
      net of accumulated amortization of
      $4,385 in 1995 and $3,973 in 1994          $ 12,382           $ 12,507

    Notes receivable                                5,137              5,778
    Prepaid pension cost - Note I                   7,545              7,879
    Other                                          10,249             10,111
                                                 --------           --------
                                                 $ 35,313           $ 36,275
                                                 ========           ========

Notes receivable include $4,550,000 received as partial consideration for the sale of a division. This note is payable in two equal installments in 1997 and 1998 and bears interest at 8%. Pursuant to the terms of the note, interest is payable semiannually commencing in August 1994. The Company is receiving interest payments in accordance with the terms of the note.

E.  LONG-TERM DEBT AND SHORT-TERM BORROWINGS
The Company has a Bankruptcy Court approved debtor in possession financing agreement which provides a $40,000,000 committed revolving credit facility ("Facility"). The entire amount of the Facility is available for both cash borrowings and letters of credit. The Facility expires on the earlier of December 31, 1996 or the effective date of a plan of reorganization. Letters of credit totaling $30,205,000 and $32,941,000 were outstanding on November 30, 1995 and 1994, respectively, leaving the Company with $9,795,000 and $7,059,000, respectively, in available borrowing capacity under the Facility. There were no cash borrowings under the Facility at any time in 1995 or 1994.

The annual rate of interest under the Facility is the agent bank's prime rate plus 1-1/2%. Fees for letters of credit range up to 2-1/2% per annum and a
commitment fee equal to 1/2% per annum is due on the unused portion.   The
obligations are secured by accounts receivable and inventories and are afforded administrative priority under the Bankruptcy Code. The Company has had sufficient collateral to borrow the maximum amount under the Facility. The Facility also contains affirmative and negative covenants which include, among other things, limitations on capital expenditures and additional borrowings and minimum quarterly and annual cash flow requirements. The Company has been in compliance with these covenants throughout the term of the Facility.

The Company's foreign subsidiaries entered into agreements with various banks which provided lines of credit in the amount of $17,100,000 that expire in 1998. At November 30, 1995, there were $1,200,000 in borrowings outstanding leaving $15,900,000 in available borrowing capacity. The annual rates of interest on these lines of credit range from 3/4% to 1-1/2% over the banks' base rates. Some have no commitment fees; the fees on the others range from
 .25% to .65% per annum on the unused portion. These agreements also contain covenants which include restrictions on dividends and minimum financial requirements. The Company is in compliance with these covenants at November 30, 1995.

Repayments of pre-petition debt obligations may be made only with the approval of the Bankruptcy Court. The Bankruptcy Court has approved payments by the Company with respect to certain pre-petition secured debt obligations in order to provide the holders of such obligations with adequate protection of their interests in their collateral security. These adequate protection payments generally have been in the form of principal payments paid over the remaining lives of the collateral assets in an aggregate amount equal to the determined market value of those assets. The amount by which the original obligation and pre-petition accrued interest exceeds the collateral value is deemed to be a general unsecured claim. These claims are included in Liabilities Subject to Compromise. Interest expense has not been recorded on these obligations for the post-petition period because interest is not payable. Interest on undersecured and other unsecured pre-petition debt obligations would have been $6,971,000, $7,131,000 and $7,299,000 in 1995, 1994, and 1993, respectively.

Due to the chapter 11 filings and the anticipated reorganization, it is not practicable to estimate the fair value of long-term debt which is described below.

     Long-term debt consisted of:

                                                    (In thousands of dollars)
                                                         1995        1994
                                                         ----        ----
     9-1/2% Sinking fund debentures, due
       2017                                          $  50,000   $  50,000
     Industrial revenue bonds                           18,050      18,125
     Secured notes                                      12,161      13,683
     Debt of foreign subsidiaries                        1,949       1,304
     Other                                                 471         514
                                                       -------     -------
                                                        82,631      83,626
     Less:
       Current portion                                   1,525       1,726
       Subject to compromise                            62,003      62,004
                                                       -------     -------

     Long-term debt, less current portion            $  19,103   $  19,896
                                                       =======     =======

     Unsecured debt included in Liabilities
       Subject to Compromise consisted of:

       Sinking fund debentures                       $  50,000    $ 50,000
       Industrial revenue bonds                          7,500       7,500
       Unsecured portion of secured notes                4,131       4,132
       Other                                               372         372
                                                       -------     -------

                                                     $  62,003    $ 62,004
                                                       =======     =======

Interest rates averaged 5% in 1995, 4% in 1994, and 5% in 1993 on the industrial revenue bonds, foreign and other long-term debt on which the Company is obligated to pay interest. These long-term debt amounts are to mature at various dates through 2004.

Long-term debt (excluding amounts subject to compromise) is scheduled to mature as follows: $1,525,000 in 1996, $2,203,000 in 1997, $2,721,000 in 1998,
$1,179,000 in 1999, and $877,000 in 2000. The unsecured portion of long-term debt will be resolved in a plan of reorganization.

During 1995, 1994, and 1993, the Company paid interest of $1,966,000, $1,765,000, and $2,075,000, respectively.

F.  INCOME TAXES
The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), in 1993. The cumulative effect of this change in accounting for income taxes was not material and prior year financial statements were not restated to apply the provisions of FAS 109.

Total income tax benefit for the year ended November 30, 1993 of $1,490,000 consisted of $5,000,000 expense from operations and $6,490,000 tax benefit of the cumulative effect of the change in accounting for postretirement benefits.

The following is a summary of the components of income taxes (benefit) from operations:

                                   (In thousands of dollars)
                                  1995       1994        1993
                                  ----       ----        ----
     Federal - current        $ 20,900   $ 15,600    $ 12,500
             - deferred        (18,900)   (14,000)    (11,800)
     Foreign                     3,400        900       2,700
     State and local             3,900      2,500       1,600
                              --------   --------    --------
                              $  9,300   $  5,000    $  5,000
                              ========   ========    ========

The sources of income (loss) before income tax expense (benefit) and cumulative effect of accounting change are as follows:

                                   (In thousands of dollars)
                                1995        1994         1993
                                ----        ----         ----
     United States           $(941,971)    $ 47,670   $(1,143,312)
     Foreign                     7,100        6,079         3,542
                             ---------     --------    ----------
                             $(934,871)    $ 53,749   $(1,139,770)
                             =========     ========    ==========

The significant components of deferred income tax expense (benefit) attributable to income from operations are as follows:

                                                   (In thousands of dollars)
                                                 1995        1994        1993
                                                 ----        ----        ----
  Deferred tax benefit (exclusive of the
     effects of other components listed
     below)                                 $(351,800)   $   (400)   $(412,900)

  Adjustments to deferred tax assets and
     liabilities for enacted changes in
     tax laws and rates                          -           -          (3,800)

  Change in beginning-of-the-year balance
     of the valuation allowance for
     deferred tax assets                      332,900     (13,600)     404,900
                                             --------    --------     --------

                                             $(18,900)   $(14,000)    $(11,800)
                                             ========    ========     ========

Components of deferred tax balances as of November 30 are as follows:

                                            (In thousands of dollars)
                                               1995            1994
                                               ----            ----
  Deferred tax liabilities:
     Property, plant and equipment          $ (7,820)       $ (6,608)
     Prepaid pension                          (2,641)         (2,758)
     Other                                    (3,338)         (3,371)
                                            --------        --------
       Total deferred tax liabilities        (13,799)        (12,737)
                                            --------        --------
  Deferred tax assets:
     Asbestos liability                      877,171         524,998
     Accrued liabilities (including amounts
       subject to compromise)                 26,246          26,223
     Postretirement benefit liability          7,602           7,375
     Other                                     4,483           4,048
                                            --------        --------
       Total deferred tax assets             915,502         562,644
                                            --------        --------
     Valuation allowance                    (838,879)       (505,983)
                                            --------        --------
        Net deferred tax assets             $ 62,824        $ 43,924
                                            ========        ========

Given the uncertainties surrounding the chapter 11 cases, the Company does not believe that recognition of a significant portion of the deferred tax assets relating to the asbestos liability and other pre-petition liabilities is appropriate at this time. These liabilities have been recorded at the expected amounts of the allowed claims; if the liabilities are settled for lesser amounts, there will be a corresponding reduction in the deferred tax assets and related valuation allowance. A significant portion of the net deferred tax asset recognized at November 30, 1995 is expected to be recovered through the carryback of amounts which will become deductible when the related liabilities are paid. It is expected that the Company will realize the benefits related to these deductions when it emerges from chapter 11. The changes in the valuation allowance result from increased amounts provided for asbestos litigation and other claims net of increases in the amounts recoverable through these carrybacks.

The differences between the total income tax expense from operations and the income tax expense (benefit) computed using the Federal income tax rate were as follows:

                                                  (In thousands of dollars)
                                             1995           1994           1993
                                             ----           ----           ----
   Computed "expected" tax
     expense (benefit)                   $(327,200)     $  18,800      $(398,900)

   Change in valuation allowance           332,900        (13,600)       404,900

   Change in Federal income tax rate          -               -           (3,800)

   Foreign tax rate differential               600         (1,500)         1,300

   State and local taxes, net of
     Federal benefit                         2,500          1,600          1,000

   Other                                       500           (300)           500
                                          --------      ---------      ---------

   Total income tax expense               $  9,300      $   5,000      $   5,000
                                          ========      =========      =========


The Company paid income taxes, net of refunds received, in 1995, 1994, and 1993 of $28,800,000, $18,200,000, and $16,500,000, respectively.

G.  INCOME (LOSS) PER SHARE
The calculation of net income (loss) per share is based upon the average number of common shares outstanding assuming the exercise of stock options. The average number of shares used in the computation of net income (loss) per share was 11,040,932 in 1995 and 1994 and 11,030,515 in 1993.


H.  COMMON STOCK OPTIONS
At November 30, 1995, there were outstanding common stock options under a 1990 and a 1983 plan each authorizing 450,000 shares. The options expire at various dates through 2000. No options could be exercised as of November 30, 1995.

Stock option transactions are summarized as follows:

                                            Shares         Option Price
                                            ------         ------------

       Outstanding at November 30, 1992     597,000      $ 2.50  to $14.25
            Exercised                       (62,500)           $ 2.50
            Expired                         (15,000)           $ 2.50
                                            -------           -------
       Outstanding at November 30, 1993     519,500      $ 2.50  to $14.25
            Expired                         (20,000)           $ 2.50
                                            -------           -------
       Outstanding at November 30, 1994     499,500      $ 2.50  to $14.25
            Expired                          (5,000)           $ 2.50
                                            -------           -------
       Outstanding at November 30, 1995     494,500      $ 2.50  to $14.25


There were 284,274 shares available for future grants at November 30, 1995.

I.  RETIREMENT BENEFIT PLANS
Substantially all employees of the Company and its subsidiaries are covered by various pension or profit sharing retirement plans. The cost of providing retirement benefits was $1,900,000 in 1995, $998,000 in 1994, and $849,000 in
1993.

Plan benefits for salaried employees are based primarily on employees' highest five consecutive years' earnings during the last ten years of employment. Plan benefits for hourly employees typically are based on a dollar unit multiplied by the number of service years.

Net periodic pension expense for the Company's defined benefit plans included the following components:

                                          (In thousands of dollars)
                                    1995          1994          1993
                                    ----          ----          ----
Service cost - benefits earned
   during the period             $  4,001      $  4,684      $  3,924

Interest cost on projected
   benefit obligation              12,972        12,144        12,490

Actual gain on plan assets        (40,975)         (635)      (20,658)

Net amortization and deferral      24,336       (17,052)        3,943
                                 --------      --------      --------

Net periodic pension costs       $    334      $   (859)     $   (301)
                                 ========      ========      ========


The plans' assets consist primarily of listed equity securities and publicly traded notes and bonds. The actual net return on plan assets was 21.2% in 1995, .3% in 1994, and 11.3% in 1993, and generally reflects the performance of the equity and bond markets.

The following table sets forth the plans' funded status and amounts recognized in the Company's Consolidated Balance Sheet at November 30:

                                           (In thousands of dollars)
                                               1995          1994
                                               ----          ----
Actuarial present value of:
     Vested benefit obligation              $(167,376)    $(143,249)
                                            =========     =========

     Accumulated benefit obligation         $(174,515)    $(148,243)
                                            =========     =========

     Projected benefit obligation           $(191,831)    $(161,089)

Plan assets at fair value                     208,256       178,216
                                            ---------     ---------

Projected benefit obligation
  less than plan assets                        16,425        17,127

Unrecognized net gain                          (1,942)          (72)

Unrecognized prior service cost                 2,244         1,192

Unrecognized net asset                         (9,182)      (10,368)
                                            ---------     ---------

Prepaid pension cost recognized             $   7,545     $   7,879
                                            =========     =========

The discount rate and weighted average rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.0% and 4.2%, and 8.0% and 4.2%, respectively, at November 30, 1995 and 1994, respectively. The expected long-term rate of return on assets was 9.0% in 1995 and in 1994. The Company's funding policy is to fund amounts on an actuarial basis to provide for current and future benefits in accordance with the funding guidelines of ERISA.

J.  EMPLOYEE BENEFITS OTHER THAN PENSIONS

In addition to providing pension retirement benefits, the Company makes health care and life insurance benefits available to certain retired employees on a limited basis. Generally, the medical plans pay a stated percentage of medical expenses reduced by deductibles and other coverages. Eligible employees may elect to be covered by these health and life insurance benefits if they reach early or normal retirement age while working for the Company. In most cases, a retiree contribution for health insurance coverage is required. The Company funds these benefit costs primarily on a pay-as-you-go basis.

In the fourth quarter of 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FAS 106"). The Company recognized the accumulated postretirement benefit obligation of $19,088,000 retroactively to December 1, 1992 as an accounting change. On an aftertax basis, this charge was $12,598,000 or $1.14 per share. Previously reported quarterly results in 1993 were restated to reflect the adoption of FAS 106 as of December 1, 1992. The adoption of FAS 106 had no impact on consolidated cash flows. The components of expense were as follows:

                                                 (In thousands of dollars)
                                                1995       1994       1993
                                                ----       ----       ----
    Service cost - benefits earned
      during the period                       $   396    $   510    $   467

    Interest cost on accumulated
      postretirement benefit obligation         1,202      1,327      1,394

    Amortization of unrecognized net gain        (179)      -          -
                                              -------    -------    -------

    Net periodic postretirement benefit costs $ 1,419    $ 1,837    $ 1,861
                                              =======    =======    =======


The accumulated postretirement benefit obligation at November 30 consisted of the following components:

                                               (In thousands of dollars)
                                                   1995        1994
                                                   ----        ----
    Retirees and dependents                      $12,021     $13,017

    Eligible active participants                   1,650       1,602

    Other active participants                      5,862       4,823
                                                 -------     -------

    Accumulated postretirement
      benefit obligation                          19,533      19,442

    Unrecognized net gain                          2,187       1,628
                                                 -------     -------

    Accrued postretirement benefit costs         $21,720     $21,070
                                                 =======     =======


Benefit costs were estimated assuming retiree health care costs would initially increase at an 11% annual rate which decreases to an ultimate rate of 6% in 5 years. If this annual trend rate would increase by 1%, the accumulated postretirement obligation as of November 30, 1995 would increase by $2,021,000 with a corresponding increase of $267,000 in the postretirement benefit expense in 1995. The discount rates used in determining the accumulated postretirement obligation at November 30, 1995 and 1994 were 6.5% and 7.5%, respectively.

K.  ASBESTOS LITIGATION AND CLAIMS
As discussed above in Note B, the Company currently intends to file a First Amended Consolidated Plan of Reorganization ("Amended Plan") with the ICC and the RFC. Like the Original Plan filed in 1995, the Amended Plan will provide, among other things, that all present and future asbestos-related personal injury claims will be channeled to and resolved by an independently administered claims trust. Similar plans of reorganization have been confirmed in the chapter 11 cases of certain other companies involved in asbestos litigation. It is also currently contemplated that the Amended Plan will resolve and discharge all asbestos property damage claims.

The asbestos-related claims, which consist of personal injury and property damage claims, are discussed below.

Personal Injury
---------------
Prior to its chapter 11 filing, the Company had been named as a co-defendant in a substantial number of lawsuits brought by present or former insulators, shipyard workers, steel workers, tire workers and other persons alleging damage to their health from exposure to dust from asbestos-containing industrial insulation products. As a result of the chapter 11 filing by the Company, all such litigation is automatically stayed pursuant to section 362 of the Bankruptcy Code. As of the petition date, there were approximately 67,800 asbestos-related personal injury claims outstanding against the Company.

The Bankruptcy Court set September 30, 1992 as the bar date for present asbestos-related claims. The Company implemented the Court-approved plan to notify known and potential claimants of the bar date. All persons with a pre-petition asbestos-related claim were required to file a proof of claim by the bar date in order to participate in the reorganization cases.
Approximately 160,000 proofs of claim were filed alleging personal injury. The Company believes that approximately 11,000 of these claims are duplicates or were filed by persons whose lawsuits were previously closed.

The vast majority of persons who had filed pre-petition lawsuits against the Company, and whose lawsuits were pending as of the petition date, filed proofs of claim in the reorganization cases. Therefore, approximately 81,200 previously undisclosed claims were filed as a result of the bar date. The Company believes that most of the approximately 40,000 claimants who in 1991, pursuant to a previous Bankruptcy Court order, notified the Company of their intent to assert a claim against the Company, also filed claims pursuant to the bar date. The Company expects that additional asbestos-related personal injury claims will arise for several decades into the future. Holders of these claims were not required to file claims pursuant to the bar date.

In July 1995, the Company filed a motion requesting that the Bankruptcy Court estimate the Company's aggregate liability on account of present and future asbestos-related personal injury claims. The motion was filed because the UCC and the ESC appointed in the Company's chapter 11 cases had not agreed with the amount of such liability previously negotiated for settlement purposes among the Company, the ICC and the RFC. In December 1995, the Bankruptcy Court ruled that the Company's estimated liability for such claims is $2,502,511,000. Appeals have been filed by certain creditors, the UCC and the ESC seeking to have the Bankruptcy Court's ruling overturned. The Company does not know whether the Appellate Court will hear the appeals or, if it does, when any decision may be rendered.

Property Damage
---------------
There were forty-one lawsuits pending against the Company at the end of fiscal 1991 arising from the alleged presence of asbestos-containing products in buildings. The pending lawsuits typically named numerous defendants, were filed in both state and federal courts, and were brought by school districts, cities, states, counties, universities, hospitals and commercial building owners. The lawsuits typically demanded compensation for any costs incurred in identifying, repairing, encapsulating or removing asbestos-containing products, or sought to have the defendants do these things directly. Many lawsuits also sought punitive damages. A few of the pending cases were certified as class actions. Prior to filing its chapter 11 petition, the Company settled seven building related cases for less than $22,000 in the aggregate.

Approximately 1,000 proofs of claim alleging such property damage claims were filed in the chapter 11 cases pursuant to the bar date. These claims include most of those asserted in the lawsuits described above that were pending on the petition date. Many of the other claims also appear to be asserted by claimants similar to those which had commenced pre-petition lawsuits.

In February 1996, after the close of the fiscal year, the hospital members of the American Hospital Association, which filed asbestos-related property damage claims against the Company in the alleged approximate amount of $300 million ("Hospitals"), filed a motion in the Bankruptcy Court seeking an order (a) estimating the aggregate value of all asbestos-related property damage claims against the Company and (b) temporarily allowing such claims for purposes of voting on a plan of reorganization. The motion states that the relief requested is not intended to be a determination by the Bankruptcy Court of the Company's liability, if any, on account of such claims or to assign a permanently fixed value for such claims, but is sought in order to determine the appropriate distribution to creditor classes under a plan of reorganization. Because the motion was just filed, the Company has not yet made a determination as to how it intends to respond. The Company does, however, intend to file with the Bankruptcy Court shortly an objection on various grounds to many asbestos-related property damage claims, including claims filed by the hospitals.

It is anticipated that the Amended Plan will provide alternative methods for treatment of the asbestos-related property damage claims. If the class of asbestos-related property damage claimants votes to accept the Amended Plan, a second trust will be established to resolve the claims and the Company will fund the trust with $3 million in cash. If such class votes to reject the Amended Plan, but the Amended Plan is nevertheless confirmed, such claims will be resolved and discharged pursuant to claims resolution procedures contained in the Amended Plan. These procedures will require such claimants to prove by application of a scientific protocol that the asbestos-containing insulation products for which they are seeking damages were manufactured by the Company.

If the class of asbestos-related property damage claimants rejects the Amended Plan and has its claims resolved through the claims resolution procedures discussed above, the eventual outcome of its claims cannot be reasonably predicted at this time. It should also be noted that the Company may have insurance coverage for certain of these claims.


L.  ENVIRONMENTAL AND OTHER LITIGATION CLAIMS
The Bankruptcy Court established a bar date of October 31, 1991 for all pre-petition claims against the Company other than those arising from the sale of asbestos-containing products. Pursuant to this general claims bar date, numerous proofs of claim were filed alleging a right to payment from the estate due to litigation matters. Certain of such claims are discussed below.

Environmental
-------------
The Company received 1,102 proofs of claim alleging a right to payment because of environmental matters. These claims, relating primarily to various Superfund sites, sought payment aggregating $27.9 billion, of which readily identifiable duplicate claims approximated $27.5 billion. The Company has resolved the majority of these environmental claims through negotiations with the United States Environmental Protection Agency ("USEPA") and the United States Department of Interior ("USDOI"). The USEPA is responsible for resolving, among other things, claims arising from Superfund sites and the USDOI is responsible for resolving the Company's liability for any natural resource damage that may have occurred at the Superfund sites. Natural resource damage is damage caused to the environment or to plants or animals by the release of hazardous materials at Superfund sites. Pursuant to an agreement among the Company, USEPA, USDOI, and certain states, which is subject to the approval of the Bankruptcy Court, the agencies would be afforded allowed pre-petition general unsecured claims aggregating approximately $43.0 million in full satisfaction of all of the Company's alleged liability at most of its known Superfund sites, including any liability for any natural resource damage. This amount has been provided for and is included in Liabilities Subject to Compromise. In exchange for these allowed claims, the agencies and such states would release the Company from liability at these sites and grant the Company protection from claims of other parties that may be co-liable at the sites. The intent of the settlement agreement is to completely resolve all claims against the Company with respect to these sites.

With respect to the small number of sites as to which the USEPA believes that it does not have sufficient information to negotiate a meaningful settlement with the Company, the settlement agreement provides a process which permits any liability with respect to these sites to be resolved in the future when additional information is available. Pursuant to this process, the Company retains all of its rights and defenses as to these sites and may settle or litigate its liability at such future time. The settlement agreement also provides that any future liability of the Company, when fixed, will be satisfied essentially with the same type and amount of consideration that pre-petition general unsecured creditors receive pursuant to a confirmed plan of reorganization in the Company's chapter 11 case.

In November 1995, a hearing was held before the Bankruptcy Court on the Company's motion seeking the approval of the settlement agreement. USEPA and USDOI joined in the motion. Certain parties that may be liable at certain of the sites resolved by the settlement agreement opposed the Company's motion. Such opposition basically seeks increases in the amount of the allowed claims provided in the settlement agreement attributable to the sites where the objectants may have liability. The Company believes, however, that the terms and provisions of the settlement agreement are fair and equitable and that the objections raised have no basis. The Court has not yet ruled on the motion.

Lead Chemicals
--------------
The Bankruptcy Court received 131 timely proofs of claim asserting liability based on personal injury or property damage from lead chemicals allegedly manufactured and sold by the Company. Three additional claims were filed in November 1993, after the 1991 bar date. While some of the timely filed claims did not specify an amount, those that did sought an aggregate of $165 million. All of the timely filed claims which specified an amount of damages have been fully withdrawn without the allowance of any amount by the Company.

The three late filed claims referred to above were filed by the City of New York or its agencies which had filed a pre-petition lawsuit against the Company. In November 1994, the Bankruptcy Court sustained the Company's objection to these claims and disallowed them because they were late filed. No appeal of this ruling was sought by the claimants. As a result, the Company has disposed of all filed lead-related property damage claims. The Company had also filed objections to seven other claims that were filed against it seeking damages for bodily injuries resulting from exposure to lead. Pursuant to the objections, the Company sought an order of the Bankruptcy Court disallowing such claims because the claimants' lawsuits asserting similar claims against other defendants which were not in bankruptcy had been dismissed in the trial court. In June 1995, the Bankruptcy Court disallowed all seven of such claims. Currently, there are 113 remaining timely-filed lead-related personal injury claims that have not been resolved.

The Company believes that it has valid grounds to object to the allowance of all of the remaining lead-related personal injury claims. It is currently contemplated that all lead-related personal injury claims that were filed that are not disposed of pursuant to an objection filed by the Company, and all future lead-related personal injury claims, will be channeled to and resolved by the trust referred to in Note K above, to be established under the Amended Plan for the benefit of holders of personal injury claims resulting from exposure to asbestos or lead- containing products.



Other Litigation
----------------
The Company received, by the 1991 bar date, ninety-two claims arising out of litigation matters other than those related to lead, asbestos or environmental issues. These claims aggregated approximately $1.1 billion. The majority of these claims have been resolved by disallowance, settlement pursuant to Bankruptcy Court authority or by the allowance of a pre-petition general unsecured claim for amounts that are not material to the Company or its operations.


Summary
-------
During the pendency of the chapter 11 cases, any unresolved litigation with respect to pre-petition claims can proceed against the Company only with the express permission of the Bankruptcy Court. The Company intends to defend all litigation claims vigorously in the manner permitted by the Bankruptcy
Code and/or applicable law. All pre-petition claims against the Company arising from litigation must be liquidated or otherwise addressed in the context of the chapter 11 cases. Further, all such claims against the Company will be treated in a plan of reorganization.

The Company has resolved most of the litigation claims that were asserted by the October 31, 1991 bar date for claims other than those arising from the sale of asbestos-containing products. The Company has filed objections to certain of these litigation-based claims which have not been resolved, seeking to reduce the amount of such claims or eliminate them entirely. The Company anticipates filing additional objections to other such claims if they cannot be resolved through negotiation. These objections will be vigorously litigated by the Company pursuant to the provisions of the Bankruptcy Code and applicable law.

The eventual outcome of the environmental and other litigation claims described herein cannot be reasonably predicted due to numerous uncertainties that are inherent in the reorganization process. However, the Company believes that its provision for these claims is adequate. In addition, the Company may have insurance coverage for certain of these claims and other factual and legal defenses available to it.


M.  OTHER INCOME
The Company held certain equity investments having no cost basis, but which had a fair value of approximately $5.4 million when FAS 115 was adopted. A substantial portion of these investments related to shares of stock in a Canadian mining concern that the Company received in 1990 in settlement of certain indebtedness. The Company had previously deemed the investment to be permanently impaired and had recorded a loss on the investment in the amount of its full book value. The price of the stock, however, had recently increased significantly. Substantially all of these investments were sold in June, 1995, resulting in a realized gain of $11.5 million.

N. INDUSTRY SEGMENT INFORMATION
A general description of the products manufactured by the Company's three industry segments is:

Industrial
Diatomaceous earth products, rubber products, rare metals, fiberglass reinforced plastic parts and industrial chemicals.

Machinery
Earth moving machines, heavy-duty forklift trucks, aerospace and defense parts, metal cleaning and finishing systems and aluminum castings.

Automotive
Mechanical, structural, and trim parts for passenger cars, trucks, vans and utility vehicles for the OEM and replacement markets.

Sales between segments and foreign operations were not material.

Consolidated sales to Ford Motor Company amounted to $166,800,000 in 1995, $165,300,000 in 1994, and $148,000,000 in 1993. No other customer accounted for 10% or more of consolidated sales with the exception of General Motors Corporation ("GMC") in 1994 and 1993 when consolidated sales to GMC amounted to $81,400,000 and $73,100,000, respectively.

Consolidated export sales were $92,500,000 in 1995, $76,900,000 in 1994 and $73,200,000 in 1993.

 INDUSTRY SEGMENT INFORMATION

 Years ended November 30
 (In millions of dollars)

                                                      Industrial                 Machinery                     Automotive
                                                1995   1994    1993        1995     1994     1993        1995     1994    1993
                                                ----   ----    ----        ----     ----     ----        ----     ----    ----
 Sales                                         $160.6  $141.4  $132.6      $254.7  $217.0    $171.7      $433.2  $398.3    $357.2
                                               ======  ======  ======      ======  ======    ======      ======  ======    ======
 Operating Income                                15.6    14.5    15.0        24.1    18.8       9.1        42.1    43.7      37.4
                                                 ====    ====    ====        ====    ====       ===        ====    ====      ====
 Identifiable Assets                             80.6    78.2    72.7       112.0   109.8      92.8       217.1   190.6     168.2
                                                 ====    ====    ====       =====   =====      ====       =====   =====     =====
 Depreciation and Amortization                    6.1     5.5     4.9         4.7     4.0       3.4        17.6    16.2      16.2
                                                  ===     ===     ===         ===     ===       ===        ====    ====      ====
 Capital Expenditures                             4.4     7.7     5.6         7.6     6.9       7.4        28.3    21.2      15.4
                                                  ===     ===     ===         ===     ===       ===        ====    ====      ====


                                                   Segment Total                Corporate                        Total
                                                1995   1994    1993        1995     1994     1993       1995     1994    1993
                                                ----   ----    ----        ----     ----     ----       ----     ----    ----

 Sales                                         $848.5  $756.7  $661.5      $    -  $    -    $    -     $848.5  $756.7    $661.5
                                               ======  ======  ======      ======  ======    ======     ======  ======    ======
 Operating Income (Loss)                         81.8    77.0    61.5       (18.7)  (18.7)    (17.7)      63.1    58.3      43.8
                                                 ====    ====    ====
 Provision for Asbestos Ligitation                                       (1,005.5)    -    (1,135.5)  (1,005.5)    -    (1,135.5)
 Provision for Environmental and Other Claims                                 -       -       (41.4)       -       -       (41.4)
 Interest Expense                                                            (1.9)   (1.8)     (2.1)      (1.9)   (1.8)     (2.1)
 Other Income (Expense)                                                      11.6      .6       (.2)      11.6      .6       (.2)
 Reorganization Items                                                        (2.2)   (3.4)     (4.4)      (2.2)   (3.4)     (4.4)
                                                                             =====   =====     =====      -----   -----     -----
 Income (Loss) Before Taxes                                                                             (934.9)   53.7  (1,139.8)(1)
                                                                                                       =======   ====  =========
 Identifiable Assets                            409.7   378.6   333.7       170.4   142.5     125.7      580.1   521.1     459.4
                                                =====   =====   =====       =====   =====     =====      =====   =====     =====
 Depreciation and Amortization                   28.4    25.7    24.5          .3      .4        .5       28.7    26.1      25.0
                                                 ====    ====    ====          ==      ==        ==       ====    ====      ====
 Capital Expenditures                            40.3    35.8    28.4          .3      .1        .1       40.6    35.9      28.5
                                                 ====    ====    ====          ==      ==        ==       ====    ====      ====

(1) Before cumulative effect of accounting changes.

INDEPENDENT AUDITORS' REPORT
----------------------------

The Board of Directors
Eagle-Picher Industries, Inc.:


We have audited the accompanying consolidated balance sheet of Eagle-Picher Industries, Inc. and subsidiaries (debtor in possession, as of January 7, 1991) as of November 30, 1995 and 1994, and the related consolidated statements of income (loss), shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended November 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle-Picher Industries, Inc. and subsidiaries as of November 30, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended November 30, 1995 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the consolidated financial statements, on January 7, 1991, Eagle-Picher Industries, Inc. and seven of its domestic subsidiaries each filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court. Although the Company and its operating subsidiaries, other than EDI, Inc., are currently operating their businesses as debtors in possession under the jurisdiction of the Bankruptcy Court, the continuation of their businesses as going concerns is contingent upon, among other things, the ability to formulate a plan of reorganization which will gain approval of the creditors and confirmation by the Bankruptcy Court. The filing under chapter 11 and the continued uncertainty related to claims associated with the Company's sale of asbestos products and certain other litigation, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that may be required in connection with restructuring the Company and its subsidiaries as they reorganize under chapter 11 of the United States Bankruptcy Code.

As discussed in Note J, the Company adopted the provisions of the Financial Accounting Standards Board's SFAS No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions, on December 1, 1992.



 /s/KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP
Cincinnati, Ohio
February 14, 1996

Report of Management



The Company's management is responsible for the preparation and presentation of the consolidated financial statements and related financial data included in this annual report. The financial information has been prepared in conformity with generally accepted accounting principles and as such includes amounts based on judgments and estimates made by management.

The Company's system of internal accounting controls is designed to provide reasonable assurance at reasonable costs that assets are safeguarded from loss or unauthorized use, and that the financial records may be relied upon for the preparation of the consolidated financial statements.

The consolidated financial statements have been audited by our independent auditors, KPMG Peat Marwick LLP. Their audit is conducted in accordance with generally accepted auditing standards and provides an independent assessment as to the fair presentation, in all material respects, of the Company's consolidated financial statements.

The Audit Committee of the Board of Directors, composed solely of outside directors, meets periodically with management and the independent auditors to review internal accounting controls and the quality of financial reporting. Financial management and the independent auditors have full and free access to the Audit Committee.




 /s/Thomas E. Petry
------------------------
Thomas E. Petry
Chairman and Chief
Executive Officer



 /s/Andries Ruijssenaars
------------------------
Andries Ruijssenaars
President and Chief
Operating Officer



 /s/David N. Hall
------------------------
David N. Hall
Senior Vice President -
Finance

Cincinnati, Ohio
February 14, 1996




MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS

1995 COMPARED TO 1994
On a 12% sales increase, operating income increased 8% to $63.1 million in 1995 from $58.3 million in 1994. Comparative sales volume by industry segment showed increases of 14% in the Industrial segment, 17% in the Machinery segment, and 9% in the Automotive segment. Operating income increased 8% in the Industrial segment and 28% in the Machinery segment, but decreased 4% in the Automotive segment. The increase in operating income in the Industrial Segment was shared by all operations within the segment. This segment tends not to experience cyclical swings as its customers serve a range of consumer nondurable markets. The increase in operating income in the Machinery segment was attributable solely to the continuing improvements in both volume and operating efficiencies in the operations making earth moving and material handling equipment. The decrease in operating income in the Automotive segment was due to: 1) intense pricing pressure by major customers demanding price concessions; 2) inability to pass on raw material cost increases on a timely basis; and 3) start-up costs associated with new business.

In December 1995, the Bankruptcy Court estimated the Company's aggregate liability on account of present and future asbestos-related personal injury claims to be $2.5 billion. As a result, the Company recorded a provision in the fourth quarter of 1995 of $1.0 billion to increase the asbestos liability subject to compromise to $2.5 billion.

Interest expense was $1.9 million in 1995 compared to $1.8 million in 1994.

A gain on sale of investments of $11.5 million resulted from the sale of securities which the Company had received several years ago in settlement of financing it had provided to a supplier.

Reorganization items are described in Note B.

The primary components of the income tax provision are described in Note F.


1994 COMPARED TO 1993
On a 14% sales increase, operating income increased 33% to $58.3 million in 1994 from $43.8 million in 1993.

Comparative sales volume by industry segment showed increases of 7% in the Industrial segment, 26% in the Machinery segment, and 12% in the Automotive segment. Operating income decreased 3% in the Industrial segment, but increased 107% in the Machinery segment and 17% in the Automotive segment. The decrease in operating income in the Industrial segment was attributable to pricing pressures on diatomaceous earth products. The increase in operating income in the Machinery segment was primarily associated with improvements in production of a line of heavy-duty forklift trucks. An increase in sales volumes of metal cleaning and finishing equipment also contributed to the increase in operating income in the Machinery segment. The increase in operating income in the Automotive segment was due to: 1) an increase in export sales and stronger performance of our operations in Great Britain and Spain; 2) broader market penetration coupled with record domestic auto production; and 3) favorable product mix heavily weighted toward the light truck, van, and sport utility segment of the market for which several divisions produce components.

In November 1993, the Company reached an agreement on the principal elements of a plan of reorganization with the Injury Claimants' Committee and the Legal Representative for Future Claimants, the representatives of the holders of present and future asbestos-related personal injury and other toxic tort claims in the Company's chapter 11 case. The agreement contemplated a settlement of the Company's liability for all present and future asbestos-related personal injury claims. As a consequence of the proposed settlement, the Company recorded an additional provision of $1.135 billion for all present and future asbestos-related personal injury claims, thereby increasing the asbestos liability subject to the compromise on the Consolidated Balance Sheet to $1.5 billion. In addition, in 1993 a provision of $41.4 million was made for environmental and other litigation claims.

Interest expense decreased to $1.8 million from $2.1 million due primarily to the repayment of certain foreign debt in 1994.

Reorganization items are described in Note B.

The primary components of the income tax provision are described in Note F.


INDUSTRY SEGMENT DATA
Industry segment data for 1995, 1994 and 1993 is summarized on page 30.


FINANCIAL CONDITION
The filing of the petitions for reorganization under chapter 11 on January 7, 1991 had a significant positive impact on the Company's liquidity. The filing stayed all litigation against the Company with respect to pre-petition claims and reduced the cash drain for asbestos litigation. In the third quarter of 1995, the Company filed a motion with the Bankruptcy Court presiding over the Company's chapter 11 case asking the Court to estimate its aggregate liability on account of present and future asbestos-related personal injury claims. In December 1995, the Court ruled on the motion and estimated this liability to be $2.5 billion. As a result, the Company recorded a provision in the fourth quarter of 1995 of $1.0 billion to increase the asbestos liability subject to compromise to $2.5 billion. At November 30, 1995, the balance of Liabilities Subject to Compromise was $2.663 billion. These amounts were recorded based on the expected amount of the allowed claims, not the amounts of consideration that such allowed claims may receive pursuant to a plan of reorganization.

During 1995, there was a $.7 million increase in cash. Operating activities provided $30.5 million. Items which affected cash provided by operations include the following:

1) There was a significant increase in customer tooling costs from $15.0 million at the end of fiscal 1994, to $26.5 million at November 30, 1995. It is common practice in the automotive industry to accumulate customer tooling costs while the tooling is under construction and bill the customer upon its completion. It is anticipated that customer tooling will return to a more traditional level of $10.0 to $12.0 million by the end of 1996, which would generate $14.5 to $16.5 million in cash in the coming fiscal year.

2) There was an increase in working capital, other than customer tooling costs, which was in line with the 12% increase in sales volume.

3) While income tax expense for financial statement purposes was $9.3 million, the Company paid income taxes, net of a small refund, of $28.8 million.

4) The Company incurred interest expenses of $1.9 million and reorganization costs of $2.2 million.

In addition, the Company used cash of $28.7 million, net of an $11.5 million sale of an investment (Note M), for investing activities. The Company had near record ($43.0 million in 1988) capital expenditures of $40.6 million in 1995. This compares to $35.9 million spent in 1994. The capital expenditures in 1995 included $10.3 of an approved $12.0 million expansion of a new coating line for the manufacture of gasket materials which is to be completed in early 1996.

Finally, the Company used $1.0 million of cash for financing activities which included repayment of debt in accordance with adequate protection payments authorized by the Bankruptcy Court, combined with the financing activities of the foreign subsidiaries. As of November 30, 1995, the Company had $82.6 million of long-term debt compared to $83.6 million at the end of the prior year. The disposition of unsecured debt included in liabilities subject to compromise of $62.0 million will be treated in a plan of reorganization.

The Company has a Bankruptcy Court approved debtor in possession financing agreement which provides a $40.0 million committed revolving credit facility. This facility expires the earlier of December 31, 1996 or the effective date of a plan of reorganization. Should a plan not become effective by the end of 1996, the Company would expect to have the current facility extended for as long as necessary. At November 30, 1995, $30.2 million in letters of credit were outstanding under the facility leaving the Company with $9.8 million in available borrowing capacity. There were no cash borrowings in 1995 under the facility.

While the Company is reorganizing under chapter 11, it is prohibited from paying interest or principal on pre-petition obligations without the approval of the Bankruptcy Court. To the extent cash generated from operations exceeds capital expenditures, working capital requirements, approved payments of secured debt and administrative expenses of the reorganization, the Company will continue to accumulate cash. Consequently, the liquidity of the Company should improve.

The Company intends to file an amended plan of reorganization with the Bankruptcy Court as soon as practicable. It is contemplated that such plan will provide for a discharge of the Company's pre-petition liabilities (Liabilities Subject to Compromise) and provide the reorganized Company with a capital structure appropriate for an industrial products company which will enable the Company to access financing in the credit and debt markets.

RECENT FASB PRONOUNCEMENTS
During the year, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121"). This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss on these assets should be based on the fair value of the assets. FAS 121 is required to be adopted for fiscal years beginning after December 15, 1995. As such, the Company will adopt this standard the sooner of the fiscal year ended November 30, 1997 or the effective date of a plan of reorganization. Management has not fully assessed the impact of FAS 121; however, it is not anticipated that its adoption will have a material impact on the financial statements.

Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), was also issued in 1995. This statement establishes a fair value method of accounting for stock-based compensation plans. Adoption of the fair value method is encouraged; however, entities may elect to continue to account for stock-based compensation plans according to the provisions of Accounting principles Bulletin No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), but provide the disclosures related to FAS 123. FAS 123 is effective for transactions entered into in fiscal years that begin after December 15, 1995. Accordingly, the Company will adopt this standard the sooner of the fiscal year ended November 30, 1997 or the effective date of a plan of reorganization. As a result of the numerous uncertainties that are inherent in the reorganization process, Management has not assessed the impact that adoption of FAS 123 would have on the financial statements.

SELECTED FINANCIAL DATA

(Unaudited)
(In thousands of dollars, except per share)

-------------------------------------------------------------------------------------------
                               1995         1994          1993        1992        1991
-------------------------------------------------------------------------------------------
Net Sales                    $848,548     $756,741      $661,452    $611,458    $598,631
-------------------------------------------------------------------------------------------
Operating Income               63,087       58,281        43,754      46,560      18,849
-------------------------------------------------------------------------------------------
Income (Loss) Before
  Reorganization Items
  and Taxes                  (932,646)(1)   57,175    (1,135,426)(2)  40,924        (788)
-------------------------------------------------------------------------------------------
Reorganization Items (3)       (2,225)      (3,426)       (4,344)     (9,038)    (12,124)
-------------------------------------------------------------------------------------------
Income (Loss) Before Taxes   (934,871)      53,749    (1,139,770)     31,886     (12,912)
-------------------------------------------------------------------------------------------
Net Income (Loss)            (944,171)      48,749    (1,144,770)(4)  28,886     (15,812)
-------------------------------------------------------------------------------------------
Net Income (Loss) Per Share    (85.51)        4.42(4)    (103.78)(4)    2.63       (1.44)
-------------------------------------------------------------------------------------------
Common Dividend Per Share         -            -             -           -          -
-------------------------------------------------------------------------------------------
Total Assets                  580,073      521,107       459,360     419,435     398,990
-------------------------------------------------------------------------------------------
Long-Term Debt,
  less current portion         19,103(5)    19,896(5)     21,712(5)   25,033(5)   32,001(5)
-------------------------------------------------------------------------------------------

(1)  Includes a provision for asbestos litigation of $1.0 billion in 1995.

(2)  Includes a provision for asbestos litigation of $1.135 billion and a provision for environmental and other claims of $41.4 million in 1993.

(3) On January 7, 1991, the Company and seven of its domestic subsidiaries each filed a petition for relief under chapter 11 of the U.S. Bankruptcy Code.

(4)  Excludes cumulative adjustment for adoption of FAS 106 in 1993 which decreased net income by $12.6 million ($1.14 per share).

(5)  Long-term debt of $62.0 million in 1995, 1994 and 1993 and $61.7 million in 1992, and 1991 has been included in liabilities subject to compromise.

                                                                      EXHIBIT 21

                         EAGLE-PICHER INDUSTRIES, INC.

                         SUBSIDIARIES OF THE REGISTRANT

Cincinnati Industrial Machinery Sales Company [Ohio]

Daisy Parts, Inc. [Michigan]

Eagle-Picher Development Company, Inc. [Delaware]

     Transicoil Inc. [Pennsylvania]

          Transicoil (Malaysia) SDN. BHD. [Malaysia]

     Michigan Automotive Research Corporation (MARCO) [Michigan]

          EDI, Inc. [Michigan]
Eagle-Picher Espana, S.A. [Spain]

Eagle-Picher Europe, Inc. [Delaware]

     Eagle-Picher Fluid Systems Ltd [England and Wales]

Eagle-Picher Far East, Inc. [Delaware]

Eagle-Picher, Inc. [Virgin Islands]

Eagle-Picher Industries of Canada Limited [Canada]

Eagle-Picher Industries GmbH [Germany]
     Eagle-Picher Industries Materials GmbH [Germany]

Eagle-Picher Minerals, Inc. [Nevada]

     Eagle-Picher Minerals International S.A.R.L. [France]

          United Minerals Verwaltungs- und Beteiligungs GmbH [Germany]

          United Minerals GmbH & Co. KG [Germany]

Equipos de Acuna, S.A. de C.V. [Mexico]

Hillsdale Tool & Manufacturing Co. [Michigan]

Eagle-Picher Industries Europe GmbH [Germany]

EPTEC, S.A. de C.V. [Mexico]

Eagle-Picher Fluid Systems, Inc. [Michigan]
---------------

[ ] Brackets indicate state or country of incorporation and do not form part of corporate name.

                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Eagle-Picher Industries, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 2-50595, 33-5792, 33-31975 and 33-37518 on Form S-8 of Eagle-Picher Industries, Inc. of our report, with explanatory paragraphs, dated February 14, 1996 relating to the consolidated balance sheet of Eagle-Picher Industries, Inc. and subsidiaries (debtor in possession, as of January 7, 1991) as of November 30, 1995 and 1994, and the related consolidated statements of income (loss), shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended November 30, 1995, which reports appear in the Company's 1995 Annual Report on Form 10-K and in the 1995 Annual Report, which is incorporated by reference in the Company's 1995 Annual Report on Form 10-K. Our report on the consolidated financial statements refers to a change in accounting for postretirement benefits other than pensions in 1993.

                                            /s/ KPMG Peat Marwick LLP

Cincinnati, Ohio
February 27, 1996

                                                                   EXHIBIT 24(a)

                               POWER OF ATTORNEY

Each of the undersigned officers and/or directors of Eagle-Picher Industries, Inc. hereby consents to and appoints Thomas E. Petry and James A. Ralston, and each of them, as his true and lawful attorneys-in-fact and agents with all power of substitution, for him and in his name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K for the 1995 fiscal year of Eagle-Picher Industries, Inc., a corporation organized and existing under the laws of the State of Ohio, and any and all amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the same as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

In Witness Whereof, each of the undersigned has hereunto set his hand on this 14th day of February, 1996.

                              /s/ Thomas E. Petry
             ------------------------------------------------------
                                Thomas E. Petry
                        Director, Chairman of the Board
                          and Chief Executive Officer

                            /s/ Andries Ruijssenaars
             ------------------------------------------------------
                              Andries Ruijssenaars
                         Director, President and Chief
                               Operating Officer

                               /s/ David N. Hall
             ------------------------------------------------------
                                 David N. Hall
                         Senior Vice President-Finance
                         (Principal Financial Officer)

                          /s/ Paul W. Christensen, Jr.
             ------------------------------------------------------
                            Paul W. Christensen, Jr.
                                    Director

                             /s/ V. Anderson Coombe
             ------------------------------------------------------
                               V. Anderson Coombe
                                    Director

                               /s/ Roger L. Howe
             ------------------------------------------------------
                                 Roger L. Howe
                                    Director

                             /s/ Daniel W. LeBlond
             ------------------------------------------------------
                               Daniel W. LeBlond
                                    Director

                               /s/ Powell McHenry
             ------------------------------------------------------
                                 Powell McHenry
                                    Director

                            /s/ Eugene P. Ruehlmann
             ------------------------------------------------------
                              Eugene P. Ruehlmann
                                    Director

                                                                   EXHIBIT 24(b)

                               POWER OF ATTORNEY

The undersigned officer of Eagle-Picher Industries, Inc. hereby consents to and appoints Thomas E. Petry and James A. Ralston, and each of them, as his true and lawful attorneys-in-fact and agents with all power of substitution, for him and in his name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K for the 1995 fiscal year of Eagle-Picher Industries, Inc., a corporation organized and existing under the laws of the State of Ohio, and any and all amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the same as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

In Witness Whereof, the undersigned has hereunto set his hand on this 20th day of February, 1996.

       /s/ Carroll D. Curless
------------------------------------
         Carroll D. Curless
   Vice President and Controller
   (Principal Accounting Officer)

                                                                      EXHIBIT 99

          EPI OPERATIONS (DIVISIONS)                           PLANT LOCATIONS
----------------------------------------------------------------------------------------------
Cincinnati Industrial Machinery                Sharonville, Ohio
3280 Hageman Street
Sharonville, Ohio 45241
Construction Equipment                         Lubbock, Texas
1802 E. 50th Street                            Acuna, Coahuila, Mexico
Lubbock, Texas 79404
Eagle-Picher Fluid Systems, Inc.               Brighton, Michigan*
7854 Lochlin Drive
Brighton, Michigan 48116
Electronics                                    Joplin, Missouri (6)
"C" and Porter Streets                         Colorado Springs, Colorado (2)
Joplin, Missouri 64801                         Galena, Kansas
                                               Grove, Oklahoma
                                               Seneca, Missouri
                                               Stella, Missouri
                                               Socorro, New Mexico**
Fabricon Products                              River Rouge, Michigan
1721 West Pleasant Avenue                      Philadelphia, Pennsylvania
River Rouge, Michigan 48218                    Riverton, New Jersey
Hillsdale Tool & Manufacturing Co.             Hillsdale, Michigan (4)**
135 E. South Street                            Hamilton, Indiana
Hillsdale, Michigan 49242                      Jonesville, Michigan
                                               Vassar, Michigan
                                               San Luis Potosi, Mexico
Michigan Automotive                            Ann Arbor, Michigan
Research Corporation (MARCO)
1254 North Main Street
Ann Arbor, Michigan 48104
Minerals                                       Clark Station, Nevada
6110 Plumas Street                             Lovelock, Nevada
Reno, Nevada 89509                             Vale, Oregon

---------------

 * Effective approximately March 1, 1996.

** The New Mexico plant and one of the Hillsdale, Michigan plants have little, if any, manufacturing activity at this time.

          EPI OPERATIONS (DIVISIONS)                           PLANT LOCATIONS
----------------------------------------------------------------------------------------------
Orthane                                        Denton, Texas***
1500 I-35 W. (at Airport Road)
Denton, Texas 76202
Plastics                                       Grabill, Indiana
14123 Roth Road                                Ashley, Indiana
Grabill, Indiana 46741                         Huntington, Indiana
Ross Aluminum Foundries                        Sidney, Ohio (2)
815 North Oak Avenue
Sidney, Ohio 45365
Rubber Molding                                 Norwich, Connecticut
19 Ohio Avenue                                 Pine Bluff, Arkansas
Norwich, Connecticut 06360                     Stratford, Connecticut
Specialty Materials                            Quapaw, Oklahoma (2)
One Mile NE of Quapaw on Hwy. 69A              Miami, Oklahoma (3)
Quapaw, Oklahoma 74363                         Harrisonville, Missouri
                                               Lenexa, Kansas
Suspension Systems                             Paris, Illinois
Route 133 West
Paris, Illinois 61944
Transicoil Inc.                                Trooper, Pennsylvania
2560 General Armistead Avenue                  Melaka, Malaysia
Trooper, Pennsylvania 19403
Trim                                           Kalkaska, Michigan
829 U.S. Hwy. 131 NW
Kalkaska, Michigan 49646
Wolverine Gasket                               Inkster, Michigan
2638 Princess Street                           Blacksburg, Virginia
Inkster, Michigan 48141                        Leesburg, Florida
                                               Garden City, Michigan
Eagle-Picher Industries Europe GmbH            Market Harborough, England
                                               Soria, Spain
                                               Ohringen, Germany

---------------

*** A substantial portion of the business of the Denton, Texas facility was sold on January 31, 1996. The remainder will be transferred to the Brighton, Michigan plant, listed above.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                   QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



For the quarter ended May 31, 1996            Commission file number 1-1499



                          EAGLE-PICHER INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)



              OHIO                                     31-0268670
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)


580 Walnut Street, P. O. Box 779, Cincinnati, Ohio        45201
     (Address of principal executive offices)            Zip Code


Registrant's telephone number, including area code    513-721-7010



                                (Not Applicable)
               Former name, former address and former fiscal year,
                          if changed since last report


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months, and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                      ---  ---

11,040,932 shares of common capital stock, par value $1.25 per share, were outstanding at July 12, 1996.

                                TABLE OF CONTENTS

                                                                    Page
                                                                   Number
                                                                   ------
                          PART I. FINANCIAL INFORMATION

Item 1.  Financial Statements....................................     3

     Consolidated Statement of Income............................     3
     Consolidated Balance Sheet..................................     4
     Consolidated Statement of Cash Flows........................     6
     Notes to Consolidated Financial Statements..................     8

Item 2.  Management's Discussion and Analysis of Financial
     Condition and Results of Operations.........................    12


                           PART II. OTHER INFORMATION

Item 1.  Legal Proceedings.......................................    14

Item 3.  Defaults Upon Senior Securities.........................    14

Item 6.  Exhibits and Reports on Form 8-K........................    15

Signature........................................................    16

Exhibit Index....................................................    17

                          PART I. FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS.

                          EAGLE-PICHER INDUSTRIES, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                 (Dollars in thousands except per share amounts)

                                          Three Months Ended             Six Months Ended
                                               May 31                         May 31
                                     -------------------------       -------------------------
                                        1996           1995            1996            1995
                                        ----           ----            ----            ----
Net Sales                            $ 235,126       $ 225,378       $ 443,708       $ 422,981
                                     ---------       ---------       ---------       ---------

Operating Costs and Expenses:
Cost of products sold                  194,276         186,658         368,640         349,946
Selling and administrative              21,569          19,573          42,416          38,775
                                     ---------       ---------       ---------       ---------
                                       215,845         206,231         411,056         388,721
                                     ---------       ---------       ---------       ---------

Operating Income                        19,281          19,147          32,652          34,260

Interest expense                          (462)           (500)           (949)           (987)
Other income                                30              21             357             406
                                     ---------       ---------       ---------       ---------

Income Before Reorganization
  Items and Taxes                       18,849          18,668          32,060          33,679

Reorganization items                        22            (331)             90            (756)
                                     ---------       ---------       ---------       ---------

Income Before Taxes                     18,871          18,337          32,150          32,923

Income Taxes                             2,115           1,561           3,886           3,115
                                     ---------       ---------       ---------       ---------

Net Income                           $  16,756       $  16,776       $  28,264       $  29,808
                                     =========       =========       =========       =========



Income per Share                     $    1.52       $    1.52       $    2.56       $    2.70
                                     =========       =========       =========       =========


See accompanying notes to the consolidated financial statements.

                          EAGLE-PICHER INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)

ASSETS                                                May 31          Nov. 30
                                                       1996            1995
                                                    ----------      ----------
CURRENT ASSETS
  Cash and cash equivalents                         $  109,719      $   93,330
  Receivables, less allowances                         131,289         127,044
  Income tax refund receivable                             679           4,402
  Inventories:
    Raw materials and supplies                          37,060          42,140
    Work in process                                     30,842          23,349
    Finished goods                                      17,069          18,158
                                                    ----------      ----------
                                                        84,971          83,647
  Prepaid expenses                                      12,057          17,695
                                                    ----------      ----------

        Total current assets                           338,715         326,118
                                                    ----------      ----------

PROPERTY, PLANT AND EQUIPMENT                          452,153         441,957
  Less accumulated depreciation                        294,861         286,139
                                                    ----------      ----------
        Net property, plant and equipment              157,292         155,818

DEFERRED INCOME TAXES                                   70,024          62,824

OTHER ASSETS                                            35,493          35,313
                                                    ----------      ----------

        Total Assets                                $  601,524      $  580,073
                                                    ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  Accounts payable                                  $   35,026      $   40,318
  Long-term debt - current portion                       2,611           1,525
  Income taxes                                           4,836           4,789
  Other current liabilities                             36,666          35,991
                                                    ----------      ----------
        Total current liabilities                       79,139          82,623
                                                    ----------      ----------

LIABILITIES SUBJECT TO COMPROMISE                    2,662,414       2,662,530

LONG-TERM DEBT - less current portion                   17,572          19,103

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS             22,278          21,720

OTHER LONG TERM LIABILITIES                              4,714           5,405
                                                    ----------      ----------

        Total liabilities                            2,786,117       2,791,381
                                                    ----------      ----------

                          EAGLE-PICHER INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)

                                                          May 31            Nov. 30
                                                           1996              1995
                                                        -----------       -----------
SHAREHOLDERS' EQUITY (DEFICIT)
  Common shares - par value $1.25 per share
     authorized 30,000,000 shares, issued
     11,125,000 shares                                  $    13,906       $    13,906
  Additional paid-in capital                                 36,378            36,378
  Accumulated deficit                                    (2,233,025)       (2,261,289)
  Unrealized gain on investments                                396               333
  Foreign currency translation                                 (335)            1,277
                                                        -----------       -----------
                                                         (2,182,680)       (2,209,395)

Cost of 84,068 common treasury shares                        (1,913)           (1,913)
                                                        -----------       -----------

        Total Shareholders' Equity (Deficit)             (2,184,593)       (2,211,308)
                                                        -----------       -----------
        Total Liabilities and Shareholders' Equity
          (Deficit)                                     $   601,524       $   580,073
                                                        ===========       ===========


See accompanying notes to the consolidated financial statements.

                          EAGLE-PICHER INDUSTRIES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (Dollars in thousands)

                                                    Six Months Ended
                                                          May 31
                                                 -----------------------
                                                   1996           1995
                                                   ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                    $ 28,264       $ 29,808
   Adjustments to reconcile net income
      to net cash provided by (used in)
      operating activities:
         Depreciation and amortization             15,299         14,572
         Changes in assets and liabilities:
            Receivables                            (4,245)        (8,538)
            Inventories                            (1,324)        (5,300)
            Deferred taxes                         (7,200)        (9,500)
            Accounts payable                       (5,292)          (492)
            Accrued liabilities                       675          4,122
            Other                                   8,834         (6,394)
                                                 --------       --------


              Net cash provided by
              operating activities                 35,011         18,278


CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                           (19,109)       (13,978)
   Other                                              687            908
                                                 --------       --------

               Net cash used in
               investing activities               (18,422)       (13,070)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Reduction of long-term debt                       (200)          (980)
                                                 --------       --------


               Net cash used in
               financing activities                  (200)          (980)

                          EAGLE-PICHER INDUSTRIES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (Dollars in thousands)

                                                         Six Months Ended
                                                              May 31
                                                      ----------------------
                                                        1996          1995
                                                        ----          ----
Net increase in cash and cash equivalents               16,389         4,228

Cash and cash equivalents, beginning of period          93,330        92,606
                                                      --------      --------

Cash and cash equivalents, end of period              $109,719      $ 96,834
                                                      ========      ========

Supplemental cash flow information:
  Cash paid during the year:
     Interest paid                                    $    842      $    955
     Income taxes paid (net of refunds received)      $  7,316      $ 10,119

  Cash paid during the quarter:
     Interest paid                                    $    432      $    462
     Income taxes paid (net of refunds received)      $  6,216      $  9,478


See accompanying notes to consolidated financial statements.

                          EAGLE-PICHER INDUSTRIES, INC.

                   Notes to Consolidated Financial Statements


A.  PROCEEDINGS UNDER CHAPTER 11

     On January 7, 1991 ("petition date"), Eagle-Picher Industries, Inc. ("Company") and seven of its domestic subsidiaries each filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code ("chapter 11") in the United States Bankruptcy Court for the Southern District of Ohio, Western Division, in Cincinnati, Ohio ("Bankruptcy Court"). Each filing entity, other than EDI, Inc., is currently operating its business as a debtor in possession in accordance with the provisions of the Bankruptcy Code.

     An Unsecured Creditors' Committee ("UCC"), an Injury Claimants' Committee ("ICC"), an Equity Security Holders' Committee ("ESC"), and a Legal Representative for Future Claimants ("RFC") have been appointed in the chapter 11 cases. An unofficial asbestos co-defendants' committee has also been participating in the chapter 11 cases. In accordance with the provisions of the Bankruptcy Code, these parties have the right to be heard with respect to transactions outside the ordinary course of business. The official committees and the RFC typically are the entities with which the Company would negotiate the terms of a plan of reorganization. In June 1992, a mediator was appointed by the Bankruptcy Court to assist the constituencies in their negotiations.

     On November 9, 1993, the Company reached an agreement on the principal elements of a joint plan of reorganization. The agreement was with the ICC and the RFC, the representatives of the holders of present and future asbestos-related personal injury and other toxic tort claims in the Company's chapter 11 case, and was reached with the assistance of the mediator. One of the principal elements of the agreement was a negotiated settlement of the Company's aggregate liability for such claims in the amount of $1.5 billion. As a consequence of this agreement, the Company recorded a provision in the fourth quarter of 1993 of $1.135 billion to increase the asbestos liability subject to compromise to $1.5 billion. The Company also recorded a provision of $41.4 million in 1993 for environmental and other litigation claims in anticipation of settlement of such claims.

     Throughout 1994, the Company, the ICC and the RFC continued to refine the details of a joint plan of reorganization ("Original Plan"). The Original Plan was filed with the Bankruptcy Court on February 28, 1995. The Original Plan did not have the support of the UCC or the ESC because they did not agree with the amount of the aggregate asbestos liability which had been negotiated and which was used in the Original Plan to determine the allocation of the consideration to be distributed to the unsecured creditor and shareholder classes. As a result of the dispute, the Company was unable to move forward with the Original Plan. In order to resolve this dispute, the Company filed a motion in July 1995 requesting that the Bankruptcy Court estimate the Company's aggregate liability on account of present and future asbestos-related personal injury claims. The Bankruptcy Court ruled in December 1995 that such estimated liability is $2.5 billion ("Estimation Ruling"). The UCC, the ESC and two individual members of the UCC have appealed the Estimation Ruling. The U.S. District Court for the Southern District of Ohio, Western Division heard oral argument on these appeals in June 1996. A decision is pending.

     On April 9, 1996, the Company filed a First Amended Consolidated Plan of Reorganization ("Amended Plan") reflecting the Estimation Ruling, and a proposed First Amended Joint Disclosure Statement ("Disclosure Statement"). The principal substantive modification to the Original Plan relates to the allocation of the consideration to be distributed under the plan to the various classes of unsecured claims. A hearing before the Bankruptcy Court to consider approval of the Disclosure Statement has been scheduled for July 22, 1996. Pursuant to the Bankruptcy Code, the acceptance or rejection of a plan of reorganization may not be solicited from the holder of a claim unless at the time of or before such solicitation there is transmitted to such holder the plan or a summary of the plan and a disclosure statement approved by the Bankruptcy Court as containing information of a kind and in sufficient detail that would enable a hypothetical reasonable investor typical of holders of claims to make an informed judgment about the plan.

     The Amended Plan, like the Original Plan, contemplates a resolution of the Company's liability for all present and future asbestos-related personal injury claims and certain other tort claims. These claims will be channeled to and resolved by an independently administered claims trust ("Trust"). The Amended Plan provides for the distribution of cash, notes and common stock of the reorganized Company to the Trust and to holders of allowed unsecured claims on a pro-rata basis proportionate to the percentage of their claims to the total of the Liabilities Subject to Compromise. Accordingly, pursuant to the Amended Plan, it is anticipated that the Trust will be distributed approximately 94% of such cash, notes and stock, and claimants holding environmental-related and other pre-petition unsecured claims will be distributed approximately 6% of such cash, notes and stock.

     Pursuant to the Amended Plan, claims entitled to priority under the Bankruptcy Code and "convenience claims" (pre-petition general unsecured claims of $500 or less or claims that are reduced to that amount) will be paid in full, in cash. The Amended Plan also provides for the resolution of all asbestos-related property damage claims, as further discussed in Note B below. Under the Bankruptcy Code, shareholders are not entitled to any distribution under a plan of reorganization unless all classes of pre-petition creditors receive satisfaction in full of their allowed claims or accept a plan which allows shareholders to participate in the reorganized company or to receive a distribution. Under the Amended Plan, existing shareholders will receive no distributions and their shares will be canceled.

     Following the Estimation Ruling, the Company recorded a provision of approximately $1.0 billion to increase the asbestos liability subject to compromise to the amount estimated by the Bankruptcy Court. This resulted in a negative shareholders' equity in excess of $2.2 billion. As a result, the Company filed a motion in the Bankruptcy Court in December 1995 seeking an order directing the United States Trustee to disband the ESC on the basis that existing equity holders do not have an economic interest in the chapter 11 cases. In January 1996, the Bankruptcy Court ruled that the ongoing activities of the ESC shall be limited to pursuing its appeal of the Estimation Ruling.

     The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. The liabilities subject to compromise listed above have been reported on the basis of the expected amount of the allowed claims even though they may be settled for lesser amounts. Upon confirmation of a plan of reorganization, the Company would utilize the "fresh-start" reporting principles contained in the AICPA's Statement of Position 90-7, which would result in adjustments relating to the amounts and classification of recorded assets and liabilities, determined as of the plan confirmation date. Pursuant to the Amended Plan, the ultimate consideration to be received by unsecured creditors will be substantially less than the amounts shown in the accompanying Consolidated Balance Sheet. Until a plan of reorganization is confirmed, however, the Company cannot be certain of the final terms and provisions thereof or the ultimate amount creditors will receive.

     Liabilities incurred by the Company as of the petition date and subject to compromise under a plan of reorganization are separately classified in the Consolidated Balance Sheet and include the following (in thousands of dollars):

                                       May 31,           November 30,
                                        1996                1995
                                        ----                ----
Asbestos liability                   $2,502,511          $ 2,502,511
Long-term debt (unsecured portion)       62,003               62,003
Accounts payable                         41,181               41,236
Accrued and other liabilities            56,719               56,780
                                      ---------            ---------
                                     $2,662,414          $ 2,662,530
                                      =========            =========

    The net expense (income) resulting from the Company's administration of the chapter 11 cases has been segregated from expenses related to ordinary operations in the accompanying financial statements and includes the following (in thousands):

                                           Three Months                    Six Months
                                              Ended                           Ended
                                              May 31                          May 31
                                      -----------------------         -----------------------
                                        1996           1995            1996            1995
                                        ----           ----            ----            ----
    Professional fees and other
      expenses directly related
      to bankruptcy                   $ 1,248         $ 1,563         $ 2,401         $ 3,078
    Interest income                    (1,270)         (1,232)         (2,491)         (2,322)
                                      -------         -------         -------         -------
                                      $   (22)        $   331         $   (90)        $   756
                                      =======         =======         =======         =======

     Interest income is attributable to the accumulation of cash and short-term investments subsequent to the petition date.


B.  LITIGATION

     As discussed in Note K to the Consolidated Financial Statements included in the Company's Annual Report and Form 10-K for the fiscal year ended November 30, 1995 and Note A above, the accompanying Consolidated Financial Statements include an estimated liability related to personal injury claims resulting from the Company's sale of asbestos-containing insulation products. Litigation with respect to asbestos-related claims was stayed by reason of the chapter 11 filing.

     Approximately 1,000 proofs of claim alleging asbestos-related property damage were filed in the chapter 11 cases pursuant to the September 30, 1992 bar date for asbestos-related claims. Under the Amended Plan, a second trust will be established to resolve asbestos-related property damage claims. If the class of asbestos-related property damage claims votes to accept the Amended Plan, such trust will be funded with $3 million in cash. If such class votes to reject the Amended Plan, but the Amended Plan is nevertheless confirmed, the trust will be funded with the pro-rata share of plan consideration allocable to asbestos-related property damage claims in the aggregate, based upon the Bankruptcy Court's estimate of the aggregate value of such claims. It cannot be reasonably predicted at this time what the Bankruptcy Court's estimate of the aggregate value of such claims would be. The Company may have insurance coverage for certain of these claims.

     In February 1996, the hospital members of the American Hospital Association, which had filed asbestos-related property damage claims against the Company ("Hospitals"), filed a motion in the Bankruptcy Court seeking an order estimating the aggregate value of all asbestos-related property damage claims against the Company and temporarily allowing such claims for purposes of voting on a plan of reorganization. The Company and the RFC opposed the motion on the basis that, should the class of asbestos-related property damage claims accept the Amended Plan, an estimation of these claims would be unnecessary. The Company also argued that voting issues should be addressed in connection with the Company's motion for an order from the Bankruptcy Court establishing the voting procedures with respect to the Amended Plan. At a hearing held in May 1996, the Bankruptcy Court denied the Hospitals' motion.

     In February and May 1996, the Company filed with the Bankruptcy Court objections to many asbestos-related property damage claims, including claims filed by the Hospitals, because the claims are barred by the applicable time limitations under state laws for prosecuting the claims, the claims fail to state the requisite legal and factual bases therefor, and/or the claims fail to provide any evidence that the Company's products were located in the claimants' facilities. The holders of approximately 365 claims did not respond to the objections; some of these claims have been disallowed by the Bankruptcy
Court and the Company's request for disallowance of the other such claims is pending with the Bankruptcy Court. With respect to the remaining claims that were objected to, the Bankruptcy Court has not yet issued a ruling.

     The Company is a defendant in other litigation which was pending as of the petition date which was discussed in Note L to the Consolidated Financial Statements for the fiscal year ended November 30, 1995. The Company intends to defend all litigation claims vigorously in the manner permitted by the Bankruptcy Code and/or applicable law. All pre-petition claims against the Company arising from litigation must be liquidated or otherwise addressed in the context of the chapter 11 cases and will be treated in any plan of reorganization.

     The Company has resolved most of the litigation-based claims that were asserted pursuant to the October 31, 1991 bar date for claims other than those arising from the sale of asbestos-containing products. In June 1996, the Bankruptcy Court approved the settlement agreement among the Company, the EPA, the U.S. Department of Interior and certain states which resolves the majority of the environmental claims asserted against the Company. The terms of the settlement agreement were discussed in Note L to the Consolidated Financial Statements included in the Company's Annual Report and Form 10-K for the fiscal year ended November 30, 1995. Certain parties that may be liable at certain of the sites resolved by the settlement agreement have appealed the Bankruptcy Court's decision.

     The Company has filed objections to certain of the litigation-based claims that have not yet been resolved, seeking to reduce the amount of such claims or eliminate them entirely. The Company anticipates filing additional objections to other such claims if they cannot be resolved through negotiation. These objections will be vigorously pursued by the Company. The Company believes that its provisions for these claims is adequate, and, in addition, the Company may have insurance coverage for certain of them.


C.  BASIS OF REPORTING FOR INTERIM FINANCIAL STATEMENTS

     The unaudited financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report and Form 10-K for the fiscal year ended November 30, 1995.

     The financial statements presented herewith reflect all adjustments (consisting of normal and recurring accruals) which, in the opinion of management, are necessary to fairly state the results of operations for the three month and six month periods ended May 31, 1996 and 1995. Results of operations for interim periods are not necessarily indicative of results to be expected for an entire year.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


RESULTS OF OPERATIONS

      Sales for the second quarter ended May 31, 1996 were $235.1 million compared with $225.4 million for the second quarter of 1995. Operating income was $19.3 million compared with $19.1 million for the same period last year. Net income for the second quarter of 1996 was $16.8 million or $1.52 per share which was equal to that of the second quarter of 1995.

      There was an organizational change during the second quarter of 1996. The Electronics Division was merged with the Specialty Materials Division to form the Eagle-Picher Technologies Division. Those operations of the Eagle-Picher Technologies Division which are included within the Machinery Group (formerly the operations of the Electronics Division) constitute the largest international supplier of power systems for commercial, military and weather satellites. These operations also produce special purpose batteries for a variety of other purposes. Those operations of the Eagle-Picher Technologies Division which are included within the Industrial Group (formerly the operations of the Specialty Materials Division) produce germanium substrates for solar cells which are used on satellites, boron isotopic components and certified clean sample containers for environmental testing.

      Sales for the Automotive Group for the second quarter of 1996 were ahead of the levels for the second quarter of 1995, while operating income was essentially the same as that of the second quarter of 1995. Despite a strike at the General Motor's Delphi Division, increased production levels in the North American market and a favorable product mix were important factors in the improving trend during the second quarter of 1996. European operations did well during the second quarter as these operations continue to increase market share. Start-up costs associated with expansions, and continued delays by one customer in meeting anticipated production schedules, placed pressure on profit margins during the quarter.

      Sales for the Machinery Group were essentially equal to those for the second quarter of last year, while operating income declined. The primary reason for the decline in operating income was reduced shipments of earth moving machinery by the Construction Equipment Division. Shipments of special purpose batteries by the Eagle-Picher Technologies Division were strong. Results for the remaining operations in the Machinery Group were mixed.

      Sales and operating income for the Industrial Group increased in the second quarter of 1996 over the results for last year's second quarter. Shipments of diatomaceous earth products, both to the domestic and to the international markets, continue to be at a high level. Diatomaceous earth products are used for high purity filtration in the food and beverage industry and in a variety of general industrial applications. Eagle-Picher Technologies' operations in the Industrial Group enjoyed an outstanding quarter. The increase in cellular communications has expanded demand for satellite components. Additionally, although the price of certain raw materials has increased over the past year, it has had a minimal impact on margins as the raw material price increases were absorbed by the customer. Shipments of boron isotopic compounds were also at a high level. Recent penetration of the European nuclear market has provided an excellent growth opportunity for boron products.

      It is expected that economic activity will be at a reasonably high level during the second half of 1996. Several operations are serving growing markets and/or are increasing market share, while others are serving sluggish segments of the economy. On balance, and based on forecasts from the Company's Divisions, results for the second half of 1996 should approximate those of the second half of 1995.

      Interest expense did not change appreciably in the second quarter or the first six months of 1996 compared to the same periods in 1995. Contractual interest on debt outstanding was $2.2 million in the second quarters of 1996 and 1995 and $4.4 and $4.5 million in the six month periods ended May 31, 1996 and 1995, respectively.

    Interest income on the cash balances accumulated as a result of the reorganization slightly exceeded the expenses of the reorganization effort throughout 1996.

FINANCIAL CONDITION

   The cash balance of the Company increased from $93.3 million at November 30, 1995 to $109.7 million at May 31, 1996, an increase of $16.4 million. One component of this increase was the reduction in the amount of customer tooling carried on the balance sheet to $16.7 million at May 31, 1996 from $26.5 million at November 30, 1995. It is custom practice in the automotive industry to accumulate customer tooling costs while the tooling is under construction and bill the customer upon its completion. It is anticipated that the amount of customer tooling on the balance sheet will decline further throughout the remainder of the year. There were increases in working capital, which are typical in periods in which sales growth is experienced, which partially offset the effects of the decrease in tooling.

    Capital expenditures totaled $9.4 million in the second quarter of 1996 and $19.1 million for the six months ended May 31, 1996 compared to $7.5 million and $14.0 million in the respective periods of 1995. The Company presently expects, however, that the total amount of capital expenditures in the 1996 fiscal year will be comparable to that of 1995.

    On April 9, 1996, the Company filed a First Amended Consolidated Plan of Reorganization with the Bankruptcy Court. Such plan provides for the satisfaction and discharge of the Company's pre-petition liabilities (Liabilities Subject to Compromise) and for the reorganized Company to have a capital structure appropriate for an industrial products company that is intended to enable the Company to access financing in the credit and debt markets. Decisions with respect to the appeals of the Estimation Ruling and the hearing on the Disclosure Statement, as further discussed in Note A to the Consolidated Financial Statements contained herein, will have a direct impact on the reorganization process. Accordingly, at this time it is not possible to predict when a plan of reorganization will be confirmed and become effective.

                           PART II. OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS.

      In May 1996, the Bankruptcy Court denied the motion of the Hospitals seeking an order estimating the aggregate value of all asbestos-related property damage claims against the Company and temporarily allowing such claims for purposes of voting on a plan of reorganization. This motion, as well as objections the Company has filed with the Bankruptcy Court to many of the asbestos-related property damage claims, are discussed in Note B to the Consolidated Financial Statements contained herein.

      Following the close of the quarter, on June 6, 1996, the Bankruptcy Court issued a judgment and decision in which it granted the motions of the Company and the United States seeking an order approving the settlement agreement among the Company, the EPA, the U.S. Department of Interior and certain states relating to certain environmental claims asserted against the Company. The settlement agreement provides, among other things, that the agencies and certain states will be granted allowed pre-petition unsecured claims in the Company's chapter 11 case aggregating approximately $43.0 million in full satisfaction of all of the Company's alleged liability at 23 specified Superfund sites, including any liability for any natural resource damage. The settlement agreement also provides that the liability, if any, of the Company at certain other sites will be determined in the future and be satisfied at that time in substantially the same manner and with the same value as such claims would have been satisfied if they had been treated under a reorganization plan. The settlement agreement was discussed in the Company's Report on Form 10-K for the fiscal year ended November 30, 1995. Certain parties that may be liable at certain of the sites resolved by the settlement agreement have filed a notice of appeal of the Bankruptcy Court's decision.

      Following the close of the quarter, on June 14, 1996, the U.S. District Court for the Southern District of Ohio heard oral argument on the appeals of the Estimation Ruling filed by the UCC, the ESC and two individual members of the UCC. The Estimation Ruling is further discussed in Note A to the Consolidated Financial Statements contained herein. The parties who filed the appeals argued, among other things, that the Bankruptcy Court lacked jurisdiction to estimate the Company's liability with respect to asbestos-related personal injury claims and that it erred in its determination of the amount of such liability. The Company, the ICC and the FRC have opposed the appeals. The District Court has not yet ruled on the appeals.

      Following the close of the quarter, on June 21, 1996, the UCC withdrew the motion it had filed with the Bankruptcy Court seeking relief from the Estimation Ruling. In its motion, the UCC had argued that, through inadvertence or mistake, the Bankruptcy Court overestimated the Company's liability for future asbestos-related personal injury claims by approximately $500 million. Because this issue was also raised in the appeal filed by the UCC to the Estimation Ruling, the UCC withdrew it from present consideration by the Bankruptcy Court. This motion was reported in the Company's Report on Form 10-Q for the quarter ended February 29, 1996.

      The Bankruptcy Court has scheduled a hearing for July 22, 1996 to consider the adequacy of the Debtors' First Amended Joint Disclosure Statement, which the Company submitted in connection with the filing of the Amended Plan, as further discussed in Note A to the Consolidated Financial Statements contained herein. Following the close of the quarter, at a hearing in June 1996, the Bankruptcy Court granted the Company's Motion for an Order Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject the Consolidated Plan of Reorganization, subject to such procedures being modified to provide that individual creditors holding multiple claims shall have a separate vote for each allowed claim they hold.


ITEM 3.  DEFAULTS UPON SENIOR SECURITIES.

     The chapter 11 filings constituted a default under substantially all of the

Company's and its 'affiliates' senior securities. The obligations under the Company's pre-petition credit facility and other obligations owing to the lenders who were party to the pre-petition credit facility have been addressed in the debtor in possession financing agreement approved by the Bankruptcy Court on May 24, 1991. At that time, certain of such obligations were repaid and the remaining of such obligations were deemed to be post-petition.

         With respect to certain other secured obligations, the Company (or its affiliates) have been making settlements or "adequate protection" payments approved by orders of the Bankruptcy Court.


ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K.

   (a)   Exhibits
         27 - Financial Data Schedule.

   (b)   Reports on Form 8-K
         Report on Form 8-K (File 1-1499), dated April 9, 1996, in which the Company reported that on April 9, 1996 the Company and seven of its domestic subsidiaries filed a First Amended Consolidated Plan of Reorganization in their chapter 11 cases pending before the U.S. Bankruptcy Court for the Southern District of Ohio, Western Division.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.






                                       EAGLE-PICHER INDUSTRIES, INC.





                                       /s/ David N. Hall
                                       -------------------------------
                                       David N. Hall,
                                       Senior Vice President - Finance and
                                       Chief Financial Officer




DATE July 12, 1996
     ---------------

                                  EXHIBIT INDEX

Exhibit No.           Description
-----------           -----------
  27                  Financial Data Schedule (submitted
                      electronically to the Securities
                      and Exchange Commission for its
                      information)

                          EAGLE-PICHER INDUSTRIES, INC.
                SIGNIFICANT ASSUMPTIONS FOR FINANCIAL PROJECTIONS


For purposes of developing the Plan of Reorganization (the "Plan") and evaluating its feasibility, the following financial projections were prepared. These financial projections reflect the Debtors' estimate of their expected consolidated financial position, results of operations and cash flows. Accordingly, the projections reflect Management's judgment, as of the date of this Disclosure Statement, of expected future operating and business conditions, which are subject to change.

All estimates and assumptions shown within the projections were developed by Management. The assumptions disclosed herein are those that Management believes to be significant to the projections. Although the Debtors are of the opinion that these assumptions are reasonable in the circumstances, such assumptions are subject to significant uncertainties, such as the cyclical nature of the automotive industry. There will be differences between projected and actual results because events and circumstances frequently do not occur as expected. Further, such assumptions may be affected by other events and circumstances outside of the Debtors' control. Consequently, actual financial results could vary significantly from projected results.

THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS OR ANY OTHER PERSON AS TO THE ACCURACY OF THE PROJECTIONS OR THAT THE PROJECTIONS WILL BE REALIZED.

The financial projections were prepared by the Debtors; they have not been audited or reviewed by independent accountants. The significant assumptions used in the preparation of the financial projections are stated below.

THE FINANCIAL PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN.

It is projected that the Debtors will emerge from chapter 11 December 1, 1996 (the "Effective Date"). The reorganization will be accounted for in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

The projections included herein are:

1. Pro Forma Consolidated Balance Sheet of Reorganized Eagle-Picher as of the Effective Date which reflects the projected accounting effects of the Plan's consummation and of "fresh start" accounting as promulgated by SOP 90-7.

2. Projected Consolidated Balance Sheets of Reorganized Eagle-Picher as of the Effective Date and November 30 for each of the years from 1997 through 2001.

3. Projected Consolidated Statements of Income of Reorganized Eagle-Picher for each of the six fiscal years in the period ended November 30, 2001.

4. Projected Consolidated Statements of Cash Flow of Reorganized Eagle-Picher for each of the six fiscal years in the period ended November 30, 2001.

5. Projected Capital Structure of Reorganized Eagle-Picher as of the Effective Date.

The projections have been prepared on the basis of generally accepted accounting principles consistent with those currently utilized by Eagle-Picher in the preparation of its consolidated financial statements except as noted in the following assumptions. The projections should be read in conjunction with the significant assumptions, qualifications and notes set forth below and with the audited consolidated financial statements for the fiscal year ended November 30, 1995 contained in the 1995 Annual Report included in Exhibit C.

WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE PROJECTED FINANCIAL INFORMATION, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED.

A.       GENERAL ASSUMPTIONS

The sales volumes of many of the Debtors' operations fluctuate with general economic cycles. In the interest of presenting a balanced view of their prospects, the Debtors have assumed that there will be an economic recession in the years 1997 and 1998.

Other factors considered in formulating the projections are discussed below:

Automotive Segment
------------------

The Debtors' automotive operations serve the automotive industry worldwide as a tier one supplier to the original equipment manufacturers or as a supplier to other manufacturers that supply automotive manufacturers with component parts or assemblies. Major factors considered in developing the projections for the Automotive Segment include:

1. Automotive industry production in North America in 1995 was approximately 15.3 million units of passenger cars, vans, utility vehicles and light trucks. A new record of 15.7 million units was reached in 1994, surpassing the record of 15.1 million units in 1978.

2. Projections for 1996 assume North American automotive production levels will be down 2%.

3. The effects of the cyclical recession projected in 1997 and 1998 are comparable to those of the last two downturns of the automotive industry.

4. Economic recovery will begin in the last few months of 1998 moving toward record automotive production worldwide by 2000.

5. The Debtors will achieve broader market penetration of their products, particularly in the light truck, van, and sport utility vehicle segment of the automotive market.

6. There will be increased emphasis on growth opportunities within the European automotive market.

7. The intense pricing pressure from the automotive manufacturers will continue and, on occasion, Eagle-Picher will be unable to recover cost increases from customers on a timely basis.

Machinery Segment
-----------------

The Debtors' operations in the Machinery Segment manufacture several lines of earth moving, material handling and other industrial machinery and equipment, components for a wide range of capital goods and systems and components for aerospace and commercial aviation markets as well as the defense industry. Specific factors considered in developing the projections of the Machinery Segment include:

1. The U.S. Government will continue to cut defense spending. However, significant operations of the Debtors are more dependent on certain portions of the defense budget which are less subject to funding cuts than other areas.

2. The level of worldwide commercial and industrial activity will decline with the projected economic recession in 1997 and 1998 and will begin recovery thereafter.


3. Government and commercial aerospace spending, particularly in the communication satellite area, will remain healthy over the next several years.

Industrial Segment
------------------

The Debtors' operations in the Industrial Segment can be characterized as serving niche markets where they enjoy a position of market leadership based on technical capabilities, proprietary advantages, manufacturing know-how or marketing skills. These operations generally are not impacted by fluctuations of the general economy. Specific factors considered in developing the projections for the Industrial Segment include:

1. Recent historic trends in the performance of individual product lines were analyzed to develop these projections.

2. Opportunities exist in certain niche markets where the Debtors have a specific competitive advantage.

3. Since the demand for the Industrial products is not impacted by economic fluctuations, these products are characterized as being somewhat "recession proof."

4. In 1997, construction will be completed and production will begin at a new $14 million facility which will process diatomaceous earth products, primarily for export markets.

B.       DISTRIBUTIONS UNDER THE PLAN

Cash, debt securities and common stock of Reorganized Eagle-Picher will be distributed pursuant to the Plan.

Cash Distributions
------------------
The Debtors expect to distribute cash on the Effective Date as follows:

         a) Approximately $10.3 million will be distributed with respect to Priority Claims, Convenience Claims, certain
         Secured Claims and certain Administrative Expenses;

         b) Assuming the class of asbestos property damage claimants votes to approve the Plan, $3.0 million will be used to establish a Qualified Settlement Fund which will be responsible for satisfying asbestos property damage claims (the "PD Trust").

         c) Approximately $89.0 million will be distributed with respect to the PI Trust and other unsecured creditors.

Debt Securities
---------------
It is anticipated that existing secured debt of Eagle-Picher approximating $6.0 million will be restructured. Such indebtedness will bear interest at an appropriate market rate and, for the most part, be repaid in installments. An existing $10 million secured industrial revenue bond financing is expected to be reinstated. In addition, debt securities, as described below, will be issued on the Effective Date:

         a) Tax Refund Notes in the anticipated principal amount of $71 million. It is assumed that these notes will mature on June 1, 1998 based on the assumed Effective Date of December 1, 1996.

         b) Divestiture Notes in the principal amount of $50 million which will mature three years after the Effective Date. These Divestiture Notes will be redeemed in the event the Debtors consummate major asset sales.

         c) Senior Unsecured Sinking Fund Debentures ("Debentures") in the principal amount of $250 million, which will mature 10 years after the Effective Date. The Debentures will have a mandatory sinking fund of $20 million per year on each of the third through ninth anniversaries of the Effective Date with a final maturity of $110 million.

         The assumed interest rates for each of the foregoing is set forth in Section C below.

Common Stock
------------
Common stock of the Reorganized Eagle-Picher will also be issued pursuant to the Plan. Based on, among other things, its analysis of the projections, the market value of securities of other companies serving similar markets and their capitalization rates, the Debtors' financial advisors, McDonald & Company Securities, Inc. ("McDonald & Co."), have calculated that the residual value of such common stock is $254.8 million.

The stockholders' existing Eagle-Picher Common Stock will not receive any distribution under the Plan, and their equity will be canceled.

Pursuant to the Plan, the holders of Unsecured Claims and Environmental Claims will receive 50% of their distribution value in Divestiture Notes and 50% cash.

The PI Trust will receive the balance of the cash and Divestiture Notes as consideration, as well as the entire issues of the Tax Refund Notes and the Debentures and all of the common stock of the Reorganized Eagle-Picher.

C.       OTHER SPECIFIC ASSUMPTIONS

Cash
----
It is assumed interest of 6% will be earned on cash balances exceeding $15 million. It is also assumed Eagle-Picher will have a line of credit available to it for certain letters of credit and, if necessary, working capital and operating needs. Any borrowings on this line of credit will carry an interest rate of 8%. For these purposes, borrowings will be made on December 1 to fund cash needs on that day and payments on those borrowings will be made the following December 1. Interest was calculated accordingly.

Property, Plant and Equipment
-----------------------------
To adjust net property, plant and equipment to an estimate of its fair value in accordance with the fresh-start accounting provisions of SOP 90-7, Eagle-Picher plans to review its property, plant and equipment and obtain appraisals to determine what revisions, if any, should be made to individual accounts. Since the appraisal process is not yet complete, $20 million is an estimate used for purposes of the projections. The actual adjustment at the Effective Date could be higher or lower. Any adjustment to this allocation would have no impact on cash flow.

For purposes of this projection, the fair value adjustment of the property, plant and equipment is to be amortized over eight years, which approximates the estimated remaining useful life of the assets. However, actual amortization periods used at the Effective Date could be shorter or longer.

Reorganization Goodwill
-----------------------
In accordance with SOP 90-7, the reorganization value in excess of amounts allocable to identifiable assets is an intangible asset. The amortization period of this intangible asset is assumed for these purposes to be 7 years, but the actual amortization period utilized at the Effective Date could be shorter or longer. This item has no tax or cash flow implications.

Debt
----
The Tax Refund Notes, the Divestiture Notes and the Debentures will bear interest at a rate these debt securities should bear in order to have a market value of 100% of their principal amount on the Effective Date. For purposes of these projections, it is assumed that such interest rates would be 8% for the Tax Refund Notes, 9 1/2% for the Divestiture Notes and 10 1/2% for the Debentures.

All payments of principal are assumed to be made on the anniversary of the Effective Date and interest will be paid semiannually, unless otherwise specified.

It is assumed the the Tax Refund Notes will be repaid when the majority of the tax refunds are received, approximately June 1, 1998.

For these purposes, it was assumed the Divestiture Notes will be repaid by their maturity date.

It is assumed that sinking fund payments on the Debentures will be made as scheduled throughout the projections.

Income Taxes
------------
It is assumed that Eagle-Picher will receive tax deductions for cash and the value of stock distributed to the PI Trust upon such distribution. With respect to Debt Securities distributed to the PI Trust, deductions are received as the Debt Securities are repaid or refunded. These deductions will result in substantial tax net operating losses.

An income tax receivable of $67.8 million will result from the carryback of tax net operating losses to years in which income is available for carryback. An additional refund of $3.2 million, which arose from results of prior years' audits, is expected to be received in 1997. Assuming the Effective Date is December 1, 1996, $55.4 million will be received approximately June 1, 1998, $9.3 million will be received in 1999, $2.7 million will be received in 2001 and $.4 million will be received in 2002.

A deferred income tax asset results from tax net operating losses and deferred deductions available to offset income tax payments in future years. General business credit carryforwards have been ignored, since it is expected that they will expire unutilized. For purposes of these projections, it is assumed that all other tax benefits are available upon the Effective Date and no valuation allowance is necessary.

A statutory federal income tax rate of 35% is assumed throughout the projection period. The differences between the statutory and the effective tax rates for the projection period are due primarily to the amortization of the reorganization gain, depletion deductions and foreign and state taxes. Due to the large tax net operating loss carryforward, the Debtor's current Federal tax liability will be limited to alternative minimum taxes. Approximately $6.6 million of alternative minimum taxes will be paid in 1999; however, of this amount, $5.9 million will be refunded in 2002.

Liabilities Subject to Compromise
---------------------------------
Liabilities Subject to Compromise will be discharged at the Effective Date. This will result in a gain for forgiveness of debt. This, along with the establishment of the deferred taxes and reorganization gain will offset the retained deficit.

EAGLE-PICHER INDUSTRIES, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
DECEMBER 1, 1996
(IN THOUSANDS - UNAUDITED)

                                 BEFORE       REORGANIZATION      AFTER
                             REORGANIZATION     ADJUSTMENTS   REORGANIZATION
Cash                             $118,237      ($102,338)(1)      $15,899

Escrow cash                         5,125          5,500 (2)       10,625

Accts receivable, net             129,000         (1,800)(2)      127,200

Inventories, net                   82,600         11,800 (2,3)     94,400

Income tax receivable               3,200         67,800 (4)       71,000

Prepaid expenses                   14,700            (50)(2)       14,650
                              ----------------------------------------------
  Total current assets            352,862        (19,088)         333,774

Property, plant &
  equipment, net                  164,318         18,750 (2,5)    183,068

Deferred income taxes              80,124         42,360 (4)      122,484

Reorganization goodwill                --         75,438 (6)       75,438

Other assets                       34,000         (4,000)(7)       30,000
                              ----------------------------------------------
  Total assets                   $631,304       $113,460         $744,764
                              ==============================================


Accounts payable                  $38,000           (600)(2)      $37,400

Accr. liabilities                  32,999         (3,049)(1,2)     29,950

Short-term debt                        --         71,000 (8)       71,000

Secured debt - current              2,163            (20)(1)        2,143

New debt - current                     --             --

Income tax payable                  5,289          5,289
                              ----------------------------------------------
  Total current liab               78,451         67,331          145,782

Secured debt                       17,676           (615)(1)       17,061

New debt-10 year                       --        250,000 (8)      250,000

New debt-3 year                        --         50,000 (8)       50,000

Other long-term liabilities        27,125         27,125

Liabilities subject to
  compromise                    2,160,493     (2,160,493)(8)           --

Equity                         (1,652,441)     1,907,237 (9)      254,796
                              ----------------------------------------------
  Total liab. & equity           $631,304       $113,460         $744,764
                              ==============================================

                          EAGLE-PICHER INDUSTRIES, INC.
                  NOTES TO PRO-FORMA CONSOLIDATED BALANCE SHEET


1. Cash projected to be paid at the Effective Date of the Plan includes distributions with respect to Priority Claims, Convenience Claims, certain Secured Claims and Administrative Expenses of approximately $10.3 million, the Asbestos Property Damage Claim of $3.0 million, and approximately $89.0 million to be distributed to the unsecured creditors and the PI Trust.

2. To reflect the sale of the Fabricon Products Division for $5.5 million, which approximates the book value of the assets. The proceeds will be deposited to an Escrow Cash account, which is held for the purpose of repaying the Divestiture Notes due December 1, 1999. The proceeds from the sale of the Orthane Division, which took place in early 1996, are also included in the Escrow cash account.

3. To adjust inventory to its approximated fair value through elimination of the LIFO reserve. Inventory will continue to be calculated on the LIFO method for tax purposes, which results in a deferred tax liability. For purposes of this statement, this has been treated as a reduction of deferred tax assets existing at the Effective Date.

4. Eagle-Picher will receive tax deductions for cash and the value of equity securities contributed to the PI Trust. An income tax receivable of $67.8 million will result from carryback of losses to years with available income.
         Additional deferred income tax assets of $57.4 million result from net operating losses and deferred deductions available to offset income tax payments in future years. For purposes of these projections, it was assumed that all tax benefits, other than general business credit carryforwards, are available upon the Effective Date and no valuation allowance is necessary. General business credit carryforwards were ignored because they are expected to expire unutilized.

5. To adjust net property, plant and equipment to an estimate of its fair value in accordance with the fresh-start accounting provisions of SOP 90-7. Since the appraisal process is not yet complete, $20 million is an estimate used for purposes of the projections.

6. To record reorganization value in excess of amounts allocable to identifiable assets in accordance with SOP 90-7.

7. To write off existing goodwill of approximately $12.0 million. This is offset by a $8.0 million increase to the prepaid pension asset to the amount by which the plan assets exceed the projected benefit obligations.

8. To record the discharge of Liabilities Subject to Compromise through the distribution pursuant to the Plan of debt securities, common stock, and the cash previously mentioned in Note 1. This will result in a gain for forgiveness of debt.

         a) Eagle-Picher will issue Tax Refund Notes in the principal amount of $71.0 million.

         b) Eagle-Picher will issue three-year Divestiture Notes in the principal amount of $50 million.

         c) Eagle-Picher will issue Senior Unsecured Sinking Fund Debentures in the principal amount of $250 million.

         d) New Eagle-Picher Common Stock with an estimated value of $254.8 million will be issued. Existing Eagle-Picher Common Stock will be canceled and the holders thereof will receive no distribution.

9. To eliminate the retained deficit and record the new equity of Eagle-Picher.

EAGLE-PICHER INDUSTRIES, INC.
PROJECTED CONSOLIDATED BALANCE SHEETS
AS OF NOVEMBER 30 UNLESS OTHERWISE NOTED
(IN THOUSANDS - UNAUDITED)

                                              DEC. 1                     REORGANIZED COMPANY
                                             --------   ----------------------------------------------------
                                   1996        1996       1997       1998       1999       2000       2001
Cash                             $118,237     $15,899    $49,738    $46,350    $67,850    $58,046    $69,605

Escrow cash                         5,125      10,625     11,225     11,875     12,575         --         --

Accts receivable, net             129,000     127,200    127,700    129,000    135,000    141,000    148,000

Inventories, net                   82,600      94,400     94,200     94,600     96,100     97,600     98,600

Income tax receivable               3,200      71,000     67,800     12,400      3,100      3,100      6,300

Prepaid expenses                   14,700      14,650     14,650     15,650     16,150     16,650     17,150
                               ----------------------   ----------------------------------------------------
  Total current assets            352,862     333,774    365,313    309,875    330,775    316,396    339,655

Property, plant &
  equipment, net                  164,318     183,068    185,568    186,668    186,368    184,668    181,568

Deferred income taxes              80,124     122,484    118,112    113,084    111,674    100,998     80,974

Reorganization goodwill                --      75,438     64,661     53,884     43,107     32,330     21,553

Other assets                       34,000      30,000     28,000     26,500     27,500     28,000     28,000
                               ----------------------   ----------------------------------------------------
  Total assets                   $631,304    $744,764   $761,654   $690,011   $699,424   $662,392   $651,750
                               ======================   ====================================================


Accounts payable                  $38,000     $37,400    $36,400    $37,400    $38,400    $39,400    $39,900

Accr. liabilities                  32,999      29,950     48,140     45,300     45,800     43,675     42,725

Short-term debt                        --      71,000     71,000         --         --     20,000     10,000

Secured debt - current              2,163       2,143      2,237      1,159        856      1,490         80

New debt - current                     --          --         --         --     70,000     20,000     20,000

Income tax payable                  5,289       5,289      5,289      5,289      5,289      5,289      5,289
                               ----------------------   ----------------------------------------------------
  Total current liab               78,451     145,782    163,066     89,148    160,345    129,854    117,994

Secured debt                       17,676      17,061     14,824     13,666     12,809     11,320     11,240

New debt-10 year                       --     250,000    250,000    250,000    230,000    210,000    190,000

New debt-3 year                        --      50,000     50,000     50,000         --         --         --

Other long-term liabilities        27,125      27,125     26,825     26,825     26,325     26,325     25,825

Liabilities subject to
  compromise                    2,160,493          --         --         --         --         --         --

Equity                         (1,652,441)    254,796    256,939    260,372    269,945    284,893    306,691
                               ----------------------   ----------------------------------------------------
  Total liab. & equity           $631,304    $744,764   $761,654   $690,011   $699,424   $662,392   $651,750
                               ======================   ====================================================

EAGLE-PICHER INDUSTRIES, INC.
PROJECTED CONSOLIDATED STATEMENTS OF INCOME
FISCAL YEARS ENDED NOVEMBER 30
(IN THOUSANDS - UNAUDITED)

                                                                      REORGANIZED COMPANY
                                   --------   ------------------------------------------------------------------
                                     1996           1997         1998         1999         2000           2001
Net sales                          $865,923       $854,000     $855,500     $912,000     $963,000     $1,017,000

Operating Costs and Expenses
  Cost of products sold             724,071        711,325      713,350      762,225      805,900        849,775
  Selling and administrative         80,100         81,600       82,500       83,700       86,300         88,900
                                   --------   ------------------------------------------------------------------
                                    804,171        792,925      795,850      845,925      892,200        938,675
                                   --------   ------------------------------------------------------------------
Operating Income                     61,752         61,075       59,650       66,075       70,800         78,325

Amortization:
  Reorganization asset                   --        (10,777)     (10,777)     (10,777)     (10,777)       (10,777)
  Property, plant and equipment
    adjustment                           --         (2,500)      (2,500)      (2,500)      (2,500)        (2,500)

Interest expense                     (2,000)       (39,155)     (35,540)     (32,525)     (27,175)       (24,150)
Interest income                         500          2,400        2,200        2,400        1,000          1,300
Other income (expense)              502,515             --           --           --           --             --
Reorganization items                   (500)            --           --           --           --             --
                                   --------   ------------------------------------------------------------------
  Income before income taxes
    and non-recurring item          562,267         11,043       13,033       22,673       31,348         42,198

                                                                                                               0
Income taxes                          3,400          8,900        9,600       13,100       16,400         20,400
                                   --------   ------------------------------------------------------------------
  Income before non-
    recurring item                  558,867          2,143        3,433        9,573       14,948         21,798

Gain on discharge of debt                --      1,561,853           --           --           --             --
Fresh start adjustments                  --         91,388           --           --           --             --
Administrative items related
  to reorganization                      --           (800)          --           --           --             --
                                   --------   ------------------------------------------------------------------
  Net income                        558,867      1,654,584        3,433        9,573       14,948         21,798
                                   ========   ==================================================================

BY INDUSTRY SEGMENT:
Sales
  Automotive                        432,136        450,370      451,680      491,700      532,220        569,740
  Machinery                         248,481        233,140      230,110      240,050      244,990        255,930
  Industrial                        185,306        170,490      173,710      180,250      185,790        191,330
                                   --------   ------------------------------------------------------------------
    Total sales                     865,923        854,000      855,500      912,000      963,000      1,017,000
                                   ========   ==================================================================

Operating Income
  Automotive                         32,462         36,785       37,560       42,835       48,095         52,895
  Machinery                          20,086         16,855       15,780       17,455       17,145         18,895
  Industrial                         12,555         12,495       13,020       14,145       15,240         16,215
  Corporate items                    (3,351)        (5,060)      (6,710)      (8,360)      (9,680)        (9,680)
                                   --------   ------------------------------------------------------------------
    Total operating income           61,752         61,075       59,650       66,075       70,800         78,325
                                   ========   ==================================================================

EAGLE-PICHER INDUSTRIES, INC.
PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOWS
FISCAL YEARS ENDED NOVEMBER 30
(IN THOUSANDS - UNAUDITED)

                                                                           REORGANIZED COMPANY
                                     -------   -------------------------------------------------------------
                                      1996          1997             1998       1999       2000       2001
Operating Cash:
  Net income                         558,867     1,654,584            3,433      9,573     14,948     21,798

  Reduction of asbestos liability   (502,511)           --               --         --         --         --

  Gain on discharge of debt               --    (1,561,853)              --         --         --         --

  Fresh start adjustments                 --       (91,388)              --         --         --         --

  Administrative items related
     to reorganization                    --           800               --         --         --         --

  Depreciation & amortization         31,200        43,277           44,677     46,077     47,477     48,877

  Deferred taxes                     (17,300)        4,372            5,028      1,410     10,676     20,024

  Working capital                       (637)       18,590           (3,040)    (8,000)    (9,625)    (9,450)

  Income tax refunds                   1,202         3,200           55,400      9,300         --     (3,200)
                                     -------   -------------------------------------------------------------
    Operating cash                    70,821        71,582          105,498     58,360     63,476     78,049

Investing Cash:

  Capital expenditures               (40,000)      (35,000)         (35,000)   (35,000)   (35,000)   (35,000)

Financing Cash:

   Escrow activity                    (5,125)         (600)            (650)      (700)    12,575         --

  Short-term borrowings                   --            --          (71,000)        --     20,000    (10,000)

  Repayments                            (789)       (2,143)          (2,236)    (1,160)   (70,855)   (21,490)
                                     -------   -------------------------------------------------------------
    Financing cash                    (5,914)       (2,743)         (73,886)    (1,860)   (38,280)   (31,490)

Cash Payments Pursuant
  to the Plan                             --      (102,338)              --         --         --         --

    Increase (decrease) in cash       24,907       (68,499)          (3,388)    21,500     (9,804)    11,559

Beginning cash balance                93,330       118,237           49,738     46,350     67,850     58,046
                                     -------   -------------------------------------------------------------
                                     118,237        49,738           46,350     67,850     58,046     69,605
                                     =======   =============================================================

                           EAGLE-PICHER INDUSTRIES, INC.
                           -----------------------------

                           CALCULATION OF EQUITY VALUE
                                NOVEMBER 30 1996


Total Value of Estate*                                                                $734.0 million

              Less:        Cash Distributed                                             89.0
                           Secured Debt                                                 19.2
                           Tax Refund Notes                                             71.0
                           Divestiture Notes                                            50.0
                           Debentures                                                  250.0
                                                                                      ------

                  Value of Equity                                                     $254.8 million


*  Excludes Priority Claims and Remaining Expenses of Administration

                    CAPITAL STRUCTURE OF REORGANIZED COMPANY

                                                             Value                 Percentage
Secured Notes                                                $19.2                       3.0%
Tax Refund Notes                                              71.0                      11.0
Divestiture Notes                                             50.0                       7.8
Debentures                                                   250.0                      38.8
Common Equity                                                254.8                      39.5
                                                            ------                     -----

                                                            $645.0                     100.0%

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION


In re                               )       Consolidated Case No. 1-91-00100
                                    )
                                    )
EAGLE-PICHER INDUSTRIES,            )       Chapter 11
INC., et al.,                       )
                                    )       JUDGE PERLMAN
           Debtors.                 )
                                    )
____________________________ )


                                   EXHIBIT "D"

                   BALLOT SOLICITATION AND TABULATION PROCEDURES, AS APPROVED BY AN ORDER OF THE BANKRUPTCY COURT, DATED JULY 23, 1996


                       PLEASE CALL THE SOLICITATION AGENT,
                   HILL AND KNOWLTON, INC., AT (212) 885-0555,
                IF YOU HAVE ANY QUESTIONS ABOUT THESE PROCEDURES.

                                TABLE OF CONTENTS

1.   Definitions................................................................      D-1

2.   Publication Notice.........................................................      D-3

3.   Distribution of Solicitation Packages by the Tabulation Agent..............      D-3
              a.   Scheduled Claims.............................................      D-3
              b.   Filed Claims.................................................      D-4
              c.   Primary Asbestos Personal Injury Claims......................      D-4
                         i.   Proofs of Claim Signed by Individual Claimants....      D-4
                         ii.  Proofs of Claim Signed by Disqualified
                              Attorneys.........................................      D-4
                         iii. Proofs of Claim Signed by Attorneys...............      D-4
              d.   Asbestos Property Damage Claims:.............................      D-6
              e.   Unimpaired Claims............................................      D-6
              f.   Determination of Holders of Record...........................      D-6

4.   Distribution of Solicitation Packages by the Solicitation Agent............      D-7
              a.   Registered Debt Securities...................................      D-7

                         i.   List of Record Holders............................      D-7
                         ii.  Determination of Number of Beneficial Owners......      D-7
                         iii. Distribution to Record Holders other than Debt
                              Nominees..........................................      D-7
                         iv.  Distribution to Debt Nominees in Unimpaired
                              Classes...........................................      D-7
                         v.   Distribution to Debt Nominees in Impaired
                              Classes...........................................      D-8
                                    (1)   Options for Obtaining Votes...........      D-8
                                    (2)   Reimbursement of Expenses.............      D-9

              b.   Bearer Debt Securities.......................................      D-9
                         i.   Lists of Holders of Bearer Debt Securities........      D-9
                         ii.  Notices...........................................     D-10
                         iii. Contents of Individual, Non-Prevalidated Ballots
                              for Bearer Debt Securities........................     D-10
                         iv.  Bearer Debt Securities Held by a Depositary.......     D-11
                         v.   Reimbursement of Expenses.........................     D-12

              c.   Equity Interests.............................................     D-12
                         i.   List of Equity Holders............................     D-12
                         ii.  Distribution of Solicitation Packages to Holders
                              of Equity Interests...............................     D-13

5.   Return of Ballots..........................................................     D-13
              a.   Claimants That Are Entitled to Vote..........................     D-13
              b.   Place to Send Completed Ballots..............................     D-13
              c.   Deadline for Receiving Completed Ballots.....................     D-13
                         i.   Deadline For Receipt By Tabulation Agent..........     D-13
                         ii.  Deadline For Receipt By Solicitation Agent........     D-14

6.   Tabulation of Ballots......................................................     D-14

              a.   Determination of Amount of Claims Voted......................     D-14

                         i.   Bearer Debt Securities............................     D-14
                         ii.  Registered Debt Securities:.......................     D-15
                         iii. Claims other than Debt Securities, Asbestos
                              Property Damage Claims, Asbestos Personal
                              Injury Claims, Environmental Claims, and Lead
                              Personal Injury Claims............................     D-16
                         iv.  Asbestos Property Damage Claims, Asbestos
                              Personal Injury Claims, and Lead Personal
                              Injury Claims.....................................     D-17
                         v.   Environmental Claims..............................     D-17
              b.   Determination of Number of Claims Voted......................     D-17

                         i.   Specific Rules Relating to Registered Debt
                              Securities and Bearer Debt Securities.............     D-18
                         ii.  Specific Rules Relating to Class Asbestos
                              Property Damage Claims:...........................     D-18

              c.   Ballots Excluded:............................................     D-18
              d.   General Voting Procedures and Standard Assumptions...........     D-18

                  BALLOT SOLICITATION AND TABULATION PROCEDURES

The following procedures (these "Voting Procedures") are adopted with respect to
(a) the distribution of ballot solicitation materials with respect to the chapter 11 plan jointly proposed by the Debtors, the Official Injury Claimants' Committee, and the Future Claimants' Representative (as such plan may be amended from time to time, the "Plan") and (b) the return and tabulation of ballots and master ballots.

1.       DEFINITIONS:

         a. "ASBESTOS BAR DATE ORDER" means the order of the Bankruptcy Court, dated June 11, 1992, which fixed the deadline for filing proofs of claim against the Debtors' estates for all Asbestos Property Damage Claims and Primary Asbestos Personal Injury Claims.

         b. "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of Ohio, Western Division.

         c. "BEARER DEBT SECURITIES" means debt securities of the Debtors that are not registered as to principal or are registered to "bearer."

         d. "BEARER DEBT SECURITIES TRUSTEE" means the indenture trustee for any issue of debt securities of the Debtors as to which some or all of such debt securities constitute Bearer Debt Securities.

         e. "CONFIRMATION HEARING" means the hearing on the confirmation of the Plan, as such hearing may be adjourned from time to time.

         f. "DEBT NOMINEES" means institutional holders of record of Registered Debt Securities who hold Registered Debt Securities in "street name" on behalf of beneficial owners or otherwise represent such beneficial holders.

         g. "DEPOSITARY" means a trust company, bank, or other depositary having trust powers recognized by the Federal Reserve System of the United States.

         h. "DISCLOSURE STATEMENT" means the disclosure statement in connection with the Plan, as approved by the Bankruptcy Court in the Disclosure Statement Order.

         i. "DISCLOSURE STATEMENT ORDER" means the Order of the Bankruptcy Court approving the Disclosure Statement.

         j. "EQUITY NOMINEE" means an institutional holder of record that may hold shares of common stock of Eagle-Picher in "street name" on behalf of beneficial owners or otherwise represent such beneficial owners.

         k. "GENERAL BAR DATE ORDER" means the order of the Bankruptcy Court, dated July 19, 1991, which fixed the deadline for filing proofs of claim against the Debtors' estates for all Claims other than Asbestos Property Damage Claims and Primary Asbestos Personal Injury Claims.

         l. "MASTER BALLOT" means a ballot (a) filed on behalf of one or more beneficial owners of Registered Debt Securities or Bearer Debt Securities in accordance with the procedures set forth in section 4.a.v.(1) or section 4.b.iv. respectively, of these Voting Procedures, (b) filed on behalf of one or more holders of Primary Asbestos Personal Injury Claims pursuant to section of these Voting Procedures, or (c) filed by an Asbestos Property Damage Claim class member pursuant to section 3.d of these Voting Procedures.

         m. "PRIMARY ASBESTOS PERSONAL INJURY CLAIM" means an Asbestos Personal Injury Claim other than an Asbestos or Lead Contribution Claim.

         n. "PUBLICATION NOTICE" means a published notice of (a) the approval of the Disclosure Statement and the scheduling of the Confirmation Hearing and (b) the procedure for holders of Claims and Equity Interests to obtain a Solicitation Package.

         o. "RECORD AMOUNT" means the amount shown on the records of the Registered Debt Securities Trustees and the Debt Nominees (as confirmed by record and depositary listings) as of the Voting Record Date.

         p. "REGISTERED DEBT SECURITIES" means debt securities of the Debtors that are either fully registered or registered as to principal only, but excluding debt securities registered to "bearer."

         q. "REGISTERED DEBT SECURITIES TRUSTEE" means the indenture trustee for any issue of debt securities of the Debtors as to which all or some of such debt securities constitute Registered Debt Securities.

         r. "SCHEDULES" means the Debtors' schedules of liabilities previously filed with the Bankruptcy Court, as amended or reconstituted.

         s. "SOLICITATION AGENT" means Hill and Knowlton, Inc., or such other firm that may be retained by the Debtors to act as the Solicitation Agent with respect to the Plan.

         t. "SOLICITATION PACKAGE" means, and will consist of, all of the following:

                  i.       Disclosure Statement Order.

                  ii. Disclosure Statement (with the Plan attached as an exhibit thereto).

                  iii. For entities entitled to vote, appropriate ballots and voting instructions.

                  iv. For entities entitled to vote, pre-addressed, postage-paid, return envelopes.

                  v. Any other materials ordered by the Bankruptcy Court to be included as part of the Solicitation Package.

         u. "TABULATION AGENT" means Federated Claims Service Group, or such other firm that may be retained by the Debtors to act as the Tabulation Agent with respect to the Plan.

         v. "TRANSFER AGENT" means Key Corp., the transfer agent for Eagle-Picher's common stock, or such other transfer agent as may be acting for Eagle-Picher at the relevant time.

         w.       "UNIMPAIRED CLASSES SOLICITATION PACKAGE" means, collectively,
                  (a) notice that the class in which an entity's Claim is classified is designated in the Plan as unimpaired and that, upon written request by such entity to the Solicitation Agent, a copy of the Solicitation Package shall be furnished to such entity at the Debtors' expense and (b) notice of the Confirmation Hearing and the time fixed for filing objections to confirmation or the Plan.

         x. "VOTING DEADLINE" means the date that is established by the Bankruptcy Court as the deadline for the return of ballots on the Plan.

         y. "VOTING RECORD DATE" means the date that is five (5) business days after the date on which the Disclosure Statement Order is entered by Bankruptcy Court.

         Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

2.       PUBLICATION NOTICE:

         The Debtors will cause the Publication Notice to be published twice in The Wall Street Journal (all U.S. editions) and The New York Times (national edition).

3.       DISTRIBUTION OF SOLICITATION PACKAGES BY THE TABULATION AGENT:

         The Tabulation Agent will cause Solicitation Packages to be served as follows:

         a.       SCHEDULED CLAIMS:

                  Upon each holder of a Claim (in a class that is not rendered unimpaired under the Plan) listed in the Schedules as of the Voting Record Date as liquidated, undisputed, and not contingent (other than holders of Registered Debt Securities and Bearer Debt Securities).

         b.       FILED CLAIMS:

                  Upon each holder of a Claim (in a class that is not rendered unimpaired under the Plan) represented by a proof of claim against any of the Debtors that has not been disallowed by an order entered on or before the Voting Record Date, other than a proof of claim asserting (a) Claims under, or evidenced by, any Registered Debt Securities or Bearer Debt Securities, (b) Primary Asbestos Personal Injury Claims, or
                  (c) Asbestos Property Damage Claims.

         c.       PRIMARY ASBESTOS PERSONAL INJURY CLAIMS:

                  Upon the holders of Primary Asbestos Personal Injury Claims, as follows:

                  i.       PROOFS OF CLAIM SIGNED BY INDIVIDUAL CLAIMANTS:

                           Each holder of a Primary Asbestos Personal Injury Claim that filed a proof of claim asserting a Primary Asbestos Personal Injury Claim against any of the Debtors that has not been disallowed by an order entered on or before the Voting Record Date and who personally signed such proof of claim shall receive a Solicitation Package.

                  ii.      PROOFS OF CLAIM SIGNED BY DISQUALIFIED ATTORNEYS:

                           If a proof of claim asserting a Primary Asbestos Personal Injury Claim against any of the Debtors was signed and filed by an attorney purporting to represent the holder of such Claim, and (a) the Debtors know that such attorney has been disqualified from representing such holder, and (b) such Primary Asbestos Personal Injury Claim has not been disallowed by an order entered on or before the Voting Record Date, the Solicitation Package shall be served directly upon the holder of such Primary Asbestos Personal Injury Claim, if such holder's address is known. Otherwise, the Solicitation Package shall be served upon the last-known attorney of record for such holder, with instructions for such attorney to forward the Solicitation Package to the holder of such Primary Asbestos Personal Injury Claim within two (2) business days after receipt of the Solicitation Package.

                  iii.     PROOFS OF CLAIM SIGNED BY ATTORNEYS:

                           If any proofs of claim asserting Primary Asbestos Personal Injury Claims against any of the Debtors were signed and filed by an attorney purporting to represent the holders of such Claims, and such Primary Asbestos Personal Injury Claims have not been disallowed by an order or orders entered on or before the Voting Record Date, a single Solicitation Package shall be served upon such attorney, and (except to the extent that individual holders of such Primary Asbestos Personal Injury Claims also signed such proofs of claims) Solicitation Packages WILL NOT be served upon the individual holders thereof. The Solicitation Package will contain a separate copy of these Voting Procedures and a Master Ballot for the computation of votes on the Plan. The following procedures will govern the completion and return of such Master Ballot:

                           (1) The Master Ballot to be sent to each such attorney will contain as an exhibit thereto a computer-generated listing of each individual holder of a Primary Asbestos Personal Injury Claim for whom such attorney signed and filed a proof of claim, by name and Claim number, with a separate box next to each entry to note, if necessary, whether such individual holder accepts or rejects the Plan.

                           (2)      The Master Ballot will contain a
                                    certification to be completed by such
                                    attorney pursuant to which such attorney will certify that, except as otherwise noted on the exhibit thereto by the striking of the name of the holder of a Primary Asbestos Personal Injury Claim, such attorney has the authority to cast a ballot on the Plan on behalf of the holders of Primary Asbestos Personal Injury Claims listed on such exhibit. If such attorney is unable to make such certification with respect to any holders of Primary Asbestos Personal Injury Claims on whose behalf such attorney signed and filed proofs of claim, such attorney shall, within ten (10) business days after the receipt of the Solicitation Package, furnish the Tabulation Agent with the names and addresses of such holders, on a preprinted form to be included with the Solicitation Package.

                           (3)      The Master Ballot shall contain, in
                                    substantially similar form, the following options for voting, one of which shall be marked by the attorney:

                                    (a)      "All claimants listed on the
                                             exhibit accompanying this ballot
                                             ACCEPT the Plan."

                                    (b)      "All claimants listed on the
                                             exhibit accompanying this ballot
                                             REJECT the Plan."

                                    (c)      "All claimants listed on the
                                             exhibit accompanying this ballot
                                             ACCEPT the Plan, EXCEPT as marked
                                             on such exhibit."

                                    (d)      "All claimants listed on the
                                             exhibit accompanying this ballot
                                             REJECT the Plan, EXCEPT as marked
                                             on such exhibit."

                           (4) If any exceptions to the certification are noted pursuant to section 3.c.iii.(2), or if any exceptions are noted pursuant to section 3.c.iii.(3)(c) or 3.c.iii.(3)(d), the attorney shall note such exceptions on the exhibit accompanying the ballot and shall return the ENTIRE exhibit, together with the completed Master Ballot, to the Tabulation Agent in accordance with section of these Voting Procedures. Otherwise, the attorney need only return the completed Master Ballot, without the exhibit, to the Tabulation Agent in accordance with section of these Voting Procedures.

         d.       ASBESTOS PROPERTY DAMAGE CLAIMS:

                  Upon each holder of an Asbestos Property Damage Claim that filed a proof of claim asserting an Asbestos Property Damage Claim that (i) does not purport to constitute a class proof of claim and (ii) has not been disallowed by an order entered on or before the Voting Record Date. With respect to Asbestos Property Damage Claims filed by representatives of classes of Asbestos Property Damage Claims that have been certified or conditionally certified in pending federal or state court actions, the Tabulation Agent will select 100 members of each class at random from a list of class members provided to the Tabulation Agent by the class representative. The class representative shall provide such list to the Tabulation Agent within ten (10) business days after receipt by such class representative of a written request therefor from Eagle-Picher. If the class representative does not timely provide such list, Eagle-Picher shall have no obligation to solicit the votes of such class. The Tabulation Agent will send a Solicitation Package to each randomly selected class member and to the class representative, and, unless individual class members filed separate proofs of claim in accordance with the Asbestos Bar Date Order, individual class member shall not receive Solicitation Packages.

         e.       UNIMPAIRED CLAIMS:

                  Each entity that, as of the Voting Record Date, has a Claim (other than a Claim pursuant to Registered Debt Securities or Bearer Debt Securities) that is unimpaired under the Plan will receive an Unimpaired Classes Solicitation Package.

         f.       DETERMINATION OF HOLDERS OF RECORD:

                  Except with respect to Primary Asbestos Personal Injury Claims and Claims under, or evidenced by, any Registered Debt Securities or Bearer Debt Securities, the Solicitation Package or Unimpaired Solicitation Package, as the case may be, will be served upon the entity that holds a Claim as of the Voting Record Date, and the Debtors will have no obligation to cause a Solicitation Package or Unimpaired Solicitation Package, as the case may be, to be served upon any subsequent holder of such Claim (as evidenced by any notice of assignment of such Claim entered on the Bankruptcy Court's docket after the Voting Record Date or otherwise).

4.       DISTRIBUTION OF SOLICITATION PACKAGES BY THE SOLICITATION AGENT:

         The Solicitation Agent will cause Solicitation Packages to be served as follows:

         a.       REGISTERED DEBT SECURITIES:

                  To all holders of Registered Debt Securities, according to the following procedures:

                  i.       LIST OF RECORD HOLDERS:

                           Pursuant to Bankruptcy Rules 1007(i) and 3017(e), within five (5) business days after the Voting Record Date, the Registered Debt Securities Trustee shall provide to the Solicitation Agent (a) a copy of the list of the names, addresses, and holdings of the holders of Registered Debt Securities as of the Voting Record Date, (b) a set of mailing labels for such holders, and (c) such other information as the Solicitation Agent deems reasonably necessary to perform its duties hereunder. Upon request by the Solicitation Agent, the Registered Debt Securities Trustee shall provide additional sets of mailing labels. The Solicitation Agent shall use such lists, mailing labels, and other information only for purposes consistent with these Voting Procedures.

                  ii.      DETERMINATION OF NUMBER OF BENEFICIAL OWNERS:

                           As soon as practicable after the entry of the Disclosure Statement Order, the Solicitation Agent shall attempt to contact the institutional holders of record of the Registered Debt Securities to determine whether such holders hold as Debt Nominees and to ascertain the number of beneficial owners of such Registered Debt Securities holding through each such Debt Nominee.

                  iii.     DISTRIBUTION TO RECORD HOLDERS OTHER THAN DEBT
                           NOMINEES:

                           The Solicitation Agent will cause to be served upon each record holder (other than Debt Nominees), as of the Voting Record Date, of any Registered Debt Securities either (a) a Solicitation Package (if the Registered Debt Securities are in a class that is impaired under the Plan) or (b) an Unimpaired Classes Solicitation Package (if the Registered Debt Securities are in a class that is not impaired under the Plan).

                  iv.      DISTRIBUTION TO DEBT NOMINEES IN UNIMPAIRED CLASSES:

                           For Registered Debt Securities that are in a class that is not impaired under the Plan, the Solicitation Agent will cause to be served upon each Debt Nominee materials comprising Unimpaired Classes Solicitation Packages, in sufficient numbers estimated to allow dissemination of Unimpaired Classes Solicitation Packages to each of the beneficial owners of Registered Debt Securities for which they serve, together with a copy of these Voting Procedures, and with instructions to such Debt Nominee to (i) contact the Solicitation Agent for additional sets of Unimpaired Classes Solicitation Packages, if necessary, and (ii) promptly (within five (5) business days after receipt of the Unimpaired Classes Solicitation Packages) distribute the Unimpaired Classes Solicitation Packages to the beneficial owners for which they serve.

                  v.       DISTRIBUTION TO DEBT NOMINEES IN IMPAIRED CLASSES:

                           For Registered Debt Securities that are in a class that is impaired under the Plan, the Solicitation Agent will cause to be served upon each Debt Nominee materials comprising Solicitation Packages, in sufficient numbers estimated to allow dissemination of Solicitation Packages to each of the beneficial owners of Registered Debt Securities for which they serve, together with a copy of these Voting Procedures, and with instructions to such Debt Nominee to (i) contact the Solicitation Agent for additional sets of Solicitation Packages, if necessary, and (ii) promptly (within five (5) business days after receipt of the Solicitation Packages) distribute the Solicitation Packages to the beneficial owners for which they serve. Upon request by a Registered Debt Securities Trustee or an entity purporting to be a Debt Nominee or a beneficial owner of Registered Debt Securities, the Solicitation Agent shall send any such entity a Solicitation Package.

                           (1)      OPTIONS FOR OBTAINING VOTES:

                                    Debt Nominees will have two options for
                                    obtaining the votes of beneficial owners of Registered Debt Securities in impaired classes, consistent with customary practices for obtaining the votes of securities held in street name:

                                    (a)      The Debt Nominee may "prevalidate"
                                             the individual ballot contained in
                                             the Solicitation Package and then
                                             forward the Solicitation Package to
                                             the beneficial owner of the
                                             Registered Debt Securities for
                                             voting, with the beneficial owner
                                             then returning the individual
                                             ballot directly to the Solicitation
                                             Agent in the return envelope to be
                                             provided in the Solicitation
                                             Package. A Debt Nominee
                                             "prevalidates" a beneficial owner's
                                             ballot by indicating thereon the
                                             record holder of the Registered
                                             Debt Securities voted, the amount
                                             of Registered Debt Securities held
                                             by the beneficial owner, and the
                                             appropriate account numbers through
                                             which the beneficial owner's
                                             holdings are derived.

                                    (b)      The Debt Nominee may forward the
                                             Solicitation Package to the
                                             beneficial owner of the Registered
                                             Debt Securities for voting along
                                             with a return envelope provided by
                                             and addressed to the Debt Nominee,
                                             with the beneficial owner then
                                             returning the individual ballot to
                                             the Debt Nominee. In such case, the
                                             Debt Nominee will summarize the
                                             votes of its respective beneficial
                                             owners on a Master Ballot that will
                                             be provided to the Debt Nominee
                                             separately by the Solicitation
                                             Agent, in accordance with any
                                             instructions set forth in the
                                             instructions to the Master Ballot,
                                             and then return the Master Ballot
                                             to the Solicitation Agent. THE

                                             DEBT NOMINEE SHOULD ADVISE THE
                                             BENEFICIAL OWNERS TO RETURN THEIR
                                             INDIVIDUAL BALLOTS TO THE DEBT
                                             NOMINEE BY A DATE CALCULATED BY THE
                                             DEBT NOMINEE TO ALLOW IT TO PREPARE
                                             AND RETURN THE MASTER BALLOT TO THE
                                             SOLICITATION AGENT SO THAT THE
                                             MASTER BALLOT IS ACTUALLY RECEIVED
                                             BY THE SOLICITATION AGENT BY THE
                                             VOTING DEADLINE.

                                    (c)      Debt Nominees that elect to use the
                                             Master Ballot voting process are
                                             required to retain the ballots cast
                                             by their respective beneficial
                                             owners for inspection for one (1)
                                             year following the Voting Deadline,
                                             unless otherwise instructed in
                                             writing by the Debtors or ordered
                                             by the Bankruptcy Court. Each Debt
                                             Nominee that elects to
                                             "prevalidate" ballots must maintain
                                             a list of those beneficial owners
                                             as of the Voting Record Date to
                                             whom ballots were sent for one (1)
                                             year following the Voting Deadline,
                                             unless otherwise instructed in
                                             writing by the Debtors or ordered
                                             by the Bankruptcy Court.

                           (2)      REIMBURSEMENT OF EXPENSES:

                                    The Debtors will, upon written request,
                                    reimburse Debt Nominees (or their agents) for their reasonable, actual, and necessary out-of-pocket expenses incurred in performing the tasks described above.

         b.       BEARER DEBT SECURITIES:

                  To all holders of Bearer Debt Securities, according to the following procedures:

                  i.       LISTS OF HOLDERS OF BEARER DEBT SECURITIES:

                           Pursuant to Bankruptcy Rules 1007(i) and 3017(e), within five (5) business days after the Voting Record Date, the Bearer Debt Securities Trustee shall provide to the Solicitation Agent (a) a copy of any list of the last-known names, addresses, and holdings of the holders of Bearer Debt Securities and the identity and address of each Depositary believed to hold Bearer Debt Securities, (b) a set of mailing labels to such holders or Depositaries, if practicable and appropriate, and (c) such other information as the Solicitation Agent deems reasonably necessary to perform its duties hereunder. Upon request by the Solicitation Agent, the Bearer Debt Securities Trustee shall provide additional sets of mailing labels. The Solicitation Agent shall use such lists, mailing labels, and other information only for purposes consistent with these Voting Procedures.

                  ii.      NOTICES:

                           In addition to the Publication Notice, the Solicitation Agent will provide notice of the approval of the Disclosure Statement and the scheduling of the Confirmation Hearing and will solicit votes concerning the Plan from the holders of Bearer Debt Securities in the following manner:

                           (1) The Solicitation Agent shall cause to be mailed to each last-known holder of Bearer Debt Securities, whose name and address is furnished by the Bearer Debt Securities Trustee pursuant to section 4.b.i above, a copy of the Publication Notice.

                           (2) The Solicitation Agent will cause to be mailed to each Depositary whose name and address is furnished by the Bearer Debt Securities Trustee pursuant to section 4.b.i above or who is otherwise believed to hold Bearer Debt Securities on behalf of customers a copy of the Publication Notice and will provide Solicitation Packages to any such Depositary, as requested in accordance with section 4.b.ii.(2)(a) below.

                                    (a)      The Publication Notice will provide
                                             that to obtain a Solicitation
                                             Package, holders of Bearer Debt
                                             Securities or Depositaries may
                                             either (i) call the Solicitation
                                             Agent at the number that will be
                                             listed in the Publication Notice or
                                             (ii) request a Solicitation Package
                                             in writing, either addressed to the
                                             Solicitation Agent at the address
                                             specified in the Publication Notice
                                             or telecopied to the Solicitation
                                             Agent at the telecopy number
                                             specified in the Publication
                                             Notice. Upon being contacted by
                                             entities purporting to be either
                                             holders of Bearer Debt Securities
                                             or Depositaries, the Solicitation
                                             Agent will provide such purported
                                             holders or Depositaries with
                                             Solicitation Packages and will make
                                             reasonable efforts to encourage
                                             such purported holders or
                                             Depositaries to return their
                                             ballots.

                  iii. CONTENTS OF INDIVIDUAL, NON-PREVALIDATED BALLOTS FOR BEARER DEBT SECURITIES:

                           All ballots to be completed directly by holders of Bearer Debt Securities (i.e., other than a Master Ballot submitted by a Depositary or an individual ballot that is not prevalidated in accordance with section 4.b.iv.(1)) will require the holder, inter alia, to sign and date the ballot and to list the aggregate amount and the individual certificate numbers of such holder's Bearer Debt Securities. Signature of such ballot will constitute a certification by such holder that such holder, as of the date thereof, holds the Bearer Debt Securities listed on such ballot. In addition, each holder of Bearer Debt Securities that submits a ballot directly will be required to have a Depositary certify on the ballot that the holder identified therein presented the original Bearer Debt Securities bearing the certificate numbers listed on such ballot to the Depositary for verification by such Depositary as of the date of such certification.

                  iv.      BEARER DEBT SECURITIES HELD BY A DEPOSITARY:

                           If a holder has deposited its Bearer Debt Securities with a Depositary, the Depositary will have two options for obtaining the votes of holders of Bearer Debt Securities:

                           (1) The Depositary may "prevalidate" the individual ballot contained in the Solicitation Package and then forward the Solicitation Package to the holder of the Bearer Debt Securities for voting, with the holder then returning the individual ballot directly to the Solicitation Agent in the return envelope to be provided in the Solicitation Package. A Depositary "prevalidates" a holder's ballot by dating the ballot and (i) listing thereon the identity of the holder and the certificate numbers of all the Bearer Debt Securities deposited by such holder with the Depositary, or (ii) (A) listing thereon the holder's account number and the certificate numbers of all the Bearer Debt Securities deposited by such holder and (B) stating that the appropriate number of Bearer Debt Securities has been "blocked" with respect to such holder. The ballot will provide for the certification of such information by the Depositary.

                                    (a)     Bearer Debt Securities will only be
                                            considered "blocked" when the
                                            Depositary prevents the Bearer Debt
                                            Securities from being withdrawn,
                                            moved, or used for any purpose,
                                            other than allowing the holder to
                                            vote on the Plan, until after entry
                                            of the order confirming the Plan.

                                    (b)     When requested by the Solicitation
                                            Agent, each Depositary will be
                                            required to provide to the
                                            Solicitation Agent a list of the
                                            certificate numbers of all Bearer
                                            Debt Securities being blocked by
                                            such Depositary.

                           (2) The Depositary may forward the Solicitation Package to the holder of the Bearer Debt Securities for voting, along with a return envelope provided by and addressed to the Depositary, with such holder then returning the individual ballot to the Depositary. In such case, the Depositary will summarize the votes of its respective holders on a Master Ballot that will be provided separately to the Depositary, in accordance with the instructions set forth in the instructions to the Master Ballot, and then return the Master Ballot to the Solicitation Agent. Among other things, the instructions will direct the Depositary to list (i) by beneficial owner, the certificate numbers of all Bearer Debt Securities on deposit with the

                                    Depositary as of the Voting Deadline or (ii) only if the Bearer Debt Securities are blocked as of the Voting Deadline, by account number, the certificate numbers of all Bearer Debt Securities on deposit with the Depositary as of the Voting Deadline. Only votes with respect to Bearer Debt Securities that are held by the Depositary as of the date of such ballot may be listed on the ballot. THE DEPOSITARY SHOULD ADVISE THE INDIVIDUAL HOLDERS TO RETURN THEIR BALLOTS TO THE DEPOSITARY BY A DATE CALCULATED BY THE DEPOSITARY TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT SO THAT THE MASTER BALLOT IS ACTUALLY RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE.

                           Each Depositary will maintain a photocopy of each "prevalidated" ballot and each individual ballot for a period of one (1) year after the Confirmation Date, unless otherwise instructed by the Debtors or ordered by the Bankruptcy Court.

                  v.       REIMBURSEMENT OF EXPENSES:

                           The Debtors will, upon written request, reimburse Depositaries (or their agents) for their reasonable, actual, and necessary out-of-pocket expenses incurred in performing the tasks described above.

         c.       EQUITY INTERESTS:

                  i.       LIST OF EQUITY HOLDERS:

                           Within five (5) business days after the Voting Record Date, the Transfer Agent shall furnish to the Solicitation Agent (a) a list of the names and addresses of all holders of record of Eagle-Picher common stock as of the Voting Record Date, (b) a set of mailing labels for such holders, and (c) such other information as the Solicitation Agent deems reasonably necessary to perform its duties hereunder. Upon request by the Solicitation Agent, the Transfer Agent shall provide additional sets of mailing labels. The Solicitation Agent shall use such lists, mailing labels, and other information only for purposes consistent with these Voting Procedures.

                  ii. DISTRIBUTION OF SOLICITATION PACKAGES TO HOLDERS OF EQUITY INTERESTS:

                           The Solicitation Agent will cause a Solicitation Package to be served upon each such holder of record. In addition, the Solicitation Agent shall notify each Equity Nominee that it may receive additional Solicitation Packages by contacting the Solicitation Agent. The Equity Nominees shall promptly (within five (5) business days after receipt of the Solicitation Packages) distribute the Solicitation Packages to the beneficial owners for which they serve.

5.       RETURN OF BALLOTS:

         a.       CLAIMANTS THAT ARE ENTITLED TO VOTE:

                  Each claimant that has a Claim for which a Claim amount may be determined pursuant to section hereof and which Claim is not treated as unimpaired under the Plan as of the Voting Deadline is entitled to vote to accept or reject the Plan.

         b.       PLACE TO SEND COMPLETED BALLOTS:

                  i. All ballots (other than ballots with respect to Registered Debt Securities or Bearer Debt Securities) will be accompanied by return envelopes addressed to the Eagle-Picher Ballot Tabulation Center c/o Federated Claims Service Group, P.O. Box 8041, 9111 Duke Blvd., Mason, Ohio 45040.

                  ii. All ballots with respect to Registered Debt Securities or Bearer Debt Securities (i.e., record holder ballots, master ballots and prevalidated owner ballots), except those beneficial owner ballots that are to be returned to the Debt Nominees or Depositaries, will be accompanied by return envelopes addressed to Hill and Knowlton, Inc., 466 Lexington Avenue, 3rd Floor, New York, New York 10007,
                           Attention: Eagle-Picher Ballot Tabulation Center.

         c.       DEADLINE FOR RECEIVING COMPLETED BALLOTS:

                  i.       DEADLINE FOR RECEIPT BY TABULATION AGENT

                           All ballots, except ballots with respect to Registered Debt Securities or Bearer Debt Securities (i.e., record holder ballots, master ballots and prevalidated owner ballots), must be ACTUALLY RECEIVED at the Eagle-Picher Ballot Tabulation Center by 5:00 p.m., Cincinnati, Ohio, time, by the Voting Deadline. Such ballots may be received at the Eagle-Picher Ballot Tabulation Center at the address set forth on the return envelope. The Tabulation Agent will NOT accept ballots submitted by facsimile transmission. The Tabulation Agent will date and time-stamp all ballots when it receives them. In addition, the Tabulation Agent will make a photocopy of all such ballots it receives (including all ballots forwarded to it by the Solicitation Agent) and will retain a copy of such ballots for a period of one (1) year after the Effective Date of the Plan, unless otherwise instructed by the Debtors, in writing.

                  ii.      DEADLINE FOR RECEIPT BY SOLICITATION AGENT

                           All ballots with respect to Registered Debt
                           Securities or Bearer Debt Securities (i.e., record holder ballots, master ballots and prevalidated owner ballots) must be ACTUALLY RECEIVED by the Solicitation Agent by the Voting Deadline. Such ballots may be received by the Solicitation Agent at the address set forth on the return envelope. The Solicitation Agent will NOT accept ballots submitted by facsimile transmission. The Solicitation Agent will date and time-stamp all such ballots when it receives them. In addition, after the Voting Deadline and after tabulation of the ballots received with respect to Registered Debt Securities and Bearer Debt Securities, the Solicitation Agent will forward to the Tabulation Agent the tabulation of the ballots relating to the Registered Debt Securities and Bearer Debt Securities and all such ballots it receives.

6.       TABULATION OF BALLOTS:

         a.       DETERMINATION OF AMOUNT OF CLAIMS VOTED:

                  i.       BEARER DEBT SECURITIES:

                           With respect to the tabulation of ballots cast by Depositaries and holders of Bearer Debt Securities, the amount that will be used to tabulate acceptance or rejection of the Plan will be the amount shown on the ballot, except as follows:

                           (1) To the extent that the aggregate amount of Bearer Debt Securities voted exceeds the amount outstanding, the Solicitation Agent will attempt to resolve such overvote prior to the date of the Confirmation Hearing. In resolving such overvote, the Solicitation Agent may require Depositaries to provide certificate numbers for all Bearer Debt Securities held by the Depositaries as of the Voting Deadline.

                           (2) In the event that blocked Bearer Debt Securities are "unblocked" (i.e., withdrawn, moved, or otherwise transferred) prior to the Voting Deadline, the Depositary will notify the Solicitation Agent immediately, in writing, by providing the Solicitation Agent with, among other things, the request by the holder to unblock the Bearer Debt Securities, a photocopy of the ballot corresponding to the unblocked Bearer Debt Securities, the account number of the holder of such unblocked Bearer Debt Securities, and the certificate numbers of the unblocked Bearer Debt Securities.

                           (3) In the event the Solicitation Agent receives conflicting ballots (i.e., ballots received from different holders of Bearer Debt Securities with respect to Bearer Debt Securities having the same certificate numbers) and in the absence of contrary information, the holder submitting the latest-dated ballot, as evidenced by the Depositary's certification (whether by separate certification, prevalidation, or completion of a master ballot), prior to the Voting Deadline shall be deemed to be the holder of the Bearer Debt Securities that are the subject of such conflict for voting purposes. In attempting to resolve such conflict, the Solicitation Agent may require such holders to furnish such evidence as the Solicitation Agent deems reasonably necessary.

                  ii.      REGISTERED DEBT SECURITIES:

                           With respect to the tabulation of ballots cast by record holders and beneficial owners of Registered Debt Securities, for purposes of voting, the amount that will be used to tabulate acceptance or rejection of the Plan will be the Record Amount. The following additional rules will apply to the tabulation of ballots cast by record holders and beneficial owners of Registered Debt Securities:

                           (1) Votes cast by beneficial owners holding Registered Debt Securities through a Debt Nominee will be applied against the positions held by such entities in the applicable Registered Debt Securities as of the Voting Record Date, as evidenced by the record and depositary listings. Votes submitted by a Debt Nominee, whether pursuant to a Master Ballot or prevalidated ballots, will not be counted in excess of the Record Amount of Registered Debt Securities held by such Debt Nominee.

                           (2) To the extent that conflicting votes or "overvotes" are submitted by a Debt Nominee, whether pursuant to a Master Ballot or prevalidated ballots, the Solicitation Agent will attempt to resolve the conflict or overvote prior to the Confirmation Hearing.

                           (3) To the extent that overvotes on a Master Ballot or prevalidated ballots are not reconcilable prior to the Confirmation Hearing, the Solicitation Agent will apply the votes to accept and to reject the Plan in the same proportion as the votes to accept and reject the Plan submitted on the Master Ballot or prevalidated ballot that contained the overvote, but only to the extent of the Debt Nominee's position in the applicable Registered Debt Security.

                           (4) Multiple Master Ballots may be completed by a single Debt Nominee and delivered to the Solicitation Agent. Votes reflected by multiple Master Ballots will be counted, except to the extent that they are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the latest Master Ballot received prior to the Voting Deadline will, to the extent of such inconsistency, supersede and revoke any prior Master Ballot.

                           (5) For purposes of tabulating votes, each record holder or beneficial owner of a Registered Debt Security will be deemed to have voted the full amount of its Claim relating to such Registered Debt Security.

                  iii. CLAIMS OTHER THAN DEBT SECURITIES, ASBESTOS PROPERTY DAMAGE CLAIMS, ASBESTOS PERSONAL INJURY CLAIMS, ENVIRONMENTAL CLAIMS, AND LEAD PERSONAL INJURY
                           CLAIMS:

                           With respect to the tabulation of ballots for all Claims other than (a) Registered Debt Securities, (b) Bearer Debt Securities, (c) Asbestos Property Damage Claims, (d) Asbestos Personal Injury Claims, (e) Environmental Claims, and (f) Lead Personal Injury Claims, for purposes of voting, the amount to be used to tabulate acceptance or rejection of the Plan is as follows (in order of priority):

                           (1) If, prior to the Voting Deadline, (i) the Bankruptcy Court enters an order fully or partially allowing a Claim, whether for all purposes or for voting purposes only, (ii) a Claim is fully or partially allowed for all purposes in accordance with the Claims Settlement Guidelines, or (iii) the Debtors and the holder of a Claim agree to fully or partially allow such Claim for voting purposes only and no objection to such allowance is received by the Debtors within seven (7) days after service by first-class mail of notice of such agreement to the Primary Recipients' List (as such term is defined in the First Amended Case Management Order, entered on November 20, 1991, as amended from time to time), the amount allowed thereunder.

                           (2) The liquidated amount specified in a proof of claim timely filed in accordance with the General Bar Date Order, so long as such proof of claim has not been disallowed by the Bankruptcy Court and is not the subject of an objection pending as of the Voting Record Date.

                           (3) The Claim amount listed in the Schedules as unliquidated, undisputed, and not contingent.

                           (4) If a proof of claim has been timely filed in accordance with the General Bar Date Order and such Claim is wholly contingent or unliquidated, the Claim amount, for voting purposes only, shall be $1.00 so long as such proof of claim has not been disallowed by the Court and is not the subject of an objection pending as of the Voting Record Date.

                  iv. ASBESTOS PROPERTY DAMAGE CLAIMS, ASBESTOS PERSONAL INJURY CLAIMS, AND LEAD PERSONAL INJURY CLAIMS:

                           With respect to the tabulation of ballots for all Asbestos Property Damage Claims, Asbestos Personal Injury Claims and Lead Personal Injury Claims, for voting purposes only, the amount to be used to tabulate acceptance or rejection of the Plan will be $1.00 for each Asbestos Property Damage Claim, Asbestos Personal Injury Claim, and Lead Personal Injury Claim proof of which was filed in accordance with the General Bar Date Order or, in the case of Primary Asbestos Personal Injury Claims and Asbestos Property Damage Claims, the Asbestos Bar Date Order, so long as any such Claim is not the subject of an objection that is pending as of the Voting Record Date. With respect to Claims filed by representatives of classes of Asbestos Property Damage Claims that have been certified or conditionally certified in pending federal or state court actions, each of the class members that is selected in accordance with section of these Voting Procedures shall have votes in the aggregate amount of $1.00 times the number of members in the class of Asbestos Property Damage Claims of which such Claimant is a member divided by 100.

                  v.       ENVIRONMENTAL CLAIMS:

                           With respect to the tabulation of ballots for Environmental Claims, for voting purposes only, the amount to be used to tabulation acceptance or rejection of the Plan will be (i) as to each holder of an Environmental Claim that is a party to the Environmental Settlement Agreement, the amount of the claim allowed to each such holder on account of the Liquidated Sites (as such term is defined in the Environmental Settlement Agreement) and (ii) as to any other holder of an Environmental Claim, the amount of any liquidated claim allowed pursuant to the settlement agreement between any of the Debtors and such holder plus the amount of any additional claims that such holder, pursuant to such agreement, may be entitled to assert in the future.

         b.       DETERMINATION OF NUMBER OF CLAIMS VOTED:

                  i. SPECIFIC RULES RELATING TO REGISTERED DEBT SECURITIES AND BEARER DEBT SECURITIES:

                           Each beneficial owner of Registered Debt Securities or Bearer Debt Securities is entitled to one (1) vote on account of its holdings of Registered Debt Securities and Bearer Debt Securities.

                  ii. SPECIFIC RULES RELATING TO CLASS ASBESTOS PROPERTY DAMAGE CLAIMS:

                           With respect to Claims filed by representatives of classes of Asbestos Property Damage Claims that have been certified or conditionally certified in pending federal or state court actions, each of the class members that is selected in accordance with section of these Voting Procedures shall have a number of votes equal to the number of members in the class of Asbestos Property Damage Claims of which such Claimant is a member divided by 100. The ballot to be supplied to such members will allow them to specify how many votes they are voting to accept the plan and how many votes they are voting to reject the Plan.

         c.       BALLOTS EXCLUDED:

                  A ballot will not be counted if any of the following applies to such ballot:

                  i. The holder submitting the ballot is not entitled to vote, pursuant to section 5.a.

                  ii. The ballot is not ACTUALLY RECEIVED at the Eagle-Picher Ballot Tabulation Center or by the Solicitation Agent, as the case may be, in the manner set forth in section 5.b hereof by the Voting Deadline.

                  iii. A ballot that is not completed - including, without limitation, a master ballot with respect to a Primary Asbestos Personal Injury Claim on which the attorney fails to make the required certification - but other than a ballot that is otherwise complete but on which the acceptance or rejection of the Plan is not noted.

         d.       GENERAL VOTING PROCEDURES AND STANDARD ASSUMPTIONS:

                  In addition, the following voting procedures and standard assumptions will be used in tabulating ballots:

                  i. Each holder of Claims will be deemed to have voted the full amount of its Claims in each class in which it submits a ballot.

                  ii. If multiple ballots are received for a holder of Claims, the last ballot received from such holder prior to the Voting Deadline will be the ballot that is counted.

                  iii. If multiple ballots are received from different holders purporting to hold the same Claim, in the absence of contrary information establishing which claimant held such Claim as of the Voting Deadline or, in the case of Registered Debt Securities, the Voting Record Date, the latest-dated ballot that is received prior to the Voting Deadline will be the ballot that is counted.

                  iv. If multiple ballots are received from a holder of a Claim and someone purporting to be his, her, or its attorney or agent, the ballot received from the holder of the Claim will be the ballot that is counted, and the vote of the purported attorney or agent will not be counted.

                  v. A ballot that is completed, but on which the claimant did not note whether to accept or reject the Plan shall be counted as a vote to accept the Plan.

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                               )        Consolidated Case No. 1-91-00100
                                    )
                                    )
EAGLE-PICHER INDUSTRIES,            )        Chapter 11
INC., et al.,                       )
                                    )        JUDGE PERLMAN
        Debtors.                    )
                                    )
_____________________________)


                                   EXHIBIT "E"

                        THE DEBTORS' LIQUIDATION ANALYSIS

                          EAGLE-PICHER INDUSTRIES, INC.
                              LIQUIDATION ANALYSIS


The Liquidation Analysis reflects the Debtors' estimate of the proceeds that would be realized if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by Management, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and their Management, and upon assumptions with respect to the liquidation decisions which could be subject to change. THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WOULD UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

For the purposes of preparing the Liquidation Analysis, the liquidation was assumed to commence on December 1, 1996 and the sales of the Operating Businesses (as defined below) were assumed to be completed within six months of that date. At that point, on May 31, 1997 (the "Liquidation Distribution Date"), distributions would be made to unsecured creditors. Any funds received subsequent to the Liquidation Distribution Date would be applied to separate accounts set up to fund the Debtors' liabilities for workers' compensation, postretirement benefits and indemnification liabilities resulting from the sales of the Operating Businesses. Depending on actual circumstances, the six-month sale and liquidation period ("Liquidation Period") could be significantly longer or, while the Debtors believe it highly unlikely, shorter.

The Debtors have assumed, for purposes of making distributions to the PI Trust, in the Liquidation Analysis, that the aggregate value of Asbestos Personal Injury Claims and Lead Personal Injury Claims that would be allowed in a chapter 7 case is equal to the $2.5 billion that was ruled to be the aggregate value by the Bankruptcy Court. The Debtors also have assumed, in the Liquidation Analysis, that in a chapter 7 case the value of the Environmental Claims addressed in the Environmental Settlement Agreement would be as reflected therein. There can be no assurance that the EPA, the DOI, and the states listed therein would agree to the liquidated amounts of their claims set forth in the Environmental Settlement Agreement in the context of a chapter 7 liquidation.

The following notes describe the significant assumptions used in the Liquidation Analysis.

A.       ESTIMATED LIQUIDATION PROCEEDS

The businesses of the Debtors are conducted through various subsidiaries and divisions (the "Operating Businesses"). For purposes of the Liquidation Analysis, it is assumed that the assets of the subsidiaries and divisions would be sold on a going concern basis. It is believed that the sales of the Operating Businesses on a going concern basis would result in greater proceeds than liquidating the assets of the Operating Businesses themselves. There can be no assurance, however, that any such going concern sales could be consummated. The Debtors' financial advisors, McDonald & Co., estimated the potential proceeds from such dispositions of the Operating Businesses.

The following information and factors, not listed in any order of importance, were, among others, considered by McDonald & Co. in estimating the proceeds which might be received from the sale of the Operating Businesses:

         1) The historical financial statements, relevant historical operating information and projected financial operating performance of the Operating Businesses;

         2) Market valuations of public companies in the same or similar businesses as the Operating Businesses;

         3) The product lines, manufacturing expertise, operating advantages and disadvantages of the Operating Businesses;

         4)  The limited base of potential buyers for certain Operating
         Businesses;

         5) The potential impact of a chapter 7 proceeding upon the Operating Businesses themselves and upon potential buyers' pricing strategies;

         6) The relatively short period of time in which the sales of the Operating Businesses would take place; and

         7) The point in the economic cycle in which the sales of the Operating Businesses would take place.

General economic conditions as well as current conditions in the Operating Business' industries were also considered in estimating the liquidation proceeds. However, significant uncertainties exist, such as the cyclical nature of the automotive industry and the political nature of defense funding. Just as these items could have an adverse effect on sales and operating income, they could also adversely affect the price which could be realized in the short-term from the dispositions of Operating Businesses depending on the timing of these dispositions.

Transaction costs on the sales of the Operating Businesses were estimated to be 5% of the gross proceeds.

For purposes of the Liquidation Analysis, it has been assumed that all subsidiary and division level employees will be retained by the buyers of the respective Operating Businesses. In the event of actual sale, it is likely that substantial employee severance costs would reduce sale proceeds.

B.       NOTES RECEIVABLE

Eagle-Picher is holding several notes receivable received as partial consideration for the sale of assets previously consummated. Those that are due after the Liquidation Distribution Date would be used to fund the indemnification liability resulting from the sales of the Operating Businesses.

C.       INCOME TAXES

Sale of the Operating Businesses will trigger taxable gains for Eagle-Picher, and Eagle-Picher will receive tax deductions for cash paid to unsecured creditors on the Liquidation Distribution Date. The resulting tax net operating loss will be fully absorbed by carryback to years in which income is available for carryback, resulting in income tax refunds of $70.9 million. Since these refunds will not be available until after the Liquidation Distribution Date, they will be assigned to the accounts for Indemnification. The present value of such refunds is $56.7 million.

Since Eagle-Picher will cease to exist under this scenario, the tax benefit for deferred deductions for workers' compensation, postretirement benefits and indemnification liabilities will expire.

D.       CLAIMS AND EXPENSES PAID AT THE EFFECTIVE DATE

Under the Liquidation Analysis, it has been assumed that all Administrative Expenses (including expenses of a chapter 7 trustee and any related professional fees) and Priority Claims aggregating $8.8 million are paid in full. It is also assumed that Secured Claims totaling $21.8 million are repaid in full from proceeds of the collateral securing such sums.

E.       ASBESTOS PROPERTY DAMAGE CLAIMS

It has been assumed that the Court values Asbestos Property Damage Claims in the aggregate approximate amount of $12.0 million.

F.       CASHFLOW FROM OPERATIONS DURING THE LIQUIDATION PERIOD

The Debtors estimate that there will be a decrease in cash from operations of approximately $5 million resulting from adverse effects of a chapter 7 situation. Interest income expected to be earned on excess cash held during the Liquidation Period is included in this estimate.

G.       OVERHEAD COSTS OF LIQUIDATION

It has been assumed that overhead costs of a liquidation, including severance costs associated with general office personnel, will approximate $8 million. Terminations would take place as reduction of properties permitted.

H.       WORKERS' COMPENSATION OBLIGATIONS

The Debtors estimate workers' compensation obligations to be approximately $20 million. This includes existing liabilities and liabilities that will not be assumed by buyers when the Operating Businesses are sold. The Debtors have assumed that any buyer of an Operating Business would not assume any obligations for workers' compensation claims for injuries occurring prior to the date a sale of the Operating Business is consummated.

I.       PENSION AND POSTRETIREMENT BENEFIT OBLIGATIONS

The Debtors currently make health care and life insurance benefits available to certain retired employees on a limited basis. In most cases, retirees are required to contribute to the cost of their health insurance coverage. These benefits are funded on a pay-as-you-go basis. For purposes of this Liquidation Analysis, it has been assumed that the Debtors' policy would be amended to exclude current active employees from this benefit. Therefore, the Debtors would be liable only for the portion of this liability relating to current retirees and those eligible for retirement.

The pension plans are currently over funded. It is unlikely, however, that there would be excess funds available to the Debtors in the event of a liquidation after transfers of pension assets and related liabilities were made to pension plans of buyers of the Operating Businesses.

J.       CANCELLATION OF LEASE OBLIGATIONS

It has been assumed that the Debtors will be liable for claims associated with the cancellation of certain lease obligations, primarily that of the General Office in Cincinnati, Ohio. It has also been assumed that the leases of operating plants would be assumed by buyers of the respective Operating Businesses.

K.       INDEMNIFICATION OF THE SALE OF THE OPERATING BUSINESSES

It has been assumed that the buyer of any Operating Business would require certain amounts held in escrow for the indemnification of existing and potential liabilities at the date of the sale. Potential indemnification items include environmental liabilities and warranty obligations for incidents occurring prior to the date the Operating Businesses were sold.

EAGLE-PICHER INDUSTRIES, INC.
LIQUIDATION PROCEEDS COMPUTATION
AS OF DECEMBER 1, 1996
(IN THOUSANDS - UNAUDITED)

LIQUIDATION PROCEEDS:

Proceeds from asset sales                                                                             $496,000
  Less transaction costs                                                                               (24,800)
                                                                                                      --------
  Net liquidation proceeds                                                                             471,200

Add:  Cash and cash equivalents                                                                        118,200
      Notes receivable and other investments                                                             7,500
      Present value of tax refunds receivable                                                           56,700
                                                                                                      --------
  Cash available                                                                                       653,600

Less distributions:
  Priority claims                                                                                        3,000
  Administrative expenses                                                                                5,800
  Secured debt                                                                                          21,800
  After-tax net decrease in cash from operations
    during six-month disposition period                                                                  5,000
  Corporate payroll and overhead costs of
    liquidation                                                                                          8,000
  Worker's compensation obligation                                                                      20,000
  Postretirement benefit obligation                                                                     13,700
  Cancelation of lease obligations                                                                         700
  Indemnification resulting from disposition
    of businesses                                                                                       50,000
                                                                                                      --------
  Total distributions                                                                                  128,000
                                                                                                      --------

  Net estimated liquidation proceeds available
    to unsecured creditors                                                                            $525,600
                                                                                                      ========

PAYMENT OF PREPETITION
UNSECURED CLAIMS:
                                                                                                     Percentage
                                                                 Claims             Proceeds          Recovery
                                                              ----------            --------         ----------
Asbestos and lead personal injury claims                      $2,502,511            $493,547                20%
Unsecured claims                                                 150,521              29,686                20%
Asbestos property damage claims                                   12,000               2,367                20%
Equity interests                                                       0                   0                 0%

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                               )        Consolidated Case No. 1-91-00100
                                    )
                                    )
EAGLE-PICHER INDUSTRIES,            )        Chapter 11
INC., et al.,                       )
                                    )        JUDGE PERLMAN
                  Debtors.          )
                                    )
_____________________________)


                                   EXHIBIT "F"

                     THE DEBTORS' SUBSIDIARIES AND DIVISIONS

                                                                         7/15/96

==================================================================================================================================
                                                   EAGLE-PICHER INDUSTRIES, INC.

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                     WHOLLY-OWNED SUBSIDIARIES

----------------------------------------------------------------------------------------------------------------------------------
                   DOMESTIC                                                                FOREIGN
----------------------------------------------------------------------------------------------------------------------------------
CINCINNATI INDUSTRIAL MACHINERY SALES COMPANY                           EAGLE-PICHER ESPANA, S.A.

----------------------------------------------------------------------------------------------------------------------------------
DAISY PARTS, INC.                                                       EAGLE-PICHER FLUID SYSTEMS LTD

----------------------------------------------------------------------------------------------------------------------------------
EDI, INC.                                                               EAGLE-PICHER HILLSDALE LIMITED

----------------------------------------------------------------------------------------------------------------------------------
EAGLE-PICHER DEVELOPMENT COMPANY, INC.                                  EAGLE-PICHER HOLDING B.V.

----------------------------------------------------------------------------------------------------------------------------------
EAGLE-PICHER EUROPE, INC.                                               EAGLE-PICHER INDUSTRIES OF CANADA LIMITED

----------------------------------------------------------------------------------------------------------------------------------
EAGLE-PICHER FAR EAST, INC.                                             EAGLE-PICHER, INC.

----------------------------------------------------------------------------------------------------------------------------------
EAGLE-PICHER FLUID SYSTEMS, INC.                                        EAGLE-PICHER INDUSTRIES GMBH

----------------------------------------------------------------------------------------------------------------------------------
EAGLE-PICHER MINERALS, INC.                                             EAGLE-PICHER INDUSTRIES EUROPE GMBH

----------------------------------------------------------------------------------------------------------------------------------
HILLSDALE TOOL & MANUFACTURING CO.                                      EAGLE-PICHER INDUSTRIES MATERIALS GMBH

----------------------------------------------------------------------------------------------------------------------------------
MICHIGAN AUTOMOTIVE RESEARCH CORPORATION                                EAGLE-PICHER MINERALS INTERNATIONAL S.A.R.L.

----------------------------------------------------------------------------------------------------------------------------------
TRANSICOIL INC.                                                         EAGLE-PICHER UK LIMITED

----------------------------------------------------------------------------------------------------------------------------------
                                                                        EPTEC, S.A. DE C.V.

----------------------------------------------------------------------------------------------------------------------------------
                                                                        EQUIPOS DE ACUNA, S.A. DE C.V.

----------------------------------------------------------------------------------------------------------------------------------
                                                                        TRANSICOIL (MALAYSIA) SDN. BHD.

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                    PARTIALLY-OWNED SUBSIDIARIES

----------------------------------------------------------------------------------------------------------------------------------
                   DOMESTIC                                                                FOREIGN

----------------------------------------------------------------------------------------------------------------------------------
NONE                                                                    DIEHL & EAGLE-PICHER GMBH

----------------------------------------------------------------------------------------------------------------------------------
                                                                        DONG YANG EAGLE-PICHER LIMITED

----------------------------------------------------------------------------------------------------------------------------------
                                                                        UNITED MINERALS VERWALTUNGS- UND BETEILIGUNGS GMBH

----------------------------------------------------------------------------------------------------------------------------------
                                                                        UNITED MINERALS GMBH & CO. KG

----------------------------------------------------------------------------------------------------------------------------------
                                                                        YAMANAKA EP CORPORATION

----------------------------------------------------------------------------------------------------------------------------------




==================================================================================================================================
                                                   EABLE-PICHER INDUSTRIES, INC.

----------------------------------------------------------------------------------------------------------------------------------
                                                   PARTIALLY-OWNED PARTNERSHIPS

----------------------------------------------------------------------------------------------------------------------------------
                       DOMESTIC                                                      FOREIGN
----------------------------------------------------------------------------------------------------------------------------------
CREATIVE INVESTMENTS ASSOCIATES                                                   NONE

----------------------------------------------------------------------------------------------------------------------------------
                                                      NAMEHOLDER SUBSIDIARIES

----------------------------------------------------------------------------------------------------------------------------------
                       DOMESTIC                                                      FOREIGN

----------------------------------------------------------------------------------------------------------------------------------
FABRICON CORPORATION                                                    NONE

----------------------------------------------------------------------------------------------------------------------------------
FABRICON PRODUCTS CORPORATION OF PENNSYLVANIA

----------------------------------------------------------------------------------------------------------------------------------
ROSS ALUMINUM FOUNDRIES, INC.

----------------------------------------------------------------------------------------------------------------------------------
WOLVERINE FABRICATING AND MANUFACTURING COMPANY

----------------------------------------------------------------------------------------------------------------------------------
WOLVERINE GASKET AND MANUFACTURING COMPANY

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                             DIVISIONS

----------------------------------------------------------------------------------------------------------------------------------
                                                  CINCINNATI INDUSTRIAL MACHINERY
                                                      CONSTRUCTION EQUIPMENT

                                                         FABRICON PRODUCTS

                                                             PLASTICS

                                                      ROSS ALUMINUM FOUNDRIES
                                                          RUBBER MOLDING

                                                        SUSPENSION SYSTEMS

                                                           TECHNOLOGIES
                                                               TRIM

                                                         WOLVERINE GASKET

==================================================================================================================================

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                               )        Consolidated Case No. 1-91-00100
                                    )
                                    )
EAGLE-PICHER INDUSTRIES,            )        Chapter 11
INC., et al.,                       )
                                    )        JUDGE PERLMAN
                  Debtors.          )
                                    )
_____________________________)


                                   EXHIBIT "G"

       THE DIRECTORS AND OFFICERS OF THE DEBTORS (OTHER THAN EAGLE-PICHER)

                               EAGLE-PICHER SUBSIDIARIES WHICH FILED BANKRUPTCY-OFFICERS & DIRECTORS

      NAME-                      DIRECTORS-                PRESIDENT              SR.V.P.              V.P.               V.P.
---------------------------   -----------------       --------------------   --------------      ----------------    ---------------
DAISY PARTS, INC.             WAYNE R. WICKENS        MICHAEL E. ASLANIAN    STEPHEN M. ROSS     WAYNE R. WICKENS
                              JAMES A. RALSTON
                              HARRY A. NEELY

EAGLE-PICHER MINERALS, INC.   ANDRIES RUIJSSENAARS    WESLEY D. LEE                              JAMES A. RALSTON    HARRY A. NEELY
                              JAMES A. RALSON
                              HARRY A. NEELY

EDI, INC.                     WAYNE R. WICKENS        MICHAEL J. BOERMA                          TERENCE J. RHOADES  HARRY A. NEELY
                              MICHAEL J. BOERMA
                              JAMES A. RALSTON

HILLSDALE TOOL &              HARRY A. NEELY          MICHAEL E. ASLANIAN    STEPHEN M. ROSS     WAYNE R. WICKENS
MANUFACTURING CO.             WAYNE R. WICKENS
                              JAMES A. RALSTON

MICHIGAN AUTOMOTIVE           WAYNE R. WICKENS        MICHAEL J. BOERMA                          TERENCE J. RHOADES  HARRY A. NEELY
RESEARCH CORPORATION          MICHAEL J. BOERMA
                              JAMES A. RALSTON

TRANSICOIL INC.               ANDRIES RUIJSSENAARS    ROBERT N. CARLSON                          MARK M. JOHNSON     HARRY A. NEELY
                              JAMES A. RALSTON
                              HARRY A. NEELY


                          [Table restubed from above]

                                                                                                                           9/9/1996

        NAME-                      TREASURER              V.P.1             SECRETARY       ASST.TREAS.      ASST.SEC.        OTHER
--------------------------    -------------------   ---------------    -------------------  -----------   ---------------   -------
DAISY PARTS, INC.              HARRY A. NEELY       HARRY A. NEELY     JAMES A. RALSTON


EAGLE-PICHER MINERALS, INC.    HARRY A. NEELY       DAVID N. EVANS     JAMES A. RALSTON


EDI, INC.                      TERENCE J. RHOADES                      TERENCE J. RHOADES                 JAMES A. RALSTON


HILLSDALE TOOL &               HARRY A. NEELY       HARRY A. NEELY     JAMES A. RALSTON
MANUFACTURING CO.


MICHIGAN AUTOMOTIVE            TERENCE J. RHOADES                      TERENCE J. RHOADES                 JAMES A. RALSTON
RESEARCH CORPORATION


TRANSICOIL INC.                HARRY A. NEELY                          MARK M. JOHNSON                    JAMES A. RALSTON


    PLEASE CALL HILL AND KNOWLTON, INC., AT (212) 885-0555, IF YOU HAVE ANY
                        QUESTIONS ABOUT THIS DISCLOSURE
                       STATEMENT, THE VOTING PROCEDURES,
                                  OR THE PLAN.